As filed with the Securities and Exchange Commission on June 20, 2008

Registration No. 333-149936

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM F-4

Registration Statement
Under The Securities Act of 1933

NEGEVTECH LTD.
(Exact name of registrant as specified in its Charter)

Israel	3827	N/A
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Negevtech Ltd.
12 Hamada St.
Rehovot, 76703
Israel
(+972)-8-931-2222
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Negevtech, Inc.
2880 Lakeside Drive
Santa Clara, CA 95054
Tel: (408) 486-9831
Fax: (408) 486-9832
Attn: Glyn Davies
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David H. Schapiro, Esq.	Mark J. Wishner, Esq.	Bruce Alan Mann, Esq.	David Cohen, Esq.
Adrian M. Daniels, Esq.	Jason Simon, Esq.	Andrew D. Thorpe, Esq.	Uriel Barak, Esq.
Yigal Arnon & Co.	Greenberg Traurig, LLP	Morrison & Foerster LLP	Tulchinsky Stern Marciano
1 Azrieli Center	1750 Tysons Boulevard,	425 Market Street	Cohen & Co.
Tel Aviv, 67021 Israel	Suite 1200	San Francisco, CA 94105	Museum Tower
Telephone: 972-3-608-7856	McLean, Virginia 22102	Telephone: 415-268-7000	4 Berkowitz Street
Facsimile: 972-3-608-7714	U.S.A	Facsimile: 415-268-7522	Tel Aviv 64238 Israel
	Telephone: 703-749-1300		Telephone: 972-3-607-5000
	Facsimile: 703-749-1301		Facsimile: 972-3-607-5050

        Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

After the consummation of the proposed merger discussed in this registration statement, Negevtech Ltd. intends to file a post-effective amendment to this Form F-4 onto Form F-3, which will be used in connection with (i) the sale by Negevtech to certain Negevtech warrant holders of ordinary shares underlying Negevtech warrants, and (ii) the resale from time to time of ordinary shares by certain Negevtech warrant holders who may be deemed to be “underwriters” of such shares. The post-effective amendment will contain all applicable disclosure related to the primary and secondary offerings of ordinary shares underlying the Negevtech warrants.

The information in this proxy statement/prospectus is not complete and may be changed. Negevtech may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. The proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED June 20, 2008

Israel Growth Partners Acquisition Corp.

        To the Stockholders of Israel Growth Partners Acquisition Corp.:

         You are cordially invited to attend a special meeting of the stockholders of Israel Growth Partners Acquisition Corp. (also referred to as “IGPAC”, “we” or “us”) to be held at 10:00 a.m., Eastern time, on [—], 2008, at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102.

         At the special meeting, we will ask you to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (also referred to as the “merger agreement”) that we entered into on March 6, 2008, with Negevtech Ltd., an Israeli company (also referred to as Negevtech) and its wholly owned subsidiary, Negevtech Acquisition Subsidiary Corp., a Delaware corporation, as such agreement may be amended from time to time, and approve the merger provided for therein.

         Upon completion of the proposed merger Negevtech Acquisition Subsidiary Corp. will merge with and into IGPAC, and we estimate that each of your outstanding shares of IGPAC’s common stock or Class B common stock will be converted into the right to receive an estimated 2.7872 ordinary shares of Negevtech, unless you have properly exercised your appraisal rights, or in the case of Class B common stock, you have properly exercised your conversion rights. The exact number of ordinary shares of Negevtech that you will receive in the merger cannot be determined until immediately prior to the merger and will be definitively calculated immediately prior to the merger based on the amount of net cash held by IGPAC and the issued and outstanding shares of IGPAC and Negevtech, as described in the merger agreement and under the section entitled “The Merger Agreement – Merger Consideration”. If the merger is completed, IGPAC will become a wholly owned subsidiary of Negevtech. The Negevtech ordinary shares are not currently listed or quoted on any national securities exchange or the Over-the-Counter Bulletin Board. After the closing of the merger, the securities of Negevtech are expected to be eligible for quotation on the Over-the-Counter Bulletin Board.

         The board of directors of IGPAC has carefully considered the proposed merger and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and approval of the merger provided for therein.

         The accompanying proxy statement/prospectus contains detailed information about the merger and the special meeting. We encourage you to read carefully this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page [___].

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, OR VOTE BY TELEPHONE OR INTERNET AS PROVIDED IN THE ENCLOSED PROXY CARD, AS SOON AS POSSIBLE.

        I look forward to seeing you at the meeting.

Sincerely, /s/ Matty Karp Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OF THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [—], 2008 and is first being mailed to our common stockholders and Class B common stockholders on or about [—], 2008.

Israel Growth Partners Acquisition Corp.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [—], 2008

To the Stockholders of Israel Growth Partners Acquisition Corp.:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Israel Growth Partners Acquisition Corp., a Delaware corporation, will be held at 10:00 a.m., Eastern time, on [—], 2008, at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102, for the following purpose, as more fully described in this proxy statement/prospectus:

—	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 6, 2008, by and among Negevtech Ltd., an Israeli company, Negevtech Acquisition Subsidiary Corp., a Delaware corporation, and Israel Growth Partners Acquisition Corporation, a Delaware corporation, as such agreement may be amended from time to time, and the merger provided for therein; and

—	To vote upon any proposal by IGPAC to adjourn or postpone the special meeting if determined to be necessary.

         Only the holders of record of IGPAC’s common stock or Class B common stock on the close of business on [?], 2008 are entitled to receive notice of, and to vote at, IGPAC’s special meeting and any adjournments or postponements thereof. Stockholders of record who neither vote for nor consent to adoption of the merger agreement, or the approval of the merger provided for therein, and otherwise perfect their appraisal rights will be entitled to an appraisal of the fair value of their IGPAC common stock or Class B common stock under Delaware law. A copy of the relevant provisions of the Delaware General Corporation Law is attached to this proxy statement/prospectus as Annex 6. We will not transact any other business at the special meeting, except for business properly brought before the special meeting or any adjournment or postponement by our board of directors.

         Pursuant to our certificate of incorporation, the affirmative vote of a majority of IGPAC’s outstanding common stock and Class B common stock voting together without distinction as to class, and the affirmative vote of a majority of IGPAC’s outstanding Class B common stock entitled to vote at the special meeting voting as a separate class, present in person or represented by proxy, is required to approve and adopt the merger agreement and approve the merger.

         Each stockholder that holds shares of IGPAC’s Class B common stock has the right to vote against the approval and adoption of the merger agreement and approval of the merger and, at the same time, demand that IGPAC convert that stockholder’s Class B shares into cash equal to a pro rata portion, or approximately $[—] per share as of [—], 2008, of the trust fund in which a substantial portion of the net proceeds of IGPAC’s initial public offering is deposited. If the merger is not completed, then the shares of Class B common stock will not be converted to cash at this time, even if conversion into cash was elected. Moreover, if holders of 2,047,200 or more shares of Class B common stock outstanding at the special meeting, an amount equal to 20% of the total number of shares of Class B common stock outstanding at the special meeting, vote against the merger agreement and demand conversion of their shares into a pro rata portion of the trust fund, then the merger will not be consummated.

Your vote is very important. Whether or not you attend the special meeting in person, to ensure your representation at the special meeting, please submit your proxy as described in the proxy statement/prospectus accompanying this notice. You may submit your proxy by signing, dating and returning the enclosed proxy card promptly in the accompanying envelope. You may also vote by telephone as described on the proxy card. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be submitted to ensure that all your shares will be voted. If you submit your proxy and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the attached proxy statement/prospectus. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when instructing them on how to vote your shares or when changing those instructions. The prompt return of your proxy card, or your prompt voting by telephone, will assist us in preparing for the special meeting.

By Order of the Board of Directors, /s/ Matty Karp Chairman of the Board [—], 2008

COMPARISON OF VOTE REQUIRED TO APPROVE THE MERGER	36
RISK FACTORS	37
Risks Related to the Merger	37
Risks Related to Negevtech's Business	40
Risks Related to Intellectual Property	44
Risks Related to Operating in Israel	46
Risks Related to an Investment in Negevtech's Ordinary Shares	48
INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS AND MARKET DATA	50
THE IGPAC STOCKHOLDERS SPECIAL MEETING	52
Date, Time and Place	52
Matters to be Considered at the IGPAC Stockholders' Meeting	52
Stockholders Entitled to Vote; Quorum; Vote Required; Adjournment and Postponements	52
Voting Rights	53
Voting Your Shares	53
Proxies	53
Revoking Your Proxy and Changing Your Vote	53
Abstentions and Broker Non-Votes	53
Solicitation of Proxies	54
Conversion Rights	54
You Will Have Appraisal Rights in the Merger	55
Questions about Voting	55
IGPAC Stock Certificates	55

THE MERGER	56
Background of the Merger	56
IGPAC's Reasons for the Merger	62
Recommendation of IGPAC's Board of Directors	65
Interests of IGPAC's Directors and Officers in the Merger	65
Interests of Negevtech's Directors and Executive Officers in the Merger	66
Fairness Opinion	67
Negevtech's Reasons for the Merger; Unanimous Approval by Management and Board of Directors	75
Recommendation of the Negevtech Board of Directors	75
Accounting Treatment	76
Regulatory Filings and Approvals Necessary to Complete the Merger	76
Material Tax Considerations	76
Effective Time of the Merger and the Share Exchange	76
Restrictions on Sales of Shares by Affiliates of Negevtech and IGPAC	77
Stock Exchange Quotation	77
Delisting and Deregistration of IGPAC's Common Stock	78
Appraisal Rights	78
THE MERGER AGREEMENT	81
The Merger	81
General; Structure of Merger	81
Effective Time of the Merger	81
Name; Headquarters	81
Merger Consideration	81
Representations and Warranties	84
Covenants	85
Conditions to Closing of the Merger	88
Survival of Representations and Warranties; Insurance	90
Termination	90
Effect of Termination	90
Termination Fees and Expenses	91
Broker Fees	91
Confidentiality; Access to Information	92
Amendment	92
Extension; Waiver	92
Public Announcements	92
AGREEMENTS RELATED TO THE MERGER	93
Negevtech Shareholders Letter of Undertaking	93
Lock-Up Agreements	94
Voting Agreements	95
Amended and Restated Shareholders' Rights Agreement	95
DESCRIPTION OF NEGEVTECH SHARE CAPITAL	96
General	96
Description of Ordinary Shares	96
Description of Preferred Shares	96
Warrants	97
Purchase Option	98
Options	98
Share Capital Prior to the Merger	99
Voting	99
Transfer of Shares and Notices	99
Dividend and Liquidation Rights	99
Shareholder Meetings	99
Quorum	100

Resolutions	100
Duties of Shareholders	100
Access to Corporate Records	100
Anti-takeover Provisions	101
Registration Rights	101
Registrar	101
COMPARATIVE RIGHTS OF NEGEVTECH AND IGPAC SHAREHOLDERS	102
General	102
Summary of Material Differences Between the Rights of IGPAC Stockholders and the Rights of Negevtech
Shareholders	102
DESCRIPTION OF NEGEVTECH'S BUSINESS	113
Company Overview	113
Industry	113
The Negevtech Solution	114
Strategy	115
Products	116
3300 System	116
Sales and Marketing	116
Research and development	117
Customer Service and Support	117
Manufacturing and Suppliers	118
Competition	118
Intellectual Property	119
Government Regulations	119
Government Grants and Programs	119
Employees	121
Facilities	121
Legal Proceedings	121
MANAGEMENT'S DISCUSSION AND ANALYSIS OF NEGEVTECH'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS	123
INFORMATION ABOUT IGPAC	134
The Initial Public Offering and Trust Fund	134
Effecting a Business Combination	134
Competition	137
Facilities	138
Employees	138
Periodic Reporting and Audited Financial Statements	138
Legal Proceedings	138
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IGPAC	139
INTRODUCTION TO THE NEGEVTECH UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	142
NEGEVTECH UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2007	144
NEGEVTECH NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2007	145
NEGEVTECH UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007	146
NEGEVTECH NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS	147
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF NEGEVTECH	148
Directors and Executive Officers	148
Description of Board of Directors Executive Officers Following the Merger	150
Independent and External Directors	151

Substitute Directors	152
Audit Committee	152
Compensation Committee	153
Internal Auditor	153
Compensation of Office Holders and Directors	153
Change of Control Agreements	153
Employee Share Option Plans	154
Certain Information on Members of the Board of Directors and the Senior Management	157
Conflicts of Interest	157
RELATED PARTY TRANSACTIONS	158
IGPAC Related Party Transactions	158
Negevtech Related Party Transactions	159
Securities Owned by Office Holders and Directors	160
Lock-Up Agreements	161
Voting Agreement	151
Registration Rights Agreement	161
Consulting Agreements	161
Shareholders Convertible Loan	163
Negevtech Shareholders Letter of Undertaking	164
Indemnification and Release Letters	164
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEGEVTECH	165
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF IGPAC	166
TAXATION	169
Material U.S. Federal Tax Consequences	174
Material Israeli Tax Considerations - Taxation of Negevtech's Shareholders	174
EXCHANGE CONTROLS AND LIMITATIONS AFFECTING STOCKHOLDERS	178
ENFORCING CIVIL LIABILITIES	179
LEGAL MATTERS	180
EXPERTS	180
OTHER MATTERS	180
STOCKHOLDER PROPOSALS	180
WHERE YOU CAN FIND MORE INFORMATION	181

ANNEXES	182
Annex 1 Agreement and Plan of Merger
Annex 2 Form of Negevtech Shareholders Letter of Undertaking
Annex 3 Form of Lock-up Agreement
Annex 4 Form of Registration Rights Agreement
Annex 5 Form of Voting Agreement
Annex 6 General Corporation Law of State of Delaware Section 262
Annex 7 Opinion of Giza Singer Even Ltd.
NEGEVTECH AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS
INDEX TO IGPAC FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 31, 2007
IGPAC FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 31, 2007
INDEX TO IGPAC QUARTERLY FINANCIAL STATEMENTS FOR THE QUARTERLY PERIOD ENDED JANUARY 31, 2008
NDEX TO IGPAC QUARTERLY FINANCIAL STATEMENTS FOR THE QUARTERLY PERIOD ENDED APRIL 30, 2008
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following are some questions that you, as a stockholder of IGPAC, may have and the answers to those questions. These questions and answers may not address all the questions that may be important to you as a holder of IGPAC common stock or IGPAC Class B common stock. You are urged to read carefully the remainder of this proxy statement/prospectus, including the annexes, because the information in this section does not provide all the information that may be important to you with respect to the merger. Additional important information is contained in the remainder of this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in, or incorporated by reference into, this proxy statement/prospectus.

        Why am I receiving this document and proxy card?

        You are receiving this document and proxy card because, as of [—], 2008, the record date for the special meeting, you owned shares of IGPAC Class B common stock or IGPAC common stock. IGPAC has entered into a merger agreement with Negevtech pursuant to which Negevtech will acquire IGPAC. A copy of the merger agreement is attached to this document as Annex 1, which you are encouraged to read. This document describes a proposal to approve and adopt the merger agreement and to approve the merger on which we would like you to vote. This document also gives you information about IGPAC and Negevtech and other background information so that you can make an informed investment decision, as Negevtech is offering its ordinary shares as the merger consideration.

        Why is IGPAC proposing the merger?

        IGPAC was organized for the purpose of effecting a stock purchase, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business which has operations or facilities located in Israel, or which is a company operating outside of Israel which IGPAC’s management believes would benefit from establishing operations or facilities in Israel. Negevtech is an Israeli privately held company engaged in the design, manufacture, and marketing of wafer inspection systems for the semiconductor industry. Negevtech’s systems are used in advanced semiconductor manufacturing facilities to identify critical defects on wafers, allowing manufacturers to improve production yields, increase revenues and decrease costs. Negevtech maintains its principal offices and its research and development facilities in Rehovot, Israel, and also has operations in the United States, Germany, Japan and Singapore, which subsidiary has a subsidiary in Korea and branch in Taiwan.

        IGPAC believes that Negevtech is well positioned for growth in present and future markets and believes that a merger will provide IGPAC stockholders with an opportunity to participate in a company with significant growth potential.

        What will happen to IGPAC as a result of the merger?

        If the merger is completed, Negevtech Acquisition Subsidiary Corp., a wholly owned subsidiary of Negevtech, which is referred to in this document as “Merger Sub,” will merge with and into IGPAC with IGPAC as the surviving corporation and IGPAC will become a wholly owned subsidiary of Negevtech.

        What will holders of IGPAC common stock or Class B common stock receive in the merger?

         In the merger, each holder of IGPAC common or IGPAC Class B common stock will receive Negevtech ordinary shares in exchange for each share of IGPAC common stock and Class B common stock that they own, and cash in lieu of fractional shares. However, the exact number of Negevtech shares issuable for one IGPAC common share or Class B common share (what we refer to as the “exchange ratio”) cannot be definitively calculated until the closing of the merger. A description of how the exchange ratio will be calculated is set forth in the section entitled “The Merger Agreement–Merger Consideration”. As described in that section, based on an estimate of net cash of IGPAC available two days prior to the effective time of the merger and other estimates and assumptions described in that section, the exchange ratio would be 2.7872, i.e., one share of common stock or Class B common stock of IGPAC would be exchanged for that many ordinary shares of Negevtech.

        Under the merger agreement, Negevtech will also assume all outstanding warrants to purchase IGPAC common stock, and these warrants will become exercisable for Negevtech ordinary shares. Each IGPAC warrant outstanding at the effective time of the merger will become exercisable for a number of Negevtech ordinary shares equal to the number of shares of IGPAC common stock into which the security is currently exercisable multiplied by the exchange ratio, and the exercise price per share will be equal to the aggregate purchase price of the IGPAC warrant at the effective time of the merger, divided by the number of Negevtech ordinary shares for which it is exercisable. For a description of the warrants see “Description of Negevtech Share Capital – Warrants”.

         Do I have conversion rights?

        If you hold issued and outstanding shares of Class B common stock, then you have the right to vote against the merger proposal and demand that IGPAC convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of IGPAC’s initial public offering are held. These rights to vote against the merger and demand conversion of the shares into a pro rata portion of the trust account are referred to in this proxy statement as conversion rights.

        How do I exercise my conversion rights?

         You may only exercise conversion rights if you are a holder of shares of IGPAC Class B common stock as of the record date. If you wish to exercise your conversion rights, you must vote against the merger proposal and, at the same time, demand that IGPAC convert your shares into cash by marking the appropriate space on the proxy card. If, notwithstanding your vote, the merger is consummated, then you will be entitled to receive a pro rata share of the trust fund, including any interest earned thereon. If the merger is not completed, then the shares of Class B common stock will not be converted into cash at this time, even if conversion into cash was elected. The amount of the trust fund will be determined two business days before the effective time of the merger so the interest thereon will be calculated at such time, not before the special meeting. Based on the amount of cash held in the trust fund as of [—], 2008, including interest accrued as of that date, you will be entitled to convert each share of Class B common stock that you hold into approximately $[—]. If you exercise your conversion rights, then you will be exchanging your shares of our Class B common stock for cash and will no longer own these shares of Class B common stock. You will only be entitled to receive cash for these shares if you tender your shares to IGPAC’s transfer agent. You must tender your shares at least two business days prior to the special meeting. Investors who become holders of Class B common stock after the record date will not receive a proxy card and, consequently, also cannot exercise conversion rights with respect to the Class B common stock that they purchased after the record date, unless those investors make private arrangements with the applicable holder of those shares of Class B common stock as of the record date to properly exercise their conversion rights and also make private arrangements for payment to the new stockholder of proceeds from the conversion. If you convert your shares of Class B common stock but remain in possession of IGPAC warrants and have not sold or transferred them, you will still have the right to exercise the warrants in accordance with the terms thereof. If the merger is not consummated: (i) then your shares will not be converted into cash at this time, even if you so elected, and (ii) we will commence the dissolution process of IGPAC and you will be entitled to distribution upon liquidation. See “The IGPAC Stockholders Special Meeting – Conversion Rights”.

        What happens to the funds deposited in the trust fund after consummation of the merger?

         Upon consummation of the merger, any holders of shares of IGPAC Class B common stock who elect to exercise their conversion rights will receive their pro rata portion of the funds in the trust fund inclusive of the interest thereon. Negevtech will succeed to the approximately $55 million of short term investments currently held in IGPAC’s trust fund (less such amounts which are payable to IGPAC stockholders who properly demand conversion of their Class B common stock into cash and expenses related to the merger), which we anticipate will be used for its working capital, to support future opportunities and future sales initiatives, investments in research and development for development of future generations of products and to pay expenses related to the merger. Other than an amount of $700,000 designated for expanding manufacturing capabilities, Negevtech has not assigned any of the funds to a specific purpose. Accordingly, to the extent the funds held in trust are reduced through the exercise of conversion rights or of appraisal rights, the internal use of the funds will not change materially.

        Am I entitled to appraisal rights?

        Yes. Under Delaware law, if you are a holder of IGPAC Class B common stock or IGPAC common stock and you do not vote in favor of the approval and adoption of the merger agreement and approval of the merger, you will have the right to seek appraisal of the fair value of your shares, as determined by the Delaware Court of Chancery, if the merger is completed. You will only be entitled to such appraisal rights if you submit a written demand for an appraisal prior to the vote on the merger agreement and the merger, vote against, or abstain from voting for, the proposal to approve and adopt the merger agreement and approve the merger, and otherwise comply with the Delaware law procedures, a summary of which is set forth in this proxy statement. Please see “The Merger – Appraisal Rights” and Annex 6 to this proxy statement/prospectus.

        When is the merger expected to be completed?

        The merger is currently expected to be completed prior to July 18, 2008. The merger cannot be completed without first receiving the approval of IGPAC stockholders as described in this proxy statement. In addition to obtaining IGPAC stockholder approval, IGPAC and Negevtech must satisfy other closing conditions in order for the merger to be consummated. See “The Merger Agreement–Conditions to Closing of the Merger”.

        Who can vote?

        You may vote at the IGPAC special meeting if you were the record holder of IGPAC common stock or Class B common stock as of the close of business on   [—, 2008], the record date for the special meeting. IGPAC warrants and the underwriter's purchase option which remain unexercised do not have voting rights. As of the record date, an aggregate of [—] shares of our common stock and [—] shares of our Class B common stock were outstanding and will be entitled to vote at the IGPAC special meeting.

        Beneficial owners as of the record date whose shares are held in an account at a brokerage firm or bank will receive instructions from their broker or bank describing how to vote their shares.

        What vote of IGPAC stockholders is required to approve the merger?

        The affirmative vote of a majority of IGPAC’s outstanding common stock and Class B common stock voting together without distinction as to class, and the affirmative vote of a majority of IGPAC’s outstanding Class B common stock entitled to vote at the special meeting voting as a separate class, present in person or represented by proxy, is required to approve and adopt the merger agreement and approve the merger.

        If the holders of 20% or more of the shares of IGPAC Class B common stock outstanding at the special meeting vote against the merger agreement and demand that IGPAC convert their shares into a pro rata portion of IGPAC’s trust account, calculated as of two business days prior to the anticipated effective time of the merger agreement, then the merger will not be consummated.

        What vote is needed by Negevtech shareholders?

        Negevtech is scheduled to hold a special shareholders meeting of its shareholders on [—] to consider the approval and adoption of the merger agreement, the merger and the other transactions contemplated thereby. The affirmative vote of the holders of the majority of all shares of Negevtech, present in person or represented by proxy and entitled to vote at the special shareholders meeting in which a quorum is present, and the approval of the holders of at least 60% of Negevtech’s outstanding preferred shares (by vote or by written consent) are required to approve and adopt the merger agreement and approve the merger.

        Approval of the merger agreement and the merger by Negevtech’s shareholders is assured, because on March 6, 2008, Negevtech shareholders holding in the aggregate at least a majority of the ordinary shares of Negevtech, on an as-converted basis, which majority includes at least 60% of the issued and outstanding Negevtech preferred shares, entered into voting agreements with IGPAC whereby each such Negevtech shareholder has agreed to vote all of its shares of Negevtech in favor of the approval and adoption of the merger agreement, the merger and the other transactions contemplated thereby.

        How can I vote?

        If you are a holder of IGPAC Class B common stock or IGPAC common stock at the close of business on [—, 2008], which is the record date for the special meeting, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

        When you cast your vote using the proxy card, you also appoint [—] , as your representatives, or proxies, at the special meeting. They will vote your shares at the meeting as you have instructed them on the proxy card. Accordingly, if you send in your proxy card, your shares will be voted whether or not you attend the special meeting.

        The special meeting will take place on [—], 2008, beginning at 10:00 a.m. Eastern time, at the offices of Greenberg Traurig LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102. You may attend the special meeting and vote your shares in person, rather than completing, signing, dating and returning your proxy.

        If any matters other than the adoption of the merger agreement are properly presented for consideration at the special meeting, your proxies will vote, or otherwise act, on your behalf in accordance with their judgment on those matters. If you do not wish to grant the proxies that authority, you must check the “WITHHOLD” box on the proxy card that you return to IGPAC.

        If my IGPAC shares are held in “street name” by my broker, will my broker vote my shares for me?

        Your broker will vote your shares of IGPAC common stock and IGPAC Class B common stock only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares of IGPAC common stock and IGPAC Class B common stock will be a broker “non-vote,” which will have no effect on the vote for or against the approval and adoption of the merger agreement with respect to the majority of votes required from outstanding shares of Class B common stock as a separate class, and the effect of a vote against the approval and adoption of the merger agreement and approval of the merger with respect to the majority of votes required from the outstanding shares of IGPAC common stock and IGPAC Class B common stock, voting together without distinction as to class.

        What will happen if I abstain from voting or fail to vote?

         If you abstain or fail to vote, you will be counted as voting against the proposal to approve and adopt the merger agreement and the merger in the stockholder vote which includes both the IGPAC common stockholders and IGPAC Class B common stockholders voting together without distinction as to class. However, in contrast, your abstention or failure to vote will not be counted and have no effect on the vote of IGPAC Class B common stockholders voting as a separate class, because only the votes actually cast in the special meeting, by person or proxy, are counted in this separate vote in accordance with IGPAC’s certificate of incorporation.

        If you are a holder of Class B common stock, you may exercise your right to convert your shares of Class B common stock into a pro rata portion of the trust fund only if you vote against the proposal to approve and adopt the merger agreement and the merger. In addition, you will only be entitled to appraisal rights with respect to your IGPAC common stock and IGPAC Class B common stock if you submit a written demand for an appraisal prior to the vote on the merger agreement and the merger, do not vote in favor of the proposal to approve and adopt the merger agreement and the merger, and otherwise comply with the Delaware law procedures, a summary of which is set forth in this proxy statement.

        Does the IGPAC board of directors recommend the adoption of the merger agreement?

        Yes. The IGPAC board of directors unanimously recommends that IGPAC stockholders vote “FOR” approval and adoption of the merger agreement and the merger provided for therein. The IGPAC board of directors has determined that the merger and the transactions it contemplates are advisable to, fair to and in the best interests of IGPAC and its stockholders. For a more complete discussion of why the board is recommending approval of the merger agreement, see “The Merger–IGPAC’s Reasons for the Merger” and “The Merger -Recommendation of the IGPAC Board of Directors”.

        Can I change my vote after I have mailed my signed proxy or direction form?

        Yes. You can revoke your proxy at any time before it is voted at the special meeting by delivery of a properly completed and executed, later-dated proxy card or telephone or Internet vote or by voting in person by ballot at the special meeting. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted. If your shares are held in an account at a brokerage firm, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when instructing them on how to vote your shares or when changing those instructions.

        You may request IGPAC to send you another proxy card by contacting IGPAC at Yahalom Tower, 3a Jabotinsky St., Ramat Gan 5250 Israel or by phone at +972-9-9602049. Any corrected or changed proxy card or written demand of conversion rights must be received by IGPAC prior to the special meeting.

        Should I send in my stock certificates now?

        If you are not exercising your conversion rights, you do not need to send in your stock certificates. After the merger is completed, you will receive a transmittal form with instructions for the surrender of your IGPAC stock certificates. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY. If you are exercising your conversion rights, see “The IGPAC Stockholders Special Meeting – Conversion Rights”.

        What should I do if I receive more than one set of voting materials?

        You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your IGPAC shares.

        If the merger is completed, will my Negevtech ordinary shares and warrants be “listed” for trading?

        The securities of Negevtech are not currently traded or quoted on a stock exchange or quotation system. After the closing of the transactions, Negevtech’s ordinary shares and the warrants to be issued pursuant to the merger agreement are expected to be eligible for quotation on the Over-the-Counter Bulletin Board.

        What happens if the merger is not consummated?

         It is possible that the merger will not be completed. That might happen if, for example, IGPAC’s Class B common stockholders and common stockholders do not approve and adopt the merger agreement and approve the merger prior to July 18, 2008. Moreover, if holders of 2,047,200 or more shares of Class B common stock outstanding at the special meeting, an amount equal to 20% of the total number of shares of Class B common stock outstanding at the special meeting, vote against the merger agreement and demand conversion of their shares into a pro rata portion of the trust fund, then the merger will not be consummated. If the merger is not consummated, IGPAC’s trust fund will be liquidated. In any liquidation, the net proceeds of the initial public offering held in the trust fund, plus any interest earned thereon, will be distributed pro rata to the holders of IGPAC’s Class B common stock, subject to potential claims of creditors and any taxes paid or payable by IGPAC. There will be no distributions from the trust fund with respect to IGPAC’s common stock or outstanding warrants. In any liquidation, any remaining net assets, after distribution of the trust fund to the Class B common stockholders, will be distributed to holders of common stock. IGPAC does not anticipate that any assets would remain for distribution to common stockholders in any liquidation.

        What will I receive in the event that I were to exercise my conversion rights, sell my shares of Class B common stock to Negevtech, IGPAC were to be liquidated or if I were to properly exercise my appraisal rights?

        If either you exercise your conversion rights, sell shares of Class B common stock to Negevtech, or if IGPAC were to be liquidated, based on the amount of cash held in the trust fund as of [—], 2008, including interest accrued as of that date, the amount that you would be entitled to receive for each share of Class B common stock that you hold would be approximately $[—]. If you properly exercise your appraisal rights, you will be entitled to have your IGPAC Class B common stock and/or IGPAC common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

        How much of Negevtech will the current IGPAC stockholders own after the merger is consummated?

         The following table sets forth the percentage of ownership of Negevtech’s ordinary shares by the current Negevtech shareholders and IGPAC stockholders immediately following the closing of the merger, on the basis of (i) the outstanding ordinary shares of Negevtech following the merger (ii) the outstanding ordinary shares of Negevtech following the merger, assuming exercise of all options held by the current optionholders of Negevtech, and (iii) the outstanding ordinary shares of Negevtech following the merger, assuming exercise of all options held by the current optionholders of Negevtech and exercise of all outstanding warrants to purchase shares of IGPAC common stock that are being assumed by Negevtech in the merger, assuming the following:

—	no IGPAC Class B stockholders elect to exercise their conversion rights; and

—	no IGPAC stockholders exercise appraisal rights; and

—	shareholders of Negevtech do not purchase additional ordinary shares of Negevtech (following the completion of the merger) in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking (which amount includes $2 million advanced by the shareholders of Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans).

	Percentage Ownership of the current Negevtech Stockholders	Percentage Ownership of the current IGPAC Stockholders

No exercise of options or warrants	48.7%	51.3%

Exercise of all outstanding options; no exercise of HCFP/Brenner option; no exercise of all outstanding warrants	52.7%	47.3%

Exercise of all outstanding options and warrants (including the HCFP/Brenner option)	27.5%	72.5%

The following table sets forth the percentage of ownership of Negevtech’s ordinary shares by the IGPAC stockholders and the current Negevtech shareholders immediately following the closing of the merger, on the basis of (i) the outstanding ordinary shares of Negevtech following the merger, (ii) the outstanding ordinary shares of Negevtech following the merger, assuming exercise of all options held by the current optionholders of Negevtech, and (iii) the outstanding ordinary shares of Negevtech following the merger, assuming exercise of all options held by the current optionholders of Negevtech and exercise of all outstanding warrants to purchase shares of IGPAC common stock that are being assumed by Negevtech in the merger, assuming the following:

—	the holders of 19.99% of IGPAC's Class B common stock seek conversion; and

—	no IGPAC stockholders exercise appraisal rights, and

—	Negevtech shareholders purchase (following the completion of the merger) ordinary shares of Negevtech in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking (which amount includes the conversion of $2 million advanced by the shareholders of Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans).

	Percentage Ownership of the current Negevtech Stockholders	Percentage Ownership of the current IGPAC Stockholders

No exercise of options or warrants	56.4%	43.6%

Exercise of all outstanding options; no exercise of HCFP/Brenner option; no exercise of all outstanding warrants	60.1%	39.9%

Exercise of all outstanding warrants (including the HCFP/Brenner option)	30.9%	69.1%

        The ordinary shares to be issued to the Negevtech shareholders upon the conversion of their existing convertible loan, pursuant to the Negevtech Shareholders Letter of Undertaking, in the principal amount of $10 million plus interest is subject to the occurrence of the closing. Accordingly, in calculating the percentage of ownership of the former IGPAC stockholders following the merger as described above (under the two different sets of assumptions), such ordinary shares were included in both cases. Also, the adjustment of Negevtech’s share capital that Negevtech may effect prior to the effective time of the merger in order to minimize the overall effect of fractional shares which may be issuable by Negevtech in connection with the merger, will not have any impact on the above calculations.

         Negevtech believes, based on its current estimate of the net cash to be held by Negevtech immediately following the effective time of the merger, that it is reasonably likely that its shareholders will be required to invest the additional $5 million.

        What do I need to do now?

        IGPAC urges all IGPAC stockholders to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the merger will affect you as a stockholder of IGPAC. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

        Who can help answer my questions?

If you have questions about the merger or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Chief Financial Officer, Mr. Dror Gad, Israel Growth Partners Acquisition Corp.

Yahalom Tower (28th Floor), 3a Jabotinsky St., Ramat Gan 52520 Israel

Tel: +972-3-575-1418

        You may also obtain additional information about IGPAC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information”.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus, its annexes, and the other documents to which we refer you, including in particular the attached merger agreement itself, the Negevtech Shareholders Letter of Undertaking, the registration rights agreement, the voting agreements and the lock-up agreements that are attached to this proxy statement/prospectus and incorporated by reference herein. See also “Where You Can Find More Information”.

The Companies

        Negevtech

        Negevtech is engaged in the design, manufacture and marketing of wafer inspection systems for the semiconductor industry. Negevtech’s systems are used in advanced semiconductor manufacturing facilities to identify critical defects on wafers, allowing manufacturers to improve production yields, increase revenues and decrease costs. Negevtech is currently one of only a limited number of suppliers providing wafer inspection systems for the semiconductor industry. Negevtech has designed and patented a proprietary image acquisition technology, Step&Image™, which detects a wide variety of ultra-small defects at high speeds while maintaining a low cost of ownership to its customers. Step&Image™ technology captures large two-dimensional high resolution images and processes them at high data rates. Negevtech has sold systems incorporating its Step&Image™ technology to top memory manufacturers, including repeat sales to several of them.

         Negevtech launched its first commercial product in 2004. Negevtech’s revenues increased from approximately $3 million in 2004 to approximately $16 million in 2005 to approximately $31 million in 2006 through strong sales of the Company’s 3100 systems. In late 2006, Negevtech introduced its 3200 system featuring new imaging modes and inspection capabilities. The 3200 met its design specifications, including enhancements of the image processor module that resulted in improved performance over the 3100 on aluminum layers and with overall sensitivity. However, at the same time that the 3200 was being offered to our customers, the competition introduced a new system of superior performance characteristics, which had a particular advantage in throughput. The result was that the improvements included in the 3200 over the 3100 were not significant enough to successfully compete with the competitor’s new product. As a result, Negevtech’s efforts to sell the 3200 system were unsuccessful and sales in 2007 declined to approximately $16 million. In response, Negevtech accelerated the development of its 3300 system. The 3300 system is currently in beta sites at two locations and Negevtech is receiving orders to purchase or upgrade to the 3300 system. Market reaction to the new product is encouraging. The 3300 is the primary product of Negevtech and as such operations are dependent on successful sales of the 3300 to penetrate customers and to generate cash to fund business operations.

        Note 1 to Negevtech’s consolidated financial statements for the year ended December 31, 2007 states that Negevtech has experienced significant net operating losses and negative cash flow since its inception. These circumstances raise substantial doubt about its ability to continue as a going concern. Additionally, Negevtech’s auditors, Kesselman & Kesselman, CPA, a member firm of PricewaterhouseCoopers International Limited, have included a going-concern explanatory paragraph in their opinion on Negevtech’s financial statements for the year ended December 31, 2007. If the proposed transaction with IGPAC is not consummated, Negevtech will need to seek other sources of financing to fund its continued operations.

        Negevtech was incorporated in Israel in 1991 and began its operations in 2000. Negevtech maintains its principal offices and its research and development facilities in Rehovot, Israel. Negevtech has four subsidiaries, one in each of the U.S., Germany, Japan and Singapore, which subsidiary has a subsidiary in Korea and branch in Taiwan. The Negevtech ordinary shares are currently not listed or quoted on any national securities exchange, the Nasdaq Global Market, or the Over-the-Counter Bulletin Board.

        Negevtech’s website is www.negevtech.com. The reference to Negevtech’s website is an inactive textual reference only and the information contained in, or that can be accessed through, Negevtech’s website is not intended to be a part of this proxy statement/prospectus. The mailing address of Negevtech’s principal executive office is 12 Hamada Street, Rehovot, 76703 Israel and its telephone number is: (+972) 8-931-2222.

        IGPAC

        IGPAC was organized as a corporation under the laws of the State of Delaware on August 1, 2005. It was formed for the purpose of effecting a stock purchase, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business which has operations or facilities located in Israel, or which is a company operating outside of Israel which management believes would benefit from establishing operations or facilities in Israel. On July 18, 2006, it consummated an initial public offering of its equity securities from which it derived net proceeds of approximately $52.9 million, including proceeds from the partial exercise of the underwriters’ over-allotment option. Other than its initial public offering and the pursuit of a business combination, IGPAC has not engaged in any business to date.

        The mailing address of IGPAC’s principal executive office is Israel Growth Partners Acquisition Corp., Yahalom Tower (28th Floor) 3a Jabotinsky St., Ramat Gan 52520 Israel and its telephone number is +972-3-575-1418.

Negevtech Acquisition Subsidiary Corp.

        Negevtech Acquisition Subsidiary Corp., also referred to as Merger Sub, is a wholly owned subsidiary of Negevtech and a Delaware corporation which was formed on February 26, 2008 by Negevtech solely for the purpose of effecting the merger. Upon the terms and conditions set forth in the merger agreement, Merger Sub will be merged with and into IGPAC and the separate existence of Merger Sub will cease. IGPAC will be the surviving corporation. The mailing address of Merger Sub is 2880 Lakeside Drive, Santa Clara, CA 95054.

        Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

The Special Meeting (Page 52)

        Date, Time & Place

        The special meeting of the stockholders of IGPAC will be held at 10:00 a.m., Eastern time, on [—, 2008], at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102.

        Who May Vote

         You may vote at the IGPAC special meeting if you were the record holder of IGPAC common stock or Class B common stock as of the close of business on    [—, 2008], the record date for the special meeting. IGPAC warrants and the underwriter’s purchase option which remain unexercised do not have voting rights. As of the record date, an aggregate of [—] shares of our common stock and [—] shares of our Class B common stock were outstanding and will be entitled to vote at the IGPAC special meeting.

        Matters to be Considered

        At the special meeting you will be asked:

—	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 6, 2008, by and among Negevtech Ltd., an Israeli company, Negevtech Acquisition Subsidiary Corp., a Delaware corporation, and Israel Growth Partners Acquisition Corporation, a Delaware corporation, as such agreement may be amended from time to time (the “merger agreement”), and the merger provided for therein; and

—	To vote upon any proposal by IGPAC to adjourn or postpone the special meeting if determined to be necessary.

        What Vote is Needed

        The adoption of the merger agreement, and the approval of the merger, requires the affirmative vote of a majority of IGPAC’s outstanding common stock and Class B common stock voting without distinction as to class and the affirmative vote of a majority of our outstanding Class B common stock voting as a separate class that are present in person or by proxy and entitled to vote at the special meeting.

        Each stockholder that holds shares of the Class B common stock outstanding at the special meeting has the right to vote against the adoption of the merger agreement and, at the same time, demand that IGPAC convert that stockholder’s Class B shares into cash equal to a pro rata portion, or approximately $[—] per share as of [—], 2008, of the trust fund in which a substantial portion of the net proceeds of IGPAC’s initial public offering is deposited. If the merger is not completed, then the shares of Class B common stock will not be converted into cash at this time, even if conversion into cash was elected. Moreover, if holders of 2,047,200 or more shares of Class B common stock outstanding at the special meeting, an amount equal to 20% of the total number of shares of Class B common stock outstanding at the special meeting, vote against the merger agreement and demand conversion of their shares into a pro rata portion of the trust fund, then the merger will not be consummated.

The Merger (Page 56)

        Under the terms of the merger agreement, Merger Sub will merge with and into IGPAC and, as a result of the merger, IGPAC will become a wholly-owned subsidiary of Negevtech. Each holder of IGPAC common stock or IGPAC Class B common stock will receive ordinary shares of Negevtech in exchange for each share of IGPAC common stock and Class B common stock that they own, and cash in lieu of fractional shares. However, the exact number of Negevtech shares issuable for one IGPAC common share or Class B common share (what we refer to as the “exchange ratio”) cannot be definitively calculated until the closing of the merger. A description of how the exchange ratio will be calculated is set forth in the section entitled “The Merger Agreement–Merger Consideration”.

        Any IGPAC warrants outstanding at the effective time of the merger shall automatically be deemed to constitute warrants to purchase from Negevtech that number of ordinary shares equal to the number of shares of IGPAC common stock, which were subject to such IGPAC warrant immediately prior to the effective time of the merger (whether or not such IGPAC warrant had been exercisable prior to the effective time) multiplied by the exchange ratio. The exercise price for each Negevtech ordinary share shall be equal to the aggregate exercise price of the IGPAC warrants on the effective time of the merger, divided by the number of Negevtech ordinary shares for which it is exercisable pursuant to the merger agreement and rounded up to the nearest whole cent. The underwriter’s purchase option will have the same rights as the IGPAC warrants described above.

Recommendation of the IGPAC Board of Directors (Page 65)

        The board of directors of IGPAC has determined that the merger agreement and the merger provided for therein are fair to and in the best interests of the IGPAC stockholders and has approved, adopted and declared advisable the merger agreement and the merger provided for therein. In reaching its decision with respect to the merger and the transactions contemplated by the merger agreement, the board of directors of IGPAC reviewed various industry and financial data and the due diligence and evaluation materials provided by Negevtech. Further, IGPAC has received an opinion from Giza Singer Even Ltd. that, in its opinion, the merger consideration is fair to IGPAC’s stockholders from a financial point of view and that the fair market value of Negevtech is at least equal to 80% of the net assets of IGPAC at the time of the merger. The board of directors of IGPAC unanimously recommends that the IGPAC stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger provided for therein.

Reasons for the Merger (Page 62)

        In making their determination, the board of directors of IGPAC considered a wide variety of factors in connection with its evaluation of Negevtech. In light of the complexity of those factors, the board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In its analysis of Negevtech, the board of directors gave considerable weight to the following factors:

—	Negevtech's growth prospects;

—	Negevtech's innovative technology;

—	Negevtech's industry presence;

—	Negevtech's business;

—	Likelihood that the transaction with Negevtech will be consummated;

—	Negevtech’s management;

—	The terms of the merger agreement; and

—	Fair value.

        Our board of directors did, however, consider the following potentially negative factors, among others, which are more fully described in the “Risk Factors” section of this proxy statement/prospectus, in its deliberations concerning the merger:

—	Negevtech has sustained net losses since inception;

—	Negevtech’s auditors have included a going-concern paragraph in their report for fiscal 2007;

—	Negevtech's revenue declined in 2007;

—	The size of Negevtech compared to industry leaders;

—	Negevtech's reliance on a limited number of customers;

—	Negevtech's pending patent litigation with Applied Materials; and

—	The risk that IGPAC’s Class B common stockholders would vote against the merger and exercise their conversion rights.

Fairness Opinion (Page 67)

        Giza Singer Even Ltd. delivered an oral and written opinion to the IGPAC board of directors. The opinion, stated that, based upon and subject to assumptions made, matters considered, and limitations on Giza Singer Even Ltd.‘s review as set forth in the opinion, (i) the consideration to be received by IGPAC’s stockholders in the merger is fair, from a financial point of view, to the stockholders of IGPAC, and (ii) the fair market value of Negevtech is at least equal to 80% of the net assets of IGPAC at the time of the merger.

Interests of IGPAC’s Directors and Officers in the Merger (Page 65)

        In considering the recommendation of the board of directors of IGPAC, you should be aware that certain directors and officers of IGPAC may have interests in the merger that are different from, or in addition to, your interests as a stockholder of IGPAC generally and may create potential conflicts of interest. The board of directors of IGPAC was aware of these interests and considered them when they approved and adopted the merger agreement, and the merger contemplated thereby.

Board of Directors and Management of Negevtech Following the Merger (Page 150)

        Board of Directors of Negevtech (Page 150)

        Upon completion of the merger, Negevtech’s board will consist of [—] .

        Management of Negevtech (Page 148)

        The current executive officers of Negevtech are expected to hold their current management positions following the merger.

Certain Material US Federal Income Tax Consequences  (Page 174)

        The Merger

        The surrender of your IGPAC common stock and Class B common stock pursuant to the merger may be a taxable transaction. If the Internal Revenue Service determines that the merger does not constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Service Code of 1986, as amended, or the requirements of Section 367 of the Code have not been met, the merger will be treated as a taxable exchange in which each IGPAC stockholder would be required to recognize gain or loss.  The amount of capital gain or loss which IGPAC stockholders may recognize on the surrender of IGPAC common stock and Class B common stock pursuant to the merger is equal to the difference between (a) the sum of the fair market value of any Negevtech shares and cash received in lieu of fractional shares; and (b) the tax basis of the shares of IGPAC common stock or Class B common stock surrendered in the merger. Any recognized gain or loss will generally be long-term capital gain if the IGPAC stockholder’s holding period with respect to the shares surrendered is more than one year at the time of the exchange, and otherwise will be short-term capital gain or loss.

        Conversion Rights

        If you vote against the adoption of the merger agreement and approval of the merger and the other transactions contemplated thereby and elect a cash conversion of your Class B common stock into your pro-rata portion of the trust fund and as a result receive cash in exchange for your Class B common stock, the tax consequences to you will depend on your particular facts and circumstances (including whether you meet any of the redemption tests under Section 302 of the Code). YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

        THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE EXERCISE OF CONVERSION RIGHTS. IGPAC STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM IN LIGHT OF THEIR INDIVIDUAL FACTS AND CIRCUMSTANCES.

Risk Factors (Page 37)

        In evaluating the merger, the issuance of Negevtech ordinary shares, the conversion of IGPAC Class B common stock or your rights under or in connection with the merger, you should carefully read this proxy statement/prospectus, including its annexes, in its entirety and give special consideration to the factors discussed in the section entitled “Risk Factors”.

Conversion Rights (Page 54)

        Pursuant to IGPAC’s second amended and restated certificate of incorporation, any holder of shares of Class B common stock outstanding at the special meeting who voted against the merger has the right to have his, her or its shares of Class B common stock converted into cash if he, she or it votes against the merger and the merger is approved and completed. A holder of Class B common stock who wishes to exercise this conversion right must both vote against the merger proposal and check the applicable box on the proxy card provided for that purpose to demand conversion, and return the proxy card in accordance with the instructions provided. An eligible Class B common stockholder will only be entitled to receive cash for these shares by tendering his, her or its Class B common stock to IGPAC’s transfer agent at least two business days prior to the special meeting. If properly demanded, and upon certain conditions set forth below, IGPAC will convert each share of Class B common stock into cash in the amount of the per-share conversion price. The holders of IGPAC’s common stock will not be entitled to seek conversion of their shares.

        If you exercise your conversion rights, you will be required, whether you are a record holder or hold your shares in “street name”, either to tender your certificates to IGPAC’s transfer agent on or before the date which is two business days prior to the date of the special meeting or to deliver your shares to our transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at your option. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker approximately $35, and the broker may or may not pass this cost on to you.

        You will have sufficient time from the time IGPAC sends out this proxy statement/prospectus through the time of the vote on the merger proposal, to deliver your shares if you wish to exercise your conversion rights. This time period will vary depending on the specific facts of each transaction. However, as the delivery process can be accomplished by you, whether or not you are a record holder or your shares are held in “street name”, within a day, by simply contacting the transfer agent or your broker and requesting delivery of your shares through the DWAC System, IGPAC believes this time period is sufficient for an average investor.

        Any request for conversion, once made, may be withdrawn at any time up to immediately prior to the vote on the merger proposal at the special meeting (or any adjournment or postponement thereof). Furthermore, if you delivered a certificate for conversion and subsequently decide prior to the meeting not to elect conversion, you may simply request that the transfer agent return the certificate (physically or electronically) to you.

        Please note, however, that once the vote on the merger proposal is held at the special meeting, you may not withdraw your request for conversion and request the return of your stock certificate (either physically or electronically). If the merger is not completed, your stock certificate will be automatically returned to you.

        The merger will not be consummated if Class B common stockholders, owning 20% or more shares of the Class B common stock, outstanding at the special meeting, both vote against the merger and exercise their conversion rights.

Appraisal Rights (page 78)

        You will have appraisal rights in the merger (see “The Merger – Appraisal Rights”). Stockholders who do not wish to accept the merger consideration pursuant to the merger agreement may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, you must comply with the requirements of Delaware law, including among other things:

—	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to approve and adopt the merger agreement at the special meeting;

—	you must not vote in favor of the proposal to approve and adopt the merger agreement and the merger; and

—	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

        Merely voting against the merger or failing to vote will not preserve your right of appraisal under Delaware law. Also, the submission of an executed proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

        Annex 6 to this proxy statement/prospectus contains the relevant provisions of Delaware law relating to your right of appraisal. You are encouraged to read these provisions carefully and in their entirety.

The Merger Agreement (page 81)

        A copy of the merger agreement is attached as Annex 1 to this proxy statement/prospectus and is incorporated herein by reference. You are encouraged to read the entire merger agreement carefully because it is the principal legal document governing the merger.

Merger Consideration

         The terms of the merger agreement provide for Negevtech to issue its ordinary shares to IGPAC’s stockholders in exchange for all of the outstanding shares of IGPAC’s common stock and Class B common stock in accordance with the terms of the merger agreement. Although it cannot be definitively calculated until the closing of the merger, we currently estimate that the number of Negevtech shares issuable in exchange for one share of IGPAC common stock or Class B common stock (also known as the “exchange ratio”) will be 2.7872. This estimate is based on assumptions about the net cash of IGPAC as of two business days prior to the effective time of the merger and several other assumptions discussed below. The net cash of IGPAC, as defined in the merger agreement, consists of the cash in the trust fund and outside of the trust fund and excluding deductible IGPAC expenses and amounts paid to holders of Class B common stock who properly exercise their conversion rights. The amount of cash as of the effective time of the merger for the estimated exchange ratio above does not include interest that would accrue as of the effective time of the merger, and the amount of deductible IGPAC expenses is estimated to be $2,250,000. This calculation also assumes that IGPAC will not have cash outside the trust fund as of two days prior to the effective time of the merger. As a result, the net cash of IGPAC would be $52,716,886, assuming that no holders of Class B common stock exercise their conversion rights. In the event that 19.99% of IGPAC’s Class B common stockholders (the maximum number allowing approval of the merger) exercise their conversion rights, the net cash of IGPAC would be $41,729,006, in which case the exchange ratio would be 2.6941.

        Under the merger agreement, the exchange ratio is determined pursuant to a formula. The definitive exchange ratio will be determined by the following formula:

		Issued and outstanding shares of Negevtech
Net cash of IGPAC	*	(on a fully diluted and as-converted basis)
Issued and outstanding shares of IGPAC		$50,000,000

         In calculating the exchange ratio as described above, the number of outstanding shares of Negevtech on a fully-diluted and as-converted basis at the effective time of the merger shall not include the ordinary shares to be issued to the Negevtech shareholders upon the conversion of their existing convertible loan in the principal amount of $10 million plus interest and any additional ordinary shares to be issued to them in consideration for the additional investment of up to $5 million by such shareholders (which includes $2 million advanced by the shareholders of Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans). These shares will be issued to the shareholders of Negevtech immediately following the effective time of the merger and will not have any impact on the exchange ratio. See “Negevtech Shareholders Letter of Undertaking”. In addition, in calculating the exchange ratio as described above, the number of outstanding shares of Negevtech on a fully-diluted and as-converted basis at June 20, 2008 does not include the ordinary shares issuable upon exercise of the warrant granted to Stifel Nicolaus. See ““Agreements Related to the Merger — Engagement letter with Stifel, Nicolaus & Company, Incorporated”.

        The net cash of IGPAC is determined two business days prior to the merger by BDO Ziv Haft, IGPAC’s auditors, and each of the issued and outstanding shares of IGPAC, and the number of issued and outstanding shares of Negevtech (on a fully diluted and as-converted basis), is determined as of the effective time of the merger.

        The number of issued and outstanding shares of IGPAC is estimated at 11,301,100, assuming that no conversion of Class B common stock, and 9,254,924, assuming 19.99% of Class B common stock is converted. The number of issued and outstanding shares of Negevtech (on a fully diluted and as-converted basis) is estimated at 29,875,181, but may be adjusted as described below.

        The calculation of the exchange ratio above is also based on the following assumptions regarding the issued and outstanding shares of IGPAC and Negevtech, which will only finally be determined shortly before the effective time of the merger:

—	The IGPAC underwriter option and appraisal rights. If HCFP/Brenner Securities exercises its option to purchase IGPAC prior to the merger, the issued and outstanding shares of IGPAC would increase and affect the exchange ratio. This option is assumed to not be exercised prior to the merger. This calculation also assumes that no holders of IGPAC stock properly exercise their appraisal rights instead of accepting the merger consideration.

—	Effect of Anti-dilution protection. The above calculation takes into account the additional options to purchase ordinary shares that will be issued to Dr. Sherman pursuant to the anti-dilution provision in her employment agreement, which is more fully described under “The Merger –Interests of Negevtech’s directors and officers in the Merger.”

—	Recapitalizations of Negevtech’s share capital. In order to minimize the overall effect of fractional shares which may be issuable by Negevtech in connection with the merger, Negevtech may, pursuant to the merger agreement,

—	waive any portion of the deductible IGPAC expenses, increasing the IGPAC price per share, which in turn will increase the exchange ratio to no more than 2.9062; and/or

—	adjust its authorized share capital and its issued and outstanding ordinary shares as of the effective time of the merger, through a reverse split, issuance of bonus shares (stock dividend) or similar adjustment. The exchange ratio will be appropriately adjusted to provide IGPAC’s stockholders with the same economic benefit as they would have received prior to the adjustment. The above calculation does not take into account this adjustment and accordingly, the actual exchange ratio will be adjusted to reflect any such adjustment.

         The shares that the former IGPAC stockholders will receive at the closing in the transactions will represent approximately 47.3 % of the outstanding ordinary shares of Negevtech following the consummation of the merger (and the former Negevtech shareholders would own approximately 52.7 % of the outstanding ordinary shares of Negevtech), assuming the following

—	No IGPAC Class B stockholders elect to exercise their conversion rights, and

—	No IGPAC stockholders exercise appraisal rights and HCFP/Brenner Securities does not exercise its option to purchase IGPAC shares prior to the merger, and

—	Shareholders of Negevtech do not purchase additional ordinary shares of Negevtech (following the completion of the merger) in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking (which amount includes $2 million advanced by the shareholders of Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans).

         On the other hand, the shares that the former IGPAC stockholders will receive at the closing of the merger will represent approximately 39.9% of the outstanding ordinary shares of Negevtech following the consummation of the transactions (and the former Negevtech shareholders would own approximately 60.1 % of the outstanding ordinary shares of Negevtech), if

—	The holders of 19.99% of IGPAC's Class B common stock elect to exercise conversion, and

—	No IGPAC stockholders exercise appraisal rights and HCFP/Brenner Securities does not exercise its option to purchase IGPAC shares prior to the merger, and

—	Negevtech shareholders purchase (following the completion of the merger) ordinary shares of Negevtech in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking (which amount includes $2 million advanced by the shareholders of Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans).

        The calculations of the percentage of ownership of Negevtech’s ordinary shares described above are made on the basis of the outstanding ordinary shares of Negevtech following the completion of the merger, assuming exercise of all options held by the current optionholders of Negevtech and assuming no exercise of warrants to purchase shares of IGPAC common stock that are being assumed by Negevtech in the merger. For a table showing the above calculations together with calculations on a non-diluted basis and fully-diluted basis, see “How much of Negevtech will the current IGPAC stockholders own after the merger is consummated?" See also the description of the recapitalization of Negevtech’s share capital whereby Negevtech’s outstanding preferred shares will be converted to ordinary shares based on a 1 for 1 exchange ratio, prior to the effective time of the merger. See”Description of Negevtech Share Capital – Share Capital Prior to the Merger.”

        The ordinary shares to be issued to the Negevtech shareholders upon the conversion of their existing convertible loan, pursuant to the Negevtech Shareholders Letter of Undertaking, in the principal amount of $10 million plus interest is subject to the closing of the merger. Accordingly, in calculating the percentage of ownership of the former IGPAC stockholders following the merger as described above (under the two different sets of assumptions), such ordinary shares were included in both cases. The adjustment of Negevtech’s share capital that Negevtech may effect prior to the effective time of the merger in order to minimize the overall effect of fractional shares which may be issuable by Negevtech in connection with the merger, will not have any impact on the above calculations.

         Negevtech believes, based on its current estimate of the net cash to be held by Negevtech immediately following the effective time of the merger, that it is reasonably likely that its shareholders will be required to invest the additional $5 million.

        Any IGPAC warrants outstanding at the effective time of the merger shall automatically be deemed to constitute warrants to purchase from Negevtech that number of ordinary shares equal to the number of shares of IGPAC common stock which were subject to such IGPAC warrant immediately prior to the effective time of the merger (whether or not such IGPAC warrant had been exercisable prior to the effective time) multiplied by the exchange ratio. The exercise price for each Negevtech ordinary share shall be equal to the aggregate exercise price of the IGPAC warrants at the effective time of the merger, divided by the number of Negevtech ordinary shares for which it is exercisable pursuant to the merger agreement and rounded up to the nearest whole cent. The underwriter’s purchase option will have the same rights as the IGPAC warrants described above.

        The terms of the merger agreement which deal with the exchange of IGPAC shares into Negevtech ordinary shares and IGPAC warrants into warrants to purchase Negevtech ordinary shares apply to the option granted to the underwriter at the time of the initial public offering.

Conditions to the Merger

        The completion of the merger depends upon the satisfaction or waiver of a number of conditions, most of which may be waived by IGPAC and/or Negevtech, as applicable, among those conditions that may not be waived are the following:

—	receipt of the affirmative vote of holders of (1) a majority of outstanding shares of Class B common stock present in person or represented by proxy and voting at the special meeting of IGPAC’s stockholders described in this proxy statement and (2) a majority of all of the outstanding shares of IGPAC capital stock, voting together without distinction as to class; and

—	holders of fewer than 20% of the shares of IGPAC Class B common stock outstanding at the special meeting shall have properly exercised their rights to convert their shares into a pro rata share of the trust fund in accordance with IGPAC’s second amended and restated certificate of incorporation.

No Solicitation

        Until the closing of the merger or the termination of the merger agreement, Negevtech has agreed not (except as provided in the merger agreement) to solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group concerning any merger, sale of ownership interests and/or assets of Negevtech, recapitalization or similar transaction.

        Until the closing of the merger or the termination of the merger agreement, IGPAC has agreed not to solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group concerning any merger, purchase of ownership interests and/or assets, recapitalization, business combination or similar transaction.

Survival of Representations and Warranties; Insurance

        The representations and warranties of IGPAC, Negevtech and Merger Sub contained in the merger agreement all terminate at the effective time of the merger, and only the covenants that by their terms survive the effective time shall survive beyond the effective time of the merger.

        For a period of five years after the closing of the merger, Negevtech has undertaken to maintain in effect policies ensuring the liability of IGPAC’s directors and officers insurance with respect to matters existing or occurring prior to the closing of the merger (including acts or omissions occurring in connection with the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement).

Termination

        The merger agreement may be terminated at any time, but not later than the closing of the merger as follows:

—	by mutual written consent of IGPAC and Negevtech;

—	by either IGPAC or Negevtech if the merger shall not have been effective by July 18, 2008;

—	by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and non-appealable;

—	by Negevtech, upon a material breach of any representation, warranty, covenant or agreement on the part of IGPAC, or if any representation or warranty of IGPAC shall have become untrue, subject to cure rights in some circumstances;

—	by IGPAC, upon a material breach of any representation, warranty, covenant or agreement on the part of Negevtech, or if any representation or warranty of Negevtech shall have become untrue, in either case such that the applicable closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, subject to cure rights in some circumstances; or

—	by either party, if, at the special meeting of IGPAC’s stockholders described in this proxy statement the merger agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of the requisite holders of IGPAC capital stock, or the holders of 20% or more of the number of shares of IGPAC Class B common stock outstanding at the special meeting exercise their rights to convert the shares of Class B common stock held by them into cash in accordance with IGPAC’s second amended and restated certificate of incorporation.

Termination Fees and Expenses

        In the event that the merger is not consummated, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, except that Negevtech is required to pay IGPAC a termination fee in an amount equal to $4 million in the following events:

—	all conditions to closing have been satisfied (or with respect to IGPAC’s conditions to closing have been waived by IGPAC) and the merger has not been consummated by the effective time as a result of any intentional act or omission taken in bad faith by Negevtech and/or Merger Sub; or

—	IGPAC terminates the merger agreement as a result of a material breach of the merger agreement by Negevtech and/or Merger Sub, where such breach is intentional by Negevtech and/or Merger Sub and committed in bad faith (unless IGPAC is then in material breach of the merger agreement or one of the conditions to Negevtech’s obligations to effect the merger did not occur, other than as a result of an act or omission by Negevtech).

Other Agreements (page 86)

        In addition to the merger agreement, the following parties have entered into, or will enter into at or prior to the closing of the merger, the following agreements:

—	letter of undertaking, pursuant to which Negevtech shareholders, holding in the aggregate at least a majority of the ordinary shares of Negevtech on an as-converted basis, have agreed (1) under certain conditions to buy certain amounts of Negevtech ordinary shares, in an aggregate amount not to exceed $5 million (which amount includes $2 million advanced by the shareholders of Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans), immediately after the effective time of the merger, and (2) that all amounts owed to them by Negevtech under a convertible loan agreement will be converted into Negevtech ordinary shares immediately after the effective time of the merger;

—	lock-up agreements, pursuant to which Negevtech shareholders, holding in the aggregate at least a majority of the ordinary shares of Negevtech on an as-converted basis, will agree not to sell or otherwise transfer any Negevtech shares owned by them immediately prior to the closing of the merger for a period of six months after the closing, subject to certain exceptions;

—	lock-up agreements, pursuant to which the directors and officers of IGPAC will agree not to sell or otherwise transfer any warrants or transfer any Negevtech shares which they may receive as a result of the merger;

—	voting agreements, pursuant to which Negevtech shareholders, holding in the aggregate at least a majority of the ordinary shares of Negevtech on an as-converted basis, have agreed to vote all of their shares of Negevtech in favor of the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

—	a registration rights agreement, pursuant to which the existing Negevtech shareholders’ rights agreement will be amended to remove all sections regarding information rights of shareholders, to revise the registration rights provisions, and to add certain IGPAC stockholders as additional parties.

Listing of Negevtech Ordinary Shares (Page 70)

         Negevtech’s ordinary shares are not currently traded or quoted on a stock exchange or quotation system. After the closing of the transactions, the Negevtech ordinary shares and warrants to be issued pursuant to the merger agreement are expected to be eligible for quotation on the Over-the-Counter Bulletin Board. After the merger, Negevtech’s ordinary shares and warrants will be deemed to be registered under Section 12(g) of the Exchange Act pursuant to Rule 12g-3.

Delisting and Deregistration of IGPAC Securities (Page 71)

        Following the merger, IGPAC securities will no longer be quoted on the Over-the-Counter Bulletin Board.

Accounting Treatment (Page 68)

        Negevtech prepares its financial statements in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

        In accordance with U.S. GAAP, the merger will be accounted for as a recapitalization through the issuance of stock by Negevtech for the net monetary assets of IGPAC. The net monetary assets of IGPAC will be recorded as of the merger date at their respective historical costs, which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the merger.

Comparison of Stockholder Rights (Page 94)

        As a result of the merger, your shares of IGPAC common stock and Class B common stock will be converted into the right to receive Negevtech ordinary shares. Because Negevtech is a corporation organized under the laws of Israel, there are significant differences between the rights of IGPAC stockholders and the rights of holders of Negevtech ordinary shares. For a discussion of these differences, see “Comparison of Vote Required to Approve the Merger” and “Description of Negevtech Share Capital”.

Exchange of Stock Certificates (Page 69)

        After the closing of the merger, the exchange agent appointed in connection with the merger will send a letter of transmittal and exchange instructions to IGPAC stockholders for use in exchanging such stock for Negevtech ordinary shares. You should not send in your IGPAC stock certificates before receiving this letter of transmittal.

        If you elect to exercise your conversion rights, you will need to deliver your IGPAC Class B common stock certificates to our transfer agent at least two business days prior to the special meeting.

         Cash in lieu of Fractional Shares (Page 69)

         No fractions of Negevtech ordinary shares will be issued as consideration in the merger and holders of IGPAC common stock or Class B common stock who would otherwise be entitled to a fraction of a Negevtech ordinary share (after aggregating all fractional shares that otherwise would be received by such holder), shall be entitled to receive in lieu thereof a cash payment. The amount of cash received by such stockholder will be equal to, as determined by Negevtech, either (i) the cash received by the exchange agent from the sale of such fractional share (aggregated with all other fractional shares) in the public market place as soon as reasonably practicable following the effective time of the merger, or (ii) cash received by the exchange agent from Negevtech in an amount equal to $50 million divided by the number of outstanding shares of Negevtech on a fully-diluted and as-converted basis at the time of the consummation of the merger, multiplied by the fractional ordinary share of Negevtech which would otherwise have been issuable to such holder.

         Voting Rights; Proxies; Solicitation of Proxies (Page 50)

        You are requested to complete and sign the accompanying form of proxy and return it promptly to IGPAC in the enclosed postage-paid envelope. When the accompanying form of proxy is returned properly executed, the shares of IGPAC common stock and Class B common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy. Proxies may be solicited by mail, telephone or in person. IGPAC has not hired a firm to assist in the proxy solicitation process but may do so if it deems this assistance necessary. IGPAC will pay all fees and expenses related to the retention of any proxy solicitation firm.

        Unless you check the box on your proxy withholding discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting. If you vote against the proposal to adopt the merger agreement but do not check the box withholding discretionary authority, the proxies could vote your shares for an adjournment or postponement, which is intended to allow additional votes to be solicited for adoption of the merger agreement.

        If you abstain or fail to vote, you will be counted as voting against the proposal to approve and adopt the merger agreement and the merger in the stockholder vote which includes both the IGPAC common stockholders and IGPAC Class B common stockholder voting together without distinction as to class. However, in contrast, your abstention or failure to vote will not be counted and have no effect on the vote of IGPAC Class B common stockholders voting as a separate class, because only the votes actually cast in the special meeting, by person or proxy, are counted in this separate vote in accordance with IGPAC’s certificate of incorporation.

        You can revoke your proxy at any time before it is voted at the special meeting by delivery of a properly completed and executed, later-dated proxy card or telephone or Internet vote or by voting in person by ballot at the special meeting. If you attend the special meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the special meeting will be counted. If your shares are held in an account at a brokerage firm, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee when instructing them on how to vote your shares or when changing those instructions.

SELECTED HISTORICAL FINANCIAL INFORMATION

        We are providing the following financial information to assist you in your analysis of the financial aspects of the merger.

         The Negevtech historical information is derived from the unaudited consolidated financial statements of Negevtech as of March 31, 2008 and 2007 and for the three months periods ended March 31, 2008 and 2007, from the audited consolidated financial statements of Negevtech as of December 31, 2007 and 2006 and for each of its fiscal years ended December 31, 2007, 2006 and 2005 included elsewhere in this proxy statement/prospectus, and from the audited consolidated financial statements of Negevtech as of December 31, 2005, 2004 and 2003 and for each of its fiscal years ended December 31, 2004 and 2003, which are not included in this proxy statement/prospectus. IGPAC’s historical information is derived from its unaudited financial statements as of April 30, 2008 and 2007 and for the nine months periods ended on April 30, 2008 and 2007 and the audited financial statements of IGPAC as of and for each of its fiscal years ended July 31, 2007 and 2006, included elsewhere in this proxy statement/prospectus.

        The information is only a summary and should be read in conjunction with each company’s historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of Negevtech or IGPAC.

NEGEVTECH HISTORICAL FINANCIAL INFORMATION

	For the three months ended March 31		Fiscal Years Ended December 31,
	U.S $ in thousands		U.S $ in thousands
	(Unaudited)
	2008	2007	2007	2006	2005	2004	2003

Statement of Operations Data:
Revenue	$2,171	$7,669	$16,423	$30,862	$15,856	$3,290	$-
Loss from operations	$(5,299)	$(3,522)	$(29,938)	$(12,359)	$(13,628)	$(15,138)	$(8,087)
Net loss	$(6,165)	$(5,669)	$(32,434)	$(13,877)	$(16,111)	$(15,326)	$(7,964)
Net loss per share basic and diluted	$(5.62)	$(926.05)	$(75.85)	$(4,051.67)	$(6,212.96)	$(699.29)	$(434.38)

	As of March 31		As of December 31,
	U.S $ in thousands		U.S $ in thousands
	(Unaudited)
	2008	2007	2007	2006	2005	2004	2003

Balance Sheet Data:
Total assets	$31,796	$38,948	$32,833	$46,386	$33,664	$18,895	$18,469
Total current liabilities	$30,039	$10,151	$6,936	$13,909	$8,610	$5,315	$2,218
Total long-term liabilities	$2,185	$11,537	$20,312	$11,297	$8,924	$6,302	$103
Total shareholder's equity	$(428)	$17,260	$5,585	$21,180	$16,130	$7,278	$16,148

IGPAC HISTORICAL FINANCIAL INFORMATION

	For the Nine Months Ended April 30,		Fiscal Year Ended July 31, 2007	Period from inception (August 1, 2005) to July 31, 2006
	2008	2007
	U.S $ in thousands	U.S $ in thousands	U.S $ in thousands	U.S $ in thousands
	(Unaudited)	(Unaudited)

Statement of Operations Data:
Loss from operations	$(398)	$(86)	$(401)	$(115)
Interest income	$320	$461	$1,880	$31
Net income (loss)	$(77)	$375	$1,479	$(85)
Net income (loss) per share, basic and diluted	$(0.02)	$0.03	$0.12	$(0.25)

	As of April 30,		As of July 31,
	2008	2007	2007	2006
	U.S $ in thousands	U.S $ in thousands	U.S $ in thousands	U.S $ in thousands
	(Unaudited)	(Unaudited)

Balance Sheet Data:
Cash and cash equivalents	$639	$1,124	$1,124	$1,517
Trust fund	$54,766	$53,540	$53,540	$51,721
Net working capital (a)	$658	$1,133	$1,133	$1,522
Total assets	$55,424	$54,673	$54,673	$53,243
Class B common stock, subject to possible conversion	$10,948	$10,703	$10,703	$10,333
Total stockholders' equity	$44,125	$43,835	$43,835	$42,726

(a)	Excludes restricted investments held in trust and deferred merger costs.

SELECTED UNAUDITED CONDENSED COMBINED
PRO FORMA FINANCIAL INFORMATION

         The following unaudited pro forma condensed combined balance sheet combines the consolidated historical balance sheet of Negevtech as of March 31, 2008 and the balance sheet of IGPAC as of April 30, 2008, giving effect to the merger as if it had been consummated on March 31, 2008. The following unaudited pro forma condensed consolidated statement of operations for the twelve month period ended December 31, 2007 combines the statement of operations of Negevtech for the year ended December 31, 2007 with the statement of operations of IGPAC for the twelve month period from February 1, 2007 to January 31, 2008, giving effect to the merger as if it had occurred at the beginning of the periods presented. The following unaudited pro forma condensed consolidated statement of operations for the three month period ended March 31, 2008 combines the statement of operations of Negevtech for the three month period ended March 31, 2008 with the statement of operations of IGPAC for the three month period ended April 30, 2008, giving effect to the merger as if it had occurred at the beginning of the periods presented.

        The selected unaudited pro forma condensed combined financial data have been prepared assuming that (1) none of the holders of IGPAC’s Class B common stock outstanding at the special meeting exercise their right to convert their shares into cash and (2) holders of 19.99% of IGPAC’s Class B common stock outstanding at the special meeting exercise their right to convert their shares into cash.

Pro Forma Condensed Combined Statements of Operations Data

	For the Three Months ended March 31, 2008 Assuming No Conversion	For the Three Months ended March 31, 2008 Assuming Max Conversion	Fiscal Year Ended December 31, 2007 Combined Assuming No Conversion	Fiscal Year Ended December 31, 2007 Combined Assuming Max Conversion
	U.S $ in thousands (unaudited)	U.S $ in thousands (unaudited)	U.S $ in thousands (unaudited)	U.S $ in thousands (unaudited)

Revenue	$2,171	$2,171	$16,423	$16,423
Cost of goods sold	$1,034	$1,034	$15,912	$15,912
Net loss	$(6,270)	$(6,305)	$(31,217)	$(31,422)
Net loss per common share, basic and diluted	$(0.10)	$(0.11)	$(0.85)	$(0.97)

Pro Forma Condensed Combined Balance Sheet

	As of March 31, 2008 Assuming No Conversion	As of March 31, 2008 Assuming Max Conversion

Total assets	$82,596	$76,648
Total current liabilities	$20,213	$20,213
Total stockholders' equity	$60,198	$54,250
Total liabilities and stockholders' equity	$82,596	$76,648

COMPARATIVE PER SHARE DATA

         The following table sets forth selected historical per share information of Negevtech and IGPAC and unaudited pro forma combined per share information of Negevtech after giving effect to the merger, assuming that none of the Class B stockholders elect to exercise their appraisal or conversion rights. You should read this information in conjunction with the selected historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of Negevtech and IGPAC and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the “Negevtech Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included elsewhere in this proxy statement/prospectus. The historical per share information is derived from the financial statements of IGPAC as of and for the fiscal year ended July 31, 2007 and as of and for the nine months ended April 30, 2008 and from Negevtech consolidated financial statements as of and for the fiscal year ended December 31, 2007 and as of and for the three months ended March 31, 2008.

        The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Negevtech and IGPAC would have been had the companies been combined or to project the results of operations of Negevtech that may be achieved after the merger.

	Negevtech	IGPAC	Pro Forma Combined

Percentage of shares of common stock outstanding upon consummation of the Merger
Assuming no conversions	48.7%	51.3%	100%
Assuming maximum conversions	56.4%	43.6%	100%

Net income (loss) per share basic and diluted - historical (1):
Year ended July 31, 2007 (2)		$0.12
Nine months ended April 30, 2008(2)		$(0.02)
Year ended December 31, 2007	$(75.85)
Three months ended March 31, 2008	$(5.62)
Equivalent per share data for book value - historical :
As of July 31, 2007		$41.16
As of December 31, 2007	$5.22
As of March 31, 2008	$(0.35)
As of April 30, 2008		$41.43

Net loss per share - pro forma:
Year ended December 31, 2007
No Conversions			$(0.85)
Maximum conversions			$(0.97)
Three months ended March 31, 2008
No Conversions			$(0.10)
Maximum conversions			$(0.11)
Equivalent per share data for book value - pro forma :
As of December 31, 2007
No Conversions			$1.07
Maximum conversions			$1.09
As of March 31, 2008
No Conversions			$0.98
Maximum conversions			$0.99

(1)	Historical per share amounts for IGPAC were determined based upon the actual weighted average shares outstanding for the year end and combined pro forma per share amounts for IGPAC and Negevtech were determined based upon the assumed number of shares to be outstanding under the two different levels of conversion rights.

(2)	Operations of IGPAC are for the year ended July 31, 2007 and for the nine months ended April 30, 2008.

SECURITIES MARKET PRICE INFORMATION

Market Price

         The Negevtech ordinary shares are not currently listed or quoted on any national securities exchange, the Nasdaq Global Market, or the Over-the-Counter Bulletin Board. Negevtech intends to arrange for its ordinary shares and the warrants to be issued pursuant to the merger agreement to be quoted on the Over-the-Counter Bulletin Board upon completion of the merger. Negevtech intends to apply to list its ordinary shares on the Nasdaq stock market as soon as is practicable after completion of the merger. However, because Negevtech would not satisfy the minimum initial listing requirements for round lot shareholders upon consummation of the offering, Negevtech cannot assure that it will be able to list on the Nasdaq in a timely manner.

        The IGPAC Series A Units and Series B Units have traded on the OTC Bulletin Board, an Nasdaq-sponsored and operated inter-dealer automated quotation system for equity securities not included in the Nasdaq Stock Market, under the symbols “IGPAU.OB” and “IGPBU.OB,” respectively, since July 13, 2006, the date of IGPAC’s initial public offering. On October 4, 2006, the common stock, Class B common stock, Class W warrants and Class Z warrants included in the Series A Units and Series B Units commenced separate trading under the symbols “IGPAA,” “IGPAB,” “IGPAW” and “IGPAZ” respectively. The closing prices for the securities on [—], 2008, the most recent trading day practicable before the date of this proxy statement/prospectus, were $[—], $[—], $[—], $[—], $[—] and $[—], respectively.

        The table below sets forth the range of high and low closing bid prices for the common stock, Class B common stock, Class W warrants, Class Z warrants, Series A units and Series B units, for the quarterly periods since the units commenced public trading on July 13, 2006 and since the common stock, Class B common stock and warrants commenced public trading on October 4, 2006. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Common Stock		Class B Common Stock		Class W Warrants		Class Z Warrants		Series A Units		Series B Units
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low

2006

Fourth Quarter	$3.50	$3.50	$4.79	$4.65	$0.60	$0.20	$0.60	$0.60	$7.15	$5.5	$10	$9.65

2007

First Quarter	$3.50	$1.75	$5.03	$4.76	$0.28	$0.20	$0.60	$0.50	$7.4	$5.5	$10.4	$9.85

Second Quarter	$1.85	$1.75	$5.06	$5.00	$0.25	$0.20	$0.50	$0.50	$6.8	$6.47	$10.5	$10.3

Third Quarter	$1.85	$1.32	$5.07	$5.00	$0.20	$0.15	$0.50	$0.30	$6.53	$5.42	$10.6	$10.26

Fourth Quarter	$1.6	$0.8	$5.15	$5.01	$0.15	$0.06	$0.30	$0.15	$5.55	$2.75	$10.55	$10.25

Dividend Policy

Negevtech

        Negevtech has not declared any cash dividends since inception and has no present intention to pay dividends in the foreseeable future. Any proposal by Negevtech’s Board of Directors to pay dividends will depend on many factors, including its financial condition, results of operations, legal requirements and other factors. Negevtech is also subject to certain debt instruments and agreements that limit its ability to pay dividends.

        All of the ordinary shares offered by this proxy statement/prospectus will have the same dividend rights as all of Negevtech’s other outstanding ordinary shares. Following the merger, any distribution of dividends shall require the approval of Negevtech’s Board of Directors. The section “Description of the Negevtech Share Capital–Dividend and Liquidation Rights” explains in more detail the procedures Negevtech must follow and the Israeli law provisions that determine whether it is entitled to declare a dividend.

        For information regarding the Israeli withholding tax applicable to dividends and related United States refund procedures, see “Taxation–Material Israeli Tax Considerations.”

IGPAC

        IGPAC has not paid dividends since inception and does not anticipate paying any dividends.

COMPARISON OF VOTE REQUIRED TO APPROVE THE MERGER

        The adoption of the merger agreement, and the approval of the merger, requires the affirmative vote of a majority of IGPAC’s outstanding common stock and Class B common stock voting without distinction as to class and the affirmative vote of a majority of our outstanding Class B common stock voting as a separate class that are present in person or by proxy and entitled to vote at the special meeting.

        Each stockholder that holds shares of the Class B common stock has the right to vote against the adoption of the merger agreement and, at the same time, demand that IGPAC convert that stockholder’s Class B shares into cash equal to a pro rata portion, or approximately $[—] per share as of [—], 2008, of the trust fund in which a substantial portion of the net proceeds of IGPAC’s initial public offering is deposited. If the merger is not completed, then the shares of Class B common stock will not be converted into cash at this time, even if conversion into cash was elected, and there will be a distribution of the trust fund to holders of our Class B common stock (see “Information About IGPAC”). Moreover, if holders of 2,047,200 or more shares of Class B common stock outstanding at the special meeting, an amount equal to 20% of the total number of shares of Class B common stock outstanding at the special meeting, vote against the merger agreement and demand conversion of their shares into a pro rata portion of the trust fund, then the merger will not be consummated (see “The IGPAC Stockholders Special Meeting – Stockholders Entitled to Vote; Quorum; Vote Required; Adjournment and Postponements”).

        The affirmative vote of the holders of the majority of all shares of Negevtech, present in person or represented by proxy and entitled to vote at the special shareholders meeting in which a quorum is present, and the approval of the holders of at least 60% of Negevtech’s outstanding preferred shares (by vote or by written consent) are required to approve and adopt the merger agreement and approve the merger. The directors and officers of Negevtech, other than Dr. Sherman, the chief executive officer of Negevtech who holds 12 ordinary shares in her capacity as the trustee under Negevtech’s 2002 share option plan, do not hold any shares of Negevtech (other than options granted to them under Negevtech’s option plans, which do not confer upon their holders any voting rights), and accordingly, they have no right to vote in the shareholder meeting approving the merger. However, certain directors of Negevtech may be deemed to beneficially own the shares of Negevtech owned by shareholders of Negevtech, due to their positions as partners, employees and/or managers of such shareholders or otherwise due to their affiliation with such shareholders. See “Beneficial Ownership of Securities”.

        Negevtech shareholders, holding in the aggregate at least a majority of the ordinary shares of Negevtech, on an as-converted basis, which majority includes at least 60% of the issued and outstanding Negevtech preferred shares, on March 6, 2008 entered into voting agreements with IGPAC whereby each such Negevtech shareholder has agreed to vote all of its shares of Negevtech in favor of the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, approval of the merger by Negevtech’s shareholders is assured.

RISK FACTORS

        An investment in Negevtech ordinary shares involves a number of risks, some of which are related to the merger and some of which are inherent in an investment in Negevtech. You should carefully consider the following information about these risks, together with the other information incorporated by reference or included in this proxy statement/prospectus, in considering the proposed merger.

Risks Related to the Merger

If holders of 20% or more of shares of the Class B common stock vote against the merger, the merger will not be consummated and IGPAC would be forced to liquidate.

        Under the terms of IGPAC’s second amended and restated certificate of incorporation, holders of shares of Class B common stock have the right to vote against the merger and to elect to convert their shares into cash. If holders of 20% or more of shares of Class B common stock outstanding at the special meeting vote against the merger and opt to convert their shares into cash, IGPAC would be required to liquidate, because it would not be able to consummate another business combination by July 18, 2008. In that case, there would be no distribution with respect to shares of IGPAC’s common stock and no distribution with respect to IGPAC’s outstanding warrants and, accordingly, the warrants would expire and be worthless. In liquidation, the net proceeds of IGPAC’s initial public offering held in the trust fund, plus interest earned thereon, will be distributed pro rata to the holders of the Class B common stock, subject to potential claims of creditors and any taxes paid or payable by IGPAC.

        Although IGPAC has had all vendors, prospective target businesses and other entities with which it engaged, execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the trust fund for the benefit of the holders of IGPAC’s Class B common stock, there is no guarantee that they would be prevented from bringing claims against the trust fund, which, if sustained, would reduce the amount available for distribution.   IGPAC’s executive officers have agreed that they will be personally liable to replenish the trust fund under very limited circumstances. The limited indemnity given by IGPAC’s executive officers, together with the fact that there would be no distribution on their holdings of IGPAC common stock and their outstanding warrants would expire and be worthless, may have influenced their decision to approve IGPAC’s merger with Negevtech.

Negevtech will issue a substantial number of ordinary shares in connection with the merger, which will be available for sale in the future. In addition, IGPAC’s outstanding warrants will also be available for sale in the future. This may cause a decline in the market price of Negevtech’s ordinary shares and warrants and may impair the ability of stockholders to sell their shares that they acquire in a merger.

Pursuant to the merger agreement, Negevtech will issue ordinary shares to IGPAC’s common stockholders as consideration for their shares in IGPAC. In addition, pursuant to the merger agreement IGPAC’s outstanding option and warrants will be exercisable to purchase the applicable amount of shares of Negevtech ordinary shares. See “The Merger Agreement – Merger Consideration”.

         In addition, shareholders of Negevtech have entered into an undertaking to buy, collectively, up to $5 million of ordinary shares of Negevtech and to convert into ordinary shares of Negevtech all amounts outstanding and due by Negevtech to such shareholders under their existing convertible loan agreement with Negevtech, dated October 29, 2007, in a principal amount of $10 million plus interest. The shares purchased and converted by the shareholders of Negevtech will not be subject to any lock-up agreement. See “Negevtech Shareholders Letter of Undertaking”. Furthermore, on March 30, 2008 Negevtech entered into a loan agreement for the extension of a credit line by Kreos Capital II Limited, a venture capital firm, of $7 million. In consideration for its agreement to extend the credit line, Negevtech granted Kreos Capital II Limited a warrant to purchase 1,375,000 Series A-1 Preferred Shares for a total consideration exercise price of $2,500. The shares underlying the warrants will not be subject to any lock-up period. See “Agreements Related to the Merger – Loan Agreement with Kreos”. The total number of Negevtech shares that will not be subject to any lock-up agreement, including as described above, will constitute approximately 73.87% of the issued and outstanding ordinary shares of Negevtech immediately following the closing of the merger, if the exchange ratio is 2.7872 or approximately 71.82% of the issued and outstanding ordinary shares of Negevtech immediately following the closing of the merger, if the exchange ratio is 2.6941. See “Agreements Related to the Merger – Lock-up Agreements”

        The sale, or even the possibility of sale, of the ordinary shares or the shares underlying the Negevtech warrants and the underwriter’s purchase option could have an adverse effect on the market price for Negevtech’s securities or on its ability to obtain future public financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

         As a result, the number of shares available for sale will increase immediately upon consummation of the merger agreement and again as shares under the lock-up agreements are released. Increases in the number of freely tradable shares may adversely impact the market price of Negevtech’s stock and may impair the ability of shareholders to sell the shares they acquire in the merger.

Negevtech has not operated as a public company. Fulfilling obligations incident to being a public company after completing the merger will be expensive and time consuming.

        Negevtech, as a private company, has maintained a relatively small finance and accounting staff. Negevtech currently does not have an internal audit group. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, Negevtech will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on Negevtech’s finance and accounting staff and on its financial, accounting and information systems, and increase its insurance, legal and financial compliance costs. Negevtech may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

Section 404 of the Sarbanes-Oxley Act of 2002 will require Negevtech to document and test its internal controls over financial reporting for fiscal 2008 and beyond. Any delays or difficulty in satisfying these requirements could adversely affect its future results of operations and its stock price.

        Section 404 of the Sarbanes-Oxley Act of 2002 will require Negevtech to document and test the effectiveness of its internal controls over financial reporting in accordance with an established internal control framework and to report on its conclusion as to the effectiveness of its internal controls. It may require Negevtech more than it expects to comply with these control- and procedure-related requirements.

        Negevtech may discover in the future areas of its internal controls that need improvement it may acquire in the future. Negevtech cannot be certain that any remedial measures it takes will ensure that it implements and maintains adequate internal controls over its financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could harm Negevtech’s operating results or cause it to fail to meet its reporting obligations. If Negevtech is unable to conclude that it has effective internal controls over financial reporting, or if its independent auditors are unable to provide it with an unqualified report regarding the effectiveness of its internal controls over financial reporting as required by Section 404, investors could lose confidence in the reliability of its financial statements, which could result in a decrease in the value of Negevtech ordinary shares. Failure to comply with Section 404 could potentially subject Negevtech to sanctions or investigations by the SEC or other regulatory authorities.

If IGPAC is unable to complete a business combination, holders of IGPAC’s Series A units, common stock and warrants will be unable to participate in the distribution of the trust fund.

        The trust fund is reserved for holders of IGPAC’s Class B common stock. Consequently, if IGPAC is unable to complete a business combination by 24 months after the consummation of the initial public offering on July 18, 2006, the holders of Series A units and common stock of IGPAC will not be entitled to participate in the distribution of the trust fund that will be effected following stockholder approval of IGPAC’s plan of dissolution. Furthermore, there will be no distribution from the trust fund with respect to outstanding Class W warrants and Class Z warrants.

If IGPAC is unable to consummate the merger and is forced to dissolve and liquidate, payments from the trust fund to its Class B common stockholders may be delayed.

        In the event that IGPAC does not consummate a business combination by 24 months after the consummation of the initial public offering on July 18, 2006, IGPAC will be required to liquidate. IGPAC currently believes that, promptly after such date, the following will occur:

—	IGPAC’s board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to its stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

—	IGPAC will promptly file a preliminary proxy statement with the Securities and Exchange Commission;

—	if the Securities and Exchange Commission does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, IGPAC will mail the definitive proxy statement to stockholders, and approximately 30 days following the mailing of such definitive proxy statements, IGPAC will convene a meeting of stockholders, at which the stockholders will either approve or reject the plan of dissolution and distribution; and

—	if the Securities and Exchange Commission does review the preliminary proxy statement, IGPAC currently estimates that it will receive SEC comments 30 days after the filing of such proxy statement. IGPAC would then mail the definitive proxy statement to stockholders following the conclusion of the comment and review process (the length of which IGPAC cannot predict with any certainty, and which may be substantial) and IGPAC will convene a meeting of stockholders at which the stockholders will either approve or reject the plan of dissolution and distribution.

        IGPAC expects that all costs associated with the implementation and completion of the plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust fund, although IGPAC cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, IGPAC anticipates that either its initial stockholders will advance the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than approximately $50,000 to $75,000) or IGPAC will be dissolved by court order.

        The foregoing procedures may result in substantial delays in the liquidation and the distribution to IGPAC’s Class B common stockholders of the funds from the trust and liquidation of IGPAC’s remaining net assets as part of the plan of dissolution and liquidation to its remaining common stockholders.

If the merger’s benefits do not meet the expectations of financial or industry analysts, the market price of Negevtech’s securities may decline.

        The market price of Negevtech’s securities may decline as a result of the merger if:

—	Negevtech does not achieve the perceived benefits of the merger as rapidly as, or to the extent anticipated by, financial or industry analysts; or

—	the effect of the merger on Negevtech's financial results is not consistent with the expectations of financial or industry analysts.

Deutsche Bank may claim that it is owed an advisory fee upon the closing of the merger.

         On or about the weekend of January 12, 2008, IGPAC entered into an engagement letter with Deutsche Bank with respect to the services to be provided by Deutsche Bank in connection with the merger and the transactions contemplated thereby. In its engagement letter, Deutsche Bank agreed to provide a range of investment banking services including, assisting IGPAC in identifying potential investors in the event that such new investors are required to consummate the merger as well as assisting and advising IGPAC on approaching these potential investors. Within days after the engagement letter was signed, Deutsche Bank informed IGPAC that it would not be able to assist IGPAC in attracting new investors to purchase shares of IGPAC in anticipation of the merger. IGPAC informed Deutsche Bank that under these circumstances, the engagement letter between Deutsche Bank and IGPAC was considered by IGPAC to be in breach and is terminated and no fees are or will be owed by IGPAC to Deutsche Bank. The engagement letter contemplated that IGPAC would pay Deutsche Bank a fee in the amount of 2% of the aggregate consideration payable upon consummation of the merger, but in no event less than one million Euros. This fee was to be shared between IGPAC and the surviving company, with IGPAC paying 50% of the fee upon consummation of the merger out of available cash, and 50% being paid following the merger by the surviving company. Deutsche Bank sent a letter dated May 27, 2008 to IGPAC stating that the engagement letter’s fee was owed to Deutsche Bank and should be paid in accordance with its terms and also disputing the termination.

        When you consider the recommendation of IGPAC’s and Negevtech’s board of directors in favor of adoption of the merger, you should keep in mind that IGPAC’s and Negevtech’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder.

When you consider the recommendation of IGPAC’s board of directors in favor of adoption of the merger proposal, you should keep in mind that IGPAC’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. These personal and financial interests of IGPAC’s directors and officers may have influenced their decision to approve IGPAC’s merger with Negevtech. In considering the recommendations of IGPAC’s board of directors to vote for and support the merger proposal and other proposals, you should consider these interests. Additionally, the exercise of IGPAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the merger may result in a conflict of interest when determining whether such changes or waivers are appropriate and in IGPAC’s stockholders’ best interest. In addition, directors and officers of Negevtech have interests in the merger that are different from, or in addition to, the interest of the shareholders of Negevtech. These interests include, among other things, those described under “Interests of Negevtech’s Directors and Executive Officers in the Merger”.

Risks Related to Negevtech’s Business

        You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, Negevtech’s post-merger business and financial results could be adversely affected in a material way. This could cause the trading price of its ordinary shares to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Negevtech has a history of losses since its inception, and Negevtech expects to sustain future losses and it may never achieve or sustain profitability.

        Negevtech has incurred substantial losses since it began its operations in 2000 and it anticipates that it will continue to incur substantial losses in the future. As of December 31, 2007, Negevtech has an accumulated deficit of approximately $98 million. Negevtech has not achieved profitability in any year since inception and expects to continue to incur net losses and negative free cash flow until it can produce sufficient revenues to cover its costs, which may not occur for several years, if at all. Furthermore, Note 1 to Negevtech Consolidated financial statements for the year ended December 31, 2007 states that Negevtech has experienced significant net operating losses and negative cash flow since its inception. These circumstances raise substantial doubt about its ability to continue as a going concern. Additionally, Negevtech’s auditors, Kesselman & Kesselman, CPA, a member firm of PricewaterhouseCoopers International Limited, have included a going-concern explanatory paragraph in their opinion on Negevtech’s financial statements for the year ended December 31, 2007. Even if Negevtech does achieve profitability, it may be unable to sustain or increase its profitability in the future.

Negevtech’s business is affected by the highly cyclical nature of the semiconductor industry.

        The semiconductor industry has historically been highly cyclical and, at various times, has experienced significant economic downturns characterized by production overcapacity and reduced product demand. The semiconductor industry is currently entering a period of slower growth, characterized by reduced revenues and profits to semiconductor manufacturers. The cyclicality of the industry is generally attributable to an oversupply of ICs due to the large volumes of chips that today’s factories are capable of producing. In addition, the semiconductor industry may be negatively affected by a reduced demand for electronic products that incorporate ICs. The memory chip manufacturers that are Negevtech’s primary customers are currently experiencing a downturn. The cyclical nature of the semiconductor industry impairs Negevtech’s ability to accurately predict future revenue and future expense levels. The purchasing decisions of Negevtech’s new and existing customers are highly dependent on the economies of both the local markets in which they are located and the semiconductor industry worldwide. Historically, companies in the semiconductor industry have expanded aggressively during periods of increased demand. As a result, periods of overcapacity and contraction in the semiconductor industry have frequently followed periods of increased demand. Negevtech expects this pattern to be repeated in the future. The timing, length and severity of the expansion and contraction cycles in the semiconductor industry are difficult to predict. Future downturns in the semiconductor industry may be severe and could seriously harm Negevtech. In the alternative, if Negevtech faces rapid growth, it may not be able to meet the demand of its customers and its business may be adversely affected.

Negevtech’s ability to achieve market acceptance of current or future products will depend on its ability to keep pace with technological change and rapid innovation.

        Negevtech’s success in the semiconductor industry will depend, in part, on market acceptance of its existing technology and continual improvement of its advanced technologies and rapid innovation of new solutions. Technological innovations are inherently complex and require long development cycles and an appropriate staff of highly qualified employees. Negevtech’s success will depend on its ability to accurately predict evolving industry standards, to win market acceptance of its new and advanced technologies and to manufacture its products in a timely and cost-effective manner and in a manner that addresses changing customer needs. If Negevtech does not continue to gain market acceptance for its technologies and products, or develop and introduce improvements in a timely manner in response to changing market conditions or customer requirements, Negevtech’s business could be seriously harmed.

Negevtech’s business will be harmed if it is unable to compete effectively.

        The sale of wafer inspection systems to the semiconductor industry is highly competitive. Negevtech competes with a number of existing companies, including KLA-Tencor and Applied Materials, and additional competitors may emerge in the future. Many of Negevtech’s competitors have significant competitive advantages, including:

—	greater financial resources and access to capital;

—	larger operations;

—	larger customer bases and more established customer relationships;

—	greater manufacturing capacity;

—	larger research and development operations;

—	larger sales and marketing staffs; and

—	longer operating histories.

        In addition, certain of Negevtech’s competitors, such as KLA-Tencor, offer a broader range of products and services than Negevtech. These competitors may package their products in a manner that will cause customers to purchase their products over Negevtech’s products, and in addition may price such products significantly below Negevtech’s product offerings. As a result, these companies may be able to compete more aggressively and over a longer period of time than Negevtech. Increased competition may result in reduced operating margins or operating losses, loss of market share, inability to gain market share and diminished value in Negevtech’s services and products. There is no assurance that Negevtech will be able to compete successfully against its existing or future competitors.

If Negevtech does not continue to innovate and provide products that are useful to new and existing customers, it may not remain competitive and its revenues and operating results could suffer, as occurred in 2007 as a result of low market acceptance of Negevtech’s 3200 system.

        Negevtech’s existing competitors are constantly developing innovations in wafer inspection systems, and Negevtech expects future competitors to innovate at a rapid pace. As a result, Negevtech must continue to invest significant resources in research and development in order to enhance its product pipeline, capture additional applications and introduce other innovative inspection systems that its new and existing customers will use. If Negevtech is unable to predict preferences among semiconductor manufacturers, or trends in the semiconductor industry, it may fail to gain timely acceptance by its target customers. As a result, Negevtech’s revenues and operating results would suffer if its innovations are not responsive to the needs of semiconductor manufacturers, appropriately timed with market opportunity or effectively brought to market.

        For example, after sales began in 2004, Negevtech’s revenues increased from approximately $16 million in 2005 to approximately $31 million in 2006 through strong sales of the Company’s 3100 systems. In late 2006 Negevtech introduced its 3200 system featuring new imaging modes and inspection capabilities. However, in 2007 Negevtech experienced difficulties as its new 3200 system proved not to be competitive with its competitors’ offerings. As a result, Negevtech’s efforts to sell the 3200 system were unsuccessful and sales in 2007 declined to $16 million.

Negevtech’s future rate of growth is highly dependent on the development and growth of the demand for wafer inspection systems addressing ultra-small defects.

        Negevtech primarily designs its wafer inspection system products to target the needs of semiconductor manufacturers seeking ultra-small defect detection in processing technologies. If, for any reason, the demand for wafer inspection systems addressing these ultra-small defects fails to grow in the long term as expected, Negevtech may be unable to increase current revenue levels in the short term and achieve profitability in the long term.

If Negevtech fails to expand, train and manage its skilled employee base, Negevtech may be unable to grow its business effectively.

        Negevtech’s future success depends, to a significant extent, on the continued service of its key technical, sales and senior management personnel and their ability to execute its growth strategy. The loss of key employees could harm Negevtech’s business. Negevtech’s future performance will depend, in part, on its ability to attract, retain and motivate qualified personnel. There can be no assurance that we will be able to retain our key management and scientific personnel.

Negevtech’s key employees are critical to its success. The loss of key employees could impair Negevtech’s ability to execute its strategy and grow its business.

        Negevtech’s future success depends, to a significant extent, on the continued service of its key technical, sales and senior management personnel and their ability to execute its growth strategy. There can be no assurance that Negevtech will be able to retain its key employees. The loss of these key employees could harm Negevtech’s business and impair Negevtech’s ability to execute its strategy and grow its business.

Negevtech is dependent on third party suppliers and vendors for the supply of key components for its products.

        Negevtech is currently dependent on third parties to manufacture the key components needed for its systems. Furthermore, some of its key components are currently available from only a single source, or from a limited group of suppliers. Accordingly, a supplier’s failure to develop and supply components in a timely manner, or to supply components that meet Negevtech’s quality, quantity and cost requirements or Negevtech’s technical specifications, or the inability to obtain alternative sources of these components on a timely basis or on terms acceptable to Negevtech, would create delays in production of its products or increase its unit costs of production. Also, to the extent that components are proprietary products of Negevtech’s suppliers, or the processes used by Negevtech’s suppliers to manufacture these components are proprietary, Negevtech may be unable to obtain comparable components from alternative suppliers.

Negevtech is dependent on a small number of customers in the semiconductor industry.

        Negevtech currently sells its products to a limited customer base. A substantial portion of its net sales is derived from a relatively limited number of memory manufacturers, and Negevtech anticipates that it will continue to be reliant on a small number of customers during the next two years. For example, in 2005, 2006 and 2007, Negevtech sold its products to six, nine and five customers, respectively. In addition, the mix and type of customers, and sales to any single customer, may vary significantly from quarter to quarter and from year to year. If any significant customer discontinues its relationship with Negevtech, or reduces or postpones current or expected purchase commitments for Negevtech’s products, Negevtech’s business prospects, operating results and financial condition could be materially and adversely affected. Moreover, significant customers may also seek, and on occasion receive, pricing, payment or other commercial terms that are less favorable to Negevtech. These factors could have a material adverse effect on Negevtech’s business prospects, operating results and financial condition.

Negevtech may not be able to obtain sufficient funds to grow its business.

        Negevtech has regularly needed to raise funds in order to operate its business. Negevtech believes that the proceeds from this merger should enable it to operate in accordance with its business plan. However, if Negevtech’s plans or assumptions change or are inaccurate, it may be required to seek capital sooner than anticipated. Negevtech may need to raise some or all of the additional funds needed though private debt or equity financings. Negevtech’s ability to obtain additional funding from such financings or other sources will be subject to a number of factors, including market conditions, its operating performance and investor sentiment. These factors may make the timing, amount and terms and conditions of additional funding unattractive to Negevtech. If Negevtech cannot raise adequate funds, it may not be able to continue to fund its operations.

Negevtech’s revenue and operating results may fluctuate significantly as a result of factors outside of its control, which could cause the value of Negevtech to decline.

        Unless and until Negevtech establishes a predictable sales record for its products, Negevtech expects its revenue and operating results to vary significantly from quarter to quarter. As a result, quarterly comparisons of its financial results are not necessarily meaningful and you should not rely on them as an indication of Negevtech’s future performance. In addition, due to its stage of development, Negevtech cannot predict its future revenue or results of operations accurately. As a consequence, Negevtech’s operating results may fall below the expectations of investors, which could cause the valuation of Negevtech to decline.

        Negevtech expects to make significant investments in all areas of its business, particularly in research and product development and in expanding its manufacturing capability. Because the investments associated with these activities are relatively fixed in the short-term, Negevtech may be unable to adjust its spending quickly enough to offset any unexpected shortfall in its revenue growth.

Negevtech may be exposed to lawsuits and other claims if its products malfunction, which could increase its expenses, harm its reputation and prevent Negevtech from growing its business.

        Any liability for damages resulting from malfunctions of Negevtech’s products could be substantial and could increase its expenses and prevent it from growing its business. A malfunction of Negevtech’s products could result in tort or warranty claims. In addition, a well-publicized actual or perceived problem could adversely affect the market’s perception of Negevtech’s products. This could result in a decline in demand for Negevtech’s products, which would reduce Negevtech’s revenue and harm its business.

Negevtech is exposed to the risks of operating a global business, which can create an uncertain environment and could impair Negevtech’s ability to exercise its business plan

        A large part of Negevtech’s annual net sales is derived from customers in regions outside the United States, and it is expected that revenue from international sources will continue to represent a substantial percentage of its revenue. Negevtech’s operations are particularly dependent on the economies of Taiwan, Japan, Korea and Singapore. In these countries, Negevtech is a relatively small company and relies on local companies for its sales and customer support. Thus, Negevtech’s business is greatly affected by the global demand for electronic devices worldwide, and a decline in the economies of any of the countries in which it operates could negatively affect Negevtech’s operating results. As a result, Negevtech faces risks from doing business internationally, including:

—	reduced protection of intellectual property rights in some countries;

—	difficulties in staffing and managing foreign operations;

—	longer sales and payment cycles;

—	potentially adverse tax consequences;

—	laws and business practices favoring local competition;

—	compliance with a wide variety of complex foreign laws and treaties; and

—	variance and unexpected changes in local laws and regulations.

        Furthermore, managing Negevtech’s global operations presents challenges, such as cultural differences and organizational configuration. Moreover, each region in the semiconductor equipment market has unique characteristics that can change periodically and affect capital equipment investments. Negevtech’s business and results of operations could be negatively affected by global uncertainties with respect to the economic growth rates in various countries, global trade issues, changes in the laws and regulations in different countries, political instability, or terrorism in regions where Negevtech operates.

Negevtech is exposed to currency risk from its operations in various countries.

        A substantial portion of Negevtech’s revenues are now, and are expected to continue to be, realized in U.S. Dollars. A significant portion of Negevtech’s operating and manufacturing expenses are paid in New Israeli Shekels and U.S Dollars. Fluctuations in the exchange rate between the New Israeli Shekel and the U.S. Dollar may have a material effect on Negevtech’s results of operations. In particular, Negevtech may be adversely affected by a significant weakening of the U.S. Dollar against the New Israeli Shekel. To date, Negevtech has not engaged in any hedging transactions but may engage in such transactions in the future to reduce its exposure to currency fluctuations.

Risks Related to Intellectual Property

Negevtech’s core business may be adversely affected if it is unable to successfully defend against or resolve pending patent litigation with Applied Materials.

        Negevtech is currently engaged in patent litigation with Applied Materials in which Applied Materials claims that Negevtech infringes Applied Materials’ U.S. Patent Nos. 5,982,921 and 6,924,891. Applied Materials is seeking an injunction on the ‘921 patent and unspecified damages. See “Legal Proceedings” for a more detailed description of this litigation. If Negevtech is unable to successfully defend this patent litigation with Applied Materials, Negevtech may be required to pay substantial damages and other expenses, cease the production and sale of its systems in the United States, obtain licenses related to the patents at issue or expend significant resources developing similar non-infringing technology.

Negevtech is exposed to various risks relating to intellectual property disputes or claims that may be expensive to prosecute or defend, prevent it from selling or using the challenged technology and harm Negevtech’s business.

Negevtech’s commercial success depends upon not infringing intellectual property rights owned by others. The industry in which Negevtech competes has many participants that own, or claim to own, intellectual property, including participants who have been issued patents and may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those used by Negevtech in its products. Some of these patents may grant very broad protection to the owners of the patents. Negevtech cannot determine with certainty whether any existing third-party patents or the issuance of any new third-party patents would require it to alter its technologies, obtain licenses or cease certain activities. Furthermore, Negevtech may receive notifications from other parties claiming that certain of its products, processes or technologies infringe upon their patent rights, copyrights, trademark rights or other intellectual property rights. Furthermore, Negevtech may from time to time, and in the future, be involved in legal proceedings or claims with respect to the above. Legal proceedings may be time consuming and expensive to prosecute or defend and also divert management attention and resources, and thus could have a negative effect on Negevtech’s business operations if Negevtech loses or has to settle a case on significantly adverse terms. Negevtech’s customary practice is to evaluate such infringement assertions and to consider whether to seek licenses where appropriate. However, there can be no assurance that licenses can be obtained or, if obtained, will be on acceptable terms or that costly litigation or other administrative proceedings will not occur. A successful claim of infringement against Negevtech or its failure or inability to license the allegedly infringed or similar technology could require Negevtech to pay substantial damages and could harm its business. See “Legal Proceedings” for a description of a dispute with KLA-Tencor.

Negevtech depends on its intellectual property and Negevtech’s failure to protect it could enable competitors to market products with similar features that may reduce demand for Negevtech’s products.

        Negevtech’s success depends, to a significant extent, on the technology that is incorporated in its products and upon its ability to develop new or improved technologies and products, and to successfully obtain patent or other proprietary or statutory protection for these technologies and products in the United States and other countries. Although some of the inventions for which Negevtech has obtained or applied for patent protection are no longer suitable for use with its planned products, Negevtech believes that some of the other inventions covered by the patents and patent applications are important to the success of its products. Furthermore, the process of seeking patent protection is lengthy and expensive, and Negevtech cannot be certain that pending or future applications will actually result in issued patents or that issued patents will be of sufficient scope or strength to provide meaningful protection or commercial advantage to Negevtech. If Negevtech is unable to protect its intellectual property, Negevtech’s competitors could use Negevtech’s intellectual property to market products similar to Negevtech’s products, which could reduce demand for Negevtech’s products. Negevtech may be unable to prevent unauthorized parties from attempting to copy or otherwise obtain and use its products or technology. Policing unauthorized use of Negevtech’s technology is difficult, and Negevtech may not be able to prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect its intellectual property as fully as those in the United States. Others may circumvent the trade secrets, trademarks and copyrights that Negevtech owns. Any such infringements, or any alleged infringements, could have a material adverse effect on Negevtech’s business, results of operations, and financial condition.

        Any of the United States patents or foreign patents owned by Negevtech or subsequently issued to Negevtech may be invalidated, circumvented, challenged or rendered unenforceable. Negevtech may not be issued any patents as a result of its pending and future patent applications and any patents Negevtech are issued may not have the breadth of claim coverage sought by Negevtech. Any litigation surrounding Negevtech’s patent rights could force Negevtech to divert financial and other important resources away from its business operations.

        Some of Negevtech’s intellectual property is not covered by any patent or patent application. Negevtech seeks to protect this proprietary intellectual property, which includes intellectual property that may not be patented or patentable, in part by confidentiality agreements with its representatives, distributors, customers, suppliers, consultants and employees, and through other security measures. These agreements afford only limited protection and may not provide Negevtech with adequate remedies for any breach or prevent other persons or institutions from asserting rights to intellectual property arising out of these relationships. In addition, Negevtech cannot assure you that these agreements will not be breached, that Negevtech will have adequate remedies for any such breach or that the parties to such agreements will not assert rights to intellectual property arising out of these relationships.

        Negevtech’s intellectual property is used in a large number of foreign countries, including China, where the laws may not protect intellectual property rights as fully as in the United States. In addition, effective intellectual property enforcement may be unavailable or limited in such foreign countries. Negevtech’s inability to enforce its intellectual property rights in some countries may harm its business.

Risks Related to Operating in Israel

Conducting business in Israel entails special risks.

        Negevtech’s principal offices and research and development and manufacturing facilities are located in the State of Israel. Negevtech depends on components imported from outside of Israel and almost all of its sales occur outside of Israel. Accordingly, Negevtech is directly influenced by the political, economic and military conditions affecting Israel. Specifically, Negevtech could be adversely affected by:

—	any major hostilities involving Israel;

—	a full or partial mobilization of the reserve forces of the Israeli army;

—	the interruption or curtailment of trade between Israel and its present trading partners; and

—	a significant downturn in the economic or financial condition of Israel.

        Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza. The execution of Israel’s plan of unilateral disengagement from the Gaza Strip and some parts of the West Bank and Hamas gaining majority of the Palestinian Parliament in the elections held in the Palestinian Authority in 2006 may affect Israel’s security, foreign relations and the stability of the region. During July 2006, major hostilities broke out between Israel and both Palestinian factions in Gaza, leading to an escalation of the conflict in the area. In addition, in July 2006 there was a war along Israel’s northern border with Lebanon. In 2007 there was further escalation of the conflicts in the Gaza Strip. There is no indication as to how long the current hostilities will last or whether there will be any further escalation. Any further escalation in these hostilities or any future armed conflict, political instability or violence in the region may have a negative effect on Negevtech’s business condition and harm its results of operations.

        In addition, some of Negevtech’s officers and employees in Israel, including certain key employees, are obligated to perform annual reserve duty in the Israeli army and are subject to being called up for reserve duty at any time. The absence of one or more of Negevtech’s officers and key employees for significant periods of time due to military service could be disruptive to its operations.

There may be difficulties enforcing a U.S. judgment against Negevtech and its executive officers and directors or in asserting U.S. securities laws claims in Israel. Therefore, investors may not be able to obtain or collect upon a judgment against such individuals and Negevtech may not be able to enforce its indemnity rights against its executive officers.

        The majority of Negevtech’s executive officers and directors are located outside the United States, and substantially all of Negevtech’s assets will be located outside of the United States. Negevtech has appointed Corporation Service Company as its agent to receive service of process in any action against Negevtech in the United States, but none of Negevtech’s officers or directors has consented to service of process in the United States or to the jurisdiction of any United States Court. As a result, it may not be possible for investors in the United States to enforce their legal rights, to effect service of process upon Negevtech’s directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties against Negevtech’s directors and officers under Federal securities laws. Therefore, a judgment obtained against any of them in the United States, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court (as further explained below). Further, if a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency (as further explained below). It also may be difficult for you to assert U.S. securities law claims in original actions instituted in Israel.

        There is substantial doubt as to the enforceability of civil liabilities under the Securities Act or the Exchange Act in original actions instituted in Israel. However, subject to certain time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that (1) the judgment was rendered by a court which was, according to the laws of the jurisdiction of the court, competent to render the judgment, (2) the judgment is no longer appealable, (3) the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and (4) the judgment is executory in the state in which it was given. A foreign judgment will not be declared enforceable if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proved to the Israeli court that (i) the judgment was obtained by fraud, (ii) there was no due process, (iii) the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel, (iv) the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or (v) at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

        Under existing law, a foreign judgment payable in foreign currency may be paid in Israel currency at the rate of exchange on the date of payment, but the judgment debtor may also make payment in foreign currency if the Israeli exchange control regulations then in effect permit such foreign currency payment. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency will ordinarily be linked to the Israeli consumer price index. Judgment creditors must bear the risk that they will be unable to convert their award into foreign currency that can be transferred out of Israel. All judgment creditors must bear the risk of unfavorable exchange rates.

Grants and benefits received from the Israeli Government may not be available to Negevtech in the future.

        To maintain Negevtech’s qualification as an “Approved Enterprise” under Israeli tax law, Negevtech must continue to meet conditions set forth in Israeli law and regulations, including making specified investments in fixed assets and equipment and financing a percentage of those investments with its share capital. If Negevtech fails to comply with these conditions in the future, the benefits it receives could be cancelled or reduced, and Negevtech could be required to pay increased taxes or refund the amounts of any tax benefits received, linked to the Israeli consumer price index plus interest. These programs and tax benefits may not be continued in the future at their current levels or at all, and Negevtech’s requests for future participation in these programs for any future expansion of its manufacturing facilities may not be approved.

        On April 1, 2005, the Israeli Parliament passed an amendment in which it revised the criteria for investments qualified to receive tax benefits. As a result of the amendment, tax-exempt income generated under the provisions of the new law will subject Negevtech to taxes upon distribution or liquidation and it may be required to record a deferred tax liability with respect to such tax-exempt income. As of December 31, 2007, Negevtech did not generate income under the provision of the Amendment. The new tax regime will apply to new investment programs only and Negevtech’s qualification as an Approved Enterprise will generally not be subject to the provisions of the Amendment.

The government grants Negevtech has received for research and development expenditures restrict its ability to manufacture products and transfer technologies outside of Israel and require it to satisfy specified conditions.

        Negevtech’s research and development efforts have been financed, in part, through participations from the Office of the Chief Scientist at the Israeli Ministry of Industry, Trade and Employment, or OCS. Technology developed with OCS funding is subject to transfer restrictions and any transfer of technology or manufacturing rights generally requires the approval of an OCS committee. Such approvals, if granted, could be subject to the following conditions: (i) The transfer of technology that was developed, in whole or in part, using OCS funding, would be subject to the payment to the OCS of a portion of the consideration Negevtech receives for such technology; or (ii) The transfer of manufacturing rights outside of Israel could be conditioned upon either (1) payment of increased aggregate royalties, ranging from 120% to 300% of the amount of the participations plus interest, depending on the percentage of foreign manufacture and an increase in the royalty rate; or (2) a transfer of manufacturing rights into Israel of another product of similar or more advanced technology. These restrictions may impair Negevtech’s ability to sell its technology assets or to outsource manufacturing outside of Israel and the restrictions continue to apply even after it has repaid the full amount of royalties payable for the participations.

Risks Related to an Investment in Negevtech’s Ordinary Shares

Negevtech may in the future be considered a passive foreign investment company.

        The U.S. Internal Revenue Code contains special rules relating to passive foreign investment companies, or PFICs. A U.S. holder who owns stock in a PFIC is generally subject to adverse tax consequences under these rules. These rules do not apply to non-U.S. holders. A company is treated as a PFIC if at least 75% of the company’s gross income for a taxable year consists of “passive income,” defined generally as income from passive investments, as opposed to operating income. A company is also treated as a PFIC if the average percentage of the value of its assets, including cash balances that produce or are held for the production of passive income is at least 50%. While Negevtech does not expect to be a PFIC for U.S. income tax purposes for its current taxable year ending December 31, 2007, because a company’s status as a PFIC is a complex, factual determination made on an annual basis, there can be no assurance that Negevtech will not be treated as a PFIC in its current taxable year or future taxable years.

        If Negevtech were classified as a PFIC, unless a U.S. holder made a timely specific election, a special tax regime would apply to any “excess distribution” the U.S. holder receives and any gain the U.S. holder realizes from a sale or other disposition. Under this regime, any excess distribution and realized gain would be treated as ordinary income and would be subject to tax as if the excess distribution or gain had been realized ratably over such holder’s holding period for the Negevtech shares. A U.S. holder will generally be required to pay taxes on the amount allocated to a year at the highest marginal tax rate and pay interest on prior years’ taxes. Such U.S. holder may be able to ameliorate the tax consequences somewhat by making a mark-to-market election. You should consult your own tax advisor regarding the consequences if Negevtech is classified as a PFIC.

The Merger May be a Taxable Transaction for U.S. Holders of IGPAC Common Stock or Class B Common Stock

         The surrender of IGPAC common stock or Class B common stock pursuant to the merger may be a taxable transaction for U.S. federal tax purposes. In connection with the U.S. federal income tax consequences of the merger, no ruling has been requested from the Internal Revenue Service. As a result, holders of IGPAC common stock or Class B common stock may be subject to a taxable event with respect to which they do not receive cash to pay the tax. In addition, if a U.S. Holder of IGPAC Class B common stock exercises such holder’s conversion rights and surrenders shares of Class B common stock, this will be a taxable transaction, the consequences of which may vary depending on the holder’s particular facts and circumstances. Under Section 302 of the Code, a U.S. Holder’s exercise of conversion rights will be treated as a sale or exchange if it satisfies certain redemption tests set forth in Section 302 of the Internal Revenue Code. If a U.S. Holder satisfies one or more of the redemption tests, the holder will qualify for sale or exchange treatment and will recognize capital gain or loss. The deductibility of capital losses is subject to limitations. If the holder satisfies none of the redemption tests, the amount of cash received for its shares will be treated as a distribution, all or a portion of which may be taxable as a dividend. For a further discussion, please see the section entitled “Taxation — U.S. Federal Income Tax Consequences of an Exercise of Conversion Rights” Holders of IGPAC common stock or Class B common stock should consult their own tax advisors about the U.S. federal tax consequences to them if the merger is a taxable transaction.

Upon completion of the merger, Negevtech will be subject to the Exchange Act reporting regime applicable to foreign private issuers, which, to some extent, is less rigorous than the Exchange Act reporting required of U.S. companies.

        Upon completion of the merger, Negevtech will be subject to the Exchange Act reporting regime applicable to foreign private issuers, which, to some extent, is less rigorous than the Exchange Act reporting required of U.S. companies. In particular, as a foreign private issuer:

—	Negevtech will file an Exchange Act annual report on Form 20-F, some items of which require less disclosure than those required of domestic issuers on Form10-K;

—	Negevtech will not be subject to U.S. interim disclosure requirements but will only have to submit copies of interim reports, press releases and other materials, documents, required to be published or which it does publish under Israeli law, under cover of Form 6-K;

—	Negevtech will not be subject to U.S. proxy rules under Exchange Act Section 14; and

—	Negevtech’s officers, directors and principal shareholders will not be subject to the insider short swing profit disclosure and recovery provisions of Exchange Act Section 16.

Provisions of Israeli law and Negevtech’s articles of association may delay, prevent or make undesirable an acquisition of all or a significant portion of Negevtech’s shares or assets.

         The memorandum and articles of association of Negevtech, which will become effective upon the completion of the merger, contain provisions which may have the effect of rendering more difficult or discouraging an acquisition of Negevtech which is deemed undesirable by its Board of Directors. Those provisions include: limiting the ability of Negevtech’s shareholders to convene general meetings of Negevtech; controlling procedures for the conduct of shareholder and Board of Directors meetings, including quorum and voting requirements; and the election and removal of directors. Moreover, the classification of the Board of Directors of Negevtech into three classes with terms of approximately three years each, and the requirement under Israeli company law to have two external directors, who cannot readily be removed from office, may make it more difficult for shareholders who oppose the policies of the Board of Directors to remove a majority of the then current directors from office quickly. It may also, in some circumstances, together with the other provisions of the memorandum of association, articles of association and Israeli law, deter or delay potential future merger, acquisition, tender or takeover offers, proxy contests or changes in control or management of the Company, some of which could be deemed by certain shareholders to be in their best interests.

The rights and responsibilities of Negevtech’s shareholders are governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

         Negevtech is incorporated under Israeli law. The rights and responsibilities of holders of Negevtech’s ordinary shares are governed by its memorandum of association, its articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on the following matters: (a) any amendment to the articles of association; (b) an increase of the company’s authorized share capital; (c) a merger; or (d) approval of certain acts and transactions, including interested party transactions that require stockholder approval, as specified in the Israeli Companies Law. The Israeli Companies Law does not describe the substance of this duty, except to state that the remedies generally available upon a breach of contract will apply also in the event of a breach of the duty to act in good faith.

INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS AND MARKET DATA

        This proxy statement/prospectus, and the documents incorporated into it by reference, contain forward-looking statements.

        Forward-looking statements include, but are not limited to, statements about:

—	the ability of IGPAC and Negevtech to complete the merger;

—	the anticipated benefits of the merger;

—	Negevtech's ability, to market, commercialize and achieve market acceptance for its current or future products;

—	Negevtech's future financial performance;

—	Negevtech’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; and

—	Negevtech’s ongoing litigation with Applied Materials.

        Forward-looking statements also include, but are not limited to, expectations of future revenues, future levels of research and development spending, general and administrative spending, levels of capital expenditures and operating results, sufficiency of capital resources of IGPAC or Negevtech. These statements relate to future events or Negevtech’s future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause Negevtech’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “intends,” “seeks,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “target,” “continue” or variations on these terms or other comparable terminology. Although management believes that the expectations reflected in the forward-looking statements are reasonable, based on information available at the time the statements are made, Negevtech cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements speak only as of the date of this proxy statement/prospectus. Negevtech does not intend to update any of the forward-looking statements after the date of this proxy statement/prospectus or to conform these statements to any new information, changes in assumptions or actual results, except as required by law.

        These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

—	the failure of the IGPAC stockholders to approve the proposed merger, the number and percentage of the holders of IGPAC’s Class B common stock voting against the merger and seeking conversion or the failure of other conditions to the proposed merger to be satisfied;

—	costs related to the proposed merger;

—	outcomes of government reviews, inquiries, investigations and related litigation;

—	continued compliance with government regulations;

—	legislation or regulatory environments, requirements or changes adversely affecting the business in which Negevtech is engaged;

—	the failure of Negevtech to defend the implementation of the technology embedded in its systems in the patent litigation with Applied Materials;

—	the extent to which the products offered by Negevtech are demanded by/in demand in the market;

—	the actual number of customer orders received by the companies;

—	cancellations, rescheduling or delays in product shipments;

—	delays in developing and commercializing new products;

—	fluctuations in customer demand;

—	lengthy sales and qualification cycles;

—	changes in semiconductor industry growth;

—	competition in the industry in which Negevtech does business;

—	timing of approval and market acceptance of new products and services;

—	Negevtech's business strategy and plans;

—	exchange rate fluctuations;

—	variability of interest rates;

—	availability of financing sources;

—	availability of government funding;

—	general economic conditions; and

—	political, economic and military conditions in Israel.

        All written and oral forward-looking statements attributable to IGPAC, Negevtech and/or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake (and expressly disclaim) any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

        Before you grant your proxy or instruct how your vote should be cast or vote on the approval and adoption of the merger agreement and approval of the merger, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this document and in the public filings of IGPAC with the SEC could have a material adverse effect on IGPAC, Negevtech or the combined company.

         In addition, this proxy statement/prospectus contains information concerning the semiconductor and semiconductor wafer inspection industries that is forward-looking in nature and is based on a variety of assumptions regarding the ways in which these will develop. These assumptions have been derived from independent market research and industry reports referred to in this proxy statement/prospectus. Some data is also based on the good faith estimates of Negevtech’s management, derived from their review of internal surveys and the independent sources listed above.

        If any of the assumptions regarding the industry are incorrect, actual market results may differ from those predicted. Although Negevtech’s management does not know what impact any such differences may have on its business, its future results of operations and financial condition and the market price of Negevtech ordinary shares may be materially adversely affected.

THE IGPAC STOCKHOLDERS SPECIAL MEETING

Date, Time and Place

        This proxy statement/prospectus is being furnished in connection with the solicitation of proxies by the board of directors of IGPAC for the special meeting of our stockholders to be held at 10:00 a.m. Eastern time, on [—], 2008 at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard, Suite 1200, McLean, Virginia 22102. This proxy statement, the attached notice of the special meeting and the accompanying proxy card are first being sent or given to our stockholders on or about [—], 2008.

Matters to be considered at the IGPAC Stockholders’ Meeting

        The purposes of the IGPAC stockholders’ meeting are to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 6, 2008, by and among Negevtech Ltd., an Israeli company, Negevtech Acquisition Subsidiary Corp., a Delaware corporation, and IGPAC, as such agreement may be amended from time to time, and the merger provided for therein; and to vote upon any proposal by IGPAC to adjourn or postpone the special meeting if determined to be necessary.

        The IGPAC board has unanimously approved the merger and unanimously recommends that IGPAC common stock and Class B common stockholders vote FOR adoption of the merger agreement.

Stockholders Entitled to Vote; Quorum; Vote Required; Adjournment & Postponement

        Record Date. You are entitled to notice of, and may vote at, the special meeting if you were the record holder of our common stock or Class B common stock as of the close of business on [—], 2008, the record date for the special meeting. As of the close of business on the record date, there were [—] shares of our common stock outstanding and [—] shares of our Class B common stock outstanding, held by [—]  stockholders of record.

        Quorum. A quorum of IGPAC stockholders is necessary to hold a valid meeting. A quorum will be present at the IGPAC special meeting if a majority of our outstanding shares of common stock and Class B common stock entitled to vote at the special meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

        Vote Required. The affirmative vote of a majority of IGPAC’s outstanding common stock and Class B common stock voting together without distinction as to class, and the affirmative vote of a majority of IGPAC’s outstanding Class B common stock entitled to vote at the special meeting voting as a separate class, present in person or represented by proxy, is required to approve and adopt the merger agreement and approve the merger.

        Each stockholder that holds shares of the Class B common stock has the right to vote against the adoption of the merger agreement and, at the same time, demand that IGPAC convert that stockholder’s Class B shares into cash equal to a pro rata portion, or approximately $[—] per share as of [—], 2008, of the trust fund in which a substantial portion of the net proceeds of IGPAC’s initial public offering is deposited. If the merger is not completed, then the shares of Class B common stock will not be converted into cash at this time, even if conversion into cash was elected, and there will be a distribution of the trust fund to holders of our Class B common stock. Moreover, if holders of 2,047,200 or more shares of Class B common stock outstanding at the special meeting, an amount equal to 20% of the total number of shares of Class B common stock outstanding at the special meeting, vote against the merger agreement and demand conversion of their shares into a pro rata portion of the trust fund, then the merger will not be consummated.

        IGPAC’s issued and outstanding warrants do not have voting rights and record holders of IGPAC’s Class W warrants and Class Z warrants will not be entitled to vote at the special meeting.

        Adjournment or Postponement. If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to cause the meeting to be adjourned, including for the purpose of soliciting additional proxies, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented by proxy. At an adjourned meeting at which a quorum is present or represented by proxy any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjournment meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

        If you choose to vote by proxy, then the proxy you submit (whether by mail, telephone or Internet) will continue to be valid at any adjournment or postponement of the special meeting.

Voting Rights

        As of the record date, there were [—] shares of IGPAC common stock outstanding and [—] shares of IGPAC Class B common stock issued and outstanding, each of which entitles its holder to one vote. As of the record date, directors and executive officers of IGPAC as a group owned 100 shares of common stock and did not beneficially own any shares of IGPAC Class B common stock. IGPAC’s outstanding warrants and the underwriter’s purchase option do not have voting rights and record holders of our Class W warrants and Class Z warrants will not be entitled to vote at the special meeting.

Voting Your Shares

        There are four ways to vote your shares at the special meeting:

        By signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose names are listed on the proxy card, will vote your shares as you instruct on the card.

        By telephone. You can vote this way by following the telephone voting instructions included with your proxy card. If you do, you should not return the proxy card.

        By Internet. You can vote via the Internet. Internet voting instructions are provided in the enclosed proxy card.

        By attending the special meeting and voting in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

Proxies

        If you are unable to attend the special meeting, you may vote by proxy. You may submit your proxy by telephone or by signing, dating and returning the enclosed proxy card in the accompanying pre-paid envelope. If your proxy is properly completed and submitted as instructed, it will be voted pursuant to your instructions set forth on the proxy card or provided by telephone. If you choose to vote by mail, you are urged to specify your choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of common stock and Class B common stock represented by the proxy will be voted “FOR” the proposal to approve and adopt the merger agreement and approve the merger.

        If your shares are held in “street name,” you should follow the directions provided by your bank, broker or other nominee regarding how to revoke or change your proxy.

Revoking Your Proxy and Changing Your Vote

        If you vote by proxy, you may revoke it or change your voting instructions at any time before it is exercised:

—	If you mailed a proxy card, by mailing another proxy card with a later date;

—	If you voted by telephone or on the Internet, by calling the same telephone number or following the instructions on the Internet;

—	By notifying IGPAC in writing before the special meeting that you have revoked your proxy; or

—	By attending the special meeting, revoking your proxy and voting in person.

        If your shares are held in “street name,” consult your broker for instructions on how to revoke your proxy or change your vote.

Abstentions and Broker Non-Votes

         If you abstain or fail to vote, you will be counted as voting against the proposal to approve and adopt the merger agreement and the merger in the stockholder vote which includes both the IGPAC common stockholders and IGPAC Class B common stockholders voting together without distinction as to class. However, in contrast, your abstention or failure to vote will not be counted and have no effect on the vote of IGPAC Class B common stockholders voting as a separate class, because only the votes actually cast in the special meeting, by person or proxy, are counted in this separate vote in accordance with IGPAC’s certificate of incorporation.

        If you are a holder of Class B common stock may exercise your right to convert your shares of Class B common stock into a pro rata portion of the trust fund only if you vote against the merger. In addition, you will only be entitled to appraisal rights with respect to your IGPAC common stock and IGPAC Class B common stock if you submit a written demand for an appraisal prior to the vote on the merger agreement and the merger, do not vote in favor of the proposal to approve and adopt the merger agreement, and otherwise comply with the Delaware law procedures, a summary of which is set forth in this proxy statement.

        If your broker holds your shares in its name and you do not give the broker voting instructions, your broker may not vote your shares. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote” which will have the effect of a vote against the approval and adoption of the merger agreement and approval of the merger.

Solicitation of Proxies

        The proxy accompanying this proxy statement/prospectus is solicited on behalf of the IGPAC board of directors for use at the IGPAC stockholders’ meeting.

        IGPAC is soliciting the enclosed proxy card on behalf of the board of directors, and will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, IGPAC’s directors and officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. IGPAC has requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of its stock. We have not hired a firm to assist in the proxy solicitation process but may do so if it deems this assistance necessary. We will pay all fees and expenses related to the retention of any proxy solicitation firm.

Conversion Rights

         Pursuant to IGPAC’s second amended and restated certificate of incorporation, any holder of shares of Class B common stock outstanding on the record date who votes against the merger has the right to have his, her or its shares of Class B common stock converted into cash equal to a pro rata portion, or approximately $[—] per share as of $[—], 2008, of the trust fund in which a substantial portion of the net proceeds of IGPAC’s initial public offering is deposited. If the merger is not completed, then the shares of Class B common stock will not be converted into cash at this time, even if conversion into cash was elected. Moreover, if holders of 2,047,200 or more shares of Class B common stock outstanding at the special meeting, an amount equal to 20% of the total number of shares of Class B common stock outstanding at the special meeting, vote against the merger agreement and demand conversion of their shares into a pro rata portion of the trust fund, then the merger will not be consummated.

         A holder of Class B common stock as of the record date who wishes to exercise this conversion right must both vote against the merger proposal and check the applicable box on the proxy card provided for that purpose to demand conversion, and return the proxy card in accordance with the instructions provided. Investors who become holders of Class B common stock after the record date will not receive a proxy card and, consequently, also cannot exercise conversion rights with respect to the Class B common stock that they purchased after the record date, unless those investors make private arrangements with the applicable holder of those shares of Class B common stock as of the record date to vote against the merger proposal and check the applicable box on the proxy card to demand conversion and also make private arrangements for payment to the new stockholder of proceeds from the conversion. An eligible Class B common stockholder will only be entitled to receive cash for these shares by tendering his, her or its Class B shares to IGPAC’s transfer agent at least two business days prior to the special meeting. If properly demanded, and upon certain conditions set forth below, IGPAC will convert each share of Class B common stock into cash in the amount of the per-share conversion price. The holders of IGPAC’s common stock will not be entitled to seek conversion of their shares.

        If you exercise your conversion rights, you will be required, whether you are a record holder or hold your shares in “street name,” either to tender your certificates to IGPAC’s transfer agent on or before the date which is two business days prior to the date of the special meeting or to deliver your shares to our transfer agent electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at your option. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker approximately $35, and the broker may or may not pass this cost on to you.

        You will have sufficient time from the time IGPAC sends out this proxy statement/prospectus through the time of the vote on the merger proposal to deliver your shares if you wish to exercise your conversion rights. This time period will vary depending on the specific facts of each transaction. However, as the delivery process can be accomplished by you, whether or not you are a record holder or your shares are held in “street name,” within a day, by simply contacting the transfer agent or your broker and requesting delivery of your shares through the DWAC System, IGPAC believes this time period is sufficient for an average investor.

        Any request for conversion, once made, may be withdrawn at any time up to immediately prior to the vote on the merger proposal at the special meeting (or any adjournment or postponement thereof). Furthermore, if you delivered a certificate for conversion and subsequently decide prior to the meeting not to elect conversion, you may simply request that the transfer agent return the certificate (physically or electronically) to you.

        Please note, however, that once the vote on the merger proposal is held at the special meeting, you may not withdraw your request for conversion and request the return of your stock certificate (either physically or electronically). If the merger is not completed, your stock certificate will be automatically returned to you.

You Will Have Appraisal Rights in the Merger

        Stockholders of IGPAC who do not wish to accept the consideration payable pursuant to the merger agreement or upon exercise of their conversion rights may seek, under Delaware law, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more or less than or the same as the per share merger consideration or the per share amount payable to Class B common stockholders who properly exercise their conversion rights. This right of appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, you must comply with the requirements of Delaware law, including among other things:

—	you must make a written demand on us for appraisal in compliance with Delaware law before the vote on the proposal to approve and adopt the merger agreement at the special meeting;

—	you must not vote in favor of the proposal to approve and adopt the merger agreement and the merger; and

—	you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger.

        Merely voting against the merger or failing to vote will not preserve your right of appraisal under Delaware law. Also, the submission of an executed proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert appraisal rights. If you or your nominee fails to follow all of the steps required by the statute, you will lose your right of appraisal.

        Annex 6 to this proxy statement contains the relevant provisions of Delaware law relating to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Questions About Voting

        If you have any questions about how to vote or direct a vote in respect of your IGPAC common stock or Class B common stock, you may call IGPAC’s Chief Financial Officer, Mr. Dror Gad, at Israel Growth Partners Acquisition Corp., Tel: +972-3-575-1418. You may also want to consult your financial and other advisors about the vote.

IGPAC Stock Certificates

        PLEASE DO NOT SEND YOUR IGPAC COMMON STOCK CERTIFICATES OR IGPAC CLASS B COMMON STOCK CERTIFICATES TO US NOW UNLESS YOU ARE EXERCISING YOUR CONVERSION RIGHTS, IN WHICH CASE SEE SECTION “THE IGPAC STOCKHOLDERS SPECIAL MEETING – CONVERSION RIGHTS” CONTAINING INSTRUCTIONS FOR MAILING YOUR STOCK CERTIFICATES. AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR IGPAC COMMON STOCK AND CLASS B COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

        The matters to be considered at the IGPAC stockholders’ meeting are of great importance to the IGPAC stockholders. Accordingly, IGPAC stockholders are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope or to vote by telephone or via the Internet.

THE MERGER

Background of the Merger

        The terms of the merger agreement are the result of arm’s-length negotiations between representatives of IGPAC and Negevtech. The following is a brief discussion of the background of these negotiations, the merger agreement and related transactions.

        IGPAC was formed on August 1, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business which has operations or facilities located in Israel, or which is a company operating outside of Israel but would benefit from establishing operations or facilities in Israel.

        On July 18, 2006, IGPAC completed its initial public offering of 500,000 Series A units and 4,600,000 Series B units. On July 26, 2006, IGPAC consummated the closing of an additional 32,500 Series A units and 518,000 Series B units which were subject to the over-allotment option granted to the underwriters. Each Series A unit consisted of two shares of common stock, $.0001 par value per share, and ten Class Z warrants, each to purchase one share of IGPAC common stock at a price of $5.00 per share. Each Series B Unit consisted of two shares of Class B common stock, $.0001 par value per share, and two Class W warrants, each to purchase one share of IGPAC common stock at a price of $5.00 per share. IGPAC’s net proceeds from the initial public offering, including the exercise of the over allotment option, totaled approximately $52.9 million which was net of approximately $3.3 million in underwriting and other expenses. Of these proceeds, approximately $51.7 million was placed in trust.

        Following the consummation of IGPAC’s initial public offering, IGPAC’s executive officers commenced an active search for a prospective acquisition candidate. IGPAC conducted exploratory discussions with respect to effecting a business combination with approximately 39 prospective acquisition candidates and entered into non-disclosure agreements and waivers with respect to a possible business combination with 10 of those prospective acquisition candidates. Of these prospective businesses, we executed a letter of intent to pursue a business combination with one other company, which included a mutual exclusivity provision with respect to review of the business combination for purposes of entering into a definitive business combination agreement and which later lapsed.

        Given the background and affiliations of IGPAC’s management, IGPAC’s management attempted to source opportunities both proactively and reactively, and given the mandate to find a suitable business combination partner, did not limit themselves to any one transaction structure. IGPAC’s executive officers evaluated prospective businesses in a number of technology-related as well as other areas as acquisition candidates.

        In evaluating each prospective acquisition candidate, IGPAC’s executive officers considered all or a majority of the following factors, in addition to others:

—	financial condition and results of operation;

—	growth potential;

—	experience and skill of management and availability of additional personnel;

—	capital requirements;

—	competitive position;

—	barriers to entry;

—	stage of development of the products, processes or services;

—	degree of current or potential market acceptance of the products, processes or services;

—	proprietary features and degree of intellectual property or other protection of the products, processes or services;

—	regulatory environment of the industry;

—	costs associated with effecting the business combination;

—	the likelihood that such transaction would be consummated within the timeframe available to IGPAC; and

—	the ability of the prospective acquisition candidate to become a public reporting company under United States securities laws.

        IGPAC’s executive officers did not intend for the above criteria to be exhaustive. IGPAC’s executive officers based any evaluation relating to the merits of a particular business combination, to the extent relevant, on the above factors as well as other considerations deemed relevant by them in effecting a business combination consistent with IGPAC’s business objectives.

        In compiling the list of 39 prospective acquisition candidates, IGPAC’s management used assistance from a number of different sources, including Deutsche Bank’s London branch and its representatives in Israel, Israel-based venture capital funds which had technology-related companies in their portfolios and Gilai Dolev of Dolev & Abramovitz HI-TEC Information (1999) Ltd., a search service which provided IGPAC’s management with a list of 200 potential acquisition candidates.

        In September 2006, IGPAC’s management was first provided with a list and information with respect to Israeli technology companies with sales over $5 million in 2005, which list included Negevtech. This list was provided by Gilai Dolev of Dolev & Abramovitz HI-TEC Information (1999) Ltd.

        On September 25, 2006, IGPAC’s management met with two managing partners at Pitango Venture Capital (also referred to as Pitango), Zeev Binman and Rami Kalish. Pitango is one of Israel’s largest venture capital firms and is a substantial shareholder in Negevtech. In this meeting Pitango provided information with respect to a number of potential candidates for a business combination, although IGPAC and Pitango did not specifically discuss Negevtech.

        On August 15, 2007, Mr. Carmel Vernia, IGPAC’s Chief Executive Officer and Mr. Zack Keinan from Deutsche Bank met with Ms. Rona Segev, a partner at Pitango specializing in software. Messrs. Vernia and Keinan explained IGPAC’s “special purpose acquisition company” model to Ms. Segev and reviewed Pitango’s portfolio with Ms. Segev, in an attempt to identify suitable targets. During this meeting Ms. Segev suggested Negevtech as one of Pitango’s portfolio companies and one that she believed had the potential to benefit from access to sufficient additional funding.

         Following the August 15, 2007 meeting with Pitango, Mr. Vernia decided to pursue the information provided by Ms. Segev and receive additional information about Negevtech. Mr. Vernia made a phone call to Mr. Eddy Shalev, managing partner of Genesis Partners, a leading technology-driven venture capital firm in Israel (or Genesis), which, like Pitango, is a large shareholder of Negevtech. Mr. Vernia told Mr. Shalev that IGPAC’s management was interested in evaluating a business combination of Negevtech with IGPAC. Following this call a meeting was set up between IGPAC’s management, the Deutsche Bank team and Genesis and Pitango, as two major Negevtech shareholders.

        The meeting took place on August 23, 2007 at the offices of Genesis. During that meeting IGPAC’s management and the Deutsche Bank team explained to Genesis and Pitango how the SPAC mechanism works, and the two Negevtech shareholders agreed that they were interested in the idea of a business combination between IGPAC and Negevtech and that the parties should continue to explore this possibility.

        As a next step in learning more about Negevtech, IGPAC executed a non-disclosure agreement and a waiver with Negevtech on September 1, 2007 and on September 6, 2007, IGPAC’s management met with Mr. Jaron Lotan, Negevtech’s chairman, and a number of members of Negevtech’s senior management, including Dr. Rivka (Rivi) Sherman, Negevtech’s President, and Mr. Oz Desheh, Negevtech’s Chief Financial Officer, to introduce IGPAC’s business model to Negevtech and obtain general information about Negevtech’s operations and financial history.

        IGPAC’s management then decided to continue its review of Negevtech on two parallel tracks: Mr. Vernia, assisted by the Deutsche Bank team, would conduct the initial due diligence review of the company, while Messrs. Karp and Gad would conduct a series of discussions with Negevtech, Pitango, Genesis and other of Negevtech’s shareholders regarding the possible structures and valuation of a potential transaction.

        On September 18, 2007, IGPAC’s management and the Deutsche Bank team met again with Mr. Binman of Pitango and Mr. Shalev of Genesis to discuss the general terms of a possible acquisition of Negevtech. Mr. Binman and Mr. Shalev indicated that Negevtech was valued at $70 million on their books, but did not propose an offer at this amount. Both sides agreed at this meeting to continue their dialogue regarding the possibility of a business combination between Negevtech by IGPAC. On October 18, 2007, IGPAC’s management and representatives from Deutsche Bank met with Mr. Binman and Mr. Shalev to explain the warrant structure of IGPAC and the dilutive implications of the exercise of IGPAC warrants on Negevtech’s capital structure after the consummation of a business combination.

        Mr. Vernia, Mr. Gad and the Deutsche Bank team spent three half days, on October 21, October 22, and October 23, 2007, meeting with Negevtech personnel and receiving detailed presentations on Negevtech’s technology, R&D, operations, sales and marketing from Negevtech’s management. The primary purpose of these presentations was for IGPAC’s management to learn more about Negevtech’s technological advantages and sales forecast.

        These meetings were followed by several phone calls and meetings with Negevtech executives, Dr. Sherman, Mr. Yuval Levine (former VP Sales) and Mr. Glyn Davies (VP Corporate Vice President, Marketing and Sales & President, Negevtech Inc. (U.S.A.).

        IGPAC’s management continued its due diligence review of Negevtech by contacting several of Negevtech’s major customers to evaluate their assessment of the competitiveness of Negevtech’s products and the performance and competitiveness of Negevtech’s new product, the 3300 series.

        On October 23, 2007, IGPAC sent a draft letter of intent to Negevtech proposing basic terms for a business combination, subject to final IGPAC board approval, including consideration in the form of stock, a transaction structured as a merger rather than a stock purchase and a valuation for IGPAC based on its net cash divided by its outstanding shares. Neither the valuation for Negevtech nor an exchange ratio was proposed at this time.

        On October 26, 2007, IGPAC’s management and Deutsche Bank held a follow-up meeting regarding the possible effects of the IGPAC warrants on Negevtech’s capital structure with Mr. Binman of Pitango, Mr. Shalev of Genesis and Mr. Bart Markus of Wellington Partners, another shareholder of Negevtech.

        On November 15, 2007, Mr. Carmel Vernia met with the board of directors of Negevtech at which Mr. Vernia proposed, subject to IGPAC board approval, a possible valuation of Negevtech at $60 million, of which $15 million would be in the form of a contingent post-closing payment depending on Negevtech’s sales during 2008 and 2009, and no compensation for dilution resulting from the exercise of IGPAC warrants. The board of directors of Negevtech responded they would further review this proposal.

        On November 19, 2007, Messrs. Zeev Binman of Pitango and Eddy Shalev of Genesis proposed to Mr. Carmel Vernia a valuation of Negevtech of $60 million, plus additional consideration of $25 million to be paid to Negevtech shareholders in the form of warrants, based on the post-closing performance of the combined company. Mr. Vernia responded that he could not endorse this valuation for Negevtech although he would bring the proposal to IGPAC’s board for its review.

        On November 21, 2007, Negevtech’s counsel delivered a response to IGPAC’s letter of intent in which Negevtech proposed a valuation of Negevtech of $55 million, and left subject to further negotiation the issue of whether Negevtech shareholders should receive additional consideration in the form of warrants. The revised letter of intent included Negevtech’s position that it would be willing to enter into a letter of intent with IGPAC, but that it would require mutual exclusivity as a condition to its willingness to enter into such a letter of intent.

        At the same time as its negotiations with Negevtech were proceeding, IGPAC management was not able to progress in entering into a letter of intent with the other potential companies. As a consequence of its progress with Negevtech and the absence of progress or results from discussions with the other potential business combination targets, IGPAC management focused on consummating negotiations for a letter of intent with Negevtech.

        In a meeting on November 25, 2007, Messrs. Zeev Binman of Pitango and Eddy Shalev of Genesis proposed to Mr. Carmel Vernia and Mr. Matty Karp of IGPAC that Negevtech’s valuation should be $60 million with no additional consideration paid to Negevtech’s shareholders in the form of warrants. Messrs. Vernia and Karp stated they would take the proposal to the board for its review.

        On December 10, 2007, IGPAC’s board of directors held a meeting at which they evaluated several business combinations and determined to continue to pursue the possibility of a transaction with Negevtech as well as other potential transactions based on the general factors outlined above and specifically based on the target company’s financial condition and prospects, the likelihood that such transactions would be consummated, the ability of the target company to provide financial statements in a timely manner, and the ability of the target company to be able to become a public reporting company under the United States securities laws. At this time, the members of IGPAC’s board of directors unanimously approved entering into a letter of intent with Negevtech as well as other potential business combination targets.

         On December 17, 2007, in response to Negevtech’s proposal of a $60 million valuation of Negevtech, Messrs. Carmel Vernia and Matty Karp of IGPAC proposed to Messrs. Zeev Binman and Aaron Mankovski of Pitango, Eddy Shalev of Genesis, and Jaron Lotan, the chairman of the boar d of directors of Negevtech, a valuation of Negevtech at $50 million, assuming an amount of debt of Negevtech no higher than $10 million. Mr. Vernia made clear that any additional debt existing at the time of closing would serve to reduce the valuation. In addition, Mr. Karp asked for a commitment to be made by Negevtech’s shareholders to invest additional funds in IGPAC in an amount of $20 million. Messrs. Karp and Vernia also proposed that the exchange ratio by which the stock consideration would be determined would be based not only on the valuation of Negevtech as compared to that of IGPAC, but also on the allocation of costs between IGPAC and Negevtech.

         IGPAC reflected this proposal in a revised draft letter of intent and related correspondence on December 18, 2007, which proposed an exchange ratio calculation based on the respective values of IGPAC and Negevtech, with a valuation of Negevtech at $50 million. The proposal further required Negevtech’s shareholders to commit to invest in the transaction an additional $20 million by, among other methods, purchases of IGPAC shares.

         On December 25, 2007, Mr. Gad and IGPAC’s auditors, BDO Ziv Haft, met with Negevtech’s CFO, Mr. Desheh, and Negevtech’s auditors, Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited to discuss the proposed timelines for completing the proposed transaction, and the availability of Negevtech’s financial statements within the relevant timeframe for the transaction.

        On December 27, 2007, the parties also continued their negotiations regarding the additional investment by Negevtech’s shareholders. IGPAC’s management submitted a revised proposal for an investment of $15 million instead of $20 million. The parties discussed an alternate structure whereby Negevtech would purchase shares in IGPAC, in lieu of Negevtech’s shareholders, and in exchange Negevtech’s shareholders would waive their rights as creditors under specified convertible debt of Negevtech held by those shareholders. On December 31, 2007, IGPAC’s management, financial and legal advisors met with Negevtech’s management and Mr. Jaron Lotan, the chairman of the board, as well as Negevtech’s accountants and legal advisors to discuss the structure of the transaction. At this meeting, the representatives discussed whether the transaction should consist of an acquisition by IGPAC or an acquisition by Negevtech with Negevtech simultaneously registering under the U.S. securities laws as a foreign private issuer. In addition, the parties discussed process and timing concerns in light of these alternative structures.

        On January 2, 2008 a conference call was held among Messrs. Karp and Vernia and Mr. Binman of Pitango. The purpose of the call was to reach agreement on the outstanding deal issues with respect to the proposed transaction and letter of intent. Following intensive negotiations and discussions between executives of IGPAC and Negevtech regarding the letter of intent, a number of which included their respective counsel, IGPAC and Negevtech exchanged signatures to a letter of intent (or LOI) over the weekend of January 12, 2008, which contemplated IGPAC’s acquiring 100% of the issued and outstanding capital stock of Negevtech in exchange for common stock of IGPAC in a stock purchase acquisition, rather than a subsidiary merger, based on positive responses from a number of Negevtech’s shareholders. The LOI also contemplated that during the course of due diligence, other potential structures of business combinations would be evaluated.

        On January 14, 2008, IGPAC publicly announced its execution of an LOI to complete a business combination with Negevtech, although Negevtech’s name was not mentioned at that time and it was referred to as “a high-tech company headquartered in Israel with its research and development center in Israel and its marketing and support facilities in Santa Clara, California.” The public announcement also included a statement that the transaction is subject to, among other things, execution of a definitive agreement and requires stockholder approval.

        One of the terms of the LOI was a condition of exclusivity for both parties for 45 days and therefore upon entering into the LOI, IGPAC ceased its evaluation and discussions with other potential targets in accordance with the LOI.

        Subsequently, the parties continued to negotiate the documents surrounding the transaction. While these negotiations and due diligence activities were continuing, IGPAC’s management continued to meet with senior executives of Negevtech.

        During January and February of 2008, counsel for both parties prepared and circulated drafts of the proposed acquisition agreement, which were commented upon, revised and re-circulated on several occasions during this period.

        On February 3, 2008, Mr. Karp of IGPAC proposed to Messrs. Jaron Lotan, chairman of the board of Negevtech, and Zeev Binman of Pitango that the amount of Negevtech’s investment in IGPAC shares should be resolved at $15 million.

        On February 5, 2008, representatives from Negevtech proposed a change in structure whereby Negevtech would be the surviving company instead of IGPAC. The structure of the business combination was proposed to be changed from a stock purchase of Negevtech, as proposed in the final letter of intent, to a merger pursuant to which a wholly owned subsidiary of Negevtech would merge with and into IGPAC with IGPAC surviving the merger as a wholly-owned subsidiary of Negevtech. In addition, under this structure, Negevtech would file a registration statement and become a reporting company under the United States securities laws. The ratio of stock of the ultimate parent held at the consummation of the business combination by the IGPAC stockholders on the one hand, and the Negevtech shareholders on the other hand, was expected to remain the same between the two structures.

        Except for changing the transaction structure, the parties proceeded with the principal terms negotiated in the LOI, including an exchange ratio based on the respective valuation of the companies, the valuation of Negevtech at $50 million, and no additional consideration payable to Negevtech shareholders based on the post-closing performance of the combined company. The principal remaining issue consisted of the amount of additional investment by Negevtech or its shareholders in IGPAC’s stock and/or the combined company.

         On January 2, 2008, representatives from Negevtech agreed with the proposal that the additional investment by Negevtech would be $15 million, and representatives of IGPAC supported the structure proposed by Negevtech of a renegotiation of Negevtech indebtedness held by Negevtech’s shareholders rather than a purchase of IGPAC stock by these shareholders. After further negotiation, the parties concluded a proposal whereby $10 million would consist of a waiver of creditor rights to convertible debt held by specified existing Negevtech shareholders, while such shareholders would keep their conversion rights in such debt and the debt would be converted into Negevtech shares subject to consummation of the merger. In addition, such creditors would commit to purchase an additional $5 million of shares of Negevtech after the closing.

        The parties also came to general understandings regarding allocation of costs for determining the exchange ratio, including an understanding that half of Deutsche Bank’s advisory fee, if any, would be allocated to the post-closing combined company rather than to IGPAC in calculating the exchange ratio.

        During this period, BDO Ziv Haft also conducted an accounting due diligence process which culminated in a presentation on February 28, 2008 at which BDO Ziv Haft gave IGPAC’s management the summary of its findings regarding accounting due diligence.

        On March 4, 2008, IGPAC’s board of directors met again to review and decide upon the proposed business combination with Negevtech. Present at the meeting were all of the members of IGPAC’s board of directors. Also present by telephone were representatives of Yigal Arnon & Co., IGPAC’s Israeli legal counsel, as well as Yaniv Cohen from BDO Ziv Haft, and Yuval Zilberstein from Giza Singer Even Ltd., IGPAC’s financial advisor. Prior to the meeting, copies of the most recent drafts of the significant transaction documents were delivered to the directors in connection with their consideration of the proposed business combination. The board examined the financial due diligence findings prepared by the Company’s auditors, BDO Ziv Haft and initially presented to management on February 28, 2008, and the legal due diligence findings of IGPAC’s legal counsel, Yigal Arnon & Co. The board took the opportunity to ask questions of their financial advisors and attorneys regarding their respective due diligence findings and regarding the terms of the merger agreement and the related agreements. IGPAC’s directors then discussed all of the business, financial and legal issues in relation to Negevtech, including, but not limited to Negevtech’s litigation with Applied Materials. The board also examined the possibility of returning the cash in the trust fund to the holders of shares of the IGPAC’s Class B common stock and winding up IGPAC immediately thereafter, because IGPAC would not be able to complete any alternative business combinations in the time remaining before being required to dissolve under its charter documents.

        Having been satisfied that a merger with Negevtech constituted a serious and promising business opportunity, that could yield significant financial benefits to the stockholders of IGPAC, the board proceeded to hear a financial presentation from Giza Singer Even Ltd. Representatives of Giza Singer Even Ltd. presented to the IGPAC board of directors a financial presentation regarding the fairness of the proposed merger to IGPAC’s shareholders and the valuation of Negevtech, which included written materials and an oral presentation by representatives of Giza Singer Even Ltd. Representatives of Giza Singer Even Ltd. detailed for IGPAC’s board the analysis performed by Giza Singer Even Ltd. and explained how Giza Singer Even Ltd. arrived at its opinion. Representatives of Giza Singer Even Ltd. then advised the board of directors that it was the opinion of Giza Singer Even Ltd. that the consideration to be paid in connection with the merger was fair to IGPAC’s stockholders from a financial point of view and that the fair market value of Negevtech would be equal to at least 80% of IGPAC’s net assets at the time of the merger. The representatives of Giza Singer Even Ltd. also stated that their presentation relating to an analysis regarding the fairness of the proposed transaction was subject to completion. The board then determined to approve the entering into of the merger agreement, and to recommend to IGPAC’s stockholders that they approve and adopt the merger agreement and the merger provided for therein, contingent on receiving the completed analysis of Giza Singer Even Ltd., which must be consistent with the analysis presented to the board in all material respects.

        On Thursday, March 6, 2008, Giza Singer Even Ltd. informed IGPAC’s board of directors that it had completed its analysis of the proposed transaction and continued to be of the opinion that the consideration to be paid in connection with the merger was fair from a financial point of view, and that the fair market value of Negevtech is at least equal to 80% of the net assets of IGPAC at the time of the merger. Subsequently, on the evening of March 6, 2008, IGPAC, Negevtech and Merger Sub entered into the merger agreement. In addition, a majority of the holders of Negevtech’s preferred stock executed irrevocable undertakings to vote in favor of the merger agreement and the Negevtech shareholder letter of undertaking.

        On March 7, 2008, IGPAC issued a press release and filed a Current Report on Form 8-K announcing the execution of the merger agreement and discussing the terms of the merger agreement.

         Giza Singer Even Ltd.‘s written fairness opinion was delivered subsequently on March 11, 2008, please see “The Merger – Fairness Opinion”. For more information about the IGPAC board of directors’ recommendation and the reasons for its recommendation, please see “The Merger – IGPAC’s Reasons for the Merger” and “The Merger – Recommendations of IGPAC’s Board of Directors” below.

IGPAC’s Reasons for the Merger

        IGPAC’s board of directors has concluded that the merger with Negevtech is fair to and in the best interests of IGPAC’s stockholders. Altogether, IGPAC conducted exploratory discussions with respect to effecting a business combination with approximately 39 prospective acquisition candidates and entered into non-disclosure agreements and waivers with respect to a possible business combination with 10 of those prospective acquisition candidates. Ultimately, IGPAC’s board of directors concluded that a business combination with Negevtech represents the best opportunity for a potential business combination.

        IGPAC’s board of directors considered a wide variety of factors in connection with its evaluation of Negevtech. In light of the complexity of those factors, IGPAC’s board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In its analysis of Negevtech, IGPAC’s board of directors gave considerable weight to the following factors:

        Negevtech’s Growth Prospects. Negevtech launched its first commercial product in 2004. Negevtech’s revenues increased from approximately $3 million in 2004 to approximately $16 million in 2005 to approximately $31 million in 2006 through strong sales of the Company’s 3100 systems. In late 2006, Negevtech introduced its 3200 system featuring new imaging modes and inspection capabilities. Although in 2007 Negevtech experienced difficulties in selling its new 3200 system and its revenues decreased to approximately the level of revenues in 2005 at $16 million, it has accelerated the development of its new 3300 system. The 3300 system is in beta sites at two locations and Negevtech is receiving orders to purchase or upgrade to the 3300 system. IGPAC’s board of directors believes that Negevtech’s innovative products combined with its aggressive growth plan could result in significant growth prospects.

In particular, Negevtech intends to expand its manufacturing capacity and continue to invest in and enhance the capabilities of its development team. Negevtech plans to expand its manufacturing capacity to respond to two needs:

–	To be able to fulfill increased orders of the 3300 system in 2008 and 2009; and

–	Preparation for manufacturing of the next generation system.

Expansion of manufacturing capacity and, in particular, preparation for manufacturing the next generation system will require a one-time expense of about $0.7 million. In order to maintain competitiveness and to develop products that meet the future requirements of its customers, Negevtech continually invests in research and development. Due to the product development life cycle and the rapid evolution of customer requirements and industry trends (design rule and new materials), it is necessary to develop two products in parallel. In 2009, Negevtech expects to invest 25% or more of the company’s revenue in research and development. Negevtech will adjust expenses continuously to account for the business environment and availability of funds.

        Negevtech’s Innovative technology. Negevtech currently has 50 patents and patent applications, including six issued patents and 20 pending patent applications in the United States. The board believes that, based on this intellectual property, Negevtech has an established position as a manufacturer in the wafer inspection field and has the infrastructure to develop further innovative technology and achieve future growth, including through the development of Negevtech’s next generation inspection system.

        Negevtech’s Industry Presence. Negevtech has demonstrated a proven ability to develop and introduce new products into a market that has high barriers to entry. In addition, Negevtech’s systems are installed at several top memory manufacturers in the world. Within the last four years Negevtech has and is in the process of introducing three series of wafer inspection systems. The board views this as evidence of a company with a more advanced stage of development of its products and services which is in accordance with one of the factors IGPAC sought in a company to arrange a business combination. In addition, this track record by Negevtech evidenced an ability to introduce new products into a market with high barriers to entry fulfilling another factor IGPAC sought in a company to arrange a business combination.

        Negevtech’s Business. Negevtech’s business is to design, manufacture, and market wafer inspection systems for the semiconductor industry. Negevtech’s business is a capital-intensive business due to high barriers to entry and significant research and development costs. The combination with IGPAC will provide Negevtech with cash and in the future allow it to access further capital from the exercise of existing IGPAC warrants, which has the potential to create superior conditions to expand Negevtech’s customer base and product offering and which is also consistent with IGPAC’s goal to seek a company that would be able to utilize capital within an existing business plan.

        Likelihood that the transaction with Negevtech would be consummated. Negevtech is an established company with a track record of operations and revenues for the last four years. Negevtech’s operating history enhances its ability to provide financial statements in a timely manner and increases its chances of success to fulfill its closing condition to the merger agreement and to become a public reporting company under the United States securities laws. In addition, over 60% of its shareholders have signed voting agreements to approve the merger with IGPAC which makes assured Negevtech’s approval of the merger agreement and which is evidence of shareholder support of the merger by Negevtech shareholders.

        Negevtech’s Management. Another important factor for our board of directors in considering a business combination was whether the business combination would be with a company with a seasoned management team with expertise and a track record of success in the industry within which it operates, as well as the ability to lead a growing company operating within a rapidly changing and highly competitive business environment. Negevtech’s management team has demonstrated an ability to adjust its business plan to changing market factors and to take advantage of new revenue opportunities.

        The terms of the merger agreement. IGPAC’s board of directors believes that the terms of the merger agreement with Negevtech would allow for a more efficient closing process and lower transaction expenses.

        Fair Value. IGPAC’s board of directors considered Giza Singer Even Ltd.‘s financial presentation and oral opinion regarding the fairness of the merger consideration to be received by IGPAC’s shareholders and the valuation of Negevtech made to the board by representatives of Giza Singer Even Ltd. on March 4, 2008, followed by Giza Singer Even Ltd.‘s informing the board on Thursday, March 6, 2008, that it had completed its analysis of the proposed transaction and continued to be of the opinion that the consideration to be received by IGPAC’s shareholders in connection with the merger was fair from a financial point of view, and that the fair market value of Negevtech is at least equal to 80% of the net assets of IGPAC at the time of the merger.

        Giza Singer Even Ltd.’s fairness opinion is more fully described in the sections herein entitled “The Merger – Fairness Opinion”.

        IGPAC’s board of directors believes that each of the above factors supported its determination and recommendation to approve and adopt the merger agreement and approve the merger. The IGPAC board of directors did, however, consider the following potentially negative factors, among others, some of which are more fully described in the “Risk Factors” section of this proxy statement/prospectus, in its deliberations concerning the merger:

        Negevtech has sustained net losses since inception. Despite its rapid growth followed by a recent decline in sales, Negevtech has generated accumulated deficits since its inception.

        Negevtech’s auditors have included a going-concern paragraph in their report for fiscal 2007. Note 1 to Negevtech Consolidated financial statements for the year ended December 31, 2007 states that Negevtech has experienced significant net operating losses and negative cash flow since its inception. These circumstances raise substantial doubt about its ability to continue as a going concern. Additionally, Negevtech’s auditors, Kesselman & Kesselman, CPA, a member firm of PricewaterhouseCoopers International Limited, have included a going-concern explanatory paragraph in its report on Negevtech’s financial statements for the year ended December 31, 2007. However, based on its current business plan, Negevtech believes that the assets it will acquire in the merger, together with its existing cash balances and any cash generated from operations, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months.

        Negevtech’s revenue declined in 2007. Despite rapid growth in revenue from 2005 through 2006, in 2007 Negevtech experienced difficulties as its new 3200 system proved not to be competitive. As a result, Negevtech’s efforts to sell the 3200 system were unsuccessful and sales in 2007 declined substantially to levels achieved in 2005. In 2005 revenues where approximately $16 million, and after an increase in 2006 of revenues equal to approximately $31 million, revenues declined in 2007 to approximately $16 million.

        The size of Negevtech compared to industry leaders. IGPAC’s board of directors considered the fact that, due to Negevtech’s relatively short history of operations, Negevtech is significantly smaller than industry leaders.

         Negevtech’s reliance on a limited number of customers. Historically, a substantial portion of Negevtech’s revenues has come from a limited number of customers. For example, in 2005, 2006 and 2007, Negevtech sold its products to six, nine and five customers, respectively. Negevtech currently sells a significant portion of its systems to a limited number of customers. Negevtech’s top five customers collectively accounted for approximately 91.1%, 77.6% and 88% of its revenues in 2005, 2006 and 2007, respectively. Sales to each of Negevtech’s top four customers contributed over 10% of Negevtech’s net revenue in 2005. Sales to each of Negevtech’s top two customers contributed over 10% of Negevtech’s net revenue in 2006. Sales to each of Negevtech’s top four customers contributed over 10% of Negevtech’s net revenues in 2007. Sales to one of Negevtech’s top customers contributed approximately 30.2% of Negevtech’s net revenues in 2005. Sales to one top customer contributed approximately 31.3% of Negevtech’s net revenue in 2006.

        Negevtech’s pending patent litigation with Applied Materials. Negevtech is currently engaged in patent litigation with Applied Materials. If Negevtech is unable to successfully defend this patent litigation with Applied Materials, Negevtech may be required to pay substantial damages and other expenses, cease the production and sale of its systems in the United States, obtain licenses related to the patents at issue or expend significant resources developing similar non-infringing technology.”

        The risk that IGPAC’s Class B common stockholders would vote against the merger and exercise their conversion rights. Our board of directors considered the risk that the current Class B common stockholders of IGPAC would vote against the merger and demand to convert their shares into cash upon consummation of the merger, thereby depleting the amount of cash available to the combined company following the merger, or requiring us to borrow funds or raise additional capital to complete the merger or fund our operations after the closing.

        After deliberation, our board of directors determined that these potentially negative factors were outweighed by the potential benefits of the merger, including the opportunity for our stockholders to share in Negevtech’s future potential growth.

        Satisfaction of 80% Test

        It is a requirement that any business combination entered into by IGPAC have a fair market value equal to at least 80% of IGPAC’s net assets at the time of acquisition, which assets shall include the amount in the trust account.

        Based on the value of Negevtech’s asset base, including goodwill, its historical earnings growth, intellectual property, the amount of investments made by Negevtech in research and development of its technology, the discounted cash flow of the Negevtech business plan and other financial measures and other factors typically used in valuing businesses, the IGPAC board of directors, based on the circumstances at the time of the board meeting at which the merger was approved, determined that this requirement was met. The IGPAC board of directors believes, because of the financial skills and background of its members, it was qualified to conclude that the merger with Negevtech met this requirement. IGPAC also received an opinion from Giza Singer Even Ltd. that the fair market value of Negevtech is at least equal to 80% of the net assets of IGPAC at the time of the merger.

        IGPAC’s board of directors believes that no material changes in the assumptions or analysis underlying Negevtech’s value based on information provided to it by Negevtech as of the date of this proxy statement/prospectus, and in IGPAC’s net assets, have occurred since these conclusions were rendered or are anticipated to occur before the special meeting.

Recommendation of IGPAC’s Board of Directors

        Based on its consideration of the foregoing factors, IGPAC’s board of directors has determined, by unanimous vote, the merger to be fair to and in the best interests of IGPAC’s stockholders and has approved, adopted and declared advisable the merger agreement and the merger provided for therein. The board of directors of IGPAC unanimously recommends that the IGPAC stockholders vote “FOR” approval and adoption of the merger agreement and the merger provided for therein.

        In considering the recommendation of the IGPAC board of directors with respect to the merger agreement, IGPAC stockholders should be aware that directors and officers of IGPAC have certain interests in the merger that are different from, or are in addition to, the interests of IGPAC stockholders generally, as discussed below.

Interests of IGPAC’s Directors and Officers in the Merger

         When you consider the recommendation of IGPAC’s board of directors in favor of adoption of the merger proposal, you should keep in mind that IGPAC’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder.

—	If the merger is not approved and/or we fail to consummate an alternative transaction within the time allotted pursuant to our second amended and restated certificate of incorporation, requiring IGPAC to liquidate, the warrants held by our executives and directors will be worthless, as will the nominal number of shares of common stock they owned prior to our initial public offering, because our executives and directors are not entitled to receive any of the net proceeds of our initial public offering that may be distributed upon our liquidation with respect to those shares. As of the record date, our executives and directors owned a total of 100 shares of our common stock having a total market value of $[—] based on the last reported sale price of $[—] for our common stock as of [—], 2008. Our executive officers and directors are contractually prohibited from selling their securities owned prior to our initial public offering until the earlier of our completion of a business combination or the distribution of the proceeds of the trust fund in which a substantial portion of the proceeds of our initial public offering are held. During that period, the value of the securities may increase or decrease. Thus, it is impossible to determine what the financial impact of the merger will be on our officers and directors as of the proposed closing date of the merger. As of the record date, our executive officers, directors and affiliated entities also held warrants exercisable for an aggregate of [—] shares of our [—] shares of our common stock. As of [—], 2008, these warrants had a market value of approximately $ of [—] based on a Class W warrant price of $0.05 per warrant and a Class Z warrant price of $0.05 per warrant. These warrants may become worthless if the merger agreement is not approved and we fail to consummate an alternative transaction within the time allotted pursuant to our charter.

—	If IGPAC liquidates prior to the consummation of a merger, IGPAC’s executive officers will be personally liable to ensure that the proceeds in the trust fund are not reduced by the claims of vendors or other entities that are owed money by IGPAC for services rendered or contracted for or products sold to IGPAC, or by any target business, and that have not executed an agreement waiving any right, title, interest or claim of any kind in or to any monies held in the trust; provided, however, that such liability does not extend to claims of target businesses brought under Israeli law or in Israeli courts. This arrangement was entered into to ensure that, in the event of liquidation, the trust fund is not reduced by claims of creditors or target businesses.

—	If the merger is consummated, for a period of five years after the closing of the merger, Negevtech has undertaken to maintain in effect policies ensuring the liability of IGPAC’s directors and officers insurance with respect to matters existing or occurring prior to the closing of the merger (including acts or omissions occurring in connection with the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement).

        These personal and financial interests of IGPAC’s directors and officers may have influenced their decision to approve IGPAC’s merger with Negevtech. In considering the recommendations of IGPAC’s board of directors to vote for and support the merger proposal and other proposals, you should consider these interests. Additionally, the exercise of IGPAC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the merger may result in a conflict of interest when determining whether such changes or waivers are appropriate and in IGPAC’s stockholders’ best interest.

        Our board of directors was aware of these agreements and arrangements during its deliberations on the merits of the merger and in determining to recommend to its stockholders that they vote for the approval of the merger agreement and the merger provided for therein.

Interests of Negevtech’s Directors and Executive Officers in the Merger

        Directors and officers of Negevtech have interests in the merger that are different from, or in addition to, the interest of the shareholders of Negevtech. These interests include, among other things, those described below.

Holdings of Securities by Office Holders and Directors

        As of February 16, 2008, the executive officers and directors of Negevtech beneficially owned in the aggregate options to purchase 2,498,760 ordinary shares of Negevtech pursuant to Negevtech’s share options plans representing in the aggregate approximately 8.7% of the outstanding shares of Negevtech, on an as-converted and fully-diluted basis. In addition, certain directors of Negevtech may be deemed to beneficially own the shares of Negevtech owned by shareholders of Negevtech, due to their positions as partners, employees and/or managers or otherwise due to their affiliation with such shareholders. See “Beneficial Ownership of Securities”. For further details about the beneficial ownership of these shares, see “Related Party Transactions – Securities Owned by Office Holders and Directors” below.

Anti-dilution Rights; Acceleration of Options

        The employment agreement of Dr. Rivi Sherman, Negevtech’s Chief Executive Officer and President, dated September 6, 2007, contains an anti-dilution provision pursuant to which, in case of an additional investment in Negevtech of up to an aggregate amount of $20 million, Dr. Sherman will be granted additional options such that the total number of options held by her following such investment shall constitute 2.5% of the issued and outstanding share capital of Negevtech. In the event of a financing in an amount exceeding $20 million, such adjustment shall apply only to $20 million. In addition, the employment agreement provides for (i) immediate vesting of 50% of Dr. Sherman’s unvested options upon a Change of Control event (as defined in her employment agreement) and (ii) immediate vesting of any remaining unvested options in the event that her employment with Negevtech is terminated by Negevtech within 12 months of such Change of Control event or in the event that Dr. Sherman terminates her employment following the lapse of 12 months from such Change of Control event. Upon the completion of the proposed merger Dr. Sherman will be entitled to the issuance of an option to purchase additional number of additional ordinary shares in accordance with the anti-dilution provisions described above.

        The consulting agreement with Jaron Lotan, the chairman of Negevtech’s board of directors, provides for immediate vesting of all his unvested options in case of a “significant event” as defined in Negevtech’s 2001 option plan.

        The options granted to Oz Desheh, Negevtech’s Chief Financial Officer, shall become fully vested in the event that a change of control occurs and either (i) his employment is terminated by the company (or the surviving company) within 12 months thereafter, (ii) he resigns within such period due to an adverse change in his position or in circumstances which deemed under applicable labor law as termination by Negevtech or (iii) the surviving corporation does not assume the options or substitute them with an appropriate options in the surviving corporation.

The proposed merger shall not constitute a change of control event or a significant event.

See also the section entitled “Related Party Transactions” below.

Relationship between Directors and Shareholders of Negevtech

The following members of the board of directors of Negevtech are partners, employees, and/or managers or otherwise affiliated with entities who have invested in Negevtech and own its shares: Dr. Meir Barel is the sole director and primary shareholder of SVM Star Venture Capital Management Ltd., which manages the investments of Star Management of Investments No. II (2000) L.P and of SVM Star Ventures Managementgesellschaft mbH Nr. 3 which manages the investments of Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability), and SVE Star Ventures Enterprises GmbH & Co. No. IX KG.

        Mr. Eran Gersht is the managing director of Poalim Ventures LTD, Poalim Ventures I, and Poalim Ventures II L.P.

        Mr. Aaron Mankovski is the managing general partner of Pitango Venture Capital Fund III (Israeli Sub) L.P., Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P., Pitango Venture Capital Fund III (Israeli Investors) L.P., Pitango Parallel Investor Fund III (Israel), L.P, and Pitango Principles Fund III (Israel) L.P., Pitango Venture Capital Fund II Trusts 2000 L.P.

        Mr. Bart Markus is a general partner in Wellington Partners Venture III Technology Fund L.P., and Mr. Eddy Shalev is the founder and general partner of Genesis Partners II L.D.C. and Genesis partners II L.P.

        For the share ownership of such entities in Negevtech, see the section entitled “Beneficial Ownership of Securities”.

Compensation of Directors

        Negevtech currently does not pay any compensation to its directors, except for consulting fee paid to Mr. Jaron Lotan, the Chairman of Negevtech’s board of directors and options granted to Mr. Lotan and to a former director of Negevtech, Mr. Rafi Yizhar. However, Negevtech intends to adopt, prior to the merger, a compensation plan for its directors which shall become effective following the merger. See the section entitled “Board of Directors and Executive Officers of Negevtech – Compensation of Office Holders and Directors”.

Fairness Opinion

        Giza Singer Even Ltd. was engaged by the Board of Directors of IGPAC to render an oral and written opinion as to whether (i) the consideration to be received by IGPAC’s stockholders in the merger is fair, from a financial point of view, to the stockholders of IGPAC, and (ii) the fair market value of Negevtech is at least equal to 80% of the net assets of IGPAC at the time of the merger.

         On March 4, 2008, at IGPAC’s board meeting, Giza Singer Even Ltd. made a presentation to the IGPAC board of directors regarding the fairness of the proposed merger to IGPAC’s stockholders and the valuation of Negevtech, which included written materials and an oral presentation by representatives of Giza Singer Even Ltd. Representatives of Giza Singer Even Ltd. detailed for IGPAC’s board the analysis performed by Giza Singer Even Ltd. and explained how Giza Singer Even Ltd. arrived at its opinion. Representatives of Giza Singer Even Ltd. then advised the board of directors that it was the opinion of Giza Singer Even Ltd. that the consideration to be received by IGPAC’s stockholders in the merger is fair, from a financial point of view, to IGPAC’s stockholders and that the fair market value of Negevtech is equal to at least 80% of IGPAC’s net assets at the time of the merger. The Representatives of Giza Singer Even Ltd. also stated that their presentation was based on an analysis regarding the fairness of the proposed transaction, which was subject to completion. The IGPAC board of directors then determined to approve the entering into of the merger agreement and to recommend to IGPAC’s stockholders that they approve and adopt the merger agreement and the merger provided for therein, contingent on receiving the completed analysis of Giza Singer Even Ltd., which must be consistent with the analysis presented to the board in all material respects. On Thursday, March 6, 2008, Giza Singer Even Ltd. informed IGPAC’s board of directors that it had completed its analysis of the proposed transaction and continued to be of the opinion that the consideration to be received by IGPAC’s stockholders in the merger was fair, from a financial point of view, to IGPAC’s stockholders, and that the fair market value of Negevtech is at least equal to 80% of the net assets of IGPAC at the time of the merger. On the evening of March 6, 2008, IGPAC, Negevtech and Merger Sub entered into the merger agreement. Giza Singer Even Ltd. subsequently delivered its written opinion to IGPAC’s board of directors on March 11, 2008 which stated the same conclusions as its oral opinion, stating that, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the consideration to be received by IGPAC’s stockholders in the merger is fair, from a financial point of view, to IGPAC’s stockholders, and (ii) the fair market value of Negevtech is at least equal to 80% IGPAC’s net assets at the time of the merger. The amount of the purchase price was determined pursuant to negotiations between IGPAC and Negevtech and not pursuant to recommendations of Giza Singer Even Ltd. The full text of the written opinion of Giza Singer Even Ltd. is attached as Annex 7 and is incorporated by reference into this proxy statement.

         You are urged to read the Giza Singer Even Ltd. opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Giza Singer Even Ltd. in rendering its opinion. In reading the discussion of the fairness opinion below and the fairness opinion itself, you should be aware that Giza Singer Even Ltd.’s opinion:

—	is for the use and benefit of IGPAC's board of directors in connection with its consideration of the merger; and

—	is not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the merger.

        In performing its analyses and for purposes of arriving at its opinion, Giza Singer Even Ltd. has, among other things:

—	reviewed the financial terms and conditions of the Merger Agreement;

—	analyzed certain audited and unaudited financial statements and historical business information relating to Negevtech;

—	reviewed publicly available financial information and other data with respect to IGPAC, including the Prospectus on Amendment 9 to Form S-1 filed with the SEC on July 6, 2007, Annual Reports on Form 10-K for the fiscal years ended July 31, 2006, and July 31, 2007 and the Quarterly Reports on Form 10-Q for the three months ended October 31, 2007 and January 31, 2008;

—	reviewed certain internal financial information and other data relating to the business and financial prospects of Negevtech, including financial forecasts and estimates prepared by the management of Negevtech;

—	conducted an on-site visit and held discussions with the senior management of Negevtech regarding, among other items, the historic and current situation of Negevtech, and the future prospects of Negevtech and potential Employee Stock Ownership Plan;

—	held discussions with the senior management of IGPAC regarding, among other items, the process by which IGPAC conducted its search for a target acquisition, the number of targets contacted by IGPAC, IGPAC’s decision to form a business combination with Negevtech, and the management of IGPAC’s outlook for the future prospects of Negevtech;

—	reviewed financial and operating information with respect to certain publicly-traded companies in the optical wafer inspection systems industry, which we believe to be generally comparable to the business of Negevtech;

—	reviewed the financial terms of certain recent business combinations in the optical wafer inspection systems industry; and

—	performed other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

        In arriving at its opinion, Giza Singer Even Ltd. relied upon and assumed the accuracy and completeness of all of the financial, legal, tax and other information that Giza Singer Even Ltd. discussed with IGPAC or Negevtech or that was provided by IGPAC or Negevtech to Giza Singer Even Ltd. without independent verification of any such information. Further, Giza Singer Even Ltd. relied upon the assurances from senior management of both IGPAC and Negevtech that they were not aware of any facts that would make the information that they respectively provided to Giza Singer Even Ltd. incomplete or misleading for the purposes of Giza Singer Even Ltd.‘s opinion. Giza Singer Even Ltd. has not assumed responsibility for any independent verification of this information nor has it assumed any obligation to verify this information.

        In addition, Giza Singer Even Ltd. has not made any independent appraisal of any of the assets or liabilities (contingent or otherwise) of Negevtech, nor has it been furnished with any such appraisal.

        Furthermore, Giza Singer Even Ltd. does not express any opinion as to the income tax consequences of the merger to the stockholders of IGPAC.

         Giza Singer Even Ltd.’s opinion is necessarily based upon information made available to Giza Singer Even Ltd., as well as the economic, monetary, market, financial and other conditions, as they existed on the date of March 6, 2008 and, with respect to the written opinion, on the date of March 11, 2008. Giza Singer Even Ltd. disclaimed any obligation to advise the board of directors of IGPAC or any person of any change in any fact or matter affecting its opinion, which may come or be brought to its attention after the date of the written opinion.

Summary of Reviews and Analyses

        The following is a summary of the material financial comparative and other analyses performed by Giza Singer Even Ltd. and presented to IGPAC’s board of directors in writing and orally on March 4, 2008 and March 6, 2008 in connection with rendering its oral fairness opinion to IGPAC’s board of directors.

        Each of the analyses conducted by Giza Singer Even Ltd. was carried out to provide a particular perspective on the merger. Giza Singer Even Ltd. did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion that the consideration to be received by IGPAC’s stockholders in the merger was fair, from a financial point of view, to IGPAC’s stockholders or the fair market value of Negevtech being at least equal to 80% of the net assets of IGPAC at the time of the merger. Giza Singer Even Ltd. did not place any specific reliance or weight on any individual analysis, but instead, concluded that its analyses taken as a whole, supported its conclusion and opinion. Accordingly, Giza Singer Even Ltd.‘s analyses must be considered in their entirety and selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Giza Singer Even Ltd. in connection with the preparation of the opinion.

        The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Giza Singer Even Ltd.‘s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. Giza Singer Even Ltd. believes that its analyses must be considered in their entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Giza Singer Even Ltd. in connection with the preparation of its opinion.

Valuation overview

        Giza Singer Even Ltd. generated an indicated valuation range for Negevtech based on a discounted cash flow analysis, a comparable company analysis and a comparable transaction analysis as more fully discussed below.

Discounted cash flow analysis

        A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

        While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

        For the purposes of the discounted cash flow analysis, Giza Singer Even Ltd. relied upon 3 scenarios regarding Negevtech’s financial projections for the years 2008-2011, as follows:

a)	Financial projections of Negevtech’s management;

b)	free cash flows derived from the financial projections of Negevtech’s management discounted by 25%, with Negevtech management’s 2011 revenue forecast discounted by 25%; and

c)	free cash flows derived from the financial projections of Negevtech’s management for the years 2008-2011 discounted by 50% for 2008, 25% for 2009 and 15% for each one of the years 2010-2011, with Negevtech management’s 2011 revenue forecast discounted by 15%.

         In order to arrive at a present value, Giza Singer Even Ltd. utilized discount rate of 30%. This was based on an estimated weighted average cost of capital (WACC) of 17.7% to which was premium (due to the small size of the company), a company specific risk factor of 7%, reflecting the risk associated with achieving the projected sales growth and increasing margins throughout the projection period.

         Giza Singer Even Ltd. assessed the value of Negevtech’s post projection-period cash flows terminal exit multiples based on revenues. “Exit Multiple Approach” which uses a valuation multiple (in this case a revenue multiple was applied) to reflect the value of a business if it would be sold at the end of the projection period.

         The peer group used for the “Terminal Revenue Multiple” as well as for the “Comparable Company Analysis” consists of two companies; KLA-Tencor and ICOS Vision Systems (before ICOS was acquired by KLA). For a detailed description of the processes and analysis applied by Giza Singer Even in constructing the peer group, see Comparable Company Analysis below.

         Utilizing a revenue multiple of 2.0x to assess the value of Negevtech’s post projection-period cash flows, Giza Singer Even Ltd. calculated a range of indicated enterprise values and then deducted net debt of approximately $15.5 million as of Dec 31, 2007 which includes approximately $18.4 million in interest bearing debt and approximately $3 million in cash deposits – to derive an indicated equity value range of approximately $54.1 million to approximately $77.3 million. The selected revenue multiple of 2.0x is conservative in comparison with the multiples observed in the industry, reflecting the differences in size, profitability and marketability. The series of six months average of revenue multiples for comparable companies ranges from 2.3x to 3.8x.

        Giza Singer Even Ltd. determined that the valuations derived from the discounted cash flow analysis would provide the most meaningful indications of value.

Comparable company analysis

         The Guideline Public Company Method applies the trading multiples of publicly traded companies to the subject company to derive an indication of value. To apply this method, the analyst searches for guideline companies in industries similar to the subject company with operating structures and target customers as similar to the subject company as possible.

         Giza Singer Even Ltd. searched the universe of publicly traded companies on public exchanges, discussed worthiness of relevant “peer group” candidates and competitors with Negevtech and IGPAC managements, and selected the following two companies that met its criteria for guideline companies to compare Negevtech with multiples observed in the industry:

—	KLA-Tencor Corporation (NasdaqGS: KLAC) – the worldwide lead manufacturer of process control and yield management solutions for the semiconductor manufacturing and related microelectronics industries.

—	ICOS – ICOS Vision Systems Corporation NV, through its subsidiaries, engaged in the design, development, manufacture, and sale of inspection equipment for the semiconductor packaging and inter-connect applications. The multiples for ICOS were derived from the period before its acquisition by KLA-Tencor (Feb 20, 2008).

         To construct a peer group, Giza Singer Even Ltd. approached the Negevtech management for a detailed market description. The market description portrayed significant differences between the large market of FAB (a common name for a semiconductor fabrication plant is a factory where devices such as integrated circuits are manufactured) testing equipment manufacturers and the small market of FAB inspection equipment manufacturers. Negevtech is a FAB inspection equipment producer. This market is characterized by high entry barriers (specifically substantial capital investments required and clear technological advantages) and subsequently by a relatively small number of competitors. The major companies active in this market include KLA-Tencor, Applied Materials, Hitachi, ICOS (before its acquisition by KLA) and Negevtech. As a result, Giza Singer Even Ltd. limited the peer group to companies in the FAB inspection equipment manufacturers market. Additional analysis showed that Applied Materials and Hitachi are active in other markets in addition to the FAB inspection equipment manufacturers market. The FAB inspection equipment market is only a small portion of these two companies’ business activity. Negevtech is active only in the FAB inspection equipment market. As such, Giza Singer Even Ltd. limited the peer group to companies with business activity concentrated in / limited to the FAB inspection equipment market, namely KLA and ICOS.

         In addition, in determining the companies for comparison, Giza Singer Even discussed with Negevtech management the relevant competition for Negevtech. Negevtech management explained that their marketing experiences and contacts show that Negevtech’s major competitor is KLA. Their understanding is that Hitachi is active in the low-end Dark field sector of the market and as such is not positioned as a competitor of Negevtech. Dark field and Bright field microscopy are different scanning technologies applied in optical inspection systems. Negevtech applies both Dark field and Light field microscopy technology in its systems. Likewise, Applied Materials does not constitute a competitor of Negevtech as it has wide variety of products including processing equipment. As such Giza Singer Even Ltd. limited the peer group to companies that constitute competitors to Negevtech, namely KLA and ICOS.

         It should be noted that Giza Singer Even Ltd. found the market drivers and environment affecting the FAB inspection equipment market to be substantially different from those affecting the Optical Instruments and Lenses Market – the SIC sector (#3827) which includes KLA-Tencor. This sector in fact includes companies in widely varying fields (such as optics for astronomy and sporting goods, optical inspection devices for the automotive industry etc.) and therefore was not adopted as the peer group.

         Giza Singer Even Ltd. limited its comparison to publicly traded companies because:

—	Accurate financial data is readily available for public companies and very difficult to obtain for non-public companies

—	As mentioned above, the characteristics of the market limit the relevant “peer group” to those companies listed. As we understood from our conversations with Negevtech management, there are no other companies – besides those listed – that are active in this market.

        Giza Singer Even Ltd. selected series of six-month revenue multiples for Negevtech by examining the range indicated by the comparable companies and taking into account certain company-specific factors.

Enterprise Value Revenue Multiple	KLA	ICOS
Average	3.0x	3.2x
Median	2.8x	3.3x
High	3.8x	3.3x
Low	2.3x	3.0x

         Considering that the merger is expected to be completed by July 2008, Giza Singer Even Ltd. applied the derived “Enterprise Value to Revenue” multiples to the Negevtech’s management forecast revenue for the twelve month period containing the second half of 2008 and the first half of 2009.

         Giza Singer Even Ltd. applied discounts totaling approximately by 47.5%, to valuations resulting from the “peer group” multiples, as described below.

—	Considering Negevtech’s limited operating history and its relative small size in comparison to the public companies used in the “peer group” analysis, Giza Singer Even Ltd. applied a size discount of 30%; and

—	Considering that Negevtech is a privately held company and is correspondingly illiquid, Giza Singer Even Ltd. applied an additional discount of 25% to the post-size-discount figure.

         Based on the above factors, Giza Singer Even Ltd. applied the shown above revenue multiples, discounted by 47.5%, resulting in a range of multiples from 1.2x to 2x to the Negevtech management forecast revenue for the twelve month period containing the second half of 2008 and the first half of 2009 and calculated a range of enterprise values for Negevtech and then deducted net debt forecasted for June 30, 2008 (according to Negevtech management projection) to derive an indicated equity value range of approximately $31 million to approximately $67 million. However, given Negevtech’s target niche market, and the resulting lack of reasonable and justifiable similarity with the peer group, Giza Singer Even Ltd. placed less weight on this approach when performing its analysis.

Comparable transaction analysis

        The comparable transactions method is a market approach which analyzes transactions involving target companies operating in industries similar to Negevtech. While it is known that no two companies are exactly alike, nor are any two transactions structured exactly the same, consideration is given to the similarity in capital structure, operations, size and profitability, as well as other operating characteristics of the target companies.

         Giza Singer Even Ltd. found the following two transactions within the optical wafer inspection systems industry that had limited comparability to the proposed merger with Negevtech:

—	KLA-Tencor Corp. (NasdaqNM: KLAC) agreed to acquire ICOS Vision Systems Corp. NV (ENXTBR: IVIS) for(euro)373.12 million on February 20, 2008; and

—	KLA-Tencor Corporation (NASDAQ: KLAC) entered into a definitive agreement to acquire ADE Corporation (NASDAQ: ADEX) on February 22, 2006, for the reported consideration of approximately $485.68 million.

        Based on the information disclosed with respect to the targets in the each of the comparable transactions, Giza Singer Even Ltd. calculated and compared the enterprise values as a multiple of LTM revenue.

        Giza Singer Even Ltd. noted the following with respect to the multiples generated:

Transaction	Date	Revenue Multiple
KLA / ICOS	Feb. 2008	4.0x
KLA / ADE	Feb. 2006	3.8x

         Considering that the merger is expected to be completed by July 2008, Giza Singer Even Ltd. applied the derived “Enterprise Value to Revenue” multiples to the Negevtech’s management forecast revenue for the twelve month period containing the second half of 2008 and the first half of 2009.

         Giza Singer Even Ltd. applied discounts totaling approximately 47.5%, to valuations resulting from the “peer group” multiples as explained above.

         Based on the above factors, Giza Singer Even Ltd. applied multiples ranging from 2.0x to 2.1x to the Negevtech’s management forecast revenue for the twelve month period containing the second half of 2008 and the first half of 2009 and calculated a range of enterprise values for Negevtech and then deducted net debt forecasted for June 30, 2008 (according to Negevtech management projection) to derive an indicated equity value range of approximately $68 million to approximately $73 million. However, given Negevtech’s target niche market, and the resulting lack of reasonable and justifiable similarity with the peer group, Giza Singer Even Ltd. placed less weight on this approach when performing its analysis.

Addition to Valuation Overview

         Giza Singer Even Ltd. noted the following merits of Negevtech’s business model as of March 6, 2008:

—	Negevtech has succeeded in a reasonable short period to attain market recognition.

—	After only several years of business activity, Negevtech had achieved – in 2006 – sales of $31 million.

—	The optical wafer inspection systems market is characterized as a market with high entry barriers containing only a small number of competitors.

—	The relevant markets for Negevtech are expected to grow at substantial rates. According to VLSI Research the Darkfield inspection tools sector has experienced annual growth of above 8% during 2001 – 2006 and is expected to continue to grow at an annual rate of at least 10% through 2012. The Brightfield inspection tools sector has experienced annual growth of above 12% during 2001 – 2006 and is expected to continue to grow at an annual rate of at least 6% through 2012.

—	The optical wafer inspection systems industry market is assessed at $1.7 billion sales/annum and Negevtech is presently focused on about half of it. In-order to double the relevant target market, Negevtech requires to perform only adjustments to existing product and marketing without substantial investments in research.

—	Negevtech seems to have identified the causes for the less than successful debut of its second generation product, as is evident by two “betas” of the third generation product presently in use by two customers and a backlog of orders and revenues totaling approximately $6.25 million.

—	Products from competing manufacturers are not necessarily mutually exclusive.

—	Customers are interested in a "second source".

—	The Negevtech product enjoys cost of ownership advantages (sensitivity, price, through-put and floor space).

        Giza Singer Even Ltd., however, also noted some risks associated with Negevtech’s business plan, including the following:

—	Over 70% of the market is controlled by KLA-Tencor.

—	The market is made up of a relatively small number of customers.

—	Customers are highly sensitive to price and quality.

—	The market requires a high level of investments.

—	The inspection requirements are constantly changing as technology continues to advance.

—	Revenue level in the memory market is expected to decrease during the first half of 2008. On the whole, the 2008 revenue level in the relevant market, namely the DRAM and Flash Memory markets, is expected to be worse than 2007. Memory manufacturers are expecting lower revenues and profits in the first half of 2008 which may delay, or postpone, plans for factory expansions which drive demand for inspection equipment.

In the first half of 2008, Negevtech’s new product, the 3300, has been in its first phases of market penetration. As of mid-2008, the 3300 will complete its b testing and final phases of release. Negevtech believes its new product will be able to compete effectively for the orders that are being placed and hence, while the market itself may contract, the potential order pool for which Negevtech will be able to compete will be larger in 2008 compared to 2007. In 2009, the market is expected to recover, and together with the product competitiveness, Negevtech believes it can continue the trend of increased revenue.

—	There is an incomplete matching between the income currency and part of the expense currencies.

        Realization of Negevtech’s business plan requires significant capital investments. Lack of sufficient financial resources may prevent or delay the implementation of the business plan.

80% Test

         IGPAC’s business combination must be with a target business whose fair market value is at least equal to 80% of IGPAC’s net assets at the time of the merger. Giza Singer Even Ltd. reviewed the balance in IGPAC’s trust account as of January 31, 2008 and compared it to Negevtech’s indicated range of enterprise value. Giza Singer Even Ltd.‘s opinion is that the fair market value of Negevtech is greater than 80% of IGPAC’s net assets at the time of the merger.

Further Analyses by Giza Singer Even Ltd.

         On Thursday, March 6, 2008, Giza Singer Even Ltd. informed IGPAC’s board of directors that it had completed its analysis of the proposed transaction, and thus intends to implement several changes in the valuation methodology and assumptions, which would not change Giza Singer Even Ltd.‘s final conclusion of its fairness opinion, and continued to be of the opinion that the consideration to be received by IGPAC’s stockholders in the merger is fair, from a financial point of view, to IGPAC’s stockholders, and that the fair market value of Negevtech is at least equal to 80% of the net assets of IGPAC at the time of the merger.

        After the signing of the merger agreement on March 6, 2008, Giza Singer Even Ltd. delivered its written opinion to IGPAC’s board of directors on March 11, 2008.

        Following the delivery of its written opinion on March 11, 2008, Giza Singer Even Ltd. delivered the following supplemental information and analyses on March 12, 2008 stating that while the following changes slightly influenced the results of the valuation, the changes did not change Giza Singer Even Ltd.‘s final conclusion set forth in their fairness opinion.

Discounted cash flow analysis

        Consequent upon clarifications received from Negevtech’s management Giza Singer Even Ltd. implemented several changes regarding the forecasted capital investments, depreciation and rate of working capital. The implemented changes had no significant influence on the valuation results.

        In addition, following the clarifications received from Negevtech’s management, Giza Singer Even revised the amount of loss carry forward from 70 million dollar to 80 million dollar. This revision has a slight upward affect on Negevtech’s value.

        Giza Singer Even Ltd. implemented slight changes regarding two parameters in the discount rate calculation, as following:

—	After reexamination of Negevtech’s risk factors, Negevtech’s specific risk premium was reduced from 7% to 6%. For the sake of disclosure Giza Singer Even Ltd. has examined the hypothetical influence of the increase of Negevtech’s specific risk premium from 6% to 7% on the valuation range. The increase in the premium raises the discount rate from 30% to 31%, thus decreasing the range of Negevtech’s Equity value by approximately 3%; and

—	The Risk Free Rate was corrected to 4.6% (due to a typographical error, a rate of 3.5% had originally been written).

         The resulting valuation ranges between 55 million and 78.5 million.

Comparable company analysis

        In its presentation to the board of directors, Giza Singer Even Ltd. presented applied discounts totaling approximately 47.5%. After that date Giza Singer Even Ltd. increased the applied discounts from 47.5% to approximately 54% to valuations resulting from the “peer group” multiples:

—	Considering Negevtech’s limited operating history and its relative small size in comparison to the public companies used in the “peer group” analysis, Giza Singer Even Ltd. applied a size discount of 25% (down from 30%); and

—	Considering that Negevtech is a privately held company and is correspondingly illiquid, Giza Singer Even Ltd. applied an additional discount of 20% (down from 25%) to the post-size-discount amount; and

—	Additionally, Giza Singer Even Ltd. considered revenue multiples applied to Negevtech management’s forecasted revenue for the twelve months containing the second half of 2008 and the first half of 2009, discounted to July 2008 by a 30% discount rate.

        Considering the fluctuations of comparable company revenue multiples, Giza Singer Even Ltd. modified its selected average revenue multiple range for Negevtech from six months to five years, after examining the range indicated by the comparable companies and taking into account certain company-specific factors.

         Based on the above factors, Giza Singer Even Ltd. applied multiples ranging from 1.4x to 2.0x to the Negevtech’s management forecast revenue for the twelve month period containing the second half of 2008 and the first half of 2009 and calculated a range of enterprise values for Negevtech and then deducted net debt forecasted for June 30, 2008 (according to Negevtech’s management’s projection) to derive an indicated equity value range of approximately $40 million to approximately $68 million.

        Giza Singer Even Ltd. reached the same conclusion that given Negevtech’s target niche market, there was a lack of reasonable and justifiable similarity, and therefore Giza Singer Even Ltd. placed less weight on this approach when performing its analysis.

Transaction analysis

        Giza Singer Even Ltd. also applied the updated rate of discount of 54%, from 47.5%, to valuations resulting from the "peer group" multiples as explained above.

         Based on the above factors, Giza Singer Even Ltd. applied multiples ranging from 1.75x to 1.85x to Negevtech’s management’s forecast revenue for the twelve month period containing the second half of 2008 and the first half of 2009 and calculated a range of enterprise values for Negevtech and then deducted net debt forecasted for June 30, 2008 (according to Negevtech’s management’s projection) to derive an indicated equity value range of approximately $55 million to approximately $60 million.

        Giza Singer Even Ltd. reached the same conclusion that given Negevtech’s target niche market, there was a lack of reasonable and justifiable similarity, and therefore Giza Singer Even Ltd. placed less weight on this approach when performing its analysis.

Miscellaneous

        The opinion of Giza Singer Even Ltd. was just one of the many factors taken into account by IGPAC’s board of directors in making its determination to approve the transaction, including those described elsewhere in this proxy statement.

         We determined to use the services of Giza Singer Even Ltd. because it is a recognized financial advisory firm that has substantial experience in similar matters. Giza Singer Even Ltd. is one of the largest and leading unaffiliated financial consulting firms in Israel that regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes.

         Giza Singer Even Ltd. is to receive a non-contingent fee totaling $60,000 (during March – July 2008) in connection with the preparation and issuance of its opinion and will be reimbursed for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, we have agreed to indemnify Giza Singer Even Ltd. for certain liabilities that may arise out of the rendering of its opinion. Giza Singer Even Ltd. does not beneficially own any interest in either IGPAC or Negevtech and has not provided either company with any other services.

        Negevtech’s Reasons for the Merger; Unanimous Approval by Management and Board of Directors

        In reaching its decision to approve and adopt the merger agreement and recommend the merger to its shareholders, the Negevtech board of directors consulted with Negevtech’s management, reviewed various financial data, due diligence and evaluation materials, and made an independent determination that the proposed merger with IGPAC was fair to Negevtech’s shareholders from a financial point of view. The board of directors considered a number of factors that it believes support its recommendation that Negevtech’s shareholders approve and adopt the merger agreement, including:

—	Its belief that the capital resources of IGPAC would provide Negevtech with a substantial amount of capital for future expansion and an increased ability to compete in the markets for its products;

—	The Negevtech board of directors’ knowledge and beliefs about the current and prospective environments in which Negevtech operates, including global economic conditions, competition in the semiconductor industry and impact of these factors on Negevtech’s opportunities for maximizing shareholder value;

—	The alternative of continuing without entering into the merger agreement and Negevtech’s opportunity to achieve comparable or better shareholder value through that course rather than pursuant to the merger;

—	The fact that Negevtech ordinary shares issued in the merger will be publicly traded, which could provide liquidity to Negevtech’s shareholders and provide Negevtech with access to the public capital markets;

—	The terms and conditions of the merger agreement; and

—	The likely impact of the merger on Negevtech’s employees and creditors.

Potentially Negative Factors Considered by the Negevtech Board of Directors

        The Negevtech board of directors also considered certain potentially negative factors relating to the merger, including, but not limited to:

—	The risk that the merger may not be completed in a timely manner or at all;

—	The substantial expenses to be incurred in connection with the merger, even if the merger is not consummated;

—	The risk of diverting management’s attention from other strategic priorities to complete the merger as well as the fact that some of Negevtech’s officers and employees have and will experience significant distraction from their work during the period in which the merger will be pending; and

—	The costs associated with being a public company.

        The Negevtech board of directors believes that these risks were outweighed by the potential benefits of the merger. The foregoing discussion of the factors considered by the board of directors of Negevtech is not intended to be exhaustive, but includes some of the more material factors considered by it. In view of the wide variety of material factors considered in connection with the evaluation of the merger, and the complexity of these matters, the board of directors of Negevtech did not find it practicable to, and did not, quantify or otherwise attempt to assign any relative weight to the various factors considered. In addition, the board of directors of Negevtech did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors of Negevtech, but rather the board of directors of Negevtech conducted an overall analysis of the factors described above. In considering the factors described above, individual members of the board of directors of Negevtech may have given different weight to different factors.

        Several directors and officers of Negevtech have certain interests in the merger that are different from, or are in addition to, the interests of Negevtech’s shareholders. These interests are addressed in greater detail under the heading “The Merger – Interests of Negevtech’s Directors and Executive Officers in the Merger.”

Recommendation of the Negevtech Board of Directors

        The Negevtech board of directors believes the merger is in the best interests of Negevtech and its shareholders.

Accounting Treatment

        Negevtech prepares its financial statements in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

        In accordance with U.S. GAAP, the merger will be accounted for as a recapitalization through the issuance of stock by Negevtech for the net monetary assets of IGPAC. The net monetary assets of IGPAC will be recorded as of the merger date at their respective historical costs, which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the merger.

Regulatory Filings and Approvals Necessary to Complete the Merger

        Other than the effectiveness of this registration statement, of which this proxy statement/prospectus is a part and compliance with applicable provisions of Delaware and Israeli laws, there are several regulatory filings and approvals necessary to complete the merger:

—	approval of the OCS;

—	approval of the Israel Investment Center; and

—	the acceptance of the Negevtech ordinary shares, warrants and the shares underlying the warrants for trading on the Over-the-Counter Bulletin Board.

The merger is not subject to the Hart-Scott-Rodino Act. We do not expect that the merger will require approval of the Israeli Securities Authority.

Material Tax Considerations

Please see section entitled “Taxation.”

Effective Time of the Merger and the Share Exchange

        The merger will be consummated and become effective when the certificate of merger is duly filed and accepted by the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger. The merger will be completed after all of the conditions to the merger contained in the merger agreement are satisfied or, where permissible, waived.

        Upon the effective time of the merger, subject to the conditions discussed below under “The Merger Agreement –Conditions to Closing of the Merger,” each outstanding share of IGPAC common stock and Class B common stock will be automatically converted into the right to receive Negevtech ordinary shares as described under “Merger Agreement – Merger Consideration”.

        No fractions of Negevtech ordinary shares will be issued to any holders of IGPAC common stock or Class B common stock, and holders thereof who would otherwise be entitled to a fraction of a Negevtech ordinary share (after aggregating all fractional shares that otherwise would be received by such holder) shall be entitled to receive in lieu thereof a cash payment, as set forth below.

        The merger agreement provides, and we expect that the exchange agreement to be entered into in connection therewith will provide that, promptly after the effective time of the merger, and in no event more than two business days thereafter, Negevtech shall make available to the exchange agent all of the Negevtech ordinary shares to be issued by Negevtech pursuant to the merger agreement and the exchange agreement. In addition, promptly after the effective time of the merger, and in no event more than two business days thereafter, the exchange agent will mail to each record holder of a certificate or certificates that represented outstanding shares of IGPAC common stock or Class B common stock immediately prior to the effective time of the merger, and which were converted into the right to receive Negevtech ordinary shares pursuant to the merger agreement, a letter of election and transmittal and instructions for use in exchanging such stock certificates for Negevtech ordinary shares. In addition, the merger agreement contemplates that, after the exchange agent receives from a record holder the stock certificates representing shares of IGPAC stock, the letter of election and transmittal duly completed and validly executed in accordance with the instructions thereto, the exchange agent will mail to the record holder a certificate or certificates representing the appropriate number of ordinary shares of Negevtech to be issued to such record holder by Negevtech.

        As stated above, no fractions of Negevtech ordinary shares will be issued as merger consideration and holders of IGPAC common stock or Class B common stock who would otherwise be entitled to a fraction of a Negevtech ordinary share (after aggregating all fractional shares that otherwise would be received by such holder), shall be entitled to receive in lieu thereof a cash payment. The amount of cash received by such stockholder will be equal to, as determined by Negevtech, either (i) the cash received by the exchange agent from the sale of such fractional share (aggregated with all other fractional shares) in the public market place as soon as reasonably practicable following the effective time of the merger, or (ii) cash received by the exchange agent from Negevtech in an amount equal to $50 million divided by the number of outstanding shares of Negevtech on a fully-diluted and as-converted basis at the time of the consummation of the merger, multiplied by the fractional ordinary share of Negevtech which would otherwise have been issuable to such holder.

        After the closing of the merger, the exchange agent appointed in connection with the exchange agreement will send to you a letter of transmittal and exchange instructions to IGPAC stockholders for use in exchanging such stock for Negevtech ordinary shares. You should not send in your IGPAC stock certificates before receiving this letter of transmittal.

        If you elect to exercise your conversion rights, you will need to deliver your IGPAC Class B common stock certificates to our transfer agent at least two business days prior to the special meeting.

        PLEASE DO NOT SEND YOUR IGPAC COMMON STOCK CERTIFICATES OR IGPAC CLASS B COMMON STOCK CERTIFICATES TO US NOW UNLESS YOU ARE EXERCISING YOUR CONVERSION RIGHTS, IN WHICH CASE SEE SECTION “THE IGPAC STOCKHOLDERS SPECIAL MEETING – CONVERSION RIGHTS” CONTAINING INSTRUCTIONS FOR MAILING YOUR STOCK CERTIFICATES. AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR IGPAC COMMON STOCK AND CLASS B COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

        The warrants for IGPAC stock will not be exchanged in the merger. PLEASE DO NOT SEND YOUR WARRANTS TO THE EXCHANGE AGENT FOR EXCHANGE. Instead, any IGPAC warrants outstanding at the effective time of the merger shall automatically be deemed to constitute warrants to purchase from Negevtech that number of ordinary shares equal to the number of shares of IGPAC common stock, which were subject to such IGPAC warrant immediately prior to the effective time of the merger (whether or not such IGPAC warrant had been exercisable prior to the effective time of the merger) multiplied by the exchange ratio. The terms of the merger agreement which deal with exchange of IGPAC shares into Negevtech ordinary shares and IGPAC warrants into warrants to purchase Negevtech ordinary shares apply to the option granted to the underwriter at the time of the initial public offering.

Restrictions on Sales of Shares by Affiliates of Negevtech and IGPAC

        The ordinary shares of Negevtech to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of Negevtech ordinary shares issued to any person who is deemed to be an “affiliate” of IGPAC or Negevtech at the time of the applicable special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either IGPAC or Negevtech and may include executive officers and directors, as well as significant stockholders. Affiliates may not sell their Negevtech ordinary shares acquired in connection with the merger except pursuant to:

—	An effective registration statement under the Securities Act covering the resale of those shares;

—	An exemption under paragraph (d) of Rule 145 under the Securities Act; or

—	Any other applicable exemption under the Securities Act.

        This proxy statement/prospectus does not cover resales of ordinary shares of Negevtech by affiliates of IGPAC or Negevtech.

Stock Exchange Quotation

        It is a condition to the closing of the merger that Negevtech shall provide evidence that the Negevtech ordinary shares issued to IGPAC stockholders, as well as the IGPAC warrants and ordinary shares underlying such warrants (subject, with regard to the warrants and ordinary shares underlying them, to the receipt of a firm commitment by the current underwriters/market makers of IGPAC to sponsor and post the quotation for such securities on the Over-the-Counter Bulletin Board) upon the consummation of the merger shall be eligible for trading on the Over-the-Counter Bulletin Board as of the effective time of the merger or that the Negevtech ordinary shares are listed for trading on NASDAQ. Negevtech and IGPAC have also agreed to use their reasonable best efforts to obtain the listing for trading on NASDAQ (or any other nationally recognized securities exchange) of the Negevtech ordinary shares. If such listing is not obtained by the closing, Negevtech shall continue to use its reasonable best efforts after the closing of the merger to obtain such listing.

Delisting and Deregistration of IGPAC’s Common Stock

         When the merger is completed, all of IGPAC’s securities, including Series A units, Series B units, common stock, Class B common stock, Class W warrants and Class Z warrants, which are currently listed on the Over-the-Counter Bulletin Board under the symbols “IGPAU.OB”, “IGPBU.OB,”, “IGPAA,” “IGPAB,” “IGPAW” and “IGPAZ” respectively, will be delisted and deregistered under the Exchange Act. After the consummation of the merger, Negevtech’s ordinary shares and warrants will be deemed to be registered under Section 12(g) of the Exchange Act pursuant to Rule 12g-3.

Appraisal Rights

        Holders of record of IGPAC’s common stock and Class B common stock who do not vote in favor of approving and adopting the merger agreement and approving the merger, and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law, which we refer to throughout this proxy statement/prospectus as the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL. A person having a beneficial interest in shares of IGPAC common stock or Class B common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL. The full text of Section 262 of the DGCL is reprinted in its entirety as Annex 6 and incorporated into this proxy statement/prospectus by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of IGPAC common stock and/or Class B common stock as to which appraisal rights are asserted.

        Under Section 262 of the DGCL, holders of shares of IGPAC common stock and/or Class B common stock who follow the procedures set forth in Section 262 of the DGCL and who the Delaware Court of Chancery determines have complied with Section 262 of the DGCL and have become entitled to appraisal rights, will be entitled to have their IGPAC Class B common stock and/or IGPAC common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court.

        Under Section 262 of the DGCL, when a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval of the merger agreement and the merger by our stockholders, the company, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

        This proxy statement/prospectus constitutes the required notice to the holders of these shares of IGPAC common stock and Class B common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Annex 6. Any IGPAC stockholder who wishes to exercise their appraisal rights or who wishes to preserve their right to do so should review the following discussion and Annex 6 carefully, because failure to timely and properly comply with the procedures specified in Annex 6 will result in the loss of appraisal rights under the DGCL.

        A holder of IGPAC common stock or Class B common stock wishing to exercise appraisal rights must not vote in favor of the approval and adoption of the merger agreement and approval of the merger and must deliver to us before the taking of the vote on the merger agreement and the merger at the IGPAC special stockholder meeting a written demand for appraisal of their IGPAC common stock or Class B common stock. This written demand for appraisal must be separate from any proxy or vote against the merger or abstaining from the vote on the merger. This demand must reasonably inform IGPAC of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of their shares. A holder of IGPAC common stock or Class B common stock wishing to exercise appraisal rights must be the record holder of such shares on the date the written demand for appraisal is made and must continue to hold such shares through the effective date of the merger. Accordingly, a holder of IGPAC common stock or Class B common stock who is the record holder of such shares on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to consummation of the merger, will lose any right to appraisal in respect of such shares.

        A proxy that is signed and does not contain voting instructions will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must either affirmatively vote against the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, including the merger, or abstain from voting on the merger agreement.

        Only a holder of record of IGPAC common stock or Class B common stock on the record date for the IGPAC special meeting is entitled to assert appraisal rights for the shares of IGPAC common stock or Class B common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name, and must state that the person intends to demand appraisal of the holder’s shares pursuant to the merger agreement. If the shares of IGPAC common stock or Class B common stock are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if such stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the holder or holders. A record holder such as a broker who holds IGPAC common stock or Class B common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of IGPAC common stock or Class B common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the IGPAC common stock or Class B common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of IGPAC common stock and/or Class B common stock as to which appraisal is sought. When no number of such shares is expressly mentioned, the demand will be presumed to cover all such shares in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        All written demands for appraisal should be sent or delivered to IGPAC at its offices at Yahalom Tower, 3a Jabotinsky St., Ramat Gan 5250 Israel, Attention: Chief Financial Officer, Mr. Dror Gad.

        Within ten days after the effective date of the merger, IGPAC, or its successor in interest, which is referred to generally as the surviving corporation, will notify each former IGPAC stockholder who has properly asserted appraisal rights under Section 262 of the DGCL and has not voted in favor of approving and adopting the merger agreement and approving the merger of the date the merger became effective.

        Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any former IGPAC stockholder who has complied with the statutory requirements under Section 262 of the DGCL summarized above may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of IGPAC common stock and/or Class B common stock that are entitled to appraisal rights. None of Negevtech, the surviving corporation or IGPAC is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of IGPAC common stock or Class B common stock. Accordingly, it is the obligation of IGPAC stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

        Within 120 days after the effective date of the merger, any former IGPAC stockholder who has complied with the requirements under Section 262 of the DGCL for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of IGPAC common stock and Class B common stock not voted in favor of approving and adopting the merger agreement and the merger, and with respect to which demands for appraisal have been timely received and the aggregate number of former holders of these shares of IGPAC common stock and Class B common stock. These statements must be mailed to such stockholder within ten days after a written request therefore has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

        If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former IGPAC stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former IGPAC stockholders who have demanded appraisal of their shares of IGPAC Class B common stock and with whom agreements as to value have not been reached. After notice to such former IGPAC stockholders and the surviving corporation is given by the Register in Chancery as ordered by the Delaware Court of Chancery, the Delaware Court of Chancery may conduct a hearing on such petition to determine those former IGPAC stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former IGPAC stockholders who demanded appraisal of their shares of IGPAC common stock and/or Class B common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

        After determining which, if any, former IGPAC stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of IGPAC common stock and/or Class B common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. IGPAC stockholders considering seeking appraisal should be aware that the fair value of their shares of IGPAC common stock and/or Class B common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of IGPAC common stock and/or Class B common stock.

        The costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former IGPAC stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former IGPAC stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of IGPAC common stock and Class B common stock entitled to appraisal.

        Any holder of IGPAC common stock and/or Class B common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of IGPAC common stock or Class B common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of IGPAC common stock or Class B common stock (except dividends or other distributions payable to holders of record of IGPAC common stock or Class B common stock as of a date prior to the effective date of the merger).

        If any stockholder who properly demands appraisal of their IGPAC common stock and/or Class B common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, their right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of IGPAC common stock and/or Class B common stock will be converted into the right to receive the consideration payable with respect to such shares in accordance with the terms of the merger agreement (without interest). An IGPAC stockholder will fail to perfect, or effectively lose or withdraw, such stockholder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to IGPAC or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event an IGPAC stockholder will be entitled to receive the consideration payable with respect to their shares of IGPAC common stock and/or Class B common stock in accordance with the merger agreement (without interest).

        Consequently, any stockholder that desires to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

THE MERGER AGREEMENT

        The following is a summary of the merger agreement. This summary does not purport to be a complete description of the terms and conditions of the merger agreement, a copy of which is attached as Annex 1 to this proxy statement/prospectus and which is incorporated herein by reference. IGPAC stockholders are urged to read the merger agreement in its entirety. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

The Merger

        Under the terms of the merger agreement, Merger Sub will merge with and into IGPAC and, as a result of the merger, IGPAC will become a wholly-owned subsidiary of Negevtech. Each share of IGPAC common stock and Class B common stock outstanding immediately prior to the merger will be automatically converted into Negevtech ordinary shares (except for those shares of IGPAC Class B common stock whose holders properly elect conversion and except with respect to stockholders who properly exercise their appraisal rights).

General; Structure of Merger

        On March 6, 2008, IGPAC entered into a merger agreement with Negevtech. Negevtech Acquisition Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of Negevtech (referred to herein as “Merger Sub”) formed to effectuate the merger by merging with and into IGPAC, is also a party to the merger agreement. IGPAC will be the surviving corporation in the merger and, as a result, will become a wholly owned subsidiary of Negevtech.

        Stockholders of Negevtech holding the requisite shares to approve and adopt the merger agreement and the merger, in accordance with the Israeli Corporation Law, 1999 and Negevtech’s charter documents have entered into voting agreements with IGPAC whereby each such stockholder has agreed to vote all of its respective shares of Negevtech in favor of the adoption of the merger agreement, the merger and the other transactions contemplated thereby. Therefore their vote is not being solicited and the only further action required by them is to convene a Negevtech shareholder’s meeting and vote in accordance with their voting agreements to approve and adopt the merger agreement and approve the merger.

Effective Time of the Merger

        The effective time of the merger will take place when the certificate of merger is duly filed and accepted by the Secretary of State of the State of Delaware or at such other time as specified in the certificate of merger. The merger will be completed as soon as possible following the satisfaction (or waiver) of the conditions described below under “The Merger Agreement – Conditions to Closing of the Merger”. The merger is expected to be consummated promptly after the special meeting of IGPAC’s stockholders described in this proxy statement/prospectus.

Name; Headquarters

        After the effective time of the merger:

—	the name of the surviving corporation will be Negevtech Corporation or any other name determined by Negevtech; and

—	the corporate headquarters of Negevtech and the surviving corporation shall be located in such places as shall be decided by the board of directors of Negevtech from time to time.

Merger Consideration

        Upon the effective time of the merger, subject to the conditions discussed below under “The Merger Agreement–Conditions to Closing of the Merger,” Merger Sub, a wholly-owned subsidiary of Negevtech, will merge with and into IGPAC with IGPAC surviving the merger as a wholly-owned subsidiary of Negevtech. IGPAC stockholders will receive ordinary shares of Negevtech in exchange for the common stock and Class B common stock of IGPAC that they own in accordance with the terms of the merger agreement, described in more detail below.

         The terms of the merger agreement provide for Negevtech to issue its ordinary shares to IGPAC’s stockholders in exchange for all of the outstanding shares of IGPAC’s common stock and Class B common stock in accordance with the terms of the merger agreement. Although it cannot be definitively calculated until the closing, we currently estimate that the number of Negevtech shares issuable in exchange for one share of IGPAC common stock or Class B common stock (also known as the “exchange ratio”) will be 2.7872. This estimate is based on assumptions about the net cash of IGPAC as of two business days prior to the effective time of the merger and several other assumptions discussed below. The net cash of IGPAC, as defined in the merger agreement, consists of the cash in the trust fund and outside of the trust fund and excludes deductible IGPAC expenses and amounts paid to holders of Class B common stock who properly exercise their conversion rights. The amount of cash as of the effective time of the merger for the estimated exchange ratio above does not include interest that would accrue as of the effective time, and the amount of deductible IGPAC expenses is estimated to be $2,250,000. This calculation also assumes that IGPAC will not have cash outside the trust fund as of two days prior to the merger. As a result, the net cash of IGPAC would be $52,716,886, assuming that no holders of Class B common stock exercise their conversion rights. In the event that 19.99% of IGPAC’s Class B common stockholders (the maximum number allowing approval of the merger) exercise their conversion rights, the net cash of IGPAC would be $41,729,006, in which case the exchange ratio would be 2.6941.

         Under the merger agreement, the exchange ratio is determined pursuant to a formula. The definitive exchange ratio will be determined by the following formula:

Net cash of IGPAC Issued and outstanding shares of IGPAC	*	Issued and outstanding shares of Negevtech (on a fully diluted and as-converted basis) $50,000,000

         In calculating the exchange ratio as described above, the number of outstanding shares of Negevtech on a fully-diluted and as-converted basis at the effective time of the merger shall not include the ordinary shares to be issued to the Negevtech shareholders upon the conversion of their existing convertible loan in the principal amount of $10 million plus interest and any additional ordinary shares to be issued to them in consideration for the additional investment of up to $5 million by such shareholders. These shares will be issued to the shareholders of Negevtech immediately following the effective time of the merger and will not have any impact on the exchange ratio. See “Negevtech Shareholders Letter of Undertaking”. In addition, in calculating the exchange ratio as described above, the number of outstanding shares of Negevtech on a fully-diluted and as-converted basis does not include the ordinary shares issuable upon exercise of the warrant granted to Stifel Nicolaus . See “Agreements Related to the Merger — Engagement letter with Stifel, Nicolaus & Company, Incorporated”.

        The net cash of IGPAC is determined two business days prior to the merger by BDO Ziv Haft, IGPAC’s auditors, and each of the issued and outstanding shares of IGPAC, and the issued and outstanding shares of Negevtech (on a fully diluted and as-converted basis), is determined as of the effective time of the merger.

        The number of issued and outstanding shares of IGPAC is estimated at 11,301,100, assuming no conversion of Class B common stock, and 9,254,924, assuming 19.99% of Class B common stock is converted. The number of issued and outstanding shares of Negevtech (on a fully diluted and as-converted basis), is estimated at 29,875,181.

        The calculation of the exchange ratio above is also based on the following assumptions regarding the issued and outstanding shares of IGPAC and Negevtech, which will only finally be determined shortly before the effective time of the merger:

—	The IGPAC underwriter option and appraisal rights. If HCFP/Brenner Securities exercised its option to purchase IGPAC prior to the merger, the issued and outstanding shares of IGPAC would increase and affect the exchange ratio. This option is assumed to not be exercised prior to the merger. This calculation also assumes that no holders of IGPAC stock properly exercise their appraisal rights instead of the merger consideration.

—	Effect of Anti-dilution protection. The above calculation takes into account the additional options to purchase ordinary shares that will be issued to Dr. Sherman pursuant to the anti-dilution provision in her employment agreement, which is more fully described above under “The Merger –Interests of Negevtech’s directors and officers in the Merger.”

—	Recapitalizations of Negevtech’s share capital. In order to minimize the overall effect of fractional shares which may be issuable by Negevtech in connection with the merger, Negevtech may, pursuant to the merger agreement, adjust its authorized share capital and its issued and outstanding ordinary shares as of the effective time of the merger through a reverse split, issuance of bonus shares (stock dividend) or similar adjustment. The exchange ratio will be appropriately adjusted to provide IGPAC’s stockholders with the same economic benefit as they would have received prior to the adjustment. The above calculation does not take into account this adjustment and accordingly, the actual exchange ratio will be adjusted to reflect any such adjustment.

        The shares that the former IGPAC stockholders will receive at the closing of the transactions will represent approximately 47.1 % of the outstanding ordinary shares of Negevtech following the consummation of the merger (and the current Negevtech shareholders would own approximately 52.9 % of the outstanding ordinary shares of Negevtech), assuming the following

—	No IGPAC Class B stockholders elect to exercise their conversion rights, and

—	No IGPAC stockholders exercise appraisal rights and HCFP/Brenner Securities does not exercise its option to purchase IGPAC shares prior to the merger, and

—	Shareholders of Negevtech do not purchase additional ordinary shares of Negevtech (following the completion of the merger) in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking (which amount includes $2 million advanced by the shareholders of Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans).

        On the other hand, the shares that the former IGPAC stockholders will receive at the closing of the merger will represent approximately 31.5 % of the outstanding ordinary shares of Negevtech following the consummation of the merger (and the current Negevtech shareholders would own approximately 68.5 % of the outstanding ordinary shares of Negevtech), if

—	the holders of 19.99% of IGPAC's Class B common stock seek conversion, and

—	No IGPAC stockholders exercise appraisal rights, and HCFP/Brenner Securities does not exercise its option to purchase IGPAC shares prior to the merger; and

—	Negevtech shareholders purchase (following the completion of the merger) ordinary shares of Negevtech in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking (which amount includes $2 million advanced by the shareholders of Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans).

        The calculations of the percentage of ownership of Negevtech’s ordinary shares described above are made on the basis of the outstanding ordinary shares of Negevtech following the completion of the merger, assuming exercise of all options held by the current optionholders of Negevtech and assuming no exercise of warrants to purchase shares of IGPAC common stock that are being assumed by Negevtech in the merger. For a table showing the above calculations together with calculations on a non-diluted basis and fully-diluted basis, see “How much of Negevtech will the current IGPAC stockholders own after the merger is consummated?” See also the description of the recapitalization of Negevtech’s share capital whereby Negevtech’s outstanding preferred shares will be converted to ordinary shares based on a 1 for 1 exchange ratio, prior to the effective time of the merger. See ”Description of Negevtech Share Capital – Share Capital Prior to the Merger.”

        The ordinary shares to be issued to the Negevtech shareholders upon the conversion of their existing convertible loan, pursuant to the Negevtech Shareholders Letter of Undertaking, in the principal amount of $10 million plus interest is subject to the consummation of the merger. Accordingly, in calculating the percentage of ownership of the former IGPAC stockholders following the merger as described above (under the two different sets of assumptions), such ordinary shares were included in both cases. The adjustment of Negevtech’s share capital that Negevtech may effect prior to the effective time of the merger, through a reverse stock split, issuance of bonus shares (stock dividend) or similar adjustment, in order to minimize the overall effect of fractional shares which may be issuable by Negevtech in connection with the merger, will not have any impact on the above calculations.

         Negevtech believes, based on its current estimate of the net cash to be held by Negevtech immediately following the effective time of the merger, that it is reasonably likely that its shareholders will be required to invest the additional $5 million.

        In addition, any IGPAC warrants outstanding at the effective time of the merger shall automatically be deemed to constitute warrants to purchase from Negevtech that number of ordinary shares equal to the number of shares of IGPAC common stock which were subject to such IGPAC warrant immediately prior to the effective time of the merger (whether or not such IGPAC warrant had been exercisable prior to the effective time) multiplied by the exchange ratio. The exercise price for each Negevtech ordinary share shall be equal to the aggregate exercise price of the IGPAC warrants on the effective time of the merger, divided by the number of Negevtech ordinary shares for which it is exercisable pursuant to the merger agreement and rounded up to the nearest whole cent.

        In addition, in order to minimize the overall effect of fractional shares which may be issuable by Negevtech in connection with the merger, Negevtech may adjust its authorized share capital and its issued and outstanding ordinary shares as of the effective time of the merger.

        The terms of the merger agreement which deal with the exchange of IGPAC shares into Negevtech ordinary shares and IGPAC warrants into warrants to purchase Negevtech ordinary shares apply to the option granted to the underwriter at the time of the initial public offering.

Representations and Warranties

        The merger agreement contains representations and warranties of Negevtech, IGPAC and Merger Sub relating, among other things, to:

—	proper corporate organization and similar corporate matters;

—	subsidiaries;

—	capital structure of each constituent company;

—	the authorization, performance and enforceability of the merger agreement;

—	no conflicts, licenses and permits;

—	compliance with legal requirements;

—	taxes;

—	financial information and absence of undisclosed liabilities;

—	title and condition of leased property;

—	holding of intellectual property;

—	contracts;

—	absence of certain changes;

—	employee and labor matters;

—	environmental matters;

—	compliance with applicable laws;

—	compliance with applicable provisions of securities laws with respect to IGPAC;

—	litigation;

—	broker's fees and third party expenses;

—	insurance;

—	interested party transactions;

—	Over-the-Counter Bulletin Board quotation for IGPAC securities;

—	description of the trust fund;

—	information to be included in this proxy statement/prospectus; and

—	execution of letters of undertaking and voting agreements with certain Negevtech shareholders.

        The representations and warranties of IGPAC, Negevtech and Merger Sub which are contained in the merger agreement shall terminate at the effective time of the merger.

Covenants

        IGPAC and Negevtech have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. They have also agreed, subject to certain exceptions, to continue to operate their respective businesses in the ordinary course prior to the closing of the merger and not to take the following actions without the prior written consent of the other party (such consent not to be unreasonably withheld):

—	waive any share repurchase rights, amend or change the period of exercisability of options or restricted shares, or reprice options granted under any employee, consultant, director or other share plan or authorize cash payments in exchange for any options granted under any of such plans or amend the IGPAC warrants or the over-allotment option granted to IGPAC’s underwriter in the initial public offering of IGPAC;

—	grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date of the execution of the merger agreement;

—	transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property of Negevtech, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided that in no event shall Negevtech license on an exclusive basis or sell any of its intellectual property;

—	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock except, with regard to Negevtech, with respect to minimizing the overall effects of fractional shares pursuant to the merger agreement;

—	purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Negevtech or IGPAC, except, with regards to Negevtech, of repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to share option or purchase agreements in effect on the date of the execution of the merger agreement;

—	issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, other than to employees and consultants of Negevtech in the ordinary course and consistent with past practice, and subject to certain exceptions listed in the merger agreement;

—	amend its charter documents, except as permitted under the merger agreement;

—	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Negevtech or IGPAC, as applicable, other than in the ordinary course of business consistent with past practices, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services, other than in the ordinary course of business consistent with past practices;

—	sell, lease, license, encumber or otherwise dispose of any properties or assets, except (i) the provision of services and products and licenses of software in the ordinary course of business consistent with past practice, (ii) the provision of inventory and finished goods in the ordinary course of business consistent with past practice, (iii) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such party, or in connection with factoring of receivables in the ordinary course of Negevtech’s business and consistent with past practice, or (iv) as otherwise permitted under the merger agreement;

—	incur any indebtedness for borrowed money in excess of $25,000 in the aggregate (other than guaranties with respect to services purchased in the ordinary course of business and purchase money debt in connection with the acquisition by Negevtech of vehicles, office equipment and operating equipment not exceeding $180,000 in the aggregate) or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Negevtech, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, provided, however, that Negevtech may incur indebtedness as otherwise permitted under the merger agreement;

—	adopt or amend any employee benefit plan, policy or arrangement, any employee share purchase, employee share option plan, option award, or option agreement or enter into any employment contract or collective bargaining agreement, other than offer letters and employment agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will” (with prior notice consistent with past practice), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices, provided, however: (i) the foregoing shall not prohibit Negevtech from terminating any such plans, policies, agreements or arrangements to the extent permitted by law and the terms of the applicable plan; and (ii) the foregoing shall not prohibit Negevtech from paying any accrued salary and benefits;

—	pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of the merger agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms or as required under any judicial decision, or liabilities recognized or disclosed in the financial statements or in the most recent financial statements included in IGPAC’s SEC reports filed prior to the date of the merger agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Negevtech or IGPAC is a party or of which Negevtech or IGPAC is a beneficiary;

—	except in the ordinary course of business consistent with past practices, modify, amend or terminate any material Negevtech contract or any IGPAC contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims;

—	except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

—	except in the ordinary course of business consistent with past practices or as otherwise permitted under the merger agreement, incur or enter into any agreement, contract or commitment other than any purchase or sale agreement relating to goods or services in the regular course of business and consistent with past practice, or any other agreements that involve payments, by or to Negevtech or IGPAC, in the aggregate, of less than $180,000 per year;

—	make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

—	form, establish or acquire any subsidiary except as contemplated by the merger agreement;

—	make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

—	make or omit to take any action which would be reasonably anticipated to have a material adverse effect;

—	enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders or other affiliates (other than (i) payment of salary and benefits in the ordinary course of business consistent with past practice and (ii) as otherwise permitted under the merger agreement); or

—	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The merger agreement also contains additional covenants of the parties, including covenants providing for:

—	preparation and filing by Negevtech with the SEC of a registration statement pursuant to the Exchange Act, of which this proxy statement/prospectus forms a part;

—	best efforts to be used by Negevtech to cause the registration statement to become effective and to maintain the effectiveness of the registration statement until the expiration of the warrants received by the IGPAC warrantholders following the consummation of the merger and until all the registrable securities covered by the registration statement have been sold, or may be sold without volume restrictions pursuant to Rule 144;

—	following the declaration of effectiveness of the registration statement, distribution by IGPAC of a proxy statement to its stockholders and, pursuant thereto, calling a special meeting in accordance with applicable law and its charter documents and soliciting proxies from such holders to vote in favor of the adoption of the merger agreement and the approval of the merger and the other matters presented thereat;

—	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

—	for a period of five years after the closing of the merger, Negevtech shall maintain in effect policies ensuring the liability of IGPAC’s directors and officers with respect to matters existing or occurring prior to the closing of the merger;

—	certain Negevtech shareholders and the directors and officers of IGPAC to enter into lock-up agreements with respect to certain shares of Negevtech ordinary shares held by them following the merger;

—	Negevtech to waive its rights to make claims against IGPAC to collect from the trust account established for the benefit of the IGPAC stockholders who purchased their securities in IGPAC’s initial public offering for any monies that may be owed to Negevtech by IGPAC for any reason whatsoever, including breach by IGPAC of the merger agreement or its representations and warranties therein, except as provided in the merger agreement;

—	each party to provide the other with prompt written notice of any event, development or condition that (i) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by the merger agreement, (ii) gives such party any reason to believe that any of the closing conditions will not be satisfied, (iii) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of IGPAC or Negevtech, or (iv) would require any amendment or supplement to the proxy statement. The parties shall have the obligation to supplement or amend the applicable disclosure schedules with respect to any material matter hereafter arising or discovered;

—	Negevtech and IGPAC shall use their reasonable best efforts to obtain the listing for trading on any exchange of the Nasdaq Stock Market (or any other nationally recognized securities exchange) of the Negevtech ordinary shares. If such listing is not obtained by the closing of the merger, Negevtech shall continue to use its reasonable best efforts after the closing of the merger to obtain such listing;

—	the parties to use commercially reasonable efforts to take such actions as are reasonably necessary to fulfill their obligations under the merger agreement and to enable the other parties to fulfill their obligations thereunder;

—	until the closing of the merger or the termination of the merger agreement, Negevtech shall not (except as provided in the merger agreement) solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group concerning any merger, sale of ownership interests and/or assets of Negevtech, recapitalization or similar transaction.

—	until the closing of the merger or the termination of the merger agreement IGPAC will not solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group concerning any merger, purchase of ownership interests and/or assets, recapitalization, business combination or similar transaction; and

—	to the extent necessary to obtain the requisite number of IGPAC Class B common stock at the special meeting to approve and adopt the merger agreement and approve the merger, Negevtech shall purchase shares of IGPAC Class B common stock in negotiated transactions with holders of such shares who have indicated their desire to sell such shares, provided that the aggregate amount that Negevtech shall expend on such purchases will not be required to exceed $15 million. The aggregate amount to be expended, the price per share to be paid for each share of IGPAC Class B common stock and the timing of such purchases, shall all be determined by a committee which shall be comprised of one representative of Negevtech, one representative of IGPAC and one representative of HCFP/Brenner Securities.

IGPAC and Negevtech reached a determination on or about June 20, 2008 that in order to consummate the merger in the form currently contemplated, Negevtech might be required to comply with the rules and regulations relating to tender offers which would very likely result in a failure to bring the merger for the approval of IGPAC’s stockholders prior to July 18. Consequently, as part of IGPAC’s best good faith efforts to hold a timely stockholders’meeting, and upon the understanding of IGPAC and Negevtech that they would continue to negotiate improved terms for IGPAC’s stockholders, IGPAC waived this provision in the merger agreement, described in the last bullet point above, in a notice dated June 20, 2008.

        See also “Negevtech Letter of Undertaking” which describes the undertaking of shareholders of Negevtech to convert their existing convertible loan in the principal amount of $10 million plus interest and to, collectively, purchase additional ordinary shares of Negevtech in an aggregate amount of $5 million.

Conditions to Closing of the Merger

General Conditions

        Consummation of the merger agreement and the related transactions is conditioned on the affirmative vote of holders of a majority of outstanding shares of Class B common stock present in person or represented by proxy and voting at the special meeting of IGPAC’s stockholders described in this proxy statement and on the affirmative vote of a majority of all of the outstanding shares of IGPAC common stock and Class B common stock, voting together without distinction as to class. In addition, the merger will not be consummated if the holders of 20% or more of the shares of IGPAC Class B common stock outstanding at the special meeting vote against the merger and exercise their conversion rights.

        In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon mutual closing conditions in a transaction of this nature, including:

—	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;

—	the delivery of an exchange agreement with the exchange agent and lock-up agreements with certain Negevtech shareholders and with the IGPAC directors and officers;

—	the receipt of necessary consents and approvals from governmental entities, including but not limited to approval of the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor, the Investment Center, and the Israeli Securities Authority, necessary for the consummation of the merger shall have been obtained and any waiting period applicable to the consummation of the merger shall have expired or been terminated; and

—	the SEC shall have declared effective the registration statement of which this proxy statement/prospectus forms a part and there shall be no stop order pending or threatened in connection therewith.

Negevtech’s Conditions to Closing

        The obligations of Negevtech to consummate the transactions contemplated by the merger agreement, in addition to the general conditions described above, are conditioned upon each of the following, among other things:

—	the delivery of a certificate signed by an authorized officer of IGPAC to the effect that the representations and warranties of IGPAC are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by the IGPAC, except to the extent that any failure to perform or comply does not constitute a material adverse effect with respect to IGPAC;

—	IGPAC shall have signed an undertaking towards the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Labor;

—	IGPAC shall have obtained all consents, waivers and approvals required in connection with the consummation of the merger, except consents, waivers and approvals the absence of which would not have a material adverse effect on IGPAC;

—	no action, suit or proceeding shall be pending or threatened before any governmental entity which is reasonably likely to prevent consummation the merger;

—	there shall have been no material adverse effect with respect to IGPAC since the date of the merger agreement;

—	immediately prior to closing, IGPAC shall be in compliance with the reporting requirements under the Exchange Act;

—	at or prior to closing, IGPAC shall have delivered to Negevtech (i) copies of resolutions and actions taken by IGPAC’s board of directors and stockholders in connection with the approval of the merger, and (ii) such other documents or certificates as shall reasonably be required by Negevtech and its counsel in order to consummate the transactions contemplated by the merger agreement;

—	the registration rights agreement between IGPAC and its initial stockholders shall have been terminated;

—	Negevtech shall have received confirmation from the administrator of the trust fund that the amounts therein are in immediately available funds and will be transferred to the account of the surviving corporation as designated by the surviving corporation following the consummation of the merger;

—	the directors and officers of IGPAC shall have resigned from their positions and offices with IGPAC;

—	Negevtech shall have received the consent of HCFP/Brenner Securities; and

—	the Convertible Loan Agreement dated October 29, 2007 by and between the Negevtech and certain of its stockholders shall have been amended to conform to the Negevtech Shareholders Letter of Undertaking.

IGPAC’s Conditions to Closing

        The obligations of IGPAC to consummate the transactions contemplated by the merger agreement, in addition to the general conditions described above, are conditioned upon each of the following, among other things:

—	the delivery of a certificate signed by an authorized officer of Negevtech to the effect that the representations and warranties of Negevtech are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by the Negevtech, except to the extent that any failure to perform or comply does not constitute a material adverse effect with respect to Negevtech;

—	No action, suit or proceeding shall be pending or threatened before any governmental entity which is reasonably likely to prevent consummation of the merger;

—	Negevtech shall have obtained all consents, waivers, permits and approvals required to be obtained by it and by Merger Sub in connection with the consummation of the merger, except consents, waivers and approvals the absence of which would not have a material adverse effect on Negevtech;

—	Negevtech shall have obtained the requisite approval of its stockholders to the merger pursuant to its charter documents;

—	there shall have been no material adverse effect with respect to Negevtech since the date of the merger agreement;

—	At or prior to Closing, Negevtech shall have delivered to IGPAC (i) copies of resolutions and actions taken by Negevtech’s and Merger Sub’s board of directors and stockholders in connection with the approval of the merger, and (ii) such other documents or certificates as shall reasonably be required by IGPAC and its counsel in order to consummate the transactions contemplated hereunder;

—	the amended and restated shareholders’ rights agreement, dated July 20, 2007, between Negevtech and certain stockholders shall have been amended pursuant to the merger agreement;

—	all preferred shares of Negevtech which were issued and outstanding prior to the closing of the merger shall have been converted into Negevtech ordinary shares on a one-for-one ratio;

—	Negevtech shall have provided satisfactory evidence that the Negevtech ordinary shares, the IGPAC warrants and the Negevtech ordinary shares underlying the IGPAC warrants are eligible for trading on the Over-the –Counter Bulletin Board as of the effective time of the merger or shall have obtained the listing for trading on an exchange of the Nasdaq Stock Market of the Negevtech ordinary shares; and

—	all Negevtech shareholders who have not executed voting agreements and have pre-emptive rights, liquidation preference and/or similar rights that may be exercised in connection with the merger agreement will have executed and delivered to IGPAC written waivers relating to any such rights.

        If permitted under applicable law, either IGPAC or Negevtech may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. Pursuant to IGPAC’s second amended and restated certificate of incorporation, the conditions requiring the affirmative vote of holders of a majority of outstanding shares of Class B common stock present in person or represented by proxy and voting at the special meeting of IGPAC’s stockholders described in this proxy statement and the affirmative vote of a majority of all of the outstanding shares of IGPAC capital stock, voting together without distinction as to class, and the requirement that the merger agreement and the merger not be consummated if the holders of 20% or more of the shares of IGPAC Class B common stock outstanding at the special meeting vote against the merger and exercise their conversion rights, may not be waived. Neither IGPAC nor Negevtech can assure you that all of the conditions will be satisfied or waived.

Survival of Representations and Warranties; Insurance

        The representations and warranties of IGPAC, Negevtech and Merger Sub contained in the merger agreement all terminate at the effective time of the merger, and only the covenants that by their terms survive the effective time shall survive beyond the effective time of the merger.

        For a period of five years after the closing of the merger, Negevtech has undertaken to maintain in effect policies ensuring the liability of IGPAC’s directors and officers insurance with respect to matters existing or occurring prior to the closing of the merger (including acts or omissions occurring in connection with the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement).

Termination

        The merger agreement may be terminated at any time, but not later than the closing as follows:

—	by mutual written consent of IGPAC and Negevtech;

—	by either IGPAC or Negevtech if the merger shall not have been effective by July 18, 2008;

—	by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and non-appealable;

—	by Negevtech, upon a material breach of any representation, warranty, covenant or agreement on the part of IGPAC, or if any representation or warranty of IGPAC shall have become untrue, in either case such that the applicable closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by IGPAC is curable by IGPAC prior to the closing date, then Negevtech may not terminate the merger agreement pursuant to this provision for 30 days after delivery of written notice from Negevtech to IGPAC of such breach, so long as IGPAC continues to exercise commercially reasonable efforts to cure such breach (Negevtech may not terminate the merger agreement pursuant to this provision if it shall have materially breached the merger agreement or if such breach by IGPAC is cured during such 30-day period) and provided that in no event shall the cure period extend beyond July 18, 2008;

—	by IGPAC, upon a material breach of any representation, warranty, covenant or agreement on the part of Negevtech, or if any representation or warranty of Negevtech shall have become untrue, in either case such that the applicable closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by Negevtech prior to the closing of the merger, then IGPAC may not terminate the merger agreement pursuant to this provision for 30 days after delivery of written notice from IGPAC to Negevtech of such breach, so long as Negevtech continues to exercise commercially reasonable efforts to cure such breach (IGPAC may not terminate the merger agreement pursuant to this provision if it shall have materially breached the merger agreement or if such breach by Negevtech is cured during such 30-day period) and provided that in no event shall the cure period extend beyond July 18, 2008; or

—	by either party, if, at the special meeting of IGPAC’s stockholders described in this proxy statement/prospectus, the merger agreement and the transactions contemplated hereby shall fail to be approved and adopted by the affirmative vote of holders of a majority of outstanding shares of IGPAC Class B common stock present in person or represented by proxy and voting at the special meeting of IGPAC’s stockholders described in this proxy statement/prospectus and the affirmative vote of a majority of all of the outstanding shares of IGPAC common stock and IGPAC Class B common stock, voting together without distinction as to class, or if the holders of 20% or more of the number of shares of IGPAC Class B common stock outstanding at the special meeting exercise their rights to convert the shares of Class B common stock held by them into cash in accordance with IGPAC’s second amended and restated certificate of incorporation.

Effect of Termination

        In the event of proper termination by either IGPAC or Negevtech, the merger agreement shall be of no further force or effect and the merger shall be abandoned, except that:

—	the confidentiality obligations set forth in the merger agreement will survive;

—	the waiver by Negevtech of all rights against IGPAC to collect from the trust account any moneys that may be owed to it by IGPAC for any reason whatsoever, including but not limited to a breach of the merger agreement or its representations and warranties, except as provided in the merger agreement, and the acknowledgement that it will not seek recourse against the trust account for any reason whatsoever, will survive;

—	the termination fee provision will survive; and

—	the general provisions of the merger agreement will survive.

Termination Fees and Expenses

        In the event that the merger is consummated, Negevtech shall be responsible for all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, including all professional and other fees and expenses that the parties incur in connection herewith.

        In the event that the merger is not consummated, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses including all professional and other fees and expenses that each incurs in connection herewith, except that Negevtech shall pay IGPAC a termination fee in an amount equal to $4 million in the following events:

—	all conditions to closing have been satisfied (or with respect to IGPAC’s conditions to closing have been waived by IGPAC) and the merger has not been consummated by the effective time as a result of any intentional act or omission taken in bad faith by Negevtech and/or Merger Sub; or

—	IGPAC terminates the merger agreement as a result of a material breach of the merger agreement by Negevtech and/or Merger Sub, where such breach is intentional by Negevtech and/or Merger Sub and committed in bad faith (provided that Negevtech shall not be required to pay the termination fee pursuant to this provision if at the time of termination by IGPAC, IGPAC is in material breach of the merger agreement or one of the conditions to Negevtech’s obligations to effect the merger (including the general conditions) did not occur, unless such non-occurrence is a result of an act or omission by Negevtech).

Broker Fees

         On or about the same time as the letter of intent was signed between IGPAC and Negevtech, IGPAC entered into an engagement letter with Deutsche Bank with respect to the services to be provided by Deutsche Bank in connection with the merger and the transactions contemplated thereby. Deutsche Bank was fully aware of the terms of the merger as contemplated by the Letter of Intent with Negevtech and in particular, the need to attract new investors to purchase shares of IGPAC in anticipation of the merger. In its engagement letter, Deutsche Bank agreed to provide a range of investment banking services including, assisting IGPAC in identifying potential investors in the event that such new investors are required to consummate the Merger as well as assisting and advising IGPAC on approaching these potential investors. Within days after the engagement letter was signed, Deutsche Bank informed IGPAC that it would not be able to assist IGPAC in attracting new investors to purchase shares of IGPAC in anticipation of the merger. IGPAC informed Deutsche Bank that under these circumstances, the engagement letter between Deutsche Bank and IGPAC was considered by IGPAC to be in breach and is terminated and no fees are or will be owed by IGPAC to Deutsche Bank. The engagement letter contemplated that IGPAC would pay Deutsche Bank a fee in the amount of 2% of the aggregate consideration payable upon consummation of the merger, but in no event less than one million Euros. This fee was to be shared between IGPAC and the surviving company, with IGPAC paying 50% of the fee upon consummation of the merger out of available cash, and 50% being paid following the merger by the surviving company. Deutsche Bank sent a letter dated May 27, 2008 to IGPAC stating that the engagement letter’s fee was owed to Deutsche Bank and should be paid in accordance with its terms and also disputing the termination.

Confidentiality; Access to Information

        IGPAC and Negevtech each has agreed to afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the merger reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. IGPAC and Negevtech are each required to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement.

Amendment

        The merger agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of Negevtech and IGPAC.

Extension; Waiver

        At any time prior to the closing, any party to the merger agreement may, in writing, to the extent legally allowed:

—	extend the time for the performance of any of the obligations or other acts of the other parties to the agreement;

—	waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

—	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

        Pursuant to IGPAC’s second amended and restated certificate of incorporation, the conditions requiring the affirmative vote of holders of a majority of outstanding shares of Class B common stock present in person or represented by proxy and voting at the special meeting of IGPAC’s stockholders described in this proxy statement and the affirmative vote of a majority of all of the outstanding shares of IGPAC common stock and Class B common stock, voting together without distinction as to class, and that the merger agreement and the merger not be consummated if the holders of 20% or more of the shares of IGPAC Class B common stock outstanding at the special meeting vote against the merger and exercise their conversion rights, may not be waived. IGPAC cannot assure you that all of the conditions will be satisfied or waived.

Public Announcements

        IGPAC and Negevtech have agreed that until closing or termination of the merger agreement, the parties will:

—	cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the merger agreement and the transactions governed by it; and

—	not issue or otherwise make any public announcement or communication pertaining to the merger agreement or the transactions contemplated thereby without the prior consent of the other party, except as may be required by applicable laws or court process.

AGREEMENTS RELATED TO THE MERGER

Negevtech Shareholders Letter of Undertaking

        The following is a summary of the material provisions of the Negevtech shareholders’ letter of undertaking. The complete text of the form of letter of undertaking is attached as Annex 2 to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We encourage all stockholders to read the form of the letter of undertaking in its entirety.

        Negevtech shareholders holding in the aggregate at least a majority of the ordinary shares of Negevtech, on an as-converted basis, which majority includes at least 60% of the issued and outstanding Negevtech preferred shares, including entities affiliated with Pitango Venture Capital Fund III (Israeli Sub) L.P., entities affiliated with Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability), entities affiliated with Genesis Partners II, L.D.C, entities Affiliated with Poalim Ventures II L.P., Wellington Partners Venture III Technology Fund L.P. and entities affiliated with Amadeus III have entered into a letter of undertaking under which they have made the following undertakings.:

—	Subject to the closing and only to the extent that the net cash held by Negevtech immediately following the effective time of the merger shall be less than $55,000,000, such shareholders shall buy immediately after the effective time of the merger certain amounts of Negevtech ordinary shares in order that the net cash held by Negevtech immediately following the effective time of the merger shall be equal to $55,000,000, provided that the aggregate amount of such purchase made by all such shareholders shall not exceed an amount of $5 million (including the conversion of $2 million which were advanced to Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans), at a price per share equal to the quotient determined by dividing (1) the amount of cash in the IGPAC trust fund, calculated as of two business days prior to the effective time of the merger, by (ii) the total number of shares of Class B common stock then outstanding (prior to any conversion of Class B common stock into shares of IGPAC common stock) and such quotient divided further by (iii) the exchange ratio. In calculating the net cash held by Negevtech immediately following the effective time of the merger, the undertaking contained a deduction for a bank loan in the event Negevtech obtained such a loan, in an amount of up to $15,000,000, in connection with the purchase of shares of Class B common stock of IGPAC; and

—	Subject to the occurrence of the closing, all applicable amounts outstanding and due by Negevtech to such shareholders under the existing convertible loan agreement, dated October 29, 2007, as amended, in a principal amount of $10 million plus interest, will automatically be converted, immediately after the effective time of the merger, into Negevtech ordinary shares at a price per share equal to the quotient determined by dividing (1) the amount of cash in the IGPAC trust fund, calculated as of two business days prior to the effective time of the merger, by (ii) the total number of shares of Class B common stock then outstanding (prior to any conversion of Class B common stock into shares of IGPAC common stock) and such quotient divided further by (iii) the exchange ratio. Subject to the occurrence of the closing, such shareholders will not in any way require Negevtech to pay any amounts owed and outstanding under the convertible loan agreement, and will waive all rights to payment under the convertible loan agreement.

         The purchase of the Negevtech ordinary shares in the amount of up to $5 million (including the conversion of $2 million which were advanced to Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans) and the conversion of the amounts outstanding and due under the convertible loan in the principal amount of $10 million plus interest, as described above, shall be made at a price per share which is equal to the quotient determined by dividing (X) the amount in the trust fund, calculated as of two business days prior to the effective time of the merger, by (Y) the total number of shares of Class B Common Stock then outstanding (prior to any conversion of Class B Common Stock held by holders who did not vote against the merger into shares of IGPAC Common Stock) and such quotient divided further by (Z) the exchange ratio. Although it cannot be definitively calculated until the closing, we currently estimate that the price per share will be approximately $5.37 and that the number of Negevtech shares that each of the shareholders of Negevtech who has entered into the above letter of undertaking will purchase is as follows:

         Negevtech believes, based on its current estimate of the net cash to be held by Negevtech immediately following the effective time of the merger, that it is reasonably likely that its shareholders will be required to invest the additional $5 million. Any amount out of the $2 million referred to above which has not been automatically converted as described above shall, at the option of each shareholders, with respect to its pro-rata portion of such amount, be either repaid in accordance with the terms of the convertible loan agreement or converted pursuant to the terms described above.

Shareholder Name	Number of Negevtech Ordinary Shares Assuming and Exchange Ratio of 2.7872	Number of Negevtech Ordinary Shares Assuming an Exchange ratio of 2.6941

Pitango Venture Capital Fund III
(Israeli Sub) L.P. and affiliated
entities	1,845,938	1,784,240

Star Growth Enterprise and affiliated
entities	1,999,809	1,932,968

Genesis Partners II, L.D.C and
affiliated entities	1,146,128	1,107,821

Poalim Ventures II L.P. and affiliated
entities	761,608	736,152

Wellington Partners Venture III
Technology Fund L.P.	1,145,370	1,107,088

Amadeus III and affiliated entities	1,069,511	1,033,764

Total	7,968,364	7,702,033

        The above estimate is based on the following assumptions

—	the aggregate amount of purchases made by all such shareholders shall be in an amount of $5 million (including by way of conversion of the $2 million advanced to Negevtech prior to the date of this proxy statement/prospectus);

—	the amount in the trust fund calculated as of two business days prior to the effective time of the merger will be approximately $55 million. See “What happens to the funds deposited in the trust fund after consummation of the merger?"

—	the total number of shares of Class B Common Stock outstanding as of two business days prior to the effective time of the merger (prior to any conversion of Class B Common Stock held by holders who did not vote against the merger into shares of IGPAC Common Stock) will be 10,236,000.

         For a description of the exchange ratio, see “What will holders of IGPAC common stock or Class B common stock receive in the merger?"

Lock-Up Agreements

        The following is a summary of the material provisions of the lock-up agreements with Negevtech’s stockholders. The complete text of the form of lock-up agreement is attached as Annex 3 to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We encourage all stockholders to read the form of lock-up agreement in its entirety.

        As a condition to the consummation of the merger, Negevtech shareholders, holding in the aggregate at least a majority of the ordinary shares of Negevtech, on an as-converted basis, which majority includes at least 60% of the issued and outstanding Negevtech preferred shares, are required to enter into lock-up agreements relating to all ordinary shares of Negevtech owned by them immediately prior to the closing of the merger. Pursuant to the lock-up agreements, such Negevtech shareholders will agree not to sell or otherwise transfer any such shares for a period of six months after the closing of the merger.

         There are several exceptions to the lock-up restriction imposed on such Negevtech shareholders, including:

—	transfers to permitted transferees who agree to be bound by the lock-up agreements;

—	transfer of amounts of shares equal to the amount of shares issued upon conversion of convertible loans granted by such Negevtech shareholders to Negevtech prior to or in connection with the merger. The number of shares that would be transferable pursuant to this exception is approximately 5,373,179, if the exchange ratio is 2.7872 and 5,193,588 if the exchange ratio is 2.6941; and

—	transfer of shares in connection with a change of control of Negevtech.

         The total number of Negevtech shares that will be subject to the lock-up agreements described above, will constitute approximately 26.13% of the issued and outstanding ordinary shares of Negevtech immediately following the closing of the merger on an as-converted basis if the exchange ratio is 2.7872 and 28.18% of the issued and outstanding ordinary shares of Negevtech immediately following the closing of the merger on an as-converted basis if the exchange ratio is 2.6941.

         The directors and officers of IGPAC will also enter into lock-up agreements relating to all ordinary shares and warrants of Negevtech which they may receive as a result of the merger. Pursuant to the lock-up agreements, they will agree not to sell or otherwise transfer any such shares and warrants for a period of six months after the closing of the merger.

        There are two exceptions to the lock-up restriction imposed on the directors and officers of IGPAC:

—	transfers to permitted transferees who agree to be bound by the lock-up agreements; and

—	transfer of shares and warrants in connection with a change of control of Negevtech.

Voting Agreements

        The following is a summary of the material provisions of the voting agreements. The complete text of the form of voting agreement is attached as Annex 5 to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. We encourage all stockholders to read the form of voting agreement in its entirety.

        Negevtech shareholders, holding in the aggregate at least a majority of the ordinary shares of Negevtech, on an as-converted basis, which majority includes at least 60% of the issued and outstanding Negevtech preferred shares, have entered on March 6, 2008 into voting agreements with IGPAC whereby each such Negevtech shareholder has agreed to vote all of its shares of Negevtech in favor of the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        As of March 6, 2008, those shareholders held collectively approximately 95.6% of the outstanding shares of Negevtech and 100% of the outstanding preferred shares of Negevtech. None of the Negevtech shareholders who are parties to the voting agreement were paid or will be paid any consideration in connection with this voting agreement.

Amended and Restated Shareholders’ Rights Agreement

         Pursuant to the merger agreement, the Negevtech Amended and Restated Shareholders’ Rights Agreement, dated July 20, 2007, will be amended. In addition, the following persons who were beneficiaries of IGPAC registration rights under a registration rights agreement, which agreement will be terminated pursuant to the merger agreement, will become parties to the Negevtech Amended and Restated Shareholders’ Rights Agreement and entitled to the registration rights thereunder: Matty Karp, Carmel Vernia, Dror Gad, Lior Samuelson, Rhodrick Hackman, David Ballarini and George Hervey. As part of the amendment described above, the name of Negevtech’s Amended and Restated Shareholders’ Rights Agreement will be changed to “Registration Rights Agreement”. For a description of the Registration Rights Agreement see section entitled “Related Party Transactions – Registration Rights Agreement”.

Engagement letter with Stifel, Nicolaus & Company, Incorporated

         On April 21, 2008 Negevtech entered into an engagement letter with Stifel, Nicolaus & Company, Incorporated (which shall be referred in this proxy/registration statement as “Stifel-Nicolaus”) pursuant to which Stifel-Nicolaus shall serve as Negevtech’s non-exclusive financial advisor and roadshow coordinator and shall be available for advice, and shall advise Negevtech with respect to financial and other matters relating to the proposed acquisition of IGPAC by Negevtech. Negevtech shall pay Stifel-Nicolaus a retainer fee in an amount of $100,000 for its services under the engagement letter and in the event that the merger which is described in this proxy statement/prospectus is consummated during the term of the engagement or within 12 months following the termination of the engagement, Negevtech shall pay Stifel-Nicolaus an additional fee in the amount of $550,000 plus one and one-half percent (1.5%) of the value of any shares of Class B Common Stock of IGPAC exchanged for ordinary shares of Negevtech in the merger which are in excess of eighty percent (80%) of the number of issued and outstanding shares of Class B Common Stock of IGPAC. In addition, in the event that the merger is consummated during the term of the engagement or within 12 months following the termination of the engagement, Stifel-Nicolaus shall be granted warrants to purchase 100,000 ordinary shares of Negevtech at an exercise price per share equal to the value of Negevtech’s ordinary shares as set forth or determined in the merger. As additional consideration for the services being provided under the engagement letter, Stifel-Nicolaus shall have a right of first refusal to act as Negevtech’s book-running lead managing underwriter, placement agent, financial advisor or in any other similar capacity, in the event Negevtech retains or otherwise uses (or seeks to retain or use) the services of an investment bank or similar financial advisor to pursue at any time during the term of the engagement or within twelve (12) months after the expiration or termination of the engagement, under the terms set forth in the engagement letter.

Loan agreement with Kreos Capital II Limited

         Negevtech entered on March 30, 2008 into a loan agreement with Kreos Capital II Limited, a venture lending company, which provides for the extension of a loan in the principal amount of $7 million. The loan shall be repaid in 36 monthly equal payments and shall bear interest at a rate of 13% per annum. To secure the loan Negevtech created in favor of Kreos, first priority fixed charges over certain assets of Negevtech and Negevtech, Inc, a wholly-owned subsidiary of Negevtech, a second priority fixed charge over the intellectual property of Negevtech and a second priority floating charge over all the assets of Negevtech. In addition, Negevtech granted an assignment to Kreos, of its rights in relation of insurances. The loan agreement also provides for the payment by Negevtech of a one-time transaction fee in an amount of $70,000 and the payment by Negevtech of other expenses related to registration of the charges and certain legal costs and a payment at the time of the last repayment of the loan at the higher of: (i) 4.5% of the loan or (ii) the fair market value of the Equipment at the time of the last repayment of the loan. Negevtech also undertook to indemnify Kreos, under the terms of the loan agreement, including in events of losses resulted from late payments, third party claims and currency losses. In consideration for its agreement to extend the loan facility, Negevtech granted Kreos a warrant to purchase 1,375,000 Series A-1 Preferred Shares for a total consideration exercise price of $2,500. Alternatively, Negevtech may transfer to Kreos such number of shares of Class B common stock of IGPAC, out of the shares purchased by Negevtech prior to the completion of the merger that is equivalent to the number of shares covered by the warrant. The warrant will be exercisable for a period commencing on the date of the grant and ending on the earlier of (i) 9 years from the date of grant and (ii) 12 months following the completion of the proposed merger. In addition, pursuant to the terms of the warrant, in case Negevtech becomes a public company, the shares underlying the warrant will not be subject to any lock-up period.

Voting Agreement

         Negevtech was informed by Pitango Venture Capital Fund III (Israeli Sub) L.P. and affiliated entities, Star Growth Enterprise and affiliated entities, Genesis Partners II, L.D.C and affiliated entities and Wellington Partners Venture III Technology Fund L.P., who are preferred shareholders, that they have entered into a voting agreement among themselves, which shall become effective as of the effective time of the merger, with respect to voting on matters relating to the nomination and designation of directors to Negevtech’s board of directors following the merger.

DESCRIPTION OF NEGEVTECH SHARE CAPITAL

A summary of the material provisions governing Negevtech’s share capital immediately following the completion of the merger is explained below. This summary is not complete and should be read with Negevtech’s memorandum of association and restated articles of association, which will become effective upon the closing of the proposed merger, copies of which have been filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

The following description gives effect to the recapitalization of Negevtech capital stock whereby Negevtech’s outstanding preferred shares will be converted to ordinary shares based on a 1 for 1 exchange ratio, prior to the effective time of the merger. See “The Merger Agreement – Merger Consideration” and “Description of Negevtech Share Capital – Share Capital Prior to the Merger”. The following description however, does not give effect to the possible adjustment, as of the effective time of the merger, of Negevtech’s share capital and its issued and outstanding ordinary shares, which Negevtech may consummate in order to minimize the overall effect of fractional shares which may be issuable by Negevtech in connection with the merger.

General

        Negevtech’s authorized share capital will consist, upon the effective time of the proposed merger, of [—]ordinary shares, each with a par (nominal) value of NIS 1.00 per share and [—] preferred shares, each with a par (nominal) value of NIS 1.00 per share. Immediately after the completion of the merger, [—] Negevtech ordinary shares will be issued and outstanding, assuming no IGPAC Class B stockholders elect to exercise their conversion or appraisal rights, the amount of cash in IGPAC’s trust fund less expenses is $50 million, and shareholders of Negevtech convert their existing convertible loans but do not purchase additional ordinary shares of Negevtech pursuant to the Negevtech Shareholders Letter of Undertaking. For a description of the undertaking of shareholders of Negevtech to convert their existing loans and purchase shares of Negevtech see “Negevtech Shareholders Letter of Undertaking”. No Negevtech preferred shares will be issued and outstanding immediately after the completion of the merger.

Description of Ordinary Shares

        Negevtech’s ordinary shares are not redeemable and do not have preemptive rights. Neither Israeli law nor Negevtech’s articles of association restrict the right of non-resident or foreign owners of ordinary shares to hold or vote such shares, except with respect to subjects of countries that are in a state of war with Israel.

Description of Preferred Shares

        Pursuant to Negevtech’s restated articles of association which will become effective upon the closing of the proposed merger, Negevtech’s board of directors will have the authority to issue up to [—] preferred shares in one or more series and to fix the rights, preferences, powers and restrictions of the preferred shares without shareholder approval. Negevtech’s board of directors will be able to set the:

—	dividend rights;

—	dividend rates;

—	conversion rights;

—	voting rights;

—	terms of redemption and redemption prices;

—	liquidation preferences; and

—	the number of shares constituting any series.

        The issuance of preferred shares could delay, defer or prevent a change in control and could adversely affect the voting power of the holders of ordinary shares. As of the effective time of the merger there will be no preferred shares outstanding, and Negevtech currently has no plans to issue any preferred shares. Although Israeli law does not prohibit the issuance of preferred shares with rights which were not approved by shareholders at the time the preferred shares were authorized, this matter has not been determined by Israeli courts. As a result, if preferred shares were issued with rights, preferences and powers that were different from the rights of the ordinary shares, there can be no assurance that, if challenged in legal proceedings, the legality of the issuance of the preferred shares would be upheld by an Israeli court.

        Warrants

        Pursuant to the merger agreement, at the effective time of the merger, Negevtech will assume all of the obligations outstanding under IGPAC’s Class W warrants and Class Z warrants.

        Immediately after the completion of the merger, each Class W warrant will entitle the registered holder to purchase such number of Negevtech ordinary shares equal to the number of shares of IGPAC common stock into which the warrant is currently exercisable multiplied by the exchange ratio, at a price per ordinary share of Negevtech equal to $5.00 per share divided by the exchange ratio, subject to adjustment. The Class W warrants will expire on July 11, 2011 at 5:00 p.m., New York City time.

        Negevtech may call the Class W warrants (other than those outstanding prior to IGPAC’s initial public offering held by its initial security holders or their affiliates, but including Class W warrants issued upon exercise of the purchase option described below), with the prior consent of HCFP/Brenner Securities LLC, or HCFP/Brenner, the representative of the underwriters in IGPAC’s initial public offering, for redemption,

—	in whole or in part,

—	at a price of $0.05 per Class W warrant, at any time after the Class W warrants become exercisable,

—	upon not less than 30 days’ prior written notice of redemption to each Class W warrantholder, and

—	if, and only if, the reported last sales price of Negevtech ordinary shares equals or exceeds $7.50 per ordinary share of Negevtech, divided by the exchange ratio, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the Class W warrantholders; and an effective registration statement covers these warrants and underlying ordinary shares during this 20 trading day period.

        Immediately after the completion of the merger, each Class Z warrant will entitle the registered holder to purchase such number of Negevtech ordinary shares equal to the number of shares of IGPAC common stock into which the warrant is currently exercisable multiplied by the exchange ratio, at a price per ordinary share of Negevtech equal to $5.00 per share divided by the exchange ratio, subject to adjustment. The Class Z warrants will expire on July 11, 2013 at 5:00 p.m., New York City time.

        Negevtech may call the Class Z warrants (other than those outstanding prior to IGPAC’s initial public offering held by its initial security holders or their affiliates, but including Class Z warrants issued upon exercise of the purchase option described below), with the prior consent of HCFP/Brenner, for redemption,

—	in whole or in part,

—	at a price of $0.05 per Class Z warrant, at any time after the Class Z warrants become exercisable,

—	upon not less than 30 days’ prior written notice of redemption to each Class Z warrantholder, and

—	if, and only if, the reported last sales price of Negevtech ordinary shares equals or exceeds $8.75 per ordinary share, divided by the exchange ratio, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the Class Z warrantholders, and an effective registration statement covers these warrants and underlying ordinary shares during this 20 trading day period.

        The redemption criteria for the Class W warrants and Class Z warrants have been established at prices which are intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to the redemption call, which premium would be equal to the difference between the reported sales prices described above, and the warrant’s exercise price, as adjusted by the exchange ratio. Negevtech may not redeem the warrants before it gives the warrantholders 30 days’ prior written notice of its intention to redeem the warrants, during which period its warrantholders may exercise their warrants. The warrantholders would be entitled to receive the difference between the reported sales price at the time of exercise and the applicable exercise price prior to the expiration of the 30 day redemption notice period.

        Since Negevtech may redeem the Class W warrants and Class Z warrants only with the prior consent of HCFP/Brenner and it may hold warrants subject to redemption, HCFP/Brenner may have a conflict of interest in determining whether or not to consent to such redemption. Negevtech cannot assure you that HCFP/Brenner will consent to such redemption if it is not in HCFP/Brenner’s interest even if it is in the best interests of IGPAC or Negevtech.

        The exercise price and number of shares of common stock issuable on exercise of the Class W warrants and Class Z warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Negevtech’s recapitalization, reorganization, merger or consolidation. However, the Class W warrants and Class Z warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

        The Class W warrantholders and Class Z warrantholders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Negevtech shareholders.

        No warrants will be exercisable unless at the time of exercise a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Negevtech has agreed to meet these conditions and to maintain a current prospectus relating to ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, Negevtech cannot assure you that it will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

        No fractional shares will be issued upon exercise of the Class W warrants and Class Z warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

        Negevtech granted to its legal counsel a warrant to purchase up to 219 ordinary shares of Negevtech at an exercise price of approximately $0.26 for each share, to certain consultants of Negevtech a warrant to purchase up to 987 ordinary shares at an exercise price of $0.26 for each share, and to Tmura Fund, an Israeli charity fund as a charitable contribution, a warrant to purchase up to 50 ordinary shares of Negevtech at an exercise price per share of $63. As of the date of this prospectus/proxy statement, these warrants may be exercised for a total of 1,256 ordinary shares at a weighted average exercise price of $0.27 for each share. In addition, on March 30, 2008 Negevtech entered into a loan agreement for the extension of a credit line by Kreos Capital II Limited of $7 million. In consideration for its agreement to extend the credit line, Negevtech granted Kreos Capital II Limited a warrant to purchase 1,375,000 Series A-1 Preferred Shares for a total consideration exercise price of $2,500. Alternatively, Negevtech may transfer to Kreos such number of shares of Class B common stock of IGPAC, out of the shares purchased by Negevtech prior to the completion of the merger, that is equivalent to the number of shares covered by the warrant. The term sheet provides that the warrant will be exercisable for a period commencing on the date of the grant and ending on the earlier of (i) 9 years from the date of grant and (ii) 12 months following the completion of the proposed merger. In addition, a side letter provides that, in case Negevtech becomes a public company, the shares underlying the warrant will not be subject to any lock-up period.

Purchase Option

        Pursuant to the merger agreement, at the effective time of the merger, Negevtech will assume IGPAC’s purchase option obligation to HCFP/Brenner.

        The warrants issued to HCFP/Brenner under the underwriter’s purchase option have an exercise price of $2.10 per share (assuming an exchange ratio of 2.7599) and the Class Z warrants expire on July 11, 2011 at 5:00 p.m., New York City time, as opposed to July 11, 2013 for all other Class Z warrants. Assuming an exchange ratio of 2.7599, the purchase option is exercisable for an aggregate of $14.025 for each Series A unit included in this option, which consists of 5.245 Negevtech ordinary shares and 26.225 Class Z warrants and for an aggregate of $16.665 for each Series B unit included in this option, which consists of 5.245 Negevtech ordinary shares and 5.245 Class W warrants, and may be exercised on a cashless basis, commencing on the closing of the business combination and expiring on July 11, 2011. Although the purchase option and its underlying securities are being registered under the registration statement of which this proxy statement/prospectus forms a part, the option grants to the holder demand and “piggyback” rights for periods of five and seven years, respectively, from July 11, 2006 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the purchase option. Negevtech will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of securities issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or Negevtech’s recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at prices below the option exercise price.

Options

        For a description of Negevtech’s employee share option plans see section entitled “Board of Directors and Executive Officers of Negevtech – Employee Share Option Plans”.

Share Capital Prior to the Merger

        As of the date of this proxy statement/prospectus, the authorized share capital of Negevtech consists of NIS 74,000,000 divided into (I) 40,000,000 ordinary shares, nominal value NIS 1.00 each, of which (a) 1,240,687 ordinary shares are issued and outstanding, (b) 4,307,655 are reserved for issuance to employees, consultants, officers or directors of Negevtech and/or the Subsidiaries pursuant to Negevtech option plans, of which 3,683,455 have been granted and the remaining are available for future grant of options, and (c) 1,256 are reserved for issuance upon exercise of outstanding warrants; (II) 3,500,000 ordinary preferred A shares, nominal value NIS 1.00 each, of which 2,386,991 are issued and outstanding, (III) 10,000,000 ordinary preferred B shares, nominal value NIS 1.00 each, of which 9,000,062 are issued and outstanding, and (iv) 20,500,000 series A-1 preferred shares, nominal value NIS 1.00 each, of which 12,011,283 are issued and outstanding.

        Upon the closing of the proposed merger, Negevtech’s share capital shall be amended as follows:

—	each authorized (whether issued or not) ordinary preferred A share, ordinary preferred B share and series A-1 preferred share shall be converted at the effective time of the merger into one ordinary share of Negevtech, with a par (nominal) value of NIS 1.00 each; and

—	the share capital of Negevtech will be increased by such number of ordinary shares that will be sufficient to enable Negevtech to issue all the shares it is required to issue in the merger to IGPAC stockholders warrantholders and optionholders and to meet Negevtech’s obligations pursuant to its share option plans and pursuant to warrants to purchase ordinary shares of Negevtech which will be outstanding at such time; and

—	the share capital will be increased to include newly created preferred shares with a nominal value of NIS 1.00 each.

        In addition, in order to minimize the overall effect of fractional shares which may be issuable by Negevtech in connection with the merger, Negevtech may adjust its authorized share capital and its issued and outstanding ordinary shares as of the effective time of the merger. See “The Merger Agreement – Merger Consideration”.

Voting

        Holders of Negevtech’s ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at a shareholder meeting either in person or by proxy. Israeli law does not provide for public companies to have shareholder resolutions adopted by means of a written consent in lieu of a shareholder meeting. Voting rights may be affected by the future grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized or issued in the future.

Transfer of Shares

        Fully paid ordinary shares are issued in registered form and may be freely transferred under Negevtech’s restated articles of association which will become effective upon the closing of the proposed merger, unless the transfer is restricted or prohibited by another instrument, Israeli law or the rules of a stock exchange on which the shares are traded.

Dividend and Liquidation Rights

        Negevtech’s board of directors may declare a dividend to be paid to the holders of ordinary shares in proportion to the par (nominal) value of the shares that they hold. Dividends may only be paid out of profits and other surplus funds, as defined in the Israeli Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher, provided that there is no reasonable concern that a payment of a dividend will prevent Negevtech from satisfying its existing and foreseeable obligations as they become due. In the event of liquidation of Negevtech, after satisfaction of liabilities to creditors, Negevtech’s assets will be distributed to the holders of ordinary shares in proportion to the nominal value assigned to such shares in Negevtech’s memorandum of association and articles of association, without considering any premium those holders might have paid in excess of that nominal value.

Shareholder Meetings

        Negevtech is required to convene an annual general meeting of its shareholders once every calendar year within a period of not more than 15 months following the preceding annual general meeting. Negevtech’s board of directors may, at its discretion, convene additional general meetings of shareholders, and must convene a meeting upon the request of two directors or one quarter of the members of its board of directors or at the request of one or more holders of 5% or more of its share capital and 1% of its voting power or the holder or holders of 5% or more of its voting power. The chairperson of its board of directors presides over its general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Negevtech’s articles of association provide that each shareholder of record is entitled to receive at least 14 days’ prior notice of any shareholders’ meeting.

Quorum

        Negevtech’s restated articles of association, which will become effective upon the closing of the proposed merger, provide that the quorum required for an ordinary meeting of shareholders consists of at least two shareholders present, in person or by proxy, who hold or represent between them more than 50% of its issued share capital. According to Negevtech’s articles of association, if a meeting is convened by the board of directors upon the demand of the shareholders or upon the demand of less than 50% of the directors then in office or by those directors or shareholders and no quorum is present, it will be cancelled. If a meeting is otherwise called and no quorum is present, the meeting will be adjourned to the same day of the next week at the same time and place, or at a time and place as the directors may determine. At an adjourned meeting, any shareholders present in person or by proxy will constitute a quorum even if shares conferring 50% or less of the voting rights are represented.

Resolutions

         Unless otherwise required by the Companies Law or the Negevtech Articles of Association, a resolution requires approval by the holders of a simple majority of the voting rights represented at the meeting, in person or by proxy, and voting on the resolution. The Companies Law provides that resolutions on certain matters, such as amending a company’s articles of association, assuming the authority of the board of directors in certain circumstances, appointing auditors, appointing external directors, approving certain transactions, increasing or decreasing the registered share capital and approving most mergers must be made by the shareholders at a general meeting. A company may determine in its articles of association certain additional matters in respect of which resolutions by the shareholders in a general meeting will be required.

Duties of Shareholders

        The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in an acceptable manner, and avoid abusing his or her powers. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of their rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under the company’s articles of association, can appoint or prevent the appointment of an office holder, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty, except to state that the remedies generally available upon a breach of contract will apply also in the event of a breach of the duty to act with fairness, and there is no binding case law that addresses this subject directly.

Access to Corporate Records

        Under the Companies Law, all shareholders generally have the right to review minutes of Negevtech’s general meetings, its shareholder register, its articles of association and any document Negevtech is required by law to file publicly with the Israeli Companies Registrar. Any shareholder who specifies the purpose of its request may request to review any document in Negevtech’s possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. Negevtech may deny a request to review a document if it determines that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise harm Negevtech’s interests.

Anti-takeover Provisions

        The memorandum and articles of association of Negevtech, which will become effective upon the completion of the merger, contain provisions which may have the effect of rendering more difficult or discouraging an acquisition of Negevtech which is deemed undesirable by the Board of Directors. Those provisions include: limiting the ability of Negevtech’s shareholders to convene general meetings of Negevtech; controlling procedures for the conduct of shareholder and Board of Directors meetings, including quorum and voting requirements; and the election and removal of directors. Moreover, the classification of the Board of Directors of Negevtech into three classes with terms of approximately three years each, and the requirement under Israeli company law to have two external directors, who cannot readily be removed from office, may make it more difficult for shareholders who oppose the policies of the Board of Directors to remove a majority of the then current directors from office quickly. It may also, in some circumstances, together with the other provisions of the memorandum of association, articles of association and Israeli law, deter or delay potential future merger, acquisition, tender or takeover offers, proxy contests or changes in control or management of the Company, some of which could be deemed by certain shareholders to be in their best interests. See “Comparative Rights of Negevtech and IGPAC Shareholders” and “Board of Directors and Executive Officers of Negevtech – Description of Board of Directors”

Registration Rights

        For a discussion of registration rights Negevtech has granted to its shareholders and to those persons who were beneficiaries of IGPAC registration rights under a registration rights agreement with IGPAC, see “Related Party Transactions – Registration Rights Agreement.”

Registrar

        The transfer agent and registrar for Negevtech’s ordinary shares is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038 and its telephone number at this location is (212) 936-5100.

COMPARATIVE RIGHTS OF NEGEVTECH AND IGPAC SHAREHOLDERS

General

        Negevtech is incorporated under the laws of the State of Israel. IGPAC is incorporated under the laws of the State of Delaware, referred to herein as the “DGCL”. If the merger is completed, IGPAC stockholders will exchange their respective shares of IGPAC common stock or Class B common stock for Negevtech ordinary shares in accordance with the merger agreement. The following is a summary comparison of material differences between the rights of an IGPAC common stockholder and a Negevtech ordinary shareholder arising from the differences between the laws of the State of Delaware and of the State of Israel and the governing instruments of the respective companies.

        The following summary does not purport to be a complete statement of the rights of holders of Negevtech ordinary shares under the applicable provisions of the Israeli Companies Law, the Negevtech memorandum of association and the Negevtech articles of association that will become effective upon the completion of the merger or the rights of the IGPAC stockholders under the applicable provisions of the DGCL, the IGPAC certificate of incorporation and the IGPAC bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not intended to be an exhaustive list or a detailed description of the provisions discussed. You should also refer to the Israeli Companies Law and the DGCL, as well as IGPAC’s second restated certificate of incorporation and bylaws and Negevtech’s memorandum of association and articles of association that will become effective upon the completion of the merger. IGPAC’s second restated certificate of incorporation and bylaws have been filed as exhibits to IGPAC’s Amendment No. 7 to Registration Statement on Form S-1 filed with the SEC on June 22, 2006, and Registration Statement on Form S-1 filed with the SEC on September 15, 2005, respectively. Negevtech’s memorandum of association and articles of association that will become effective upon the completion of this merger have been filed as Exhibits 3.3 and 3.2, respectively, to the Registration Statement of which this proxy statement/prospectus forms a part. See “Where You Can Find More Information.”

Summary of Material Differences between the Rights of IGPAC Stockholders and the Rights of Negevtech Shareholders

	IGPAC Stockholder Rights	Negevtech Shareholder Rights
Number of Directors:	Under the DGCL, a corporation's board of directors must consist of at least one member with the number fixed by the certificate of incorporation or bylaws of the corporation. IGPAC's board of directors currently consists of ten directors. The number of directors is established from time to time by resolution of the board of directors.	Under the Israeli Companies Law, a public company must have at least two independent (or external) directors. Negevtech’s board of directors currently consists of 6 directors, none of which is an external director. Negevtech is required to designate the initial external directors at a shareholders meeting to be convened not later than three months from the completion of the proposed merger. Under Negevtech’s articles of association, which will become effective upon completion of the proposed merger, there must be at least three and not more than nine directors on the board of directors, including the two external directors.
Election of Directors:	Directors are elected at an annual meeting of stockholders at which a quorum is present by a plurality vote.	Directors are elected at an annual meeting of shareholders at which a quorum is present by a majority of the participating votes cast by holders of shares present or represented by proxy. The external directors are elected by a qualified majority at a general meeting of shareholders. The votes cast in favor of the election of the external directors must include at least one-third of the votes cast by shareholders who are not controlling shareholders of the company. Alternatively, the election of the external directors is also valid if the votes cast against the election of the external directors by shareholders who are not controlling shareholders of the company do not exceed 1% of the company's total voting power.

Term and Classes of Directors:	There are three classes of IGPAC directors. Each class serves for a three-year term, with the term of one of the three classes of directors expiring each year.	There are three classes of Negevtech directors (not including the two external directors). Each class serves for a three-year term, with the term of one of the three classes of directors expiring each year. Directors so elected cannot be removed from office by the shareholders until the expiration of their term of office. External directors are elected for a term of three years (with optional extensions for additional three-year terms).
Removal of Directors:	Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote in an election of directors, unless the certificate of incorporation limits such removal so that directors may only be removed for cause. IGPAC's certificate of incorporation does not so limit the removal of directors.	Directors (other than the external directors) may not be dismissed from office by the shareholders prior to the expiration of their term of office. A director shall be removed from his office upon the occurrence of any of the following events:

(a)         His or her death, or, if the director is a company, upon its winding-up;

(b)         If the director is declared to be of unsound mind;

(c)         If the director is declared bankrupt; or

(d) If the director resigns his or her office. External directors may only be removed in accordance with the relevant provisions of the Israeli Companies Law.
Vacancies on the Board:	If any vacancies occur in IGPAC's board of directors, by reason of death, resignation, removal or if the authorized number of directors is increased, the directors then in office will continue to act and may fill any such vacancy by a majority of the directors then in office, although less than a quorum provided, however, that under its shareholder's agreement, Rakepoll has the right to designate a replacement for any director designated by Rakepoll and the management directors have the right to designate a replacement for any management directors. A director elected to fill a vacancy or a newly created directorship will hold office until the next annual election at which the term of the class to which he or she has been elected expires and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal.	Vacancies on the board of directors, however arising, including as a result of an increase in the number of directors, may be filled by a majority of the directors then in office. Each director appointed in such event of vacancy shall hold office until the end of the next annual general meeting or until such director's appointment terminates as provided for in the Israeli Companies Law or in the circumstances in which a director is removed from office pursuant to the articles of association.

Board Quorum and Vote Requirements:	At any meeting of IGPAC's board of directors, the presence of a majority of the whole board of directors constitutes a quorum for the transaction of business. Except as otherwise required bylaws, IGPAC's certificate of incorporation or by-laws, the act of a majority of the directors present at any meeting at which a quorum is present is sufficient for the act of the board of directors.	The quorum required for a session of Negevtech's board of directors is the majority of the members of the board then serving in office, and entitled to participate and vote with respect to the matters to be brought before the board of directors. Each director shall have one vote. Except as otherwise required by the Israeli Companies Law or Negevtech's articles of association, all resolutions of the board will be adopted by a simple majority of the directors present and voting. The chairman of the board of directors shall not have a casting vote.
Action of the Board of Directors Without a Meeting:	Any action required or permitted to be taken at any meeting of IGPAC's board of directors may be taken without a meeting if all members of the board of directors consent thereto in writing, and if such writing or writings are filed with the minutes of proceedings of the board of directors.	Actions required or permitted to be taken by Negevtech's board of directors may be taken without a meeting, if all members of the board of directors that are entitled to vote on the applicable matter consent thereto in writing.
Stockholder Meetings:	The annual meeting of IGPAC's stockholders is held at such date and time as may be designated from time to time by the board of directors and stated in the notice of the meeting.

Under the DGCL, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or bylaws. Under IGPAC's bylaws, a special meeting of stockholders may be called by (a) the chairman of the board, (b) the President or (c) resolution adopted by the affirmative vote of the majority of board of directors. Business transacted at any special meeting is limited to matters relating to the purpose or purposes stated in the notice of meeting. Written notice of any annual or special meeting stating the purpose, date, time and place must be delivered not less than ten and not more than 60 days before the meeting.	The annual general meeting of Negevtech's shareholders is to be held once in every calendar year at such date and time as may be designated by the board of directors, but no later than fifteen months after the last annual general meeting.

Unless a longer period is prescribed by applicable law, at least 14 days' prior notice, specifying the general nature of every matter on the agenda, shall be given to all shareholders entitled to receive notice.

Under the Israeli Companies Law and Negevtech's articles of association, the board of directors may whenever it thinks fit convene an extraordinary meeting, and it shall be obliged to do so upon a request in writing as provided in the Israeli Companies Law. According to the Israeli Companies Law, an extraordinary meeting of Negevtech's shareholders may be called by the board of directors or by the request of (a) two directors, (b) one-quarter of the directors in office, or (c) shareholders holding at least five percent of the company's issued share capital and one percent of the company's voting power, or (d) shareholders holding at least five percent of Negevtech's voting rights. The chairman of the board of directors shall serve as the chairman of the general meeting, but shall not have a casting vote.

Quorum Requirements:	The presence in person or by proxy of the holders of record of a majority of shares then issued and outstanding and entitled to vote at a meeting of IGPAC stockholders constitutes a quorum for the transaction of business.	Under Negevtech's articles of association, the presence of two or more shareholders, in person or by proxy, holding shares conferring in the aggregate more than 50% of the voting rights of the company shall constitute a quorum.

If within half an hour from the time appointed for the shareholders meeting a quorum is not present, the shareholder meetings, if convened by the board upon the demand of shareholders or upon the demand of less than 50% of the directors then in office or directly by such shareholders or directors, shall be cancelled. Otherwise, if a shareholders meeting is called and no quorum is present within half an hour from the time appointed for such shareholders meeting, it shall stand adjourned to the same day in the following week. If at such adjourned shareholders meeting a quorum is not present within half an hour, any shareholders present in person or by proxy shall constitute a quorum.
Action of Stockholders by Written Consent:	Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.	Israeli law does not provide for public companies to have shareholder resolutions adopted by means of a written consent in lieu of a shareholder meeting.
Amendment of Certificate of Incorporation, Memorandum of Association:	Under the DGCL, the charter of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of voting stock then entitled to vote. Under IGPAC’s second restated and amended certificate of incorporation, Article 3 of the second restated and amended certificate of incorporation may not be amended prior to consummation of a business combination. Under IGPAC’s second restated and amended certificate of incorporation, Article 6 of the second restated and amended certificate of incorporation may not be amended prior the earlier of the consummation of the merger and July 18, 2008 (the end of the target business acquisition period).	An amendment to the memorandum of association can be generally effected by the affirmative vote of the holders of two-thirds of the shareholders present in a meeting and voting thereon.

Amendment of By-laws, Articles of Association:	The DGCL provides that the stockholders entitled to vote shall have the power to adopt, amend or repeal bylaws. A corporation may, in its certificate of incorporation, confer such powers on the board of directors. IGPAC’s bylaws provide that the bylaws may be amended by the stockholders entitled to vote thereon at any regular or special meeting or, if IGPAC’s second restated and amended certificate of incorporation so provides, by the board of directors. IGPAC’s second restated and amended certificate of incorporation provides that the board of directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of IGPAC as provided in IGPAC’s bylaws.	Negevtech's articles of association provide that the articles of association may be amended by the affirmative vote of two-thirds of the voting rights in Negevtech represented at a shareholders' general meeting at which a quorum is present and voting thereon.

Modifications of the rights of any specific class of shares require the affirmative vote of a simple majority of the voting rights in Negevtech represented at a shareholders' general meeting together either with the consent in writing of the holders of at least 75% of the issued shares of that class or with a resolution passed by a simple majority of the voting rights of such class represented at a separate meeting of shareholders of such class.

In addition to the aforementioned majority requirement, the affirmative vote of 2/3 of the outstanding voting rights in Negevtech is required for (1) an amendment to the articles of association relating to the board’s authorization to provide, without the need for shareholders approval, for the issuance of preferred shares and the rights with respect thereto; and (2) an amendment with respect to certain matters relating to the board of directors, including, inter alia, the size of the board of directors, the term of appointment, the three class appointment system of directors, vacancies of directors and removal of directors.
Exculpation of Directors:	Under the DGCL, a corporation may include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director. However, a corporation may not limit or eliminate the personal liability of a director for: (a) any breach of the director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions in bad faith or which involve intentional misconduct or a knowing violation of law; (c) intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemption; or (d) any transaction in which the director derives an improper personal benefit.	The Israeli Companies Law provides that a company cannot exculpate an officeholder (which is defined under the Israeli Companies Law to include a director, general manager, chief business manager, deputy general manager, vice general manager, other managers directly subordinate to the general manager and any other person fulfilling or assuming any of the foregoing positions or responsibilities without regard to such person’s title) from liability with respect to a breach of his or her duty of loyalty. However, the Israeli Companies Law allows companies to exculpate in advance an officeholder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care, except for a breach by a director of his or her duty of care with respect to dividends or other distributions to shareholders.

Negevtech’s articles of association provide that Negevtech may, to the maximum extent permitted by law, exempt and release an officeholder of Negevtech, including in advance, from and against all his or her liability for damages due to a breach of his or her duty of care to Negevtech. Furthermore, Negevtech’s articles of association provide that the directors of Negevtech are released and exempt from all liability due to the breach of his or her duty of care to the maximum extent permitted by law with respect to any such breach which has been or may be committed.

See also "General Provisions with respect to Insurance, Indemnity and Exculpation".

Indemnification of Directors, Officeholders and Employees:	The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to: (a) any action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys' fees, judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; (b) any derivative action or suit on behalf of such corporation against expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interest of such corporation. In the event that a person is adjudged to be liable to the corporation in a derivative suit, the DGCL prohibits indemnification unless either the Delaware Court of Chancery or the court in which such derivative suit was brought determines that such person is entitled to indemnification for those expenses which such court deems proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, such person shall be indemnified against expenses actually and reasonably incurred by such person.	Under the Israeli Companies Law, a company is entitled to indemnify any officeholder, if the articles of association of the company permit such an indemnification, as a result of a liability or an expense imposed on him or her or expended by him or her as a result of any action performed by the officeholder in his or her capacity as officeholder in respect of any of the following: (a) monetary liability imposed on the officeholder in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court; (b) reasonable litigation expenses, including legal fees, paid for by the officeholder as a result of an investigation or proceeding conducted against such officeholder by an authority authorized to conduct such investigation or proceeding, and which investigation or proceeding (i) concluded without the filing of an indictment against such officeholder and without there having been a financial obligation imposed against such officeholder in lieu of a criminal proceeding, or (ii) concluded without the filing of an indictment against such officeholder but with there having been a financial obligation imposed against such officeholder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; (c) reasonable litigation expenses, including legal fees, paid for by the officeholder, or which the officeholder is obligated to pay under a court order, in a proceeding brought against the officeholder by the company, or on its behalf, or by another person, or in a criminal proceeding in which the officeholder is acquitted, or in a criminal proceeding in which the officeholder was convicted of an offense that does not require proof of criminal intent.

Under the Israeli Companies law, a company may indemnify (i) prospectively, provided that such indemnification is limited to the types of events, which, in the opinion of the board of directors, could have been foreseen in light of the company’s operations at the time that the indemnification obligation was given, and to the amount or criteria determined by the board of directors as reasonable under the circumstances of the case; or (ii) retroactively.

Negevtech’s articles of association provide that the company may indemnify its officeholders to the fullest extent permitted by law.

See also "General Provisions with respect to Insurance, Indemnity and Exculpation".

Insurance of Directors, Officeholders and Employees:	Under the Israeli Companies Law, a company may purchase insurance to cover the liability of any officeholder, if the articles of association permit such insurance as a result of any of the following acts or omissions performed by the officeholder in his or her capacity as an officer of the company: (a) breach of a duty of care vis-à-vis the company or vis-à-vis another person; (b) breach of a duty or loyalty vis-a-vis the company, provided that the officeholder acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the company; or (c) financial liability which shall be imposed upon said officer in favor of another person as a result of any action which was performed by said officer.

Negevtech’s articles of association provide that the Company may insure its officeholders as aforesaid, as well as in any other circumstances with respect to which the company may insure the officer.

See also “General Provisions with respect to Insurance, Indemnity and Exculpation”.
General Provisions with respect to Insurance, Indemnity and Exculpation	Pursuant to the Israeli Companies Law, indemnification of, exculpation of and procurement of insurance coverage for, officeholders in a public company must be approved by the audit committee, the board of directors and, if the officeholder is a director, by the company's shareholders.

The Israeli Companies Law provides that a company may not exculpate or indemnify an officeholder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following: (a) a breach by the officeholder of his or her duty of loyalty unless, with respect to insurance and indemnification, the officeholder acted in good faith and had a reasonable basis to believe that the act would not cause the company harm; (b) a breach by the officeholder of his or her duty of care if such breach was done intentionally or recklessly, except if such breach is done only with negligence; (c) any act or omission done with the intent to derive an illegal personal gain; or (d) a fine or monetary settlement imposed upon the officeholder.

Conflict of Interest; Fiduciary Duty:	The DGCL provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee of the board which authorizes the contract or transaction, or solely because any such director's or officer's votes are counted for such purpose, if: (a) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or a committee of the board, and the board or committee of the board in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (b) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee of the board or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.	The Israeli Companies Law codifies the fiduciary duties that officeholders, including directors and executive officers, owe to a company. An officeholder's fiduciary duties consist of a duty of care and a duty of loyalty. The duty of loyalty includes avoiding any conflict of interest between the officeholder's position in the company and his personal affairs or other position, avoiding any competition with the company's business, avoiding exploiting any business opportunity of the company in order to receive personal advantage for himself, herself or others, and revealing to the company any information or documents relating to the company's affairs which the officeholder has received due to his position as an officeholder. Under the Israeli Companies Law, compensation of officeholders who are not directors generally requires approval of the board of directors. Compensation of directors requires the approval of the audit committee, the board of directors and the stockholders. The Israeli Companies Law requires that an officeholder promptly disclose any "personal interest" that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction by the company. In the case of a transaction with an officeholder or with another person in which an officeholder has a "personal interest" which is not an extraordinary transaction, subject to the officeholder's disclosure of his or her interest, board approval is generally sufficient for the approval of the transaction. If the transaction is an extraordinary transaction, then, in addition to any approval required by the articles of association, it must also be approved by the board of directors and the audit committee. An extraordinary transaction is defined as a transaction not in the ordinary course of the company's business, not on market terms, or that is likely to have a material impact on the company's profitability, property or obligations. In some circumstances shareholder approval is also required. The transaction must not be adverse to the company's interest. Generally, a director who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may not be present at the meeting or vote thereon. Under the Israeli Companies Law, a shareholder has a duty to act in good faith towards the company and the other shareholders and refrain from abusing his, her or its power in the company, including, among other things, when voting in the general meeting of shareholders on the following matters: (a) any amendment to the articles of association; (b) an increase of the company's authorized share capital; (c) a merger; or (d) approval of certain acts and transactions, including interested party transactions that require shareholder approval, as specified in the Israeli Companies Law.

Business Combinations; Anti-Takeover Effects:	Under Section 203 of the DGCL a Delaware corporation is prohibited from engaging in mergers, dispositions of 10% or more of its assets, certain issuances of stock and other transactions ("business combinations") with a person or group that owns 15% or more of the voting stock of the corporation (an "interested stockholder") for a period of three years after the interested stockholder crosses the 15% threshold. These restrictions on transactions involving an interested stockholder do not apply if (a) before the interested stockholder owned 15% or more of the voting stock, the board of directors approved the business combination or the transaction that resulted in the person or group becoming an interested stockholder, (b) in the transaction that resulted in the person or group becoming an interested stockholder, the person or group acquired at least 85% of the voting stock other than stock owned by directors who are also officers and certain employee stock plans, or (c) after the person or group became an interested stockholder, the board of directors and at least 66?% of the voting stock (other than stock owned by the interested stockholder) approved the business combination at a meeting.

Section 203 does not apply to a corporation that does not have a class of voting stock that is listed on a national securities exchange or held by more than 2,000 stockholders.	Under the Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required, unless determined otherwise by the court. A merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting, after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger and by the relatives of and corporations controlled by these persons. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties of the merger. Also, a merger can be completed only after all approvals have been submitted to the Registrar and 30 days have passed from the time that shareholder resolutions were adopted in each of the merging companies and 50 days have passed from the time that a proposal for approval of the merger was filed with the Israeli Registrar of Companies (or Registrar).

Under the Israeli Companies Law, the acquisition of stock in a public company such as Negevtech whereby a person would obtain a controlling interest (an interest of 25% or more) is not permitted if the company does not already have a shareholder that has a controlling interest, and an acquisition whereby the acquiring shareholder would thereafter hold more than 45% percent of the voting rights in the company is not permitted if there is no other 45% shareholder in the company, except by way of a tender offer in accordance with the applicable provisions of the Israeli Companies Law (a special tender offer). These tender offer requirements do not apply to companies whose shares are listed for trading outside of Israel if, under local law or the rules of the stock exchange on which their shares are traded, there is a limitation on the percentage of control which may be acquired or the purchaser is required to make a tender offer to the public.

Under the Israeli Companies Law, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Israeli Companies Law also provides (subject to certain exceptions with respect to shareholders who held more than 90% of a company’s shares or of a class of its shares as of February 1, 2000) that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares. If a tender offer is accepted and less than 5% of the shares of the company are not tendered, all of the shares will transfer to the ownership of the purchaser. If 5% or more of the shares of the company are not tendered, the purchaser may not purchase shares in a manner which will grant him more than 90% of the shares of the company. The Israeli Companies Law provides that an extraordinary transaction of a public company with a controlling shareholder thereof (which generally includes a person holding 50% or more of the outstanding shares) or of a public company with another entity in which a controlling shareholder has a personal interest, including a private offering in which a controlling shareholder has a personal interest, requires approval of such company’s audit committee, board of directors and a majority of the shareholders voting on the matter, where at least one-third of the shareholders voting to approve the transaction do not have a personal interest in the matter, or where the total number of shareholders who do not have a personal interest in the matter voting against the approval does not exceed one percent of the voting rights in the company. In addition, a private offering whereby 20% or more of the voting rights (as existing prior to the issuance) in a company shall be granted and for which any part of the consideration is not given in cash or registered securities or which is not on arm’s length terms and as a result thereof a substantial shareholder’s holdings shall increase or a person shall become a substantial shareholder (defined as someone holding 5% or more of the company’s shares), or which, as a result thereof, a person shall become a controlling member of the company, requires approval of the board of directors and then the shareholders.

In addition, certain provisions of Negevtech’s memorandum and articles of association may have the effect of rendering more difficult or discouraging an acquisition of Negevtech deemed undesirable by the Board of Directors. Those provisions include: limiting the ability of the Negevtech’s shareholders to convene general meetings of Negevtech (as discussed above); controlling procedures for the conduct of shareholder and Board of Directors meetings, including quorum and voting requirements; and the election and removal of directors. Moreover, the classification of the Board of Directors into three classes with terms of approximately three years each, and the requirement under Israeli company law to have at least two external directors, who cannot readily be removed from office, may make it more difficult for shareholders who oppose the policies of the Board of Directors to remove a majority of the then current directors from office quickly. It may also, in some circumstances, together with the other provisions of Negevtech’s memorandum, articles of association and Israeli law, deter or delay potential future merger, acquisition, tender or takeover offers, proxy contests or changes in control or management of Negevtech, some of which could be deemed by certain shareholders to be in their best interests.

Appraisal Right:	Under the DGCL, a stockholder of a constituent corporation in a merger may, under certain circumstances and upon meeting certain requirements, dissent from the merger by demanding payment in cash for his or her share equal to the "fair value" (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in action timely brought by the corporation or the dissenters. Delaware law grants dissenters' appraisal rights only in the case of certain mergers and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Delaware law does not grant appraisal rights in a merger to holders of shares listed on a national securities exchange or held of record by more than 2,000 stockholders unless the plan of merger converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is listed on a national securities exchange or held of record by more than 2,000 stockholders (or cash in lieu of fractional shares or some combination of the above). For a more detailed discussion regarding appraisal rights, see the section above entitled "The Merger – Appraisal Rights."	The Israeli Companies Law does not provide for shareholders' appraisal rights except for the appraisal by a court under limited circumstances in connection with an acquisition by means of a tender offer of over 90% of the shares of a publicly traded company.

DESCRIPTION OF NEGEVTECH’S BUSINESS

Company Overview

        Negevtech is engaged in the design, manufacture and marketing of wafer inspection systems for the semiconductor industry. Negevtech’s systems are used in advanced semiconductor manufacturing facilities, and to identify critical defects on wafers, allowing manufacturers to improve production yields, increase revenues and decrease costs.

        Negevtech is currently one of only a limited number of suppliers providing wafer inspection systems for the semiconductor industry. Negevtech believes it currently provides an industry leading combination of high-sensitivity, high-throughput and low cost of ownership, helping customers to better detect defects, optimize yields and control costs.

        Negevtech has designed and patented a proprietary image-acquisition technology, Step&Image™, which detects a wide variety of ultra-small defects at high speeds while maintaining a low cost of ownership to its customers. Step&Image™ technology captures large two-dimensional high-resolution images and processes them at high data rates. To date, Negevtech has sold systems incorporating its Step&Image™ technology to top memory manufacturers, including repeat sales to several of them.

         Negevtech launched its first commercial products in 2004. Negevtech’s revenues increased from approximately $3 million in 2004, to approximately $16 million in 2005 to approximately $31 million in 2006 through strong sales of the Company’s 3100 systems. In late 2006, Negevtech introduced its 3200 system, featuring new imaging modes and inspection capabilities. The 3200 met its design specifications, including enhancements of the Image Processor module that resulted in improved performance over the 3100 on aluminum layers and with overall sensitivity. However, at the same time that the 3200 was being offered to our customers, the competition introduced a new system of superior performance characteristics, which had a particular advantage in throughput. As a result, the improvements included in 3200 system over the 3100 system were not significant enough to compete with the competitor’s new product. As a result, Negevtech’s efforts to sell the 3200 system were unsuccessful and sales in 2007 declined to approximately $16 million. In response, the board of directors made changes to Negevtech’s senior management and Negevtech accelerated the development of its 3300 system. The 3300 system is currently in beta sites at two locations and Negevtech is receiving orders to purchase or upgrade to the 3300 system. Market reaction to the new product is encouraging as indicated by the beta sites progress and reaction to product demonstrations performed for existing and potential new customers. For example, one beta site was completed in the last week of May 2008, and the 3300 system was purchased. We expect one or more additional orders from this customer. The other beta customer ordered an additional 3300 system. Existing 3100/3200 customers coming for demonstrations of the system acknowledged significant improvement in system performance and the competitive results of the tool, and show interest in upgrades or new tools depending on their specific needs. One of these customers has ordered additional two upgrades for installed tools. The 3300 is the primary product of Negevtech and as such operations are dependent on successful sales of the 3300 to penetrate customers and to generate cash to fund business operations. Note 1 to Negevtech’s consolidated financial statements for the year ended December 31, 2007 states that Negevtech has experienced significant net operating losses and negative cash flow since its inception. These circumstances raise substantial doubt about its ability to continue as a going concern. Additionally, Negevtech’s auditors, Kesselman & Kesselman, CPA, a member firm of PricewaterhouseCoopers International Limited, have included a going-concern explanatory paragraph in their opinion on Negevtech’s financial statements for the year ended December 31, 2007. See also Negevtech and Subsidiaries’ consolidated financials statements included elsewhere in this proxy statement/prospectus. If the proposed merger with IGPAC is not consummated, Negevtech will need to seek other sources of financing to fund its continued operations.

        Negevtech’s legal and commercial name is Negevtech Ltd. Negevtech was incorporated under the laws of the State of Israel on December 22, 1991. The principal legislation under which Negevtech operates is the Israeli Companies Law, 5759-1999, as amended, or the Companies Law.

Negevtech’s principal place of business and registered office is located at 12 Hamada Street, Rehovot, Israel, and its telephone number is 972-8–931-2222. Negevtech maintains its principal offices and its research and development facilities in Rehovot, Israel. Negevtech has four subsidiaries, one in each of the U.S., Germany, Japan and Singapore, which subsidiary has a subsidiary in Korea and branch in Taiwan. Negevtech’s registered office in the United States is 2880 Lakeside Drive, Santa Clara, CA 95054. For a description of Negevtech’s principal capital expenditures, see “Management’s Discussion and Analysis of Negevtech’s Financial Condition and Results Of Operations – Liquidity and Capital Resources”.

Industry

        Semiconductor chips are the foundation of today’s electronic products providing functionality for a multitude of different applications, including personal computers, consumer devices and industrial products. In general, semiconductor chips are divided into memory chips, whose purpose is to record data, and logic chips that form the “brains” of electronic products, most commonly the microprocessor that controls the functionality of a computer. The semiconductor manufacturing industry is characterized by continual advancements in capabilities driven by the need for greater speed, more complex functionality and lower power consumption. The growth of the consumer electronic devices market as well as the increased proliferation of personal computers has dramatically increased the demand for semiconductor products. The semiconductor market is expected to continue its growth trajectory driven in large part by strong demand to incorporate more memory and functionality into portable multimedia devices, including digital cameras, MP3 players, and cell phones. According to VLSI Research Inc., an industry research company, total sales of semiconductor devices are expected to rise from $271 billion in 2007 to roughly $356 billion in 2012.

        Advanced semiconductor chips, or integrated circuits (or IC’s), are fabricated using processes in which multiple layers of conductors, semiconductors, and insulators are precisely deposited and selectively removed from a silicon wafer in individual processing steps. To build an IC, transistors are first created on the surface of a silicon wafer, known as front-end-of-line fabrication, and then the transistors are microscopically wired together by means of the interconnect metal layers, known as the back-end-of-line processing. These steps require the wafer to be subjected to a highly controlled series of chemical, thermal, and photolithographic processes, resulting in the formation of hundreds of ICs on a single silicon wafer. Wafer inspection and other process control systems are used in IC production facilities to identify and help determine the cause of defects and failures as wafers are built. After the ICs are produced, the wafers are probed, packaged and tested to ensure their proper functionality before shipment.

        Semiconductor manufacturing is a complex process and chip makers deploy process control solutions into their fabrication facilities to maximize the yield of good chips and to control manufacturing costs. Wafer inspection systems are used to detect critical defects on wafers which are indicative of specific process malfunctions. Locating and identifying problems in the manufacturing process of any given semiconductor device allows manufacturers to improve their manufacturing process and increase their yield, which leads to higher profitability. Furthermore, as semiconductor manufacturers continue to decrease critical dimensions on devices, the number of potential critical defects increases. According to the International Technology Roadmap for Semiconductors (ITRS), the minimal feature size of mass produced semiconductor chips will shrink from 65nm in 2007 to 45nm in 2010 and to 32nm in 2013. Also, the introduction of new materials and advanced manufacturing processes by semiconductor manufactures uncovers new defect mechanisms that can reduce the manufacturing yield. As a result, semiconductor manufacturers are increasingly utilizing sophisticated inspection systems to help control the manufacturing process across a growing number of process steps.

        The technologies used in wafer inspection systems are based primarily on optical imaging, using either Brightfield or Darkfield inspection technologies, which are discussed below. According to VLSI Research, total sales of wafer inspection systems using Brightfield and Darkfield technologies were approximately $1.9 billion in 2007 and are anticipated to reach approximately $2.7 billion by 2012.

—	Brightfield Inspection: Traditional Brightfield inspection involves using a light source directed at an angle that is perpendicular to the wafer surface to illuminate the wafer and the system collects the reflected light. Brightfield systems provide greater detail than Darkfield systems and are primarily used to detect the smallest defects at the most critical layers of the wafer. These systems are optimized for sensitivity and are often slower and more expensive than Darkfield inspection.

—	Darkfield Inspection: Darkfield inspection is based on laser scattering, where a laser strikes a wafer surface at an angle different to the collection angle. Any defects on the surface or near-surface will scatter the light, which is then collected, processed and classified as a defect or non-defect by the system. Darkfield technology is optimized for higher throughput and high-volume production.

The Negevtech Solution

        Negevtech’s product family is built around its patented Step&Image™ technology and its unique ability to detect defects, at the same high data rate and high-resolution, in both Brightfield and Darkfield imaging modes. Semiconductor manufacturers typically use a combination of Darkfield and Brightfield systems at various steps in the manufacturing process to cost-effectively cover a wide spectrum of defects and layers

        The application of Negevtech’s Step&Image™ technology results in a high-sensitivity and high-throughput wafer inspection system with a low overall cost of ownership. In order to detect deep sub-micron defects, it is necessary to generate high-quality images of the wafer with sufficient optical resolution to allow detection of such defects. At the same time, the economics of semiconductor manufacturing demand high-throughput inspection systems. Through the unique combination of high-resolution optics, pulsed laser illumination, Brightfield and Darkfield illumination and imaging, efficient (spatial) filtering and high-throughput scanning, Step&Image™ technology generates high-quality images allowing for the rapid detection of defects.

        Negevtech’s systems deliver Brightfield or Darkfield illumination to the wafer surface from a single illumination source which is collected in a single optical path. This optical design enables multiple, high-resolution imaging modes on a single wafer inspection system which is in contrast to conventional approaches that optimize either high-resolution Brightfield or low resolution Darkfield images. Step&Image™ technology uniquely combines high-magnification and high numerical aperture optics with a two-dimensional, high data rate sensor. This combination provides the optical resolution, collection efficiency and sensitivity for detection of small defects at a very high wafer throughput. Negevtech believes its technology will become more competitive as semiconductor feature sizes continue to shrink.

The Negevtech solution provides a number of benefits to semiconductor manufacturers:

—	High-Throughput Levels. Negevtech’s patented Step&Image™ technology has the potential for faster image acquisition at a given sensitivity/resolution than competing solutions, in both Brightfield and Darkfield imaging modes. Negevtech believes that its technology platform based on Step&Image™ has the ability to reach an effective data rate which will be significantly faster than the projected data rate of the leading competitive platform with its current architecture. Negevtech’s recently introduced 3300 system includes a number of design upgrades to better leverage this technological advantage. Negevtech’s 3300 system includes increases to its base data rates and additional inspection modes providing effective throughput improvements of up to four times faster than the previous generation 3100 system.

—	High-Sensitivity Detection. The unique optical configuration of Negevtech’s systems captures large two-dimensional images with high numerical aperture optics. The use of high numerical aperture provides for better resolution and light collection, enabling increased sensitivity, particularly on memory arrays. Step&Image™ technology leverages the idea that a static image can be rendered from a moving object if the duration of the illumination is short enough relative to the motion of the object. In Negevtech’s implementation of this technology, the wafer is continuously moved on a stage underneath the optical path. By applying a short pulsed laser illumination, a large, high-resolution, static image is produced at a very high speed. The light is then passed through an optical path and delivered to a patented large and fast two-dimensional sensor. This results in a higher resolution, higher fidelity image at a faster speed compared to traditional approaches. Additionally, defect detection relies on the comparison of multiple images collected from adjacent dies on the wafer to identify anomalous defects. The Step&Image™ technique generates static, high-fidelity images, which significantly reduces the chance of alignment and registration errors during comparisons. The result is high-sensitivity, high-throughput defect detection.

—	Application Flexibility. The combination of Brightfield and Darkfield imaging in one system allows manufacturers to select the optimal imaging conditions to detect defects at inspection points across the entire manufacturing process flow. In addition, illumination may be directed along the pattern lines of the wafer or at 45 degrees, and in several possible height angles. This in turn further enhances the flexibility to use the system for various inspection applications.

—	Low Cost of Ownership. The large, high resolution two dimensional images generated by Negevtech’s Step&Image™ technology are less susceptible to image distortion which places less stringent requirements on many of the systems’ sub-components including the mechanical scanning system and controllers. This, in addition to the high throughput levels, allows Negevtech to lower the cost of ownership to its customers, which is measured as a function of price, throughput, footprint and maintenance.

—	Long-term Extendibility. The design of Negevtech’s Step&Image™ technology provides a long-term ability to extend Negevtech’s technological advantages through evolutionary enhancements to various system modules.

Strategy

        Negevtech’s objective is to capitalize on its wafer inspection technology to become a leading provider of wafer inspection systems to the semiconductor industry. Key elements of Negevtech’s strategy include the following:

—	Strengthen its Position in the Industry and Increase its Customer Base. Negevtech seeks to strengthen its position in the industry and increase its customer base by extending its wafer inspection solution to meet more customers’ needs and to cover additional wafer layers and applications. For example, to address the needs of customers who employ a high-volume inspection methodology, Negevtech also offers its 3300 system in an alternative configuration that features higher throughput with lower cost and lower sensitivity. Negevtech intends to enhance its solution to Brightfield applications, which represent a significant opportunity to increase its customer base. . Furthermore, following its initial penetration into memory manufacturers, Negevtech intends to leverage its core technology to target manufacturers of logic chips by extending product features that are more critical to these customers, such as improved Brightfield inspection capability, defect detection algorithms optimized for non-repetitive patterns and software features to support fast recipe setup for a variety of products. Recipe setup is the process of defining, with respect to a given layer of the wafer for a specific product, the set of inspection parameters, such as the location of the chips on the wafer and the type and intensity of illumination.

—	Continue its Focus on Wafer Inspection. Negevtech believes that it is the only company in the industry which is focused solely on the design, manufacturing and marketing of wafer inspection systems. Negevtech believes that its focus on wafer inspection allows it to apply its resources effectively and to develop high expertise in the wafer inspection field. Negevtech also believes that this strategy will enable it to enhance its technological position in the industry and to compete effectively with larger and more experienced companies.

—	Protect and Nurture Installed Base; Maintain Low Cost of Ownership. Negevtech has sold its products to several major semiconductor manufacturers since introducing the first 3100 system in 2004, winning customers as systems were adopted and placed in production facilities. Negevtech intends to protect its installed base by offering product continuity to its customers. Negevtech seeks to ensure that new performance capabilities will be available to its installed base with a compelling return on investment. As part of this effort, Negevtech’s new 3300 system was designed to be compatible with Negevtech’s previous systems, and Negevtech offers its customers upgrade packages to allow them to cost-effectively transition to the next generation of its systems. In addition, Negevtech offers customers on-site application and hardware support, to provide fast and optimal recipe generation and ensure high availability of the installed tools.

—	Extend Core Technology. Negevtech’s Step&Image™ technology has been accepted over the years by major manufacturers as an advanced and mature wafer inspection solution. Negevtech believes that the design of its Step&Image™ technology provides a long-term ability to extend the Company’s technological advantages through evolutionary enhancements to various system modules, providing an opportunity to build a long-term competitive advantage as semiconductor feature sizes continue to shrink.

Products

        In 2003, Negevtech introduced its 302 system, which was the first inspection system in the industry to combine high-throughput Darkfield and Brightfield imaging into one system. In the second quarter of 2005, Negevtech introduced its 3100 system, an evolutionary product targeted for high-volume production. The 3100 gained acceptance with memory manufacturers by delivering a combination of detection, throughput and attractive pricing, resulting in favorable cost of ownership across the entire fabrication process. At the end of 2006, Negevtech introduced its 3200 system adding new modes of illumination, which improved detection of defects on aluminum layers of the wafer. In late 2007, Negevtech introduced its new 3300 system, which includes significant improvements in sensitivity, throughput and breadth of applications, as well as other benefits. To leverage on its installed base and to ensure maximum return on customer investment, Negevtech offers its customers a field-upgrade of their 3100 systems to 3300 systems.

3300 System

        The 3300 system is currently in beta sites at two locations and Negevtech is receiving orders to purchase or upgrade to the 3300 system. Extending the Step&Image™ concept, the 3300 system scans wafers at an effective throughput of approximately three times faster, on average, than the 3100 system. Sensitivity has been increased with improved detectors and detection algorithms. The 3300 system features a unique combination of high-resolution, high numerical aperture and high throughput. Negevtech also offers its system in an alternative configuration that features higher throughput with lower sensitivity, to address the needs of customers who employ a high-volume inspection methodology.

Sales and Marketing

        Negevtech began commercial sales of its inspection systems in 2004, installing over 30 machines through 2007. Negevtech has successfully validated its core technology, installing its equipment in seven top memory manufacturers such as Hynix Semiconductor Inc., Micron Technology Inc., IMFT (Intel Micron Flash Technologies, a joint-venture between Micron Technology Inc. and Intel), Promos Technologies Inc. and Spansion, including several multi-system installations. Negevtech expects that its sales will increase as a result of the introduction of its 3300 series system in the fourth quarter of 2007 as well as increasing chip demand due to the continued proliferation of portable multimedia enabled devices, increased computer memory storage and the gradual switch to solid state memory in portable computers and business server applications.

        Negevtech sells its products through direct channels in the U.S. and Europe and it uses sales representatives or distributors in Japan, Taiwan, Korea, Singapore and China. Negevtech currently performs product demonstrations in its offices in Rehovot.

         Negevtech currently sells a significant portion of its systems to a limited number of customers. Negevtech’s top five customers collectively accounted for approximately 91.1%, 77.6% and 88% of its revenues in 2005, 2006 and 2007, respectively. Sales to each of Negevtech’s top four customers contributed over 10% of Negevtech’s net revenue in 2005. Sales to each of Negevtech’s top two customers contributed over 10% of Negevtech’s net revenue in 2006. Sales to each of Negevtech’s top four customers contributed over 10% of Negevtech’s net revenues in 2007. Sales to one of Negevtech’s top customers contributed approximately 30.2% of Negevtech’s net revenues in 2005. Sales to one top customer contributed approximately 31.3% of Negevtech’s net revenue in 2006.

        The following table contains information regarding the geographic breakdown of Negevtech’s revenues based on the location of Negevtech’s customers in each of the years ended December 31, 2005, 2006 and 2007.

	December 31, 2005		December 31, 2006		December 31, 2007
	$ in thousands	%	$ in thousands	%	$ in thousands	%

U.S.	3,740	23.59	14,005	45.38	8,880	54.07

Europe	5,916	37.31	2,105	6.82	538	3.28

Asia	6,200	39.10	14,752	47.80	7,005	42.65

Total	15,856	100%	30,862	100%	16,423	100%

Research and Development

        To maintain and improve its competitive position, Negevtech’s research and development efforts are focused on designing and implementing new proprietary models of its inspection solution, improving the performance of existing models, and reducing costs in its product manufacturing process. Negevtech’s research and development expenses were approximately $9.2 million in 2005, $13.9 million in 2006 and $14.4 million in 2007, which amounts include Israeli government participations available through the Office of Chief Scientist, or OCS, at the Israeli Ministry of Industry, Trade and Employment. See “Government Grants and Programs” below. Negevtech expects that it will continue to expend substantial resources on research and development. More than one-third of Negevtech’s employees are members of its research and development team, including six employees with doctoral degrees. Negevtech’s research and development team has many years of experience specializing in the development of inspection systems for the semiconductor industry. The research and development group includes professional teams in the areas of optics, electronics, software, image processing algorithms and mechanical design. In addition, research and development personnel include integration engineers from various backgrounds that are experts in making the separate parts and modules of the system function without fault and in high quality. Negevtech’s research and development team also includes experts in inspection applications, focusing on developing ways to optimize system performance for customers’ various needs in different applications. This team applies knowledge accumulated in the field and includes engineers who have spent significant time at customers’ sites. Negevtech’s research and development organization includes the product marketing function responsible for collecting and coordinating customers’ requirements and research and development efforts. This team follows on the company product development process, including various phases to ensure alignment between customer requirements and deliveries and high-quality, on-time execution.

Customer Service and Support

        Customer service and support play a critical role in Negevtech’s ability to continuously meet customers’ requirements. Negevtech has invested in building a support infrastructure of technical support and application engineers that is instrumental in delivering the full value of Negevtech’s systems to its customers and driving repeat business.

        As of March 16, 2008, Negevtech employed, including through subcontractors, 49 people for customer service and support in its worldwide operations. Negevtech installs, services and provides training to customers for all of its products. Customer support engineers are responsible for maintenance and ongoing hardware and software monitoring, while application engineers are responsible for supporting the customer in recipe preparation where needed, and follow up on system performance. Negevtech’s systems are typically sold with a 12-month warranty for defects in material and workmanship. In addition, Negevtech offers service and maintenance contracts for the post warranty period. Negevtech believes that its existing support infrastructure is sufficient to meet its needs in 2008. Negevtech maintains an inventory of components for servicing systems in the field and it believes that its inventory is sufficient to satisfy foreseeable short-term customer requirements.

Manufacturing and Suppliers

        Negevtech’s engineering and manufacturing facilities are located in Rehovot, Israel. Negevtech’s manufacturing facility is ISO 9001:2000 certified. Negevtech subcontracts the manufacturing of substantially all sub-assemblies and sub-systems and integrates and tests its systems in-house. Negevtech uses approximately 20 worldwide vendors to supply sub-assemblies and components, such as high-precision optics, accurate mechanical components, translation stages and high-speed electronics for the manufacture of its systems. Negevtech’s manufacturing processes incorporate strong protocol and procedural methodologies.

        Negevtech believes that its manufacturing capacity is currently sufficient for its level of sales and can be extended significantly in a short time without incurring substantial costs. Manufacturing capacity permits Negevtech, in most cases, to ship products within a few months of the receipt of customer orders if requested by the customer.

        Although Negevtech makes efforts to assure that parts are available from multiple qualified suppliers, some key parts may be obtained only from a limited group of suppliers or even from a single supplier. Currently, Negevtech has one single source supplier. Negevtech holds a 12-month inventory of this item to avoid interruption in supply from this source. Moreover, Negevtech believes that, if required, it will be able to find an alternate supplier within reasonable time.

        Negevtech has sought, and expects to continue to seek, ways to minimize the risk of production interruptions and/or shortages of key parts by selecting and qualifying alternative suppliers for key parts, monitoring the financial condition of key suppliers, maintaining appropriate inventories of key parts and qualifying parts on a timely basis. However, operating results could be materially and adversely affected by a stoppage or delay of supply, receipt of defective parts or components and increase in the pricing of such parts or Negevtech’s inability to obtain reduced prices from its suppliers in response to competitive pressure.

Competition

        The industry in which Negevtech operates includes several competitors including KLA-Tencor Corporation, Applied Materials Inc., Accretech Tokyo Seimitsu and Hitachi Ltd. These competitors have extensive engineering, manufacturing and marketing capabilities and significantly greater financial and human resources than those of Negevtech. Furthermore, some of these competitors have broader product offerings targeted at the same customer base and have established reputations, and experienced worldwide distribution channels.

         Negevtech believes that the 3300‘s combination of speed, sensitivity and price and Negevtech’s flexibility in shipments and support places Negevtech in a favorable position to expand its sales and increase market share. However, Negevtech’s competitors may continue to improve the design and performance of their products and to introduce new products and models with more competitive prices and performance features. For example, in 2007 Negevtech experienced substantial decline in its sales compared to 2006, as its new 3200 system proved not to be competitive with a competitor’s offerings. Furthermore, existing and potential competition in the industry has resulted in, and is expected to continue to result in, significant price competition. Negevtech believes that its ability to compete successfully will depend on a number of factors both within and outside its control, including price, quality, availability, customer service and support, breadth of product line, product performance, features, reliability and timing of its new product introductions. Negevtech’s future success will depend upon its ability to address the increasingly sophisticated needs of customers by developing and introducing new products and features in a timely manner and by providing such products at competitive prices. There can be no assurance that Negevtech will have the financial resources, technical expertise, or marketing, sales, distribution and service and support capabilities to compete successfully.

Intellectual Property

        Since its inception, Negevtech dedicated significant resources to establishing and protecting its intellectual property portfolio. Negevtech currently has 50 patents and patent applications, including six issued patents, one provisional patent and 20 pending patent applications in the United States. Negevtech continuously monitors infringement, and is constantly updating its patent coverage and encourages its employees to record new innovative ideas. Negevtech’s chief technology officer is responsible for the existing and potential company intellectual property.

        No assurance can be given that patents will be issued on any of Negevtech’s applications, or that such patents will be sufficiently broad to protect its technology. No assurance can be given that any patent issued to or licensed by Negevtech will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide Negevtech with a competitive advantage. In addition, there can be no assurance that Negevtech will be able to protect its technology or that competitors will not be able to independently develop similar or functionally competitive technology. Also, Negevtech may receive, communications asserting that the technology used in some of its products is infringing third party rights. Any infringement claims, whether or not meritorious, could result in costly litigation or arbitration and divert the attention of technical and management personnel. Any adverse outcome in any litigation alleging infringement could result in the loss of proprietary rights, require Negevtech to develop non-infringing technology or enter into royalty or licensing agreements (which it may not be successful in achieving) or prevent Negevtech from manufacturing or selling its products. Negevtech is currently involved in a patent dispute with Applied Materials Inc. If Negevtech is unable to successfully defend the implementation of the technologies embedded in Negevtech’s systems in the patent litigation with Applied Materials, Negevtech may be required to pay substantial damages and other expenses, cease the production and sale of its systems, obtain licenses related to the patents at issue or expend significant resources developing similar non-infringing technology. There can be no assurance that these matters will not materially and adversely affect Negevtech’s core business, its financial condition or its operating results. See also the sections titled “Risk Factors” above and “Description of Negevtech’s Business – Legal Proceedings” below.

Government Regulations

        Negevtech is subject to environmental and safety regulations in connection with its business operations, including but not limited to regulations related to the development and manufacture of its products and the use of hazardous materials in connection with such operations. For example, in 2003 the European Union adopted the Restriction on the Use of Certain Hazardous Substances in Electrical and Electronic Equipment directive, or ROHS, and the Waste from Electric and Electronic Equipment directive, or WEEE. ROHS and WEEE regulate the use of hazardous substances in, and require collection, reuse and recycling of waste from, electrical and electronic equipment sold in the European Union. ROHS and WEEE are in the process of being implemented by individual countries in the European Union and Negevtech will become directly or indirectly responsible for complying with such regulations. In connection with its compliance with these environmental laws and regulations, Negevtech may incur substantial costs. Similar laws and regulations have been proposed or may be enacted in other regions, including in the United States, China and Japan. Other environmental regulations may require Negevtech to re-engineer its products to utilize components that are compatible with these regulations, and this re-engineering and component substitution may result in additional costs to Negevtech or disrupt its operations or logistics. Failure or inability to comply with existing or future environmental and safety regulations could result in significant remediation liabilities, the imposition of fines and/or the suspension or termination of development or manufacture of certain of Negevtech’s products, each of which could have a material adverse effect on Negevtech’s business, financial condition and results of operations.

Government Grants and Programs

Tax Benefits Under the Law for the Encouragement of Capital Investments, 1959

The Law for the Encouragement of Capital Investment, 1959, or the Investment Law, provides that a proposed capital investment in production facilities or other eligible facilities may be designated as an Approved Enterprise. An application to the Investment Center of the Ministry of Industry and Trade must be submitted to obtain Approved Enterprise status. Each instrument of approval for an Approved Enterprise relates to a specific investment program that is defined both by the financial scope of the investment, including sources of funds, and by the physical characteristics of the facility or other assets. The extent of the tax benefits available under the Investment Law, including the recent amendment discussed below, are determined by the geographic location of the enterprise. The location will also determine the period for which tax benefits are available. The tax benefits available under any instrument of approval relate only to taxable profits attributable to the specific program and are contingent upon meeting the criteria set out in the instrument of approval. If a company has more than one approval or only a portion of its capital investments are approved, its effective tax rate is the weighted average of the applicable rates. As explained below, following the amendment of the Investment Law which became effective on April 1, 2005, companies may receive tax benefits under the law without applying for Approved Enterprise status.

Tax benefits for income from Approved Enterprises approved before April 1, 2005

         Before April 1, 2005, an Approved Enterprise was entitled to receive a grant from the government of Israel or an alternative package of tax benefits, referred to as alternative benefits. Negevtech has elected to forego the entitlement to grants and has applied for the alternative benefits, under which undistributed income that Negevtech would generate from its Approved Enterprises will be tax-exempt for certain periods. In March 24, 2002, Negevtech’s investment program was approved as an Approved Enterprise under the Investment Law.

        Under the terms of Negevtech Approved Enterprise, the period of tax exemption will be two years commencing with the year in which Negevtech first generates taxable income from the relevant Approved Enterprise, and is subject to a reduced rate of corporate tax of 25% for an additional period of five years from the time the tax exemption began. Negevtech has not yet generated taxable income. The tax benefit period will not extend beyond the year 2015. In the event of a distribution of dividends (and, in certain cases, in the event of a constructive distribution) from income which was tax exempt as above, Negevtech would have to pay the 25% corporate tax in respect of the amount distributed. Negevtech is entitled to claim accelerated depreciation in respect of equipment used by Approved Enterprises during the first five years of the operation of these assets.

         The entitlement to the above benefits is conditional upon Negevtech’s fulfilling the conditions stipulated by the above law, regulations published thereunder, the Company’s request for approval and the certificate of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled and Negevtech may be required to refund the amount of any benefits granted to it.

Tax benefits under an Amendment that became effective on April 1, 2005

On April 1, 2005, a significant amendment to the Investment Law became effective. The Investment Law provides that terms and benefits included in any certificate of approval that was granted before the amendment came into effect will remain subject to the provisions of the Investment Law as they were on the date of such approval. Accordingly, Negevtech status and benefits obtained under the Investment Law prior to the 2005 amendment should generally not be impacted as a result of the amendment.

Pursuant to the amendment, the Investment Center will continue to grant Approved Enterprise status to qualifying investments. The amendment, however, limits the scope of enterprises that may be approved by the Investment Center by setting criteria for the approval of a facility as an Approved Enterprise, such as provisions generally requiring that at least 25% of the Approved Enterprise’s income will be derived from export. The amendment also authorizes the Investment Center, on an interim basis, to permit extensions and amendments of certificates of approval that were granted prior to the amendment coming into effect. The amendment provides that Approved Enterprise status will only be necessary for receiving grants. As a result, it is no longer necessary for a company to acquire Approved Enterprise status in order to receive the tax benefits previously available under the alternative benefits provisions. Rather, a company may claim the tax benefits offered by the Investment Law directly in its tax returns, provided that its facilities meet the criteria for tax benefits set out by the amendment. Companies are entitled to approach the Israeli Tax Authority for a pre-ruling regarding their eligibility for benefits under the amendment.

Tax benefits are available under the amendment to production facilities (or other eligible facilities), which are generally required to derive more than 25% of their business income from export. In order to receive the tax benefits, the amendment states that the company must make an investment which meets all the conditions set out in the amendment for tax benefits and exceeds a minimum amount specified in the Investment Law. Such investment allows the company to receive a benefited enterprise status, and may be made over a period of no more than three years ending at the end of the year in which the company requested to have the tax benefits apply to the benefited enterprise. Where the company requests to have the tax benefits apply to an expansion of existing facilities, only the expansion will be considered to be a benefited enterprise and the company’s effective tax rate will be the weighted average of the applicable rates. In this case, the minimum investment required in order to qualify as a benefited enterprise is required to exceed a certain percentage of the value of the company’s production assets before the expansion.

Dividends paid out of income derived by a benefited enterprise will be treated similarly to payment of dividends by an Approved Enterprise under the alternative benefits track. Therefore, dividends paid out of income derived by a benefited enterprise (or out of dividends received from a company whose income is derived from a benefited enterprise) are generally subject to withholding tax at the rate of 15% or such lower rate as may be provided in an applicable tax treaty. The reduced rate of 15% is limited to dividends and distributions out of income derived from a benefited enterprise during the benefits period and actually paid at any time up to 12 years thereafter except with respect to a Foreign Investment Company (“FIC”), in which case the 12-year limit does not apply. A company qualifying for tax benefits under the amendment which pays a dividend out of income derived by its benefited enterprise during the tax exemption period will be subject to corporate tax in respect of the gross amount of the dividend at the otherwise applicable rate of 25%, or lower in the case of a qualified FIC which is at least 49% owned by non-Israeli residents. The dividend recipient would be subject to tax at the rate of 15% on the amount received which tax would be deducted at source. As a result of the amendment, tax-exempt income generated under the provisions of the new law will subject us to taxes upon distribution of the tax-exempt income to shareholders, the repurchase by the company of its shares or liquidation of the company, and we may be required to record a deferred tax liability with respect to such tax-exempt income. The amendment sets a minimal amount of foreign investment required for a company to be regarded as a FIC.

Israeli Office of the Chief Scientist

        Negevtech’s research and development efforts have been financed, in part, through participations from the Office of the Chief Scientist at the Israeli Ministry of Industry, Trade and Employment, or OCS. As of December 31, 2007, Negevtech has received approximately $16.8 million in such participations. Negevtech is required to repay these participations to the OCS plus applicable interest at the LIBOR rate through payments of royalties amounting to 3.5% of revenues.

        Technology developed with OCS funding is subject to transfer restrictions and any transfer of technology or manufacturing rights generally requires the approval of an OCS committee. Such approvals, if granted, could be subject to the following conditions:

—	The transfer of technology that was developed, in whole or in part, using OCS funding, would be subject to the payment to the OCS of a portion of the consideration Negevtech receives for such technology; or

—	The transfer of manufacturing rights outside of Israel could be conditioned upon either (1) payment of increased aggregate royalties, ranging from 120% to 300% of the amount of the participations plus interest, depending on the percentage of foreign manufacture and an increase in the royalty rate; or (2) a transfer of manufacturing rights into Israel of another product of similar or more advanced technology.

        These restrictions may impair Negevtech’s ability to sell its technology assets or to outsource manufacturing outside of Israel and the restrictions continue to apply even after it has repaid the full amount of royalties payable for the participations. Negevtech’s management does not expect the proposed merger to have any material impact upon the participations received by Negevtech from the OCS or the repayment of such participations.

Employees

         On June 1, 2008 Negevtech had 167 full-time employees. Negevtech’s success depends to a significant extent upon its ability to attract, retain and motivate qualified personnel. As of December 31, 2006 and 2007, 81% and 79%, respectively, of Negevtech’s employees held academic degrees. A number of Negevtech’s employees have overseas education and industry experience. None of Negevtech’s employees are covered by a collective bargaining agreement. Negevtech considers its relationship with its employees to be good.

Facilities

        Negevtech does not own any real property. Negevtech leases its principal offices and its research and development facilities which are located in approximately 35,500 square feet of space in Rehovot, Israel. Additionally, Negevtech, through its subsidiaries, leases approximately 14,000 square feet of floor space in various locations around the world, which are used primarily in connection with sales, marketing and customer support. The aggregate annual net rental for all Negevtech’s facilities in and outside Israel in 2007 was approximately $887,000.

Legal Proceedings

        Negevtech is currently involved in the following patent dispute:

        On August 27, 2004, Applied Materials, Inc. filed suit in the U.S. District Court for the Northern District of California alleging that the Company’s inspection system infringes U.S. Patent No. 5,982,921 and seeking an injunction and unspecified damages. The Company filed an answer denying Applied Materials’ infringement allegations and also filed counterclaims for declaratory judgment of non-infringement and invalidity. On July 14, 2005, the Court issued an order under the legal doctrine of assignor estoppel that prevents the Company from challenging the validity of the ‘921 patent in this lawsuit. That order does not prevent the Company from challenging the validity of the ‘921 patent in the United States Patent and Trademark Office, however, and, on June 3, 2005, the Company filed a request for the reexamination of the ‘921 patent with the USPTO. The USPTO granted Negevtech’s request to reexamine the ‘921 patent in September 2005, and the Court shortly thereafter stayed the litigation pending the USPTO reexamination.

        Following the Court’s stay of litigation on the ‘921 patent, Applied Materials asserted two additional patents against Negevtech, U.S. Patent Nos. 6,256,093 and 6,924,891. Applied Materials subsequently withdrew its claims on the ‘093 patent, which have been dismissed with prejudice. The parties have also stipulated to the terms of a preliminary injunction on the ‘891 patent that terminates any prospective exposure under this patent. The Company disputes Applied Material’s claims of infringement and for past damages, and intends to defend those claims, including challenging the validity of the ‘891 patent. On January 4, 2007, Negevtech filed a Request for Reexamination of the ‘891 patent with the USPTO, which was granted.

        The Court lifted the stay on the litigation in September 2007, but on February 7, 2008, the USPTO issued an office action in the ‘921 reexamination rejecting all the claims at issue in this litigation. In light of this office action, the parties agreed to reinstate the stay on the litigation. Pursuant to this agreement by the parties, the Court entered an order on March 5, 2008 again staying the litigation pending the reexamination. On April 7, 2008, Applied Materials responded to the USPTO’s February 7, 2008 office action by amending some of the patent claims at issue in the litigation and also arguing against the USPTO’s findings.  The USPTO has not yet responded to Applied Materials April 7 response.  Negevtech cannot predict the outcome of the reexamination or this litigation. If Negevtech were to lose, it could be liable for damages for past infringement and enjoined from selling its systems in the United States. However, Negevtech believes that it has strong defenses to Applied Materials’ claims and intends to vigorously defend against them.

        In addition, in July and August 2004 and March 2005, Negevtech received letters from KLA-Tencor asserting that the Negevtech 302 inspection system infringes various KLA patents. In response to these letters, Negevtech has identified to KLA certain limitations of the KLA patents that are absent from the 302 system. One of these patents, U.S. Patent No. 4,805,123, has been previously litigated by KLA in the U.S. District Court for the Northern District of California. In the Court’s claim construction order, filed on March 6, 2003, the Court ruled that an element of claim one of the ‘123 patent was “nonsensical” and could not be construed. Each independent claim of the ‘123 patent includes that same element. Negevtech believes that this Court order renders the ‘123 patent invalid and attempted to resolve these issues with KLA without resorting to litigation. There have been no further communications from KLA since February 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
NEGEVTECH’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of Negevtech’s financial condition and results of operations in conjunction with the financial statements and the notes thereto included elsewhere in this proxy statement / prospectus. The following discussion contains forward-looking statements that reflect Negevtech’s plans, estimates and beliefs. Negevtech’s actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement / prospectus, particularly in the “Risk Factors.”

Overview

General

        Negevtech is engaged in the design, manufacturing and marketing of wafer inspection systems for the semiconductor industry. Negevtech’s systems are used in advanced semiconductor manufacturing facilities to identify critical defects on wafers, allowing manufacturers to improve production yields, increase revenues and decrease costs.

         The semiconductor market is expected to continue its growth trajectory driven in large part by strong demand to incorporate more memory and functionality into portable multimedia devices, including digital cameras, MP3 players, and cell phones. According to VLSI Research Inc., an industry research company, total sales of semiconductor devices are expected to rise from approximately $271 billion in 2007 to approximately $356 billion in 2012. However, the semiconductor industry has historically been highly cyclical and, at various times, has experienced significant economic downturns characterized by production overcapacity and reduced product demand. The semiconductor industry is currently entering a period of slower growth, characterized by reduced revenues and profits to semiconductor manufacturers. The cyclicality of the industry is generally characterized by an oversupply of ICs due to the large volumes of chips that today’s factories are capable of producing but also, on occasion, may be characterized by a reduced demand for electronic products that consume ICs. In addition, the semiconductor industry may be negatively affected by a reduced demand for electronic products that incorporate ICs. The memory chip manufacturers that are Negevtech’s primary customers are currently experiencing a downturn. The cyclical nature of the semiconductor industry impairs Negevtech’s ability to accurately predict future revenue and future expense levels. The purchasing decisions of Negevtech’s new and existing customers are highly dependent on the economies of both the local markets in which they are located and the semiconductor industry worldwide. Historically, companies in the semiconductor industry have expanded aggressively during periods of increased demand. As a result, periods of overcapacity and contraction in the semiconductor industry have frequently followed periods of increased demand. The semiconductor industry is currently entering a period of slower growth characterized by reduced revenues and profits to semiconductor manufacturers. The cyclicality of the industry is generally characterized by an oversupply of ICs due to the large volumes of chips that today’s new factories are capable of producing but also, on occasion, may be characterized by a reduced demand for electronic products that consume ICs. The current industry slow down is apparent in the memory portion of IC manufacturers to which Negevtech currently sells. Some of these manufacturers delay their planned investments. For example, IMFT announced recently that it plans to delay the investment in its Singapore memory production, originally planned for 2008, to the beginning of 2009. Another memory manufacturers in Taiwan will delay some of its investments by at least few months, until the fourth quarter of 2008. Negevtech expects this pattern to be repeated in the future. The timing, length and severity of the expansion and contraction cycles in the semiconductor industry are difficult to predict. Negevtech is subject to all of the risks inherent in a company which operates in the dynamic and competitive semiconductor industry. Significant changes in any of the following areas could have a materially adverse impact on the Company’s financial position and results of operations: unpredictable volume or timing of customer orders; the sales outlook and purchasing patterns of the Company’s customers, based on consumer demands and general economic conditions; loss of one or more of the Company’s customers; decreases in the average selling prices of products or increase in the average cost of finished goods; the availability, pricing and timeliness of delivery of components used in the Company’s products; reliance on a limited number of subcontractors; the Company’s ability to successfully develop, introduce and sell new or enhanced products in a timely manner; product obsolescence and the Company’s ability to manage product transitions; and the timing of announcements or introductions of new products by the Company’s competitors.

         Negevtech began commercial sales of its inspection systems in 2004, and has successfully validated its core technology, installing its equipment in top memory manufacturers such as Hynix, Micron, IMFT, Promos, Qimonda, Winbond and Spansion (including several multi-system installations). Negevtech believes that its new 3300 system, which represents a significant advancement in throughput and defect detection sensitivity over its predecessor system, should experience greater market acceptance in a shorter time period than Negevtech’s earlier product offerings. Negevtech believes that market acceptance of the 3300 system will be driven by improved system performance, increasing brand recognition and Negevtech’s growing reputation for quality products. As a result, Negevtech believes that its revenues will significantly increase in 2008 and 2009. Negevtech believes that its revenue in 2008 will increase, despite market conditions, because its new 3300 system is more competitive that its previous 3200 system was in 2007 and because Negevtech expects to expand into an additional market segment. For example, to address the needs of customers who employ a high-volume inspection methodology, Negevtech also offers its 3300 system in an alternative configuration that features higher throughput with lower cost and lower sensitivity.

        Following its initial penetration into memory manufacturers, Negevtech intends to leverage its core technology to target manufacturers of logic chips by extending product features which are more critical to these customers.

         Negevtech believes that, in the first half of 2008, memory manufacturers expect to generate lower revenues and profits. As a result some of them are delaying their plans for factory expansions. While Negevtech expects its revenues to significantly increase in 2008 and 2009, a delay of expansion in memory manufacturing facilities will negatively affect the rate of growth of Negevtech revenues. In the first half of 2008, the 3300 system has been in the first phases of market introduction. Negevtech expects that the 3300 system will complete its beta testing in mid 2008 and the final phases of commercialization will begin thereafter. Negevtech believes its new product will be able to compete effectively for purchase orders and, despite the fact that the overall market may contract, revenues for 2008 will be more than in 2007. In 2009, Negevtech expects that the market may recover and thus, if the 3300 proves to be competitive, the rate of growth in sales may also increase.

        Negevtech’s product family is built around its patented Step&Image™ technology and its unique ability to detect defects, at the same high data rate and high resolution, in both Brightfield and Darkfield imaging modes. Step&Image™ technology captures large two-dimensional (“2-D”) high resolution images and processes them at high data rates. Through the unique combination of high resolution optics, pulsed laser illumination, both Brightfield and Darkfield imaging, efficient spatial filtering and high-throughput scanning, the Step&Image™ technology generates high-quality images that allow for the rapid detection of critical defects. The application of Negevtech’s Step&Image™ technology results in a high-resolution, high-throughput wafer inspection system with a low cost of ownership.

        Negevtech’s first product, the 302 system, was the first inspection system in the industry to combine high throughput Darkfield and Brightfield imaging into one system. In November 2007, Negevtech introduced its new generation product, the 3300 system, which features significantly faster throughputs and improved sensitivity. Negevtech expects to cultivate its installed customer base by offering product continuity and attractive upgrades to its systems and expanding its solution to cover a wider range of wafer layers and applications. Negevtech believes that its new 3300 system will be a leader in cost of ownership, with significant performance advantages compared to competitors’ systems.

        Negevtech is headquartered in Rehovot, Israel with subsidiaries in USA, Germany, Japan and Singapore, which has a subsidiary in Korea and branch in Taiwan. Research and Development, manufacturing, human resources, finance, sales and support are carried out primarily out of the headquarters, with field support located close to its customers worldwide in the subsidiaries or local offices. Corporate Marketing is managed out of the company’s U.S. office in Santa Clara, CA. Negevtech sells its equipment through direct channels in the U.S. and Europe and it uses sales representatives and distributors in Korea, Taiwan, Singapore, China and Japan.

The following discussion contains some of the key indicators that Negevtech’s management uses to observe its financial condition and that drive its operations.

Revenues

Product revenues. Product Revenues consist of sales of Negevtech’s wafer inspection systems to semiconductor manufacturers. To date, Negevtech has sold systems incorporating its Step&Image™ technology to top memory manufactures such as Hynix, Micron, IMFT, Promos, Qimonda, Winbond and Spansion, including repeat sales to several of them. In addition several systems were sold to Infineon who currently uses them in their Logic production line.

Service revenues. Service revenues are generated from maintenance service contracts, as well as from payments for service calls made to Negevtech customers after the expiration of warranty period. These calls result in billable time of customer support personnel and materials. Customer service and support play an important role in Negevtech’s efforts to continuously satisfy customers’ production requirements. Through 2007, Negevtech has developed its support infrastructure of customer support and application support engineers. Negevtech’s Field Operation group provides on-site support, second and third level support to escalations, and internal and external training and documentation. Negevtech’s customer support engineers are responsible for installations, performing software and hardware upgrades, performing regular and emergency maintenance and monitoring hardware on an ongoing basis. Negevtech’s application support engineers are responsible for application performance and ongoing application monitoring. Customer service and support is essential to deliver the full value of Negevtech’s tools to its customers and drive repeat business for Negevtech.

        Service revenues continued to increase through the three-year period from January 1, 2005 to December 31, 2007, as Negevtech’s installed base continue to growth. The amount of service revenue generated is generally a function of the number of post-warranty systems installed at customers’ sites and the utilization of those systems.

Geographical breakdown. Negevtech classifies revenue geographically based on the location of its customer. The following table sets forth the geographic breakdown of Negevtech’s total revenues for the periods indicated:

	Years ended December 31						Three months ended March 31 2008 Unaudited
	2005		2006		2007
	U.S. $ in thousands

U.S.	$3,740	23.6%	$14,005	45.3%	$8,880	54.0%	$345	16%

Asia	6,200	39.1%	14,752	47.8%	7,005	42.7%	1,734	80%

Europe	5,916	37.3%	2,105	6.9%	538	3.3%	92	4%

Total	$15,856	100%	$30,862	100%	$16,423	100%	$2,171	100%

        A significant portion of Negevtech’s revenues are generated in Asia, where a substantial portion of the world’s semiconductor manufacturing is located, and Negevtech expects that trend to continue.

Cost of revenues. Negevtech’s cost of revenues consists primarily of cost of product components and materials (the bill of materials) and personnel cost associated with production. In addition, Negevtech’s cost of revenues includes shipping and handling costs, installation, costs for providing customer service and support, warranty obligations, general overhead and royalties paid to the OCS.

        Negevtech purchases its inventory pursuant to standard purchase orders. Negevtech estimates that lead times for delivery of Negevtech’s inventory from its suppliers and assembly, packaging and production testing subcontractor total approximately five months. Negevtech builds systems based on forecast of customer orders rather than the actual orders themselves.

        Negevtech expects its total cost of revenues to increase over time as a result of the expected increase in its sales volume. Generally, Negevtech’s cost of revenues as a percentage of sales revenues has decreased over time, primarily due to manufacturing cost reductions and economies of scale related to producing higher unit volumes.

Operational expenses

Research and development expenses. Negevtech’s research and development expenses consist primarily of salaries and related personnel costs, as well as costs for subcontractors’ services and costs of materials consumed in connection with the design and development of its products. Negevtech expenses all of its research and development costs as they are incurred. Through 2007 and in the three months ended March 31, 2008, Negevtech’s research and development expenses were partially offset by participation through royalty-bearing participations from the OCS. Negevtech recognized such participations at the time at which it was entitled to such participations on the basis of the costs incurred and included these participations as a deduction from research and development expenses. Negevtech intends to continue to invest significantly in its research and development efforts and believes these areas are essential to maintain its competitive position.

        Negevtech received participations from the OCS for the development of its wafer inspection systems. Under the terms of these participations, if products developed from an OCS-funded project generate revenue, Negevtech is required to pay a royalty of 3.5% of the net sales as soon as it begins to sell such products, until 100% of the dollar value of the grant plus interest at LIBOR is repaid. All of the participations Negevtech has received from the OCS have resulted in products and services sold by Negevtech. The continued repayment of OCS participations is contingent on future sales of products developed with the support of such participations, and Negevtech has no obligation to refund these participations if future sales are not generated. All reported research and development expenses are net of OCS participations.

        The transfer of OCS-funded technologies outside of Israel is permitted with the approval of the OCS and in accordance with the restrictions and payment obligations set forth under Israeli law. Israeli law further specifies that both the transfer of know-how as well as the transfer of intellectual property rights in such know-how are subject to the same restrictions. These restrictions do not apply to exports of products from Israel or the sale of products developed with these technologies. Negevtech does not anticipate the need to transfer any of its intellectual property rights outside of Israel at this time.

Sales and marketing expenses. Sales and marketing expenses consist primarily of salaries and associated costs for employees engaged in sales and marketing, commission payments to external third party sales representatives and charges for trade shows and travel. Negevtech expects these expenses to increase in absolute dollars in future periods based on an increase in sales and marketing personnel and increased commission payments on higher sales volumes.

General and administrative expenses. General and administrative expenses consist primarily of salaries and associated costs for employees engaged in finance, IT, human resources and administrative activities and charges for accounting and legal fees. Negevtech expects these expenses to increase in absolute dollars in future periods based on an increase in personnel to meet the requirements associated with the anticipated growth and being a public company.

Financial expenses, net. Negevtech’s net financial expenses consist primarily of outstanding interest to be paid on a $10 million loan from Plenus Technologies Ltd., interest on convertible loans from shareholders, bank fees, foreign currency exchange losses (income), and amortization of debt issuance costs primarily relating to the fair value of equity securities (preferred shares and warrants) granted to Plenus Technologies Ltd.

Taxes on Income

Generally, Israeli companies are subject in 2008 to corporate tax at a rate of 27% on taxable income and are subject to capital gains tax at a rate of 25% on capital gains derived after January 1, 2003. The effective tax rate payable by a company that derives income from an Approved Enterprise, however, may be considerably less. In July 2005, an amendment to the corporate tax rates was approved by the Israeli Knesset. The amendment provides that taxes paid by Israeli companies will be gradually reduced to a rate of 27% for the 2008 tax year, 26% for the 2009 tax year and 25% for the 2010 tax year and thereafter. Negevtech’s investment programs in equipment at its facilities in Rehovot, Israel have been granted “Approved Enterprise” status under the Investment Law and enjoy certain tax benefits. Negevtech expects to claim these tax benefits in addition to its net operating loss carry-forwards. As of December 31, 2007, the end of Negevtech’s latest fiscal year, its net operating loss carry-forwards for Israeli tax purposes totaled approximately $80 million. Income derived from sources other than the “Approved Enterprise” during the benefit period will be subject to tax at the regular corporate tax rate. Negevtech has not yet generated taxable income. The period for tax benefits available to Negevtech as an Approved Enterprise will not extend beyond 2015. For more information about Approved Enterprise tax benefits, see also “Government Grants and Programs”.

        Negevtech’s entitlement to the above benefits is conditional upon fulfilling the conditions stipulated by the above law and regulations published thereunder, the company’s request for approval and the certificate of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled and Negevtech may be required to refund the amount of the benefits, in whole or in part, plus interest and adjustments based on the Israeli Consumer Price Index.

Subsidiaries outside Israel

        Subsidiaries that are incorporated outside of Israel are assessed for tax under the tax laws in their countries of residence.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles, or GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and judgments are subject to an inherent degree of uncertainty. The management of Negevtech evaluates its estimates and assumptions on an ongoing basis. Negevtech’s estimates are based on historical experience and various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ from these estimates.

        Negevtech believes that the assumptions and estimates associated with revenue recognition, inventory valuation and valuation of equity instruments including share-based compensation have the greatest potential impact on its consolidated financial statements. Therefore, Negevtech consider these to be its critical accounting policies and estimates. For further information on all of Negevtech’s significant accounting policies, please see Note 1 of the accompanying notes to its consolidated financial statements.

Revenue recognition

        Negevtech accounts for revenue under the provisions of Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements”, or SAB 104. Under SAB 104, revenues from sales of products are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable and collection is reasonably assured. Negevtech generally relies upon a purchase order as persuasive evidence of an arrangement. Negevtech typically recognizes revenue for system sales upon acceptance by the customer that the system has been installed and is operating according to predetermined specifications.

        Negevtech determines whether payment collectibility is likely on a customer-by-customer basis. When assessing the probability of collection, Negevtech considers the number of years the customer has been in business and the history of its collections. Customers are subject to a credit review process that evaluates the customers’ financial positions and ultimately their ability to pay. If it is determined at the outset of an arrangement that collection is not reasonably assured, no product is shipped and no revenue is recognized unless cash is received in advance. In some cases, Negevtech grants its customers an evaluation period, usually several months, to evaluate the product prior to purchase. Negevtech does not recognize revenue from products shipped to customers for evaluation until such products are actually purchased and a final acceptance certificate is provided by the customer. Until revenue is recognized, these products are recorded as inventory at the lower of cost or market.

        Negevtech provides a standard 12-month warranty from the date of acceptance against defects in materials and workmanship. If Negevtech has sold a defective product, it will either repair the goods or provide replacement products at no charge. Upon revenue recognition, Negevtech defers a portion of the sale price and recognizes it as service revenue ratably over the warranty period.

        Service and maintenance revenue is recognized ratably over the term of the maintenance contract.

Inventories

        Inventories (raw materials, products in process and finished products) are stated at the lower of cost or market; cost is measured using the “moving average” basis. Labor and overhead allocations are on the basis of normal capacity of the production facility.

        Negevtech reviews the adequacy of its inventory reserves on a quarterly basis. Negevtech evaluates the quantities of the inventory relative to historical costs, current market value and projected sales volume and it writes down inventory based on forecasted demand and technological obsolescence. These factors are impacted by market and economic conditions, technology changes and new product introductions.

Equity securities mainly Share-based Compensation

        Prior to January 1, 2006, Negevtech accounted for employees’ share-based payment under the intrinsic value model in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, or APB 25, and related interpretations. Effective January 1, 2006, Negevtech adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based Payment”, or FAS 123(R). FAS 123(R) supersedes APB 25 and related interpretations and amends Statement of Financial Accounting Standards No. 95, “Statement of Cash Flows”, or FAS 95. FAS 123(R) requires awards classified as equity awards be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period, net of estimated forfeitures. Negevtech estimated forfeitures based on historical experience and anticipated future conditions. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107, or SAB 107. SAB 107 provides supplemental implementation guidance on FAS 123(R), including guidance on valuation methods, inventory capitalization of share-based compensation cost, income statement effects, disclosures and other issues. SAB 107 requires share-based payment to be classified in the same expense line items as cash compensation. Negevtech has applied the provisions of SAB 107 in its adoption of FAS 123(R). Negevtech elected to adopt the modified prospective transition method, permitted by FAS 123(R). Under such transition method, FAS 123(R) has been implemented as from the first quarter of 2006 with no restatement of prior periods. The valuation provisions of FAS 123(R) apply to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of January 1, 2006 are recognized over the remaining service period using the grant-date fair value of those awards. Negevtech estimated the fair value of options granted after January 1, 2006 using the Black-Scholes option valuation model. This valuation model requires Negevtech to make assumptions and judgments about the variables used in the calculation. These variables and assumptions include the estimated fair value of Negevtech ordinary shares on the date of grant, the weighted average period of time that the options granted are expected to be outstanding, the volatility of Negevtech’s ordinary shares, the risk-free interest rate and the estimated rate of forfeitures of unvested share options. If actual results differ from Negevtech’s estimates, it will record the difference as a cumulative adjustment in the period Negevtech revises its estimates. Given the absence of an active market for Negevtech’s ordinary shares, its management determined and its board of directors approved the estimated fair value of Negevtech ordinary shares on the date of grant based on a number of factors, including: the grants involved private company securities that were illiquid; the liquidation preference and other rights of Negevtech’s preferred shares; the price paid in recent transactions for Negevtech’s preferred shares; and Negevtech’s stage of development and commercial business strategy.  The weighted average period of time that the options granted are expected to be outstanding was determined using the simplified calculation of expected life described in the SEC Staff Accounting Bulletin 107 and Negevtech estimated its ordinary shares’ volatility based on an average of the historical volatilities of Negevtech’s peer group in the industry in which it does business. The risk-free rate is based on U.S. Treasury securities with maturities similar to the expected terms of the respective options. Negevtech estimated expected forfeitures based on Negevtech’s historical experience.

Other equity securities, provided to non-employees in connection of services granted, were valued similarly using the Black-Scholes option valuation model, with some changes – the most important of them relates to the weighted average period of time that the options granted are expected to be outstanding, which under SAB 107 is generally expected to be the contractual term of the award rather than the expected term, as mentioned above.

        Equity securities, which were provided to Plenus in connection with loan granted, were valued either based on the underlying security estimated fair value (preferred shares) or using the Black-Scholes option valuation model in connection with warrants for preferred shares.

Results of Operations

The following table sets forth Negevtech’s consolidated statements of operations as a percentage of revenues for the periods indicated

	Year ended December 31,			Three months ended March 31,
				(unaudited)
	2005	2006	2007	2007	2008

Total Revenues	100%	100%	100%	100%	100%
Inventories write off	45
Other	54	44	40	44	35
Cost of service	2	4	12	6	13

Total Cost of revenues	56	48	97	50	48

Gross profit	44	52	3	50	52

Operating expenses:
Research and development	48	40	89	43	136
Sales and marketing	54	42	73	43	119
General and administrative	28	10	24	10	43

Total operating expenses	130	92	185	96	298

Loss from operations	(86)	(40)	(182)	(46)	(246)
Financial expenses	(16)	(5)	(15)	(6)	(40)

Net loss	(102)%	(45)%	(197)%	(52)%	(285)%

Comparison of the Three Months Ended March 31, 2008 to Three Months Ended March 31, 2007

         Revenues. Revenues were approximately $2.2 million in the three months ended March 31, 2008 compared to approximately $7.7 million in the three months ended March 31, 2007, representing a decrease of 71%. This decrease in revenues resulted primarily from the 3300 system, being in its first phase of market penetration during the first quarter of 2008 and not ready yet for sale. Negevtech believes that market acceptance of the 3300 system will be driven by the significant improvement of the system performance.. As a result, Negevtech believes that its revenues will significantly increase in the following quarters of 2008 and in 2009. Following its initial penetration into memory manufacturers, Negevtech intends to leverage its core technology to target manufacturers of logic chips by extending product features which are more critical to these customers.

         Cost of Revenues. Cost of revenues in the three months ended March 31, 2008 were approximately $1 million compared to approximately $3.9 million in the three months ended March 31, 2007, representing a decrease of approximately 74%. This decrease resulted from lower revenues due to a decrease in the number of Negevtech systems sold during the first quarter of 2008 year.

         Research and Development. Research and development expenses were approximately $3.5 million (before $0.6 million in royalty-bearing grants from the Office of the Chief Scientist of the Israeli Ministry of Industry (OCS)) in the three months ended March 31, 2008 compared to approximately $3.8 million (before $0.5 million in royalty-bearing OCS grants) in the three months ended March 31, 2007, representing a decrease of approximately 11%. The decrease in research and development expenses during the first quarter of 2008 is mainly related to the decrease of depreciation at the amount of $0.3 million following the equipment write-off during the second quarter of 2007.

         Sales and Marketing. Sales and marketing expenses were approximately $2.6 million in the three months ended March 31, 2008 compared to approximately $3.3 million in the three months ended March 31, 2007, representing a decrease of approximately 21%. This decrease resulted mainly from a decrease of $0.5 million in employees and travel related expenses following the restructuring that took place in the third quarter of 2007.

         General and Administrative. General and administrative expenses were approximately $0.9 million in the three months ended March 31, 2008 compared to approximately $0.7 million in the three months ended March 31, 2007. This increase is mainly attributable to increase in professional fees.

         Financial expenses, net. Negevtech’s net financial expenses were approximately $0.9 million in the three months ended March 31, 2008 compared to approximately $0.4 million in the three months ended March 31, 2007. The increase is mainly related to amortization of debt issuance costs in respect of warrants and preferred shares granted to Plenus at the amount of $0.2 million, interest expense on the Plenus loan and the $10 million convertible loan received during the fourth quarter of 2007 at the amount of $0.1 million and additional $0.1 million of expenses related to exchange rate differences.

Comparison of the Year Ended December 31, 2007 to the Year Ended December 31, 2006

        In 2007, Negevtech experienced difficulties, as its 3200 system proved not to be competitive, resulting in significant reduction in sales, inventories write off and impairments of research and development equipment, as further described below. In response, Negevtech accelerated the development of its 3300 system and took steps to reduce costs, mainly by reducing its work force by approximately 20%. The effect of these cost reductions was only partially reflected in Negevtech’s 2007 expenses at the amount of $365,000, as they took place during the latter part of 2007. In 2008 these cost reductions are expected to be at the amount of approximately $2,050,000 of Negevtech’s annual expenses. Negevtech’s expenses were also impacted by the significant dollar devaluation compared to the new Israeli shekel, or NIS. This trend resulted in higher expenses in dollar termsof approximately $325,000 for NIS-denominated expenses (mainly labor and related expenses) in 2007.

        Revenues. Revenues were approximately $16 million for the year ended December 31, 2007 compared to approximately $31 million for the year ended December 31, 2006, representing a decrease of 48%. This decrease in revenues resulted primarily from the difficulties experienced by Negevtech in selling its 3200 system, which proved not to be competitive.

        Cost of Revenues. Cost of revenues in 2007 were approximately $16 million compared to approximately $15 million in 2006, representing an increase of approximately 6.67%. The cost of revenues includes a one-time inventory write-off in the amount of approximately $7.4 million, mainly relating to slow-moving, non-usable and scrapped inventory due to slow sales in 2007, mainly as a result of difficulties in selling its 3200 system.

        Research and Development.  Research and development expenses were approximately $14.5 million (net of $1.9 million in royalty-bearing grants from the Office of the Chief Scientist of the Israeli Ministry of Industry (OCS)) for the year ended December 31, 2007 compared to approximately $12.3 million (net of $1.5 million in royalty-bearing OCS grants) for the year ended December 31, 2006, representing an increase of approximately 17.9%. The increase in research and development expenses during fiscal 2007 is mainly related to equipment write-offs in the amount of $2 million.

        Sales and Marketing.  Sales and marketing expenses were approximately $11.9 million for the year ended December 31, 2007 compared to approximately $12.8 million for the year ended December 31, 2006, representing a decrease of approximately 7%. This decrease is primarily related to the decrease in sales commissions as a result of the reduction in total sales. However, as a percentage of sales, these expenses increased as the fixed portion of such costs remained similar to its 2006 level.

        General and Administrative.  General and administrative expenses were approximately $4 million for the year ended December 31, 2007 compared to approximately $3.1 million for the year ended December 31, 2006, representing an increase of approximately 28%. This increase is mainly attributable to increase in legal expenses, at the amount of approximately $0.3 million, stock-based compensation expenses of $0.12 million and total increase of labor and employee direct cost at the amount of $0.31 million (includes NIS-denominated expenses due to the currency devaluation discussed above).

        Financial expenses, net.   Negevtech’s net financial expenses were approximately $2.5 million for the year ended December 31, 2007 compared to approximately $1.5 million for the year ended December 31, 2006, representing an increase of approximately 67%. The increase is mainly related to amortization of debt issuance costs in respect of warrants and preferred shares granted to Plenus.

Comparison of the Year Ended December 31, 2006 to the Year Ended December 31, 2005

        Revenues. Revenues were approximately $30.9 million for the year ended December 31, 2006 compared to approximately $15.9 million for the year ended December 31, 2005, representing an increase of 94%. This increase resulted primarily from an increase in the number of Negevtech 3100 systems sold during 2006.

        Cost of Revenues. Negevtech’s cost of revenues in 2006 was $14.9 million compared to $8.9 million in 2005, representing an increase of approximately 67.4%. This increase resulted primarily from higher revenues due to an increase in the number of Negevtech 3100 systems sold during 2006. The cost of revenues as a percentage of sales decreased by approximately 9% from 2005 to 2006, driven largely by improvements in Negevtech’s manufacturing efficiencies, an increase in average selling prices, and a reduced bill of material costs.

        Research and Development.  Research and development expenses were approximately $12.3 million for the year ended December 31, 2006 compared to approximately $7.6 million for the year ended December 31, 2005, representing an increase of approximately 61.8%. OCS participation for both 2006 and 2005 was approximately $1.5 million. The increase in research and development expenses was primarily related to an increase of $2.6 million in labor and related expenses, associated with higher headcount and an approximately $1 million increase in depreciation expenses.

        Sales and Marketing.  Sales and marketing expenses were approximately $12.6 million for the year ended December 31, 2006 compared to approximately $8.5 million for the year ended December 31, 2005, representing an increase of approximately 48%. The increase was primarily attributable to an increase in salary and travel related expenses of approximately $3.7 million.

        General and Administrative.  General and administrative expenses were approximately $3.1 million for the year ended December 31, 2006 compared to approximately $4.4 million for the year ended December 31, 2005, representing a decrease of approximately 29.5%. This decrease was mainly attributable to a $1.7 million decrease in legal expenses, which more than offset higher salary-related and travel expenses in 2006. Negevtech’s 2005 legal expenses were unusually high due to patent infringement litigation.

        Financial expenses, net.  Negevtech’s net financial expenses were approximately $1.5 million for the year ended December 31, 2006 compared to approximately $2.4 million for the year ended December 31, 2005, representing a decrease of approximately 38%. The decrease was attributable primarily to a non-cash expense that was recorded in 2005 related to the conversion of bridge loans from shareholders in the amount of $1.2 million.

Liquidity and Capital Resources

         Since its inception, Negevtech experienced significant net operating losses and negative cash flow and has been funded through private placements of convertible preferred shares, venture loans and cash flow from operations. As March 31, 2008, Negevtech had $0.1 million in cash and cash equivalents and a short term credit line of $1.2 million. On March 30, 2008, the Company signed a loan agreement with Kreos Capital II Limited, a venture capital firm (“Kreos”). According to the Agreement, Kreos will lend the Company $7 million which will be repaid on a monthly basis over the 3 years long term. The entire loan amount was received during the last week of April 2008.

        Negevtech intends to expand its manufacturing capacity and continue to invest in and enhance the capabilities of its R&D team. Negevtech plans to expand its manufacturing capacity to respond to two needs:

—	Increase of orders of the 3300 product in 2008 and 2009; and

—	Preparations to manufacture the next generation system.

        We believe that expansion of manufacturing capacity and preparation manufacture the next generation system will require a one-time expense of about $0.7M. In order to maintain competitiveness and to develop products that meet the future requirements of customers, Negevtech continually invests in research and development. Due to the product development life cycle and the rapid evolution of customer requirements and industry trends regarding design rules and new materials, it is necessary to develop two products in parallel. In 2009, Negevtech expects to invest at least 25% of its revenue into research and development initiatives. However, Negevtech’s expenditures on manufacturing capacity and research and development will be dependent upon its performance, and such expenditures are subject to acceleration or postponement.

         Based on its current business plan, Negevtech believes that the assets it will acquire in the business combination, together with the Kreos loan and any cash generated from operations, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months. There can be no assurance that Negevtech will be successful in obtaining an adequate level of financing needed for its operations and long-term development or, that the Company will ever reach profitability and/or generate sufficient revenues to finance its operations. If Negevtech’s estimates of revenues, expenses or capital or liquidity requirements change are inaccurate or if cash generated from operations is insufficient to satisfy its liquidity requirements, then Negevtech’s operations might need to be scaled back or discontinued.

Operating Activities

        Net cash used in operating activities was approximately $20.6 million in 2005. Net cash used by operating activities primarily resulted from a net loss of approximately $16.1 million, changes in working capital including an inventory increase of approximately $9.7 million, an increase in accounts receivable of approximately $2.6 million offset by an increase in accounts payable of approximately $3 million and increased customer advances and deferred revenues of approximately $0.6 million (net of non-cash expenses such as depreciation and amortization of approximately $2 million, $1.5 million in interest in respect of convertible loans from shareholders, and amortization of debt issuance costs).

        Net cash used in operating activities was approximately $13.5 million in 2006. Net cash used by operating activities primarily resulted from a net loss of approximately $13.9 million, changes in working capital including an inventory increase of approximately $8 million, an increase in accounts receivable of approximately $2.4 million offset by an increase in accounts payable and customer advances of $6 million (net of depreciation and amortization of approximately $4 million).

        Net cash used in operating activities was approximately $24.2 million in 2007. Net cash used by operating activities primarily resulted from a net loss of approximately $32.4 million and changes in working capital including an inventory increase of approximately $5 million, a decrease in accounts payable and customer advances of $7 million offset by a decrease in accounts receivable of approximately $6 million (net of depreciation and amortization of approximately $3 million, a $9 million inventory and equipment write-off, and $1 million debt issuance costs).

         Net cash used in operating activities in the three months ended March 31, 2008, was approximately $5 million. Net cash used by operating activities primarily resulted from a net loss of approximately $6.2 million and changes in working capital including an inventory increase of approximately $1.3 million, a decrease in accounts payable and customer advances of $0.6 million offset by a decrease in accounts receivable of approximately $0.1 million (net of depreciation and amortization of approximately $0.6 million).

Investing Activities

        Net cash used in investing activities was approximately $1.7 million in 2005, and was mainly attributable to purchases of property and equipment.

        Net cash used in investing activities was approximately $2.5 million in 2006, and was mainly attributable to purchases of property and equipment.

        Net cash used in investing activities was approximately $1.7 million in 2007, and was mainly attributable to purchases of property and equipment.

         Net cash used in investing activities in the three months ended March 31, 2008, was approximately $0.5 million, and was attributable to purchases of property and equipment and severance pay funds.

Financing Activities

        Net cash provided by financing activities was approximately $23.4 million in 2005. Cash generated by financing activities was mainly attributable to a $7.7M long-term venture loan from Plenus Technologies, Ltd., $9.4 million from convertible shareholder loans and $7.4 million from issuance of share capital.

        Net cash provided by financing activities was approximately $20.3 million in 2006. Cash generated by financing activities was mainly attributable to a $2.3M long-term venture loan from Plenus and $18.8 million from issuance of share capital.

        Net cash provided by financing activities was approximately $22.9 million in 2007. Cash generated by financing activities was mainly attributable to $13.3 million in proceeds from convertible shareholder loans and $9.9 million from issuance of share capital.

         Net cash provided by financing activities in the three months ended March 31, 2008, was approximately $2.9 million. Cash generated by financing activities was mainly attributable to $1.6 million in proceeds from convertible shareholder loans and $1.2 million short term bank credit.

Contractual Obligations

        The following table summarizes, as of December 31, 2007, the timing of future cash payments due under certain contractual obligations. Payments due in years are measured from Negevtech’s latest fiscal year ended December 31, 2007.

Fiscal year	Total	Less than 1 year	1-3 years

Operating Leases (1)	5,317	1,283	4,034
Purchase Obligations (2)	7,536	6,173	1,363
Severance pay	108	108
Long-Term Venture Loan (3)	10,000		10,000
Convertible loan from shareholders (4)	8,385		8,385

Total contractual Obligations	31,346	7,564	23,782

(1)	The operating leases are for Negevtech’s operations, research and development, sales and marketing headquarters and subsidiary offices.

(2)	Negevtech has issued two purchase orders for manufacturing optics components.

(3)	The long-term venture loan is a 3-year loan received during 2005. The loan bears interest at the rate of LIBOR + 5% per annum and is due for full payment on January 1, 2009 or earlier upon the occurrence of certain events as defined in the loan agreement.

(4)	The convertible loan from certain of Negevtech’s shareholders in the amount of $10,000,000 was received pursuant to a convertible loan agreement dated October 28, 2007. Subsequent to December 31, 2007, the Company received the balance of the $10 million convertible loan amount. The principal loan amount and all accrued and unpaid interest thereon shall be immediately due and payable on the earlier of (i) January 31, 2009 (ii) such other date decided by the Board. Repayment of the convertible loan shall be subordinated to and subject to the full repayment of the venture loan discussed in Note 3 above. The convertible loan bears interest at the rate of LIBOR for one year plus 2.3% per annum, compounded annually. Subject to the occurrence of the closing of the merger, all applicable amounts outstanding and due by Negevtech toward such preferred shareholders under the Convertible Loan Agreement (including interest) will automatically be converted immediately after the effective time of the merger into Negevtech ordinary shares.

(5)	The Contractual obligations table above excludes the $7 million loan that was received from Kreos during April 2008. The loan shall be repaid in 36 monthly equal payments and shall bear interest at a rate of 13% per annum.

Recently Issued Accounting Pronouncements

1)	Effective January 1, 2008, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option (by instrument) will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 establishes presentation and disclosure requirements to help financial statement users understand the effect of the entity’s election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. The Company chose not to elect the fair value option for its financial assets and liabilities existing at January 1, 2008, and did not elect the fair value option on financial assets and liabilities transacted in the three months ended March 31, 2008. Therefore, the adoption of SFAS No. 159 had no impact on the Company’s consolidated financial statements.

2)	Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements, for financial assets and liabilities carried at fair value. This pronouncement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. On November 14, 2007, the FASB agreed to a one-year deferral for the implementation of SFAS No. 157 for non-financial assets and liabilities that are measured on a non-recurring basis. The Company’s adoption of SFAS No. 157 did not have a material effect on the Company’s consolidated financial statements for financial assets and liabilities and any other assets and liabilities carried at fair value.

         As stated above, on January 1, 2008, the Company adopted the methods of fair value as described in SFAS No. 157 to value its financial assets and liabilities. As defined in SFAS No. 157, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value.

         Financial items of the Company carried at fair value as of March 31, 2008 which classified in Level 1 category are cash and cash equivalents in the amount of $101 thousands.

3)	In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin 51” (“FAS 160”), which establishes accounting and reporting standards for non-controlling interests in a subsidiary and deconsolidation of a subsidiary. Early adoption is not permitted. As applicable to the Company, this statement will be effective as of the year beginning January 1, 2009. The Company believes that the adoption of FAS 160 will not have a material impact on its consolidated financial statements.

Quantitative and Qualitative Disclosure About Market Risk

        Market risk is the risk of loss related to changes in market prices of financial instruments that may adversely impact Negevtech’s consolidated financial position, results of operations or cash flows.

Foreign Exchange Risk

        Negevtech derives all of its revenues in U.S. dollars. The U.S. dollar is Negevtech’s functional and reporting currency. However, a significant portion of Negevtech’s labor-related expenses, consisting principally of salaries and related personnel expenses, are denominated in new Israeli shekels, or NIS. This foreign currency exposure gives rise to market risk associated with exchange rate movements of the U.S. dollar against the NIS. Furthermore, Negevtech anticipates that a material portion of its expenses will continue to be denominated in NIS. To the extent the U.S. dollar weakens against the NIS, Negevtech will experience a negative impact on its profit margins. To manage this risk, Negevtech has, on occasion, converted U.S. dollars into NIS within two to three weeks of monthly pay dates in Israel to lock in the related salary expense given the different currencies. Negevtech does not currently engage in currency hedging activities but it may choose to do so in the future. These measures, however, may not adequately protect Negevtech from material adverse effects due to the impact of inflation in Israel.

        Consequently, fluctuations in the rates of exchange between the dollar and non-dollar currencies will affect Negevtech’s results of operations. An increase in the value of a particular currency relative to the dollar will increase the dollar reporting value for transactions, and a decrease in the value of that currency relative to the dollar will decrease the dollar reporting value for those transactions. This effect on the dollar reporting value for transactions is generally only partially offset by the impact that currency fluctuations may have on costs.

INFORMATION ABOUT IGPAC

        IGPAC (also referred to herein as we or us) is a blank check company incorporated under the laws of the State of Delaware on August 1, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business which has operations or facilities located in Israel, or which is a company operating outside of Israel which IGPAC’s management believes would benefit from establishing operations or facilities in Israel. Our current business consists solely of formation and capital raising activities and identifying, researching and negotiating the purchase of a business meeting the requirements and standards of our business plan.

        On March 6, 2008, IGPAC entered into the merger agreement in order to effect a business combination with Negevtech. We are not presently engaged in, and we will not engage in, any substantive commercial business until we consummate a business combination. Rather, we are devoting our time, attention and resources to completing the business combination with Negevtech.

The Initial Public Offering and Trust Fund

         The net proceeds of our initial public offering were deposited into a trust fund. The funds held in the trust fund are not to be released until the earlier of the consummation of a business combination or liquidation of IGPAC. At April 30, 2008, we had cash outside of the trust fund of $638,692, investments held in the trust fund of $54,766,502, prepaid expenses of $35,256 and total current liabilities of $351,779. If the business combination is consummated, the trust fund, reduced by amounts paid to the holders of our Class B common stock who vote against the business combination and elect to convert their shares of Class B common stock into their pro rata shares of net funds in it, will be released to the surviving corporation in the merger. Of the funds held outside of the trust fund totaling $638,692 as of April 30, 2008, we anticipate using these funds to cover legal and accounting fees, other expenses attendant to the due diligence investigations, structuring, and negotiating of a business combination, and administrative expenses incurred prior to completing a business combination. We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. We expect that Negevtech will utilize the amount held in the trust fund (approximately $55 million as of April 30, 2008) less expenses related to the merger and less any cash paid out to the holders of shares of IGPAC’s Class B common stock who object to the transaction and demand their conversion rights following the merger for its working capital, to support current opportunities and future sales initiatives, investments in R&D for development of future generations of products and to pay its expenses related to the merger. In addition, the funds may be used to repay certain Negevtech indebtedness.

Effecting a business combination

        Fair market value of target business

        The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition, which fair market value of Negevtech has been determined by our board of directors. The fair market value of such business has been determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. Our board also received an opinion from Giza Singer Even Ltd. that the 80% test had been met at the time of our board meeting approving the merger.

        Opportunity for holders of our Class B common stock to approve the business combination

        We will proceed with the business combination with Negevtech only if the holders of a majority of shares of our Class B common stock, present in person or by proxy and entitled to vote at the special meeting, are voted in favor of the business combination and holders of less than 2,047,200 shares of Class B common stock, an amount equal to 20% of the total number of shares of Class B common stock outstanding at the special meeting, exercise their conversion rights.

        Conversion rights

        Each holder of our Class B common stock sold in our initial public offering has the right to have such holder’s shares of Class B common stock converted into cash if the stockholder votes against the business combination and the business combination is approved and completed. The holders of our common stock will not be entitled to seek conversion of their shares. The actual per-share conversion price will be equal to the amount in the trust fund inclusive of any interest (calculated as of two business days prior to the proposed consummation of the business combination), divided by the number of shares of Class B common stock sold in our initial public offering. Including interest earned on the trust fund, the per-share conversion price would be approximately $[—] per share as of [—], 2008. An eligible holder of our Class B common stock may request conversion at any time after the mailing to the holders of our Class B common stock of this proxy statement/prospectus and prior to the vote taken with respect to the business combination at the special meeting, but the request will not be granted unless the holder of Class B common stock votes against the business combination and the business combination is approved and completed.

        Any request for conversion, once made, may be withdrawn at any time up to immediately prior to the vote on the merger at the special meeting (or any adjournment or postponement thereof). Furthermore, if you delivered a certificate for conversion and subsequently decided prior to the special meeting not to elect conversion, you may simply request that the transfer agent return the certificate (physically or electronically) to you. It is anticipated that the funds to be distributed to the holders of our Class B common stock entitled to convert their shares who elect conversion will be distributed promptly after completion of the business combination. Any Class B stockholder who converts his, her or its stock into his, her or its share of the trust fund still has the right to exercise the Class W warrants that he, she or it received as part of the Series B units. We will not complete any business combination if Class B stockholders, owning 20% or more of the Class B shares outstanding at the special meeting, both vote against the business combination and exercise their conversion rights.

        Distribution of trust fund to holders of our Class B common stock if no business combination

         If we do not complete the merger, or any other business combination, on or before July 18, 2008, our charter and the terms of the trust agreement by and between us and American Stock Transfer & Trust Company provide that we distribute to all holders of our Class B common stock, in proportion to their respective equity interest in the Class B common stock, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, and all then outstanding shares of our Class B common stock will be automatically cancelled. There will be no distribution from the trust fund with respect to our common stock or our Class W warrants and Class Z warrants. Our charter further provides that certain provisions that apply prior to a business combination, including those provisions relating to seeking stockholder approval to dissolve and then distribute the trust fund if no business combination occurs within the prescribed time periods, cannot be amended. Our counsel has advised us that these restrictions on charter amendments may not be enforceable under Delaware law. Nevertheless, we have viewed these business combination procedures in our charter as obligations to investors and, absent shareholder approval to the contrary we do not intend amend these procedures .

        Taking into account interest earned on the trust fund, the per-share conversion price would be approximately $[—] per share as of [—], 2008. The proceeds deposited in the trust fund could, however, become subject to the claims of our creditors which could be prior to the claims of the holders of our Class B common stock. If we are unable to complete a business combination and are forced to distribute the proceeds held in trust to the holders of our Class B common stock, each of our executive officers have agreed that they will be personally liable to ensure that the proceeds in the trust fund are not reduced by the claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, or by any target business, and that have not executed an agreement waiving any right, title, interest or claim of any kind in or to any monies held in the trust; except that such liability will not extend to claims of target businesses brought under Israeli law or in Israeli courts. We have questioned these individuals and reviewed their financial information and believe that each of these individuals has a substantial net worth. Moreover, because our offices are located in Israel, it is likely that the vendors and other entities with which we do business will be located in Israel and prospective target businesses will likely have operations or facilities in Israel. We therefore expect that most claims that could be brought against us would be brought under Israeli law and/or in Israeli courts and will be outside the indemnification obligations of our executive officers. As a result, we believe that these individuals will be able to satisfy their indemnification obligations. However, we cannot assure you this will be the case. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of the holders of our Class B common stock.

         We cannot assure you that the per-share distribution from the trust fund will not be less than $[—] due to claims of creditors. IGPAC has signed waivers with all vendors with which IGPAC has conducted business that have any outstanding amount due, or potentially due, from IGPAC. IGPAC also intends to sign waivers with its future vendors. As a result, as of June 15, 2008, there are no outstanding amounts due, or which we believe are potentially due, to vendors with which IGPAC has conducted business who have not executed a waiver of any right, title, interest or claim in or to any monies held in the trust fund.

        Since we entered into a letter of intent to complete a business combination prior to January 18, 2008, but did not complete the business combination by such date, we have an additional six months in which to complete the business combination. If we are unable to do so on or before July 18, 2008, we will then notify the trustee of the trust fund to commence liquidating the investments constituting the trust fund and will turn over the proceeds to our transfer agent for distribution to the holders of our Class B common stock. We anticipate that our instruction to the trustee would be given promptly after such applicable date. A Class B stockholder shall be entitled to receive funds from the trust fund only in the event (i) we do not complete a business combination within the applicable time periods and we obtain stockholder approval for our plan of dissolution or (ii) if the Class B stockholder elected to convert his, her or its shares into cash upon our completion of a business combination that the Class B stockholder voted against and such business combination is actually completed by us. In no other circumstances shall a Class B stockholder have any right or interest of any kind to or in the trust fund. Holders of our common stock will not be entitled to receive any of the proceeds held in the trust fund.

        Liquidation if no business combination

         If we do not complete a business combination on or before July 18, 2008, any remaining net assets, after the distribution of the trust fund to the holders of our Class B common stock, will upon dissolution be distributed to the holders of our common stock. We view this obligation to dissolve and liquidate as an obligation to our stockholders and, absent shareholder approval to the contrary, neither we nor our board of directors will take any action to amend or waive any provision of our certificate of incorporation to allow us to survive for a longer period of time if it does not appear we will be able to consummate a business combination within the foregoing time periods.

         Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If the corporation complies with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to distribute the proceeds of the trust fund to our Class B stockholders promptly after obtaining stockholder approval for our plan of dissolution and, absent shareholder approval to the contrary, make liquidating distributions to our common stockholders as soon as reasonably possible thereafter and, therefore, we do not intend to comply with those procedures. Because we will not be complying with Section 280, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan of dissolution that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors and service providers (such as accountants, lawyers, investment bankers, etc.) and potential target businesses. As described above, we are obligated to have all vendors, service providers and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust fund. Nevertheless, there are significant limitations on our obligation to obtain such waivers. Furthermore, such agreements may or may not be enforceable. As such, our common stockholders and Class B stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any liability of our common stockholders and Class B stockholders may extend beyond the third anniversary of such dissolution.

        Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution.

         We currently believe that, if we do not complete a business combination on or before July 18, 2008, absent shareholder approval to the contrary, the following would occur:

—	our board of directors will, consistent with its obligations described in our amended and restated certificate of incorporation to dissolve, on or prior to the passing of such deadline, convene and adopt a specific plan of dissolution, which it will then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution as well as the board’s recommendation of such plan;

—	upon such deadline, we would file our preliminary proxy statement with the Securities and Exchange Commission;

—	if the Securities and Exchange Commission does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, we will mail the definitive proxy statement to our stockholders, and approximately 30 days following the mailing of such definitive proxy statement, we will convene a meeting of our stockholders, at which they will either approve or reject our plan of dissolution and distribution; and

—	if the Securities and Exchange Commission does review the preliminary proxy statement, we currently estimate that we will receive their comments approximately 30 days after the filing of such proxy statement. We will then mail the definitive proxy statement to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of our stockholders at which they will either approve or reject our plan of dissolution and distribution.

        We expect that all costs associated with the implementation and completion of our plan of dissolution (which we currently anticipate will not exceed $50,000 to $75,000) will be funded by any remaining net assets outside of the trust fund, although we cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, we anticipate either our initial stockholders will advance us the funds necessary to complete such dissolution and liquidation or we will be dissolved by court order.

        In the event we seek stockholder approval for a plan of dissolution and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. Pursuant to the terms of our certificate of incorporation, our powers and purpose following the expiration of the prescribed time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. The funds held in the trust fund may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust fund will not be released. Consequently, holders of a majority of our outstanding common stock must approve our dissolution in order for us to distribute the proceeds of the trust fund to our Class B common stockholders, and to distribute our remaining net assets to our common stockholders.

        These procedures, or a vote to reject any plan of dissolution by our stockholders, may result in substantial delays or prohibit our liquidation and the distribution to our Class B common stockholders of the proceeds of the trust fund.

        In the event we obtain stockholder approval for a plan of dissolution, after the proceeds of the trust fund have been distributed to our Class B stockholders, we will distribute any remaining net assets to our holders of common stock. It is likely, however, that our remaining net assets will be minimal following the expenditures incurred in connection with the attempt to complete a business combination and, accordingly, such holders are likely to lose all or substantially all of their investment. Accordingly, the holders of our common stock will receive distributions on liquidation only in the event that the amount of proceeds not held in trust exceeds the expenses we incur.

Competition

        In identifying, evaluating and selecting a target business, we have encountered intense competition from other entities having a business objective similar to ours. There are numerous blank check companies that have completed initial public offerings that are seeking to carry out a business plan similar to our business plan. Additionally we face competition from other companies looking to expand their operations through the acquisition of a target business. Many of these entities with which we compete are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. Further:

—	our obligation to seek Class B stockholder approval of a business combination may delay the completion of a transaction;

—	our obligation to convert into cash shares of Class B common stock held by our Class B stockholders if such holders both vote against the business combination and also seek conversion of their shares may reduce the resources available to us for a business combination; and

—	our outstanding warrants and option, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

        If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. In particular, certain industries which experience rapid growth frequently attract an increasingly larger number of competitors, including competitors with increasingly greater financial, marketing, technical and other resources than the initial competitors in the industry. The degree of competition characterizing the industry of any prospective target business cannot presently be ascertained. We cannot assure you that, subsequent to a business combination, we will have the resources to compete effectively, especially to the extent that the target business is in a high-growth industry.

Facilities

        We maintain our executive offices at Yahalom Tower (28th Floor), 3a Jabotinsky St., Ramat Gan 52520, Israel. The cost for this space is included in the $7,500 per-month fee that Danash Investment and Management Ltd. charges us for general and administrative services pursuant to a letter agreement between us and Danash Investment and Management Ltd., an affiliate of Mr. Dror Gad, our Chief Financial Officer, Executive Vice President and Director. We believe, based on rents and fees for similar services in the Tel-Aviv, Israel metropolitan area, that the fee charged by Danash Investment and Management Ltd. is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

        We have three executive officers, all of whom are also members of our board of directors. These individuals are not obligated to contribute any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on whether a target business has been selected for a business combination and the stage of the business combination process that the company is in. Accordingly, once management locates a suitable target business to acquire, they will spend more time investigating such target business and negotiating and processing the business combination (and consequently more time to our affairs) than they would prior to locating a suitable target business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

        We have registered our securities under the Exchange Act and have reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual report contains financial statements audited and reported on by our independent accountants.

Legal Proceedings

        IGPAC is not currently a party to any pending material legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IGPAC

        The following discussion and analysis should be read in conjunction with our financial statements and accompanying notes appearing elsewhere in this proxy statement/prospectus.

General

        We were formed on August 10, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business which has operations or facilities located in Israel, or which is a company operating outside of Israel which the Company’s management believes would benefit from establishing operations or facilities in Israel. We completed our initial public offering on July 18, 2006. Our entire activity from inception through the consummation of our initial public offering on April 25, 2006 was to prepare for and complete our initial public offering. Since the consummation of our initial public offering in July 18, 2006, our business has consisted solely of formation and capital raising activities and identifying, researching and negotiating the purchase of a business meeting the requirements and standards of our business plan.

        On March 6, 2008, IGPAC entered into the merger agreement in order to effect a business combination with Negevtech. We are not presently engaged in, and we will not engage in, any substantive commercial business until we consummate a business combination. Rather, we are devoting our time, attention and resources to completing the business combination with Negevtech.

Results of Operations

         Net loss for the three months ended April 30, 2008 of $(77,536) consisted of interest income on the Trust Fund investment of $315,461, and interest on cash and cash equivalents of $4,888, offset by professional fees of $316,418, $15,781 for Delaware franchise tax, and other operating expenses of $65,686, consisting of $22,500 for office space and other administrative expenses, $15,000 for officer liability insurance, and $25,680 for travel, and $2,506 for other operating expenses.

         Net income for the three months ended April 30, 2007 of $374,868 consisted of interest income on the Trust Fund investment of $447,839, and interest on cash and cash equivalents of $13,509, offset by professional fees of $24,921, $15,240 for Delaware franchise tax, and other operating expenses of $46,319, consisting of $22,500 for office space and other administrative expenses, $20,000 for officer liability insurance, and $2,669 for travel, and $1,150 for other operating expenses.

         Net income for the nine months ended April 30, 2008 of $534,732 consisted of interest income on the Trust Fund investment of $1,226,298, and interest on cash and cash equivalents of $25,653, offset by professional fees of $540,270, $25,314 for Delaware franchise tax, and other operating expenses of $151,635, consisting of $67,500 for office space and other administrative expenses, $46,109 for officer liability insurance, and $31,187 for travel, and $6,839 for other operating expenses.

         Net income for the nine months ended April 30, 2007 of $1,088,590 consisted of interest income on the Trust Fund investment of $1,340,540, and interest on cash and cash equivalents of $47,920, offset by professional fees of $98,394, $47,709 for Delaware franchise tax, and other operating expenses of $151,767, consisting of $67,500 for office space and other administrative expenses, $54,904 for officer liability insurance, and $22,857 for travel, and $6,506 for other operating expenses.

         Net income for the period from August 1, 2005 (inception) to April 30, 2008 of $1,929,154 consisted of interest income on the Trust Fund investment of $3,074,702, and interest on cash and cash equivalents of $88,149, offset by professional fees of $699,854, $169,151 for Delaware franchise tax, and other operating expenses of $364,692, consisting of $162,581 for office space and other administrative expenses, $121,014 for officer liability insurance, $64,781 for travel, and other operating expenses of $16,253.

         Net income for the period from August 1, 2005 (inception) to April 30, 2007 of $1,003,738 consisted of interest income on the Trust Fund investment of $1,371,154, and interest on cash and cash equivalents of $47,920 offset by professional fees of $128,997, $127,751 for Delaware franchise tax, and other operating expenses of $158,588, consisting of $72,581 for office space and other administrative expenses, $54,904 for officer liability insurance, $22,857 for travel, and other operating expenses of $8,246.

         Net income for the period from August 1, 2005 (inception) to January 31, 2008 of $2,006,690 consisted of interest income on the Trust Fund investment of $2,759,241, and interest on cash and cash equivalents of $83,261, offset by professional fees of $383,436 $153,370 for Delaware franchise tax, and other operating expenses of $299,006, consisting of $140,081 for office space and other administrative expenses, $106,014 for officer liability insurance, $39,100 for travel, and other operating expenses of $13,811.

         Net income for the year ended July 31, 2007 of $1,479,275 consisted of interest income on the Trust Fund investment of $1,817,789 and interest on cash and cash equivalents of $62,497, offset by professional fees of $128,981, Delaware franchise taxes of $65,795 and other operating expenses of $206,235, which consist of $90,000 for a monthly administrative services agreement with an affiliate, $74,904 for insurance, $33,594 for travel, and $7,737 for other expenses.

         Net loss for the period from August 1, 2005 (inception) to July 31, 2006 of $84,852 consisted of interest income on the Trust Fund investment of $29,277, and interest on cash and cash equivalents of $1,337, offset by professional fees of $30,603, Delaware franchise taxes of $78,042 and other operating expenses of $6,821, consisting of $5,081 for a monthly administrative services agreement with an affiliate, and $1,740 for other expenses.

         Net income for the year ended July 31, 2007 of $1,479,275 consisted of interest income on the Trust Fund investment of $1,817,789 and interest on cash and cash equivalents of $62,497, offset by professional fees of $128,981, Delaware franchise taxes of $65,795 and other operating expenses of $206,235, which consist of $90,000 for a monthly administrative services agreement with an affiliate, $74,904 for insurance, $33,594 for travel, and $7,737 for other expenses.

         Net loss for the period from inception (August 1, 2005) to July 31, 2006 of $84,852 consisted of interest income on the Trust Fund investment of $29,277 and interest on cash and cash equivalents of $1,337, offset by professional fees of $30,603, Delaware franchise taxes of $78,042 and other operating expenses of $6,821, consisting of $5,081 for a monthly administrative services agreement with an affiliate, and $1,740 for other expenses.

Liquidity and Capital Resources

         Proceeds from our initial public offering were approximately $52.9 million, net of underwriting and other expenses of approximately $3.3 million, of which $51,691,800 was placed in a trust fund and the remaining proceeds became available to be used to provide for business, legal and accounting due diligence on prospective transactions and continuing general and administrative expenses. We expect to use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund, as well as any other net proceeds not expended, will be used to finance the operations of the target. At January 31, 2008, we had cash outside of the trust fund of $874,685, investments held in the trust fund of $54,451,041, prepaid expenses of $35,256 and total current liabilities of $210,464. At April 30, 2008, we had cash outside of the trust account of $638,692, investments held in the trust account of $54,766,502, prepaid expenses of $19,568 and total current liabilities of $351,779.

         We believe that the funds available to us outside of the trust fund will be sufficient to allow us to operate until July 18, 2008, assuming that a business combination is not consummated during that time. Of the funds held outside of the trust fund totaling $874,685 as of January 31, 2008 and $638,692 as of April 30, 2008, we anticipate using these funds to cover legal and accounting fees, other expenses attendant to the due diligence investigations, structuring, and negotiating of a business combination, and administrative expenses incurred prior to completing a business combination. We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through a private offering of debt or equity securities if such funds are required to consummate a business combination that is presented to us. We would only consummate such a fund raising simultaneously with the consummation of a business combination.

Off-Balance Sheet Arrangements

         As of July 31, 2007 and January 31, 2008 and April 30, 2008, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Contractual Obligations and Commitments

        Administrative Services

         Commencing on July 11, 2006, the effective date of the offering, the Company is obligated to pay an affiliate of the Company’s chief financial officer, $7,500 per month for office, secretarial and administrative services. An amount of $22,500 and $140,081 is included in general and administrative expenses on the accompanying condensed statements of operations for the three months ended January 31, 2008, and for the period from August 1, 2005 (inception) to January 31, 2008, respectively. An amount of $22,500 and $162,581 is included in general and administrative expenses on the accompanying condensed statements of operations for the three months ended April 30, 2008, and for the period from August 1, 2005 (inception) to April 30, 2008, respectively.

        In March 2008, the Company entered into an agreement with Giza Singer Even Ltd., or GSE, pursuant to which GSE agreed to provide certain services in connection with the Company’s proposed merger with Negevtech, including the provision of a fairness opinion. The Company has agreed to pay GSE $60,000 for its services, which payment is not contingent upon the consummation of the merger.

        Our obligation to pay administrative fees are set forth in the following table, as of January 31, 2008:

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Administrative services agreement(1)	$22,500	$22,500	-	$-	-
Total	$22,500	$22,500	$-	$-	$-

(1)	Beginning July 18, 2006, we became obligated to pay Danash Investment and Management Ltd., an affiliate of Mr. Dror Gad, our Chief Financial Officer, Executive Vice President and a member of our board of directors, a monthly fee of $7,500 for general and administrative services and for our executive offices at Yahalom Tower (28th Floor), 3a Jabotinsky St., Ramat Gan 52520, Israel.

         Amounts of $22,500, $22,500 and $195,081 are included in general and administrative expenses, respectively, on our statements of operations for the three months ended January 31, 2008, April 31, 2008 and for the period from inception (August 1, 2005) to July 31, 2007, pursuant to this arrangement.

Critical Accounting Policies

        Our significant accounting policies are described in Note 3 to our audited financial statements included elsewhere in this report. We believe the following critical accounting polices involved the most significant judgments and estimates used in the preparation of our financial statements.

        Cash and Cash Equivalents. We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

         Investments Held in Trust. Investments held in the Trust Fund consist of municipal money market securities with maturities of up to 30 days. Such securities generate current income which is exempt from United States federal income tax and therefore no provision for income taxes is required for the period ended July 31, 2007, January 31, 2008 and April 30, 2008. IGPAC is incorporated in Delaware and accordingly is subject to franchise taxes.

         Fair Value of Financial Instruments and Derivatives. The fair values of our assets and liabilities that qualify as financial instruments under SFAS No. 107 approximate their carrying amounts presented in the accompanying balance sheets at July 31, 2007, January 31, 2008 and April 30, 2008.

        We account for derivative instruments in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended, (“SFAS 133”) which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments imbedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of the relationships designated are based on the exposures hedged. Changes in the fair value of derivative instruments which are not designated as hedges are recognized in earnings as other income (loss).

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. We do not believe we are exposed to significant market risk.

INTRODUCTION TO THE NEGEVTECH
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma condensed combined balance sheet combines the consolidated historical balance sheet of Negevtech as of March 31, 2008 and the balance sheet of IGPAC as of April 30, 2008, giving effect to the merger as if it had been consummated on March 31, 2008. The following unaudited pro forma condensed consolidated statement of operations for the twelve month period ended December 31, 2007 combines the statement of operations of Negevtech for the year ended December 31, 2007 with the statement of operations of IGPAC for the twelve month period from February 1, 2007 to January 31, 2008, giving effect to the merger as if it had occurred at the beginning of the periods presented. The following unaudited pro forma condensed consolidated statement of operations for the three month period ended March 31, 2008 combines the statement of operations of Negevtech for the three month period ended March 31, 2008 with the statement of operations of IGPAC for the three month period ended April 30, 2008, giving effect to the merger as if it had occurred at the beginning of the periods presented.

        The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented on the pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of Negevtech upon consummation of the transaction.

         We are providing the following information to aid you in your analysis of the financial aspects of the transaction. We derived the historical financial information of Negevtech from the audited consolidated financial statements of Negevtech for the year ended December 31, 2007 and from the unaudited consolidated financial statements of Negevtech for the three month period ended March 31, 2008 included elsewhere in this registration statement. We derived the historical financial information of IGPAC from the April 30, 2008 unaudited financial statements of IGPAC included elsewhere in this registration statement. The unaudited condensed statement of operations information of IGPAC for the twelve month period ended January 31, 2008 is derived by adding IGPAC’s unaudited condensed statement of operations for the six months ended January 31, 2008 to the audited statement of operations for the year ended July 31, 2007 and subtracting IGPAC’s unaudited condensed statement of operations for the six months ended January 31, 2007. This information should be read together with Negevtech’s and IGPAC’s audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this registration statement.

        The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that Negevtech will experience. Negevtech and IGPAC have not had any historical relationships prior to the transaction. Accordingly, no pro forma adjustments were required to eliminate activities among the companies.

         The unaudited pro forma condensed combined financial information presents two possible scenarios. The assumptions used for each of the scenarios are detailed below. These two scenarios represent two extremes of a range of possible results from the transaction. The differences between the two scenarios relate to the amount of cash (maximum and minimum) that will remain at the combined entity and to the composition of shareholdings at Negevtech following the transaction. Actual results could differ from the pro forma information presented and depend on several variables, including the number of IGPAC Class B stockholders electing to exercise their conversion rights and options and warrants exercisable into IGPAC and Negevtech shares. Neither of the pro forma presentations assumes the exercise of the Brenner/HCFP purchase options or other IGPAC warrants. These purchase options and warrants are exercisable only upon consummation of the transaction and are currently either “out of the money” or approximately “at the money”. Accordingly, Negevtech does not consider the exercise of these purchase options or warrants as probable.

         The shares that the former IGPAC stockholders will receive at the closing of the transactions will represent approximately 51.3 % of the outstanding ordinary shares of Negevtech (without taking into account any options or warrants to purchase ordinary shares) following the consummation of the transactions (and the former Negevtech shareholders would own approximately 48.7 % of the outstanding ordinary shares of Negevtech), assuming the following

—	No IGPAC stockholders exercise appraisal rights and Brenner/HCFP Securities does not exercise its option to purchase IGPAC shares prior to the merger; and

—	No IGPAC stockholders exercise appraisal rights and Brenner/HCFP Securities does not exercise its option to purchase IGPAC shares prior to the merger; and

—	Shareholders of Negevtech do not purchase additional ordinary shares of Negevtech (following the consummation of the merger) in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking (which amount includes $2 million advanced by the shareholders of Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans).

         Separate pro forma information has been presented for the following circumstances. The shares that the former IGPAC stockholders will receive at the closing of the merger will represent approximately 43.6 % of the outstanding ordinary shares of Negevtech following the consummation of the transactions without taking into account any options or warrants to purchase ordinary shares (and the former Negevtech shareholders would own approximately 56.4 % of the outstanding ordinary shares of Negevtech), if

—	the holders of 19.99% of IGPAC’s Class B common stock elect to have their shares converted upon the consummation of the merger at the conversion price of $5.32 per share, based on the amount held in the IGPAC trust fund, inclusive of interest income to date thereon, at January 31, 2008, and

—	No IGPAC stockholders exercise appraisal rights and Brenner/HCFP Securities does not exercise its option to purchase IGPAC shares prior to the merger; and

—	Negevtech shareholders purchase, following the completion of the merger, ordinary shares of Negevtech in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking (which amount includes $2 million advanced by the shareholders of Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans).

        The calculations of the percentage of ownership of Negevtech’s ordinary shares described above are made on the basis of the outstanding ordinary shares of Negevtech following the completion of the merger, assuming no exercise of options held by the former shareholders of Negevtech and assuming no exercise of warrants to purchase shares of IGPAC common stock that are being assumed by Negevtech in the merger.

        The ordinary shares to be issued to the Negevtech shareholders upon the conversion of their existing convertible loan in the principal amount of $10 million plus interest (at December 31, 2007, this loan amounted to approximately $8.4 million including interest) is only subject to the occurrence of the closing. Accordingly, in calculating the percentage of ownership of the former IGPAC stockholders following the merger as described above (under the two different set of assumptions), such ordinary shares were included.

         Negevtech believes, based on its current estimate of the net cash to be held by Negevtech immediately following the effective time of the merger, that it is reasonably likely that its shareholders will be required to invest the additional $5 million as such investment will be triggered if the cash balance at the combined entity is less than $55 million,.

        The merger will be accounted for as a purchase through the issuance of stock by Negevtech for the net monetary assets of IGPAC. The net monetary assets of IGPAC will be recorded as of the merger date at their respective historical costs, which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the merger.

         The determination of Negevtech as the accounting acquirer has been made based on consideration of all quantitative and qualitative factors of the merger, including significant consideration given to the following upon consummation of the merger that (i) Negevtech’s management will continue in all the officer and senior management positions of Negevtech and, accordingly, will have day-to-day authority to carry out the business plan after the merger; (ii) Negevtech’s employees (175 as of March 16, 2008) will continue on with no expected disruption, while no IGPAC employees are anticipated to become employees of Negevtech; (iii) the current Negevtech business plan and operations will continue as the business plan of Negevtech with no changes expected as a result of the merger; (iv) Negevtech board of directors will be appointed by Negevtech current shareholders prior to the consummation of the merger. Under Negevtech’s articles of association which will become effective upon the conclusion of the merger, directors (other than the external directors) are divided into three classes. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than the external directors). Each year only one class will be elected by shareholders at the annual general meeting and will have a term of approximately three years. IGPAC’s stockholders will not have the opportunity to vote on the election of directors until the annual general meeting of shareholders in 2009, at which meeting the first class of directors will be elected; and (v) the largest stockholder group is comprised of current shareholders of Negevtech who will own approximately 56.4% of Negevtech after the completion of the merger if the holders of 19.99% of IGPAC’s Class B common stock seek conversion, shareholders of Negevtech convert their existing convertible loans and purchase additional ordinary shares of Negevtech in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking and no IGPAC stockholders exercise appraisal rights) compared to the largest IGPAC director and officer minority stockholder group which would own a de minimis percentage of Negevtech’s outstanding ordinary shares after the merger. Furthermore, the remaining IGPAC stockholders are a diverse group of investors of which none are expected to own greater than 5% of Negevtech following the consummation of the acquisition, based on the above assumptions.

        In addition to the factors described above, in reaching its determination of Negevtech as the accounting acquirer, management also contemplated (i) the substance and design of the merger; (ii) the impact of potentially dilutive securities on ownership of Negevtech under varying scenarios; and (iii) the size of Negevtech versus IGPAC, considering total assets, revenues and operating expenses.

NEGEVTECH
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2008

	31-Mar 2008 Negevtech	30-Apr 2008 IGPAC	Acquisition Adjustments		Combined (Assuming No Conversion)	Adjustments For Maximum Conversion		Combined (Assuming Max Conversion)
	Unaudited	Unaudited

Assets

Current Assets:
Cash and cash equivalents	$101,000	$638,692	54,766,502	(a)	50,881,194	(10,947,82	)(i)	44,933,370
			(4,625,000	)(b)		5,000,000	(j)

Assets held in Trust Fund	-	54,766,502	(54,766,502	)(a)	-			-
Accounts Receivable Trade	576,000	-			576,000			576,000
Accounts Receivable Government of Israel	1,192,000	-			1,192,000			1,192,000
Restricted deposit		-			-			-
Prepaid expenses and other current assets	687,000	19,568			706,568			706,568
inventories	20,118,000	-			20,118,000			20,118,000
		-			-			-

Total current assets	22,674,000	55,424,762	(4,625,000)		73,473,762	(5,947,824)		67,525,938

Non-Current Assets:
Property and Equipment, net	5,995,000	-			5,995,000			5,995,000
Deposits and prepaid expenses	297,000	-			297,000			297,000
Severance pay funds	1,970,000	-			1,970,000			1,970,000
Debt issuance costs	860,000	-			860,000			860,000

Total assets	$31,796,000	$55,424,762	$(4,625,000)		$82,595,762	$(5,947,824)		$76,647,938

Liabilities and Stockholders' Equity (Deficit)

Current Liabilities:
Short term bank credit	$1,229,000				1,229,000			1,229,000
Accounts payable and accruals - Trade	4,334,000	-			4,334,000			4,334,000
Accounts payable and accruals - Other	3,858,000	351,779			4,209,779			4,209,779
Customer advances and deferred revenue	440,000	-			440,000			440,000
Loan from Plenus Technologies ("Plenus")	10,000,000	-			10,000,000			10,000,000
Convertible loans from shareholders	10,178,000	-	(10,178,000	)(g)	-			-

Total current liabilities	30,039,000	351,779	(10,178,000)		20,212,779			20,212,779

Non-Current Liabilities:
Accrued severance pay liability	2,185,000	-			2,185,000			2,185,000

Total long-term liaibilites	2,185,000	-	-		2,185,000			2,185,000

Common stock, subject to possible conversion	-	10,947,824	(10,947,824	)(d)	-			-

Stockholders' Equity (Deficit):
Share capital
Common stock	295,000	107	205	(d)	16,127,179	(205	)(i)	16,832,977
			819	(e)
			(1,131	)(f)		706,003	(j)
			8,865,334	(f)
			1,486,846	(g)
			5,480,000	(h)
Ordinary Preferred A	559,000		(559,000	)(h)	-
Ordinary Preferred B	2,108,000		(2,108,000	)(h)	-
Preferred A-1	2,813,000		(2,813,000	)(h)	-
Common stock, Class B		819	(819	)(e)	-			-
Additional paid-in capital	98,398,000	42,195,078	(1,365,845	)(c)	148,671,804	(10,947,61	)(i)	142,018,182
			8,691,154	(g)		5,000,000	(j)
			10,947,824	(d)		(706,003	)(j)
			(205	)(d)
			(1,330,000	)(b)
			1,131	(f)
			(8,865,334	)(f)
Treasury stock

Retained earnings/(accumulated deficit)	(104,601,000)	1,929,155	1,365,845	(c)	(104,601,000)			(104,601,000)
			(3,295,000	)(b)

Total stockholders' equity (deficit)	(428,000)	44,125,159	16,500,824		60,197,983	(5,947,824)		54,250,159

Total liabilities and stockholders' equity	$31,796,000	$55,424,762	$(4,625,000)		$82,595,762	$(5,947,824)		$76,647,938

NEGEVTECH
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF MARCH 31, 2008

        The pro forma condensed combined balance sheet reflects the acquisition as a purchase through the issuance of stock by Negevtech in exchange for the net monetary assets of IGPAC, assuming that the acquisition had been completed as of March 31, 2008. The historical balance sheets used in the preparation of the pro forma financial statements have been derived from Negevtech’s unaudited consolidated financial statements as of March 31, 2008 and IGPAC’s unaudited financial statements as of April 30, 2008.

        Pro forma adjustments are necessary to record the accounting upon consummation of the transaction. No pro forma adjustments were required to conform Negevtech’s accounting policies to IGPAC’s accounting policies. Descriptions of the adjustments included in the unaudited pro forma condensed combined balance sheet are as follows:

(a)	Reflects the release of IGPAC’s restricted cash held in trust and the transfer of the balance to cash and cash equivalents, assuming no holders of IGPAC Class B common stock sold in its initial public offering exercise their right to have their shares converted upon the consummation of the merger.

(b)	Gives effect to the payment of $4,625,000 of estimated costs payable in cash directly attributable to the transaction. Such costs incurred by IGPAC ($3,295,000) will be charged to operations as incurred but are non-recurring in nature and, accordingly, have not been included on the accompanying pro forma condensed combined statements of operations. Costs incurred by Negevtech ($1,330,000) are considered issuance expenses and accordingly were deducted from additional paid in capital.

(c)	Reflects the transaction through the elimination of IGPAC’s retained earnings, including the impact of the charge for transaction costs noted in (b).

(d)	Reflects the reclassification of the conversion value of the IGPAC’s 2,046,176 Class B common stock subject to conversion to Stockholders’ equity and the conversion of Class B common stock to common stock assuming no Class B common stockholders exercise their conversion right.

(e)	Reflects the conversion of IGPAC’s common stock Class B to common stock upon consummation of the merger.

(f)	Reflects the issuance of shares of Negevtech ordinary shares to IGPAC’s common stockholders in exchange for their IGPAC common shares with an exchange ratio of 2.7872 Negevtech shares issued for each IGPAC common share received, assuming no conversion of IGPAC Class B shares.

(g)	Reflects the conversion of Negevtech existing convertible loan at the principal amount of $10.2 million including interest into Negevtech ordinary shares, upon consummation of the merger.

(h)	Reflects the conversion of Negevtech’s Ordinary Preferred Shared and Preferred Shares to Ordinary Shares , upon consummation of the merger.

(i)	Reflects the payment of cash to the maximum amount of dissenting IGPAC stockholders as consideration for the return and cancellation of their shares of Class B common stock and the associated reduction in Negevtech shares issued to IGPAC common stockholders.

(j)	Reflects the purchase by Negevtech shareholders following the completion of the merger of Negevtech ordinary shares in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking.

NEGEVTECH
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2007

	Year Ended December 31, 2007 Negevtech	Twelve Month Period Ended January 31, 2008 IGPAC	Acquisition Adjustments		Combined (Assuming No Conversion)	Adjustments For Maximum Conversion		Combined (Assuming Max Conversion)

Revenue
Sale of products	$13,144,000	$-			$13,144,000			$13,144,000
Services	3,279,000	-			3,279,000			3,279,000

	16,423,000	-	-		16,423,000	-		16,423,000

Cost of Revenue
Impairment of inventories	7,372,000	-			7,372,000			7,372,000
Other COGS	8,540,000	-			8,540,000			8,540,000

	15,912,000	-	-		15,912,000	-		15,912,000

Gross Profit	511,000	-	-		511,000	-		511,000
Operating Expenses:
Research and development, net	14,547,000	-			14,547,000			14,547,000
Marketing, general and administrative	15,902,000	507,000			16,409,000			16,409,000

Total operating expenses	30,449,000	507,000	-		30,956,000	-		30,956,000

Loss from operations	(29,938,000)	(507,000)	-		(30,445,000)	-		(30,445,000)

Other Income (Expense):
Interest income	-	49,000			49,000			49,000
Interest Income on Trust Account	-	1,836,000	(161,000	) (l)	1,675,000	(205,000	) (l)	1,470,000
Other income (loss), net	(2,496,000)	-			(2,496,000)			(2,496,000)

Total other income (expense)	(2,496,000)	1,885,000	(161,000)		(772,000)	(205,000)		(977,000)

Net income (loss)	$(32,434,000)	$1,378,000	$(161,000)		$(31,217,000)	$(205,000)		$(31,422,000)

Accretion of cumulative preferred shares dividend	(3,875,000)		3,875,000	(n)
Deemed dividend to preferred shareholders	$(334,000)		$334,000	(n)

Accretion of Trust Fund relating to Class B
common stock subject to possible conversion	-	(367,000)	367,000	(m)	-			-

Net income (loss) attributable to other Class B
stockholders and common stockholders	$(36,643,000)	$1,011,000	$206,000		$(31,217,000)	$(205,000)		$(31,422,000)

Weighted average number of shares outstanding:
Basic	483,113	11,301,100	24,904,139	(o)	36,688,352	(4,230,392	) (p)	32,457,960
Diluted	483,113	11,301,100	24,904,139	(o)	36,688,352	(4,230,392	) (p)	32,457,960
Net (loss) income per common share
Basic	$(75.85)	$0.12			$(0.85)			$(0.97)

Diluted	$(75.85)	$0.12			$(0.85)			$(0.97)

See "Notes to Unaudited Pro Forma Condensed Combined Statement of Operations"

NEGEVTECH
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2008

	In the three months Ended March 31, 2008 Negevtech	3 months Period Ended 30-Apr-08 IGPAC	Acquisition Adjustments		Combined (Assuming No Conversion)	Adjustments For Maximum Conversion		Combined (Assuming Max Conversion)

Revenue
Sale of products	$1,550,000	$-			$1,550,000			$1,550,000
Services	621,000	-			621,000			621,000

	2,171,000	-	-		2,171,000	-		2,171,000
Cost of Revenue
Impairment of inventories		-			-			-
Other COGS	1,034,000	-			1,034,000			1,034,000

	1,034,000	-	-		1,034,000	-		1,034,000

Gross Profit	1,137,000	-	-		1,137,000	-		1,137,000
Operating Expenses:
Research and development, net	2,951,000	-			2,951,000			2,951,000
Marketing, general and administrative	3,485,000	397,885			3,882,885			3,882,885

Total operating expenses	6,436,000	397,885	-		6,833,885	-		6,833,885

Loss from operations	(5,299,000)	(397,885)	-		(5,696,885)	-		(5,696,885)

Other Income (Expense):
Interest income	-				-			-
Interest Income on Trust Account	-	320,349	(27,000	)(l)	293,349	(35,000	)(l)	258,349
Other income (loss), net	(866,000)				(866,000)			(866,000)

Total other income (expense)	(866,000)	320,349	(27,000)		(572,651)	(35,000)		(607,651)

Net income (loss)	$(6,165,000)	$(77,536)	$(27,000)		$(6,269,536)	$(35,000)		$(6,304,536)

Accretion of Trust Fund relating to Class B
common stock subject to possible conversion	-	(63,061)	63,061	(m)	-			-

Net income (loss) attributable to other Class B
stockholders and common stockholders	$(6,165,000)	$(140,597)	$36,061		$(6,269,536)	$(35,000)		$(6,304,536)

Weighted average number of shares outstanding:
Basic	1,097,036	11,301,100	48,394,864	(o)	60,793,000	(4,233,481	)(p)	56,559,519
Diluted	1,097,036	11,301,100	48,394,864	(o)	60,793,000	(4,233,481	)(p)	56,559,519
Net (loss) income per common share
Basic	$(5.62)	$(0.01)			$(0.10)			$(0.11)

Diluted	$(5.62)	$(0.01)			$(0.10)			$(0.11)

NEGEVTECH
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

        The unaudited pro forma condensed combined statement of operations for the twelve month period ended December 31, 2007 being presented combines the audited statement of operations of Negevtech for the year ended December 31, 2007 and the unaudited statement of operations of IGPAC for the twelve month period ended January 31, 2008 assuming that the transaction occurred at the beginning of the periods presented. We derived the pro forma statement of operations of Negevtech for the year ended December 31, 2007 from the audited financial statements of Negevtech for the year ended December 31, 2007 included elsewhere in this registration statement. The unaudited condensed statement of operations information of IGPAC for the twelve month period ended January 31, 2008 is derived by adding IGPAC’s unaudited condensed statement of operations for the six months ended January 31, 2008 to the audited statement of operations for the year ended July 31, 2007 and subtracting IGPAC’s unaudited condensed statement of operations for the six months ended January 31, 2008.

         The unaudited pro forma condensed combined statement of operations for the three month period ended March 31, 2008 being presented combines the unaudited statement of operations of Negevtech for the three month period ended March 31, 2008 and the unaudited statement of operations of IGPAC for the three month period ended April 30, 2008 assuming that the transaction occurred at the beginning of the periods presented. We derived the pro forma statement of operations of Negevtech for the three month period ended March 31, 2008 from the unaudited financial statements of Negevtech for the three month period ended March 31, 2008 included elsewhere in this registration statement. The unaudited condensed statement of operations information of IGPAC for the three month period ended April 30, 2008 is derived from the unaudited financial statements of IGPAC for the three month period ended April 3, 2008 included elsewhere in this registration statement.

        Pro forma adjustments are necessary to record the accounting upon consummation of the transaction. No pro forma adjustments were required to conform Negevtech’s accounting policies to IGPAC’s accounting policies. Descriptions of the adjustments included in the unaudited pro forma condensed combined statements of operations are as follows:

(l)	Reflects a reduction of IGPAC’s interest income due to the payment of cash from the IGPAC trust fund of approximately $4.6 million of estimated acquisition costs. The estimate of reduction in interest income is based on no conversion and the combined entity having approximately $4.6 million less in cash and cash equivalents and assuming maximum conversion and having approximately $10.5 million less in cash, assuming an average rate of return consistent with that earned by IGPAC of approximately 3.5% for the period from February 1, 2007 to January 31, 2008.

(m)	Reflects elimination of the accretion of trust fund relating to Class B common stock subject to possible conversion.

(n)	Reflects elimination of the accretion of cumulative preferred shares dividend and deemed dividend to preferred shareholders.

(o)	The weighted average number of Negevtech ordinary shares used for the purpose of calculating Net loss per share takes into consideration: (i) the issuance of shares of Negevtech ordinary shares to IGPAC’s common stockholders in exchange for their IGPAC common shares with an exchange ratio of 2.7872 (the exchange ratio is computed by reference to (a) the amount of cash in IGPACs trust fund (approximately $55 million) less certain expenses and cash paid to objecting IGPAC Class B common shareholders, and (b) a $50 million valuation set for Negevtech)Negevtech shares issued for each IGPAC common share received ;(ii) the conversion of all of Negevtech outstanding preferred shares and ordinary preferred shares into an equivalent number of ordinary shares; and (iii) the issuance of Negevtech ordinary shares, following the conversion of Negevtech existing convertible loan, assuming such loan was outstanding at the beginning of 2007 and amounted to $10 million.

(p)	The weighted average number of Negevtech ordinary shares used for the purpose of calculating Net loss per share takes into consideration: (i) the cancellation of IGPAC stockholders shares of Class B common stock and the associated reduction in Negevtech shares issued to IGPAC common stockholders; (ii) the purchase by Negevtech shareholders following the completion of the merger of Negevtech ordinary shares in an aggregate amount of $5 million;

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF NEGEVTECH

Directors and Executive Officers

        Negevtech’s executive officers and directors and their ages and positions as of the date of this proxy statement/prospectus are as follows.

Name	Age	Position

Executive Officers

Dr. Rivi Sherman	54	Chief Executive Officer and President

Oz Desheh	50	Chief Financial Officer

Glyn Davies	46	Corporate Vice President, Marketing and Sales & President, Negevtech Inc. (U.S.A.)

Dvir Harmelech	52	Vice President - Research and Development

Ehud Tirosh	56	Vice President and Chief Technology Officer

Shmuel Gov	49	Vice President - Field Operations

Moti Gatenio	46	Vice President - Operations

Michal Rosenkranz	37	Vice President - Human Resources

Directors

Jaron Lotan	51	Active Chairman of the Board

Dr. Rivi Sherman	54	Director

Aaron Mankovski	52	Director

Bart Markus	44	Director

Eddy Shalev	60	Director

Dr. Meir Barel	58	Director

Dr. Rivi Sherman joined Negevtech in October 2003 and joined the Negevtech Board of Directors in [—] 2008. Prior to October 2003, she served as General Manager for Advanced Products Development at Applied Materials PCD (Israel) from 1997 to 2001. Previously, Dr. Sherman was a key member of the Orbot Instruments management team of Orbot Industries Ltd. (prior to its acquisition by Applied Materials PDC (Israel)), serving as Vice President of the wafer inspection product line and in various R&D management roles from 1989 to 1997. Dr. Sherman was the Corporate Vice President and Chief Technology Officer of Nice Systems from 2001 to 2003. Dr. Sherman received a Ph.D. in Mathematics from the Weizmann Institute of Science. Dr. Sherman holds several patents in the area of wafer inspection.

Oz Desheh joined Negevtech in June 2004 and is responsible for all finance-related issues pertaining to Negevtech. Prior to joining Negevtech, Mr. Desheh worked over six years at Orbotech Ltd. from April 1998. For the first four years, Mr. Desheh was Vice President of Finance & Operations at Orbotech Japan and for the last two years, Mr. Desheh served as Director of World Wide Corporate Customer Support. Prior to Mr. Desheh’s position at Orbotech, he worked as a business consultant for small and mid-sized companies from January 1997 to April 1998. Before that, Mr. Desheh served as Treasurer of the Arava Regional Council Israel and as General Manager of the Arava Development Company for seven years. Mr. Desheh holds a B.Sc. in Science and Agriculture from the Hebrew University (Israel) and graduated from the Managers Business Administration program at Tel Aviv University (Israel).

Glyn Davies joined Negevtech in November 2004. Prior to that, he served as Vice President of Corporate Marketing for Credence Systems from October 2000 to October 2004. Prior to joining Credence, Mr. Davies held various roles through a 10-year career at KLA-Tencor, finally serving as Senior Director of Business Development in the Yield Management Software division from February 1999 to June 2000. Prior to joining KLA-Tencor, Mr. Davies held various marketing and applications engineering positions, including Marketing Manager at Optical Specialties, Inc. and Product Manager at Cambridge Instruments. Mr. Davies holds a B.Sc. in Electronic Computer and Systems Engineering from Loughborough University, U.K. and has over 22 years of experience in the semiconductor equipment industry.

Dvir Harmelech joined Negevtech in August 2005. Prior to that, he served as the SEM division general manager at Applied Materials PDC (Israel) from January 2002 to January 2004. Prior to that Mr. Harmelech was the founder and president of Talmai, a software company that built an automated solution to leverage large transactional databases for one-to-one marketing. Prior to Talmai, Mr. Harmelech worked for 17 years at Indigo (later Indigo-HP), where he contributed to the research and development organizations in various positions, including as the Executive Vice President for Product Development & Engineering. Mr. Harmelech received a B.Sc. in Electrical Engineering from the Technion and completed the Advanced Management Program in Harvard Business School.

Ehud Tirosh joined Negevtech in March 2007. Prior to that, he served in various technology development and marketing positions in Applied Materials PDC (Israel), starting at Orbot Instruments in 1988, where he played a key role in the development of Orbot’s wafer inspection technology, until 2001, where he served as Chief Technology Officer for Applied Materials PDC (Israel). Prior to joining Orbot, Mr. Tirosh worked for the Israel Aircraft Industry and El-Op on weapon system development and space applications from 1978 to 1988. Mr. Tirosh also served as Vice President Research and Development for Roqiya Networks, and most recently as a venture partner with Pitango Venture Capital. Mr. Tirosh holds several patents in the fields of wafer and reticle inspection, and wafer processing. Mr. Tirosh received his M.Sc. in Applied Physics (with distinction) from the Hebrew University, Jerusalem (Israel).

Shmuel Gov joined Negevtech in February 2006 after serving as Chief Operating Officer of the USR Holding Group. Prior to that, Mr. Gov held the position of Vice President of Finance and Operation of Orbotech’s Printed Circuit Board Division from September 2002 to December 2004. In September 2001, Mr. Gov relocated to China where he served as Finance and Operation Manager of Orbotech’s Chinese Branch from September 2001 to September 2002. Before that Mr. Gov served as Vice President of Customers Support, Finance and Operations of Orbotech’s Flat Panel Display Division from August 1998 till September 2001. Also, Mr. Gov served in different Customer Support and Operations roles with Orbotech Inc (USA) from April 1987 till August 1996. Mr. Gov holds a degree in Electronics and Business administrations from Tel Aviv University and Lincoln University

Moti Gatenio joined Negevtech in 2001 as Vice President for Negevtech Operations worldwide. Following several engineering positions held in large manufacturing organizations, including Intel and HP-Indigo. Prior to that Mr. Gatenio joined Applied Materials PDC (Israel) in 1996 as Manufacturing Manager. Mr. Gatenio received a B.Sc. in Mechanical Engineering from the Technion and an MBA from the Polytechnic University of New York.

Michal Rosenkrantz joined Negevtech in November 2004 after serving as Vice President of Human Resources for Shopping.com from 1999 to November 2004. In that capacity, Mrs. Rosenkrantz was responsible for recruiting and orientation, designing and implementing training programs, and developing the company’s compensation policy. Prior to that, Mrs. Rosenkrantz held recruiting positions with Pelephone Communication and Tafkid Plus. Mrs. Rosenkrantz holds a B.A. in Political Science and Sociology from the Hebrew University, Jerusalem (Israel).

Jaron Lotan joined the Negevtech Board of Directors in June 2007. Mr. Lotan served as President and Chief Executive Officer of Tecnomatix Technologies Ltd. (Nasdaq symbol: TCNO) from 2002 until the sale of Tecnomatix to UGS Corp. in 2005. From 1992 until 2002, Mr. Lotan held various positions at Orbotech Ltd., a leading supplier of Automated Optical Inspection (AOI) and other productivity solutions for the electronics industry. Mr. Lotan’s last position with Orbotech was Corporate Executive Vice President for Business and Strategy. Prior to joining Orbotech Ltd., Mr. Lotan co-founded and was Corporate Vice-President Sales & Marketing and General Manager of North America for Rosh Intelligent Systems Inc., a software company offering knowledge based solutions to customer support organizations. Mr. Lotan holds a B.A. in Economics and Mathematics and an M.A. in Economics, both from the Hebrew University in Jerusalem (Israel).

Dr. Meir Barel joined the Negevtech Board of Directors in October 2007. Dr. Barel is a Principal Managing Partner of STAR Ventures and has been active for the last 20 years in the international venture capital business. Dr. Barel established STAR in 1992 with the objective of investing primarily in Israel-related companies. From 1986 to 1992, Dr. Barel served as Investment Manager, and later, as Managing Partner of TVM Capital – formerly Techno Venture Management, one of the largest venture capital companies in Germany. Dr. Barel holds a Master’s Degree and a Doctorate Degree (Dr.-Ing.) in Electrical Engineering from the Department of Data Communication at the Technical University in Aachen, Germany.

Aaron Mankovski joined the Negevtech Board of Directors in 2000. Mr. Mankovski is a co-founder of Eucalyptus Ventures in 1998, and has served as Managing Director since that time. In 1999, Eucalyptus merged with Polaris Venture Capital to create Pitango Venture Capital, where Mr. Mankovski is a Managing General Partner. Mr. Mankovski has 16 years of experience in Executive Management in the high-technology sector in Israel and abroad. Prior to founding Eucalyptus, he served as Corporate Vice President of Orbotech Ltd. (NASDAQ: ORBK). Prior to assuming that position, Mr. Mankovski served as President and Chief Executive Officer of Orbotech Inc. Before that, he was a sales executive at IBM. He also served as a pilot in the Israeli Air Force. Mr. Mankovski holds a B.Sc. in Computer Science and Statistics from Tel Aviv University. Mr. Mankovski currently serves on the Board of Directors of Optimal Test, Kilopass Semiconductors, Sterna Technologies, Compass-EOS and Precede Technologies.

Bart Markus joined the Negevtech Board of Directors in 2006. Mr. Markus is a General Manager of Wellington Partners Venture III Technology Fund L.P., Mr. Markus has managed a number of electronics and software companies located in the US, Continental Europe, Sweden and Israel. Past investments in the software arena include Navteq (NASDAQ: NVT) and Meiosys (sold to IBM in 2005) and in Process Technology Nawotec (sold to Carl Zeiss in 2005). Prior to the past ten years which he spent as an investor in Tech companies, Mr. Markus co-founded three companies including the MRI Centre, a chain of private medical diagnostic clinics. He also set up and acted as CEO for ePearle, a pan-European B2B eCommerce start-up. Before Wellington, Mr. Markus was an investment professional at HAL Investments and an Associate at McKinsey working in Holland and South Africa. He started his career as a process control system and project engineer with Shell in Norway. Mr. Markus holds an M.Sc in Applied Physics from Twente University of Technology in The Netherlands and an MBA from INSEAD in France.

Eddy Shalev joined the Negevtech Board of Directors in 2002. Mr. Shalev is the Founder and Managing Partner of Genesis Partners, a leading Israel venture capital fund with more than $500 million under management. Mr. Shalev has been an active private-equity investor since 1992, when he began a private equity investment program that invested in early-stage Israeli high-tech companies, and has played a key role in several companies, including Fundtech (Nasdaq: FNDT), Paradigm Geophysical and Orbot Industries Ltd. (acquired by Applied Materials).   Beginning in 1985, he led the Israeli affiliates of Oscar Gruss and Sons Inc., and then later CIBC-Oppenheimer, where he directed the firm’s corporate banking, sales and trading, and equity research for Israeli companies traded on NASDAQ. Mr. Shalev also co-founded the Mofet Israel Technology Fund, one of Israel’s first venture capital firms. Mr. Shalev began his career with IBM, where he served as a Large Systems Expert and Account Executive for IBM Israel and as a Large Accounts Strategic Planner for IBM United Kingdom. Mr. Shalev holds an M.Sc. in Information Systems and a BA in Statistics, both from Tel Aviv University (Israel).

Description of Board of Directors Following the Merger

         Following the effective time of the merger, Negevtech’s board of directors will consist of 5 directors. The directors were elected at the shareholders meeting held on [—], 2008. Negevtech’s restated articles of association which will become effective upon the conclusion of the proposed merger provide that Negevtech may have at least three and not more than nine directors.

        Under Negevtech’s articles of association which will become effective upon the conclusion of the merger, directors (other than the external directors) are divided into three classes. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than the external directors). The three classes of directors are called class I, class II and class III. One class will be elected each year by shareholders at the annual general meeting and will have a term of approximately three years. The initial class I term will expire at the general meeting of shareholders in 2009, the initial class II term will expire at the annual general meeting of shareholders in 2010, and the initial class III term will expire at the annual general meeting of shareholders in 2011. The initial Class I directors are [—], [—] and [—]; the initial Class II directors are [—] and [—]; the initial Class III directors are [—] and [—]. The directors shall be elected by a vote of the holders of a majority of the voting power present and voting at that meeting. Each director will hold office until the annual general meeting of shareholders for the year in which his or her term expires and until his or her successor shall be elected and qualified. IGPAC’s stockholders will not have the opportunity to vote on the election of directors until the annual general meeting of shareholders in 2009, at which meeting the class I directors will be elected.

        Vacancies on the board of directors, other than vacancies created by an external director, may be filled by a vote of a majority of the directors then in office. The board of directors may also appoint additional directors up to the maximum number permitted under Negevtech’s articles of association. A director so chosen or appointed will hold office until the next general meeting of shareholders.

        In addition to having one external director with financial and accounting expertise, a public company must have such number of directors with financial and accounting expertise as determined by the board of directors.

Independent and External Directors

        Under the Companies Law, companies incorporated under the laws of the State of Israel whose shares have been offered to the public in, or that are publicly traded outside of, Israel are required to appoint at least two natural persons as external directors.

        Under the Companies Law, a person may not be appointed as an external director if the person, or the person’s relative, partner, employer or any entity under the person’s control has or had during the two years preceding the date of appointment any affiliation with the company or any entity controlling, controlled by or under common control with the company. The term “affiliation” includes:

—	an employment relationship;

—	a business or professional relationship maintained on a regular basis;

—	control; and

—	service as an office holder, excluding service as a director in a private company prior to the first offering of its shares to the public if such director was appointed as a director of the private company in order to serve as an outside director following the public offering.

         The term “office holder” is defined as a director, general manager, chief business manager, deputy general manager, vice general manager, other managers directly subordinate to the general manager or any other person assuming the responsibilities of any of the foregoing positions, without regard to such person’s title.

        No person may serve as an external director if the person’s position or other business create, or may create, a conflict of interests with the person’s responsibilities as an external director or may otherwise interfere with the person’s ability to serve as an external director. If at the time an external director is appointed all current members of the board of directors are of the same gender, then that external director must be of the other gender.

         The Companies Law requires that at least one of the appointed external directors have financial and accounting expertise and that the other external director meet professional qualifications according to criteria set forth in the regulations promulgated by the Israeli Minister of Justice. The board of directors must make the determinations as to the financial and accounting expertise, and as to the professional qualifications, of a director taking into consideration these criteria and matters set forth in the regulations.In addition, the board of directors of publicly traded companies are required to make a determination as to the minimum number of directors who must have financial and accounting expertise as aforesaid based, among other things, on the type of company, its size, the volume and complexity of its activities and the number of directors. The Board of Directors of Negevtech is yet to determine the minimum number of directors with financial and accounting expertise.

         Under the provisions of the Companies Law, Negevtech is required to appoint the initial external directors at a shareholders meeting to be convened not later than three months from the completion of the proposed merger. Negevtech intends to comply with this requirement following the completion of the merger.

         Until the lapse of two years from termination of office, a company may not engage an external director to serve as an office holder and cannot employ or receive services from that person, either directly or indirectly, including through a corporation controlled by that person.

        External directors are elected by a majority vote at a shareholders’ meeting, provided that either:

—	the majority of shares voted at the meeting (not including abstentions), including at least one-third of the shares of non-controlling shareholders voted at the meeting, vote in favor of the election of the external director; or

—	the total number of shares held by non-controlling shareholders and voted against the election of the external director does not exceed one percent of the aggregate voting rights in the company.

        The initial term of an external director is three years and he or she may be reelected to additional terms of three years. External directors may only be removed by the same percentage of shareholders as is required for their election, or by a court, and then only if the external directors cease to meet the statutory requirements for their appointment or if they violate their duty of loyalty to the company. If an external directorship becomes vacant, a company’s board of directors is required under the Companies Law to call a shareholders’ meeting immediately to appoint a new external director.

         Each committee of a company’s board of directors that has authority to exercise powers of the board is required to include at least one external director and the audit committee is required to include all of the external directors. An external director is entitled to compensation as provided in regulations promulgated under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with services provided as an external director. The regulations provide three alternatives for cash compensation to external directors: (1) a fixed amount determined by the regulations, (2) an amount within a range contained in the regulations, or (3) an amount proportional to the amount paid to the other directors of the company provided that such proportional amount (A) may not be lower than the minimum compensation amount specified in the regulations and the compensation granted to all other directors of the company who are not controlling shareholders of the company or employees or service providers of the company or its affiliates and (B) does not exceed the average compensation granted to all such other directors, except for an expert external director, who is entitled to receive an additional 33% above such average compensation. A company may also issue shares or options to an external director in an average amount which (i) may not be lower than the amount granted to other directors who are not controlling shareholders of the company or employees or service providers of the company or its affiliates; and (ii) may not exceed the average amount granted to all such other directors, except for an expert external director, who is entitled to receive an additional 33% above such average amount. Compensation determined in any manner (other than cash compensation in an amount between the fixed amount and the maximum amount determined by the regulations) requires the approval of a company’s shareholders and, in certain instances, special shareholder approval, as specified in the regulations. All external directors who are not expert external directors must receive identical compensation, and all external directors who are expert external directors must receive identical compensation.

Substitute Directors

        Negevtech’s restated articles of association, which will become effective upon the closing of the proposed merger, provide that any director may appoint another person to serve as a substitute director and may remove the substitute director. Any substitute director possesses all of the rights and obligations of the director who appointed him, except that the substitute may not in turn appoint a substitute and has no standing at any meeting at which the appointing director is present. Unless the appointing director limits the time or scope of the appointment, the appointment is effective for all purposes until the appointing director ceases to be a director or terminates the appointment. The appointment of a substitute director does not in itself diminish the responsibility of the appointing director as a director. A person who is not qualified to be appointed as a director, or a person who already serves as a director or a substitute director, may not be appointed as a substitute director.

Audit Committee

        Negevtech’s audit committee of the board of directors currently consists of Mr. Eran Gersht and Mr. Eddy Shalev. The Companies Law requires public companies to appoint an audit committee comprised of at least three directors including all of the external directors. The chairman of the board of directors, the general manager, the chief executive officer, any controlling shareholder, and any director employed by the company or who provides services to the company on a regular basis, may not be a member of the audit committee.

        The responsibilities of the audit committee include identifying flaws in the management of a company’s business, making recommendations to the board of directors as to how to correct them and deciding whether to approve actions or transactions which by law require audit committee approval, including certain related party transactions and certain transactions involving conflicts of interest. An audit committee may not approve an action or transaction with a controlling shareholder or with an office holder unless at the time of approval two external directors are serving as members of the audit committee and at least one of them is present at the meeting in which the approval is granted.

        The Audit Committee oversees the accounting and financial reporting processes of the Company. It also provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company

Compensation Committee

        The role of the compensation committee is to provide assistance and make independent recommendations to the Board of Directors concerning matters related to the compensation of directors and certain executive employees of the Company. Negevtech’s compensation committee currently consists of Mr. Jaron Lotan and Mr. Aaron Mankovski.

Internal Auditor

        Under the Companies Law, the board of directors of a public company must appoint an internal auditor suggested by the audit committee. The role of the internal auditor is to examine whether a company’s actions comply with applicable law and orderly business procedure. Under the Companies Law, the internal auditor may be an employee of the company but not an interested party or an office holder, or affiliate, or a relative of an interested party or an office holder, nor may the internal auditor be the company’s independent accountant or its representative. An interested party is defined in the Companies Law as a 5% or greater shareholder, any person or entity who has the right to designate one director or more or the chief executive officer of the company or any person who serves as a director or as a chief executive officer.

Compensation of Office Holders and Directors

        The aggregate compensation paid by Negevtech and Negevtech’s subsidiaries to its directors and executive officers (including the former Chief Executive Officer of Negevtech and the former Vice-President Sales of Negevtech), for 2007 was approximately $1.9 million. This amount also includes approximately $179,000 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association due and expenses reimbursed to officer holders, and other benefits commonly reimbursed or paid by companies in Israel. Negevtech intends to adopt, following the merger, a compensation plan for its directors. See also the section entitled “Related Party Transactions” The directors and executive officers of Negevtech (including the former Chief Executive Officer of Negevtech and the former Vice-President Sales of Negevtech) were granted in 2007 options to purchase a total of 2,124,491 ordinary shares of Negevtech with an average exercise price of $0.11 per share. These options will vest over a period of four years as follows: of the options (i) approximately 11% became vested during 2007, (ii) an additional approximately 5% will vest by August 2008, (iii) an additional approximately 23% of these options will vest until February 2009, (iv) an additional approximately 13% will vest until August 2009 and (v) an additional approximately 48% will vest until August 2011. All these options will expire in 2017.

         Negevtech currently does not pay any compensation to its directors, except for a consulting fee paid to Mr. Jaron Lotan, the Chairman of Negevtech’s board of directors and options granted to Mr. Lotan and Mr. Rafi Yizhar, a former director of Negevtech. However, Negevtech intends to adopt, following the merger, a compensation plan for its directors, including annual payment, fixed payment for participation in board meetings and stock-based compensation. In addition, the board of directors of Negevtech has approved a management bonus plan for the years 2008 and 2009, pursuant to which a total amount of $500,000 shall be paid to the senior management of Negevtech as bonuses in the event that Negevtech’s revenues in 2008 exceed $35 million and an additional amount of $150,000 shall be paid to the senior management of Negevtech for every profitable quarter in 2009 (totaling in the maximum $600,000). The bonuses will be allocated among the members of Negevtech’s senior management by Negevtech’s compensation committee, subject, with respect to any allocation of bonuses to Jaron Lotan and Dr. Sherman, to shareholder approval.

Change of Control Agreements

         The employment agreement of Dr. Rivi Sherman, a director and Negevtech’s Chief Executive Officer, dated September 6, 2007, contains an anti-dilution provision pursuant to which, in case of an additional investment in Negevtech of up to an aggregate amount of $20 million, Dr. Sherman will be granted additional options such that the total number of options held by her following such investment shall constitute 2.5% of the issued and outstanding share capital of Negevtech. In addition, the employment agreement provides for (i) immediate vesting of 50% of Dr. Sherman’s unvested options upon a change of control event (as defined in her employment agreement) and (ii) immediate vesting of any remaining unvested options in the event that her employment with Negevtech is terminated by Negevtech within 12 months of such change of control event or in the event that Dr. Sherman terminates her employment following the lapse of 12 months from such change of control event.

The options granted to Oz Desheh, Negevtech’s Chief Financial Officer, shall become fully vested in the event that a change of control occurs and either (i) his employment is terminated by the company (or the surviving company) within 12 months thereafter, (ii) he resigns within such period due to an adverse change in his position or in circumstances which are deemed under applicable labor law as termination by Negevtech or (iii) the surviving corporation does not assume the options or substitute them with appropriate options in the surviving corporation.

        The consulting agreement with Jaron Lotan, the chairman of Negevtech’s Board of Directors, provides for immediate vesting of all of his unvested options in case of a “significant event” as defined in Negevtech’s 2001 option plan.

        The proposed merger shall not constitute a change of control event or a significant event.

Employee Share Option Plans

         Negevtech has adopted two share option/incentive plans and, as of March 6, 2008, Negevtech had 4,307,655 ordinary shares reserved for issuance to employees, consultants, officers or directors of Negevtech and/or its subsidiaries under the plans, of which 3,874,453 have been granted and the remaining are available for future grant of options. As of the date of this proxy statement/prospectus, [—] options were vested and exercisable.

         Negevtech intends to adopt, prior to the effective time of the merger, the Negevtech equity remuneration plan for employees, directors and consultants of Negevtech and its subsidiaries (2008) (which shall be referred in this proxy statement/prospectus as the “2008 Plan”).

         As further described below, as of the effective date of the 2008 Plan, Negevtech will not grant any additional options under the 2001 Plan or the 2002 Plan and all grants shall be made under the 2008 Plan. In addition, [__] shares available for the purpose of the 2001 Plan and [__] shares available for the purpose the 2002 Plan shall be transferred and reallocated for grants under the 2008 Plan as well as up to [__] ordinary shares subject to options granted under the 2001 Plan and the 2002 Plan that will expire, terminate or will be forfeited or cancelled for any reason without being exercised in full.

The 2001 Share Ownership and Option Plan

        Negevtech’s 2001 Share Ownership and Option Plan, or the 2001 Plan, provides for the grant of options to Negevtech’s directors, employees and service providers, and to the directors, employees and service providers of its subsidiaries. The options are governed by the general terms of the relevant option plan and, in addition, each grant is governed by an option agreement between Negevtech and each grantee. Forms of the 2001 and 2002 share option plan as well as the forms of the respective option agreements are attached as exhibits to this proxy statement/prospectus.

        As of March 6, 2008, Negevtech had 3,896,930 ordinary shares available for issuance under the 2001 Plan, and options to purchase 3,469,608 ordinary shares were outstanding, out of which 1,050,600 were vested and exercisable, at a weighted average exercise price of $1.93. The shareholders of Negevtech may determine, from time to time, the number of shares available for issuance under the 2001 Plan.

        The 2001 Plan is administered by Negevtech’s board of directors. Negevtech’s board of directors is authorized, among other things, to make determinations with respect to the identity of grantees of options and the terms of the grant, including, exercise prices, method of payment, vesting schedules, acceleration of vesting and other matters necessary for the administration of the 2001 Plan, including the tax treatment applicable to options granted under Section 102 (as described below). Options granted under the 2001 Plan to eligible employees and office holders who are Israeli residents may be granted under Section 102(b)(2) of the Israeli Income Tax Ordinance pursuant to which the options or the ordinary shares issued upon their exercise and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, must be allocated or issued to a trustee and be held in trust for the lesser of (a) 30 months, or (b) two years following the end of the tax year in which the options are granted, provided that options granted after January 1, 2006 are only subject to being held in trust for two years. Under Section 102, with respect to options granted to a trustee pursuant to the capital gain route, (1) any tax payable by an employee from the grant or exercise of the options is deferred until the transfer of the options or ordinary shares by the trustee to the employee or upon the sale of the options or ordinary shares and (2) gains are subject to capital gains tax of 25.0%. Negevtech will not be entitled to a tax deduction with respect of the issuance or exercise of options.

        Generally, the term of each option shall be for a period as the board determines, but no more than ten years from the date of grant. If a grantee ceases to be an employee, director or service provider (or, if relevant, an employee of a service provider) of Negevtech or a related company, prior to the complete exercise of an option, (a) by reason of death, disability (as determined by the board in its absolute discretion) or retirement after age 60 with the approval of the board, the option shall remain exercisable for a period of one year following such termination (but only to the extent exercisable at termination of employment and not beyond the scheduled expiration date); (b) for any other reason other than for cause, the option shall remain exercisable for a period of 90 days following the earlier of such termination or notice of termination (but only to the extent exercisable at the earlier of termination or notice of termination of employment and not beyond the scheduled expiration date); or (c) for cause, all options held by or on behalf of such grantee shall immediately expire upon the earlier of such termination or notice of termination. If any option granted under the 2001 Plan shall expire, terminate or be canceled for any reason without having been exercised in full, such shares subject thereto shall again be available for the purposes of the 2001 Plan.

        With respect to the 2001 Plan governed by Israeli law, the board of Negevtech shall take such actions, if any, as it deems appropriate for the adjustment of the number and class of shares subject to each unexercised or unvested option and in the option prices in the event of an initial public offering, changes in the outstanding share capital of Negevtech by reason of any stock dividend (bonus shares), stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other similar occurrences or changes in capitalization. In such event, appropriate adjustments shall automatically be made to the options.

        In the event the board (or, if approval of the shareholders is required), the shareholders shall approve the adoption of any plan or proposal for the liquidation or dissolution of the Negevtech, then one-half of the outstanding options held by or for the benefit of any grantee and which have not yet vested shall be accelerated and become immediately vested and exercisable.

        In the event a significant event, as defined in the 2001 Plan, shall occur, and either (i) the employment of a grantee with Negevtech or a related company is terminated by the Negevtech or a related company within twelve (12) months thereafter, (ii) a grantee resigns his employment with Negevtech or with a related company within such period due to an adverse change in his position or in circumstances which would result in such resignation being deemed termination by Negevtech or a related company pursuant to Section 11(a) of the Severance Pay Law, 1963, or (iii) the surviving corporation in a consolidation or merger, does not assume the option or substitute it with an appropriate option in the surviving corporation, all outstanding options held by or for the benefit of any such grantee and which have not yet vested shall be accelerated and become immediately fully vested and exercisable in full.

The 2002 Share Option Plan

        Negevtech’s 2002 Share Option Plan, or the 2002 Plan, provides for the grant of options to the directors, employees and consultants of Negevtech and its subsidiaries. In practice, the 2002 Plan is primarily used for the grant of options to directors, employees and consultants of Negevtech, Inc., Negevtech’s U.S. subsidiary. Options granted under the 2002 Plan may be incentive stock options under Section 422 of the U.S. Internal Revenue Code of 1986 or non-statutory stock options. Non-statutory stock options may be granted to employees, directors and consultants. Incentive stock options may be granted only to employees.

        As of March 6, 2008, there were 420,012 ordinary shares available for issuance under the 2002 Plan, and options to purchase 404,846 ordinary shares were outstanding, out of which 73,964 are vested and exercisable, at a weighted average exercise price of $2.31. The shareholders of Negevtech may increase, from time to time the number of shares available for issuance under the 2002 Plan.

        If an option expires or becomes unexercisable without having been exercised in full, the unpurchased shares which were subject thereto shall become available for future grant or sale under the 2002 Plan. The 2002 Plan is administered by Negevtech’s board of directors. The board may designate a committee of the board to administer the 2002 Plan. Negevtech’s board of directors is authorized, among other things, to make determinations with respect to grantees of options and the terms of the grant, including, exercise prices, fair market value of the option, method of payment, vesting schedules, acceleration of vesting and the other matters necessary in the administration of the 2002 Plan and such decisions shall be final and binding upon all optionees.

        Options granted under the 2002 Plan to U.S. residents may qualify as incentive stock options within the meaning of Section 422 of the Code. The exercise price for incentive stock options must not be less than the fair market value on the date the option is granted, or 110% of the fair market value if the optionholder holds more than 10.0% of our share capital.

        The term of each option shall be stated in any option agreement. The term of an incentive stock option shall be no more than ten years from the date of the grant. The term of an incentive stock option granted to an optionee who, at the time the option is granted, owns shares representing more than 10% of the voting power of all classes of issued and outstanding share capital of Negevtech or any subsidiary, shall be five years from the date of grant.

        If an optionee ceases to be an employee or serve as a director or consultant of Negevtech or any subsidiary, other than upon the death, disability or termination for cause, the optionee may exercise his or her options within 90 days to the extent that the option is vested on the date of termination, but in no event later than the expiration date of the term of such option. If an optionee ceases to be an employee or service provider as a result of the optionee’s disability or death, the optionee may exercise his or her option within one year to the extent the Option is vested on the date of termination, but in no event later than the expiration date of the term of such option. If an optionee ceases to be a an employee or service provider for cause the options held by or on behalf of such optionee shall immediately expire upon the earlier of such termination of notice of termination. The board or directors may prescribe post termination exercise periods different from the above. Upon termination, any option not exercised within the aforesaid periods or unvested options shall become available for future grants or sale under the 2002 Plan.

        In the event the share capital of Negevtech shall be subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, recapitalization or the like, the shares issued upon exercise of options shall be exchanged for other securities of Negevtech, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange; provided, however, that the such adjustments are made to the extent required by Section 25102(o) of the California Corporations Code.

        In the event that Negevtech shall issue any of its shares or other securities as bonus shares (or a stock dividend) upon or with respect to any shares which shall at the time be subject to an option hereunder, each optionee upon exercising such option shall be entitled to receive the Shares as to which he or she is exercising such option and, in addition thereto (at no additional cost), such number of Negevtech ordinary shares of the class or classes in which such bonus shares (or stock dividend) were declared, and such amount of shares as is equal to the shares which he would have received had he been the holder of the shares as to which he is exercising his option at all times between the date of grant of such option and the date of its exercise.

        In the event the board of directors or of the shareholders (if required) shall approve the adoption of any plan or proposal for the liquidation or dissolution, then, one-half of the outstanding options held by or for the benefit of any optionee and to which the option would not otherwise be exercisable shall be accelerated and become immediately vested and exercisable.

        In the event of a merger or consolidation of Negevtech with or into another corporation other than a merger or consolidation which would result in the voting securities of Negevtech outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Negevtech or such surviving entity outstanding immediately after such merger or consolidation), or the sale of substantially all of the assets of the Negevtech (each such event shall be considered a “Significant Event”), each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the optionee shall fully vest in and have the right to exercise the option in full.

        In addition to the foregoing, effective from the consummation of an initial public offering, each of the following shall also be considered a “Significant Event”: (i) any person or group other than Negevtech making a tender offer or exchange offer to acquire any Negevtech ordinary shares (or securities convertible into shares) for cash, securities or any other consideration, provided that (y) at least a portion of such shares sought pursuant to the offer in question is acquired; and (z) after consummation of such offer, the purchaser in question is the beneficial owner, directly or indirectly, of 20% or more of the outstanding Negevtech ordinary shares; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire board ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by Negevtech’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. If within twelve (12) months following a Significant Event (a) the employment of an optionee with Negevtech or its subsidiary is terminated by Negevtech or its subsidiary (other than for cause); or (b) an optionee resigns his employment with Negevtech or with its subsidiary within such period due to an adverse change in his position with Negevtech or its subsidiary, then such optionee shall fully vest in and have the right to exercise all of his options as to all of the optioned stock, including Negevtech ordinary shares as to which it would not otherwise be vested or exercisable.

         Negevtech intends to adopt, prior to the closing of the merger, a new share option plan. The new plan will include, among other things, an evergreen mechanism according to which the aggregate number of ordinary shares reserved for grants under such plan shall be increased, annually, on the first day of each fiscal year during the term of the plan, beginning on January 1, 2009, by an amount of ordinary shares equal to 3% of Negevtech’s issued and outstanding share capital (including outstanding but unexercised options) or a lesser number of ordinary shares determined by the board of directors.

Negevtech 2008 Equity Remuneration Plan

         The 2008 Plan provides for the grant of stock options to purchase ordinary shares of Negevtech, the grant of restricted shares and grant of awards representing the right to receive ordinary shares of Negevtech in the future (which shall be referred in this proxy statement/prospectus “restricted share units”) (options, restricted shares and restricted share units shall be referred in this proxy statement/prospectus as “awards”) , to its employees, officers, directors and consultants and to the, employees, officers, directors and consultants of Negevtech’s subsidiaries and their respective subsidiaries. The 2008 Plan has a ten year term and no awards may be granted under the 2008 Plan after June [__], 2018.

         The 2008 Plan is intended to enable Negevetch to grant awards and issue shares under various and different tax regimes including, without limitation: (i) pursuant and subject to Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 and to designate them as either grants made through a trustee or not through a trustee; (ii) pursuant and subject to Section 3(i) of the Israeli Income Tax Ordinance; (iii) as “incentive stock options” within the meaning of Section 422(b) of the U.S. Internal Revenue Code of 1986, as amended from time to time; (iv) as options to U.S. taxpayers which would not qualify as incentive stock options; (v) to grantees in jurisdictions other than Israel and the United States; (vi) as restricted shares, and (vii) as restricted share units.

         The number of ordinary shares subject to the 2008 plan, as of the effective date of the 2008 Plan shall be [______]. Such number is comprised of [____] ordinary shares which were available for the purpose of the 2001 Plan and [___] ordinary shares which were available for the purpose of the 2002 Plan, which were not subject to outstanding options immediately prior to the June [__] (the effective time of the 2008 Plan), as well as up to [__] ordinary shares subject to options granted under the 2001 Plan and the 2002 Plan that will expire, terminate or will be forfeited or cancelled for any reason without being exercised in full. Negevtech does not intend to grant any options or other awards under the 2008 Plan prior to the effective time of the merger. Beginning on the effective date of the 2008 Plan, no more grants will be made under the 2001 Plan or the 2002 Plan.

         2008 Plan contains an “evergreen” provision pursuant to which the number of shares available for issuance under the 2008 Plan is automatically increased on the first day of each calendar year during the term of the 2008 Plan beginning on January 1, 2009 by an amount of ordinary shares equal to 3% of Negevtech’s issued and outstanding share capital (including outstanding but unexercised options) as of such date or by any lesser number of ordinary shares determined by the board.

         The number of restricted shares and restricted units that may be awarded under the 2008 Plan is limited and generally may not exceed 25% of the maximum number of shares available for purposes of the 2008 plan at the time any such award is made.

         The plan is administered by Negevtech’s board of directors and/or by any committee of the board so designated by the board and the board shall have the authority to determine the grantees of options and the terms of the grant, including, exercise prices, method of payment, vesting schedules, acceleration of vesting, applicable tax route and the other matters necessary in the administration of the plan.

         Awards granted under the plan to eligible employees and office holders who are Israeli residents may be granted under Section 102(b)(2) of the Israeli Income Tax Ordinance pursuant to which the awards or the ordinary shares issued upon their exercise and/or other shares received subsequently following any realization of rights, including without limitation bonus shares, must be allocated or issued to a trustee and be held in trust for two years following the end of the tax year in which the awards are granted. Generally, under Section 102, (1) any tax payable by an employee from the grant or exercise of the options is deferred until the transfer of the options or ordinary shares by the trustee to the employee or upon the sale of the options or ordinary shares and (2) gains are subject to capital gains tax of 25.0%.

         The exercise price of each option shall be determined by the board but shall not be less than 100% of the market value of the ordinary shares of Negevtech as of the date of the grant of such option.

         Restricted shares and shares issued pursuant to restricted share units may be issued at substantially below market price for nominal consideration only, if any, and it is anticipated that this will be the case.

         Options granted under the plan to U.S. residents may qualify as incentive stock options within the meaning of Section 422 of the Code. The exercise price for incentive stock options must not be less than the fair market value on the date the option is granted, or 110.0% of the fair market value if the option holder holds more than 10.0% of Negevtech’s share capital.

         An option may not be amended to lower its exercise price nor shall any action be taken, that is treated as re-pricing under GAAP or any applicable stock exchange rules without further approval.

         Options, restricted shares and restricted units granted under the plan shall be exercisable for a term determined by the board but not more than 7 years from the date of grant. The vesting period of each option, restricted shares and restricted units shall be determined by the board.

         The number and class of shares, subject to any unexercised or unvested awards shall be automatically adjusted in the event of any stock split, stock dividend (bonus shares), or share combination and shall be adjusted as deemed appropriate by the board in the event of any exchange of shares, merger, consolidation, liquidation and similar events.

Certain Information on Members of the Negevtech Board of Directors and the Senior Management

        In the past five years, no member of the Negevtech board of directors or of the Negevtech senior management has been convicted of fraud nor publicly accused and/or sanctioned by any statutory authorities or any regulatory agencies (including professional associations). No member of the Negevtech board of directors or of the Negevtech senior management has ever been found unfit by a court for membership in an administrative, executive, management or supervisory body of a company or for work in management or conducting the business of an issuer during the last five years.

        During the last five years no member of the Negevtech board of directors or of the senior management of Negevtech has been affected by insolvencies, receiverships or liquidations in the context of their capacity as members of an administrative, executive, management or supervisory body or as founders of an issuer.

Conflicts of Interest

        With exception of the transactions and legal relationships described in the section entitled “Related Party Transactions” there are no other significant transactions, legal relationships or other conflicts of interest regarding relations between Negevtech and its board of directors and senior managers or their spouses and relatives in the first degree. There are no family relations between the members of the board of directors and the senior managers.

RELATED PARTY TRANSACTIONS

        IGPAC Related Party Transactions

        Prior to the date of IGPAC’s initial public offering consummated on July 18, 2006, IGPAC issued 100 shares of common stock for $500 in cash, or a purchase price of $5.00 per share. IGPAC also issued 2,475,000 Class W warrants and 2,475,000 Class Z warrants for $247,500 in cash, at a purchase price of $0.05 per warrant. These securities were issued to the individuals set forth below, as follows:

Name	Number of Shares of Common Stock	Number of Class W Warrants	Number of Class Z Warrants	Relationship to IGPAC

Matty Karp	0	618,750	618,750	Chairman

Carmel Vernia	0	742,500	742,500	Chief Executive Officer and Director

Dror Gad	100	544,500	544,500	Chief Financial Officer, Executive Vice President and Director

David Silberg	0	123,750	123,750	Former Executive Vice President, Secretary and Director

George Hervey	0	74,250	74,250	Senior Advisor and Warrantholder

Lior Samuelson	0	123,750	123,750	Senior Advisor and Warrantholder

Rhodrick C. Hackman	0	123,750	123,750	Warrantholder

David Ballarini	0	123,750	123,750	Warrantholder

        In February 2006, Mr. Silberg resigned from all of his positions with IGPAC and sold 40,179 Class W warrants and 40,179 Class Z warrants to Matty Karp, 48,214 Class W warrants and 48,214 Class Z warrants to Carmel Vernia, and 35,357 Class W warrants and 35,357 Class Z warrants to Dror Gad, at a purchase price of $.05 per warrant.

        Each of the current holders of IGPAC securities has agreed, pursuant to a letter agreement between IGPAC and HCFP/Brenner Securities, not to sell any of the foregoing securities until the completion of a merger. In addition, Dror Gad, the sole holder of IGPAC common stock outstanding prior to IGPAC’s initial public offering, agreed to waive his right to participate in any liquidation distribution with respect to shares of common stock acquired by him.

        Danash Investment and Management Ltd., an affiliate of Mr. Gad, has made available to IGPAC office space and certain office and administrative services, as it may require from time to time until the consummation of a merger. Danash Investment and Management Ltd. is paid $7,500 per month for these services. Dror Gad is the sole stockholder of Danash Investment and Management Ltd. Consequently, Mr. Gad will benefit from this transaction to the extent of his interest in Danash Investment and Management Ltd. However, this arrangement is solely for IGPAC’s benefit and is not intended to provide Mr. Gad compensation in lieu of a salary. IGPAC believes, based on rents and fees for similar services in the Tel-Aviv, Israel metropolitan area, that the fees charged by Danash Investment and Management Ltd. are at least as favorable as could have obtained from an unaffiliated person. Costs of $140,081 have been paid to Danash from inception (August 1, 2005) to July 31, 2007, pursuant to this arrangement.

        IGPAC will reimburse its management for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by IGPAC, which will be reviewed only by IGPAC’s board or a court of competent jurisdiction if such reimbursement is challenged.

        Other than the $7,500 per-month administrative fee payable to Danash Investment and Management Ltd. and the $69,261 reimbursable out-of-pocket expenses payable to IGPAC’s management incurred as of May 13, 2008, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of IGPAC’s management, or to any of their affiliates prior to, or for any services they render in order to effectuate, the consummation of the merger.

Negevtech Related Party Transactions

Sales of Preferred and Ordinary Shares

         In September 2005, Negevtech issued to existing shareholders, an aggregate amount of: (i81,522 series BB-1 preferred shares at a price of US $231.94 per share, out of which 33,082 preferred BB-1 shares were issued in consideration for conversion of certain convertible loans extended by some of the existing shareholders listed below; and (ii) 35,970 series BB-2 preferred shares at a price of $197.149 per share, which were issued in consideration for conversion of other certain convertible loans extended by some of the existing shareholders listed below. The above issuances included the issuance of an aggregate amount of 20,222 BB-1 shares and 12,652 BB-2 shares to entities affiliated with Pitango Venture Capital Fund III (Israeli Sub) L.P., an aggregate amount of 31,588 BB-1 shares and 17,492 BB-2 shares to entities affiliated with Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability), an aggregate amount of 7,964 BB-1 shares and 5,632 BB-2 shares to entities affiliated with Genesis Partners II, L.D.C., an aggregate amount of 191 BB-1 shares and an aggregate amount of 194 BB-2 shares to entities affiliated with Shrem, Fudim, Kelner Founders Group II L.P. and the issuance to new investors, namely the issuance of an aggregate amount of 21,557 BB-1 shares to entities Affiliated with Poalim Ventures II L.P. Such round of financing included also a recapitalization of the share capital of Negevtech under which all the existing series A, B, C and D preferred shares of Negevtech were converted into newly created series AA preferred shares of Negevtech and all warrants to purchase series D preferred shares were converted into warrants to purchase AA preferred shares.

—	In March 2006 Negevtech issued an aggregate amount of 56,051 series BB-3 preferred shares at a price of $231.94 per share, to existing shareholders of Negevtech, including the issuance of 2,695 shares to entities affiliated with Pitango Venture Capital Fund III (Israeli Sub) L.P., an aggregate amount of 2,695 shares to entities affiliated with Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability), an aggregate amount of 2,695 shares to entities affiliated with Genesis Partners II, L.D.C and an aggregate amount of 11,318 shares to entities affiliated with Poalim Ventures II L.P., and the issuance to new investors, 31,905 shares to Wellington Partners Venture III Technology Fund L.P. and 4,743 shares to Intel Atlantic, Inc.

—	In May 2006 Negevtech issued an aggregate amount of 2,544 preferred BB-3 shares at a price of $231.94 per share, to existing shareholders, including an amount of 2,451 shares to Wellington Partners Venture III Technology Fund L.P. and an amount of 93 shares to Intel Atlantic, Inc.

—	In September 2006 Negevtech issued an aggregate amount of 43,381 series BB-4 preferred shares, out of which 19,018 were issued to existing shareholders, including the issuance of an aggregate amount of 2,587 shares to entities affiliated with Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability), an aggregate amount of 1,930 shares to entities affiliated with Genesis Partners II, L.D.C, an aggregate amount of 1,092 shares to entities affiliated with Poalim Ventures II L.P., an amount of 608 shares to Intel Atlantic, Inc. and an amount of 3,638 shares to Wellington Partners Venture III Technology Fund L.P. and to new investors, namely the issuance of an aggregate amount of 9,163 shares to entities affiliated with Amadeus III for a price of $243.54 per share. An additional amount of 24,363 shares were issued to entities affiliated with Amadeus III in consideration for the conversion of 24,363 ordinary shares of Negevtech and an additional aggregate purchase price of $1,412,784.

—	In July 2007 Negevtech issued an aggregate amount of 11,333,583 preferred A-1 shares for a price of $1.3235 per share to existing shareholders, including the issuance of an aggregate amount of 2,605,379 shares to entities affiliated with Pitango Venture Capital Fund III (Israeli Sub) L.P., an aggregate amount of 2,830,756 shares to entities affiliated with Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability), an aggregate amount of 68,001 shares to entities affiliated with Shrem, Fudim, Kelner Founders Group II L.P., an aggregate amount of 1,620,553 shares to entities affiliated with Genesis Partners II, L.D.C, an aggregate amount of 1,077,029 shares to entities affiliated with Poalim Ventures II L.P., an amount of 1,618,822 shares to Wellington Partners Venture III Technology Fund L.P. and an aggregate amount of 1,513,043 shares to entities affiliated with Amadeus III.

         The above description including the number of shares gives retroactive effect to the recapitalization of the Negevtech share capital, which occurred in July 2007. See also “Beneficial Ownership of Securities” and “Related Party Transactions – Securities Owned by Office Holders and Directors.”

Securities Owned by Office Holders and Directors

        As of March 6, 2008, the office holders and directors of Negevtech own, in the aggregate, options to purchase 2,498,760 ordinary shares of Negevtech under the Negevtech’s share option plans. None of such options have been exercised by any of Negevtech’s directors or officers and other than 12 ordinary shares held by the Chief Executive Officer of Negevtech as a trustee, none of the office holders and directors of Negevtech own any ordinary or preferred shares of Negevtech.

Lock-Up Agreements

        As a condition to the consummation of the merger, Negevtech shareholders, holding in the aggregate at least a majority of the ordinary shares of Negevtech, on an as-converted basis, which majority includes at least 60% of the issued and outstanding Negevtech preferred shares, are required to enter into lock-up agreements relating to all ordinary shares of Negevtech owned by them immediately prior to the closing. Pursuant to the lock-up agreements, such Negevtech shareholders will agree not to sell or otherwise transfer any such shares for a period of six months after the closing of the merger.

        There are several exceptions to the lock-up restriction imposed on such Negevtech stockholders, including:

—	transfers to permitted transferees who agree to be bound by the lock-up agreements;

—	transfers of amounts of shares equal to the amount of shares issued upon conversion of convertible loans granted by such Negevtech shareholders to Negevtech prior to or in connection with the merger. The number of shares that would be transferable pursuant to this exception is approximately 5,373,179, if the exchange ratio is 2.7872 and 5,193,588 if the exchange ratio is 2.6941; and

—	transfer of shares in connection with a change of control of Negevtech.

         The total number of Negevtech shares that will be subject to the lock-up agreements described above, will constitute approximately 26.13% of the issued and outstanding ordinary shares of Negevtech immediately following the closing of the merger on an as-converted basis if the exchange ratio is 2.7872 and 28.18% of the issued and outstanding ordinary shares of Negevtech immediately following the closing of the merger on an as-converted basis if the exchange ratio is 2.6941.

         Negevtech and the directors and officers of IGPAC will also enter into a lock-up agreement relating to all ordinary shares and warrants of Negevtech which they may receive as a result of the merger. Pursuant to the lock-up agreements, they will not sell or otherwise transfer any such shares and warrants for a period of six months after the closing of the merger.

        There are two exceptions to the lock-up restriction imposed on the directors and officers of IGPAC, including:

—	Transfers to permitted transferees who agree to be bound by the lock-up agreements; and

—	Transfer of shares in connection with a change of control of Negevtech.

Voting Agreement

        Negevtech shareholders, holding in the aggregate at least a majority of the ordinary shares of Negevtech, on an as-converted basis, which majority includes at least 60% of the issued and outstanding Negevtech preferred shares, have entered on March 6, 2008 into voting agreements with IGPAC whereby each such Negevtech shareholder has agreed to vote all of its shares of Negevtech in favor of the approval and adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        As of March 6, 2008, those shareholders held collectively approximately 95.6% of the outstanding shares of Negevtech and 100% of the outstanding preferred shares of Negevtech. None of the Negevtech shareholders who are parties to the voting agreement were paid or will be paid any consideration in connection with this voting agreement.

Registration Rights Agreement

        Pursuant to the merger agreement, the Negevtech Amended and Restated Shareholders’ Rights Agreement, dated July 20, 2007, will be amended to remove all sections regarding information rights of shareholders and to revise the provisions regarding registration rights of certain Negevtech shareholders. In addition, the following persons who were beneficiaries of IGPAC registration rights under a registration rights agreement, which agreement will be terminated pursuant to the merger agreement, will become parties to the Negevtech Amended and Restated Shareholders’ Rights Agreement and entitled to the registration rights thereunder: Matty Karp, Carmel Vernia, Dror Gad, Lior Samuelson, Rhodrick Hackman, David Ballarini and George Hervey. In addition, each of Kreos Capital II Limited and Stifel, Nicolaus & Company, Incorporated is entitled to join the Negevtech Amended and Restated Shareholders’ Rights Agreement, in which case it will be entitled to the registration rights thereunder. As part of the amendment described above, the name of Negevtech Amended and Restated Shareholders’ Rights Agreement will be changed to “Registration Rights Agreement”.

        The following is a summary of the material provisions of the Negevtech Registration Rights Agreement. The complete text of the form of Negevtech Registration Rights Agreement is attached as Annex 4 to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

Demand Registrations

        At any time after six months following the effective time of the proposed merger, upon the request of one or more shareholders holding the majority of outstanding shares entitled to registration rights, referred in this section as initiating shareholders, Negevtech will be required to use its reasonable best efforts to file a registration statement under the Securities Act of the securities of such initiating shareholders. Upon a receipt of a request, Negevtech must also give notice to the other shareholders entitled to registration rights under the registration rights agreement and include in the registration statement any shares that they request to include. Negevtech is required to effect up to two registrations but in any event not more than one registration in each six months.

If the initiating shareholders elect to distribute the shares through an underwriter, this underwriter may limit the number of shares included in any registration for marketing reasons. A registration statement shall not be counted as a request for registration if, as a result of the limitation on the numbers of shares by the underwriter, less than 30% of the total number of shares that shareholders have requested to be included in such registration statement are actually included.

Incidental Registration

        At any time after the completion of the merger, if Negevtech proposes to register any of its shares or other securities under the Securities Act in connection with the public offering of such securities solely for cash, then, the shareholders entitled to registration rights shall have the right to participate in such registration and Negevtech shall be required to use its reasonable best efforts to register their shares.

        If such registration involves an underwriting, the underwriter may limit the number of shares included in such registration for marketing reasons provided that the participating shareholders shall be entitled to register at least 23% of the securities to be included in any such registration.

Form F-3 registration

        If, at any time beginning six months (or any longer period as required by law or regulation) after the completion of the merger, Negevtech receives a request from one or more of its shareholders who are entitled to registration rights, that Negevtech effect a registration on Form F-3, than Negevtech shall use its reasonable best efforts to effect such registration of the securities requested by such shareholders and by other shareholders who wish to participate in such registration. Negevtech shall not be required to effect any such registration if Negevtech is not eligible at such time to file a registration statement on Form F-3 or in the event that the requested registration would have an aggregate offering price, net of underwriting discounts and commissions, below $1,500,000. There is no limit on the number of registrations, which Negevtech is required to file on form F-3 but Negevtech is not required to file and maintain the effectiveness of more than one Form F-3 at one time.

Other Obligations and Restrictions

        Negevtech is not required to effect any registration statement described above within a period of 180 days following the effective date of a previous registration statement described above or if in the good faith judgment of its board of directors, it would be seriously detrimental to Negevtech and its shareholders for such registration to be effected at such time, in which event Negevtech shall have the right to defer the filing of the registration statement for a period of not more than 120 days, subject to certain limitations.

        Negevtech agreed to indemnify such selling shareholder against losses he, she or it incurs under the Securities Act if the losses result from a misstatement or omission of material fact in the registration statement or violations by Negevtech of relevant securities laws.

Expenses

        All expenses incurred in connection with filing and completing the registrations described above, including fees and disbursements of the reasonable fees and disbursements of one counsel retained by the selling shareholders, will be borne by Negevtech, but excluding any underwriting discounts, fees and commissions.

Termination of Registration rights

        The registration rights described above shall terminate on the fifth anniversary of the effective date of the proposed merger regardless of availability of exemption for sales in reliance on Rule 144 under the Securities Act.

Consulting Agreements

        Negevtech’s U.S. subsidiary was a party to a Consulting Agreement dated November 21, 2004 with AGS Associates LLC, a company owned by Mr. Arnon Gat, Negevtech’s former CEO and former director of the US subsidiary. The agreement provides for an annual base payment to Mr. Gat of $124,494 and the grant to Mr. Gat of certain conditional annual bonuses. This agreement was terminated on June 11, 2007 upon the resignation of Mr. Gat from all his positions in Negevtech.

        Negevtech is a party to a Consulting Agreement dated June 15, 2007 with Jaron Lotan, Negevtech’s Chairman of the Board. Under the agreement, Mr. Lotan is required to devote such time as is appropriate in order to provide the services, which was anticipated by the parties to be between two to three days per week. The agreement provides for a monthly payment to Mr. Lotan for his services as the Chairman of Negevtech’s board of directors and a grant to Mr. Lotan of options, under Negevtech’s 2001 share option plan, to purchase ordinary shares of Negevtech at an exercise price of $0.1. The options shall vest over a period of three years and the agreement provides for an acceleration of such vesting schedule upon the occurrence of certain events. For further information regarding the acceleration of the vesting schedule see also the section entitled “The Merger – Anti-dilution Rights; Acceleration of Options” above.

Shareholders Convertible Loan

         Negevtech entered into a Convertible Loan Agreement with certain of its preferred shareholders, including entities affiliated with Pitango Venture Capital Fund III (Israeli Sub) L.P., entities affiliated with Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability), entities affiliated with Genesis Partners II, L.D.C, entities affiliated with Poalim Ventures II L.P., Wellington Partners Venture III Technology Fund L.P. and 5 entities affiliated with Amadeus III on October 29, 2007, which provides for the grant by the shareholders to Negevtech of a convertible loan in a principal amount of $10 million, to be lent in two equal installments. The loan amount shall be due and payable upon the earlier of January 31, 2009 and such other date decided by the Board of Directors. The loan shall bear interest at a rate of LIBOR + 2.3% per year. The loan agreement also provides for a mandatory conversion or an automatic conversion of the loan into shares of Negevtech, upon certain events as set forth therein. In addition, in the event of an initial public offering or a merger into, acquisition by or any other transaction or series of transactions resulting in the sale of more than 50% of Negevtech’s voting power to another entity, the lenders may, at their discretion, cause Negevtech either to convert the loan into securities of Negevtech or to immediately repay the loan out of the funds received in such transaction. Subject to the occurrence of the closing of the merger, all applicable amounts outstanding and due by Negevtech toward such preferred shareholders under the Convertible Loan Agreement (including interest) will automatically be converted immediately after the effective time of the merger into Negevtech ordinary shares. Subject to the occurrence of the closing, such shareholders will not in any way require Negevtech to pay any amounts owed and outstanding under the Convertible Loan Agreement, and will waive all rights to payment under the Convertible Loan Agreement. On June 5, 2008, Negevtech and its preferred shareholders entered into an amendment to the Shareholders Convertible Loan Agreement. This amendment provides that out of the up to $5 million such shareholders have undertaken to invest in Negevtech pursuant to the Negevtech Shareholders Letter of Undertaking, $2 million shall be advanced to Negevtech by way of convertible loans under the terms of the Convertible Loan Agreement in two installment during June 2008.

Negevtech Shareholders Letter of Undertaking

        Negevtech shareholders holding in the aggregate at least a majority of the ordinary shares of Negevtech, on an as-converted basis, which majority includes at least 60% of the issued and outstanding Negevtech preferred shares, including entities affiliated with Pitango Venture Capital Fund III (Israeli Sub) L.P., entities affiliated with Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability), entities affiliated with Genesis Partners II, L.D.C, entities Affiliated with Poalim Ventures II L.P., Wellington Partners Venture III Technology Fund L.P. and entities affiliated with Amadeus III have entered into a letter of undertaking under which they have made the following undertakings:

—	Subject to the closing and only to the extent that the net cash held by Negevtech immediately following the effective time of the merger shall be less than $55,000,000, such shareholders shall buy immediately after the effective time of the merger certain amounts of Negevtech ordinary shares in order that the net cash held by Negevtech immediately following the effective time of the merger shall be equal to $55,000,000, provided that the aggregate amount of such purchase made by all such shareholders shall not exceed an amount of $5 million (including the conversion of $2 million which were advanced to Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans under the terms of the Convertible Loan Agreement), at a price per share equal to the quotient determined by dividing (1) the amount of cash in the IGPAC trust fund, calculated as of two business days prior to the effective time of the merger, by (ii) the total number of shares of Class B common stock then outstanding (prior to any conversion of Class B common stock into shares of IGPAC common stock) and such quotient divided further by (iii) the exchange ratio;

—	Subject to the occurrence of the closing, all applicable amounts outstanding and due by Negevtech to such shareholders under the existing convertible loan agreement, dated October 29 2007, as intended in a principal amount of $10 million plus interest, will automatically be converted, immediately after the effective time of the merger, into Negevtech ordinary shares at a price per share equal to the quotient determined by dividing (1) the amount of cash in the IGPAC trust fund, calculated as of two business days prior to the effective time of the merger, by (ii) the total number of shares of Class B common stock then outstanding (prior to any conversion of Class B common stock into shares of IGPAC common stock) and such quotient divided further by (iii) the exchange ratio. Subject to the occurrence of the closing, such shareholders will not in any way require Negevtech to pay any amounts owed and outstanding under the convertible loan agreement, and will waive all rights to payment under the convertible loan agreement.

        The shares that the former IGPAC stockholders will receive at the closing in the transactions will represent approximately 47.1 % of the outstanding ordinary shares of Negevtech following the consummation of the transactions (and the current Negevtech shareholders would own approximately 52.9 % of the outstanding ordinary shares of Negevtech), assuming the following

—	No IGPAC Class B stockholders elect to exercise their conversion rights, and

—	No IGPAC stockholders exercise appraisal rights, and HCFP/Brenner Securities does not exercise its option to purchase IGPAC shares prior to the merger, and

—	On June 5, 2008, Negevtech and its preferred shareholders entered into an amendment to the Negevtech Shareholders Letter of Undertaking. This amendment provides that out of the up to $5 million such shareholders have undertaken to invest in Negevtech pursuant to the Negevtech Shareholders Letter of Undertaking, $2 million shall be advanced to Negevtech by way of convertible loans under the terms of the Convertible Loan Agreement in two installment during June 2008.

—	Shareholders of Negevtech do not purchase additional ordinary shares of Negevtech (following the completion of the merger) in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking (including the $2 million which were advanced to Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans).

        On the other hand, the shares that the former IGPAC stockholders will receive at the closing in the transactions will represent approximately 31.5 % of the outstanding ordinary shares of Negevtech following the consummation of the transactions (and the former Negevtech shareholders would own approximately 68.5 % of the outstanding ordinary shares of Negevtech), assuming the following

—	The holders of 19.99% of IGPAC Class B stockholders elect to exercise their conversion rights, and

—	No IGPAC stockholders exercise appraisal rights, and HCFP/Brenner Securities does not exercise its option to purchase IGPAC shares prior to the merger, and

—	Shareholders of Negevtech purchase (following the completion of the merger) additional ordinary shares of Negevtech in an aggregate amount of $5 million pursuant to the Negevtech Shareholders Letter of Undertaking (including the conversion of $2 million which were advanced to Negevtech prior to the date of this proxy statement/prospectus by way of convertible loans).

        The calculations of the percentage of ownership of Negevtech’s ordinary shares described above are made on the basis of the outstanding ordinary shares of Negevtech following the completion of the merger, assuming exercise of all options held by the former shareholders of Negevtech and assuming no exercise of warrants to purchase shares of IGPAC common stock that are being assumed by Negevtech in the merger. For a table showing the above calculations together with calculations on a non-diluted basis and fully-diluted basis, see “How much of Negevtech will the current IGPAC stockholders own after the merger is consummated?"

         The ordinary shares to be issued to the Negevtech shareholders upon the conversion of their existing convertible loan, pursuant to the Negevtech Shareholders Letter of Undertaking, in the principal amount of $10 million plus interest is subject to the closing of the merger. Accordingly, in calculating the percentage of ownership of the former IGPAC stockholders following the merger as described above (under either of the two different sets of assumptions), such ordinary shares were included in both cases. Also, the adjustment of Negevtech’s share capital that Negevtech may effect prior to the effective time of the merger in order to minimize the overall effect of fractional shares which may be issuable by Negevtech in connection with the merger, will not have any impact on the above calculations.

Indemnification and Release Letters

         Negevtech has entered into Indemnification and Release Letters with each of its directors and with its Chief Executive Officer and Chief Financial Officer releasing them from all liability for damages due to, arising or resulting from, a breach of their duty of care and undertaking to indemnify them to the fullest extent permitted by law, including with respect to liabilities resulting from this proposed merger [to the extent no payment was received by such director or officer under any insurance policy and/or another indemnification agreement with respect to such]. The aggregate amount of indemnification undertaking of Negevtech toward all indemnified officeholders shall not exceed the greater of: (i) with respect to indemnification in connection with a public offering of Negevtech’s securities – the gross proceeds raised by Negevtech in such offering; (ii) with respect to all other matters (including a public offering) – the greater of: (a) $10 million and (b) 50% of Negevtech’s shareholders equity.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NEGEVTECH

Security Ownership of Certain Beneficial Owners, Officers and Directors of Negevtech

         The following table sets forth the beneficial ownership of Negevtech’s ordinary shares and preferred shares as of June 20, 2008 by:

—	each person, or group of affiliated persons, who is known by Negevtech to beneficially own more than 5% of its ordinary shares and preferred shares;

—	each of Negevtech’s named executive officers;

—	each of Negevtech's directors; and

—	all of Negevtech’s executive officers and directors as a group.

        The percentage ownership information shown in the table is based upon 1,072,365 ordinary shares outstanding and 23,398,336 preferred shares outstanding as of March 6, 2008, and a column of an as-converted basis which assumes conversion of all outstanding preferred shares of Negevtech into ordinary shares. The number of shares beneficially owned and reflected below includes ordinary shares issuable to the directors and office holders upon the exercise of options under Negevtech’s 2001 and 2002 share option plans. Unless otherwise indicated, the mailing address for the beneficial holders is as indicated below.

	Ordinary Shares		Preferred Shares (6)		Total shares on an as-converted basis
Name of Beneficial Owner	Number	Percent	Number	Percent	Number	Percent

Entities affiliated with Pitango
Venture Capital Fund III (Israeli
Sub) L.P. (1)	0	0.00%	5,234,305	22.37%	5,234,305	21.24%

Dr. Meir Barel (2)	0	0.00%	5,686,124	24.30%	5,686,124	23.08%

Entities Affiliated with Genesis
Partners II, L.D.C (3)	0	0.00%	3,248,752	13.88%	3,248,752	13.19%

Entities Affiliated with Poalim
Ventures II L.P. (4)	0	0.00%	2,159,139	9.23%	2,159,139	8.76%

Entities affiliated with Amadeus
III (5)	0	0.00%	3,033,223	12.96%	3,033,223	12.31%

Wellington Partners Venture III
Technology Fund L.P. (8)	0	0.00%	3,245,280	13.87%	3,245,280	13.17%

Kreos Capital II Limited (9)(10)	0	0.00%	1,375,000	5.55%	1,375,000	5.29%

Dr. Rivi Sherman (7)	0	0.00%	0	0.00%	0	*
Oz Desheh	0	0.00%	0	0.00%	0	*
Glyn Davies	0	0.00%	0	0.00%	0	*
Dvir Harmelech	0	0.00%	0	0.00%	0	*
Ehud Tirosh	0	0.00%	0	0.00%	0	*
Shmuel Gov	0	0.00%	0	0.00%	0	*
Moti Gatenio	0	0.00%	0	0.00%	0	*
Michal Rosenkranz	0	0.00%	0	0.00%	0	*
Jaron Lotan	0	0.00%	0	0.00%	0	*

Total officers and directors (10
persons)	0	0.00%	0	0.00%	0	*

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of Negevtech’s ordinary shares or preferred shares. Negevtech has determined beneficial ownership in accordance with Rule 13d-1 under the Exchange Act. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include ordinary shares issuable pursuant to the exercise of options or warrants that are either immediately exercisable or exercisable on or before September 16, 2008, which is 60 days after the last date that the parties can consummate the merger pursuant to the terms of the merger agreement. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

* less than 1%

(1)	Including Pitango Venture Capital Fund III (Israeli Sub) L.P. which owns 3,391,135 Preferred Shares, Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P. which owns 313,494 Preferred Shares, Pitango Venture Capital Fund III (Israeli Investors) L.P. which owns 916,971 Preferred Shares, Pitango Parallel Investor Fund III (Israel), L.P. which owns 254,600 Preferred Shares, Pitango Principles Fund III (Israel) L.P. which owns 119,368 Preferred Shares and Pitango Venture Capital Fund III (Israeli Sub) L.P. which owns 238,737 Preferred Shares. The Pitango Funds are managed by, and each of the foregoing entities is controlled by, Pitango VC Fund III (Israel) GP, the partners of which are eight private companies that are each owned by one of the following individuals: Rami Kalish, Chemi J. Peres, Aaron Mankovski, Isaac Hillel, Rami Beracha, Bruce Crocker, Zeev Binman and Isaac Shrem, none of which has sole voting or investment power of such shares and each of which has shared voting and investment power of such shares. Each such individual disclaims any such beneficial ownership except to the extent of his pecuniary interest therein.

(2)	Dr. Meir Barel is the sole director and primary shareholder of SVM Star Venture Capital Management Ltd. (“Star Israel”) and SVM Star Ventures Managementgesellschaft mbH Nr. 3 (“SVM 3”). By reason of Dr. Barel being the sole director and primary shareholder of Star Israel and SVM 3, he may be deemed to be the beneficial holder of the Shares owned directly and indirectly by Star Israel and SVM 3.: SVM 3 manages the investments of Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability) which owns 2,750,811 Preferred Shares, and SVE Star Ventures Enterprises GmbH & Co. No. IX KG., which owns 2,399,451Preferred Shares. SVM 3 also owns 225,066Preferred Shares. The address of: Star Growth Enterprise, a German Civil Law Partnership (with limitation of Liability), SVE Star Ventures Enterprises GmbH & Co. No. IX KG., and SVM Star Ventures Managementgesellschaft mbH Nr. 3 is Star Ventures Management, Possartstrasse 9D-81679 Munich, Germany, Contact: Nicolas Sammartino. Star Israel manages the investments of Star Management of Investments No. II (2000) L.P. which owns 310,796Preferred Shares. The address of Star Management of Investments No. II (2000) L.P. is SVM Star Venture Capital Management Ltd., 11 Galgaley Haplada St., P.O. Box 12600, Herzliya Pituach, 46733, Israel. Contact: Tami Gilboa-Arbel. Dr. Barel disclaims beneficial ownership of the foregoing shares except to the extent of his pecuniary interest therein, and except as to 31,793 Preferred Shares held in trust for him by SVM 3.

(3)	Including Genesis Partners II, L.D.C. which owns 2,830,801 Preferred Shares and Genesis Partners II (Israel) L.P. which owns 417,951 Preferred Shares. Mr. Eddy Shalev, Dr. Eyal Kishon, Mr. John Penhale and Mr. David Shotland are the directors of Genesis Partners II, L.D.C. The address of the Genesis entities is Ackerstein Towers, Bldg B, 11 HaMenofim St., Herzliya, 46733, Israel. The general partners of the Genesis entities are E. Shalev Management (2000) Ltd. and CIBC World Markets. E. Shalev Management (2000) Ltd. is managed by its directors Mr. Eddy Shalev, Dr. Eyal Kishon and Mr. Yair Shoham.

(4)	Including Poalim Ventures II L.P., which owns 1,190,389 Preferred Shares, Poalim Ventures I Ltd. which owns 587,120 Preferred Shares and Poalim Ventures Ltd. which owns 381,630 Preferred Shares. The address of the Poalim Ventures entities is Alrov Tower, 46 Rothschild Blvd, Tel Aviv 66883, Israel. Facsimile: 03-5675760. Poalim Ventures I Ltd. – investment decisions are generally subject to the approval of the board of directors of the company, except for investments up to certain amount which can be approved by the company’s management. The members of the board of directors are: Nir Burnstein (Chairman), Eran Gersht, Dan Falk, Natan Nissany, Yuval Cohen, Osnat Shinoter. Poalim Ventures Ltd. — investment decisions regarding venture capital holdings are generally subject to the approval of the board of directors of the company, except for investments up to certain amount which can be approved by the company’s CEO and Chairman. The members of the board of directors are: Nir Brunstein (Chairman), Hannah Feuer and Eran Gersht. Poalim Ventures II LP. – investment decisions are subject to the approval of the GP of the partnership – Poalim Ventures- Fund Management Ltd., the directors of which are currently: Dan Dankner, Nir Brunstein, Hannah Feuer and Eran Gersht.

(5)	Including Amadeus III, which owns 2,942,227 Preferred Shares, and Amadeus III Affiliates Fund LP, which owns 90,996 Preferred Shares. The address of Amadeus III is Mount Pleasant House2 Mount PleasantCambridgeCB3 0RN. The address of Amadeus III Affiliates Fund LP is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. Amadeus III funds are represented by the Manager: Amadeus Capital Partners Limited.Investment decisions are made by the Manager’s investment committee whose members are: Anne Glover, Hermann Hauser, Richard Anton and Roy Merritt, none of which has sole voting or investment power of such shares and each of which has shared voting and investment power of such shares. Each such individual disclaims any such beneficial ownership except to the extent of his pecuniary interest therein.

(6)	The Preferred Shares include the series A-1 preferred shares; ordinary preferred A shares and the ordinary preferred B shares.

(7)	Does not include 12 ordinary shares, which Dr. Sherman holds in her capacity as the trustee under Negevtech’s 2002 share option plan.

(8)	The address of Wellington Partners Venture III Technology Fund L.P. is Wellington Partners Ventures III Technology Fund L.P., c/o Aztec Financial Services Limited. PO Box 730, 32 Commercial Street, St Helier, Jersey, JE4 0QH, Channel Islands. Wellington Partners Venture III Technology Fund L.P. is represented by its general partner Wellington Partners Management Limited. Wellington Partners Management Limited is managed by its 5 directors: Mr. Rolf Christof Dienst, Mr. John Boothman, Mr. Trevor Hunt, Mr. Harald Keller and Mr. Ernst Mannheimer, none of which has sole voting or investment power of such shares and each of which has shared voting and investment power of such shares. Each such individual disclaims any such beneficial ownership except to the extent of his pecuniary interest therein. The address of Wellington entities is c/o Aztec Financial Services Limited. PO Box 730, 32 Commercial Street, St Helier, Jersey, JE4 0QH, Channel Islands.”

(9)	Warrants to purchase preferred shares.

(10)	Warrants are held by Kreos Capital II Limited, whose address is St Paul’s Gate, New Street, St Helier, Jersey, JE4 8ZB. Kreos Capital II Limited is represented by its Manager, Kreos Capital Limited, whose address is Geneva Place, Waterfront Drive, PO BOX 3469, Road Town, Tortola, British Virgin Islands. Investment decisions are taken by the Manager’s investment committee, whose members are Geoffrey Woolley, Malcolm Williams, Ross Ahlgren, Raoul Stein and Marten Vading, none of whom has sole voting or investment power of such warrants and each of whom has shared voting and investment power of such warrants. Each such individual disclaims any such beneficial ownership except to the extent of his pecuniary interest therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF IGPAC

        Security Ownership of Certain Beneficial Owners and Management of IGPAC

        The following table sets forth information regarding the beneficial ownership of IGPAC’s common stock and Class B common stock as of May 13, 2008, based on information known to IGPAC, with respect to the beneficial ownership of shares of its common stock and Class B common stock, by:

—	each person known by IGPAC to be the beneficial owner of more than 5% of its outstanding shares of common stock;

—	each of IGPAC's officers, directors and senior advisors ; and

—	all of IGPAC's officers and directors as a group.

         At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding IGPAC or its securities, IGPAC, IGPAC’s stockholders, Negevtech or Negevtech’s stockholders and/or their respective affiliates may purchase shares from institutional and other investors, or execute agreements to purchase such shares from them in the future, or enter into transactions with such persons and others to provide them with incentives to acquire shares of IGPAC’s Class B common stock or vote their shares in favor of the merger proposal. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that the holders of a majority of the common stock and Class B common stock cast on the merger proposal vote in its favor and that holders of fewer than 20% of the Class B common stock vote against the merger proposal and demand conversion of their Class B common stock into cash where it appears that such requirements would otherwise not be met. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options, the transfer to such investors or holders of shares or warrants owned by the officers, directors and stockholders of IGPAC for nominal value and the grant to such investors and holders of rights to nominate directors of Negevtech. However, IGPAC will not enter into any such arrangement prior to the closing of the merger that requires it to purchase Class B common stock, either prior to or after the consummation of the merger, and no funds in its trust account will be used to make such purchases or to fund other such arrangements.

        Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Common Stock		Class B Common Stock
Name and Address of Beneficial Owner(1)	Number	Percent	Number	Percent

Andrew M. Weiss (2)
29 Commonwealth Avenue
Boston Mass. 02116	__	__	1,182,096	11.6%

Pequot Capital Management, Inc. (3)
500 Nyala Farm Road
Westport, CT 06880	55,400	5.2%	__	__

QVT Financial LP (4)
1177 Avenue of the Americas
New York, NY 10036	__	__	813,100	7.94%

Jonathan M. Glaser (5)
11601 Wiltshire Boulevard
Suite 2180
Los Angeles, CA 90025	__	__	783,500	7.7%

Daniel Albert David (5)
100 Drakes Landing
Suite 207
Greenbrae, CA 94904	__	__	583,500	5.7%

Roger Richter (5)
One Sansome Street
San Francisco, CA 94104	__	__	583,500	5.7%

Pacific Assets Management LLC (5)
100 Drakes Landing
Suite 207
Greenbrae, CA 94904	__	__	583,500	5.7%

	Common Stock			Class B Common Stock
Name and Address of Beneficial Owner(1)	Number		Percent	Number	Percent

Pacific Capital Management, Inc. (5)
100 Drakes Landing
Suite 207
Greenbrae, CA 94904	__		__	583,500	5.7%

JMG Triton Offshore Fund, Ltd. (5)
Nemours Chambers
PO Box 3170
Road Town, Tortola BVI	__		__	583,500	5.7%

Deutsche Bank AG (6)
Theodor-Heuss-Allee 70
60468 Frankfurt am Main
Federal Republic of Germany	__		__	856,958	8.37%

Jack Silver (7)
SIAR Capital LLC
660 Madison Avenue
New York, NY 10021	92,000		8.6%	__	__

HBK Investments L.P.(8) 300 Crescent Court, Suite 700 Dallas, Texas 75201				637,165	6.2%

Dror Gad	100	(9)	*	__	__

Matty Karp	__	(10)	*	__	__

Carmel Vernia	__	(11)	*	__	__

Lior Samuelson (13)	__	(12)	*	__	__

George Hervey	__	(14)	*	__	__

All executive officers and directors as
a group (3 persons)	100	(15)	*	__	__

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following is Yahalom Tower (28th Floor), 3a Jabotinsky St., Ramat Gan 52520, Israel.

(2)	Based on information contained in a Schedule 13-G filed on February 12, 2008, by Weiss Asset Management, LLC, Weiss Capital LLC and Andrew M. Weiss, PH.D, Mr. Andrew M. Weiss, PH.D beneficially owns 1,182,096 shares of IGPAC’s Class B common stock, Weiss Asset Management, LLC beneficially holds 859,832 shares of IGPAC’s Class B common stock (which include shares beneficially owned by a private investment partnership of which Weiss Asset Management, LLC is the sole general partner) and Weiss Capital LLC beneficially holds 322,264 shares of IGPAC’s Class B common stock (which include shares beneficially owned by a private investment corporation of which Weiss Capital is the sole investment manager). Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, the Investment Manager of such private investment corporation.

(3)	Based on information contained in a Schedule 13-G filed on February 12, 2008 and Schedule 13-G filed on February 13, 2008 by Pequot Capital Management, Inc., Pequot Capital Management, Inc. beneficially holds 55,400 shares of IGPAC’s common stock. The sole director and controlling stockholder of Pequot Capital Management, Inc. is Arthur J. Samberg.

(4)	Based on information contained in a Schedule 13-G filed on January 31, 2008 by QVT Financial LP, QVT Financial GP LLC, QVT Fund LP and QVT Associates GP LLC, QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 723,931 shares of IGPAC’s Class B common stock and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 80,611 shares of IGPAC’s Class B common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 8,558 shares of IGPAC’s Class B common stock. QVT Financial has the power to direct the vote and disposition of the IGPAC’s Class B common stock held by each of the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 813,100 shares of IGPAC’s Class B common stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account.

QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of IGPAC’s Class B common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of IGPAC’s Class B common stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 804,542 shares of IGPAC’s Class B common stock.

(5)	Based on information contained in a Schedule 13-G filed on June 4, 2007, the following entities each beneficially own 583,500 shares of IGPAC’s Class B common stock: Pacific Assets Management, LLC “PAM”); Pacific Capital Management, Inc (“PCM”); and JMG Triton Offshore Fund, Ltd. (the “JMG Fund”).

PAM is an investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock. PAM is the investment adviser to the JMG Fund and PCM is a member of PAM. Jonathan M. Glaser, Daniel Albert David and Roger Richter are control persons of PCM and PAM.

JMG Capital Management, LLC (“JMG LLC”) and JMG Capital Management, Inc. (“JMG Inc”) beneficially own 200,000 shares of IGPAC’s Class B common stock. Mr. Glaser is the control person of JMG, LLC and JMG Inc. In aggregate, Mr. Glaser beneficially owns 783,500 shares of IGPAC’s Class B common stock.

(6)	Based on information contained in a Schedule 13-G filed on February 5, 2008, by Deutsche Bank AG and Deutsche Bank AG, London Branch, the Reporting Person owns 856,958 of IGPAC’s Class B common stock.

(7)	Based on information contained in a Schedule 13-G filed on February 8, 2008 by Jack Silver and Sherleigh Associates Inc. Defined Benefit Pension Plan, Jack Silver beneficially owns 92,000 shares of common stock of Israel Growth Partners Acquisition Corp. Such shares of common stock beneficially owned by Mr. Silver include 92,000 shares of common stock held by Sherleigh Associates Inc. Defined Benefit Pension Plan, a trust of which Mr. Silver is the trustee, but excludes 460,000 shares of common stock issuable upon exercise of warrants held by Sherleigh Associates Inc. Defined Benefit Pension Plan, which warrants are not exercisable until the completion of a business combination. Mr. Silver has the sole voting and dispositive power with respect to all 92,000 shares of common stock beneficially owned by him.

(8)	Based on information contained in a Schedule 13-G filed by HBK Investments L.P. a Delaware limited partnership, HBK Services LLC a Delaware limited liability company, HBK Partners II L.P. a Delaware limited partnership, HBK Management LLC a Delaware limited liability company and HBK Master Fund L.P. a Cayman Islands limited partnership, On March 20, 2008, HBK Investments L.P. beneficially holds 637,165 shares of IGPAC’s Class B Common stock.
HBK Investments L.P. has delegated discretion to vote and dispose of the Securities to HBK Services LLC (“Services”). Services may, from time to time, delegate discretion to vote and dispose of certain of the Securities to HBK New York LLC, a Delaware limited liability company, HBK Virginia LLC, a Delaware limited liability company, HBK Europe Management LLP, a limited liability partnership organized under the laws of the United Kingdom, and/or HBK Hong Kong Ltd., a corporation organized under the laws of Hong Kong (collectively, the “Subadvisors”). Each of Services and the Subadvisors is under common control with HBK Investments L.P. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members (collectively, the “Members”) of HBK Management LLC.

(9)	Does not include 1,159,714 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

(10)	Does not include 1,317,858 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

(11)	Does not include 1,581,428 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

(12)	Does not include 247,500 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

(13)	The business address of Mr. Samuelson is c/o IGPAC Capital L.L.C., One Fountain Square, 11911 Freedom Drive, Suite 1080, Reston, Virginia 20190.

(14)	Does not include 148,500 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

(15)	Does not include 4,059,000 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

TAXATION

Material U.S. Federal Tax Consequences

        The following summary discusses the material U.S. federal tax consequences of the merger and the ownership and disposition of Negevtech ordinary shares (“Negevtech Shares”) to IGPAC stockholders. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the related Treasury Regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger. No assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below. This discussion does not address, for example, state, local, or foreign tax consequences.

         This discussion is not a comprehensive description of all of the U.S. federal tax consequences that may be relevant with respect to the Merger and the ownership and disposition of Negevtech Shares. For example, this discussion does not address the U.S. federal estate, gift or excise tax consequences that may be relevant but are not material with respect to the merger and ownership and disposition of Negevtech Shares. We urge IGPAC stockholders to consult their own tax advisor regarding their particular circumstances and the U.S. federal income and estate tax consequences to them of the Merger and the ownership and disposition of the Negevtech Shares, as well as any tax consequences arising under the laws of any state, local, or foreign or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

        This discussion is for general information only and does not address all aspects of the U.S. federal income taxation that may be important to a particular IGPAC stockholder in light of its investment or tax circumstances or to IGPAC stockholders subject to special tax rules, such as: banks; financial institutions; insurance companies; dealers in stocks, securities, or currencies; traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; tax-exempt organizations; real estate investment trusts; regulated investment companies; qualified retirement plans, individual retirement accounts, and other tax-deferred accounts; persons holding IGPAC common stock or Class B common stock as part of a straddle, hedge, conversion transaction, or other integrated transaction; persons who acquired IGPAC common stock or Class B common stock pursuant to the exercise of any employee stock option or otherwise as compensation for services; U.S. Holders (defined below) whose functional currency is other than the U.S. dollar; and persons other than U.S. Holders (defined below).

        This discussion applies only to IGPAC stockholders who are U.S. Holders that hold their shares of IGPAC common stock or Class B common stock, and will hold Negevtech Shares received in exchange for their shares of IGPAC common stock, as capital assets within the meaning of Section 1221 of the Code. For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of IGPAC common stock or Class B common stock that is any of the following:

■	a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;

■	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

■	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

■	a trust if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

■	a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of IGPAC common stock or Class B common stock, the U.S. federal income tax consequences to a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A U.S. Holder of IGPAC common stock or Class B common stock that is a partnership and the partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger and the Negevtech Shares.

U.S. Federal Income Tax Consequences of an Exercise of Conversion Rights

        If a U.S. Holder of IGPAC Class B common stock exercises such holder’s conversion rights and surrenders shares of Class B common stock, this will be a taxable transaction, the consequences of which may vary depending on the holder’s particular facts and circumstances.

        Under Section 302 of the Code, a U.S. Holder’s exercise of conversion rights will be treated as a sale or exchange if it (i) results in a “complete redemption” of such holder’s interest in IGPAC stock under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate” with respect to such holder under Section 302(b)(2) of the Code, or (iii) is “not essentially equivalent to a dividend” with respect to such holder under Section 302(b)(1) of the Code (collectively, the “Redemption Tests”). Contemporaneous dispositions or acquisitions of shares by the holder (or related persons or entities) may be deemed to be part of a single integrated transaction that will be taken into account in determining whether the holder satisfies any of the Redemption Tests

         In determining whether any of the Redemption Tests is satisfied, the holder must take into account not only shares of IGPAC stock that such holder actually owns, but also shares of IGPAC stock that such holder constructively owns under Section 318 of the Code. Under Section 318, the holder may constructively own (i) shares that are actually owned, and in some cases constructively owned, by certain related individuals or entities, and (ii) shares that the holder has the right to acquire by exercise of an option, warrant, or conversion right. Thus, for example, even if a U.S. Holder converts all of its shares of IGPAC stock for cash, such holder will still constructively own IGPAC stock after the conversion if such holder holds IGPAC warrants.

        If a U.S. Holder satisfies one or more of the Redemption Tests, the holder will qualify for sale or exchange treatment and will recognize capital gain or loss equal to the difference between (a) the amount of cash received and (b) the tax basis of the shares of IGPAC Class B common stock surrendered in exchange therefor. Such capital gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the shares surrendered is more than one year at the time of the exchange, and otherwise will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations. If the holder satisfies none of the Redemption Tests, the amount of cash received for its shares will be treated as a distribution, all or a portion of which may be taxable as a dividend.

        U.S. Holders of IGPAC Class B common stock should consult their own tax advisors regarding the amount and character of the income recognized upon an exercise of their conversion rights.

U.S. Federal Income Tax Consequences of the Merger

        The surrender of your IGPAC common stock or Class B common stock pursuant to the Merger may be a taxable transaction. In connection with the U.S. federal income tax consequences of the Merger, no ruling has been requested from the Internal Revenue Service and no opinion of counsel will be obtained.

         If the Internal Revenue Service determines that the Merger does not constitute a reorganization within the meaning of Section 368(a) of the Code or the requirements of Section 367 of the Code have not been met, the Merger will be treated as a taxable exchange in which each IGPAC stockholder would be required to recognize gain. If the Merger does not constitute a reorganization within the meaning of Section 368(a), a U.S. Holder also would recognize any loss it realized in the Merger. The amount of capital gain or loss which IGPAC stockholders may recognize on the surrender of IGPAC common stock or Class B common stock pursuant to the Merger is equal to the difference between (a) the sum of the fair market value of any Negevtech Shares and cash received in lieu of a fractional Negevtech Share and (b) the tax basis of the shares of IGPAC common stock surrendered in exchange therefor. Any recognized gain or loss will generally be long-term capital gain if the IGPAC stockholder’s holding period with respect to the shares surrendered is more than one year at the time of the exchange, and otherwise will be short-term capital gain. The deductibility of capital losses is subject to limitations. Individuals generally qualify for favorable tax rates on long-term capital gains. Long-term capital gain of a non-corporate U.S. Holder that is recognized in taxable years beginning before January1, 2011 is generally taxed at a maximum rate of 15%. Capital gains of corporate U.S. Holders and short-term capital gains of non-corporate U.S. Holders are generally taxable at a maximum rate of 35%. The amount and character of gain or loss will be computed separately for each block of IGPAC common stock or Class B common stock that was purchased by the U.S. Holder.

U.S. Federal Income Tax Consequences Relating to the Ownership and Disposition of Negevtech Shares

        The following summary discusses the material U.S. federal income tax consequences to IGPAC stockholders who are U.S. Holders and who receive Negevtech Shares in exchange for IGPAC common stock or Class B common stock surrendered pursuant to the Merger.

Taxation of Dividends and Other Distributions on the Shares

         Subject to the discussion under “Passive Foreign Investment Company”, the gross amount of distributions made by Negevtech with respect to the Negevtech Shares (including the amount of any taxes withheld therefrom) generally will be includable in a U.S. Holder’s gross income in the year received as ordinary dividend income, but only to the extent that the distribution is paid out of Negevtech’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent, if any, that the amount of the distribution exceeds Negevtech’s current and accumulated earnings and profits, it will be treated first as a tax-free return of the U.S. Holder’s tax basis in its Negevtech Shares, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain. However, Negevtech does not intend to calculate its earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will generally be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. The dividends will not be eligible for the dividends-received deduction allowed to corporations.

        With respect to non-corporate U.S. Holders, including individual U.S. Holders, for taxable years beginning before January 1, 2011, current law provides that dividends may be “qualified dividend income” which is taxed at the lower applicable capital gains rate provided that (1) either (a) Negevtech Shares are readily tradable on an established securities market in the United States, or (b) Negevtech is eligible for the benefits of a comprehensive income tax treaty with the United States, (2) Negevtech is not a passive foreign investment company (as discussed below) for either its taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. It is expected that Negevtech Shares will be considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ stock market.

        U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid by Negevtech with respect to Negevtech Shares, including the effects of any change in law after the date of this prospectus.

         Subject to certain conditions and limitations, including potential limitations under the United States-Israel Treaty, taxes paid on or withheld from distributions from Negevtech and not refundable may be credited against a U.S. Holder’s U.S. federal income tax liability or, alternatively, may be deducted from the U.S. Holder’s taxable income. This election is made on a year-by-year basis and applies to all foreign taxes paid by or withheld from the U.S. Holder that year.

        Distributions by Negevtech will constitute foreign source income for foreign tax credit limitation purposes. The foreign tax credit limitation is calculated separately with respect to two specific classes of income. For this purpose, distributions characterized as dividends distributed by Negevtech will generally constitute “passive category income” or, in the case of certain U.S. Holders, “general category income.” Special limitations may apply if a dividend is treated as qualified dividend income.

        Since the rules governing foreign tax credits are complex, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

         Taxation of Dispositions of Negevtech Shares. Subject to the “Passive Foreign Investment Company” discussed below, IGPAC stockholders will recognize taxable gain or loss on any sale, exchange or other taxable disposition of Negevtech Shares ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ordinary share and the U.S. Holder’s tax basis (in U.S. dollars) in the ordinary share. The gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period with respect to the shares surrendered is more than one year at the time of the exchange, and otherwise will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations. Individuals generally qualify for favorable tax rates on long-term capital gains. Long-term capital gains of a non-corporate U.S. Holder that are recognized in taxable years beginning before January 1, 2011 generally are taxable at a maximum rate of 15%. Capital gains of corporate U.S. Holders and short-term capital gains of non-corporate U.S. Holders generally are taxable at a maximum rate of 35%.

Such gain or loss generally will be treated as U.S. source income or loss. U.S. Holders should consult their own tax advisors regarding the proper treatment of gain or loss in their particular circumstances, including the effects of any applicable income tax treaties.

        U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences if they receive currency other than U.S. dollars upon the disposition of Negevtech Shares.

Passive Foreign Investment Company

        A non-U.S. corporation is considered to be a PFIC for any taxable year if, applying certain look-through rules, either:

—	at least 75% of its gross income is passive income; or

—	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

        Negevtech does not expect to be a PFIC for United States federal income tax purposes for its current taxable year ending December 31, 2007. However, its PFIC status is a factual determination made after the close of each taxable year and thus there can be no assurance that Negevtech will not be treated as a PFIC in its current taxable year or future taxable years.

        If Negevtech is a PFIC for any taxable year during which a IGPAC stockholder holds Shares, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” that the U.S. Holder receives and any gain the U.S. Holder realizes from a sale or other disposition (including a pledge) of the Shares, unless the U.S. Holder makes a “mark-to-market” election as discussed below. Under these special tax rules:

—	the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the Negevtech Shares;

—	the amount allocated to the current taxable year, and any period in the U.S. Holder's holding period prior to the first taxable year in which Negevtech became a PFIC, will be treated as ordinary income; and

—	the amount allocated to each other year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

         If Negevtech is a PFIC for any year during which a U.S. Holder holds Negevtech Shares, Negevtech generally will continue to be treated as a PFIC with respect to the U.S. Holder for all succeeding years during which the U.S. Holder holds Negevtech Shares. If Negevtech ceases to be a PFIC, the U.S. Holder may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to the Negevtech Shares.

         If a U.S. Holder makes a mark-to-market election, such U.S. Holder generally will include as ordinary income the excess, if any, of the fair market value of the Negevtech Shares at the end of each taxable year over their adjusted basis, and will be permitted an ordinary loss in respect of the excess, if any, of the adjusted basis of the Negevtech Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Any gain recognized on the sale or other disposition of the Negevtech Shares will be treated as ordinary income. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in the applicable U.S. Treasury regulations. The Negevtech Shares will be “marketable stock” as long as they are listed and remain listed on he NASDAQ stock market and are regularly traded. There can be no assurance that the Negevtech Shares will be treated or continue to be treated as “regularly traded.”

        U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to an investment in the Negevtech Shares.

        If a U.S. Holder were to make an election to treat Negevtech as a qualified electing fund (“QEF”) under Section 1295 of the Code (a “QEF Election”), the U.S. Holder generally would not be subject to the default rules discussed above. Instead, the U.S. Holder would be subject to current U.S. federal income taxation on its pro rata share of Negevtech’s ordinary earnings and net capital gain, regardless of whether such amounts are actually distributed to the U.S. Holder by Negevtech. However, U.S. Holders can make a QEF Election only if Negevtech agrees to furnish them annually with certain tax information. Negevtech does not intend to prepare or provide such information. Accordingly, US Holders will not be able to make a QEF Election with respect to Negevtech.

Information Reporting and Backup Withholding

        Dividend payments with respect to Shares and proceeds from the sale, exchange or redemption of Shares may be subject to information reporting to the Internal Revenue Service and possible U.S. backup withholding at a current rate of 28%. Backup withholding will not apply, however, to an IGPAC stockholder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. IGPAC stockholders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service and furnishing any required information.

        Conversion Rights

        If you vote against the adoption of the merger agreement and approval of the merger, the acquisition of Negevtech and the other transactions contemplated by the merger agreement and elect a cash conversion of your Class B common stock into your pro-rata portion of the trust fund and as a result receive cash in exchange for your Class B common stock, there may be certain adverse tax consequences, such as realizing a gain or loss on your investment in IGPAC shares. IGPAC URGES YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

        THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL US FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND THE EXERCISE OF CONVERSION RIGHTS. IGPAC STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE US FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF PARTICIPATION IN THE MERGER IN LIGHT OF THEIR INDIVIDUAL FACTS AND CIRCUMSTANCES.

Material Israeli Tax Considerations – Taxation of Negevtech Shareholders

The following summarizes the main Israeli tax considerations for Negevtech Shareholders subsequent to the merger:

Capital Gains Tax

Israeli law generally imposes a capital gains tax on the sale of capital assets located in Israel, including shares of Israeli resident companies, unless a specific exemption is available or unless a treaty for the avoidance of double taxation between Israel and the country of the nonresident provides otherwise. An individual is subject to a 20% tax rate on real capital gains derived from the sale of shares, as long as the individual has not demanded a deduction of interest and linkage differences in connection with the purchase and holding of the securities; and as long as the individual is not a substantial shareholder of the company issuing the shares, which is generally a shareholder with 10% or more of the right to profits, the right to nominate a director and voting rights. A substantial shareholder (or a shareholder who has demanded a deduction of interest and linkage differences) will be subject to tax at a rate of 25% on real capital gains derived from the sale of shares issued by the company. The determination of whether the individual is a substantial shareholder will be made on the date that the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding this date he or she had been a substantial shareholder. The foregoing tax rates, however, will not apply to dealers in securities.

Corporations are subject to corporate tax rates in respect of capital gains from the sale of publicly-traded shares in Israeli companies. Recent changes in the law will reduce the corporate tax rate from 27% in 2008 to 26% in 2009 and 25% in 2010 and thereafter. Between 2006 and 2009, however, corporations whose taxable income was not determined immediately before the 2006 Tax Reform was published, pursuant to part B of the Israeli Income Tax Law (Inflationary Adjustments), 1985, or pursuant to the Income Tax Regulations (Rules on Bookkeeping by Foreign Invested Companies and Certain Partnership and Determination of their Chargeable Income), 1984, or the Dollar Regulations, will generally be taxed at a rate of 25% on their capital gains from the sale of their shares.

Non-residents of Israel, including corporations, will generally be exempt from any capital gains tax from the sale of shares so long as (i) the gains are not derived through a permanent establishment that the non-resident maintains in Israel, (ii) the shares remain listed for trading on a designated stock market and (iii) the shares were purchased after being listed on the designated stock market. These provisions dealing with capital gains are not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income. In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, which we refer to as the United States-Israel Tax Treaty, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the United States-Israel Tax Treaty and who is entitled to claim the benefits afforded to such person by the United States-Israel Tax Treaty, which we refer to as a Treaty United States Resident, generally will not be subject to the Israeli capital gains tax unless such Treaty United States Resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding such sale, exchange or disposition, subject to certain conditions. In addition, a temporary provision of the Israeli tax laws exempts treaty country residents from capital gains tax on the sale of securities in Israeli companies purchased between July 1, 2005 and December 31, 2008, if certain conditions are met.

Israeli-sourced Passive Income

Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. These sources of income include passive income, including dividends, royalties and interest, as well as non-passive income from services rendered in Israel. For so long as the securities of Negevtech are publicly traded, on distribution of dividends other than bonus shares (or share dividends), income tax is withheld at the rate of 20% for dividends paid to individuals or foreign corporations and, upon application to the tax authorities, 15% for dividends generated by an Approved Enterprise, unless in each case a different rate is provided in a treaty between Israel and the shareholder’s country of residence. Under the United States-Israel Tax Treaty, the maximum tax on dividends paid to a holder of ordinary shares who is a U.S. resident will be 25%. The maximum tax rate on dividends not generated by an Approved Enterprise paid to a U.S. corporation holding at least 10% of our voting power is 12.5%. A non-resident of Israel who receives dividends from which tax was withheld is generally exempt from the duty to file returns in Israel in respect of such income, provided such income was not derived from a business conducted in Israel by the taxpayer, and the taxpayer has no other taxable sources of income in Israel.

EXCHANGE CONTROLS AND LIMITATIONS AFFECTING STOCKHOLDERS

         Non-residents of Israel who purchase ordinary shares will be able to convert dividends, if any are declared, and liquidation distributions into freely repatriable non-Israeli currencies at the rate of exchange prevailing at the time of conversion, pursuant to a general permit issued by the Israeli Controller of Foreign Exchange at the Bank of Israel under the Currency Control Law, 1978, referred to as the “Currency Control Law”, provided that Israeli income tax has been paid (or withheld) on such amounts. However, legislation remains in effect under which currency controls can be imposed by administrative action at any time.

        Pursuant to a general permit under the Currency Control Law, Israeli residents are generally eligible to purchase ordinary shares.

        There are no limitations on Negevtech’s ability to import and export capital.

ENFORCING CIVIL LIABILITIES

        Negevtech is an Israeli stock corporation and its directors, executive offices and a substantial portion of its assets are located outside the United States. As a result, it may be difficult for investors:

—	to obtain jurisdiction over Negevtech or its board members in courts in the United States in actions predicated on the civil liability provisions of the U.S. federal securities laws;

—	to enforce against Negevtech or its board members judgments obtained in such actions;

—	to obtain judgments against Negevtech or its board members in actions in non-U.S. courts predicated solely upon the U.S. federal securities laws; or

—	to enforce against Negevtech or its board members in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

LEGAL MATTERS

        The validity of the Negevtech ordinary shares offered by this proxy statement/prospectus will be passed upon for Negevtech by Tulchinsky Stern Marciano Cohen and Co., Negevtech’s Israeli counsel.

EXPERTS

        The consolidated financial statements of Negevtech Ltd. as of December 31, 2006 and 2007 and for each of the three years in the period ended December 31, 2007 included in this registration statement on Form F-4 have been so included in reliance on the report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1(a)1 to the consolidated financial statements, of Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of IGPAC as of July 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended July 31, 2007 and the financial statements of IGPAC as of January 31, 2008 and the related statements of operations, stockholders’ equity and cash flows for the period ended January 31, 2008 included in this proxy statement/prospectus have been so included in reliance on the report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note A to the financial statements of Ziv Haft, certified public accountants, an independent registered public accounting firm in Israel and a member firm of BDO, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of IGPAC as of July 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the period from inception (August 1, 2005) to July 31, 2006 included in this proxy statement/prospectus have been so included in reliance on the report of BDO Seidman, LLP, certified public accountants, an independent registered public accounting firm in the United States of America and a member firm of BDO, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

        As of the date of this proxy statement/prospectus, the IGPAC board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

SHAREHOLDER PROPOSALS

        In view of the expected timing of the merger, IGPAC does not expect to hold an annual meeting of stockholders in 2008. In the event the merger is not consummated IGPAC will take all such action necessary to dissolve IGPAC, distribute the funds in the trust account to the holders of IGPAC’s Class B common stock and liquidate and wind up the Corporation’s affairs as soon as reasonably practicable after approval by IGPAC’s stockholders of such dissolution (subject to the requirements of the Delaware General Corporation Law). Such actions include, upon obtaining the required stockholder approval, providing prompt notice to the trustee of the trust account who will then notify the accounts where the funds are invested to commence liquidation of any investments that are not already in cash and distribution to all of IGPAC’s Class B common stockholders, in proportion to their respective equity interest in the Class B common stock, of an aggregate sum equal to the amount in the trust fund, inclusive of any interest, and all then outstanding shares of Class B common stock will be automatically cancelled. There will be no distribution from the trust fund with respect to IGPAC’s common stock or IGPAC’s Class W and Class Z warrants. IGPAC will then use any of its remaining cash outside of the trust account to pay liabilities. The amount to be distributed to IGPAC’s remaining stockholders in a liquidation will be the remaining cash outside of the trust account which is not used to pay IGPAC’s liabilities.

WHERE YOU CAN FIND MORE INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about IGPAC from other documents that are not included in or delivered with this proxy statement/prospectus. However, these documents have been furnished to you with this proxy statement/prospectus, as described below.

        Negevtech has filed a registration statement on Form F-4 to register with the Securities and Exchange Commission, or SEC, the ordinary shares, the warrants and the underwriter’s purchase option and the shares underlying the warrants and the underwriter’s purchase option that Negevtech will issue to IGPAC stockholders, warrantholders and underwriters, as applicable, in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Negevtech in addition to being a proxy statement for IGPAC for its special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement, including its exhibits, annexes and schedules, for further information about Negevtech and the ordinary shares of Negevtech being offered hereby.

        You may read and copy, or obtain by mail, the Negevtech registration statement, of which this proxy statement/prospectus forms a part, and the exhibits and schedules thereto at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers that file electronically with the SEC. These SEC filings, and the registration statement filed by Negevtech File No.333-149936 are available at the Internet website maintained by the SEC at www.sec.gov. The SEC filings are also available to the public from commercial document retrieval services. You may also obtain copies of the Negevtech registration statement and the exhibits and schedules thereto without charge from Negevtech by requesting them in writing or by telephone at the following address:

Negevtech
Investor Relations
12 Hamada St.
Rehovot 76703
Israel
Telephone: 972-8-931-2222
Fax: 972-8-936-6051
Email address: www.negevtech.com

        In order to receive timely delivery of the documents in advance of the special meeting of stockholders, you should make your request to Negevtech or IGPAC, as the case may be, no later than [—], 2008.

        IGPAC files annual, quarterly and special reports, proxy statements and other information with the SEC. Stockholders may read and copy any reports, statements or other information IGPAC files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov.

        All information contained in this document or incorporated in this document by reference relating to Negevtech has been supplied by Negevtech, and all such information relating to IGPAC has been supplied by IGPAC. The website address of Negevtech in this proxy statement/prospectus is intended to be an inactive textual reference only and neither Negevtech nor IGPAC intends to incorporate any information from such website into this proxy statement/prospectus, and you should not consider any information on Negevtech’s website to be part of this proxy statement/prospectus.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [—], 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO IGPAC STOCKHOLDERS NOR THE ISSUANCE BY NEGEVTECH OF ORDINARY SHARES IN CONNECTION WITH THE MERGER WILL CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

ANNEXES

Annex 1
Agreement and Plan of Merger

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ISRAEL GROWTH PARTNERS ACQUISITION CORPORATION,
NEGEVTECH LTD.

and

NEGEVTECH ACQUISITION SUBSIDIARY CORP.

March 6, 2008

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 6, 2008, by and among Israel Growth Partners Acquisition Corporation, a Delaware corporation (“IGPAC”), Negevtech Ltd., an Israeli company (“Parent”), and Negevtech Acquisition Subsidiary Corp., a Delaware corporation (“Merger Sub”). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules delivered concurrently herewith.

RECITALS

    A.        Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Parent and IGPAC intend to enter into a business combination transaction by means of a merger between Merger Sub and IGPAC in which IGPAC will merge with Merger Sub pursuant to which Merger Sub will cease to exist and IGPAC will be the surviving entity and a wholly owned subsidiary of Parent.

    B.        The Boards of Directors of each of IGPAC, Parent and Merger Sub have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (capitalized terms shall have the meaning ascribed to them in Section 8.3 of this Agreement):

ARTICLE I

THE MERGER

    1.1.       The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into IGPAC (the “Merger”), the separate corporate existence of Merger Sub shall cease and IGPAC shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. IGPAC as the surviving corporation after the Merger is consummated is hereinafter sometimes referred to as the “Surviving Corporation.”

    1.2.       Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL a certificate of merger as soon as practical on or after the Closing Date. Unless this Agreement shall have been terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) shall take place at the offices of Yigal Arnon & Co. at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VI (excluding conditions that by their nature cannot be satisfied until the Closing Date), or at such other time, date and location as the parties hereto agree in writing, but in no event later than July 18, 2008 (the “Closing Date”). Closing signatures may be transmitted by facsimile. The Merger shall become effective on (i) the date and time the certificate of merger is duly filed with and accepted by the Secretary of State of the State of Delaware or (ii) such subsequent time as Parent and IGPAC shall agree and as shall be specified in the certificate of merger (such time as the Merger becomes effective being the “Effective Time”).

    1.3.       Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of IGPAC and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of IGPAC and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4.       Certificate of Incorporation; Bylaws.

a.	The certificate of incorporation of IGPAC as in effect immediately prior to the Effective Time shall be amended in the Merger to read as set forth on Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof and as provided by applicable law.

b.	The bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation.

    1.5.       Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, IGPAC or the holders of any of the following securities, the following shall occur:

a.	Conversion of IGPAC Common Stock.

(i) Pursuant to IGPAC’s Charter Documents, immediately upon the Closing, all of the outstanding shares of Class B Common Stock for which conversion has not been demanded and whose holders did not vote against the Merger shall be deemed to automatically convert, effective as of the Closing, into the same number of shares of IGPAC Common Stock. Outstanding shares of Class B Common Stock for which conversion has been demanded prior to the Closing and whose holders voted against the Merger shall, effective as of the Effective Time, be converted into the right to receive cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund, calculated as of two Business Days prior to the Effective Time, by (ii) the total number of shares of Class B Common Stock then outstanding (prior to any conversion into shares of IGPAC Common Stock as aforesaid). The cash received upon such conversion shall be in full satisfaction of all rights pertaining to such shares of Class B Common Stock and such holders shall receive no further consideration pursuant to the Merger.

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(ii) Each share of IGPAC Common Stock issued and outstanding immediately prior to the Effective Time and each share of IGPAC Common Stock resulting from the conversion of Class B Common Stock into IGPAC Common Stock immediately upon the Closing in accordance with Section 1.5(a)(i) (collectively, the “IGPAC Stock”) will be automatically converted into the right to receive as of the Effective Time that number of Parent Ordinary Shares determined by multiplying such share by the Exchange Ratio and such shares of IGPAC Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of Certificates shall cease to have any rights with respect to such shares of IGPAC Stock. Shares of IGPAC Stock held by Parent, IGPAC or Merger Sub shall remain outstanding, shall not be exchanged under this Section 1.5(a)(ii) and no Parent Ordinary Shares shall be delivered with respect thereto.

(iii) Notwithstanding anything to the contrary, no fraction of a Parent Ordinary Share will be issued to any holders of IGPAC Stock pursuant to this Section 1.5(a). As of the Effective Time, each holder of IGPAC Stock who would otherwise be entitled to a fraction of a Parent Ordinary Share pursuant to this Section 1.5(a) (after aggregating all fractional shares of Parent Ordinary Shares that otherwise would be received by such holder), shall, upon surrender of such holder’s Certificate(s), be entitled to receive in lieu thereof from the Exchange Agent a cash payment in the amount of the Fractional Share Consideration (as defined below). At its discretion, Parent shall either (X) aggregate all fractional shares to which all holders of IGPAC Stock would otherwise be entitled to receive as aforesaid, with the resulting sum rounded to the nearest whole Parent Ordinary Share and such Parent Ordinary Shares will be issued to the Exchange Agent who will be instructed to sell all such Parent Ordinary Shares in the public market place for cash (which shall be used by the Exchange Agent to make all payments for fractional shares calculated) as soon as reasonably practicable following the Effective Time, or (Y) provide the Exchange Agent with an amount of cash sufficient to make all payments as of the Effective Time for such fractional shares to each holder of IGPAC Stock entitled to a fraction of a Parent Ordinary Share as aforesaid, the amount payable to each such holder will be equal to the IGPAC Price Per Share divided by the Exchange Ratio multiplied by the fractional share of Parent which would otherwise have been issuable to such holder in accordance with the foregoing. “Fractional Share Consideration” for the purposes of this Section 1.5(a)(iii) shall mean with respect to each holder of IGPAC Stock entitled to a fraction of a Parent Ordinary Share as aforesaid , his pro rata portion (when pro rated among all holders of IGPAC Stock entitled to a fraction of Parent Ordinary Shares as aforesaid) of the aggregate amount received by the Exchange Agent (a) from Parent, or (b) in consideration for the sale of the sum of all fractional shares of Parent Ordinary Shares, as provided above.

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(iv) Certificates representing the Parent Ordinary Shares into which the shares of IGPAC Stock are converted effective as of the Effective Time pursuant to this Section 1.5(a) shall be issued to the holder of such shares of IGPAC Stock upon surrender of the Certificate or Certificates in the manner provided in Section 1.6 (or, in the event that a Certificate was lost, stolen or destroyed, in the manner provided in Section 1.8).

(v) Dissenting Shares shall be treated in accordance with Section 1.10.

(vi) If, between the date of this Agreement and the Effective Time (and if permitted by Section 4.1) the outstanding shares of Parent Ordinary Shares or the outstanding shares of IGPAC Common Stock or Class B Common Stock shall have (except as contemplated in this Agreement) been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Exchange Ratio shall be appropriately adjusted to provide to the holders of shares of IGPAC Stock the same economic effect as contemplated by this Agreement prior to such event.

b.	Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.01 par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation as of the Effective Time.

    1.6.       Surrender of Certificates.

a.	Exchange Agent. American Stock Transfer & Trust Company shall be designated by the parties hereto to act as the exchange agent (the “Exchange Agent”) in the Merger on the terms set forth in an exchange agreement substantially in the form of Exhibit B (“Exchange Agreement”).

b.	Parent to Provide Common Stock. Promptly after the Effective Time, and in no event more than two Business Days thereafter, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, all of the Parent Ordinary Shares to be issued by Parent pursuant to Section 1.5(a) (“Closing Shares”).

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c.	Exchange Procedures. Promptly after the Effective Time, and in no event more than two Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Closing Date) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented outstanding shares of IGPAC Stock, which were converted into the right to receive Parent Ordinary Shares pursuant to Section 1.5(a): (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other customary provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Parent Ordinary Shares. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of Parent Ordinary Shares to be issued to such Shareholder in accordance with Section 1.5(a) above, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of Parent Ordinary Shares issuable or distributable pursuant to Section 1.5(a).

d.	Transfers of Ownership. If certificates representing Parent Ordinary Shares are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing Parent Ordinary Shares in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

e.	Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of IGPAC Stock, IGPAC Warrants or the Underwriter Purchase Option such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign (including Israeli) tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid, provided, however, that none of the Exchange Agent, Parent or the Surviving Corporation shall be entitled to withhold any amounts pursuant to this Section 1.6(e) if the Exchange Agent, Parent or the Surviving Corporation has received prior to the issuance or distribution of any Parent Ordinary Shares pursuant to this Agreement, such certificates or forms as are sufficient, under applicable law, to establish that withholding is not required (together with a satisfactory supporting legal opinion, if the Exchange Agent, Parent or the Surviving Corporation so requires) (with respect to Israeli withholding requirements a valid certificate of exemption from withholding with respect to services and assets will also be sufficient) or, if such certificates or forms are received by Parent before the date on which amounts are payable to a holder or former holder of IGPAC Stock, IGPAC Warrants or the Underwriter Purchase Option, then Parent shall withhold amounts consistent with such certificates or forms; provided, further, that the Exchange Agent, Parent or the Surviving Corporation agree that, before withholding and paying over any amounts to a taxing authority from any applicable jurisdiction with respect to a holder or former holder of IGPAC Stock, IGPAC Warrants or the Underwriter Purchase Option (and delivering to such holder the balance of the portion of the Parent Ordinary Shares payable to such holder or former holder of IGPAC Stock, IGPAC Warrants or the Underwriter Purchase Option pursuant to this Agreement), to the extent commercially practicable, Parent shall (or shall cause the Exchange Agent to) provide such holder or former holder with written notice and shall consult with such holder in order to minimize the amount of any such withholding. If the Exchange Agent, Parent or the Surviving Corporation so withholds amounts and pays them to applicable authorities, Parent shall furnish to the holder or former holder of IGPAC Stock, IGPAC Warrants or the Underwriter Purchase Option documents evidencing such withholding.

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f.	Termination of Exchange Agent Obligations. Closing Shares held by the Exchange Agent that have not been delivered to holders of Certificates within 180 days after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 1.6 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for Parent Ordinary Shares to which they are entitled.

g.	No Liability. Notwithstanding anything to the contrary in this Section 1.6, neither the Exchange Agent, Parent nor the Surviving Corporation shall be liable to a holder of Parent Ordinary Shares or IGPAC Stock or IGPAC Warrants or the Underwriter Purchase Option for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7.	No Further Ownership Rights in IGPAC Stock. All Parent Ordinary Shares issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of IGPAC Stock so converted, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of IGPAC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing outstanding shares of capital stock of IGPAC are presented to the Surviving Corporation for any reason, they shall be canceled and/or exchanged as provided in this Article I.

1.8.	Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit to that effect by the holder thereof, certificates representing the Parent Ordinary Shares which the shares of IGPAC Stock formerly represented by such Certificates were converted into; provided, however, that, as a condition precedent to the issuance of such certificates representing Parent Ordinary Shares, the owner of such lost, stolen or destroyed Certificates shall indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed; provided, however, that Parent may also, in its commercially reasonable discretion and as an additional condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

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    1.9.       Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of IGPAC and Merger Sub, the officers and directors of IGPAC, Parent and Merger Sub will take all such lawful and necessary action.

    1.10.       Shares Subject to Appraisal Rights.

a.	Notwithstanding Section 1.5 hereof, Dissenting Shares shall not be converted into a right to receive Parent Ordinary Shares. The holders thereof shall be entitled only to such rights as are granted by the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any stockholder of IGPAC who asserts appraisal rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to appraisal rights as provided in the DGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the appraisal rights process under the DCGL, the shares of IGPAC Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Parent Ordinary Shares as provided in Section 1.5(a). IGPAC shall give Parent prompt notice (but in any event no more than two Business Days thereafter) of any demands for payment received by IGPAC from a person asserting appraisal rights or withdrawal of appraisal rights from a person previously asserting appraisal rights and provide any other instruments delivered in connection with such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. IGPAC shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

b.	As used herein, “Dissenting Shares” means any shares of IGPAC Stock held by stockholders of IGPAC who are entitled to appraisal rights under the DGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to their shares in accordance with the DGCL.

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    1.11.       Warrants.

a.	As of the Effective Time each outstanding IGPAC Warrant shall automatically be deemed to constitute a warrant to acquire from Parent that number of Parent Ordinary Shares equal to the number of shares of IGPAC Common Stock which were subject to such IGPAC Warrant immediately prior to the Effective Time (whether or not such IGPAC Warrant had been exercisable prior to the Effective Time) multiplied by the Exchange Ratio (each an “Equivalent Warrant”). The exercise price for each Parent Ordinary Share exercisable pursuant to an Equivalent Warrant shall be equal to the aggregate exercise price of the IGPAC Warrant on the Effective Time divided by the number of Parent Ordinary shares for which it is exercisable pursuant to this Section 1.11 (a) (adjusted to the nearest cent). It being understood and agreed that there shall be no change in the aggregate exercise price payable upon exercise of such Equivalent Warrant.

b.	As soon as practicable after the Effective Time, Parent shall reserve for issuance all Parent Ordinary Shares issuable pursuant to Section 1.11(a).

c.	The provisions of Sections 1.5 (a) (ii), 1.5(a)(iii), 1.11(a) and 1.11(b) shall apply, mutatis mutandis, to the Underwriter Purchase Option, and HCFP/Brenner Securities shall execute and deliver a consent that the provisions of Sections 1.5(a)(ii), 1.5(a)(iii), 1.11(a) and 1.11(b) shall apply to the Underwriter Purchase Option, that no fraction of any Parent Ordinary Shares will be issued upon exercise of the Underwriter Purchase Option and any fraction of Parent Ordinary Shares, after aggregating all fractional shares of Parent Ordinary Shares that otherwise would be issuable upon exercise of the Underwriter Purchase Option, shall be rounded up to the nearest whole number (the “Underwriter Consent”).

    1.12.       Rule 145. All Parent Ordinary Shares issued pursuant to this Agreement to “affiliates” of IGPAC set forth on Schedule 1.12 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act.

    1.13.       Adjustments. In order to minimize the overall effect of fractional shares which may be issuable by Parent as a result of calculation of the Exchange Ratio (including, without limitation, upon exercise of IGPAC Warrants, Equivalent Warrants and the Underwriter Purchase Option), the Parent may, at its discretion, waive any portion of the Deductible IGPAC Expenses (thereby increasing the IGPAC Price Per Share) and/or may adjust its registered (authorized) share capital and/or its issued and outstanding share capital as of the Effective Time (thereby adjusting the Parent Price Per Share).

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Subject to the exceptions set forth in the schedules of Parent delivered by Parent and Merger Sub concurrently herewith (the “Parent Disclosure Schedule”) (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article II to the extent that it is reasonably apparent on its face from reading of the disclosure item that such disclosure is applicable) and as inducement to IGPAC to enter into the Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub represent and warrant to IGPAC, as follows (as used in this Article II and elsewhere in this Agreement, the term “Parent” includes the Subsidiaries, as hereinafter defined, unless the context clearly otherwise indicates):

    2.1       Organization and Qualification.

a.	Parent is a corporation duly incorporated and validly existing under the laws of the State of Israel and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth in Section 2.1(a) of the Parent Disclosure Schedule, Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered or made available to IGPAC or its counsel, provided, however that Parent will amend its Articles of Association upon, or prior to, the Closing to be in a form substantially similar to Exhibit C attached hereto. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

b.	Except as set forth in Section 2.1(b) of the Parent Disclosure Schedule, Parent is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each jurisdiction in which Parent is so qualified or licensed is listed in Section 2.1(b) of the Parent Disclosure Schedule.

c.	The minute books of Parent contain true, complete and accurate summary of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since 2002 Copies of such Corporate Records of Parent as of the date of this Agreement, have been heretofore made available to IGPAC or its counsel.

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d.	The share register of Parent contains true, complete and accurate records of the share ownership as of the date of such records. Copies of the share register of Parent have been heretofore made available to IGPAC or its counsel.

    2.2       Subsidiaries.

a.	Parent has no subsidiaries other than those listed on Section 2.2(a) of the Parent Disclosure Schedule (including Merger Sub), (each, a “Subsidiary” and, collectively, the “Subsidiaries”). Except for the Subsidiaries, Parent does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

b.	Each Subsidiary that is a corporation is duly incorporated, validly existing and in good standing (where such term is applicable) under the laws of its state of incorporation (as listed on Section 2.2(b) of the Parent Disclosure Schedule) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing (where such term is applicable) under the laws of its state of organization or formation (as listed on Section 2.2(b) of the Parent Disclosure Schedule) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Except as set forth in Section 2.2(b) of the Parent Disclosure Schedule, each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or such Subsidiary. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered or made available to IGPAC or its counsel. No Subsidiary is in violation of any of the provisions of its Charter Documents.

c.	Except as set forth in Section 2.2(c) of the Parent Disclosure Schedule, each Subsidiary is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or such Subsidiary. Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Section 2.2(c) of the Parent Disclosure Schedule.

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d.	The minute books of each Subsidiary contain true, complete and accurate summary of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders since 2002. Copies of the Corporate Records of each Subsidiary have been heretofore made available to IGPAC or its counsel.

    2.3        Capitalization.

a.	As of the date of this Agreement, the authorized share capital of Parent consists of NIS 74,000,000 divided into (I) 40,000,000 ordinary shares, par value NIS 1.00 each, of which (a) 1,072,365 Ordinary Shares are issued and outstanding, (b) 4,307,655 are reserved for issuance to employees, consultants, officers or directors of Parent and/or the Subsidiaries pursuant to Parent Option Plans, of which 3,874,453 have been granted (as detailed in Exhibit D) and the remaining are available for future grant of options, and (c) 18,566 are reserved for issuance upon exercise of outstanding warrants; (II) 3,500,000 Ordinary Preferred A Shares, par value NIS 1.00 each, of which 2,386,991 are issued and outstanding (the “Ordinary Preferred A Shares”), (III) 10,000,000 ordinary preferred B shares, par value NIS 1.00 each (the “Ordinary Preferred B Shares”), of which 9,000,062 are issued and outstanding, and (iv) 20,500,000 series A-1 preferred shares, par value NIS 1.00 each (the “Series A-1 Preferred Shares”), of which 12,011,283 are issued and outstanding (the outstanding Ordinary Preferred A Shares, Ordinary Preferred B Shares and Series A-1 Preferred Shares are collectively referred to herein as the “Parent Preferred Shares” and the Parent Preferred Shares together with the Parent Ordinary Shares, are collectively referred to herein as the “Parent Shares”). As of the Effective Time the authorized share capital of Parent will be sufficient to enable Parent to issue the Closing Shares, any Parent Ordinary Shares issuable pursuant to Section 1.11(a) and 1.11(c) and sufficient to meet its obligations pursuant to any Parent Option Plans and warrants to purchase Parent Ordinary Shares outstanding as of such time. All issued and outstanding Parent Shares are, and all issued and outstanding Parent Shares as of the Closing will be, validly issued, fully paid and nonassessable. As of the date of this Agreement and as it may be revised as of the Closing Date in accordance with the terms of this Agreement, except as set forth on Section 2.3(a) of the in the Parent Disclosure Schedule no Parent Shares are reserved for issuance upon the exercise of Parent Options, and no Parent Shares are reserved for issuance upon the exercise of outstanding warrants or other rights (other than Parent Options) to purchase Parent Shares. All Parent Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3(a) of the Parent Disclosure Schedule, there are no commitments or agreements of any character to which Parent is bound obligating Parent to accelerate the vesting of any Parent Shares as a result of the Merger. All outstanding Parent Shares and all outstanding Parent Options prior to the Closing Date have been or will be at the Closing issued and granted in compliance with (x) all applicable Israeli securities laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts. Parent has heretofore delivered or made available to IGPAC or its counsel true and accurate copies of the Employee Option Agreements and a true and complete list of the holders thereof, including their names and the numbers of Parent Shares underlying such Parent Options.

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b.	The Parent Ordinary Shares (including, without limitation, the Parent Ordinary Shares to be issued upon exercise of IGPAC Warrants and the Underwriter Purchase Option) to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and when paid for in accordance with the relevant document will be fully paid and nonassessable and shall not be subject to any Liens, Encumbrances, or to any rights of first refusal or pre-emptive rights of any kind (other than such rights of first refusal or pre-emptive rights set forth in the warrant agreement representing an outstanding IGPAC Warrant (each an “IGPAC Warrant Agreement”) or the Underwriter Purchase Option).

c.	Except as contemplated by this Agreement and except as set forth in Section 2.3(a) and Section 2.3(b) of the Parent Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

d.	Except as contemplated by this Agreement and except as set forth on Section 2.3(d) of the Parent Disclosure Schedule hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Parent is a party or by which Parent is bound with respect to any equity security of any class of Parent.

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e.	The authorized and outstanding capital stock or membership interests of each Subsidiary are set forth in Section 2.3(e) of the Parent Disclosure Schedule hereto. Other than as set forth in Section 2.3(e) of the Parent Disclosure Schedule, Parent owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens, either directly or indirectly through one or more other Subsidiaries. There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

    2.4       Authority Relative to this Agreement. Except as set forth in Section 2.4 of the Parent Disclosure Schedule, Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been or prior to the Closing will be duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their applicable Board of Directors and shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby and the terms and conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

    2.5        No Conflict; Required Filings and Consents.

a.	Except as set forth in Section 2.5(a) of the Parent Disclosure Schedule hereto, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent pursuant to, any Parent Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change in control” or similar provision of any Parent Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, reasonably likely to have a Material Adverse Effect on Parent.

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b.	Except as set forth in Section 2.5(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent and Merger Sub are licensed or qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

    2.6       Compliance. Except as set forth in Section 2.6 of the Parent Disclosure Schedule: (i) Parent has complied with and is not in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent; (ii) Parent is not in default or violation of any material respects of any term, condition or provision of any applicable Charter Documents; (iii) no written notice of non-compliance with any Legal Requirements has been received by Parent (and Parent has no Knowledge of any such written notice delivered to any representative of Parent), except for failures to comply or violations which, individually or in the aggregate, have not had and are not likely to have a Material Adverse Effect on Parent; and (iv) Parent is not in violation of any term of any Material Parent Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

    2.7        Financial Statements.

a.	Parent has provided to IGPAC or its counsel or other representatives a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of Parent for the fiscal years ended December 31, 2005, through December 31, 2007 (the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with the U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

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b.	Since 2005, the books of account and other similar financial books and records of Parent have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth, except for transactions which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent.

c.	Except as otherwise noted in the Audited Financial Statements or as set forth in Section 2.7(c) of the Parent Disclosure Schedule, the accounts and notes receivable of Parent reflected on the balance sheets included in the Audited Financial Statements (i) arose from bona fide transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the Knowledge of Parent, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the Knowledge of Parent, are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein; and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent.

    2.8       No Undisclosed Liabilities. Except as set forth in the Audited Financial Statements, to the Knowledge of Parent, Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Parent, except: (i) such liabilities arising in the ordinary course of Parent’s business or liabilities asserted prior thereto for which Parent is contesting in good faith the validity thereof, none of which would have a Material Adverse Effect on Parent; and (ii) those matters set forth in Section 2.8 of the Parent Disclosure Schedule hereto.

    2.9       Absence of Certain Changes or Events. Except as set forth in Section 2.9 of the Parent Disclosure Schedule hereto, or as otherwise provided in this Agreement, since December 31, 2007, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s shares, or any purchase, redemption or other acquisition by Parent of any of Parent’s shares or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s share capital, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the consummation of the Merger, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any material amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, (vii) any change in the auditors of Parent, (viii) any issuance of shares of Parent, other than pursuant to currently existing convertible securities, (ix) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

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    2.10       Litigation. Except as disclosed in Section 2.10 of the Parent Disclosure Schedule hereto, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

    2.11        Employee Benefit Plans.

a.	Except as set forth in Section 2.11(a) of the Parent Disclosure Schedule, the Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, except as would not reasonably be expected to have a Material Adverse Effect on Parent, and all material liabilities with respect to the Plans have been properly reflected in the Audited Financial Statements and records of Parent. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the Knowledge of Parent, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Parent, threatened by any Governmental Entity with respect to any Plan. Except as set forth in Section 2.11(a) of the Parent Disclosure Schedule, all contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Parent does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to IGPAC in writing, or as required by this Agreement), or to enter into any new Plan.

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b.	Except as disclosed in Section 2.11(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Parent under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

    2.12        Labor and Employment Matters.

a.	(X) Except as disclosed in Section 2.12(a) of the Parent Disclosure Schedule, there are no claims, suits, actions, or proceedings pending or, to the Knowledge of Parent, threatened in writing between Parent or its Subsidiaries, on the one hand, and any of their respective employees or former employees, on the other hand; and (Y) neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by Parent or its Subsidiaries, nor, to the Knowledge of Parent, are there any activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, Parent has not received written notice of any pending charge of (i) an unfair labor practice; (ii) safety violations under the Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters; or (v) claims by governmental agencies that Parent has failed to comply with any material law relating to employment or labor matters. To the Knowledge of the Parent, Parent is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons, except for any such claims that would not reasonably be expected to have a Material Adverse Effect on Parent.

b.	Except as set forth in Section 2.12(b) of the Parent Disclosure Schedule, Parent is currently in compliance with all applicable laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity all amounts required to be withheld from Parent employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case in this Section 2.12(b) as would not reasonably be expected to have a Material Adverse Effect on Parent.

c.	(i) Except as otherwise set forth in Section 2.12(c) of the Parent Disclosure Schedule, all contracts of employment to which Parent or, to the Knowledge of Parent, any of its Subsidiaries is a party are terminable by Parent or its Subsidiaries on three (3) months’ or less notice without penalty; and (ii) there are no legally binding established practices, plans or policies of Parent or, to the Knowledge of Parent, any of its Subsidiaries, requiring the payment of any material amounts or the provision of any material benefits as a result of the termination of employment of any of its employees (whether voluntary or involuntary) beyond payment of 30 (thirty) days prior notice pay, severance pay, vacation pay or any other mandatory pay to the particular employee; (iii) neither Parent nor, to the Knowledge of the Parent, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a severance payment to any present or former employee or to make any payment for breach of any agreement listed in Section 2.12(c) of the Parent Disclosure Schedule; (iv) there is no term of employment of any employee of Parent or, to the Knowledge of Parent, any of its Subsidiaries which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

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d.	Schedule 2.12(d), which has been provided to IGPAC’s counsel, sets forth a list of Parent’s employees as of the date hereof including such employee’s job title, current compensation rate, accrued unpaid leave or vacation, and accrued salary to be paid at Closing.

e.	Section 2.12(e) of the Parent Disclosure Schedule sets forth a list of those employees who have been terminated or have resigned during the 90-day period ending on the date hereof.

f.	Section 2.12(f) of the Parent Disclosure Schedule sets forth a list of each employment agreement to which Parent is a party that contains change of control provisions.

g.	Section 2.12(g) of the Parent Disclosure Schedule sets forth a list of Parent employees that have not executed a confidentiality agreement or an invention assignment agreement with Parent, the forms of which agreements have been provided or made available to IGPAC or its counsel or other representatives.

h.	To Parent’s Knowledge, it has not received from any employee any confidential information, trade secrets, unpublished documents or property belonging to any former employer or any third party to whom such employee has an obligation of confidentiality.

    2.13       Restrictions on Business Activities. Except as disclosed in Section 2.13 of the Parent Disclosure Schedule hereto, to the Knowledge of Parent, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or its assets or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

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    2.14        Title to Property.

a.	Parent does not own any real property. Section 2.14(a) of the Parent Disclosure Schedule hereto sets forth all Leased Real Property. All Personal Property is shown or reflected on the balance sheet included in the Audited Financial Statements, to the extent required by U.S. GAAP, as of the dates of such Audited Financial Statements. Parent has a good, valid and enforceable leasehold interest in each item of Leased Real Property and owns and has good and marketable title to each other item of Personal Property, and all such Personal Property is in each case held free and clear of all Liens except for liens and encumbrances disclosed in the Audited Financial Statements or in Section 2.14(a) of the Parent Disclosure Schedule hereto. All items of Leased Real Property and Personal Property are in good and operable condition, ordinary wear and tear excepted, and are suitable for the purposes for which they are intended to be used, except where the failure to comply with the foregoing is not reasonably expected to have a Material Adverse Effect on Parent.

b.	All leases for Leased Real Property and Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Parent or, to the Knowledge of Parent, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect on Parent.

    2.15        Taxes. Except as set forth in Schedule 2.15 hereto:

a.	Parent has timely filed all Returns required to be filed by Parent with any Tax Authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns or has made provision for the payment of all amounts due pursuant to such Returns in the Audited Financial Statements.

b.	All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable, except where failure to withhold or collect would not be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

c.	Parent has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, except where any such delinquency, deficiency, or waiver would not be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent.

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d.	To the Knowledge of Parent, no audit or other examination of any Return of Parent by any Tax authority is presently in progress. Parent has not been notified of any request for such an audit or other examination.

e.	No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or, to the Knowledge of the Parent, to any representative of the Parent.

f.	Parent has no liability for any material unpaid Taxes which has not been accrued for or reserved on Parent's balance sheets included in the Audited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business.

g.	Income Tax Ruling. No application or request for a ruling is required to be filed nor is any ruling required to be made by any applicable tax authority in connection with the consummation of the transactions contemplated by this Agreement.

    2.16        Environmental Matters.

a.	Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Parent: (i) Parent has complied with all applicable Environmental Laws; (ii) the properties currently operated by Parent (including soils, groundwater, surface water, buildings or other structures) have not been contaminated with any Hazardous Substances by any action of Parent; (iii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property caused by Parent, and to the Knowledge of Parent it is not subject to liability for any Hazardous Substance disposal or contamination on any third party property caused by a third party; (iv) Parent has not been associated with any release of any Hazardous Substance; (v) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (vi) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

b.	As used in this Agreement, the term "Environmental Law" means any Israeli law, regulation, order, decree, permit, or authority requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

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c.	As used in this Agreement, the term "Hazardous Substance" means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any applicable Environmental Law. To the extent required under applicable Environmental Law, Parent has obtained all permits, licenses, franchises, authorities, consents and approvals, and has made all material filings and maintained all material data, documentation and records necessary for operating the Leased Real Property under applicable Environmental Law, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect.

d.	There are no pending or, to the Knowledge of Parent, threatened claims, demands, actions, administrative proceedings, lawsuits or inquiries relating to (i) the Leased Real Property under applicable Environmental Law, or (ii) the restoration, remediation or reclamation of any Leased Real Property, except as set forth on Section 2.16 of the Parent Disclosure Schedule.

e.	Except as set forth on Section 2.16 of the Parent Disclosure Schedule, to the Knowledge of Parent, there are no environmental investigations, studies or audits with respect to any of the Leased Real Property in the possession of Parent.

    2.17       Brokers; Third Party Expenses. Except as disclosed on Section 2.17 of the Parent Disclosure Schedule and on Section 3.26 of the IGPAC Disclosure Schedule, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Article I of this Agreement, no shares, options, warrants or other securities of Parent are payable to any third party by Parent as a result of the Merger.

    2.18        Intellectual Property.

a.	Except as disclosed on Section 2.18 of the Parent Disclosure Schedule hereto, no Parent Intellectual Property or Parent Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by Parent, or which may affect the validity, use or enforceability of such Parent Intellectual Property or Parent Product, which in any such case could reasonably be expected to have a Material Adverse Effect on Parent.

b.	Except as disclosed on Section 2.18 of the Parent Disclosure Schedule hereto, Parent owns and has good and exclusive title to each material item of Parent Intellectual Property owned by it, free and clear of any liens and encumbrances (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and Parent is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of Parent including the sale of any products or the provision of any services by Parent.

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c.	To the Knowledge of Parent, the operation of the business of Parent as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of Parent Products and (ii) Parent's use of any product, device or process has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction where Parent operates.

    2.19        Agreements, Contracts and Commitments.

a.	Section 2.19(a) of the Parent Disclosure Schedule hereto sets forth a complete and accurate list of all Material Parent Contracts, specifying the parties thereto.

b.	Except as disclosed on Section 2.19(a) of the Parent Disclosure Schedule, each Parent Contract was entered into at arms' length, is in full force and effect, is valid and binding upon and enforceable against Parent, except where any such failures are not reasonably likely to have a Material Adverse Effect on Parent and except further as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of rights generally and by general principles of equity, and, to the Knowledge of Parent, is valid and binding upon and enforceable against each of the other parties thereto except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of rights generally and by general principles of equity. True, correct and complete copies of all Material Parent Contracts (or written summaries in the case of oral Material Parent Contracts) have been heretofore made available to IGPAC or its counsel.

c.	Except as set forth in Section 2.19(c) of the Parent Disclosure Schedule, neither Parent nor, to the Knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Parent Contract, except where any such breach or default would not have a Material Adverse Effect upon Parent. No party to any Material Parent Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent.

    2.20       Insurance. Section 2.20 of the Parent Disclosure Schedule sets forth Parent’s Insurance Policies which Parent reasonably believes are adequate in amount and scope for the business in which it is engaged.

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    2.21       Governmental Actions/Filings. Except as set forth in Section 2.21 of the Parent Disclosure Schedule: (i) Parent has been granted and holds, and has made, all applicable Governmental Actions/Filings (including, without limitation, the Governmental Actions/Filings required for the provision of all services provided by Parent (as presently conducted) or used or held for use by Parent), except where any such failure in compliance would not reasonably be expected to have a Material Adverse Effect upon Parent, and true, complete and correct copies of which have heretofore been made available to IGPAC or its counsel; (ii) each such Governmental Action/Filing is in full force and effect and will not expire prior to Closing (except to the extent such expiration is not reasonably expected to have a Material Adverse Effect), and Parent is in substantial compliance with all of its obligations with respect thereto except where any such failure in compliance would not reasonably expected to have a Material Adverse Effect upon Parent; (iii) no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon Parent; and (iv) except for such Governmental Action/Filing to be obtained, secured or made by Parent prior to the Closing, no Governmental Action/Filing is necessary to be obtained, secured or made by Parent to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice except such actions or filings, either individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect upon Parent.

    2.22       Interested Party Transactions. Except as set forth in Section 2.22 of the Parent Disclosure Schedule hereto or in the Audited Financial Statements, no officer, director or shareholder of Parent or a member of his or her immediate family is indebted to Parent, nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary or other compensation for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Parent, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Section 2.22 of the Parent Disclosure Schedule, to the Knowledge of Parent, none of such individuals has any direct or indirect ownership interest in any Person who is a party to a Material Parent Contract, or in any Person that competes with Parent, except that each shareholder, officer or director of Parent and members of their respective immediate families may own less than 1% of the outstanding stock in publicly traded companies that may compete with Parent. Except as set forth in Section 2.22 of the Parent Disclosure Schedule, to the Knowledge of Parent, no officer, director or shareholder of Parent or any member of their immediate families is, directly or indirectly, interested in any Material Parent Contract with Parent (other than such contracts as relate to any such Person’s ownership of the share capital or other securities of Parent or such Person’s employment with Parent).

    2.23       Corporate Approvals. The respective boards of directors of Parent and of Merger Sub have, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

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    2.24       Registration Statement/Proxy Statement. The written information to be supplied by Parent, specifically regarding Parent, for inclusion in the F-4 registration statement (“Registration Statement”) to be filed by Parent and the proxy statement (which comprises a portion of the Registration Statement) to be sent to the stockholders of IGPAC in connection with the special meeting of stockholders of IGPAC (the “Special Meeting”) to consider and vote on a proposal to adopt this Agreement (such proxy statement, as the same may be amended or supplemented, the “Proxy Statement”) shall not on the date the Proxy Statement is first mailed to the stockholders of IGPAC, at the time of the Special Meeting and at the Closing Date, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading , or (iii) omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by IGPAC for the Special Meeting which has in the interim become false or misleading in any material respect.

    2.25       Parent Shareholder Undertaking. Parent has received as of the date of this Agreement, and has furnished IGPAC with a copy, of a fully executed letter of undertaking substantially in the form as set forth in Exhibit E (the “ Parent Shareholder Undertaking”) by the shareholders of Parent listed in Exhibit E1 (the “Executing Parent Shareholders”).

    2.26       Voting Agreements. Parent has received as of the date of this Agreement, and has furnished IGPAC with a copy, of fully executed voting agreements entered into between each of the Executing Parent Shareholders and IGPAC whereby each Executing Parent Shareholder has agreed to vote all of their respective shares of Parent in favor of the adoption of this Agreement, the Merger and the other transactions contemplated hereby in the form attached hereto as Exhibit F. The shares of Parent held by the Executing Parent Shareholders comprise the Requisite Parent Vote. The “Requisite Parent Vote” shall mean for the purposes of this Section 2.26 an affirmative vote of at least a majority of the shares of Parent, on an as-converted basis, which majority must include at least sixty percent of the Parent Preferred Shares, which is sufficient for the approval of this Agreement, the Merger and the other transactions contemplated hereby.

    2.27       Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement, as modified in the Parent Disclosure Schedule, and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder when all such documents are read together in their entirety, are, to the Knowledge of Parent (i) true and complete in all material respects, (ii) do not contain any untrue statement of a material fact or (iii) omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstances under which they were made.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IGPAC

        Subject to the exceptions set forth in the schedules of IGPAC delivered by IGPAC concurrently herewith (the “IGPAC Disclosure Schedule”) (which disclosures shall delineate the section or subsection to which they apply but shall also qualify such other sections or subsections in this Article III to the extent that it is reasonably apparent on its face from reading of the disclosure item that such disclosure is applicable) and as inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, IGPAC represents and warrants to Parent and Merger Sub, as follows:

    3.1        Organization and Qualification; Business; Restrictions on Business Activities.

a.	IGPAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and has obtained all Approvals to own, lease and operate its assets and properties and to carry on its business as it is now duly constituted and conducted. Complete and correct copies of the Charter Documents of IGPAC, as amended and currently in effect, have been heretofore delivered or made available to Parent. IGPAC is not in violation of any of the provisions of IGPAC’s Charter Documents.

b.	IGPAC does not currently conduct any business activity and its assets consist solely of cash.

c.	There is no agreement, commitment, judgment, injunction, order or decree binding upon IGPAC or its assets or to which IGPAC is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of IGPAC or, following the Closing, of Parent, any acquisition of property by IGPAC or the conduct of business by IGPAC or, following the Closing, of Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on IGPAC or, following the Closing, on Parent.

d.	The minute books of IGPAC contain true, complete and accurate summary of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders since inception and copies of such corporate records have been heretofore made available to Parent or its counsel.

e.	The share register of IGPAC contains true, complete and accurate records of the share ownership as of the date of such records. Copies of the share register of IGPAC have been heretofore made available to Parent or its counsel.

    3.2       Subsidiaries. IGPAC has no subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and IGPAC has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any Person.

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    3.3        Capitalization.

a.	As of the date of this Agreement, the authorized capital stock of IGPAC consists of 40,000,000 shares of IGPAC Common Stock; 12,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”); and 5,000 preferred shares, par value $0.0001 per share (“Preferred Stock”); of which 1,065,100 shares of IGPAC Common Stock and 10,236,000 shares of Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable. IGPAC has sufficient reserves for the issuance of IGPAC Common Stock in connection with the exercise of the IGPAC Warrants, the Underwriters Purchase Option and any shares of IGPAC Common Stock issued pursuant to exercise of IGPAC Warrants or the Underwriter Purchase Option will be validly issued, fully paid and nonassessable. No shares of IGPAC are and no IGPAC Stock will as of the Effective Time be subject to any Liens or Encumbrances imposed by IGPAC or pre-emptive rights of any kind. There are no commitments or agreements of any character to which IGPAC is bound obligating IGPAC to accelerate the vesting of any IGPAC Warrants or the Underwriters Purchase Option (other than pursuant to the terms of the IGPAC Warrants or the Underwriter Purchase Option themselves).

b.	Immediately prior to the Closing the issued and outstanding share capital of IGPAC shall not exceed the amount of issued and outstanding shares as of the date of this Agreement.

c.	Other than with respect to 10,696,000 shares of IGPAC Common Stock, issuable upon the conversion of shares of Class B Common Stock, (which number includes the 460,000 shares of Class B Common Stock issuable upon the exercise of the Underwriter Purchase Option) 13,171,000 shares of IGPAC Common Stock issuable upon the exercise of 13,171,000 outstanding Class W Warrants (including 460,000 shares of IGPAC Common Stock issuable upon the exercise of 460,000 Class W Warrants to be issued in the event of the exercise of the Underwriter Purchase Option) and 8,050,000 shares of IGPAC Common Stock issuable upon the exercise of 8,050,000 outstanding Class Z Warrants (including 250,000 shares of IGPAC Common Stock issuable upon the exercise of 250,000 Class Z Warrants to be issued in the event of the exercise of the Underwriter Purchase Option), and 50,000 shares of IGPAC Common Stock issuable upon the exercise of the Underwriter Purchase Option no shares of IGPAC Common Stock, Class B Common Stock or Preferred Stock are reserved for issuance upon the exercise of and there are no outstanding warrants, instruments or other rights to acquire shares or securities convertible or exchangeable for shares or convertible securities of IGPAC, including loans convertible into shares to purchase IGPAC Common Stock, Class B Common Stock or Preferred Stock. All shares of IGPAC Common Stock and Class B Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of IGPAC Common Stock, all outstanding shares of Class B Common Stock, and all outstanding IGPAC Warrants have been issued and granted in compliance with (x) all applicable securities laws (in all material respects) and other applicable laws and regulations, and (y) all requirements set forth in any applicable IGPAC Contracts (as defined below). IGPAC has heretofore delivered or made available to Parent true, complete and accurate copies of IGPAC Warrants, including any and all documents and agreements relating thereto. For purposes hereof, the term “IGPAC Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which IGPAC is a party or by or to which any of the properties or assets of IGPAC may be bound, subject or affected (including without limitation notes or other instruments payable to IGPAC).

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d.	Except as set forth in the IGPAC SEC Reports (as defined in Section 3.7), there are no registrations rights (which rights will be terminated prior to the Closing, but which registration rights will be included in the Registration Rights Agreement in the form of Exhibit J hereto), and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which IGPAC is a party or by which IGPAC is bound with respect to any equity security of any class of IGPAC.

e.	Except as described above, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which IGPAC is a party or by which it is bound obligating IGPAC to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of IGPAC or obligating IGPAC to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

f.	The price per share at which IGPAC Common Stock may be purchased at the time a Class W Warrant or a Class Z Warrant is exercised is $5.00 or in the case of Class W Warrants and Class Z Warrants included in the Underwriter Purchase Option, $5.50 (the “IGPAC Warrant Price”). IGPAC has not decreased the IGPAC Warrant Price. The period during which each Class W Warrant and Class Z Warrant may be exercised is as set forth in the Registration Statement of IGPAC’s Form S-1, declared effective July 11, 2006 (the “IGPAC Warrant Expiration Dates”). IGPAC has not extended the IGPAC Warrant Expiration Dates.

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    3.4       Authority Relative to this Agreement. IGPAC has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document which IGPAC has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out IGPAC’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by IGPAC of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of IGPAC (including the approval by its Board of Directors), and no other corporate proceedings on the part of IGPAC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than IGPAC Stockholder Approval (as defined in Section 3.23). This Agreement has been duly and validly executed and delivered by IGPAC and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of IGPAC, enforceable against IGPAC in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

    3.5        No Conflict; Required Filings and Consents.

a.	Except as set forth in Section 3.5(a) of the IGPAC Disclosure Schedule, the execution and delivery of this Agreement by IGPAC does not, and the performance of this Agreement by IGPAC shall not: (i) conflict with or violate IGPAC’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair IGPAC’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of IGPAC pursuant to, any IGPAC Contracts, or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any IGPAC Contracts, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on IGPAC.

b.	The execution and delivery of this Agreement by IGPAC does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which IGPAC is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on IGPAC, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

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    3.6       Compliance. IGPAC has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on IGPAC. The business and activities of IGPAC have not been and are not being conducted in violation of any Legal Requirements. IGPAC is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by IGPAC (and IGPAC has no Knowledge of any such notice delivered to any representative of IGPAC). IGPAC is not in violation of any term of any IGPAC Contracts, except for failure to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on IGPAC.

    3.7        SEC Filings; Financial Statements.

a.	IGPAC has made available to Parent a correct and complete copy of each report, registration statement and definitive proxy statement filed by IGPAC with the SEC (the “IGPAC SEC Reports”), which are all the forms, reports and documents required to be filed by IGPAC with the SEC prior to the date of this Agreement. As of their respective dates IGPAC SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IGPAC SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, IGPAC makes no representation or warranty whatsoever concerning IGPAC SEC Reports as of any time other than the time they were filed. IGPAC has timely made all filings required by the Securities Act or the Exchange Act and the rules and regulations of the SEC.

b.	Each set of financial statements (including, in each case, any related notes thereto) contained in IGPAC SEC Reports, including each IGPAC SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of IGPAC at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount and are in accordance with U.S. GAAP.

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c.	IGPAC does not need to file any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to the IGPAC SEC Report.

d.	Since inception, the books of account and other similar financial books and records of IGPAC have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which are not so set forth, except for transactions which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on IGPAC.

    3.8        Indebtedness. IGPAC has no indebtedness for borrowed money.

    3.9       Over-the-Counter Bulletin Board Quotation. IGPAC Common Stock is quoted on the Over-the Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to IGPAC’s Knowledge, threatened against IGPAC by NASDAQ or Financial Industry Regulatory Authority (FINRA), including with respect to any intention by such entities to prohibit or terminate the quotation of IGPAC Common Stock on the OTC BB.

    3.10       Board Approval. The Board of Directors of IGPAC (including any required committee or subgroup of the Board of Directors of IGPAC) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the Shareholders, and (iii) determined that the fair market value of Parent is equal to at least 80% of IGPAC’s net assets.

    3.11       Trust Fund. As of March 3, 2008 , IGPAC has an amount of fifty four million five hundred and fifty thousand Dollars ($54,550,000) (including accrued interest) invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Lehman Brothers (the “Trust Fund”). All such amounts plus interest thereon less any amounts paid to holders of Class B Common Stock who voted against the Merger and converted their shares of Class B Common Stock into the right to receive cash from the Trust Fund as set forth in Section 1.5(a) above will be in the Trust Fund and shall vest in and be transferred to an account of Surviving Corporation designated by the Surviving Corporation at the Effective Time. Except as set forth in Section 3.11 of the IGPAC Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the Knowledge of IGPAC, threatened against the Trust Fund and to the Knowledge of IGPAC, no person has any right to make any claim against the Trust Fund, except for claims pursuant to IGPAC’s Charter Documents by holders of Class B Common Stock who vote against the Merger and convert their shares of Class B Common Stock into the right to receive cash from the Trust Fund as set forth in Section 1.5(a).

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    3.12       Office of the Chief Scientist. IGPAC is aware that Parent has received financing for certain research and development projects through the OCS and is aware, and agrees to the application of the provisions of the Law for the Encouragement of Industrial Research and Development, 5744-1984 and the regulations promulgated thereunder and their applicability to Parent including, inter alia:

a.	Parent’s obligation to pay royalties to the State of Israel;

b.	that the manufacture of any product developed as a result of any project so funded takes place in the State of Israel unless the Research Committee of the OCS pursuant to the above law otherwise determines, subject to and pursuant to the above law; and

c.	that know how derived for any project so funded may not be transferred to third parties without the approval of the Research Committee of the OCS subject to and pursuant to the above law.

    3.13       Government Filings. Other than as contemplated herein, IGPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by IGPAC of the transactions contemplated herein. IGPAC has been granted and holds and has made all applicable Governmental Actions/Filings required for the operation of its business, except where any such failure in compliance would not be reasonably expected to have a Material Adverse Effect on IGPAC.

    3.14       No Undisclosed Liabilities. Except as set forth in the latest audited financial statements included within the IGPAC SEC Reports filed prior to the date hereof, to the Knowledge of IGPAC, IGPAC has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on IGPAC, except: (i) such liabilities arising in the ordinary course of IGPAC’s business or liabilities asserted prior thereto for which IGPAC is contesting in good faith the validity thereof, none of which would have a Material Adverse Effect on IGPAC; and (ii) those matters set forth in Section 3.14 of the IGPAC Disclosure Schedule hereto.

    3.15       Material Changes. Since the date of the latest audited financial statements included within IGPAC SEC Reports, except as specifically disclosed in IGPAC SEC Reports, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect of IGPAC, (ii) IGPAC has not declared or made any dividend or distribution of cash, stock or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) IGPAC has not undertaken any split, combination or reclassification of any of IGPAC’s share capital, (iv) IGPAC has not granted any material increase in compensation or fringe benefits to any of its directors or officers, or entered into any agreement the benefits of which are material and are contingent or the terms of which are materially altered upon the consummation of the Merger, (v) IGPAC has not made any material change in its accounting methods, principles or practices, (vi) IGPAC has not made any change in the auditors of IGPAC, (vii) IGPAC has not made any revaluation of any of its material assets, and (viii) IGPAC has not entered into any agreement, whether written or oral, to do any of the foregoing.

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    3.16       Litigation. There are no claims, suits, actions or proceedings pending or, to the Knowledge of IGPAC, threatened against IGPAC before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the IGPAC or, following Closing, on Parent, or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

    3.17       Insurance. Section 3.17 of the IGPAC Disclosure Schedule sets forth IGPAC’s Insurance Policies which are material and IGPAC reasonably believes such Insurance Policies are adequate in amount and scope for the business in which it is engaged.

    3.18        Employee Benefit Plans; Labor and Employment Matters.

a.	IGPAC has no Plans.

b.	IGPAC has no employees. Section 3.18(b) of the Disclosure Schedule describes the relationship between IGPAC and each of Messrs. Matty Karp, Carmel Vernia and Dror Gad.

c.	(X) There are no employment related claims against IGPAC, suits, actions, or proceedings pending or, to the Knowledge of IGPAC, threatened in writing against IGPAC; except as would not reasonably be expected to have a Material Adverse Effect on IGPAC; and (Y) IGPAC is not a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by IGPAC, nor, to the Knowledge of IGPAC, are there any activities or proceedings of any labor union to organize any such employees. Except as would not reasonably be expected to have a Material Adverse Effect on IGPAC, IGPAC has not received written notice of any pending charge of (i) an unfair labor practice; (ii) safety violations under the Occupational Safety and Health Act violations; (iii) wage or hour violations; (iv) discriminatory acts or practices in connection with employment matters; or (v) claims by governmental agencies that IGPAC has failed to comply with any material law relating to employment or labor matters. To the Knowledge of the IGPAC, IGPAC is not currently and has not been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons, except for any such claims that would not reasonably be expected to have a Material Adverse Effect on Parent.

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d.	IGPAC is currently in compliance with all applicable laws relating to employment, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity all amounts required to be withheld from IGPAC employees and is not liable for any arrears of wages, taxes penalties or other sums for failing to comply with any of the foregoing, except in each case in this Section 3.18(d) as would not reasonably be expected to have a Material Adverse Effect on IGPAC.

e.	(i) All contracts of employment to which IGPAC is a party are terminable by IGPAC on three (3) months’ or less notice without penalty; and (ii) there are no legally binding established practices, plans or policies of IGPAC requiring the payment of any material amounts or the provision of any material benefits as a result of the termination of employment of any of its employees (whether voluntary or involuntary) beyond payment of 30 (thirty) days prior notice pay, severance pay, vacation pay or any other mandatory pay to the particular employee; (iii) IGPAC has no outstanding liability to pay material compensation for loss of office or employment or a material severance payment to any present or former employee; and (iv) there is no term of employment of any employee of IGPAC which shall entitle that employee to treat the consummation of the Merger as amounting to a breach of his contract of employment or entitling him to any material payment or benefit or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

f.	There are no employment agreements to which IGPAC is a party that contains change of control provisions.

    3.19        Taxes. Except as set forth in Section 3.19 of the IGPAC Disclosure Schedule:

a.	IGPAC has timely filed all Returns required to be filed by IGPAC with any Tax Authority prior to the date hereof, except such Returns which are not material to IGPAC. All such Returns are true, correct and complete in all material respects. IGPAC has paid all Taxes shown to be due on such Returns or has made provision for the payment of all amounts due pursuant to such Returns in the audited financial statements or is contesting the payment of such Taxes in good faith.

b.	All Taxes that IGPAC is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable, except where failure to withhold or collect would not be expected, individually or in the aggregate, to have a Material Adverse Effect on IGPAC.

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c.	IGPAC has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against IGPAC, nor has IGPAC executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, except where any such delinquency, deficiency, or waiver would not be expected, individually or in the aggregate, to have a Material Adverse Effect on IGPAC.

d.	To the Knowledge of IGPAC, no audit or other examination of any Return of IGPAC by any Tax authority is presently in progress. IGPAC has not been notified of any request for such an audit or other examination by a Tax authority.

e.	No adjustment relating to any Returns filed by IGPAC has been proposed in writing by any Tax authority to IGPAC or, to the Knowledge of the IGPAC, to any representative thereof.

f.	IGPAC has no liability for any material unpaid Taxes which has not been accrued for or reserved on IGPAC's latest balance sheets included in the IGPAC SEC Reports filed prior to the date hereof, whether asserted or unasserted, contingent or otherwise, which is material to IGPAC, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of IGPAC in the ordinary course of business or is contesting the payment of such Taxes in good faith.

    3.20       Income Tax Ruling. No application or request for a ruling is required to be filed nor is any ruling required to be made by any applicable tax authority in connection with the consummation of the transactions contemplated by this Agreement, provided however, that IGPAC and/or its shareholders may, at their own discretion request income tax rulings with respect to the transactions contemplated hereunder from the relevant tax authorities.

    3.21        Agreements, Contracts and Commitments.

a.	Section 3.21(a) of the IGPAC Disclosure Schedule hereto sets forth a complete and accurate list of all IGPAC Contracts, specifying the parties thereto.

b.	Except as disclosed on Section 3.21(b) of the IGPAC Disclosure Schedule, each IGPAC Contract is in full force and effect, is valid and binding upon and enforceable against IGPAC , except where any such failures are not reasonably likely to have a Material Adverse Effect on IGPAC and except further as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of rights generally and by general principles of equity, and, to the Knowledge of IGPAC, is valid and binding upon and enforceable against each of the other parties thereto except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of rights generally and by general principles of equity. True, correct and complete copies of all IGPAC Contracts (or written summaries in the case of oral IGPAC Contracts) have been heretofore made available to Parent or its counsel.

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c.	Except as set forth in Section 3.21(c) of the IGPAC Disclosure Schedule, neither IGPAC nor, to the Knowledge of IGPAC, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any IGPAC Contract, except where any such breach or default would not have a Material Adverse Effect upon IGPAC. No party to any IGPAC Contract has given any written notice of any claim of any breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on IGPAC.

d.	Other than with Parent, IGPAC has not entered into any letter of intent, memorandum of understanding or similar document or understanding, whether binding or non-binding, with respect to a possible “Business Combination”, as such term is defined in IGPAC’s certificate of incorporation as in effect on the date hereof, and which is still in effect (a “Business Combination”).

    3.22       Interested Party Transactions. Except as set forth in Section 3.22 of the IGPAC Disclosure Schedule hereto or in the IGPAC SEC Reports filed prior to the date hereof, no officer, director or shareholder of IGPAC or a member of his or her immediate family is indebted to IGPAC, nor is IGPAC indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of IGPAC. Except as set forth in Section 3.22 of the IGPAC Disclosure Schedule, or in the IGPAC SEC Reports filed prior to the date hereof, to the Knowledge of IGPAC, no officer, director or shareholder of IGPAC or any member of their immediate families is, directly or indirectly, interested in any IGPAC Contract (other than such contracts as relate to any such Person’s ownership of the share capital or other securities of Parent or such Person’s employment with IGPAC). Except as set forth in the IGPAC SEC Reports filed prior to the date hereof, none of the officers or directors of IGPAC is presently a party to any transaction with IGPAC (other than for services as officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the Knowledge of IGPAC, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

    3.23       Stockholder Approvals. The affirmative vote of a majority of outstanding Class B Common Stock present in person or represented by proxy and voting at the Special Meeting and the affirmative vote of a majority of all of the outstanding shares of IGPAC capital stock, voting together without distinction as to class (the “IGPAC Stockholder Approval”) constitute the requisite votes necessary for the adoption and approval of this Agreement and the Merger and any transactions contemplated hereby in accordance with IGPAC’s Charter Documents, provided, however, that this Agreement, the Merger and any transactions contemplated hereby will not be consummated if the holders of 20% or more of the shares of Class B Common Stock outstanding exercise their conversion rights in accordance with IGPAC’s Charter Documents.

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    3.24       Registration Statement/Proxy Statement. The written information to be supplied by IGPAC, specifically regarding IGPAC, for inclusion in the Registration Statement which comprises a portion of the Proxy Statement, shall not on the date the Statement is first mailed to the stockholders of IGPAC, at the time of the Special Meeting and at the Closing Date, (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, or (iii) omit to state any material fact necessary to correct any statement in any earlier written communication constituting a solicitation of proxies by IGPAC for the Special Meeting which has in the interim become false or misleading in any material respect.

    3.25       Brokers; Third Party Expenses. Except for the Deductible IGPAC Expenses, as more fully described in Section 3.25 of the IGPAC Disclosure Schedule, and except as otherwise set forth in Section 3.25 of the IGPAC Disclosure Schedule, IGPAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Other than the Underwriter’s Purchase Option, no securities of IGPAC are payable to any third party by IGPAC as a result of the Merger.

    3.26       Representations and Warranties Complete. The representations and warranties of IGPAC included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING DATE

    4.1       Conduct of Business by Parent and IGPAC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Parent, Merger Sub and IGPAC shall, except to the extent expressly provided otherwise in this Agreement or except to the extent that Parent and Merger Sub or IGPAC, as applicable, shall otherwise consent in writing, such consent not to be unreasonably withheld (pursuant to the provisions of Section 4.2 below (“Consent”)), carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its material relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, without the prior written consent of Parent and Merger Sub or IGPAC, as applicable, or except to the extent required to consummate the transactions contemplated under this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of Parent, Merger Sub and IGPAC shall not do any of the following with respect to itself or its Subsidiaries:

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a.	Waive any share repurchase rights, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted shares, or reprice options granted under any employee, consultant, director or other share plans or authorize cash payments in exchange for any options granted under any of such plans or amend the IGPAC Warrants (including, without limitation to amend the IGPAC Warrant Price or change the IGPAC Warrant Expiration Dates) or to amend the Underwriter Purchase Option;

b.	Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

c.	Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of Parent, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall Parent license on an exclusive basis or sell any Intellectual Property of Parent;

d.	Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock except, with regard to Parent, of any adjustment by Parent pursuant to the provisions of Section 1.13;

e.	Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Parent or IGPAC, except, with regards to Parent, of repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to share option or purchase agreements in effect on the date hereof;

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f.	Other than in connection with: (i) a venture lending transaction with up to 26% warrant coverage (on a fully diluted as-converted basis) (the “Venture Loan”), which Venture Loan shall be based on market terms; (ii) other bridge loans which may be extended to Parent by its shareholders or any of them (the “Bridge Loans”), which Bridge Loans together with the Venture Loan shall not exceed in the aggregate a total amount of $15,000,000, (iii) a loan from a banking or other financial institution not to exceed $15,000,000 the “Bank Loan”), and/or (iv) any adjustment pursuant to the provisions of Section 1.13 of this Agreement, neither Parent nor IGPAC shall issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities, other than to employees and consultants of Parent in the ordinary course and consistent with past practice. The Bank Loan shall be extended for the sole purpose of funding the purchase by the Parent in accordance with the provisions of Section 5.16 of shares of Class B Common Stock from the holders of such shares who have indicated their desire to sell their shares and Parent hereby undertakes to use any and all of the proceeds of such Bank Loan solely for this purpose. In the event that the Venture Loan is not based on market terms, Parent shall be required to receive the prior written approval of IGPAC for such terms of the Venture Loan. Notwithstanding anything to the contrary, until the earlier to occur of: (i) the termination of this Agreement pursuant to Section 7.1 below; or (ii) the Effective Time, Parent may not transfer any shares of Class B Common Stock purchased pursuant to Section 5.16, without the consent of IGPAC, which consent shall not be unreasonably withheld;

g.	Amend its Charter Documents, except: (i) with respect to Parent, to the extent required for the consummation of the Venture Loan and the Bridge Loans and (ii) pursuant to Sections 1.13 and 2.1 above;

h.	Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or IGPAC, as applicable, other than in the ordinary course of business consistent with past practices, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services, other than in the ordinary course of business consistent with past practices;

i.	Except for the Venture Loan and Bank Loan with respect to Parent, sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) the provision of services and products and licenses of software in the ordinary course of business consistent with past practice, (B) the provision of inventory and finished goods in the ordinary course of business consistent with past practice, or (C) the sale, lease or disposition (other than under subsection (A) or (B) above) of property or assets that are not material, individually or in the aggregate, to the business of such party, or in connection with factoring of receivables in the ordinary course of Parent’s business and consistent with past practice;

j.	Except as otherwise provided herein, incur any indebtedness for borrowed money in excess of $25,000 in the aggregate (other than guaranties with respect to services purchased in the ordinary course of business and purchase money debt in connection with the acquisition by Parent of vehicles, office equipment and operating equipment not exceeding $180,000 in the aggregate) or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, provided, however, that Parent may incur indebtedness in connection with the Venture Loan and/or the Bridge Loans and/or the Bank Loan (in addition to shareholders loans existing as of the date hereof) or in connection with factoring of receivables in the ordinary course of Parent’s business and consistent with past practice;

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k.	Adopt or amend any employee benefit plan, policy or arrangement, any employee share purchase, employee share option plan, option award, or option agreement or enter into any employment contract or collective bargaining agreement, other than offer letters and employment agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will” (with prior notice consistent with past practice), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices, provided, however: (i) the foregoing shall not prohibit Parent from terminating any such plans, policies, agreements or arrangements to the extent permitted by law and the terms of the applicable plan; and (ii) the foregoing shall not prohibit Parent from paying any accrued salary and benefits;

l.	Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms or as required under any judicial decision, or liabilities recognized or disclosed in the Audited Financial Statements or in the most recent financial statements included in the IGPAC SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Parent or IGPAC is a party or of which Parent or IGPAC is a beneficiary;

m.	Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Parent Contract or IGPAC Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims;

n.	Except as required by U.S. GAAP revalue any of its assets or make any change in accounting methods, principles or practices;

o.	Except in the ordinary course of business consistent with past practices and except for the Venture Loan and/or the Bridge Loans and/or the Bank Loan, incur or enter into any agreement, contract or commitment other than a Routine Operating Contract;

p.	Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

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q.	Form, establish or acquire any subsidiary except as contemplated by this Agreement;

r.	Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

s.	Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

t.	Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders or other affiliates (other than (i) payment of salary and benefits in the ordinary course of business consistent with past practice and (ii) the Bridge Loans); or

u.	Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (t) above.

    4.2       Extraordinary Consent of Parent and IGPAC. To the extent that either Parent or IGPAC desire that a Consent (as described in Section 4.1 above) be granted to it (the “Requesting Party”) by Parent or IGPAC, as applicable (the “Consenting Party”), then the Requesting Party shall deliver a notice to the Consenting Party setting forth its request (the “Consent Request”). In case Consenting Party does not: (i) grant (in writing) Consent as requested in the Consent Request; or (ii) issue a written notice stating its refusal to provide such Consent (setting forth the reasons for such refusal); in each case within 7 calendar days after receipt of the Consent Request, then Consent shall be deemed to have been granted 7 calendar days after receipt of the Consent Request.

ARTICLE V

ADDITIONAL AGREEMENTS

    5.1        Registration Statement and Prospectus/Proxy Statement; Special Meeting.

a.	As promptly as practicable after the execution of this Agreement, Parent will prepare and file with the SEC under the Exchange Act the Registration Statement with respect to Parent Ordinary Shares to be issued in the Merger, including Parent Ordinary Shares underlying the Equivalent Warrants, which shall include the Proxy Statement to be mailed to IGPAC’s stockholders at the earliest practicable time for the purpose of soliciting proxies from such stockholders to vote in favor of the adoption of this Agreement and the approval of the Merger, at the Special Meeting. Negevtech shall use its best efforts to cause the Registration Statement to become effective and to maintain the effectiveness of such Registration Statement under the Securities Act until the expiration of the Equivalent Warrants in accordance with their terms and until all the registrable securities covered by such Registration Statement have been sold, or may be sold without volume restrictions pursuant to Rule 144, IGPAC shall furnish to Parent all information concerning IGPAC as Parent may reasonably request in connection with the preparation of the Registration Statement and shall file the Proxy Statement with the SEC in accordance with the applicable rules and regulations. IGPAC and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. Parent and its counsel shall be given an opportunity to review and comment on the Proxy Statement and all other proxy materials prior to their filing with the SEC. Parent and IGPAC shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective as promptly as practicable. All documents that the parties are responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Parent and IGPAC shall also take any and all such actions to satisfy the requirements of the Securities Act, including Rule 145 thereunder, and the Exchange Act.

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b.	As soon as practicable following the declaration of effectiveness of the Registration Statement, IGPAC shall distribute the Proxy Statement to its stockholders and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and its Charter Documents and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the stockholders of IGPAC for approval or adoption at the Special Meeting.

c.	Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement, and IGPAC shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation and distribution of the Proxy Statement and the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

d.	IGPAC, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that its stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the IGPAC Stockholder Approval.

    5.2        Directors and Officers of IGPAC following the Merger. Immediately after the Closing, Parent shall take the necessary action to cause (i) the directors of Merger Sub to be the directors of the Surviving Corporation and (ii) the officers of Merger Sub to be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

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    5.3        Other Actions.

a.	At least five (5) days prior to Closing, IGPAC, with assistance from Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Parent and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Merger Form 8-K”) and a draft Form 15 relating to the termination of registration under the Exchange Act (“Form 15”), both of which shall be in a form reasonably acceptable to Parent and in a format acceptable for EDGAR filing. Prior to Closing, Parent and IGPAC shall prepare the press release announcing the consummation of the Merger hereunder (“Press Release”). Promptly following the Closing, IGPAC shall file the Merger Form 8-K with the SEC and IGPAC and Parent shall cooperate to distribute the Press Release.

b.	Parent and IGPAC shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of Parent and IGPAC) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of Parent and IGPAC shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of Parent and IGPAC shall act reasonably and as promptly as practicable.

    5.4       Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, Parent and IGPAC shall each, following written request by the other, furnish the other with reasonable written information concerning themselves, their respective directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of Parent or IGPAC to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

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    5.5        Confidentiality; Access to Information.

a.	Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. The party receiving such confidential information may make limited disclosures to such party’s employees, officers, directors and agents to the extent reasonably required for the performance of their duties for the purpose of this Agreement, provided such employees, officers, directors and agents are legally required to abide by the confidentiality and non-use provisions hereof, and provided further, that the party receiving such confidential information shall at all times remain liable for the compliance of such employees, officers, directors and agents with the terms hereof and for any unauthorized disclosure of any confidential information by such employees, officers, directors and agents. Such confidentiality obligations will not apply to (i) information which was known to a party or their respective agents (as shown in such party’s records) prior to receipt from the other party; (ii) information which is or becomes generally known through no breach of confidentiality undertakings towards a party; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; or (iv) disclosure required by law, including any notification or filing under the Israeli Securities Law provided, however, that such party shall provide prompt prior written notice thereof to the other party to enable it to seek a protective order or otherwise prevent or contest such disclosure. In the event this Agreement is terminated as provided in Article VII hereof, each party (i) will return or cause to be returned to the other party all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other party in connection with the Merger contemplated hereby.

b.	Access to Information.

    (i)        Parent will afford IGPAC and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Parent, as IGPAC may reasonably request. No information or knowledge obtained by IGPAC in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

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    (ii)        IGPAC will afford Parent and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of IGPAC during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of IGPAC, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    (iii)        Notwithstanding anything to the contrary contained herein, each party (“Subject Party”) hereby agrees that by proceeding with the Closing, it shall be conclusively deemed to have waived for all purposes hereunder any inaccuracy of representation or breach of warranty by another party which is actually known by the Subject Party prior to the Closing.

    5.6        Charter Protections; Directors’ and Officers’ Liability Insurance.

a.	Subject to applicable law, all rights to indemnification for acts and/or omissions occurring through the Closing Date and all exemptions and releases from the liability for damages due to, or arising or resulting from, a breach of their duty of care and fiduciary duty to Parent, Merger Sub or IGPAC now existing in favor of the current directors and officers of Parent and/or Merger Sub and/or current directors and officers of IGPAC as provided in the Charter Documents of Parent and/or Merger Sub and/or IGPAC or in any indemnification agreements, shall survive the Merger and shall continue in full force and effect in accordance with their terms.

b.	If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.6. The foregoing provisions under this Section 5.6 shall not be terminated or modified in any manner as to adversely affect any current officers and directors of IGPAC, Merger Sub or Parent (and their heirs and legal representatives) without the express written consent of such affected parties.

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c.	For a period of five (5) years after the Closing Date, Parent shall maintain in effect policies ensuring the liability of IGPAC’s directors and officers insurance with respect to matters existing or occurring prior to the Closing Date (including without limitation, acts or omissions occurring in connection with the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement and the consummation of such transactions hereby).

d.	In the event that a demand, claim or suit is brought or asserted against any of the officers and/or directors of IGPAC with respect to matters existing or occurring prior to the Closing Date (including, without limitation, acts or omissions occurring in connection with the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement and the consummation of such transactions hereby) in their capacities as such, then Parent shall, and shall cause the Surviving Corporation to, afford such officers and directors and their counsel and other representatives, reasonable access, on normal business hours, upon reasonable notice, to information and documents relating to such demand, claim or suit and the defense thereof, subject to such officers and directors signing a confidentiality undertaking in form or substance reasonably satisfactory to Parent with respect to confidential information and documents being so disclosed. Parent shall, and shall cause the Surviving Corporation to, reasonably cooperate with such officers and/or directors in connection with the defense of such demand, claim or suit.

    5.7       Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it (including, but not limited to, all filings or notices necessary to provide to third parties or Governmental Entities to obtain necessary consents and/or approvals with respect to contemplated transactions), and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of the other party, except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a trading system, in which cases, such public announcement, notice or communication shall be made in coordination with the other party. Each party will not unreasonably withhold approval from the others with respect to any press release, public announcement, provision of notice, or request for third party consent, or notification or other filing with any Governmental Entity relating to this Agreement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. The form of the press release to be released in connection with this Agreement is attached hereto. Notwithstanding the foregoing, the parties hereto agree that promptly as practicable after the execution of this Agreement, IGPAC will file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, with respect to which IGPAC shall consult with Parent and provide Parent with a draft of such Current Report no less than two (2) Business Days prior to the filing. Unless objected to by Parent by written notice given to IGPAC within two (2) Business Days prior to such filing specifying the language to which objection is taken (in which case IGPAC shall consider Parent’s objections and use reasonable best efforts to revise the Current Report accordingly), any language included in such Current Report shall be deemed to have been approved by Parent and may be used in other filings made by IGPAC or Parent with the SEC.

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    5.8       Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, including, but not limited to the provisions of Article VI, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5(b) of the Parent Disclosure Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, IGPAC and its board of directors and Parent and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require IGPAC or Parent to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

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    5.9       Lock Up Restrictions. Certain Parent Ordinary Shares held by Executing Parent Shareholders prior to the Effective Time shall be subject to lock-up restrictions for six months from the Effective Time in accordance with the provisions of a lock-up agreement attached hereto as Exhibit G-1 (the “Lock-Up Agreement”), provided that all officers and directors of IGPAC shall enter into the lock-up agreement attached hereto as Exhibit G-2. During the lock-up period, other than as provided for in the Lock-Up Agreement, such Persons may not offer, sell or contract to sell, pledge, grant any option or right to purchase or otherwise transfer or dispose of any shares of Parent Ordinary Shares subject to the lock-up restrictions to any other party. All certificates representing Parent Ordinary Shares subject to the lock-up restrictions hereunder shall bear restrictive legends referencing the lock-up periods set forth in this section.

    5.10       No Claim Against Trust Fund. Parent acknowledges that, if the transactions contemplated by this Agreement are not consummated by IGPAC by July 18, 2008, IGPAC may be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, other than (i) with respect to its right as a stockholder of IGPAC (to the extent that pursuant to this Agreement it has purchased shares of Class B Common Stock), to claim its pro rata portion of the Trust Fund, or (ii) as a result of the Merger in accordance with Section 6.2(i), Parent hereby waives all rights against IGPAC to collect from the Trust Fund any moneys that may be owed to it by IGPAC for any reason whatsoever, including but not limited to a breach of this Agreement by IGPAC or any negotiations, agreements or understandings with IGPAC, and will not seek recourse against the Trust Fund for any reason whatsoever.

    5.11       Disclosure of Certain Matters. Each of IGPAC and Parent will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (c) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of IGPAC or Parent, or (d) would require any amendment or supplement to the Proxy Statement. The parties shall have the obligation to supplement or amend the Parent Disclosure Schedule or the IGPAC Disclosure Schedules (the “Parties Schedules”), as the case may be, being delivered concurrently with the execution of this Agreement and annexed hereto, and to provide additional Parties Schedules, with respect to any material matter hereafter arising or discovered. The obligations of the parties to amend or supplement the Parties Schedules being delivered herewith and to provide any additional Parties Schedules shall terminate on the Closing Date.

    5.12       NASDAQ Listing. Parent and IGPAC shall use their reasonable best efforts to obtain the listing for trading on NASDAQ (or any other nationally recognized securities exchange) of the Parent Ordinary Shares. If such listing is not obtained by the Closing, Parent shall continue to use its reasonable best efforts after the Closing to obtain such listing.

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    5.13        No Solicitation.

        From the date hereof until earliest of the Closing or the termination of this Agreement pursuant to its terms:

a.	Other than in connection with the Venture Loan, the Bridge Loans and the Bank Loan, Parent will not, and will cause its Affiliates, employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than IGPAC and its designees) concerning any merger, sale of ownership interests and/or assets of Parent, recapitalization or similar transaction.

b.	IGPAC will not, and will cause its employees, agents and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization, Business Combination or similar transaction (“IGPAC Solicitation”).

    5.14       Parent, Merger Sub and IGPAC Actions. Each of Parent, Merger Sub and IGPAC shall use their commercially reasonable efforts to take such actions as are reasonably necessary to fulfill their obligations under this Agreement and to enable the other parties to fulfill their obligations hereunder.

    5.15       Post Transaction Name, Headquarters, and Operations. The name of Parent shall continue to be Negevtech Ltd. and the name of the Surviving Corporation will be Negevtech Corporation or any other name determined by Parent, and the corporate headquarters of Parent and the Surviving Corporation shall be located in such places as shall be decided by the board of directors of Parent from time to time following the Closing.

    5.16       Parent Undertaking to Purchase Class B Common Stock. Parent shall purchase shares of Class B Common Stock in negotiated transactions with holders of such shares who have indicated their desire to sell such shares, provided that the aggregate amount that Parent shall expend on such purchases will not be required to exceed $15,000,000, less any amounts, if any, expended by shareholders of Parent in the purchase of Class B Common Stock and provided further that such purchases by Parent shall only be made to the extent necessary to obtain the requisite number of Class B Common Stock at the Special Meeting to approve the Merger in accordance with IGPAC’s Charter Documents. The aggregate amount to be expended, the price per share to be paid for each share of Class B Common Stock and the timing of such purchases, shall all be determined by the Committee. Such purchases by Parent will be made subject to applicable law (including receipt by Parent of any authorizations or approvals from the competent courts in connection therewith) and will be prior to the Special Meeting and only in order to obtain the requisite number of Class B Common Stock at the Special Meeting to approve the Merger. As part of any such purchases, Parent shall obtain the right to vote such shares (if purchased after the record date of the Special Meeting) in favor of the Merger.

    5.17       IGPAC Undertaking to Dissolve. Without derogating from the provisions of Section 7.2 and 7.3, in the event this Agreement is terminated pursuant to the provisions of Article 7.1, IGPAC shall not enter into a Business Combination or similar transaction anywhere and shall dissolve itself as soon as reasonably practicable following such termination in accordance with the terms of IGPAC Charter Documents in effect on the date of this Agreement.

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ARTICLE VI

CONDITIONS TO THE TRANSACTION

    6.1       Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

a.	No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any of the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of the Merger or any of the transactions contemplated by this Agreement, substantially on the terms contemplated by this Agreement.

b.	IGPAC Stockholder Approval. The IGPAC Stockholder Approval shall have been duly approved and adopted by the Stockholders of IGPAC by the requisite vote under the laws of the State of Delaware and the IGPAC Charter Documents.

c.	IGPAC Common Stock. Holders of twenty percent (20%) or more of the shares of IGPAC’s Class B Common Stock issued in IGPAC’s initial public offering of securities and outstanding shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with IGPAC’s Charter Documents.

d.	Governmental Approvals. Approvals from any Governmental Entity, including but not limited to approval of the OCS, the Investment Center, and the Israeli Securities Authority, necessary for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained and any waiting period applicable to the consummation of the Merger shall have expired or been terminated.

e.	Agreements and Documents. IGPAC and Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) Fully executed Exchange Agreement in the form of Exhibit B.

(ii) Lock-Up Agreements with each of the Executing Parent Shareholders and the IGPAC directors and officers in the form of Exhibits G-1 and G-2 shall be in full force and effect.

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f.	Registration Statement Effective. The SEC shall have declared effective the Registration Statement and there shall be no stop order pending or threatened in connection therewith.

    6.2       Additional Conditions to Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Parent:

a.	Representations and Warranties. Each representation and warranty of IGPAC contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of IGPAC contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of IGPAC by an authorized officer of IGPAC (“IGPAC Closing Certificate”).

b.	Agreements and Covenants. IGPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of IGPAC) does not, or will not, constitute a Material Adverse Effect with respect to IGPAC, and IGPAC Closing Certificate shall include a provision to such effect. Without limiting the generality of the above, IGPAC shall have signed an undertaking towards the OCS.

c.	No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

d.	Consents. IGPAC shall have obtained all consents, waivers and approvals required to be obtained by IGPAC in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on IGPAC and IGPAC Closing Certificate shall include a provision to such effect.

e.	Material Adverse Effect. No Material Adverse Effect with respect to IGPAC shall have occurred since the date of this Agreement.

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f.	SEC Compliance. Immediately prior to Closing, IGPAC shall be in compliance with the reporting requirements under the Exchange Act.

g.	Other Deliveries. At or prior to Closing, IGPAC shall have delivered to Parent (i) copies of resolutions and actions taken by IGPAC’s board of directors and shareholders in connection with the approval of this Agreement and the Merger, the resignations of IGPAC’s directors and officers prior to the Closing and the nomination of directors to the board of directors of IGPAC pursuant to this Agreement, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

h.	The registration rights agreement (the “IGPAC RRA”) between IGPAC and its initial shareholders shall have been terminated.

i.	Parent shall have received confirmation from the administrator of the Trust Fund that the amounts therein are in immediately available funds and will be transferred to the account of the Surviving Corporation as designated by the Surviving Corporation.

j.	Press Release. IGPAC shall have delivered the Press Release to Parent, in the form of Exhibit H annexed hereto.

k.	Resignations. The persons set forth in Exhibit I shall have resigned from their positions and offices with IGPAC.

l.	Underwriter Consent. Parent shall have received the Underwriter Consent duly executed by HCFP/Brenner Securities and such Underwriter Consent shall remain in full force and effect as of the Effective Time.

m.	Amendment of Loan Agreement. The Convertible Loan Agreement dated October 29, 2007 by and between the Parent and certain of its shareholders shall have been amended to the extent required to conform to the undertakings set forth in the Parent Shareholder Undertaking.

    6.3       Additional Conditions to the Obligations of IGPAC. The obligations of IGPAC to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by IGPAC:

a.	Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is qualified as to materiality shall have been true and correct (i) as of the date of this Agreement and (ii) on and as of the Closing Date with the same force and effect as if made on the Closing Date. Each representation and warranty of Parent contained in this Agreement that is not qualified as to materiality shall have been true and correct (i) in all material respects as of the date of this Agreement and (ii) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. IGPAC shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

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b.	Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect on Parent, and Parent Closing Certificate shall include a provision to such effect.

c.	No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

d.	Consents. Parent shall have obtained all consents, waivers, permits and approvals required to be obtained by it and by Merger Sub in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent and Parent Closing Certificate shall include a provision to such effect. Parent shall have obtained the requisite approval of Parent’s stockholders pursuant to Parent’s Charter Documents of the Agreement, the Merger and the transactions contemplated hereby.

e.	Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

f.	Other Deliveries. At or prior to Closing, Parent shall have delivered to IGPAC: (i) copies of resolutions and actions taken by Parent’s and Merger Sub’s boards of directors and shareholders in connection with the approval of this Agreement, the Merger and the transactions contemplated hereunder (specifically approval by Parent’s board of directors and shareholders of the Merger), and (ii) such other documents or certificates as shall reasonably be required by IGPAC and its counsel in order to consummate the transactions contemplated hereunder.

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g.	The Amended and Restated Shareholders’ Rights Agreement, dated July 20, 2007, between the Parent and certain shareholders shall have been amended to be substantially in the form of Exhibit J hereto.

h.	All Parent Preferred Shares issued and outstanding prior to the Closing shall have been converted into Parent Ordinary Shares on a one-for-one ratio.

i.	Parent shall provide satisfactory evidence that the Parent Ordinary Shares, IGPAC Warrants and Parent Ordinary Shares underlying the IGPAC Warrants (subject, with regards to the IGPAC Warrants and Parent Ordinary Shares underlying the IGPAC Warrants, to the receipt of a firm commitment by the current underwriters/market makers of IGPAC to sponsor and post the quotation for such securities on the OTC BB) are eligible for trading on the OTC BB as of the Effective Time or shall have obtained the listing for trading on NASDAQ of the Parent Ordinary Shares.

j.	All shareholders of Parent who are not Executing Parent Shareholders and have not executed voting agreements pursuant to Section 2.26, and have pre-emptive rights, liquidation preference and/or similar rights that may be exercised in connection with this Agreement and any related transactions contemplated herein, will have executed (to the extent such rights have not expired or elapsed) and delivered to IGPAC written waivers relating to any such rights.

ARTICLE VII

TERMINATION

    7.1        Termination. This Agreement may be terminated at any time prior to the Closing:

a.	by mutual written agreement of IGPAC and Parent;

b.	by either IGPAC or Parent if the Merger shall not have been effective by July 18, 2008;

c.	by either IGPAC or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any of the transactions contemplated hereby, which order, decree, ruling or other action is final and non-appealable;

d.	by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of IGPAC set forth in this Agreement, or if any representation or warranty of IGPAC shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by IGPAC is curable by IGPAC prior to the Closing Date, then Parent may not terminate this Agreement under this Section 7.1(d) for thirty (30) days after delivery of written notice from Parent to IGPAC of such breach, provided IGPAC continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement or if such breach by IGPAC is cured during such thirty (30)-day period) and provided that in no event shall the cure period extend beyond July 18, 2008;

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e.	by IGPAC, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by Parent prior to the Closing Date, then IGPAC may not terminate this Agreement under this Section 7.1(e) for thirty (30) days after delivery of written notice from IGPAC to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that IGPAC may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period) and provided that in no event shall the cure period extend beyond July 18, 2008; or

f.	by either IGPAC or Parent, if, at the Special Meeting including any adjournments or postponements thereof, this Agreement, the Merger and the transactions contemplated hereby shall fail to receive the IGPAC Stockholder Approval or the holders of 20% or more of the number of shares of Class B Common Stock issued in IGPAC’s initial public offering and outstanding exercise their rights to convert the shares of Class B Common Stock held by them into cash in accordance with IGPAC’s Charter Documents.

    7.2       Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the provisions of Section 5.5(a), Section 5.10 (No Claim Against Trust Fund), Sections 7.2, 7.3 and Article VIII (General Provisions) which shall survive the termination of this Agreement. In no event will Parent or Merger Sub be liable for any losses, expenses or other damages of IGPAC in the event of termination of this Agreement, including but not limited to termination due to a breach of this Agreement by Parent or Merger Sub or in connection with any negotiations, agreements or understandings with Parent or Merger Sub, other than as set forth in Section 7.3 below. In no event will IGPAC be liable for any losses, expenses or other damages of Parent or Merger Sub in the event of termination of this Agreement, including but not limited to termination due to a breach of this Agreement by IGPAC or in connection with any negotiations, agreements or understandings with IGPAC, other than as set forth in Section 7.3 below.

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    7.3        Fees and Expenses.

a.	Except as otherwise provided in this Section 7.3, in the event that the Merger is not consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses including all professional and other fees and expenses that each incurs in connection herewith. In the event that the Merger is consummated, each of the Parent and/or Surviving Corporation shall be responsible for all its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including for all professional and other fees and expenses that the parties incur in connection herewith.

b.	The Parent shall pay IGPAC an amount equal to $4,000,000 (the “Termination Fee”), in the following events:

(i) all conditions to Closing have been satisfied (or with respect to IGPAC's conditions to Closing have been waived by IGPAC) and the Merger has not been consummated by the Effective Time as a result of any intentional act or omission taken in bad faith by the Parent and/or the Merger Sub; and/or

(ii) IGPAC terminates this Agreement as a result of a material breach of this Agreement by the Parent and/or Merger Sub, where such breach is intentional by Parent and/or Merger Sub and committed in bad faith (provided that the Termination Fee shall not be payable by Parent pursuant to this Section 7.3(b)(ii) if at the time of termination by IGPAC, IGPAC is in material breach of this Agreement or one of the conditions to Parent’s obligations to effect the Merger (pursuant to Section 6.1 or 6.2) did not occur, unless such non-occurrence is a result of an act or omission by Parent.

ARTICLE VIII

GENERAL PROVISIONS

    8.1       Non-Survival of Representations and Warranties. The representations and warranties of IGPAC, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice if then followed by postal mail of such notice or communication):

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                if to IGPAC, to:

        Israel Growth Partner Acquisition Corporation
        Yahalom Tower
        3a Jabotinsky St.,
        Ramat Gan, 52520
        Israel
        Attention: Carmel Vernia
        Telephone: +972-9-9602049
        Facsimile: +972-9-9602022

                with a copy to:

        Yigal Arnon & Co.
        1 Azrieli Center, 46th Floor
        Tel Aviv 67021
        Israel
        Attention: David Schapiro, Adv.
        Telephone: (+972)-3-608-7726
        Facsimile: (+972)-3-608-7714

        And a copy to:

        Greenberg Traurig, LLP
        1750 Tysons Boulevard, Suite 1200
        McLean, Virginia 22102
        U.S.A
        Attention: Mark J. Wishner, Adv.
        Telephone: 703-749-1352
        Facsimile: 703-714-8359

                if to Parent or Merger Sub, to:

        Negevtech, Ltd.
        12 Hamada St.
        Rehovot, Israel 76703
        Attention: Jaron Lotan
        Telephone: (+972)-8-931-2222
        Facsimile: (+972)-8-936-6051

                with a copy to:

        Tulchinsky Stern Marciano Cohen & Co.
        Museum Tower
        4 Berkowitz Street
        Tel Aviv 64238
        Israel
        Attention: David Cohen, Adv.
        Telephone: (+972)-3-607 5000
        Facsimile: (+972)-3-607 5050

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                And a copy to:

        Bruce A. Mann, Esq.
        Morrison & Foerster
        425 Market Street
        San Francisco, CA 94104
        Telephone: 415-268-7584
        Facsimile: 415-268-7522

    8.3       Interpretation. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

a.	the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

b.	the term “Approvals” shall mean franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

c.	the term “Audited Financial Statements” shall have the meaning ascribed to it in Section 2.7(a).

d.	the term “Bank Loan” shall have the meaning ascribed to it as set forth in Section 4.1(f).

e.	the term “Blue Sky Laws” shall mean state securities laws.

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f.	the term “Bridge Loans” shall have the meaning ascribed to it in Section 4.1(f).

g.	the term “Broker’s Fee” shall mean the fee to be paid at Closing to Deutsche Bank AG, as described in Section 3.25 of the IGPAC Disclosure schedule.

h.	the term “Business Combination” shall have the meaning ascribed to it in Section 3.21(d).

i.	the term “Business Day” shall mean any day on which banks in Israel and the U.S. are open for business.

j.	the term “Certificates” shall have the meaning ascribed to it in Section 1.6(c).

k.	the term “Charter Documents” shall mean certificate of incorporation and articles of association (or other comparable governing instruments with different names).

l.	the term “Class B Common Stock” shall have the meaning ascribed to it in Section 3.3(a).

m.	the term “Class W Warrant” shall mean warrants to purchase IGPAC Common Stock as described in the Registration Statement of IGPAC on Form S-1, declared effective on July 11, 2006.

n.	the term “Class Z Warrant” shall mean warrants to purchase IGPAC Common Stock as described in the Registration Statement of IGPAC on Form S-1, declared effective on July 11, 2006.

o.	the term “Closing” shall have the meaning ascribed to it in Section 1.2.

p.	the term “Closing Date” shall have the meaning ascribed to it in Section 1.2.

q.	the term “Code” means the U.S. Internal Revenue Code of 1986, as amended.

r.	the term “Committee” shall mean a committee which shall be comprised of one representative of the Parent, one representative of IGPAC and one representative of HCFP/Brenner Securities. All decisions taken by the Committee shall be by majority, but in the event of a tie, the vote of the representative of IGPAC shall prevail.

s.	the term “Consent” shall have the meaning ascribed to it in Section 4.1.

t.	the term “Corporate Records” shall have the meaning ascribed to it in Section 2.1(c).

u.	the term “Deductible IGPAC Expenses” shall mean half of the Broker’s Fee and the Underwriter Fee all as described in Section 3.25 of the IGPAC Disclosure Schedules.

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v.	the term “DGCL” shall mean the Delaware General Corporation Law.

w.	the term “Dissenter” shall have the meaning ascribed to it in Section 1.10(a).

x.	the term “Dissenting Shares” shall have the meaning ascribed to it in Section 1.10(b).

y.	the term “Effective Time” shall have the meaning ascribed to it in Section 1.2.

z.	the term “Employee Option Agreement” shall mean each agreement representing the grant of Parent Options to employees of Parent and its Subsidiaries.

aa.	the term “Encumbrances” shall mean all material claims, charges, liens, contracts, rights, options, security interests, mortgages, encumbrances and restrictions of every kind and nature.

bb.	the term “Environmental Law” shall have the meaning ascribed to it in Section 2.16(b).

cc.	the term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

dd.	the term “Exchange Ratio” shall mean the number obtained by dividing the IGPAC Price Per Share by the Parent Price Per Share.

ee.	the term “Form 15” shall have the meaning ascribed to it in section 5.3(a).

ff.	the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

gg.	the term “Governmental Entity” shall mean any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign.

hh.	the term “Hazardous Substance” shall have the meaning ascribed to it in Section 2.16(c).

ii.	the term “IGPAC Auditors” shall mean BDO Ziv Haft, certified public accountants.

jj.	the term “IGPAC Closing Certificate” shall have the meaning ascribed to it in Section 6.2(a).

kk.	the term “IGPAC Common Stock” shall mean common stock par value $0.0001 per share of IGPAC.

ll.	the term “IGPAC Contracts” shall have the meaning ascribed to it in Section 3.3(c).

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mm.	the term “IGPAC Price Per Share” shall mean the U.S. dollar amount obtained by dividing (x) the amount of Net Cash as determined by the IGPAC Auditors no more than 2 Business Days prior to the Effective Time, by (y) the number of issued and outstanding shares of IGPAC as of the Effective Time (excluding all shares of Class B Common Stock for which conversion was demanded and whose holders voted against the Merger).

nn.	the term “IGPAC SEC Reports” shall have the meaning ascribed to it in Section 3.7(a).

oo.	the term “IGPAC Stock” shall have the meaning ascribed to it in Section 1.5(a)(ii).

pp.	the term “IGPAC Stockholder Approval” shall have the meaning ascribed to it in Section 3.23.

qq.	the term “IGPAC Warrants” shall mean all outstanding Class W Warrants and Class Z Warrants as of the Closing Date.

rr.	the term “IGPAC Warrant Agreements” shall have the meaning ascribed to it in Section 2.3(b).

ss.	the term “IGPAC Warrants Expiration Dates” shall have the meaning ascribed to it in Section 3.3(f).

tt.	the term “IGPAC Warrant Price” shall have the meaning ascribed to it in Section 3.3(f).

uu.	the term “Insurance Policies” shall mean insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors.

vv.	the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

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ww.	the term “Knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation.

xx.	the term “Leased Real Property” shall mean all leases of real property held by Parent.

yy.	the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Parent Contracts or IGPAC Contracts;

zz.	the term “Lien” means any material mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

aaa.	the term “Lock-Up Agreement” shall have the meaning ascribed to it in Section 5.9;

bbb.	the term “Material Adverse Effect” when used in connection with any Person means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such Person and its consolidated subsidiaries taken as a whole, it being understood that none of the following alone or in combination shall be deemed, in and of themselves, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the Merger, or compliance with the terms of, or the taking of any action required by, or any matter disclosed in this Agreement (including all exhibits and Schedules hereto), (ii) changes in general national or regional economic or business conditions, (iii) changes in economic conditions in the industries or markets in which such Person operates, (iv) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell, or (v) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency or any governmental or other response or reaction to any of the foregoing , whether in Israel or elsewhere.

ccc.	the term “Material Parent Contracts” shall mean (x) each Parent Contract that is not a Routine Operating Contract and (I) which provides for payments (present or future) to Parent in excess of $180,000 in the aggregate or (II) under which or in respect of which Parent presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $180,000, (y) each Parent Contract that is not a Routine Operating Contract and that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of Parent and (z) without limitation of subclause (x) or subclause (y), each of the following Parent Contracts (but excluding in every case Routine Operating Contracts), the relevant terms of which remain executory:

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(i)	any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from Parent, other than factoring of receivables in the ordinary course of Parent’s business and consistent with past practice;

(ii)	any guaranty, direct or indirect, by Parent of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business and guarantees by Subsidiaries of Parent obligations or guarantees by Parent of obligations of its Subsidiaries; other than factoring of receivables in the ordinary course of Parent’s business and consistent with past practice;

(iii)	any Parent Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of Parent or (y) providing for any right (exclusive or non-exclusive) to resell or distribute, or otherwise relating to the resale or distribution of, any product or service of Parent;

(iv)	any obligation to register any shares of the capital stock or other securities of Parent with any Governmental Entity;

(v)	any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vi)	any collective bargaining agreement with any labor union;

(vii)	any lease or similar arrangement for the use by Parent of personal property (other than leases of vehicles, office equipment or operating equipment where the annual lease payments are less than $25,000 in the aggregate); and

(viii)	any Parent Contract to which any officer, director or shareholder of Parent (except shareholders of Parent who are shareholders as a result of exercise of options under Parent Option Plan) is a party.

ddd.	the term “Merger” shall have the meaning ascribed to it in Section 1.1.

eee.	the term “Merger Form 8-K” shall have the meaning ascribed to it in Section 5.3(a).

fff.	the term “NASDAQ” shall mean any exchange of The Nasdaq Stock Market, Inc.

ggg.	the term “Net Cash” shall mean all cash held by IGPAC including the Trust Fund, but excluding (i) the Deductible IGPAC Expenses, and (ii) the amount paid or payable out of the Trust Fund to holders of Class B Common Stock who voted against the Merger and demanded conversion, as described in Section 1.5(a)(i).

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hhh.	the term “OCS” shall mean the Israeli Office of the Chief Scientist of the Ministry of Industry and Trade of the State of Israel.

iii.	the term “OTC BB” shall have the meaning ascribed to it in Section 3.9.

jjj.	the term “Parent Closing Certificate” shall have the meaning ascribed to it in Section 6.3(a).

kkk.	the term “Parent Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected (including without limitation notes or other instruments payable to Parent).

lll.	the term “Parent Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Parent, including software and software programs developed by or exclusively licensed to Parent (specifically excluding any off the shelf or shrink-wrap software).

mmm.	the term “Parent Options” means any options granted to purchase securities of Parent pursuant to any of Parent Option Plans.

nnn.	the term “Parent Option Plans” means any of the following Parent Option Plans: Negevtech Ltd. Share Ownership and Option Plan (2001, as amended 2003 & 2004 & 2005 & 2006 & 2007) and Negevtech Ltd. 2002 Share Option Plan (as amended 2003 & 2004 & 2005 & 2006 & 2007).

ooo.	the term “Parent Ordinary Shares” shall mean the ordinary shares of Parent, par value 1.00 NIS per share.

ppp.	the term “Parent Price Per Share” shall mean the U.S. dollar amount obtained by dividing (x) $50 million, by (y) the number of issued and outstanding shares of Parent (on a fully diluted and as-converted basis) as of the Effective Time.

qqq.	the term “Parent Products” means all current versions of products or service offerings of Parent.

rrr.	the term “Parent Shares” shall have the meaning ascribed to it in Section 2.3(a).

sss.	the term “Parent Shareholder Undertaking” shall have the meaning ascribed to it in Section 2.25.

ttt.	the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

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uuu.	the term “Personal Property” shall mean all material personal property and other property and assets of Parent owned, used or held for use in connection with the business of Parent.

vvv.	the term “Plans” shall mean all material employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of a Person, or any trade or business (whether or not incorporated) which is under common control with such Person, with respect to which such Person has liability.

www.	the term “Preferred Stock” shall have the meaning ascribed to it in Section 3.3(a).

xxx.	the term “Press Release” shall have the meaning ascribed to it in Section 5.3(a).

yyy.	the term “Proxy Statement” shall have the meaning ascribed to it in Section 2.24.

zzz.	the term “Returns” shall mean all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

aaaa.	the term “Routine Operating Contracts” shall mean: (A) any purchase or sale agreement relating to goods or services in the regular course of business and consistent with past practice, or (B) any other agreements that involve payments, by or to Parent or IGPAC, in the aggregate, of less than $180,000 per year.

bbbb.	the term “Securities Act” shall mean Securities Act of 1933, as amended.

cccc.	the term “Shareholders” shall mean each holder of shares of IGPAC who is entitled to Parent Ordinary Shares pursuant to Section 1.5(a) of this Agreement.

dddd.	the term “Special Meeting” shall have the meaning ascribed to it in Section 2.24.

eeee.	the term “Subject Party” shall have the meaning ascribed to it in Section 5.5(b)(iii).

ffff.	the term “Subsidiary” shall have the meaning ascribed to it in Section 2.2(a).

gggg.	the term “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

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hhhh.	the term “Termination Fee” shall have the meaning ascribed to it in Section 7.3(b).

iiii.	the term “Trust Fund” shall have the meaning ascribed to it in Section 3.11.

jjjj.	the term “Underwriter Consent” shall have the meaning ascribed to it in Section 1.11.

kkkk.	the term “Underwriter Fee” shall mean the fee to be paid at Closing to HCFP/Brenner Securities, as described in Section 3.25 of the IGPAC Disclosure Schedules.

llll.	the term “Underwriter Purchase Option” shall mean the purchase option granted to HCFP/Brenner Securities, to purchase a total of 25,000 Series A units and/or 230,000 Series B units, exercisable at $14.025 per Series A Unit and $16.665 per Series B Unit, which Underwriter Purchase Option may be exercised on a cashless basis, commencing on the date of IGPAC’s completion of a business combination and expiring on July 11, 2011. The exercise price of the warrants included in the Units is $5.50 per share (110% of the exercise price of the warrants included in the units sold to the public).

mmmm.	the term “Units” shall mean either Series A Units, which consist of two (2) shares of IGPAC Common Stock and ten (10) Class Z Warrant, or Series B Units which consist of two (2) shares of IGPAC Class B Common Stock and two (2) Class W Warrants;

nnnn.	the term “U.S. GAAP” shall mean generally accepted accounting principles of the United States.

oooo.	the term “Venture Loan” shall have the meaning ascribed to it in Section 4.1(f).

pppp.	all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

    8.4       Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or delivery of a scanned copy by electronic mail to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

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    8.5       Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the letter of intent between IGPAC and Parent dated January 11, 2008, is hereby terminated in its entirety and shall be of no further force and effect; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

    8.6       Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7       GENERAL LIMITATION ON LIABILITY. IN NO EVENT WILL ANY PARTY BE LIABLE UNDER THIS AGREEMENT (INCLUDING FOR ANY LOSS OR DAMAGE AND INCLUDING FOR ANY BREACH OF ANY REPRESENTATION, WARRRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN), AND NO CLAIM MAY IN ANY EVENT BE ASSERTED HEREUNDER, FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES.

    8.8       Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any other court having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.9       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

    8.10       Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

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    8.11       Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 8.11, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.12       Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent and IGPAC.

    8.13       Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Israel Growth Partners Acquisition Corporation

By: /s/ Carmel Vernia
——————————————
Name: Carmel Vernia
Title: Chief Executive Officer

Negevtech Ltd.

By: /s/ Jaron Lotan
——————————————
Name: Jaron Lotan
Title: Director

Negevtech Acquisition Subsidiary Corp.

By: /s/ Jaron Lotan
——————————————
Name: Jaron Lotan
Title: Director

List of omitted Schedules and Exhibits to Agreement and Plan of Merger dated March 6, 2008:

Exhibit A – Certificate of Incorporation of IGPAC as shall be amended in the Merger.

Exhibit B – Exchange Agreement with American Stock Transfer & Trust Company which shall be designated to act as the exchange agent in the Merger.

Exhibit C – form of Negevtech’s Articles of Association as shall be in effect following the Merger (Attached as exhibit 3.2 to the proxy statement/prospectus that is part of this Registration Statement).

Exhibit D – list of shares that are reserved for issuance to employees, consultants, officers or directors of Negevtech and/or its subsidiaries pursuant to Negevtech’s Option Plans.

Exhibit E – Form of Negevtech Shareholders Letters of Undertaking (attached as Annex 2 to the proxy statement/prospectus that is part of this Registration Statement).

Exhibit E1 – list of Negevtech shareholders executing the Shareholders Letters of Undertaking.

Exhibit F – Form of Voting Agreement between IGPAC and certain shareholders of Negevtech (attached as Annex 5 to the proxy statement/prospectus that is part of this Registration Statement).

Exhibit J – Form of Registration Rights Agreement (attached as Annex 4 to the proxy statement/prospectus that is part of this Registration Statement).

Exhibits G1 and G2 – Forms of Lock-up Agreements (attached as Annex 3 to the proxy statement/prospectus that is part of this Registration Statement).

Exhibit H – Form of press release with respect to the Agreement and Plan of Merger.

Exhibit I – List of the persons which shall have resigned from their positions and offices with IGPAC following the Merger.

Schedule 1.12 – List of Negevtech Ordinary Shares issued pursuant to the Merger Agreement to “affiliates” of IGPAC which will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act.

IGPAC Disclosure Schedule corresponding to the Agreement and Plan of Merger.

Negevtech Disclosure Schedule corresponding to the Agreement and Plan of Merger.

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Annex 2

Exhibit 10.1

AMENDED AND RESTATED SHAREHOLDERS LETTER AGREEMENT

(“Letter Agreement”)

June 5, 2008

Negevtech Ltd.
12b Hamada Street
Rechovot
Israel

Ladies and Gentlemen:

        Reference is made to the Agreement and Plan of Merger, dated March 6, 2008 (the “Merger Agreement”), by and among Israel Growth Partners Acquisition Corp., a Delaware corporation (“IGPAC”), Negevtech, Ltd., an Israeli company (“Parent”), and Negevtech Acquisition Subsidiary Corp. a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Merger Agreement.

BACKROUND:

Parent, the Shareholders and IGPAC have entered into a certain Shareholders’ Letter Agreement dated as of March 6, 2008 (the “Prior Shareholders’ Letter”) pursuant to which, inter alia, the Parent and the Shareholders agreed: (i) to amend the terms of the Loan Agreements (as defined below) in such manner as to provide for the automatic conversion of all amounts outstanding and owed by the Parent (including interest accrued thereon) under the Loan Agreement (as defined below), immediately after the Effective Time; and (ii) to buy Parent Ordinary Shares in an aggregate amount of up to $5,000,000.

The Parent desires and the Shareholders agree that an aggregate amount of up to $2,000,000 shall be advanced to the Company by way of convertible loans substantially on the same terms of the Loan Agreement (as defined below), provided however, that such loan shall be converted (pro-rata) into Parent Ordinary Shares, only to the extent necessary in order that the Parent Post Closing Net Cash (as defined below) shall be equal to $55,000,000 (as further described in the Loan Agreement).

Parent and Shareholders have agreed to amend and restate the Prior Shareholders’ Letter in its entirety to reflect their aforesaid agreement, and desire that upon and by execution of this Amended and Restated Shareholders Letter Agreement by the Parent and the Shareholders, the Prior Shareholders Letter shall be and hereby is amended and restated in its entirety and the mutual promises and covenants set forth herein shall prevail.

RECITALS:

         WHEREAS, as a condition to IGPAC’s entering into the Merger Agreement, Parent has agreed under Section 5.16 of the Merger Agreement to purchase shares of Class B Common Stock in negotiated transactions with holders of such shares who have indicated their desire to sell such shares, provided that the aggregate amount that Parent shall expend on such purchases shall not be required to exceed $15,000,000 (less any amounts, if any, expended by shareholders of Parent in the purchase of Class B Common Stock); provided further that such purchases shall only be made to the extent necessary to obtain the requisite amount of Class B Common Stock at the Special Meeting approving the Merger; and provided further that the aggregate amount to be expended, the price per share to be paid for each share of Class B Common Stock and the timing of such purchases, shall all be determined by the Committee;

         WHEREAS, in order to perform its undertaking under Section 5.16 of the Merger Agreement, Parent shall obtain a bank loan in an amount of $15,000,000 (the “Bank Loan”), to be used solely for the purchase of Class B Common Stock as aforesaid, such loan to be secured by the Class B Common Stock purchased by Parent and/or by a floating charge over Parent’s assets and/or by any other means as agreed between the bank and the Parent; and

         WHEREAS, as a condition to Parent’s undertaking under Section 5.16 of the Merger Agreement, the Shareholders agreed, subject to the occurrence of the Closing; (i) to buy Parent Ordinary Shares in an aggregate amount of up to $5,000,000 (of which an aggregate amount of up to $2,000,000 shall be advanced to the Company, by way of convertible loans substantially on the same terms of the Loan Agreement (as defined below)(the “Additional Loan”) under the terms and conditions set forth below, and (ii) have the outstanding loans owed to the Shareholders by Parent under that certain Convertible Loan Agreement entered between Parent and Shareholders dated October 29 2007 in a principal amount of $10,000,000 (the “Bridge Loan”), as amended as of the date hereof (the “Loan Agreement”) converted into Parent Ordinary Shares, all in accordance with the terms and conditions set forth in this letter (the “Letter Agreement”).

         NOW THEREFORE, the undersigned hereby agree as follows:

1.	Undertaking. Each of the Shareholders hereby agrees as follows:

a.	Subject to the occurrence of the Closing and only to the extent the Parent Post Closing Net Cash (as defined below) shall be less than $55,000,000, each of the Shareholders severally and not jointly shall buy immediately after the Effective Time, at the Price Per Share (as defined below), such applicable pro rata portion of such number of Parent Ordinary Shares, as indicated opposite such Shareholder’s name in the Pro Rata Purchase Table attached hereto as Annex I, as is necessary in order that the Parent Post Closing Net Cash following such purchase of Parent Ordinary Shares under this subsection 1(a), shall be equal to $55,000,000, provided that the aggregate amount of such purchase made by all the Shareholders under this subsection 1(a) (the “Additional Funds”) shall not exceed in the aggregate an amount of $5,000,000 less any amount of the Additional Loan received by the Company; and further provided that each Shareholder’s participation in the Additional Funds shall not be higher than an amount equal to: (i) such Shareholder’s pro rata portion of the $5,000,000 (as indicated opposite such Shareholder’s name in Annex I attached hereto); less (ii) any portion of the Additional Loan advanced by such Shareholder.

b.	(i) Subject to the occurrence of the Closing, all applicable amounts outstanding and due by Parent toward each Shareholder under the Loan Agreement including the Bridge Loan, the Additional Loan and any interest accrued thereon (the “Loan Conversion Amount”) shall automatically be converted immediately after the Effective Time into such number of Parent Ordinary Shares, resulting from dividing the dollar amount of the Loan Conversion Amount by the Price Per Share (as defined below). Such Parent Ordinary Shares will be issued to the Shareholders pro-rata based on the respective amount out of the Loan Conversion Amount provided by each of the Shareholders, all as indicated opposite such Shareholder’s name in the Pro Rata Conversion Table attached hereto as Annex II. Subject to the occurrence of the Closing, the Shareholders will not in any way require Parent to pay any amounts owed and outstanding under the Loan Agreement, and will waive all rights to payment under the Loan Agreement in exchange for Parent’s undertakings under this Letter Agreement and its undertaking to convert the Loan Conversion Amount into Ordinary Shares of Parent as provided above.

(ii) Notwithstanding the foregoing, the automatic conversion and the waiver of repayment of any outstanding and due amount under the Loan Agreement and any accrued interest thereon, shall apply to the Additional Loan only to the extent necessary in order that the Parent Post Closing Net Cash (as defined below) shall be equal to $55,000,000.

(iii) For avoidance of doubt, any due and outstanding amount out of the pro rata portion of the Additional Loan which has not been automatically converted pursuant to subsections 1(b)(i) and/or 1(b)(ii) above (the “Unconverted Balance”), shall, at the option of each Shareholder, be (i) repaid in accordance with and subject to the repayment terms under the Loan Agreement, or (ii) converted into such number of Ordinary Shares of Parent resulting from dividing such amount by the Price Per Share (as such term is defined in below).

c.	For the purpose of this Letter Agreement:

The term “Parent Post Closing Net Cash” shall mean the cash and cash equivalents held by Parent and its subsidiaries, including the Surviving Corporation, immediately following the Effective Time after deducting the outstanding amount of the Bank Loan.

The term “Price Per Share” shall mean the price per share of each Parent Ordinary Share equal to the quotient determined by dividing (X) the amount in the Trust Fund, calculated as of two Business Days prior to the Effective Time, by (Y) the total number of shares of Class B Common Stock then outstanding (prior to any conversion of Class B Common Stock held by holders who did not vote against the Merger into shares of IGPAC Common Stock, as set forth in Section 1.5a(i) of the Merger Agreement) and such quotient divided further by (Z) the Exchange Ratio.

d.	Concurrently with the execution of this Letter Agreement, Parent and the Shareholders shall amend and restate the Loan Agreement in order to reflect the foregoing agreements between the parties.

e.	Parent shall use the amounts of the Bank Loan solely for the purpose of purchasing shares of Class B Common Stock, only to the extent necessary to obtain the requisite amount of Class B Common Stock at the Special Meeting approving the Merger, in such amounts at such price and at such time as shall be decided by the Committee.

2.	Miscellaneous.

a.	Amendment, Modification and Waiver. This Letter Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by the Shareholders and Parent. Any party to this Letter Agreement may waive in writing any obligation owed to it by any other party to this Letter Agreement. The waiver by any party hereto of a breach of any provision of this Letter Agreement shall not operate or be construed as a waiver of any subsequent breach.

b.	Entire Agreement. This Letter of Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements and understandings among the parties hereto with respect to the subject matter hereof, including without limitation the Prior Shareholders Letter.

c.	Benefits of Agreement. All of the terms and provisions of this Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns. This Letter Agreement may not be assigned by any party hereof without the prior written consent of the other party, and any such assignment shall be made only in accordance with applicable laws and any such consent.

d.	Governing Law. This Letter Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Israel (without giving effect to principles of conflicts of laws). Any dispute between the parties shall be subject to the sole and exclusive jurisdiction and venue of the competent courts of the District of Tel Aviv-Jaffa in the State of Israel and no other court or judicial body elsewhere shall have jurisdiction in this matter. Each party to this Letter Agreement consents to the exclusive jurisdiction and venue of the courts of the District of Tel Aviv-Jaffa in the State of Israel.

e.	Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Letter Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Letter Agreement shall nevertheless remain in full force and effect.

f.	Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel have reviewed the terms and provisions of this Letter Agreement; and (ii) the terms and provisions of this Letter Agreement shall be construed fairly as to the parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Letter Agreement. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, the use of any gender shall include all persons.

g.	Headings and Captions. The headings and captions of the various subdivisions of this Letter Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

h.	Counterparts. This Letter Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Shareholders’ Letter Agreement as of the day and year first above written.

THE SHAREHOLDERS:

Pitango Principles Fund III	Pitango Venture Capital Fund III	Pitango Venture Capital Fund III
(Israel) L.P.	Trusts 2000 L.P.	(Israeli Sub) L.P.

Pitango Venture Capital Fund III	Pitango Venture Capital Fund III	Pitango Parallel Investor Fund
(Israeli Sub.) Non-Q L.P.	(Israeli Investors) L.P.	III (Israel), L.P.

SVE Star Ventures Enterprises GmbH	Star Management of Investments	Star Growth Enterprise, a German
& Co. No. IX KG.	No. II (2000) L.P.	Civil Law Partnership (with
limitation of liability)

SVM Star Ventures
Managementgesellschaft mbH Nr. 3

        IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Shareholders’ Letter Agreement as of the day and year first above written.

THE SHAREHOLDERS:

Genesis Partners II (Israel), L.P.	Genesis Partners II, L.D.C.

Poalim Ventures Ltd.	Poalim Ventures I Ltd.	Poalim Ventures II L.P.

Wellington Partners Venture III Technology Fund L.P.	Amadeus III Affiliates Fund L.P.	Amadeus III

        IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Shareholders’ Letter Agreement as of the day and year first above written.

PARENT:

NEGEVTECH LTD. By: _____________________________________

The foregoing Amended and Restated Shareholders' Letter Agreement is hereby acknowledged and accepted as of the day and year first above written;.

ISRAEL GROUP PARTNERS ACQUISITION CORP. By: _____________________________________

Annex 3
Form of Lock-up Agreement

Exhibit 10.2

FORM OF
LOCKUP AGREEMENT

March 6, 2008
Negevtech Ltd.
12 Hamada St.
Rehovot, Israel 76703

Ladies and Gentlemen:

        Reference is made to the Agreement and Plan of Merger, dated March 6, 2008 (the “Merger Agreement”), by and among Israel Growth Partners Acquisition Corp., a Delaware corporation (“IGPAC”), Negevtech, Ltd., an Israeli company (“Parent”), and Negevtech Acquisition Subsidiary Corp. a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Merger Agreement.

        As a condition to the Closing of the Merger Agreement and the transactions contemplated thereby, the undersigned shareholder of Parent (the “Shareholder”) has agreed to restrict the sale and transfer of certain Parent Ordinary Shares held by the Shareholder on the Closing Date pursuant to the terms of this Lockup Agreement (this “Agreement”). Accordingly, the undersigned Shareholder hereby agrees as follows:

1.	Transfer Restrictions. The undersigned agrees that until released from the restrictions on Transfer (as such term is defined below) as set forth in Section 3 below and except as expressly permitted by this Agreement (including, without limitation pursuant to the provisions of Section 2), the undersigned will not, directly or indirectly, offer to sell, contract to sell or otherwise sell or dispose of, or enter into any other transaction which is designed to, or might reasonably be expected to, result in the transfer (whether by actual transfer or effective economic transfer due to cash settlement or otherwise) of any right, title or interest in or to Parent Ordinary Shares held by the Shareholder immediately prior to the Closing Date (collectively, the "Lockup Shares"); or pledge, hypothecate or otherwise dispose of, or reduce the undersigned's interest in or risk relating to any Lockup Shares (hereinafter referred to as a "Transfer").

2.	Exempted Transfers. Notwithstanding anything to the contrary contained herein, the restrictions set forth in Section 1 above shall not apply to the following Transfers of Lockup Shares: (i) to a Transfer by a Shareholder of Lockup Shares to a Permitted Transferee (as such term is defined below), provided such Permitted Transferee agrees in a written instrument, delivered to the Parent prior to the Transfer, to be bound by and subject to the terms and conditions of this Agreement, or (ii) a Transfer by the Shareholder of such number of Lockup Shares as is equal to the number of Parent Ordinary Shares to be issued to such Shareholder immediately following the Closing of the Merger upon conversion into Parent Ordinary Shares of (A) the portion of the Bridge Loans provided by such Shareholder and (B) the portion of the `Loan Principal Amount' provided by such Shareholder pursuant to the terms of a Convertible Loan Agreement dated October 29, 2007, as amended, by and between the Parent, the Shareholder and others or (iii) a Transfer by a Shareholder of Lockup Shares in connection with a Change of Control. "Permitted Transferee" and "Change of Control" shall have the meanings as set forth in Exhibit A attached hereto.

For purposes of clarification, the restrictions set forth in Section 1 above shall not apply to a Transfer by a Shareholder of Parent Ordinary Shares if such shares were issued to the Shareholder upon conversion of such Shareholder’s IGPAC Stock pursuant to the terms of the Merger Agreement.

3.	Release of Lockup Shares from Transfer Restrictions. The Lockup Shares shall be released from the restrictions on Transfer set forth in Section 1 of this Agreement, and may be Transferred by the undersigned (subject to any other applicable restrictions on Transfer) from and after the date which is six (6) months subsequent to the Closing Date (the "Release Date"). From and after the Release Date, subject to applicable securities laws, there will be no limitation on the undersigned's ability to Transfer the Lockup Shares.

For the avoidance of doubt, any release of Lockup Shares from the restrictions of Transfer set forth in Section 1 of this Agreement will apply proportionately to all signatories to this Agreement.

4.	Required Legends. The certificate(s) evidencing the Lockup Shares will include, in addition to any other required legends, a legend substantially similar to that set forth below, which the undersigned has read and understands:

THESE SECURITIES ARE SUBJECT TO A LOCK-UP AGREEMENT, DATED AS OF FEBRUARY [28], 2008, BETWEEN THE HOLDER HEREOF AND NEGEVTECH LTD. WHICH RESTRICTS THE TRANSFER OF SUCH SECURITIES. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF NEGEVTECH LTD.

Upon release of any Lockup Shares from the restrictions on Transfer in Section 1, Parent shall cause to be issued to such holder a certificate representing such shares without the foregoing legend within ten (10) Business Days following receipt of a written request of the holder of a certificate representing Lockup Shares so released.

5.	Stop Transfer Orders. Parent may, from time to time, make stop transfer notations in its records and deliver stop transfer instructions to its transfer agent to the extent Parent reasonably considers it necessary to ensure compliance with the terms of this Agreement, the Securities Act and any applicable state securities laws.

6.	Miscellaneous.

a.	Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by facsimile, with confirmation as provided above addressed as follows:

i.	if to Parent, to:

Negevtech, Ltd.
12 Hamada St.
Rehovot, Israel 76703
Attention: Jaron Lotan
Telephone: (+972)-8-931-2222
Facsimile: (+972)-8-936-6051

with a copy to:
Tulchinsky Stern Marciano Cohen & Co.
Museum Tower
4 Berkowitz Street
Tel Aviv 64238
Israel
Attention: David Cohen, Adv.
Telephone: (+972)-3-607 5000
Facsimile: (+972)-3-607 5050

And a copy to:
Bruce A. Mann, Esq.
Morrison & Foerster
425 Market Street
San Francisco, CA 94104
Telephone: 415-268-7584
Facsimile: 415-268-7522

ii.	if to the undersigned, to the address set forth on the signature page hereto,

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (iii) in the case of facsimile transmission, upon confirmed receipt.

b.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

c.	Amendment, Modification and Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto. Any party to this Agreement may waive in writing any obligation owed to it by any other party to this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

d.	Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns. This Agreement may not be assigned by the undersigned without the prior written consent of Parent, and any such assignment shall be made only in accordance with applicable laws and any such consent.

e.	Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Israel (without giving effect to principles of conflicts of laws). Any dispute between the parties shall be subject to the sole and exclusive jurisdiction and venue of the competent courts of the District of Tel Aviv-Jaffa in the State of Israel and no other court or judicial body elsewhere shall have jurisdiction in this matter. Each party to this Agreement consents to the exclusive jurisdiction and venue of the courts of the District of Tel Aviv-Jaffa in the State of Israel.

f.	Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

g.	Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel have reviewed the terms and provisions of this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to the parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, the use of any gender shall include all persons.

h.	Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

i.	Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

j.	Termination. This Agreement and the Transfer restrictions included herein shall terminate and be null and void if the Closing of the Merger has not occurred by July 31, 2008.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the undersigned has duly executed this Lockup Agreement as of the day and year first above written.

______________________
By:

        The foregoing Lockup Agreement is hereby accepted.

NEGEVTECH LTD. By: ——————————————

Exhibit A

Permitted Transferee

"Permitted Transferee" - shall mean: (i) a person or entity that controls or is controlled by or is under common control with the respective shareholder; (ii) spouse, brothers, sisters, parents and children of the transferor or a trust for the benefit of the transferor and/or any of the foregoing, in the event the shares are held by individuals; (iii) in the case of any shareholder which is a limited or general partnership or a trust, to its partners (whether general or limited, including retired partners) or beneficiaries and to affiliated partnerships managed by the same management company or managing (general) partner or by an entity which directly or indirectly controls, is controlled by, or is under common control with, such management company or managing or general partner; (iv) an acquirer that acquires in one transaction the entire outstanding share capital of the Parent from its shareholders, whether pursuant to Article 29B or Section 341 of the Companies Law , 5759-1999 as shall be in effect from time to time and any other law that shall be in effect from time to time with respect to companies and that shall apply to the Parent (the "Companies Law") or otherwise, including by way of a merger shall be deemed a Permitted Transferee for purposes of such transfer; (v) Bank Leumi Le-Israel BM ("BLL") shall be a Permitted Transferee of Pitango Principals Fund III (Israel) LP, who may freely pledge and subject any of its shares and other securities in the Parent to a charge in favor of BLL, without being subject to any restrictions hereunder with respect to the creation or imposition of such pledge or charge provided that BLL agrees in a written instrument, delivered to the Parent prior to the Transfer, to be bound by and subject to the terms and conditions of this Agreement; (vi) in the case of a shareholder which is a venture capital fund, a transfer to another venture capital fund or secondary fund, bank or financial institution, provided that such transfer is done in connection with the transfer of a portfolio of securities in various companies, and further provided that such transfer is made through a private (off market) sale or series of private (off market) sales; and (vii) with respect to each of Poalim Ventures Ltd., Poalim Ventures I Ltd., and Poalim Ventures II Ltd., to any trustee, receiver in liquidation or any person acting in such similar capacity, or to any of its direct shareholders.

The term "control" shall have the same meaning as designated to it under the Companies Law and shall also mean the possession, directly or indirectly, of more than 50% of the voting power or the right to appoint more than 50% of the members of the board of directors or the right to receive more than 50% of the distributed profit.

The term "Change of Control" shall mean: (i) the acquisition by any Person or group of Persons, acting in concert or in affiliation with one another, directly or indirectly of more than 50% of the combined voting power of the outstanding voting securities of the Parent (whether by merger, sale of stock or otherwise) other than in connection with the Merger; (ii) the appointment by a shareholder or group of affiliated shareholders, of a majority of the Board of Directors, other than in connection with the Merger, or (iii) the sale, conveyance, exchange, exclusive worldwide license, lease or other transfer of all or substantially all of the intellectual property or assets of the Parent.

FORM OF
LOCKUP AGREEMENT

March 6, 2008
Negevtech Ltd.
12 Hamada St.
Rehovot, Israel 76703

Ladies and Gentlemen:

         Reference is made to the Agreement and Plan of Merger, dated March 6, 2008 (the “Merger Agreement”), by and among Israel Growth Partners Acquisition Corp., a Delaware corporation (“IGPAC”), Negevtech, Ltd., an Israeli company (“Parent”), and Negevtech Acquisition Subsidiary Corp. a Delaware corporation. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Merger Agreement.

         As a condition to the Closing of the Merger Agreement and the transactions contemplated thereby, the undersigned officer and/or director of IGPAC (the “IGPAC Officer/Director”) has agreed to restrict the sale and transfer of certain Parent Ordinary Shares to be issued to the IGPAC Officer/Director pursuant to the terms of the Merger Agreement, pursuant to the terms of this Lockup Agreement (this “Agreement”). Accordingly, the undersigned IGPAC Officer/Director hereby agrees as follows:

1.	Transfer Restrictions. The undersigned agrees that until released from the restrictions on Transfer (as such term is defined below) as set forth in Section 3 below and except as expressly permitted by this Agreement (including, without limitation pursuant to the provisions of Section 2), the undersigned will not, directly or indirectly, offer to sell, contract to sell or otherwise sell or dispose of, or enter into any other transaction which is designed to, or might reasonably be expected to, result in the transfer (whether by actual transfer or effective economic transfer due to cash settlement or otherwise) of any right, title or interest in or to Parent Ordinary Shares and/or warrant exercisable for or convertible into Parent Ordinary Shares to be issued to the IGPAC Officer/Director pursuant to the terms of the Merger Agreement (collectively, the “Lockup Shares”); or pledge, hypothecate or otherwise dispose of, or reduce the undersigned’s interest in or risk relating to any Lockup Shares (hereinafter referred to as a “Transfer”).

2.	Exempted Transfers. Notwithstanding anything to the contrary contained herein, the restrictions set forth in Section 1 above shall not apply to the following Transfers of Lockup Shares: (i) a Transfer by an IGPAC Officer/Director of Lockup Shares to a Permitted Transferee (as such term is defined below), provided such Permitted Transferee agrees in a written instrument, delivered to the Parent prior to the Transfer, to be bound by and subject to the terms and conditions of this Agreement; and (ii) a Transfer by an IGPAC Officer/Director of Lockup Shares in connection with a Change of Control.

“Permitted Transferee” and “Change of Control” shall have the meaning as set forth in Exhibit A attached hereto.

3.	Release of Lockup Shares from Transfer Restrictions. The Lockup Shares shall be released from the restrictions on Transfer set forth in Section 1 of this Agreement, and may be Transferred by the undersigned (subject to any other applicable restrictions on Transfer) from and after the date which is six (6) months subsequent to the Closing Date (the “Release Date”). From and after the Release Date, subject to applicable securities laws, there will be no limitation on the undersigned’s ability to Transfer the Lockup Shares.

For the avoidance of doubt, any release of Lockup Shares from the restrictions of Transfer set forth in Section 1 of this Agreement will apply to all signatories to this Agreement.

4.	Required Legends. The certificate(s) evidencing the Lockup Shares will include, in addition to any other required legends, a legend substantially similar to that set forth below, which the undersigned has read and understands:

THESE SECURITIES ARE SUBJECT TO A LOCKUP AGREEMENT, DATED AS OF [__________] [___], 2008, BETWEEN THE HOLDER HEREOF AND NEGEVTECH LTD. WHICH RESTRICTS THE TRANSFER OF SUCH SECURITIES. A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF NEGEVTECH LTD.

Upon release of any Lockup Shares from the restrictions on Transfer in Section 1, Parent shall cause to be issued to such holder a certificate representing such shares without the foregoing legend within ten (10) Business Days following receipt of a written request of the holder of a certificate representing Lockup Shares so released.

5.	Stop Transfer Orders. Parent may, from time to time, make stop transfer notations in its records and deliver stop transfer instructions to its transfer agent to the extent Parent reasonably considers it necessary to ensure compliance with the terms of this Agreement, the Securities Act and any applicable state securities laws.

6.	Miscellaneous.

a.	Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by facsimile, with confirmation as provided above addressed as follows:

i.	if to Parent, to:

Negevtech, Ltd. 12 Hamada St. Rehovot, Israel 76703 Attention: Yaron Lotan Telephone: (+972)-8-931-2222 Facsimile: (+972)-8-936-6051

with a copy to:

Tulchinsky Stern Marciano, Ben Zur, Cohen & Co.
Museum Tower
4 Berkowitz Street
Tel Aviv 64238
Israel
Attention: David Cohen, Adv.
Telephone: (+972)-3-607 5000
Facsimile: (+972)-3-607 5050

And a copy to:

Bruce A. Mann, Esq.
Morrison & Foerster
425 Market Street
San Francisco, CA 94104
Telephone: 415-268-7584
Facsimile: 415-268-7522

ii.	if to the undersigned, to the address set forth on the signature page hereto,

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of nationally-recognized overnight courier, on the next business day after the date when sent and (iii) in the case of facsimile transmission, upon confirmed receipt.

b.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

c.	Amendment, Modification and Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto. Any party to this Agreement may waive in writing any obligation owed to it by any other party to this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

d.	Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns. This Agreement may not be assigned by the undersigned without the prior written consent of Parent, and any such assignment shall be made only in accordance with applicable laws and any such consent.

e.	Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Israel (without giving effect to principles of conflicts of laws). Any dispute between the parties shall be subject to the sole and exclusive jurisdiction and venue of the competent courts of the District of Tel Aviv-Jaffa in the State of Israel and no other court or judicial body elsewhere shall have jurisdiction in this matter. Each party to this Agreement consents to the exclusive jurisdiction and venue of the courts of the District of Tel Aviv-Jaffa in the State of Israel.

f.	Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

g.	Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel have reviewed the terms and provisions of this Agreement; and (ii) the terms and provisions of this Agreement shall be construed fairly as to the parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, the use of any gender shall include all persons.

h.	Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

i.	Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

j.	Termination. This Agreement and the Transfer restrictions included herein shall terminate and be null and void if the Closing of the Merger has not occurred by July 31, 2008.

[Remainder of Page Intentionally Left Blank]

              IN WITNESS WHEREOF, the undersigned has duly executed this Lockup Agreement as of the day and year first above written.

______________________
By:

         The foregoing Lockup Agreement is hereby accepted.

NEGEVTECH LTD. BY: —————————————

Exhibit A

Permitted Transferee

"Permitted Transferee" - shall mean: spouse, brothers, sisters, parents, children of and company or partnership controlled by the transferor or a trust for the benefit of the transferor and/or any of the foregoing, in the event the shares are held by individuals.

The term "Change of Control" shall mean: (i) the acquisition by any person or group of persons, acting in concert or in affiliation with one another, directly or indirectly of more than 50% of the combined voting power of the outstanding voting securities of the Parent (whether by merger, sale of stock or otherwise) other than in connection with the Merger; (ii) the appointment by a shareholder or group of affiliated shareholders, of a majority of the Board of Directors, other than in connection with the Merger, or (iii) the sale, conveyance, exchange, exclusive worldwide license, lease or other transfer of all or substantially all of the intellectual property or assets of the Parent.

Annex 4
Form of Registration Rights Agreement

Exhibit 4.1

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of _________, 2008 by and among NEGEVTECH LTD., an Israeli corporation (the “Company”),certain of the shareholders of the Company identified in Schedule A annexed hereto, each hereinafter referred to individually as an “Existing Shareholder” and, collectively, as the “Existing Shareholders”, and certain persons identified in Schedule B, annexed hereto (the “IGPAC Initial Securityholders”.

W I T N E S S E T H:

WHEREAS, the Company and the Existing Shareholders are parties to that certain Amended and Restated Shareholders’ Rights Agreement dated as of July 20, 2007(the “Prior Agreement”); and

WHEREAS, in connection with a certain Agreement and Plan of Merger [of even date herewith] by and among the Company, Israel Growth Partners Acquisition Corporation (a Delaware corporation) (“IGPAC”) and Negevtech Acquisition Subsidiary Corp. (a wholly owned Delaware subsidiary of the Company) (the “Merger Agreement”), all of the issued and outstanding Preferred Shares (as such term is defined below) of the Company shall automatically be converted into Ordinary Shares (the “Recapitalization”); and

WHEREAS, the Company and the Existing Shareholders desire to amend and restate the Prior Agreement in accordance with Section 12.4 of the Prior Agreement, to read as set forth herein;

WHEREAS, the Existing Shareholders represent holders of at least 60% of the Registrable Securities pursuant to the Prior Agreement and are therefore eligible, in accordance with Section 12.4 of the Prior Agreement, to amend the Prior Agreement as aforesaid;

WHEREAS, the IGPAC Initial Securityholders were entitled to registration rights with respect to shares of common stock par value $0.0001 per share of IGPAC underlying their warrants pursuant to the IGPAC RRA (as defined in the Merger Agreement); and

WHEREAS, in accordance with the Merger Agreement, the IGPAC RRA between IGPAC and the IGPAC Initial Securityholders shall have been terminated and the IGPAC Initial Securityholders shall have become parties to this Agreement upon the Closing of the Merger (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree that the Prior Agreement is hereby amended and restated in its entirety, as follows:

1.	Definitions. For purposes of this Section:

1.1 The term “Holder” means a holder of Registrable Securities who is a party to this Agreement.

1.2 The term “Initiating Holders” means the holders of a majority of the Registrable Securities then outstanding.

1.3 The term “IPO” shall mean the consummation of the Company’s first sale of its shares to the public pursuant to a registration statement under the Act. For the avoidance of doubt the registration of securities of the Company being issued to the shareholders of IGPAC pursuant to, or as required in connection with, the Merger Agreement on a registration statement on Form F-4, shall be deemed to be an IPO for the purposes hereof.

1.4 The term “Ordinary Shares” shall mean Ordinary Shares of the Company, par value NIS 1.00 each.

1.5 The term “Preferred Shares” shall mean the Company’s Ordinary Preferred A Shares par value NIS 1 each, the Ordinary Preferred B Shares par value NIS 1 each and the Preferred A1 Shares par value NIS 1 each, outstanding immediately prior to the Recapitalization.

1.6 The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the United States Securities Act of 1933, as amended, or similar securities act in a jurisdiction other than the U.S. (the “Act”), and the declaration or ordering of effectiveness of such registration statement or document.

1.7 The term “Registrable Securities” means (i) Ordinary Shares of the Company held by an Existing Shareholder [and/or Plenus Technologies Ltd.] (“Plenus”) including any Ordinary Shares issued or issuable upon conversion of any Preferred Shares in connection with the Recapitalization ; (ii) any Ordinary Shares issued upon the conversion or exercise of any warrant, right or other security which is currently held by an Existing Shareholder; (iii) any Ordinary Shares issued upon the conversion or exercise of any warrant, right or other security held by an IGPAC Initial Securityholder following the Closing of the Merger (as defined in the Merger Agreement); and (iv) any shares of the Company issued as a dividend or in a share split or in connection with any other distribution with respect to, or in exchange for or in replacement of, such Ordinary Shares described in (i), (ii) and (iii) above. Registrable Securities shall cease to be Registrable Securities when (a) a registration statement with respect to the sale of such securities shall have become effective under the Act and such securities shall have been disposed of under such registration statement; (b) such securities shall have been transferred pursuant to SEC Rule 144 (as defined below); (c) such securities shall have been otherwise transferred or disposed of, and new certificates therefor not bearing a legend restricting further transfer shall have been delivered by the Company, and subsequent transfer or disposition of them shall not require their registration or qualification under the Act or any similar state law then in force; or (d) such securities shall have ceased to be outstanding.

1.8 The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Ordinary Shares outstanding which are Registrable Securities.

1.9 The term “Form F-3” means such form under the Act as in effect on the date hereof or substantially similar thereto and available to the Company and/or the Holders or any registration form under the Act subsequently adopted by the United States Securities and Exchange Commission (“SEC”) which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

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1.10 The term “1934 Act” means the United States Securities and Exchange Act of 1934, as amended.

2.	Demand Registrations.

2.1 If the Company shall receive at any time commencing six (6) months after the effective date of the IPO, a written request from Initiating Holders, that the Company file a registration statement under the Act for the registration of all or part of their Registrable Securities, then the Company shall promptly give written notice of such request to the other Holders, and the Company shall use its reasonable best efforts to effect, within ninety (90) days of the receipt of such request of the Initiating Holders, the registration under the Act of all Registrable Securities (i) which the Initiating Holders requested to be registered as aforesaid and (ii) of all Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within twenty (20) days after the receipt of the Company’s notice. No more than two (2) requests shall be made pursuant to this Section 2.1. In no event shall the Company be required to effect more than one demand registration in each six (6) month period.

2.2 If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Initiating Holders shall have the right to propose the managing underwriter in any underwritten offering (and such proposal shall include in general the proposed terms of the underwriting agreement and pricing of the transaction), subject to the consent of the Company, which consent shall not be unreasonably withheld, and shall not be withheld if it is one of the top twenty underwriters by volume of deals in the United States in the preceding twelve months. In the event that the Initiating Holders do not propose a managing underwriter or the Company reasonably withholds consent to the proposed managing underwriter, the Company shall have the right to designate the managing underwriter(s) in any underwritten offering, subject to the consent of the Initiating Holders, which consent shall not be unreasonably withheld and shall not be withheld if it is one of the top twenty underwriters by volume of deals in the United States in the preceding twelve months.

2.3 If the underwriter of such offering determines that the number of shares requested by the Holders is greater than the number of shares that may be underwritten, the number of Registrable Securities that may be included in such registration shall be reduced accordingly, and there shall be excluded from such registration to the extent necessary to satisfy such limitation, first shares which the Company may wish to register for its own account, and thereafter, to the extent necessary, shares held by the Holders (pro rata to the respective number of Registrable Shares then outstanding held by such Holders) and any Registrable Securities excluded from such underwriting shall be withdrawn from the registration. A registration statement shall not be counted as a request for the purpose of this Section 2 if, as a result of an exercise of the underwriter’s cut-back provisions set forth herein, less than 30% of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

3.	Incidental Registration.

3.1 At any time after the IPO, if the Company proposes to register any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than registration statements pursuant to Section 2 above or relating to employee benefit plans or with respect to corporate reorganization or registration statement on Form F-4 or other transactions under Rule 145 of the Act), the Company shall, at such time, promptly give the Holders written notice of such registration. Upon the written request of a Holder given within twenty (20) days after receipt of such notice from the Company in accordance with the notice provision of this Agreement, the Company shall use its reasonable best efforts to cause to be registered under the Act all of the Registrable Securities that such Holder has requested to be registered.

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3.2 In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 3 to include any of a Holder’s securities in such underwriting unless the Holder (i) agrees to the sale of (including any restriction on the sale of) its securities on the basis provided in any customary underwriting arrangements, including customary lock-up periods as required by (x) the underwriters with respect to any shares, provided such period shall not exceed the period of 180 days in respect of the IPO and 90 days in respect of any other offering, or (y) applicable law, or (z) stock exchanges; and (ii) provides any relevant information reasonably requested and completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, all reasonably requested, and other documents reasonably requested, that are required under the terms of such underwriting arrangements and then only in such quantity as the underwriters determine, in their sole discretion, will not materially and adversely effect the success of the offering by the Company. If such underwriters determine that the total amount of securities, including Registrable Securities, requested by a Holder to be included in such offering could materially adversely affect the success of such offering, then the Company shall be required to include in such offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not materially adversely affect the success of the offering, provided the Company will include in such registration (a) first, the securities the Company proposes to sell, and (b) second, the Registrable Securities requested to be included in such registration, pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each holder of Registrable Securities participating in such offering; provided that in any event the Holders shall be entitled to register at least 23% of the securities to be included in any such registration.

4.	Form F-3 Registration.

In case the Company shall receive at any time commencing six (6) months (or any longer period as required by law or regulation) after the effective date of the IPO from a Holder or Holders of the Registrable Securities then outstanding a request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by the Holder, the Company shall promptly give written notice of such request to the other Holders and the Company shall use its reasonable best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all of the Holder’s Registrable Securities as are specified in such request and all Registrable Securities held by such Holders who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 4:

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(i) if Form F-3 is not available for such offering by the Holder; or

(ii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or

(iii) the requested registration would have an aggregate offering price of all Registrable Shares sought to be registered, net of underwriting discounts and commissions, below $1,500,000.

Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities as soon as practicable after receipt of the request of a Holder as aforesaid. For the avoidance of doubt, the Company shall under no circumstances be required to delay the filing or the effectiveness of its registration statement in order to accommodate any Holders, regardless of the time of delivering of any such notice, and nothing in this Agreement shall prevent the Company from, at any time and for any reason, in its sole discretion, abandoning, withdrawing or delaying any such registration without obligation to any Holder, regardless of any action whatsoever that the Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise. Furthermore, in no event shall the Company be required to file, and maintain the effectiveness, of more than one Form F-3, at one time.

5.	Obligations of the Company.

Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

5.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, and, upon the request of the Holders, keep such registration statement effective for up to one hundred and twenty days or, if sooner, until the distribution contemplated in the Registration Statement has been completed.

5.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

5.3 Furnish to the Holders and each duly authorized underwriter such number of authorized copies of a prospectus, including copies of a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by the Holders.

5.4 Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders of Registrable Securities covered by such registration statement, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

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5.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, including indemnification and other customary provisions, in usual and customary form, with the managing underwriter of such offering. If a Holder shall participate in such underwriting he shall also enter into and perform its obligations under such an agreement.

5.6 Notify the Holders of Registrable Securities covered by such registration statement:

(i)	promptly after the Company shall receive notice thereof, of the time when such registration statement becomes effective or when any amendment or supplement or any prospectus forming a part of such registration statement has been filed;

(ii)	promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus for additional information;

(iii)	at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

5.7 Advise a Holder if his Registrable Shares are included in such registration statement promptly after the Company shall receive notice or otherwise obtain knowledge of the issuance of any order by the SEC suspending the effectiveness of such registration statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose; and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal promptly if a stop order should be issued;

5.8 Use its reasonable best efforts to furnish, at the request of a Holder in the event he is requesting registration of Registrable Securities pursuant to this Agreement on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to a Holder in the event he is requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to a Holder in the event he is requesting registration of Registrable Securities.

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Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any registration pursuant to this Agreement: (i) within a period of one hundred eighty (180) days following the effective date of a previous registration of the Company’s securities and (ii) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of a Holder under this Agreement; provided, however, that with respect to a registration requested pursuant to Sections 2 or 4 above: (A) the Company shall not utilize this right more than once in any twelve (12) month period; (B) the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) day period other than S-8 registration or the like, and (C) if the Initiating Holders disapprove of the deferral of the registration, they may elect to withdraw their demand by written notice to the Company, in which case such registration, if effected, shall not be counted for the purpose of Section 2. In the case of a registration statement that has been declared effective, the Company shall have the right to suspend the use by the Holders of such registration statement for the Sale of Registrable Securities (in each case, a “Shelf Suspension”) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration to remain in effect at such time; provided, however, that, unless consented to in writing by a majority of the Holders, the Company shall not be permitted to exercise Shelf Suspensions for periods in the aggregate of more than ninety (90) days during any twelve (12) month period. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, and shall amend or supplement the prospectus, if necessary, so it does not contain any untrue statement or omission prior to the expiration of the Shelf Suspension and furnish to the Holders such numbers of copies of the prospectus as so amended or supplemented as the Holders may reasonably request.

5A.	Obligations of the Holders.

5A.1 Each Holder shall notify the Company, at any time when a prospectus is required to be delivered under applicable law, of the happening of any event as a result of which the prospectus included in the applicable registration statement, as then in effect, with respect to information provided or confirmed by such Holder, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. Each Holder shall immediately upon the happening of any such event cease using such prospectus. If so requested by the Company, each Holder promptly shall return to the Company any copies of any prospectus in its possession (other than permanent file copies) that contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

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5A.2 Upon receipt of any notice from the Company (i) of the actual or contemplated suspension of the effectiveness of a registration statement as set forth above or (ii) that the Company has become aware that the prospectus (or any preliminary prospectus) included in any registration statement filed pursuant to this Agreement, as then in effect, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each Holder shall forthwith cease from engaging in any sale or delivery of Registrable Securities pursuant to the applicable registration statement or related prospectus until such Holder has received written notice from the Company to the effect that such sales or deliveries may be resumed and, if applicable, the Company has delivered to the Holder a supplemental or amended prospectus. In addition, if so directed by the Company, each Holder shall deliver to the Company at the Company’s expense all copies in such Holder’s possession of the prospectus covering the Registrable Securities that was in effect prior to such amendment or supplement or that otherwise is requested by the Company in connection with any suspension of the effectiveness of a registration statement.

6.	Expenses of Registration.

All expenses (other than underwriting discounts, fees and commissions) incurred in connection with registrations, filings or qualifications pursuant to Sections 2, 3 and 4, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (the “Registration Expenses”) shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of Holders of the majority of the Registrable Securities to be so registered (in which case the Holders shall bear such expenses), unless such Holders agree to forfeit their right to the demand registration pursuant to Section 2; provided further, however that if the Holders withdraw from registration as a result of learning of a material adverse change in the condition, business or prospects of the Company unknown to the Holders at the time of the request and withdrew the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2. All underwriting discounts, fees and commissions applicable to the sale of Registrable Securities and pursuant to this Agreement shall be borne by the holders of such Registrable Securities, pro rata on the basis of the number of shares sold in the respective offering.

7.	Indemnification. In the event any Registrable Securities are included in a registration statement pursuant to this Agreement:

7.1 To the extent permitted by law the Company will indemnify and hold harmless each of the Holders, any underwriter (as defined in the Act) for the Holders, each of their directors, shareholders, partners and officers, and legal counsel and independent accountants, and each person, if any, who controls such Holder within the meaning of the Act or the 1934 Act (collectively and individually referred to as the “Indemnified Party”) against all claims, losses, damages and liabilities (joint or several) (or actions in respect thereof) arising out of or based on any of the following statements, omissions or violations: (i) untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus or any amendments or supplements thereto, offering circular or other document; or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; or (iii) any violation (or alleged violation) by the Company of the Act or any other securities laws, and will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by them in connection with investigating, preparing or defending any such loss, claim, damage, liability, or action as such expenses are incurred; provided, however, (a) that the Company will not be liable to an Indemnified Party in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or omission in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Indemnified Party, and stated to be specifically for use therein and if such statement or omission was not corrected in the final registration statement or prospectus; (b) that the indemnity agreement contained in this subsection 7.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld; and (c) that the Company shall not be liable to any person or entity who participates as an underwriter in the offering or sale of Registrable Securities or to any other person or entity, if any, who controls such underwriter within the meaning of the Act, in any such case to the extent that such loss, claim, damage, liability or action arises out of the failure of such person or entity to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person or entity asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person or entity if such statement or omission was corrected in the final prospectus.

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7.2 To the extent permitted by law, each Holder , in the event that his Registrable Securities are included in such registration, will indemnify the Company, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of the Company’s securities covered by such registration statement, each other Holder selling Registrable Securities in such registration and each person who controls the Company, such underwriter or such other Holder within the meaning of the Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, persons, underwriters, Holders, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in strict conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein and if such statement or omission was not corrected in the final registration statement or prospectus; provided, however, that the obligations of such Holder hereunder shall be limited to an amount equal to the proceeds (net of underwriters discounts, fees and commissions) to such Holder from the sale of Registrable Securities sold by such Holder pursuant to such registration and provided further that the indemnity agreement contained in this subsection 7.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld.

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7.3 If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution to liabilities and expenses as more fully set forth in an underwriting agreement to be executed in connection with such registration. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. In no event shall the liability of a Holder exceed the proceeds (net of underwriters discounts, fees and commissions) from the offering received by such Holder.

7.4 Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, shall not relieve the indemnifying party of its obligations hereunder except to the extent such failure results in a lack of timely actual knowledge by the indemnifying party and the indemnifying party suffers actual damage as a result thereof or actual prejudices to its ability to defend such action.

7.5 The obligations of the Company and the Holders under this Section 7 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement.

8.	Reports Under the 1934 Act.

In the event the Company becomes subject to reporting under the 1934 Act, then with a view to making available to the Holders the benefits of Rule 144 promulgated under the Act (the “SEC Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company shall use its reasonable best efforts to:

8.1 make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of first registration statement filed by the Company for the offering of its securities to the general public;

8.2 take such commercially reasonable action, including the voluntary registration of its Ordinary Shares under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form F-3 for the sale of their Registrable Securities.

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8.3 file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

8.4 furnish to each Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing the Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

9.	Assignment of Registration Rights and Grant of Additional Rights.

9.1 The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of at least 30% of the Registrable Securities held by such Holder, provided that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and such transferee or assignee consents to be subject to this Agreement.

9.2 From and after the date of this Agreement, except for any registration of securities issued or issuable in connection with the Merger Agreement, the Company shall not, without the prior written consent of the holders of at least 60% of the Registrable Securities then outstanding enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration filed under this Agreement, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included.

10.	Termination of Registration Rights.

10.1 Notwithstanding anything to the contrary contained in this Agreement or otherwise, the registration rights granted pursuant to the provisions of Sections 2, 3 and 4 hereunder shall terminate and shall be of no further force and effect five years following the IPO, regardless of any Rule 144 availability.

10.1 In accordance with the Merger Agreement, the IGPAC RRA between IGPAC and the IGPAC Initial Securityholders is hereby terminated.

11.	Miscellaneous.

11.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

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11.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof, and the parties hereto irrevocably submit solely to the jurisdiction of the Courts of Tel Aviv, in respect of any dispute or matter arising out of or connected with this Agreement.

11.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Holders and the respective successors and permitted assigns of the Holders. The parties may not assign any of there rights or obligations under this Agreement without the prior written consent of the other parties unless such rights or obligations are assigned together with the shares to which they relate and the assignee undertakes in writing to be bound by the provisions hereof.

11.4 Entire Agreement; Amendment and Waiver; Headings; Preamble and Schedules. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. The Prior Agreement (including, for the avoidance of doubt, all amendments thereof) is hereby terminated in its entirety and shall be of no further force or effect. Any term of this Agreement may be amended or terminated and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the holders of at least 60% of the Registrable Securities then outstanding. All article and section headings are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement. The preamble and schedules to this Agreement are incorporated herein and form an integral part of this Agreement.

11.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after the day of deposit with a National Post Office, if delivered by first class mail, postage prepaid, if addressed to a party in the same country or fourteen (14) after deposit with a National Post Office, if delivered by first class mail, postage prepaid, if addressed to a party in a different country, (b) upon delivery, if delivered by hand (c) five (5) days after the day of deposit with recognized overnight courier service freight prepaid or (d) two (2) days after the business day of facsimile transmission, if delivered by facsimile transmission with a copy by first class mail, postage prepaid, and each notice shall be addressed to the party to be notified at the address set forth in this section as follows:

For the Company.

Negevtech Ltd.
attn:	CEO
address:	Beit Tamar
12 Hamada St.
Rehovot 76122

tel:	08-9312222
fax:	08-9366051

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For the Existing Shareholders:

as set forth on Schedule A hereto:

or at such other address as such party may designate by written notice to the other parties.

For the IGPAC Initial Securityholders:

as set forth on Schedule B hereto:

or at such other address as such party may designate by written notice to the other parties.

11.6 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

11.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

Negevtech Ltd. By: 1) —————————————— title 2) —————————————— title

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT DATED FEBRUARY 2008]

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IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first above written.

INVESTORS:

[SEE SEPARATE SIGNATURE PAGES]

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT DATED FEBRUARY 2008]

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SCHEDULE A

Existing Shareholders and Addresses

Existing Shareholder	Address

Pitango Venture Capital Fund III (Israeli Sub) L.P.	11 HaManofim Street Bldg. B Herzliya 46725, Israel
Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.
Pitango Venture Capital Fund III (Israeli Investors) L.P.
Pitango Parallel Investor Fund III (Israel), L.P.
Pitango Principles Fund III (Israel) L.P.
Pitango Venture Capital Fund III Trusts 2000 Ltd.

Shrem, Fudim, Kelner Founders Group II L.P.	21 Ha'arbaa Street Tel Aviv 64739, Israel
Shrem Fudim Kelner & Co. Ltd.
Shrem Fudim Kelner Founders Group II Annex Fund L.P.

SVE Star Ventures Enterprises GmbH & Co. No. IX KG.	Star Ventures Management
Star Growth Enterprise, a German Civil Law Partnership	Possartstrasse 9
(with limitation of liability	D-81679 Munich
SVM Star Ventures Managementgesellschaft mbH Nr. 3	Germany
Contact: Nicolas Sammartino

Star Management of Investments No. II (2000) L.P.	SVM Star Venture Capital Management Ltd.
11 Galgaley Haplada St.,
P.O. Box 12600,
Herzelia Pituach, 46733, Israel.
Contact: Tami Gilboa-Arbel

Genesis Partners II, L.D.C.	Ackerstein Towers B
Genesis Partners II (Israel), L.P.	11 HaMenofim St
Herzliya, 46733
Israel

Poalim Ventures Ltd.	Alrov Tower, 46 Rothschild Blvd, Tel Aviv 66883, Israel
Poalim Ventures I Ltd.	Number for notices being delivered by facsimile: 03-5675760
Poalim Ventures II L.P.

Wellington Partners Venture III Technology Fund L.P.	Theresienstrasse 6, 80333 Muenchen, Germany

Amadeus III	Mount Pleasant House
2 Mount Pleasant
Cambridge
CB3 0RN

Amadeus III Affiliates Fund L.P.	2711 Centerville Road
Suite 400, Wilmington,
New Castle County,
Delaware 19808

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SCHEDULE B

IGPAC Initial Securityholders and Addresses

IGPAC Initial Securityholder	Address
Matty Karp	Yahalom Tower 3a Jabotinsky St., Ramat Gan, 52520 Israel Telephone: +972-9-9602049 Facsimile: +972-9-9602022
Carmel Vernia
Dror Gad.
Lior Samuelson	Mercator L.L.C. One Fountain Square 11911 Freedom Drive, Suite 1080 Reston, Virginia 20190 USA
Rhodrick Hackman
David Ballarini
George Hervey	Marvell Technology Group Ltd. Canon's Court 22 Victoria Street, Hamilton HM 12 Bermuda

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Annex 5
Form of Voting Agreement

Exhibit 9.1

VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 6, 2008 (this “Agreement”), between Israel Growth Partners Acquisition Corporation (“IGPAC”), and each of the undersigned shareholders (the “Executing Parent Shareholders”) of Negevtech Ltd. (“Parent”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (defined below).

        WHEREAS, concurrently herewith, the Parent, Negevtech Acquisition Subsidiary Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and IGPAC are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into IGPAC in accordance with the Merger Agreement and the applicable provisions of the Delaware General Corporations Law. Upon consummation of the Merger, the Merger Sub will cease to exist, and IGPAC will become a wholly-owned subsidiary of the Parent;

        WHEREAS, each of the Executing Parent Shareholders beneficially owns such number of Parent Shares as set forth next to such Executing Parent Shareholder’s name below (the “Covered Shares”), and all of the Executing Parent Shareholders beneficially own in the aggregate: (i) 100% of the Parent Preferred Shares; and (ii) 95.6% of the Parent Ordinary Shares (on an as-converted basis).

        AND WHEREAS, the Executing Parent Shareholders acknowledge that IGPAC is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Executing Parent Shareholders set forth in this Agreement and would not enter into the Merger Agreement if the Executing Parent Shareholders did not enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Vote. Prior to any termination of this Agreement, each of the Executing Parent Shareholders hereby agrees that it shall, at any meeting of the shareholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting), however called, and to the fullest extent permitted by law (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares held by such Executing Parent Shareholder to be counted as present thereat for the purpose of establishing a quorum, and (ii) vote (or caused to be voted) in person or by proxy all Covered Shares held by such Executing Parent Shareholder (A) in favor of the Merger and the other transactions contemplated in the Merger Agreement and (B) against any proposal, action or transaction involving Parent or any of its subsidiaries, which proposal, action or transaction would impede, frustrate, prevent or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement.

2. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) July 18, 2008 and (d) written notice of termination of this Agreement by IGPAC to the Executing Parent Shareholders, such earliest date being referred to herein as the “Termination Date”; provided, however, that the provisions set forth in Section 7 to 13 shall survive the termination of this Agreement; provided, further, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement prior to termination.

3.Representations and Warranties of the Shareholders. Each of the Executing Parent Shareholders hereby represents and warrants to IGPAC as follows:

(a)	Ownership of Securities. As of the date of this Agreement, each of the Executing Parent Shareholders is the record and beneficial owner of, and has sole voting power and sole power of disposition with respect to, the Covered Shares, free and clear of liens, proxies, powers of attorney, voting trusts or agreements (other than any lien or proxy created by this Agreement).

(b)	Organization and Authority. Each of the Executing Parent Shareholders has all necessary power and capacity to enter into, execute and deliver this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Executing Parent Shareholders, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of the Executing Parent Shareholders, enforceable against the Executing Parent Shareholders in accordance with its terms.

4. Consents; No Conflicts. The execution, delivery and performance by the Executing Parent Shareholders of this Agreement do not and will not (A) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Entity, (B) conflict with or violate any law or order applicable to the Executing Parent Shareholders or their assets, properties or businesses or (C) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Executing Parent Shareholders are a party.

5. Waiver. Each Executing Parent Shareholder hereby agrees to waive any pre-emptive rights and/or liquidation preferences and/or other rights which it may have in connection with the Merger and which may be triggered by the Merger and are not specifically contemplated in the Merger Agreement or the transactions related thereto.

6. Restriction on Transfer, Proxies. The Executing Parent Shareholders hereby agree, while this Agreement is in effect, not to (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Covered Shares, unless the transferee undertakes in writing to IGPAC to be bound by the terms hereof; (b) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (c) take any action that would make any representation or warranty of the Executing Parent Shareholders contained herein untrue or incorrect or have the effect of preventing or disabling the Executing Parent Shareholders from performing their obligations under this Agreement.

7. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

8. Amendment. This Agreement may not be amended except by an instrument in writing signed by both of the parties hereto.

9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7):

(a)	if to the Executing Parent Shareholders:

c/o Negevtech, Ltd.
12 Hamada St.
Rehovot, Israel 76703
Attention: Jaron Lotan
Telephone: (+972)-8-931-2222
Facsimile: (+972)-8-936-6051

with a copy (which shall not constitute notice) to:

Tulchinsky Stern Marciano Cohen & Co.
Museum Tower
4 Berkowitz Street
Tel Aviv 64238
Israel
Attention: David Cohen, Adv.
Telephone: (+972)-3-607 5000
Facsimile: (+972)-3-607 5050

(b)	if to IGPAC:

Israel Growth Partner Acquisition Corporation
Yahalom Tower
3a Jabotinsky St.,
Ramat Gan, 52520
Israel
Attention: Carmel Vernia
Telephone: +972-9-9602049
Facsimile: +972-9-9602022

with a copy to:

Yigal Arnon & Co.
1 Azrieli Center, 46th Floor
Tel Aviv 67021
Israel
Attention: David Schapiro, Adv.
Telephone: (+972)-3-608-7726
Facsimile: (+972)-3-608-7714

And a copy to:

Greenberg Traurig, LLP
1750 Tysons Boulevard, Suite 1200
McLean, Virginia 22102
U.S.A
Attention: Mark J. Wishner, Adv.
Telephone: 703-749-1352
Facsimile: 703-714-8359

10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11. Entire Agreement; Assignment. This Agreement (together with the Merger Agreement to the extent referred to herein) (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other party hereto.

12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, disregarding the provisions concerning internal conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any court of applicable jurisdiction sitting in The City of Tel-Aviv.

14. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

15. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ISRAEL GROWTH PARTNERS ACQUISITION CORPORATION By: —————————————— Name: Title:

—————————————— Pitango Principles Fund III (Israel) L.P.	—————————————— Pitango Venture Capital Fund III Trusts 2000 L.P.	—————————————— Pitango Venture Capital Fund III (Israeli Sub) L.P.
—————————————— Pitango Venture Capital Fund III (Israeli Sub.) Non-Q L.P.	—————————————— Pitango Venture Capital Fund III (Israeli Investors) L.P.	—————————————— Pitango Parallel Investor Fund III (Israel), L.P.
—————————————— Canada Israel Opportunity Fund III, L.P.	—————————————— Genesis Partners II, L.D.C.	—————————————— Genesis Partners II (Israel), L.P.
—————————————— Shrem, Fudim, Kelner Founders Group II L.P.	—————————————— Shrem Fudim Kelner & Co. Ltd.	—————————————— Shrem Fudim Kelner Founders Group II Annex Fund L.P.
—————————————— SVE Star Ventures Enterprises GmbH & Co. No. IX KG.	—————————————— Star Management of Investments No. II (2000) L.P.	—————————————— Star Growth Enterprise, a German Civil Law Partnership (with limitation of liability)

—————————————— Poalim Ventures Ltd.	—————————————— Poalim Ventures I Ltd.	—————————————— Poalim Ventures II L.P.
—————————————— Wellington Partners Venture III Technology Fund L.P.
—————————————— Amadeus III	—————————————— Amadeus III Affiliates Fund L.P.
—————————————— Plenus Technologies Ltd.

Annex 6

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

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d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

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        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex 7
OPINION OF GIZA SINGER EVEN LTD.

March 11, 2008

CONFIDENTIAL

Board of Directors
Israel Growth Partners Acquisition Corp (IGPAC)
Yahalom Tower (28th Floor)
3a Zabotinsky St.
Ramat Gan, 52520, Israel

Re: Fairness Opinion – Opinion of the Board of Director’s Financial Advisor

Dear Board of Directors:

        We understand that IGPAC (“IGPAC” or the “Company”) has entered into an Agreement and Plan of Merger dated March 6, 2008 with Negevtech Ltd., (“Negevtech”) and Negevtech Acquisition Subsidiary Corp. (“Sub” and such agreement, the “Merger Agreement”). Pursuant to the Merger Agreement, Sub will be merged with and into IGPAC (the “Merger”) with IGPAC being the surviving corporation of the Merger. Holders of IGPAC common stock and Class B common stock (who do not seek appraisal or do not vote against the Merger and exercise a conversion right with respect to Class B common stock) will receive ordinary shares of Negevtech in exchange for the securities held by them according to an exchange ratio computed by reference to (a) the amount of cash in IGPAC’s trust fund (approximately $55 million as of March 3, 2008) less expenses related to the merger and less any cash paid out to the holders of shares of IGPAC’s Class B common stock who object to the transaction and demand their conversion rights, divided by the outstanding number of shares of IGPAC’s common stock and Class B common stock at the effective time of the merger (less any shares of Class B common stock converted into cash), divided by (b) $50 million, divided by the number of outstanding shares of Negevtech on a fully-diluted and as-converted basis at the effective time of the consummation of the merger, which ordinary shares of Negevtech to be received by an IGPAC stockholder pursuant to the Merger Agreement is referred to herein as the “Merger Consideration”. Holders of IGPAC warrants will receive warrants with equivalent terms to purchase ordinary shares of Negevtech.

        The Merger is subject to several conditions, including (a) the approval of IGPAC’s Class B common stockholders and will only occur upon such approval if holders of less than 20% of the Class B common stock outstanding at the special meeting of the stockholders exercise their conversion rights, (b) the approval of IGPAC’s outstanding common and Class B common stock, voting together as a single class, and (c) the effectiveness of a registration on Form F-4 pursuant to which Negevtech’s ordinary shares shall be eligible for trading on the Over-the-Counter Bulletin Board (or shall have been listed for trading on NASDAQ). Negevtech has committed that it will purchase shares of IGPAC Class B common stock in an aggregate value of up to $15 million in negotiated transactions with holders of such shares, in order to ensure that the requisite number of shares of IGPAC Class B common stock vote in favor of the Merger. If approved by IGPAC’s stockholders, the transaction is expected to close by July 18, 2008. There can be no assurance that the transaction will be approved by IGPAC’s stockholders.

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        Giza Singer Even Ltd (“Giza Singer Even” or “GSE””) was engaged by the Board of Directors of IGPAC to render an oral and written opinion (“Opinion”) to the Board of Directors of IGPAC as to whether, on the dates of such Opinion, (i) the Merger Consideration is fair from a financial point of view to the shareholders of the Company, and (ii) the fair market value of Negevtech is at least equal to 80% of the net assets of IGPAC at the time of the Merger.

        In performing our analyses and for purposes of our Opinion set forth herein, we have, among other things:

a)	Reviewed the financial terms and conditions of the Merger Agreement;

b)	Analyzed certain audited and unaudited financial statements and historical business information relating to Negevtech;

c)	Reviewed publicly available financial information and other data with respect to IGPAC, including the Prospectus on Amendment 9 to Form S-1 filed with the SEC on July 6, 2007, Annual Reports on Form 10-K for the fiscal years ended July 31, 2006, and July 31, 2007 and the Quarterly Reports on Form 10-Q for the three months ended October 31, 2007 and January 31, 2008;

d)	Reviewed certain internal financial information and other data relating to the business and financial prospects of Negevtech, including financial forecasts and estimates prepared by the management of Negevtech;

e)	Conducted an on-site visit and held discussions with the senior management of Negevtech regarding, among other items, the historic and current situation of Negevtech, and the future prospects of Negevtech and potential Employee Stock Ownership Plan;

f)	Held discussions with the senior management of IGPAC regarding, among other items, the process by which the Company conducted its search for a target acquisition, the number of targets contacted by the Company, the Company’s decision to form a business combination with Negevtech, and the management of the Company’s outlook for the future prospects of Negevtech;

g)	Reviewed financial and operating information with respect to certain publicly-traded companies in the Optical Wafer Inspection Systems industry, which we believe to be generally comparable to the business of Negevtech;

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h)	Reviewed the financial terms of certain recent business combinations in the Optical Wafer Inspection Systems industry; and

i)	Performed other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

        We have relied upon and assumed, without independent verification, the accuracy, completeness of the financial, legal, tax, and other information that Giza Singer Even Ltd. discussed with IGPAC or Negevtech or that was provided by IGPAC or Negevtech to us. In addition, we have not made any independent appraisal of any of the assets or liabilities (contingent or otherwise) of Negevtech, nor have we been furnished with any such appraisal. We have further relied upon the assurances from senior management of both the Company and Negevtech that they are unaware of any facts that would make the information that they respectively provided to us to be incomplete or misleading for the purposes of our Opinion. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information.

        Further, our Opinion is necessarily based upon information made available to us, as well as the economic, monetary, market, financial, and other conditions as they exist as of the date of this letter, or in the case of our oral opinion, on the date of the oral opinion. We disclaim any obligation to advise the Board of Directors of IGPAC or any person of any change in any fact or matter affecting our Opinion, which may come or be brought to our attention after the date of this Opinion.

        Each of the analyses conducted by Giza Singer Even was carried out to provide a particular perspective of the Merger. Giza Singer Even did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion as to the fairness of the Merger Consideration to the shareholders of the Company or the fair market value of Negevtech being at least equal to 80% of the net assets of IGPAC at the time of the Merger. Giza Singer Even does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses taken as a whole, supports its conclusion and Opinion. Accordingly, Giza Singer Even believes that its analyses must be considered in their entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Giza Singer Even in connection with the preparation of the Opinion.

        Our Opinion does not constitute a recommendation to proceed with the Merger. This Opinion relates solely to the question of the fairness of the Merger Consideration to the shareholders of IGPAC and the fair market value of Negevtech being at least equal to 80% of the net assets of IGPAC at the time of the Merger, from a financial point of view. We are expressing no opinion as to the income tax consequences of the Merger to the shareholders of IGPAC.

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        Giza Singer Even. is one of the largest and leading unaffiliated financial consulting firms in Israel. Giza Singer Even provides consulting services in the following areas: valuation and financial analysis, complex economic and financial modeling, financial strategy, the development and application of innovative financing tools (various securitization methods), business and financial negotiations, preparation of business plans, expert opinions, and others.

        Giza Singer Even’s Israeli client base includes some of the largest entities in the Israeli economy including governmental agencies, the Knesset (Israeli parliament), banks, key underwriters, Israeli institutional investors and large public companies.

        Giza Singer Even has no prior investment banking relationships with IGPAC or Negevtech. Giza Singer Even will receive a non-contingent fee from IGPAC relating to its services in providing the Opinion. In addition, IGPAC has agreed to indemnify Giza Singer Even against certain liabilities arising out of its engagement to provide the Opinion.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, (i) the Merger Consideration is fair from a financial point of view to the shareholders of the Company, and (ii) the fair market value of Negevtech is at least equal to 80% of the net assets of IGPAC at the time of the Merger.

Very truly yours,

Giza Singer Even Ltd.

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NEGEVTECH LTD.
2007 CONSOLIDATED FINANCIAL STATEMENTS

NEGEVTECH LTD.
2007 CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders of
NEGEVTECH LTD.

We have audited the consolidated balance sheets of Negevtech Ltd. (hereafter - the Company) and its subsidiaries as of December 31, 2006 and 2007 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s Board of Directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company’s Board of Directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2006 and 2007 and the consolidated results of its operations, changes in its shareholder’s equity and cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1(a)1 to the financial statements, the Company has experienced significant net operating losses and negative cash flow from operations since its inception. These circumstances raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(a)1. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

As discussed in note 1(m), to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based payment to conform with FASB Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based Payment”.

/s/ Kesselman & Kesselman
Tel-Aviv, Israel	Kesselman & Kesselman
March 27, 2008, except for Note 7c(1) for which the date is May 12,	Certified Public Accountants (Isr.)
2008 and Notes 1(a)2, 1(p) and 11, for which the date is June 20, 2008.	A Member of PricewaterhouseCoopers

NEGEVTECH LTD.
CONSOLIDATED BALANCE SHEETS

	December 31
	2006	2007
	U.S. $ in thousands

A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	$5,716	$2,699
Accounts receivable:
Trade	6,239	709
Government of Israel	777	823
Prepaid expenses and other current assets	404	275
Restricted deposit	347
Inventories	21,855	18,815

T o t a l current assets	35,338	23,321

PROPERTY AND EQUIPMENT, net of accumulated depreciation
and amortization:	8,733	6,256

OTHER NON-CURRENT ASSETS :
Deposits	377	290
Severance pay funds	1,215	1,819
Debt issuance costs	723	1,147

T o t a l other non-current assets	2,315	3,256

T o t a l assets	$46,386	$32,833

			Pro Forma Shareholders' Equity
	December 31
	2006	2007	2007
			(unaudited)
	U.S. $ in thousands

Liabilities and shareholders' equity
CURRENT LIABILITIES:
Current maturities of long-term bank loan	$347
Accounts payable and accruals:
Trade	5,149	$3,237
Other	4,810	3,354
Customer's advance and deferred revenues	3,603	345

T o t a l current liabilities	13,909	6,936

LONG-TERM LIABILITIES:
Accrued severance pay liability	1,297	1,927	$1,927
Convertible loans from shareholders		8,385	-,-
Loan from Plenus Technologies Ltd. ("Plenus")	10,000	10,000	10,000

T o t a l long-term liabilities	11,297	20,312	11,927

COMMITMENTS AND CONTINGENT LIABILITIES (note 7)

T o t a l liabilities	25,206	27,248	18,863

SHAREHOLDERS' EQUITY:
Ordinary shares of NIS 1.0 par value (authorized as of December 31, 2006 and
2007 - 530,000 and 40,000,000, respectively; Issued and paid as of
December 31, 2006 and 2007 - 6,114 and 1,070,393, respectively).	1	250	6,866

Ordinary preferred A shares of NIS 1.0 par value (authorized as of
December 31, 2006 - none; 2007 - 3,500,000; Issued and paid as of
December 31, 2006 - none; 2007 - 2,386,991).	-,-	559	-,-
Ordinary preferred B shares of NIS 1.0 par value (authorized as of December 31,
2006 - none; 2007 - 10,000,000; Issued and paid as of December 31, 2006 -
none; 2007 - 9,000,062).	-,-	2,108	-,-
Preferred AA shares of NIS 1.0 par value (authorized as of December 31, 2006 -
150,000; 2007- none; Issued and paid as of December 31, 2006 - 131,441;
2007- none).	29	-,-	-,-
Preferred BB-1 shares of NIS 1.0 par value (authorized as of December 31, 2006
- 121,377; 2007- none; Issued and paid as of December 31, 2006 - 81,522;
2007- none).	18	-,-	-,-
Preferred BB-2 shares of NIS 1.0 par value (authorized as of December 31,
2006 - 40,000; 2007- none; Issued and paid as of December 31, 2006 -
35,971; 2007- none).	8	-,-	-,-
Preferred BB-3 shares of NIS 1.0 par value (authorized as of December 31,
2006 - 58,623; 2007- none; Issued and paid as of December 31, 2006 -
58,593; 2007- none).	13	-,-	-,-
Preferred BB-4 shares of NIS 1.0 par value (authorized as of December 31,
2006 - 64,500; 2007- none; Issued and paid as of December 31, 2006 -
43,381; 2007- none).	10	-,-	-,-
Preferred A-1 shares of NIS 1.0 par value (authorized as of December 31,
2006 - none; 2007- 20,500,000); Issued and paid as of December 31, 2006
- none; 2007- 12,011,283).	-,-	2,813	-,-
Additional paid in capital	87,103	98,291	105,540
Accumulated deficit	(66,002)	(98,436)	(98,436)

T o t a l shareholders' equity	21,180	5,585	$13,970

T o t a l liabilities and shareholders' equity	$46,386	$32,833

/s/ Dr. Rivi Sherman	/s/ Jaron Lotan

Dr. Rivi Sherman	Jaron Lotan
Chief Executive Officer and President	Chairman of the Board of Directors

The accompanying notes are an integral part of the consolidated financial statements.

NEGEVTECH LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31
	2005	2006	2007
	U.S. $ in thousands, except loss per share

REVENUES:
Sales of products	$15,686	$29,417	$13,144
Services	170	1,445	3,279

	15,856	30,862	16,423
COST OF REVENUES:
Cost of sales of products:
Inventories write off (note 6)			7,372
Other	8,633	13,696	6,528

	8,633	13,696	13,900
Cost of services	285	1,231	2,012

T o t a l cost of revenues	8,918	14,927	15,912

GROSS PROFIT	6,938	15,935	511
RESEARCH AND DEVELOPMENT EXPENSES, net:
Research and development expenses, net	7,634	12,350	12,544
Impairment of equipment (note 6)			2,003

	7,634	12,350	14,547
SALES, MARKETING, GENERAL AND
ADMINISTRATIVE EXPENSES	12,932	15,944	15,902

OPERATING LOSS	(13,628)	(12,359)	(29,938)
FINANCIAL EXPENSES, net:
Non-cash expense in respect of conversion
of bridge loans from shareholders	1,251
Amortization of debt issuance costs	430	406	1,170
Other financial expenses, net	802	1,112	1,326

T o t a l financial expenses	2,483	1,518	2,496

NET LOSS	$(16,111)	$(13,877)	$(32,434)

ACCRETION OF CUMMULATIVE
PREFERRED SHARES DIVIDEND	(3,602)	(6,207)	(3,875)
DEEMED DIVIDEND TO PREFERRED
SHAREHOLDERS			(334)

NET LOSS ATTRIBUTABLE TO ORDINARY
SHAREHOLDERS	$(19,713)	$(20,084)	$(36,643)

NET LOSS PER SHARE ATTRIBUTABLE TO
ORDINARY SHAREHOLDERS - basic and diluted	$(6,212.96)	$(4,051.67)	$(75.85)

WEIGHTED AVERAGE NUMBER OF
ORDINARY SHARES USED
IN COMPUTATION OF BASIC AND DILUTED
LOSS PER ORDINARY SHARE- IN THOUSANDS*	3,173	4,957	483,113

Pro forma net loss per share attributable to ordinary
shareholders- basic and diluted (unaudited)			$(2.77)

Weighted average number of ordinary shares used in
computing pro forma net loss per share attributable to
ordinary shareholders - basic and diluted (unaudited)			11,700,653

* After giving retroactive effect to reverse stock split.

The accompanying notes are an integral part of the consolidated financial statements.

(Continued) – 1

NEGEVTECH LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Share capital							Additional paid-in capital	Accumulated deficit	Total
	Ordinary shares	Ordinary preferred shares	Preferred shares	Ordinary shares		Ordinary preferred shares	Preferred shares
	Number of shares (d)			U. S. d o l l a r s i n t h o u s a n d s

BALANCE AT JANUARY 1, 2005	2,599	24,020	120,713	$1		$7	$27	$43,257	$(36,014)	$7,278
CHANGES DURING 2005:
Options issued to service providers								5		5
Warrants issued in connection with
loans from Plenus								1,559		1,559
Exercise of employee stock options	1,690			(a	)			7		7
Issuance of preferred AA shares
as a result of equity consolidation(c)			10,728				2	(2)		-,-
Interest expense in respect of conversion
of convertible loans from shareholders								1,251		1,251
Issuance of Preferred BB1 and BB2
Shares (b), (c)		(8,330)	117,493			(2)	26	22,117		22,141
Net loss									(16,111)	(16,111)

BALANCE AT DECEMBER 31, 2005	4,289	15,690	248,934	$1		$5	$55	$68,194	$(52,125)	$16,130

(a) Represents an amount less than $1,000.
(b) Net of issuance costs of $859 thousands.
(c) See note 9a.
(d) After giving retroactive effect to reverse stock split.

The accompanying notes are an integral part of the consolidated financial statements.

(Continued) – 2

NEGEVTECH LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

	Share capital							Additional paid-in capital	Accumulated deficit	Total
	Ordinary shares	Ordinary Preferred Shares	Preferred shares	Ordinary shares		Ordinary preferred shares	Preferred shares
	Number of shares (d)			U. S. d o l l a r s i n t h o u s a n d s

BALANCE AT JANUARY 1, 2006 - forward	4,289	15,690	248,934	$1		$5	$55	$68,194	(52,125)	$16,130
CHANGES DURING 2006:
Employee stock based compensation								97		97
Issuance of preferred BB3 shares (b)			58,593				13	13,035		13,048
Exercise of employee stock options	1,825			(a	)			23		23
Conversion of ordinary preferred shares
to ordinary shares	24,363	(15,690)		6		(5)		(1)		-,-
Conversion of ordinary shares to BB4
preferred shares (c)	(24,363)		24,363	(6)			6	1,365		1,365
Issuance of preferred BB4 shares (c)			19,018				4	4,390		4,394
Net loss									(13,877)	(13,877)

BALANCE AT DECEMBER 31, 2006	6,114	-,-	350,908	$1		-,-	$78	$87,103	$(66,002)	$21,180

(a) Represents an amount less than $ 1,000.
(b) Net of issuance costs of $542 thousands.
(c) Net of issuance costs of $285 thousands.
(d) After giving retroactive effect to reverse stock split.

The accompanying notes are an integral part of the consolidated financial statements.

NEGEVTECH LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

(Concluded) - 3

	Share capital						Additional paid-in capital	Accumulated deficit	Total
	Ordinary shares	Ordinary preferred shares	Preferred shares	Ordinary shares	Ordinary preferred shares	Preferred shares
	Number of shares (d)			U. S. d o l l a r s i n t h o u s a n d s

BALANCE AT JANUARY 1, 2007 - forward	6,114		350,908	$1		$78	$87,103	$(66,002)	$21,180
CHANGES DURING 2007:
Exercise of employee stock options	3,516			1			1		2
Employee stock based compensation							337		337
Recapitalization of shares	1,060,763	11,387,053	(350,908)	248	$2,667	(78)	(2,837)		-,-
Issuance of preferred A1 shares (a)			12,011,283			2,813	13,687		16,500
Net loss								(32,434)	(32,434)

BALANCE AT DECEMBER 31, 2007	1,070,393	11,387,053	12,011,283	$250	$2,667	$2,813	$98,291	$(98,436)	$5,585

(a) Net of issuance costs of $94 thousands and including shares issued to Plenus.
(b) After giving retroactive effect to reverse stock split

The accompanying notes are an integral part of the consolidated financial statements.

NEGEVTECH LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31
	2005	2006	2007
	U.S. $ in thousands

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the period	$(16,111)	$(13,877)	$(32,434)
Adjustments required to reconcile loss to net cash used in
operating activities:
Depreciation and amortization	1,838	3,892	3,013
Inventories write off			7,372
Impairment of equipment			2,003
Accrued severance pay	392	420	630
Issuance of options to service providers	5
Amortization of debt issuance costs	430	406	1,170
Employees stock based compensation		97	337
Interest expenses related to convertible loan	310		86
Interest expense in respect of conversion of convertible loans
from shareholders	1,251
Changes in operating asset and liability items:
Decrease (increase) in trade accounts receivable	(2,490)	(3,020)	5,530
Decrease (increase) in other accounts receivable	(104)	648	83
Increase in inventories	(9,707)	(7,819)	(5,335)
Increase (decrease) in trade payables	1,876	419	(1,912)
Increase (decrease) in other accounts payable and accruals	1,112	2,313	(1,456)
Increase (decrease) in customers advances and deferred
revenues	550	3,053	(3,258)

Net cash used in operating activities	(20,648)	(13,468)	(24,171)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,303)	(2,713)	(1,536)
Restricted deposits	8	647	434
Short-term deposit	32
Severance pay funds	(398)	(403)	(604)

Net cash used in investing activities	(1,661)	(2,469)	(1,706)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term bank credit, net	(243)
Long-term loan from Plenus	7,700	2,300
Repayment of long term bank loan	(834)	(833)	(347)
Proceeds from convertible loans received	9,404		13,330
Exercise of employee stock options	7	23	2
Issuance of share capital, net of share issuance expenses	7,377	18,807	9,875

Net cash provided by financing activities	23,411	20,297	22,860

INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS	1,102	4,360	(3,017)
BALANCE OF CASH AND CASH EQUIVALENTS
AT BEGINNING OF THE YEAR	254	1,356	5,716

BALANCE OF CASH AND CASH EQUIVALENTS
AT END OF THE YEAR	$1,356	$5,716	$2,699

Supplemental disclosures of cash flow information:
Interest paid	$1,955	$419	$1,243

Advance on income taxes paid	$51	$78	$61

Supplemental disclosures of non-cash financing activities:
Deemed dividend to preferred shareholders			$334

Warrants issued in connection with loans from Plenus	$1,559

Preferred A1 shares granted to Plenus			$897

Conversion of convertible loans	$14,764		$5,031

The accompanying notes are an integral part of the consolidated financial statements.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES:

a.	General:

1)	Nature of operations

Negevtech Ltd. (“Negevtech” or “the Company”) – commenced operations on January 1, 1999.

The Company and its wholly owned subsidiaries (located and operating in the US, Germany and the Far East- “the Group”) develop, manufacture and market wafer inspection systems for the semiconductor industry.

The accompanying consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has experienced significant net operating losses and negative cash flow since its inception. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters include continued development, marketing and selling of its products and services as well as seeking additional financial arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining financing with terms acceptable to the Company. In the event the Company is unable to increase revenue and profitability or obtain additional capital, operations will need to be scaled back or discontinued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

On February 5, 2008, the Company signed a Letter of Intent (“the LOI”) for the extension of a credit line with Kreos Capital II Limited, a venture capital firm (“Kreos”). According to the LOI and subject to signing a final agreement, Kreos will lend the Company $7 million which will be repaid on a monthly basis over the 3 years long term. As consideration for extending the credit line and subject to signing a final agreement, the Company will grant Kreos a warrant to purchase 1,375,000 Series A-1 Preferred Shares for a total consideration of $2,500. According to the LOI, the warrant shall be exercisable for a period commencing on the grant date and ending on the earlier of (i) nine years from the grant date, or (ii) 12 months of an M&A or a qualified IPO, as will be defined in the final agreement. On March 30, 2008, the Company signed a final agreement with Kreos, see Note 11.

2)	Merger agreement

On March 6, 2008, the Company entered into a definitive agreement (“the Merger Agreement” or “the Merger”) with Israel Growth Partners Acquisition Corp. (“IGPAC”), pursuant to which, and subject to the approval of IGPAC’s shareholders, the Company will merge with IGPAC.

Under the Merger Agreement, holders of IGPAC Class B common stock (who do not vote against the Merger) and common stock will receive ordinary shares of Negevtech in exchange for the securities held by them according to an exchange ratio computed by reference to (a) the amount of cash in IGPAC's trust fund (approximately $55 million) less certain expenses and cash paid to objecting IGPAC Class B common shareholders, and (b) a $50 million valuation set for Negevtech. Holders of IGPAC warrants will receive warrants with equivalents terms to purchase ordinary shares of Negevtech.

The Merger is subject to several conditions, including (a) the approval of IGPAC’s Class B common shareholders and will only occur upon such approval if holders of less than 20% of the outstanding Class B common stock shares vote against the Merger; (b) the approval of IGPAC’s common and Class B common stock, voting together as a single class; and (c) the effectiveness of a registration on Form F-4 pursuant to which Negevtech’s ordinary shares shall be eligible for trading on the Over-the-Counter Bulletin Board.

To increase the likelihood that the Merger is approved by IGPAC’s shareholders, Negevtech has agreed to purchase shares of Class B common stock in negotiated transactions with holders of such shares who have indicated their desire to sell such shares, up to an aggregate amount of $15 million. On June 20, 2008, IGPAC and Negevtech agreed to waive the undertaking by Negevtech to purchase Class B common stock up to an aggregate amount of $15 million in order to consummate the Merger as contemplated on a timely manner.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

In connection with such agreement, certain of Negevtech’s shareholders (the “Shareholders”) have undertook the following; (i) subject to and following the consummation of the Merger, to convert all outstanding convertible loans into ordinary shares, see also Note 5; and (ii) subject to and following the consummation of the Merger and only to the extent certain additional criteria are met, to invest up to $5 million in the Company’s share capital, see also Note 11. If approved by IGPAC’s shareholders, the transaction is expected to close by the end of July 2008. The merger agreement will be terminated on July 18, 2008 if the business combination is not consummated by such time. There can be no assurance that the Merger Agreement will be approved by IGPAC’s shareholders or that the transaction will be completed in a timely manner. In the event that the Merger is not consummated as a result of an intentional material breach of the Merger Agreement or intentional act taken in bad faith by Negevtech, Negevtech may be required to pay IGPAC a termination fee in an amount equal to $4 million.

3)	Use of estimates in preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting years. The most significant estimates and assumptions relate to inventories, revenue recognition and valuation of equity instruments. Actual results could differ from those estimates.

b.	Functional currency

The currency of the primary economic environment in which the operations of the Company and its subsidiaries are conducted is the U.S. dollar (“dollar; $”). Most sales are made and expected to be made in dollars and the major source of the Company’s financing has been provided in dollars.

Transactions and balances originally denominated in dollars are presented at their original amounts. Balances in non-dollar currencies are translated into dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-dollar transactions reflected in the statements of operations, the exchange rates at transaction dates are used. Depreciation deriving from non-monetary items is based on historical exchange rates. The resulting translation gains or losses are carried to financial income or expenses, as appropriate.

c.	Principles of consolidation:

1)	The consolidated financial statements include the accounts of the Company and all of its subsidiaries.

2)	Inter-company balances and transactions have been eliminated in consolidation. Profits from inter-company sales, not yet realized outside the Company and its subsidiaries, have also been eliminated

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

d.	Cash equivalents

The Group considers all highly liquid investments, which include short-term bank deposits (up to three months from date of deposit) that are not restricted as to withdrawal or use, to be cash equivalents.

e.	Inventories

Inventories (raw materials, products in process and finished products) are valued at the lower of cost or market; cost is measured using the “moving average” basis. Labor and overhead allocations are on the basis of normal capacity of the production facility.

The Company evaluates the valuation of product inventory based on forecasted demand and technological obsolescence. These factors are impacted by market and economic conditions, technology changes, new product introductions and changes in strategic direction and require estimates that may include uncertain elements. Actual demand may differ from forecasted demand and such differences may have a material effect on recorded inventory values. During 2007, the Company recorded inventories write off in the amount of $7,372 thousands, see also note 6.

f.	Property and equipment

These assets are stated at cost and are depreciated by the straight-line method over their estimated useful life.

Annual rates of depreciation are as follows:

%

Electronic equipment	15-33
Computers	33
Office furniture and equipment	6-15

Leasehold improvements are amortized by the straight-line method over the shorter of term of the lease or the estimated useful life of the improvements.

During 2007, the Company recorded impairment of equipment in the amount of $2,003 thousands, see also note 6.

g.	Impairment of long-lived assets

The Company tests long-lived assets for impairment, in the event an indication of impairment exists. If the sum of expected future cash flows (undiscounted and without interest charges) of the long-lived assets is less than the carrying amount of such assets, an impairment loss would be recognized, and the assets would be written down to their estimated fair values, calculated based on expected future discounted cash flows.

h.	Income taxes:

1)	Effective January 1, 2007, the Company adopted FIN 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FAS 109", which was issued in July 2006. FIN 48 clarifies the accounting for uncertainty in income taxes, and prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The adoption of FIN 48 did not have any effect on the Company’s financial statements.

2)	Deferred taxes are determined utilizing the asset and liability method based on the estimated future tax effects of differences between the financial accounting and tax bases of assets and liabilities under the applicable tax laws. Deferred income tax provisions and benefits are based on the changes in the deferred tax asset or tax liability from period to period. Valuation allowance is included in respect of deferred tax assets when it is more likely than not that such assets will not be realized.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

3)	The Company may incur additional tax liability in the event of inter-company dividend distribution by non-Israeli subsidiaries. Such additional tax liability has not been provided for in these financial statements, as the Company does not expect these companies to distribute dividends in the foreseeable future.

4)	Taxes which would apply in the event of disposal of investments in non-Israeli subsidiaries have not been taken into account in computing the deferred taxes, as it is the Company’s policy to hold these investments, and not to realize them.

i.	Reverse stock split

All figures in these financial statements relating to the ordinary shares and preferred shares have been retroactively adjusted to reflect a 1:100 reverse stock split effected on July 20, 2007 (see note 9(a)8).

j.	Revenue recognition

The Company recognizes revenue from product sales in accordance with Staff Accounting Bulletin (SAB) No. 104 – “Revenue Recognition”. Product revenue is recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, delivery of the product to the customer has occurred and the Company has determined that collection of the fee is reasonably assured. If the product requires specific customer acceptance, revenue is deferred until customer acceptance occurs. The Company does not, in the normal course of business, provide a right of return to its customers.

In some cases, the Company grants its customers an evaluation period, usually several months, to evaluate the product prior to purchase. The Company does not recognize revenue from products shipped to customers for evaluation until such products are actually purchased and a final acceptance certificate is provided by the customer. Until Revenue is recognized, these products are recorded as inventory.

Emerging Issues Task Force (“EITF”) Issue 00-21, “Revenue Arrangements with Multiple Deliverables”, deals with the accounting by a vendor for contractual arrangements involving multiple revenue-generating activities to be performed by it, addressing when, and if so how, an arrangement involving multiple deliverables should be divided into separate units of accounting. The Company’s revenue is derived from two elements: sale of products and service revenue.

The Company grants its customers a warranty on products sold, usually for a period of twelve months. The warranty includes technical support and supply of spare parts. Upon revenue recognition, the Company defers the fair value of the warranty and recognizes it as service revenue ratably over the warranty period. Service and maintenance revenue is recognized ratably over the term of the maintenance contract.

Software is incidental to the Company’s products as determined in accordance with SOP No. 97-2, Software Revenues Recognition and Emerging Issues Task Force (“EITF”) Issue No. 03-05, Applicability of SOP 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software. The Company periodically reviews the software element of products in accordance with SOP 97-2 and EITF Issue No. 03-05.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

k.	Research and development

Costs incurred in the research and development of the Company’s products are expensed as incurred. Participation from the Israeli Chief Scientist is recognized as a reduction of expense as the related costs are incurred. Participation for the years ended December 31, 2005, 2006 and 2007 were $1,524 thousands, $1,529 thousands and $1,868 thousands, respectively. The main components of the research and development expenses are salaries and related expenses, subcontractors and depreciation and amortization.

l.	Concentrations of credit risks – allowance for doubtful accounts

Negevtech currently sells its products to a limited customer base, see also note 10f. Allowance for doubtful accounts is determined for specific debts doubtful of collection. No allowance for doubtful accounts was recorded in the years ended December 31, 2005, 2006 and 2007.

m.	Share-based payment

Prior to January 1, 2006, the Company accounted for employees’ share-based payment under the intrinsic value model in accordance with Accounting Principles Board Opinion No. 25 – “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations. In accordance with Statement of Financial Accounting Standards No. 123 – “Accounting for Stock-Based Compensation” (“FAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure”, the Company disclosed pro forma information, assuming the Company had accounted for employees’ share-based payments using the fair value-based method defined in FAS 123.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based Payment” (“FAS 123(R)”). FAS 123(R) supersedes ABP 25 and related interpretations. FAS 123(R) requires awards classified as equity awards be accounted for using the grant-date fair value method. The fair value of share-based payment transactions is recognized as expense over the requisite service period, net of estimated forfeitures. The Company estimated forfeitures based on historical experience and anticipated future conditions.

In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”). SAB 107 provides supplemental implementation guidance on FAS 123(R), including guidance on valuation methods, inventory capitalization of share-based compensation cost, income statement effects, disclosures and other issues. SAB 107 requires share-based payment to be classified in the same expense line items as cash compensation. The Company has applied the provisions of SAB 107 in its adoption of FAS 123(R) including use of simplified method for estimating the expected term of employee’s stock options.

The Company elected to recognize compensation cost for an award with only service conditions that has a graded vesting schedule using the straight-line method over the requisite service period for the entire award.

The Company elected to adopt the modified prospective transition method, permitted by FAS 123(R). Under such transition method, FAS 123(R) has been implemented as from the first quarter of 2006 with no restatement of prior periods.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

The valuation provisions of FAS 123(R) apply to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of January 1, 2006 are recognized over the remaining service period using the grant-date fair value of those awards. Share-based employee compensation cost for the year ended December 31, 2005 was determined using the intrinsic value method. Had compensation cost for stock options granted to employees been determined using the fair value method prescribed by FAS 123, the Company’s net loss for the year ended December 31, 2005 would have been increased by approximately $230 thousands.

Equity awards granted to non-employees are accounted for under the provisions of FAS 123 and EITF Issue No. 96-18, ‘Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services’. The fair value of such equity awards is charged to income over the expected service period.

n.	Comprehensive income (loss)

The Company has no comprehensive income (loss) components other than net loss for the reported periods.

o.	Unaudited Pro forma Shareholders’ equity

Pursuant to the Merger Agreement, upon consummation of the Merger, all of the Company’s outstanding preferred shares, ordinary preferred shares and convertible loans will convert into an equivalent number of ordinary shares of the Company. Unaudited pro forma shareholders’ equity as of December 31, 2007, as adjusted for the impact of these conversions assuming the Merger was consummated on December 31, 2007, is disclosed in the accompanying consolidated balance sheets. The ordinary shares to be issued upon the completion of the Merger to holders of IGPAC common stock and Class B common stock are excluded from such pro forma information.

p.	Net loss per share attributable to ordinary shareholders

Basic and diluted net loss per share is computed by dividing the net loss attributed to the ordinary shares for the period by the weighted average number of ordinary shares outstanding during the period. The calculation of diluted net loss per share excludes potential ordinary shares if the effect is anti-dilutive. Potential ordinary shares are comprised of incremental ordinary shares issuable upon the exercise of share options or warrants and shares issuable upon conversion of ordinary preferred shares, preferred shares and convertible loans.

The Company applies the two class method as required by EITF No. 03-6, “Participating Securities and the Two - Class Method under FASB Statement No. 128” (“EITF No. 03-6”). EITF No. 03-6 requires the loss per share for each class of shares (ordinary shares and preferred shares) to be calculated assuming 100% of the Company’s earnings are distributed as dividends to each class of shares based on their contractual rights.

In compliance with EITF 03-6, the series of preferred shares are not participating securities in losses, and therefore are not included in the computation of net loss per share.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

At December 31, 2005, 2006 and 2007, all outstanding options to employees (46,501, 48,074 and 3,253,970, respectively), options to service providers (1,406, 2,956 and 665,089, respectively), ordinary preferred shares (15,690, 0 and 11,387,053, respectively), preferred shares (248,934, 350,908 and 12,011,283, respectively) and shares that will be issued upon conversion of the convertible loans (0, 0 and 4,367,807, respectively) have been excluded from the calculation of the diluted loss per share for the year since their effect was anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share for the years indicated (in thousands, except per share amounts):

	Year ended December 31
	2005	2006	2007
	U.S. $ in thousands

Net loss	$(16,111)	$(13,877)	$(32,434)

Accretion of cumulative preferred shares dividend	(3,602)	(6,207)	(3,875)
Deemed dividend to preferred shareholders			(334)

Net loss attributable to ordinary shareholders	$(19,713)	$(20,084)	$(36,643)

Weighted average number of ordinary shares used in computing net loss per share attributable to ordinary shareholders -
basic and diluted	3,173	4,957	483,113

Net loss per share attributable to ordinary shareholders - basic
and diluted	$(6,212.96)	$(4,051.67)	$(75.85)

Pursuant to the Merger Agreement, upon consummation of the Merger, all of the Company’s outstanding preferred shares, ordinary preferred shares and convertible loans will convert into an equivalent number of ordinary shares of the Company. Pro forma basic and diluted net loss per share assuming conversion of preferred shares, ordinary preferred shares and convertible loans into ordinary shares at the estimated conversion ratio at the time of the Merger, as if the conversion had taken place at January 1, 2007 for the year ended December 31, 2007, is as follows (in thousands, except per share amounts):

Year ended December 31, 2007
Pro Forma Unaudited

Numerator:
Net loss attributable to ordinary shareholders	$(36,643)
Pro forma adjustment to add back accretion of cumulative
preferred shares dividend	3,875
Pro forma adjustment to add back deemed dividend to
Preferred shareholders	334

Pro forma net loss	$(32,434)
Denominator:
Weighted-average shares of ordinary shares outstanding
used above	483,113
Pro forma adjustments to reflect assumed conversion of
preferred shares, ordinary preferred and convertible loans
(as if converted)*	11,217,540

Weighted average number of ordinary shares used in
computing net loss per share attributable to ordinary
shareholders - basic and diluted	11,700,653

Pro forma net loss per share attributable to ordinary
shareholders- basic and diluted	$(2.77)

* The number of ordinary shares outstanding upon conversion of preferred shares and ordinary preferred shares is based on a one to one ratio (as determined at the Merger Agreement) weighted average for the period outstanding of during 2007. The number of ordinary shares outstanding upon conversion of the convertible loans is based on conversion ratio (determined as part of an agreement signed with the Company’s shareholders on March 6, 2008, see also Note 5) weighted average for the period outstanding during 2007.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 1 – SIGNIFICANT ACCOUNTING POLICIES (continued):

q.	Shipping and handling costs

Shipping and handling costs are classified as a component of cost of products sold.

r.	Reclassifications

Certain reclassifications were made to prior period’s presentation to conform to the current year presentation

s.	Recently issued accounting pronouncement:

1)	In September 2006, the FASB issued FAS 157, “Fair Value Measurements”. This standard establishes a framework for measuring fair value and expands related disclosure requirements; however, it does not require any new fair value measurement. FAS 157 is effective for fiscal years beginning after November 15, 2007 and should be applied prospectively (with a limited form of retrospective application). On December 14, 2007, the FASB issued proposed FSP FAS 157-b, and on February 6, 2008, a final decision in this regard, which would delay the effective date of FAS 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value in the financial statements. As applicable to the Company, FAS 157, except as it relates to non-financial assets and liabilities as noted in FSP FAS 157-b, will be effective as of the year beginning January 1, 2008. The Company is currently assessing the impact that SFAS 157 may have on its results of operations and financial position.

2)	In February 2007, the FASB issued FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” This standard permits entities to choose to measure various financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in earnings. As applicable to the Company, this statement will be effective as of the year beginning January 1, 2008. The Company does not expect the adoption of this statement to have a material effect on its consolidated financial statements.

3)	In December 2007, the SEC issued Staff Accounting Bulletin No. 110 (“SAB 110”) relating to the use of a “simplified” method in developing an estimate of expected term of “plain vanilla” share options. SAB 107 previously allowed the use of the simplified method until December 31, 2007. SAB 110 allows, under certain circumstances, to continue to accept the use of the simplified method beyond December 31, 2007. The Company is currently evaluating the impact that the adoption of SAB 110 would have on its consolidated financial statements.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 2 – PROPERTY AND EQUIPMENT

Composition of assets, grouped by major classifications, is as follows:

	December 31
	2006	2007
	U.S. dollars in thousands

Cost:
Electronic equipment	$9,393	$11,057
Computers	4,899	5,676
Office furniture and equipment	592	614
Leasehold improvements	1,066	1,142

	15,950	18,489
Less- accumulated depreciation and amortization:	7,217	12,233

	$8,733	$6,256

Most of the Company’s long-lived assets are located in Israel.

NOTE 3 – ACCRUED SEVERANCE PAY:

a.	The major part of the Company’s severance pay liability for most of its Israeli employees is covered by insurance policies. Pursuant to Israeli law and employment agreements, this liability is computed for each employee at the latest salary rate multiplied by the number of years of service. The Company is committed to supplement the difference between the amount of liability computed as above and the amounts funded.

The balance sheet accrual for severance pay reflects that part of the liability not covered as above.

b.	The severance pay expenses were $ 260 thousands, $ 446 thousands and $ 645 thousands in the years ended December 31, 2005, 2006 and 2007, respectively.

c.	The Company expects to pay the future benefits to its employees upon their normal retirement age in the amounts of $10 thousands, $57 thousands and $167 thousands in the years 2008, 2011 and between the years 2013 to 2017, respectively.

The above amounts were determined based on the employees’ current salary rates and the number of service years that will be accumulated upon their retirement date. These amounts do not include amounts that might be paid to employees that will cease working with the Company before their normal retirement age.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4 – LONG TERM LOANS:

a.	During May 2004, the Company purchased electronic equipment at the amount of $2.5 million. The entire purchase was financed through a long-term loan from a bank for a period of three years. The equipment and a deposit (as of December 31, 2006 at the amount of $347 thousands) were pledged in favor of the bank as collateral to the loan. The loan bears variable annual interest rate of Libor + 2.5% and was repaid on a monthly basis. The loan was fully repaid during May 2007.

b.	On January 14, 2005, the Company signed a 9 months loan agreement with Plenus (the “Initial Loan”). According to this agreement, Plenus lent the Company $ 4.5 million. The loan bore interest at an annual rate of Libor + 4%. The loan was repaid during October 2005.

On October 13, 2005, The Company signed a new loan agreement with Plenus for a 3 year period (the “New Loan”). According to this agreement, the Company can draw up to $10 million during the first year of the 3 year loan term. The amount drawn under this loan is to be repaid at the end of the 3 year period. The loan bears interest at an annual rate of Libor + 4% from the disbursement date of the principal amount until the first anniversary of the grant date and interest at an annual rate of Libor + 4.5% from the first anniversary of the grant date until the date of actual repayment thereof.

As consideration for the grant of the Initial Loan and the New Loan, the Company granted Plenus warrant exercisable at Plenus election into 14,519 Series BB-1 Preferred Shares at a price per share of $231.94 as issued at the BB-1 round of financing. The warrant is exercisable at any time for a period of 9 years or through the consummation of a Realization Event, as defined in the agreement. The aggregate exercise price under the warrant is $3,600 thousands.

The Company determined the estimated fair value of the warrants on the date of the grant and recorded it as debt issuance costs. Such costs are amortized over the loan term as additional interest expenses. The fair value of these warrants amounted to $2,256 thousands, estimated using the Black –Scholes option-pricing model – based on the following assumptions: dividend yield of 0%; expected volatility of 50%; risk free interest rate of 4% and contractual life of 9 years.

The Company recorded interest expense in respect of the fair value of the warrants amounting to $430 thousands, $406 thousands and $926 thousands in the years ended December 31, 2005, 2006 and 2007, respectively.

On August 15, 2007 and as part of an investment round (see note 9(a)8), the Company signed an amendment agreement (“the amendment”) with Plenus regarding the loan agreements signed on January 14, 2005 and on October 13, 2005. According to the amendment, the following was agreed between the parties: a) all of the warrants which were granted to Plenus in the past were canceled; b) the Company granted Plenus 677,700 A-1 Preferred shares for no consideration; c) The annual interest rate of the loans was changed to Libor + 5% commencing July 31, 2007 through the date of actual repayment of the principal amount; and d) The loan period was extended to December 31, 2008; and e) all covenants related to the loan were canceled.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 4 – LONG TERM LOANS (continued):

The Company accounted for the amendment of the agreement as modification of loan agreement in accordance with EITF 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments”. Accordingly, the fair value of the A-1 Preferred shares granted to Plenus was recorded as additional debt issuance costs. Such costs together with the balance of the fair value of the warrants are amortized over the remaining loan term as additional interest expenses. The fair value of the A-1 Preferred shares granted in connection with the loans is $897 thousands of which $244 thousands were recorded as additional interest expense in the year ended December 31, 2007.

The loan is also guaranteed by a first priority fixed charge on all of the Company rights in and to its intellectual property and by a floating charge on all of its present and future tangible and intangible assets, pari passu with the floating charge and fixed charge in favor of Bank Leumi.

On March 5, 2008, the Company signed on an amendment to the loan agreement, under which the loan period was extended to January 1, 2009. All other terms of the loan agreement remain unchanged.

NOTE 5 – CONVERTIBLE LOANS:

During the second quarter of 2007 the Company received from part of its existing shareholders short-term convertible loans in the total amount of $5 million. The loans bear interest at an annual rate of Libor+2.3% and mature in one settlement on August 31, 2007, unless converted earlier under the terms as defined in the agreement. On July 20, 2007 and as part of the Series A-1 preferred shares investment round, the loans were converted into Series A-1 Preferred shares, see also note 9(a)8.

On October 29, 2007, the Company signed an agreement (the “Agreement”) for $10 million convertible loans with some of its existing shareholders (“the Lenders”). According to the Agreement, the convertible loans bear interest at an annual rate of Libor + 2.3%. Out of the $10 million loan, $8.3 million was received through December 31, 2007 and the balance was received subsequent to year end.

Pursuant to the Agreement, the entire unpaid balance of the loans, shall be immediately due and payable on the earlier of (i) January 31, 2009; or (ii) such other date decided by the Board of Directors of the Company to the extent that the financial condition of the Company has been significantly improved, as was determined by the Board in its sole discretion.

Each Lender may, at its own discretion, either (a) convert the applicable amount of the loan amount (including any Interest accrued thereon) due to such Lender or any part thereof, into shares of the Company’s Series A-1 Preferred Shares, with a price per share of $1.3235 (A-1 Price); or (b) in case the Company has consummated another equity financing prior to such Lender’s election (the “New Equity financing”), convert into shares of the Company’s equity securities which have been issued and sold at the closing of such New Equity Financing.

The loans will be automatically converted into Series A-1 preferred shares in the event that a Lender has elected to demand the repayment of its applicable amount and the Company does not have available cash for the repayment of the outstanding of the loan amount. Such loan amount or any part thereof which the Company is unable to repay, shall automatically be converted into A-1 Shares based on the A-1 Price or, in case the Company has consummated a New Equity Financing, into shares of the Company’s equity securities which have been issued and sold at the closing of such New Equity

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 5 – CONVERTIBLE LOANS (continued):

Financing, unless the Lender has decided to defer the Maturity Date of such loan amount or any part thereof which the Company is unable to repay.

In case of an Exit event, as defined below, the loan amount and any interest accrued thereon, shall either at the Lender’s own discretion (a) automatically be converted into the securities issued at the Company’s last round of financing took place before the Exit Event, at a price per share equals to the lower of (i) the price per share applicable to the Exit Event, (ii) the price per share paid at the Company’s last round of financing took place before the Exit Event and (iii) the A-1 price or (b) be immediately due and payable out of the consideration received in connection with such Exit Event, whether such consideration is in cash or non cash consideration.

Exit event is defined in the agreement as the Company’s IPO or its merger into, acquisition by, sale of majority of its outstanding share capital or sale of all or substantially all its assets to another entity, or any other transaction or series of transactions resulting in the sale of more that 50% of the Company’s voting power to another entity or person.

On March 6, 2008, the Company signed an agreement with its shareholders (including the Lenders), according to which, subject to and immediately after the consummation of the Merger (as described in note 1a(2)), the loan amount and any interest accrued thereon (the “loan conversion amount”) will be converted into Ordinary Shares of the Company, resulting from dividing the loan conversion amount, by the price per share as defined in the shareholders agreement.

On June 1, 2008 the Company signed with the Lenders an amendment to this agreement, see also note 11.

NOTE 6 – INVENTORIES AND EQUIPMENT WRITE OFF:

During 2007, the Company accelerated the transition to a new generation inspection system, and accordingly, wrote off inventory at the amount of $7.4 million mainly relating to slow-moving, non-usable and scrapped inventory. In addition, a review was conducted in respect of inspection systems, which are used by the research and development department and are included as part of the property and equipment balance. As a result of such review, the Company wrote off equipment at the amount of $2 million.

NOTE 7 – COMMITMENTS AND CONTINGENT LIABILITIES:

a.	Royalty commitments

The Company is committed to pay royalties to the Government of Israel on proceeds from sales of its products developed under a project funded by the Israel Government. Under the terms of Company’s funding from the Israeli Government pursuant to applicable laws, royalties of 3.5% are payable on sales of products developed from a project so foundered, up to 100% of the amount of the grant received by the Company (dollar linked) — with the addition of an annual interest rate based on Libor. At December 31, 2006 and 2007, the maximum contingent liabilities in respect of royalties to the Government of Israel were approximately $12.9 million and $13.4 million, respectively.

In the event that the manufacturing rights or technology of the products funded by the Government of Israel are transferred out of Israel, if approved by the Government of Israel, the Company would be required to pay royalties at a higher rate and an increased aggregate pay back amount in the range of 120% to 300% of the grants received.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 – COMMITMENTS AND CONTINGENT LIABILITIES (continued):

Royalty expenses, which totaled approximately $475 thousands, $928 thousands and $575 thousands in 2005, 2006 and 2007, respectively, are included in the statement of operations as a component of cost of revenues.

At the time the grants were received, successful development of the related projects was not assured. In the case of failure of a project that was partly financed by royalty-bearing Government grants, the Company is not obligated to pay any such royalties to the Israeli Government.

b.	Lease commitments

The Group has several operating lease agreements for the premises and vehicles it uses, which will expire in the years 2008 and 2011.

Future minimum lease payments under these leases at December 31, 2007 are as follows:

U.S. dollars in thousands

Year ending December 31:
2008	$1,283
2009	1,313
2010	1,344
2011	1,377

$5,317

The Israeli lease fees for the premises are payable in Israeli currency linked to the Israeli consumer price index (hereafter – CPI) and the subsidiary lease fees are payable in dollars. The lease fees for the vehicles are payable in Israeli currency linked to the exchange rate of the dollar. In consideration of one of the Company’s operating lease agreements, the Company gave its lessor a bank guarantee in the amount of $ 140 thousands.

Lease fees totaled $1,224 thousands, $1,264 thousands and $1,255 thousands in the years ended December 31, 2005, 2006 and 2007, respectively.

The Company made a deposit with the lessor amounting to $144 thousands in respect of the vehicles lease agreements.

c.	Contingent liabilities:

1)	On August 27, 2004, Applied Materials, Inc. (“Applied”) filed suit in the U.S. District Court for the Northern District of California alleging that the Company’s inspection system infringes U.S. Patent No. 5,982,921 (“the ‘921 patent”) and seeking an injunction and unspecified damages. The Company filed an answer denying Applied’s infringement allegations and also filed counterclaims for declaratory judgment of non-infringement and invalidity. On July 14, 2005, the Court issued an order under the legal doctrine of assignor estoppel that prevents the Company from challenging the validity of the ‘921 patent in this lawsuit.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 – COMMITMENTS AND CONTINGENT LIABILITIES (continued):

That order does not prevent the Company from challenging the validity of the ‘921 patent in the United States Patent and Trademark Office (“USPTO”), however, and, on June 3, 2005, the Company filed a request for the reexamination of the ‘921 patent with the USPTO. The USPTO granted Negevtech’s request to reexamine the ‘921 patent in September 2005, and the Court shortly thereafter stayed the litigation pending the USPTO reexamination.

Following the Court’s stay of litigation on the ‘921 patent, Applied asserted two additional patents against Negevtech, U.S. Patent Nos. 6,256,093 and 6,924,891 (“the ‘093 patent and the ’ 891 patent, respectively). Applied subsequently withdrew its claims on the ‘093 patent, which have been dismissed with prejudice. The parties have also stipulated to the terms of a preliminary injunction on the ‘891 patent that terminates any prospective exposure under this patent. The Company disputes Applied’s claims of infringement and for past damages, and intends to defend those claims, including challenging the validity of the ‘891 patent. On January 4, 2007, the Company filed a Request for Reexamination of the ‘891 patent with the USPTO, which was granted.

The Court lifted the stay on the litigation in September 2007, but on February 7, 2008, the USPTO issued a written communication to Applied in the ‘921 reexamination rejecting all of Applied’s ‘921 patent claims in this litigation. In light of this communication, the parties agreed to reinstate the stay on the litigation. Pursuant to this agreement by the parties, the Court entered an order on March 5, 2008 again staying the litigation pending the reexamination. On April 7, 2008, Applied responded to the USPTO’s February 7, 2008 written communication by amending some of the patent claims at issue in this litigation and also arguing against the USPTO’s findings. The USPTO has not yet responded to Applied’s April 7 response. Negevtech cannot predict the final outcome of the reexamination, including whether the USPTO will ultimately uphold its rejections of the claims at issue in the litigation. If the USPTO does uphold its rejections of each of the patent claims at issue in the litigation, Negevtech believes that Applied’s complaint against Negevtech would be dismissed. If Negevtech were to lose, it could be liable for damages for past infringement and enjoined from selling its systems in the United States. However, Negevtech believes that it has strong defenses to Applied’s claims and intends to vigorously defend against them. No provision was recorded in the financial statements in respect of such claims.

2)	In July and August 2004 and March 2005, the Company received letters from KLA-Tencor Corporation (“KLA”) asserting that the Negevtech 302 inspection system infringes various KLA patents. In response to these letters, the Company has identified certain limitations of the KLA patents that are absent from the 302 system. The Company has also requested further clarification of KLA’s claims. One of these patents, U.S. Patent No. 4,805,123 (‘123 patent) has been previously litigated by KLA in the U.S. District Court for the Northern District of California. In the Court’s claim construction order, filed on March 6, 2003, the Court ruled that an element of claim 1 of the ‘123 patent was “nonsensical” and could not be construed. Each independent claim of the ‘123 patent includes that same element. The Company believes that this Court order renders the ‘123 patent invalid. The Company disputes KLA’s claims and is attempting to resolve these issues without resorting to litigation. There have been no further communications from KLA since February 2006. No provision was recorded in the financial statements in respect of such claims.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 7 – COMMITMENTS AND CONTINGENT LIABILITIES (continued):

3)	The Company may receive in the future notifications from customers with respect to possible indemnification or other action by the Company in connection with intellectual property claims resulting from use of the Company’s products. The Company may undertake, subject to various contractual conditions and other limitations, to defend intellectual property claims against customers arising from the purchase and use of its products. The Company’s obligations under these agreements generally provide that the Company may, at its option, either obtain the right to continue using the products or modify them and, in some cases, take back the products with a refund to the customer. To date, no demands have been made by customers seeking indemnification against the Company with respect to intellectual property claims.

NOTE 8 – TAXES ON INCOME:

a.	Corporate taxation in Israel:

1)	Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985 (hereafter – the inflationary adjustments law):

Under the inflationary adjustments law, results for tax purposes are measured in real terms, having regard to the changes in the Israeli Consumer Price Index (“Israeli CPI”). The Company is taxed under this law.

Under the Inflationary Adjustments Law Amendment No. 20, 2008 (hereafter – the amendment), that was enacted in the Knesset on February 26, 2008, the provisions of the Inflationary Adjustments Law will no longer apply to the company in 2008 and thereafter. The amendment specifies transitional provisions regarding the discontinuance of the provisions of the Inflationary Adjustments Law that have applied to the company through the end of 2007.

As explained in note 1(b) above, the functional currency of the Company is the Dollar, and the Company’s financial statements are measured in Dollars. The difference between the changes in the Israeli CPI and in the exchange rate of the Dollar relative to Israeli currency, both on annual and cumulative bases, creates a difference between taxable income and income presented in these financial statements.

Paragraph 9(f) of FAS No. 109, “Accounting for Income Taxes”, prohibits the recognition of deferred tax liabilities or assets that arise from differences between the financial reporting and tax bases of assets and liabilities that are measured from the local currency into Dollars using historical exchange rates, and that result from changes in exchange rates or indexing for tax purposes. Consequently, the abovementioned differences were not reflected in the computation of deferred tax assets and liabilities.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 – TAXES ON INCOME (continued):

2)	Tax rates:

The income of the Company (other than income from “approved enterprises”, see c. below) is taxed at the regular rate. In July 2004 and August 2005, amendments to the Income Tax Ordinance were enacted to effect a gradual reduction in the corporate tax rate from 36% to 25% in the following manner: 2005 – 34%, 2006 – 31%, 2007 –29%, 2008 – 27%, 2009 – 26% and for 2010 and thereafter – 25%.

b.	Subsidiaries outside Israel

Subsidiaries that are incorporated outside of Israel are assessed for tax under the tax laws in their countries of residence.

The principal tax rates applicable to the subsidiary incorporated in the USA is approximately 43%.

c.	Tax benefits under the Law for the Encouragement of Capital Investments, 1959 (hereafter – the law)

All of the Company’s production facilities have been granted “approved enterprise” status under the above law. Income derived from the approved enterprise – which did not commence operations – is tax exempt during two years, commencing the first year it generates taxable income, and is subject to a reduced tax rate of 25% during the following five years.

The Company has not yet generated taxable income. The tax benefit period will not extend beyond year 2015.

In the event of distribution of cash dividend from income which was tax exempt as above, the Company would have to pay the 25% tax in respect of the amount distributed.

The Company is entitled to claim accelerated depreciation in respect of equipment used by approved enterprises during the first five years of the operation of these assets.

The entitlement to the above benefits is conditional upon the Company’s fulfilling the conditions stipulated by the above law, regulations published thereunder and the certificate of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled and the Company may be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences to the Israeli CPI and interest.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 – TAXES ON INCOME (continued):

d.	Deferred income taxes:

	December 31
	2006		2007
	U.S. $ in thousands

1) Provided in respect of the following:
Short-term:
Research and development expenses		$994		$2,038
Inventory and equipment write off				2,531
Vacation and recreation pay		229		273
Inter-company transaction				138

		1,223		4,980

Long-term:
Carryforward tax losses		13,553		20,100
Research and development expenses		857		945
Severance pay		21		27
Inter-company transaction		128

		14,559		21,072

Total		15,782		26,052
L e s s - valuation allowance		(15,782)		(26,052)

	$	-,-	$	-,-

2)	As of December 31, 2007, the Company had a net carryforward tax loss of approximately $80 million (December 31, 2006 – approximately $61 million). These losses are denominated in NIS, linked to the Israeli CPI and are available indefinitely to offset future taxable business income.

As of December 31, 2007, Negevtech Inc. had a net carryforward tax loss of approximately $1.45 million(December 31, 2006 – approximately $1.8 million).

e.	Net loss:

	2 0 0 5	2 0 0 6	2 0 0 7
	U.S. $ in thousands

The Company	$(13,571)	$(13,525)	$(31,447)
Subsidiaries outside Israel	(2,540)	(352)	(987)

	$(16,111)	$(13,877)	$(32,434)

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 8 – TAXES ON INCOME (continued):

f.	Reconciliation of the theoretical tax expenses to actual tax expenses

Following is a reconciliation of the theoretical tax expense, assuming all income is taxed at the regular tax rates applicable to companies in Israel and the actual tax expense:

	2005		2006		2007
	U.S. $ in thousands

Loss before taxes on income,
as reported in the income statements		$(16,111)		$(13,877)		$(32,434)

Theoretical tax benefit at the statutory rate		(5,478)		(4,302)		(9,406)
Changes in valuation allowance		3,711		4,558		10,270
Increase in taxes resulting from
computation of deferred taxes at a rate
which is different from the theoretical
rate		1,417		353		717
Non deductible expenses		74		107		206
Other (mainly increase (decrease) in taxes
resulting from adjustment to deferred
tax balances due to changes in
Dollar/NIS exchange rates		276		(716)		(1,787)

Taxes on income for the reported year	$	-,-	$	-,-	$	-,-

g.	Tax assessments

The Company and its subsidiaries have not been assessed for tax purpose since incorporation. Tax assessments filed by the Company for the tax years through 2003 are considered to be final.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 – SHAREHOLDERS’ EQUITY:

a.	Share capital:

1)	The share capital of the Company is composed of Ordinary Shares, Ordinary Preferred Shares and Preferred Shares NIS 1.0 par value, as follows:

	Authorized		Issued and paid
	December 31		December 31
	2006	2007	2006	2007
	Number of shares

Ordinary Shares	530,000	40,000,000	6,114	1,070,393
Preferred Shares Class AA	150,000		131,441
Preferred Shares Class BB-1	121,377		81,522
Preferred Shares Class BB-2	40,000		35,971
Preferred Shares Class BB-3	58,623		58,593
Preferred Shares Class BB-4	64,500		43,381
Ordinary Preferred Shares
Class A		3,500,000		2,386,991
Ordinary Preferred Shares
Class B		10,000,000		9,000,062
Preferred Shares Class A-1		20,500,000		12,011,283

Total	964,500	74,000,000	357,022	24,468,729

2)	Rights attached to Preferred Shares (“PS”) and Ordinary Preferred Shares (“OPS”):

Voting Rights
Each holder of PS and OPS shall be entitled to one (1) vote per Ordinary Share into which such PS and OPS is convertible at the time of voting.

Conversion and Anti-dilution adjustments
Each PS and OPS is convertible at the option of the holder, at any time, into such number of Ordinary Shares of the Company as is determined by dividing the applicable original issue price for such PS and OPS by the conversion price at the time in effect for each such PS and OPS.

The conversion price may be adjusted upon any recapitalization event and also in accordance with certain anti-dilution protections in the event that the Company issues additional securities at a price per share lower than the then applicable conversion price of the applicable series of the PS and OPS, as defined in the Articles of Association of the Company.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 – SHAREHOLDERS’ EQUITY (continued):

At December 31, 2007, the Original Issue Price, shall mean: (i) with respect to the Series A1 Preferred Shares, $1.3235 per share; (ii) with respect to the Ordinary Preferred A Shares, $1.3406 per share; (iii) with respect to the Ordinary Preferred B Shares, $1.86665 per share.

Each PS and OPS shall automatically be converted into Ordinary Shares at the conversion price at the time in effect for such PS and OPS upon the earlier of: (A) a Qualified IPO, or (B) the written consent of the Majority Preferred Shareholders. A Qualified IPO shall mean the consummation of a firm commitment underwritten public offering of the Company’s shares, with aggregate gross proceeds for the Company of at least US$ 30 million, at an offering price per share representing a Company valuation of at least US$ 130 million.

Dividend and Liquidation preference
In the event of any liquidation, dissolution, winding up, certain reorganization of the Company (change in control events upon merger or acquisition), or any distribution of dividends (collectively “Liquidation Event”), then the amount of declared dividends or any assets of the Company available for distribution in connection with, or the consideration received in, such Liquidation Event shall be distributed pursuant to the following order of preference: (i) holders of the Series A1 Preferred Shares – 2X of their investment and thereafter (ii) holders of the Ordinary A and B Preferred Shares – their investment and thereafter (iii) holders of Preferred Shares, Ordinary Preferred Shares and ordinary Shares are entitled to participate on a pro rata as-converted basis in the distribution of remaining assets. The reorganization events of the Company mentioned above (change in control events upon merger or acquisition) will not result in redemption of the shares of the Company, which would still be outstanding.

Following is a summary of the preferred shares issuances and other related transactions for each of the years during the three year period ended at December 31, 2007:

	Ordinary Shares ("OS")	Ordinary Preferred Shares ("OPS")	Preferred Shares ("PS")	Gross Proceeds
	Number of Shares (*)			U.S. dollars in thousands

2005
Recapitalization and issuance of AA PS (see 5
below)			10,728

Issuance of BB-1 and BB-2 PS, including
conversion of OPS into BB-1 PS (see 5 below)		(8,330)	117,493	23,000

2006
Issuance of BB-3 PS (see 6 below)			58,593	13,590

Issuance of BB-4 PS, including conversion of
OPS into BB-4 PS (see 7 below)		(15,690)	43,381	6,044

2007
Recapitalization of shares (see 8 below)	1,060,763	11,387,053	(350,908)

Issuance of A1 PS (see 8 below)			11,333,583	15,000

*	After giving retroactive effect to reverse stock split.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 – SHAREHOLDERS’ EQUITY (continued):

3)	During the years 2000, 2001 and 2002, the Company issued in several rounds of financing Preferred Shares of the Company for a total consideration of approximately $37 million. As mentioned below, as part of the round of financing, which took place during 2005, all classes of preferred shares were recapitalized and converted into one class, Preferred AA Shares and all outstanding warrants granted to Investors under the 2002 financing round were recapitalized so that following the 2005 financing round, such warrants (16,598) represent all rights to purchase Series AA Preferred Shares of the Company at a price per Share of $402 and may be exercised whole or in part any time prior to the expiration date stipulated in the warrants certificates. The estimated fair value of these warrants of approximately $833 thousands was recorded as part of additional paid in capital.

As part of the 2007 finance round, as mentioned in (8) below, all of the above mentioned warrants were cancelled. No additional warrants were granted to preferred shareholders.

4)	On December 26, 2004, the Company signed an agreement with its founders (the “Founders”). According to this agreement a new class of shares, the “Ordinary-Preferred Shares”, was formed as detailed herein and all Ordinary Shares of the Company held by each of the Founders as of that date were converted into an equal number of Ordinary-Preferred Shares of the Company. In addition, the Founders were granted certain rights to sell a portion of the shares held by them. In connection with such conversion of Ordinary Shares into Ordinary-Preferred Shares, the Company recorded non-cash compensation expenses of $ 6,437 thousands, representing the estimated difference in the fair value of Ordinary Shares vs. the Ordinary – Preferred Shares.

The Ordinary-Preferred Shares confer on their holders all the rights conferred by Ordinary Shares; in addition, each Ordinary-Preferred Share is convertible, at any time, into Ordinary Shares of the Company pursuant to the calculation provided for in the Articles. The Ordinary-Preferred Shares will automatically convert into Ordinary Shares (i) in the event of an automatic conversion of the Series AA Preferred Shares, or (ii) upon the consent of the holders of at least 66% of the issued and outstanding Ordinary-Preferred Shares.

For each payout of a liquidation preference, holders of Ordinary-Preferred Shares are entitled to participate together with the holders of Series AA Preferred Shares (as provided for in the Articles).

5)	On September 13, 2005, the Company closed its Series BB Preferred Share financing, under which $23 million were invested in the share capital of the Company (hereafter – the Financing). Out of this amount, $14.4 million were invested by way of conversion of convertible loans (plus interest) previously extended to the Company by its existing shares holders. Out of the convertible notes, an amount of $7 million was-converted into Preferred BB-2 Shares at a discount of 15% on the price per share of the Financing. The Company recorded $1.251 million non-cash finance expense in respect of this discount. The rest of the convertible loans were converted into Preferred BB-1 Shares. As part of this Financing, the Founders sold 8,330 Ordinary-Preferred Shares to the Series BB investors, which were immediately converted into BB-1 preferred shares.

In connection with the Financing, the share capital of the company was recapitalized, whereby all issued and outstanding Preferred Shares as of the date of Financing were converted into one class, Preferred AA Shares.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 – SHAREHOLDERS’ EQUITY (continued):

6)	On March 23, 2006, the Company entered into an investment agreement under which it issued 56,049 Series “BB-3” Preferred Shares, for a total consideration of $13 million, to current and new investors.

In May 2006, the Company entered into additional investment agreement under which the Company issued 2,544 Series “BB-3” Preferred Shares, for a total consideration of $590,000.

7)	On September 29, 2006, the Founders signed an agreement with new investors. According to this agreement the founders Sold 15,690 Ordinary Preferred Shares to the new investors that were converted into 24,363 Ordinary Shares.

On September 29, 2006, concurrently with the Founders agreement, the Company entered into additional investment agreement under which the Company issued 43,381 Series “BB-4” Preferred shares, for a total consideration of $6 million, to current and new investors. The number of shares includes conversion of 24,363 Ordinary Shares into Series “BB-4" Preferred shares.

8)	On July 20, 2007, as part of round of finance, the Company issued to part of its existing shareholders 11,333,583 Series A1 Preferred shares at a price of $1.3235 per share for a total consideration of $15 million.

In addition and as part of the round, the Company’s shareholders approved the following:

i)	A 1:100 reverse stock split, pursuant to which every 100 ordinary or preferred shares were combined into one ordinary or preferred shares, respectively;

ii)	A recapitalization according to which all of the Company’s issued and outstanding and registered and unissued Series AA, BB-1, BB-2, BB-3 and BB-4 preferred shares (“original preferred shares”) were converted into ordinary shares of the company on a 1:1 basis. (“converted ordinary shares”), including waiver by the holder of the full ratchet anti dilution protection attached to the original BB preferred shares;

iii)	An additional number of ordinary shares were issued to the holders of the original preferred shares to bring the number of the converted ordinary shares and the additional ordinary shares to 99% of the fully diluted share capital of the company, to be allocated among the holders of the original preferred shares in proportion to the total cash amounts previously paid to the company for the purchase of all such original preferred shares (“the reallocation ordinary shares”). The Company accounted for the reallocation ordinary shares as deemed dividend to preferred shareholders at the amount of $334 thousands representing the wealth transferred from ordinary shareholders to preferred shareholders;

iv)	An additional aggregate amount of 4,584,298 ordinary shares was issued to the holders of the original BB preferred shares that opted to participate in this round and waived their right for the full ratchet anti dilution protection, as mentioned in (ii) above (for each Preferred BB share held, an additional 1.0382 ordinary shares was issued). Such number resulted from applying certain anti dilution provisions contained in the original preferred share agreements (the “anti-dilution ordinary shares”);; As such anti-dilution ordinary shares were issued only to original BB preferred shareholders who opted to participate in the new round, for accounting purposes they were considered part of the new round and not a resolution of contingent beneficial conversion feature embedded within the original preferred share agreements. In addition, although these preferred shareholders received additional shares in comparison to other preferred shareholders who participated in the round (original AA preferred shareholders), thiswas considered a transfer between different classes of preferred shareholders, with no effect on the Company’s financial statements.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 – SHAREHOLDERS’ EQUITY (continued):

v)	An amendment to the agreement with Plenus, see note 4b.

vi)	All converted ordinary shares, reallocation ordinary shares and the anti-dilution ordinary shares shall be referred to as the “recap ordinary shares”.

vii)	At the closing all of the recap ordinary shares of participating investors were converted into ordinary preferred shares on a one to one basis.

viii)	The outstanding warrants of the original preferred shares were cancelled.

b.	Options granted to service providers

A summary of the status of the Company’s stock option granted to service providers, as of December 31, 2005, 2006 and 2007 and changes during the years then ended, is as follows:

	2005		2006		2007
	Number*	Weighted Average Exercise Price*	Number*	Weighted average exercise Price	Number*	Weighted Average Exercise Price

Options outstanding at
beginning of year	1,206	$0.26	1,406	$9.18	2,956	$37.40
Changes during the year:
Granted (1),(2),(3)	200	$63.00	1,550	$63.00	662,133	$0.12

Options outstanding at
end of year	1,406	$9.18	2,956	$37.40	665,089	$0.29

Options exercisable at
end of year	1,206	$0.26	1,356	$7.20	76,272	$0.58

*	After giving retroactive effect to reverse stock split.

1)	During 2005 and 2006, the Company issued to service providers 200 and 1,550 options, respectively, in consideration of services. Each option can be exercised to purchase one ordinary share of NIS 1 par value of the Company. The fair value of these options amounted to approximately $5 thousands, estimated using the Black –Scholes option-pricing model – based on the following assumptions: dividend yield of 0%; expected volatility of 50%-60%; risk free interest rate of 4%-4.5% and contractual life of 10 years.

2)	In August 2007, the Company issued to service providers 86,541 options in consideration of services. Each option can be exercised to purchase one ordinary share of NIS 1 par value of the Company. The fair value of these options amounted to approximately $14 thousands, estimated using the Black –Scholes option-pricing model – based on the following assumptions: dividend yield of 0%; expected volatility of 60%; risk free interest rate of 4.6% and contractual life of 6 and 10 years.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 – SHAREHOLDERS’ EQUITY (continued):

3)	In November 2007, the Board of Directors of the Company approved the grant of 575,592 options to the Chairman of the Board in consideration of servicing as active Chairman. Each option can be exercised to purchase one ordinary share of NIS 1 par value of the Company at an exercise price of $0.1 per share. The fair value of these options amounted to approximately $147 thousands, estimated using the Black –Scholes option-pricing model – based on the following assumptions: dividend yield of 0%; expected volatility of 60%; risk free interest rate of 5.27% and contractual life of 10 years. The options vest over a period of 3 years.

c.	Employees stock option plan

The Company has adopted two share option/incentive plans (the “Plans”), which provide for the grant of options to the directors, employees and consultants of the Company and its subsidiaries. Options granted to the Company’s Israeli employees were granted starting in 2003 under the capital gains tax track (i.e. non deductible expenses for the Company for tax purposes). The maximum number of shares subject to the Plans as of December 31, 2007 is 4,307,655. Each option can be exercised to purchase one ordinary share of NIS 1 par value of the Company. Immediately upon issuance, the Ordinary Shares purchased in exercise of the options will have the same rights as other Company Ordinary Shares.

From the effective date of grant, options generally vest 25% after one year, 75% after three years on a quarterly basis. Each option is exercisable from its vesting until no later than 10 years from the date of grant. Certain of the option agreements include provisions for: (i) accelerated vesting at the occurrence of certain events including events of change in control, as defined; and (ii) anti-dilution protections, whereby upon additional investment in the Company, additional options will be granted to the respective individual.

On December 13, 2007, The Company’s shareholders approved an amendment (The “Amendment”) to the Company’s articles, whereby Ordinary Shares purchased by employees, consultants and/or directors of the Company by exercising options granted to them under any of the share option plans, will be entitled at the occurrence of Liquidation Event to participate at a 10% level, with the holders of each class of PS and OPS in the distribution of any distribution assets until such time as the preference amounts payable with respect to such PS and OPS are paid. For accounting purposes, such amendment was considered as an addition of a performance condition (the liquidity event) to the option award. No compensation cost will be recognized until the event is probable of occurrence, which in the case of a change in control or IPO is generally on the date of the transaction. The maximum amount of additional compensation that can be recorded at such time is approximately $5 million. Pursuant to the amended articles, this Amendment will not apply in the case of an acquisition of the Company or a merger with a special purpose acquisition corporation and accordingly, will not apply in the current Merger Agreement with IGPAC.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 – SHAREHOLDERS’ EQUITY (continued):

The fair value of each stock option grant was estimated at the date of grant using a Black-Scholes option pricing model. The following table presents the weighted-average assumptions used for options granted:

	2006	2007

Expected volatility	60%	60%
Expected dividends yield	0%	0%
Expected term (in years)	6	6
Risk free interest rate	4.6%	4.6%
Weighted average fair value per
option granted	$0.29	$0.20

In the years ended December 31, 2006 and 2007, the Company recorded an expense of $97 thousand and $337 thousand, respectively, in connection with options granted to employees. The majority of the expense is presented in the statements of operations under general and administrative expenses.

A summary of the status of the Company’s stock option plans as of December 31, 2005, 2006 and 2007 and changes during the years then ended, is as follows:

	2005		2006		2007
	Number *	Weighted Average Exercise Price	Number*	Weighted average exercise Price	Number*	Weighted Average Exercise Price

Options outstanding at
beginning of year	31,718	$62	46,501	$64	48,074	$65
Changes during the year:
Granted	18,002	$63	6,135	$63	3,054,219	$0.14
Exercised**	(1,690)	$4	(1,825)	$13	(3,516)	$0.40
Forfeited	(1,529)	$92	(2,737)	$84	(22,510)	$17.14

Options outstanding at
end of year	46,501	$64	48,074	$65	3,076,267	$1.02

Options exercisable at
end of year	9,582	$60	17,011	$66	710,739	$2.77

*	After giving retroactive effect to reverse stock split.
**	The total intrinsic value of options exercised during the years ended December 31, 2005, 2006, and 2007, was $0, $53 thousands, and $1 thousand, respectively.
***	As of December 31, 2007 there were approximately $548 thousands of total unrecognized compensation cost related to nonvested share-based compensation awards granted under the stock option plan. The cost is expected to be recognized over a weighted average period of 2.5 years.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 9 – SHAREHOLDERS’ EQUITY (continued):

The following table summarizes information about options outstanding and exercisable at December 31, 2007:

	Options outstanding		Options exercisable
Exercise Prices	Number outstanding at December 31, 2007	Weighted Average Remaining contractual Life	Number exercisable at December 31, 2007	Weighted average remaining contractual life
		Years		Years

$0.26	480	2.79	480	2.79
$0.1	2,758,253	8.96	643,602	7.09
$0.27	275,632	9.40	38,762	7.90
$29.0	1,395	3.99	1,395	3.99
$63.0	36,697	5.36	22,690	3.90
$83.0	1,005	1.78	1,005	1.78
$100.0	1,600	4.70	1,600	4.70
$150	1,205	3.71	1,205	3.71

	3,076,267	8.95	710,739	7.00

NOTE 10 – SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION:

Balance sheets:

	December 31
	2006	2007
	U.S. dollars in thousands

a. Prepaid expenses and other current assets:
Prepaid expenses	106	111
Deposits	29	120
Advances to suppliers	131
Employee loans and sundry	138	44

	404	275

b. Inventories:
Raw materials and supplies	8,417	5,459
Products in process	6,000	4,019
Finished products	7,438	9,337

	21,855	18,815

c. Accounts payable and accruals - other:
Employees and employee institutions	2,820	2,114
Accrued expenses	1,908	1,150
Other	82	90

	4,810	3,354

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 – SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (continued):

	December 31
	2006	2007
	U.S. dollars in thousands

d. Customer's advance and deferred revenue:
Customer's advance	2,363
Deferred service revenue	1,240	345

	3,603	345

*	The changes in deferred revenue relating to warranty commitments:

	Year ended December 31
	2005	2006	2007
	U.S. dollars in thousands

Balance at beginning of the year	-,-	(550)	(1,240)
Revenue recognized during the year	170	990	1,645
Deferred revenue relating to new sales	(720)	(1,680)	(750)

Balance at end of the year	(550)	(1,240)	(345)

e.	Fair value of financial instruments

The financial instruments of the Company consist of non-derivative assets – cash and cash equivalents and current receivables, and of non-derivative liabilities – short-term bank credit and accounts payable and accruals.

In view of their nature, the fair value of the financial instruments included in the working capital of the Company approximates their carrying value.

Statements of operations:

f.	Revenues

The Company’s revenues derive from sale of products in one business segment – wafer inspection systems.

Following are data regarding geographical revenues classified by geographical location of the customers:

	Year ended December 31
	2005	2006	2007
	U.S. $ in thousands

U.S.	$3,740	$14,005	$8,880
Asia	6,200	14,752	7,005
Europe	5,916	2,105	538

Total revenues	$15,856	$30,862	$16,423

Revenues from 4, 2 and 3 customers constitute approximately 81%, 56% and 73% of total revenues for the years ended December 31, 2005, 2006 and 2007, respectively. Revenues from each of these customers exceed 10% of total revenues for the respective year, with revenues for the main customer at each year constitutes approximately 30%, 31% and 45% of total revenues for the years ended December 31, 2005, 2006 and 2007, respectively.

NEGEVTECH LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE 10 – SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (continued):

	Year ended December 31
	2005	2006	2007
	U.S. $ in thousands

g. Sales, marketing, general and administrative
expenses:
Sales and marketing expenses	$8,493	$12,835	$11,923
General and administrative expenses	4,439	3,109	3,979

	$12,932	$15,944	$15,902

h. Other financial income (expenses) - net:
Income:
Interest on bank deposits	$57	$68	$8
Non-dollar currency gains - net	7

	64	68	8

Expenses:
Bank commissions	115	95	89
Interest on convertible loans and other liabilities	751	775	1,104

Non-dollar currency losses - net		310	141

	866	1,180	1,334

	$802	$1,112	$1,326

NOTE 11 – SUBSEQUENT EVENTS

a)	On March 30, 2008, Negevtech entered into a loan facility agreement with Kreos Capital II Limited (“Kreos”), a venture lending company, which provides for the extension of a loan in the principal amount of $7 million. The loan shall be repaid in 36 monthly equal payments and shall bear interest at a rate of 13% per annum. To secure the loan Negevtech created in favor of Kreos, first priority fixed charges over assets of Negevtech and Negevtech, Inc, a wholly-owned subsidiary of Negevtech, a second priority fixed charge over the intellectual property of Negevtech and a second priority floating charge over all the assets of Negevtech.

In addition, Negevtech granted an assignment to Kreos, of its rights in relation of insurances. The loan agreement also provides for the payment by Negevtech of a one-time transaction fee in an amount of $70,000, the payment by Negevtech of other expenses related to registration of the charges and certain legal costs and a payment at the time of the last repayment of the loan at the higher of: (i) 4.5% of the loan or (ii) the fair market value of the Equipment at the time of the last repayment of the loan. Negevtech also undertook to indemnify Kreos, under the terms of the loan agreement, including in events of losses resulted from late payments, third party claims and currency losses.In consideration for its agreement to extend the loan facility, Negevtech granted Kreos a warrant to purchase 1,375,000 Series A-1 Preferred Shares for a total consideration exercise price of $2,500. Alternatively, Negevtech may transfer to Kreos such number of shares of Class B common stock of IGPAC, out of the shares purchased by Negevtech prior to the completion of the Merger that is equivalent to the number of shares covered by the warrant. The warrant will be exercisable for a period commencing on the date of the grant and ending on the earlier of (i) 9 years from the date of grant and (ii) 12 months following the completion of the proposed Merger. In addition, the agreement provides that, in case Negevtech becomes a public company, the shares underlying the warrant will not be subject to any lock-up period.

b)	On June 1, 2008, the Shareholders have amended their letter of undertaking for additional investment of $5 million, as mentioned in Note 1 above. Under this amendment, the Shareholders agreed to advance, prior to the completion of the merger, $2 million (the “advance amount”) out of the $5 million referred to above, by way of convertible loans. The advance amount is included as part of an amendment signed by the Company on June 1, 2008 (“the amendment”) regarding the convertible loan Agreement mentioned in Note 5. According to the amendment, the advance amount will be provided to the Company, in two tranches, as follows: an amount of $1 million was received on May 30, 2008, and a second amount of $1 million will be received on June 29, 2008. Under the Amendment, this advance amount is subject to the same terms of the original loan, as detailed in note 5 above.

NEGEVTECH LTD.

INTERIM REPORT

AS OF MARCH 31, 2008

(Unaudited)

NEGEVTECH LTD.

INTERIM REPORT

AS OF MARCH 31, 2008

(Unaudited)

NEGEVTECH LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF MARCH 31, 2008

	December 31, 2007	March 31, 2008
	(Audited)	(Unaudited)
	U.S. dollars in thousands

A s s e t s
CURRENT ASSETS:
Cash and cash equivalents	$2,699	$101
Accounts receivable:
Trade	709	576
Institutions	823	1,192
Prepaid expenses and other current assets	275	687
Inventories	18,815	20,118

T o t a l current assets	23,321	22,674

PROPERTY AND EQUIPMENT, net of
accumulated depreciation and amortization	6,256	5,995

OTHER NON-CURRENT ASSETS :
Deposits	290	297
Severance pay funds	1,819	1,970
Debt issuance costs	1,147	860

T o t a l non-current assets	3,256	3,127

T o t a l assets	$32,833	$31,796

The accompanying notes are an integral part of these condensed financial statements.

F - 3

			Pro Forma Shareholders' Equity
	December 31, 2007	March 31, 2008	March 31, 2008
	(Audited)	(Unaudited)	(Unaudited)

Liabilities and shareholders' equity (capital deficiency)
CURRENT LIABILITIES:
Short term bank credit		$1,229	$1,229
Convertible loans from shareholders		10,178
Loan from Plenus Technologies Ltd. ("Plenus")		10,000	10,000
Accounts payable and accruals:
Trade	$3,237	4,334	4,334
Other	3,354	3,858	3,858
Customer's advance and deferred revenues	345	440	440

T o t a l current liabilities	6,936	30,039	19,861

LONG-TERM LIABILITIES:
Accrued severance pay liability	1,927	2,185	2,185
Convertible loans from shareholders	8,385
Loan from Plenus	10,000

T o t a l long-term liabilities	20,312	2,185	2,185

T o t a l liabilities	27,248	32,224	22,046

SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY):
Ordinary shares of NIS 1.0 par value (authorized as of December 31,
2007 and March 31, 2008 - 40,000,000; Issued and paid as of
December 31, 2007 and March 31, 2008 - 1,070,393 and 1,223,503,
respectively).	250	295	7,267

Ordinary preferred A shares of NIS 1.0 par value (authorized as of
December 31, 2007 and March 31, 2008 - 3,500,000; Issued and
paid as of December 31, 2007 and March 31, 2008- 2,386,991).	559	559	-,-

Ordinary preferred B shares of NIS 1.0 par value (authorized as of
December 31, 2007 and March 31, 2008 - 10,000,000; Issued and paid
as of December 31, 2007 and March 31, 2008- 9,000,062).	2,108	2,108	-,-

Preferred A-1 shares of NIS 1.0 par value (authorized as of
December 31, 2007 and March 31, 2008- 20,500,000; Issued and
paid as of December 31, 2007 and March 31, 2008- 12,011,283).	2,813	2,813	-,-

Additional paid in capital	98,291	98,398	107,084
Accumulated deficit	(98,436)	(104,601)	(104,601)

T o t a l shareholders' equity (capital deficiency)	5,585	(428)	9,750

T o t a l liabilities and shareholders' equity (capital deficiency)	$32,833	$31,796	$31,796

The accompanying notes are an integral part of the consolidated financial statements.

F - 4

NEGEVTECH LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2008

	Three months ended March 31
	2007	2008
	(Unaudited)
	U.S. dollars in thousands

REVENUES:
Sales of products	$6,934	$1,550
Services	735	621

	7,669	2,171
COST OF REVENUES:
Cost of sales of products	3,378	758
Cost of services	478	276

T o t a l cost of revenues	3,856	1,034

GROSS PROFIT	3,813	1,137
RESEARCH AND DEVELOPMENT EXPENSES, net	3,319	2,951
SALES, MARKETING, GENERAL AND ADMINISTRATIVE
EXPENSES	4,016	3,485

OPERATING LOSS	(3,522)	(5,299)
FINANCIAL EXPENSES, net:
Amortization of debt issuance costs	100	287
Other financial expenses, net	323	579

T o t a l financial expenses	423	866

NET LOSS	$(3,945)	$(6,165)

ACCRETION OF CUMMULATIVE
PREFERRED SHARES DIVIDEND	(1,724)	-,-

NET LOSS ATTRIBUTABLE TO ORDINARY
SHAREHOLDERS	$(5,669)	$(6,165)

NET LOSS PER SHARE ATTRIBUTABLE TO
ORDINARY SHAREHOLDERS - basic and diluted	$(926.05)	$(5.62)

WEIGHTED AVERAGE NUMBER OF
ORDINARY SHARES USED
IN COMPUTATION OF BASIC AND DILUTED
LOSS PER ORDINARY SHARE- IN THOUSANDS*	6,122	1,097,036

Pro forma net loss per share attributable to ordinary
shareholders- basic and diluted (unaudited)		$(0.21)

Weighted average number of ordinary shares used in
computing pro forma net loss per share attributable to
ordinary shareholders - basic and diluted (unaudited)		29,641,746

* After giving retroactive effect to reverse stock split.

The accompanying notes are an integral part of the consolidated financial statements.

F - 5

NEGEVTECH LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)

FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2008

	Share capital
	Ordinary Shares	Ordinary preferred shares	Preferred shares	Ordinary shares	Ordinary preferred shares	Preferred shares	Additional paid-in capital	Accumulated deficit	Total
	Number of shares (b)			U.S. dollars in thousands

BALANCE AT JANUARY 1, 2008 (audited)	1,070,393	11,387,053	12,011,283	$250	$2,667	$2,813	$98,291	$(98,436)	$5,585
CHANGES DURING THE THREE
MONTH PERIOD ENDED
MARCH 31, 2008 (unaudited):
Exercise of Employee stock options	153,110			45			(28)		17
Compensation in respect of options granted
to employees and service providers							135		135
Net loss								(6,165)	(6,165)

BALANCE AT MARCH 31, 2008 (unaudited)	1,223,503	11,387,053	12,011,283	$295	$2,667	$2,813	$98,398	$(104,601)	$(428)

BALANCE AT JANUARY 1, 2007 (audited)	6,114		350,908	$1		$78	$87,103	$(66,002)	$21,180
CHANGES DURING THE THREE
MONTH PERIOD ENDED
MARCH 31, 2007 (unaudited):
Exercise of Employee stock options	15						1		1
Compensation in respect of options granted
to employees and service providers							24		24
Net loss								(3,945)	(3,945)

BALANCE AT MARCH 31, 2007 (unaudited)	6,129		350,908	$1		$78	$87,128	$(69,947)	$17,260

F - 6

NEGEVTECH LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2008

	Three months ended March 31
	2007	2008
	(Unaudited)
	U.S. dollars in thousands

CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the period	$(3,945)	$(6,165)
Adjustments required to reconcile loss to net cash
Used in operating activities:
Depreciation and amortization	890	592
Accrued severance pay	240	258
Amortization of debt issuance cost	100	287
Employees stock based compensation	24	135
Interest expenses related to convertible loan		178
Changes in operating asset and liability items:
Decrease in trade accounts receivable	3,270	133
Increase in other accounts receivable, including
long- term prepaid expenses	(439)	(788)
Increase in inventories	(902)	(1,303)
Increase (decrease) in trade payables	(953)	1,097
Increase (decrease) in other accounts payable and accruals	(838)	504
Increase (decrease) in customer's advances and deferred
revenues	(2,228)	95

Net cash used in operating activities	(4,781)	(4,977)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(1,036)	(331)
Restricted deposits	355
Severance pay funds	(182)	(151)

Net cash used in investing activities	(863)	(482)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long term bank loan	(207)
Short term bank credit	468	1,229
Proceeds from convertible loans received		1,615
Exercise of Employee stock options	1	17

Net cash provided by financing activities	262	2,861

DECREASE IN CASH AND CASH EQUIVALENTS	(5,382)	(2,598)
BALANCE OF CASH AND CASH EQUIVALENTS
AT BEGINNING OF PERIOD	5,716	2,699

BALANCE OF CASH AND CASH EQUIVALENTS
AT END OF PERIOD	$334	$101

The accompanying notes are an integral part of these condensed financial statements.

F - 7

NEGEVTECH LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008

(Unaudited)

NOTE 1	–	GENERAL:

a.	The accompanying unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position and results of operations of Negevtech Ltd. (“Negevtech” or the “Company”). The results of operations for the three months ended March 31, 2008 are not necessarily indicative of results that could be expected for the entire fiscal year.

b.	The accompanying unaudited consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has experienced significant net operating losses and negative cash flow since its inception. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters include continued development, marketing and selling of its products and services as well as seeking additional financial arrangements. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining financing with terms acceptable to the Company. In the event the Company is unable to increase revenue and profitability or obtain additional capital, operations will need to be scaled back or discontinued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2	–	MERGER AGREEMENT

On March 6, 2008, the Company entered into a definitive agreement (“the Merger Agreement” or “the Merger”) with Israel Growth Partners Acquisition Corp. (“IGPAC”), pursuant to which, and subject to the approval of IGPAC’s shareholders, the Company will merge with IGPAC.

Under the Merger Agreement, holders of IGPAC Class B common stock (who do not vote against the Merger) and common stock will receive ordinary shares of Negevtech in exchange for the securities held by them according to an exchange ratio computed by reference to (a) the amount of cash in IGPACs trust fund (approximately $55 million) less certain expenses and cash paid to objecting IGPAC Class B common shareholders, and (b) a $50 million valuation set for Negevtech. Holders of IGPAC warrants will receive warrants with equivalents terms to purchase ordinary shares of Negevtech.

The Merger is subject to several conditions, including (a) the approval of IGPAC’s Class B common shareholders and will only occur upon such approval if holders of less than 20% of the outstanding Class B common stock shares vote against the Merger; (b) the approval of IGPAC’s common and Class B common stock, voting together as a single class; and (c) the effectiveness of a registration on Form F-4 pursuant to which Negevtech’s ordinary shares shall be eligible for trading on the Over-the-Counter Bulletin Board.

F - 8

NEGEVTECH LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008

(Unaudited)

NOTE 2	–	MERGER AGREEMENT (continued):

To increase the likelihood that the Merger is approved by IGPAC’s shareholders, Negevtech has agreed to purchase shares of Class B common stock in negotiated transactions with holders of such shares who have indicated their desire to sell such shares, up to an aggregate amount of $15 million. On June 20, 2008, IGPAC and Negevtech agreed to waive the undertaking by Negevtech to purchase Class B common stock up to an aggregate amount of $15 million in order to consummate the Merger as contemplated on a timely manner.

In connection with such agreement, certain of Negevtech’s shareholders (the “Shareholders”) have undertook the following; (i) subject to and following the consummation of the Merger, to convert all outstanding convertible loans into ordinary shares, see also Note 5; and (ii) subject to and following the consummation of the Merger and only to the extent certain additional criteria are met, to invest up to $5 million in the Company’s share capital, see also Note 10. If approved by IGPAC’s shareholders, the transaction is expected to close by the end of July 2008. The merger agreement will be terminated on July 18, 2008 if the business combination is not consummated by such time. There can be no assurance that the Merger Agreement will be approved by IGPAC’s shareholders or that the transaction will be completed in a timely manner. In the event that the Merger is not consummated as a result of an intentional material breach of the Merger Agreement or intentional act taken in bad faith by Negevtech, Negevtech may be required to pay IGPAC a termination fee in an amount equal to $4 million.

NOTE 3	–	NET LOSS PER SHARE ATTRIBTABLE TO ORDINARY SHAREHOLDERS

Basic and diluted net loss per share is computed by dividing the net loss attributed to the ordinary shares for the period by the weighted average number of ordinary shares outstanding during the period. The calculation of diluted net loss per share excludes potential ordinary shares if the effect is anti-dilutive. Potential ordinary shares are comprised of incremental ordinary shares issuable upon the exercise of share options or warrants and shares issuable upon conversion of ordinary preferred shares, preferred shares and convertible loans.

The Company applies the two class method as required by EITF No. 03-6, “Participating Securities and the Two - Class Method under FASB Statement No. 128” (“EITF No. 03-6”). EITF No. 03-6 requires the loss per share for each class of shares (ordinary shares and preferred shares) to be calculated assuming 100% of the Company’s earnings are distributed as dividends to each class of shares based on their contractual rights.

In compliance with EITF 03-6, the series of preferred shares are not participating securities in losses, and therefore are not included in the computation of net loss per share.

At March 31, 2008 and 2007, all outstanding options to employees (3,174,872 and 50,672, respectively), options to service providers (2,079,479 and 1,256, respectively), ordinary preferred shares (11,387,053 and 0, respectively), preferred shares (12,011,283 and 0, respectively) and shares that will be issued upon conversion of the convertible loans (5,302,042 and 0, respectively) have been excluded from the calculation of the diluted loss per share for the year since their effect was anti-dilutive.

The following table sets forth the computation of basic and diluted net loss per share for the years indicated (in thousands, except per share amounts):

F - 9

NEGEVTECH LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008 (Unaudited)

NOTE 3	–	NET LOSS PER SHARE ATTRIBTABLE TO ORDINARY SHAREHOLDERS (continued):

	Three month period ended March 31
	2007	2008
	U.S. $ in thousands

Net loss	$(3,945)	$(6,165)

Accretion of cumulative preferred shares dividend	(1,724)	-,-

Net loss attributable to ordinary shareholders	$(5,669)	$(6,165)

Weighted average number of ordinary shares used in computing net loss per share attributable to ordinary shareholders -
basic and diluted	6,122	1,097,036

Net loss per share attributable to ordinary shareholders - basic
and diluted	$(926.05)	$(5.62)

Pro forma basic and diluted net loss per share assuming conversion of preferred shares, ordinary preferred shares and convertible loans into ordinary shares at the estimated conversion ratio at the time of the Merger, which will occur upon the closing of the Merger, as if the conversion had taken place at January 1, 2008 for the three month period ended March 31, 2008, is as follows (in thousands, except per share amounts):

Three month period ended March 31, 2008
Pro Forma Unaudited

Numerator-
Pro forma net loss	$(6,165)

Denominator:
Weighted-average shares of ordinary shares outstanding
used above	1,097,036
Pro forma adjustments to reflect assumed conversion of
preferred shares, ordinary preferred and convertible loans
(as if converted)*	28,544,710

Weighted average number of ordinary shares used in
computing net loss per share attributable to ordinary
shareholders - basic and diluted	29,641,746

Pro forma net loss per share attributable to ordinary
shareholders- basic and diluted	$(0.21)

*	The number of ordinary shares outstanding upon conversion of preferred shares and ordinary preferred shares is based on a one to one ratio (as determined at the Merger Agreement) weighted average for the period outstanding during the three month period ended March 31, 2008. The number of ordinary shares outstanding upon conversion of the convertible loans is based on conversion ratio (determined as part of an agreement signed with the Company’s shareholders on March 6, 2008) weighted average for the period outstanding during the three month period ended March 31, 2008.

F - 10

NEGEVTECH LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008 (Unaudited)

NOTE 4	–	CONTINGENTS LIABILITIES

a.	On August 27, 2004, Applied Materials, Inc. (“Applied”) filed suit in the U.S. District Court for the Northern District of California alleging that the Company’s inspection system infringes U.S. Patent No. 5,982,921 (“the ‘921 patent”) and seeking an injunction and unspecified damages. The Company filed an answer denying Applied’s infringement allegations and also filed counterclaims for declaratory judgment of non-infringement and invalidity. On July 14, 2005, the Court issued an order under the legal doctrine of assignor estoppel that prevents the Company from challenging the validity of the ‘921 patent in this lawsuit.

That order does not prevent the Company from challenging the validity of the ‘921 patent in the United States Patent and Trademark Office (“USPTO”), however, and, on June 3, 2005, the Company filed a request for the reexamination of the ‘921 patent with the USPTO. The USPTO granted Negevtech’s request to reexamine the ‘921 patent in September 2005, and the Court shortly thereafter stayed the litigation pending the USPTO reexamination.

Following the Court’s stay of litigation on the ‘921 patent, Applied asserted two additional patents against Negevtech, U.S. Patent Nos. 6,256,093 and 6,924,891 (“the ‘093 patent and the ‘ 891 patent, respectively). Applied subsequently withdrew its claims on the ‘093 patent, which have been dismissed with prejudice. The parties have also stipulated to the terms of a preliminary injunction on the ‘891 patent that terminates any prospective exposure under this patent. The Company disputes Applied’s claims of infringement and for past damages, and intends to defend those claims, including challenging the validity of the ‘891 patent. On January 4, 2007, the Company filed a Request for Reexamination of the ‘891 patent with the USPTO, which was granted.

The Court lifted the stay on the litigation in September 2007, but on February 7, 2008, the USPTO issued a written communication to Applied in the ‘921 reexamination rejecting all of Applied’s ‘921 patent claims in this litigation. In light of this communication, the parties agreed to reinstate the stay on the litigation. Pursuant to this agreement by the parties, the Court entered an order on March 5, 2008 again staying the litigation pending the reexamination. On April 7, 2008, Applied responded to the USPTO’s February 7, 2008 written communication by amending some of the patent claims at issue in this litigation and also arguing against the USPTO’s findings. The USPTO has not yet responded to Applied’s April 7 response. Negevtech cannot predict the final outcome of the reexamination, including whether the USPTO will ultimately uphold its rejections of the claims at issue in the litigation. If the USPTO does uphold its rejections of each of the claims at issue in the litigation, Negevtech believes that Applied’s complaint against Negevtech would be dismissed. If Negevtech were to lose, it could be liable for damages for past infringement and enjoined from selling its systems in the United States. However, Negevtech believes that it has strong defenses to Applied’s claims and intends to vigorously defend against them. No provision was recorded in the financial statements in respect of such claims.

F - 11

NEGEVTECH LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008 (Unaudited)

NOTE 4	–	CONTINGENTS LIABILITIES (continued):

b.	In July and August 2004 and March 2005, the Company received letters from KLA-Tencor Corporation (“KLA”) asserting that the Negevtech 302 inspection system infringes various KLA patents. In response to these letters, the Company has identified certain limitations of the KLA patents that are absent from the 302 system. The Company has also requested further clarification of KLA’s claims. One of these patents, U.S. Patent No. 4,805,123 (‘123 patent) has been previously litigated by KLA in the U.S. District Court for the Northern District of California. In the Court’s claim construction order, filed on March 6, 2003, the Court ruled that an element of claim 1 of the ‘123 patent was “nonsensical” and could not be construed. Each independent claim of the ‘123 patent includes that same element. The Company believes that this Court order renders the ‘123 patent invalid. The Company disputes KLA’s claims and is attempting to resolve these issues without resorting to litigation. There have been no further communications from KLA since February 2006.

NOTE 5	–	CONVERTIBLE LOANS

On October 29, 2007, the Company signed an agreement (the “Agreement”) for $10 million convertible loans with some of its existing shareholders (“the Lenders”). According to the Agreement, the convertible loans bear interest at an annual rate of Libor + 2.3%. Out of the $10 million loan, $8.3 million was received through December 31, 2007 and the balance was received during January 2008. Pursuant to the Agreement, the entire unpaid balance of the loans, shall be immediately due and payable on the earlier of (i) January 31, 2009; or (ii) such other date decided by the Board of Directors of the Company to the extent that the financial condition of the Company has been significantly improved, as was determined by the Board in its sole discretion.

Each Lender may, at its own discretion, either (a) convert the applicable amount of the loan amount (including any Interest accrued thereon) due to such Lender or any part thereof, into shares of the Company’s Series A-1 Preferred Shares, with a price per share of $1.3235 (A-1 Price); or (b) in case the Company has consummated another equity financing prior to such Lender’s election (the “New Equity financing”), convert into shares of the Company’s equity securities which have been issued and sold at the closing of such New Equity Financing.

The loans will be automatically converted into Series A-1 preferred shares in the event that a Lender has elected to demand the repayment of its applicable amount and the Company does not have available cash for the repayment of the outstanding of the loan amount. Such loan amount or any part thereof which the Company is unable to repay, shall automatically be converted into A-1 Shares based on the A-1 Price or, in case the Company has consummated a New Equity Financing, into shares of the Company’s equity securities which have been issued and sold at the closing of such New Equity Financing, unless the Lender has decided to defer the Maturity Date of such loan amount or any part thereof which the Company is unable to repay.

In case of an Exit event, as defined below, the loan amount and any interest accrued thereon, shall either at the Lender’s own discretion (a) automatically be converted into the securities issued at the Company’s last round of financing took place before the Exit Event, at a price per share equals to the lower of (i) the price per share applicable to the Exit Event, (ii) the price per share paid at the Company’s last round of financing took place before the Exit Event and (iii) the A-1 price or (b) be immediately due and payable out of the consideration

F - 12

NEGEVTECH LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008 (Unaudited)

NOTE 5	–	CONVERTIBLE LOANS (continued):

received in connection with such Exit Event, whether such consideration is in cash or non cash consideration.

Exit event is defined in the agreement as the Company’s IPO or its merger into, acquisition by, sale of majority of its outstanding share capital or sale of all or substantially all its assets to another entity, or any other transaction or series of transactions resulting in the sale of more that 50% of the Company’s voting power to another entity or person.

On March 6, 2008, the Company signed an agreement with its shareholders (including the Lenders), according to which, subject to and immediately after the consummation of the Merger (as described in Note 2), the loan amount and any interest accrued thereon (the “loan conversion amount”) will be converted into Ordinary Shares of the Company, resulting from dividing the loan conversion amount, by the price per share as defined in the shareholders agreement.

On June 1, 2008 the Company signed with the Lenders an amendment to this agreement, see also Note 10.

NOTE 6	–	LOAN FROM KREOS CAPITAL II LIMITED ("Kreos")

On March 30, 2008, Negevtech entered into a loan facility agreement with Kreos, a venture lending company, which provides for the extension of a loan in the principal amount of $7 million. The loan shall be repaid in 36 monthly equal payments and shall bear interest at a rate of 13% per annum. To secure the loan Negevtech created in favor of Kreos, first priority fixed charges over assets of Negevtech and Negevtech, Inc, a wholly-owned subsidiary of Negevtech, a second priority fixed charge over the intellectual property of Negevtech and a second priority floating charge over all the assets of Negevtech.

In addition, Negevtech granted an assignment to Kreos, of its rights in relation of insurances. The loan agreement also provides for the payment by Negevtech of a one-time transaction fee in an amount of $70,000, the payment by Negevtech of other expenses related to registration of the charges and certain legal costs and a payment at the time of the last repayment of the loan at the higher of: (i) 4.5% of the loan or (ii) the fair market value of the Equipment at the time of the last repayment of the loan. Negevtech also undertook to indemnify Kreos, under the terms of the loan agreement, including in events of losses resulted from late payments, third party claims and currency losses. In consideration for its agreement to extend the loan facility, Negevtech granted Kreos a warrant to purchase 1,375,000 Series A-1 Preferred Shares for a total consideration exercise price of $2,500. Alternatively, Negevtech may transfer to Kreos such number of shares of Class B common stock of IGPAC, out of the shares purchased by Negevtech prior to the completion of the Merger that is equivalent to the number of shares covered by the warrant. The warrant will be exercisable for a period commencing on the date of the grant and ending on the earlier of (i) 9 years from the date of grant and (ii) 12 months following the completion of the proposed Merger. In addition, the agreement provides that, in case Negevtech becomes a public company, the shares underlying the warrant will not be subject to any lock-up period.

F - 13

NEGEVTECH LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008 (Unaudited)

NOTE 7	–	INVENTORIES

	December 31, 2007	March 31, 2008
	(Unaudited)	(Audited)
	U.S. dollars in thousands

Raw materials and supplies	$5,459	7,360
Products in process	4,019	2,990
Finished products	9,337	9,768

	$18,815	$20,118

NOTE 8	–	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Effective January 1, 2008, the Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, which permits an entity to measure certain financial assets and financial liabilities at fair value. The objective of SFAS No. 159 is to improve financial reporting by allowing entities to mitigate volatility in reported earnings caused by the measurement of related assets and liabilities using different attributes, without having to apply complex hedge accounting provisions. Under SFAS No. 159, entities that elect the fair value option (by instrument) will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option election is irrevocable, unless a new election date occurs. SFAS No. 159 establishes presentation and disclosure requirements to help financial statement users understandtheeffect of the entity’s election on its earnings, but does not eliminate disclosure requirements of other accounting standards. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. The Company chose not to elect the fair value option for its financial assets and liabilities existing at January 1, 2008, and did not elect the fair value option on financial assets and liabilities transacted in the three months ended March 31, 2008. Therefore, the adoption of SFAS No. 159 had no impact on the Company’s consolidated financial statements.

Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements, for financial assets and liabilities carried at fair value. This pronouncement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. On November 14, 2007, the FASB agreed to a one-year deferral for the implementation of SFAS No. 157 for non-financial assets and liabilities that are measured on a non-recurring basis. The Company’s adoption of SFAS No. 157 did not have a material effect on the Company’s consolidated financial statements for financial assets and liabilities and any other assets and liabilities carried at fair value (see also Note 9.)

F - 14

NEGEVTECH LTD.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MARCH 31, 2008 (Unaudited)

NOTE 9	–	FAIR VALUE MEASUREMENT

As stated in “Note 8. Recently issued accounting pronouncements”, on January 1, 2008, the Company adopted the methods of fair value as described in SFAS No. 157 to value its financial assets and liabilities. As defined in SFAS No. 157, fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, SFAS No. 157 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as considers counterparty credit risk in its assessment of fair value. Financial items of the Company carried at fair value as of March 31, 2008 which classified in Level 1 category are cash and cash equivalents in the amount of $101 thousands.

NOTE 10	–	SUBSEQUENT EVENTS

On June 1, 2008, the Shareholders have amended their letter of undertaking for additional investment of $5 million, as mentioned in Note 2. Under this amendment, the Shareholders agreed to advance, prior to the completion of the merger, $2 million (the “advance amount”) out of the $5 million referred to above, by way of convertible loans. The advance amount is included as part of an amendment signed by the Company on June 1, 2008 (“the amendment”) regarding the convertible loan Agreement mentioned in Note 5.According to the amendment, the advance amount will be provided to the Company, in two tranches, as follows: an amount of $1 million was received on May 30, 2008, and a second amount of $1 million will be received on June 29, 2008. Under the Amendment, this advance amount is subject to the same terms of the original loan, as detailed in Note 5.

F - 15

IGPAC FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JULY 31, 2007

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)

INDEX

Report of Independent Registered Public Accounting Firm	F-2 - F-3

Financial Statements:

Balance Sheets as of July 31, 2007 and
July 31, 2006	F-4

Statements of Operations, for the year ended July 31, 2007,
for the period from inception (August 1, 2005) to
July 31, 2006, and for the period from inception
(August 1, 2005) to July 31, 2007	F-5

Statement of Stockholders' Equity for the period
from inception (August 1, 2005) to July 31, 2006
and year ended July 31, 2007	F-6

Statements of Cash Flows, for year ended July 31, 2007,
for the period from inception (August 1, 2005) to
July 31, 2006 and for the period from inception
(August 1, 2005) to July 31, 2007	F-7

Notes to Financial Statements	F-8 - F-14

F - 1

Report of independent Registered Public Accounting Firm

Board of Directors and Stockholders
Israel Growth Partners Acquisition Corp.

We have audited the accompanying balance sheets of Israel Growth Partners Acquisition Corp. a corporation in the development stage (The “Company”) as of July 31, 2007 and the related statements of operations, stockholders’ equity, and cash flows for the year ended and for July 31, 2007 and for the period from inception (August 1, 2005) to July 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the statements of operations, changes in stockholders’ deficit and cash flows for the period from August 1, 2005 (inception) to July 31, 2006. Those financial statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for such period, is based solely on the reports of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditor, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2007, and the results of its operations and its cash flows for the year ended July 31, 2007 and for the period from inception (August 1, 2005) to July 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company is required to consummate a business combination within 18 months of the Company’s initial public offering (by January 18, 2008) or 24 months of the Company’s initial public offering (by July 18, 2008) if certain extension criteria are met. The possibility of such business combination not being consummated raises substantial doubt about the Company’s ability to continue as a going concern, and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ziv Haft Certified Public Accountants (Isr.) a BDO member firm

Tel-Aviv, Israel
October 3, 2007

F - 2

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Israel Growth Partners Acquisition Corp.

We have audited the accompanying balance sheet of Israel Growth Partners Acquisition Corp. (a corporation in the development stage) as of July 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the period from inception (August 1, 2005) to July 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Israel Growth Partners Acquisition Corp. as of July 31, 2006, and its results of operations and its cash flows for the period from inception (August 1, 2005) to July 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP —————————————— BDO Seidman, LLP New York, New York October 24, 2006

F - 3

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Balance Sheets

	As of July 31, 2007	As of July 31, 2006

ASSETS

Current Assets:
Cash and cash equivalents	$1,123,856	$1,516,996
Investments held in Trust
including interest receivable of $151,773, and $29,277 (Note 1)	53,540,204	51,721,077
Interest receivable	1,025	-
Prepaid expenses	7,741	5,394

Total assets	$54,672,826	$53,243,467

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accrued registration costs	$-	$150,860
Accrued expenses	134,575	33,631

Total current liabilities	134,575	184,491

Common stock, Class B subject to possible conversion,
(2,046,176 shares at conversion value) (Note 1)	10,702,687	10,333,191

Commitments (Note 5)

Stockholders' Equity (Notes 2, 6 and 7)
40,000,000 shares authorized, 1,065,100 shares
issued and outstanding	107	107
Common stock, Class B, par value $.0001 per share,
12,000,000 shares authorized, 8,189,824 shares issued
and outstanding (excluding 2,046,176 shares subject to
possible conversion)	819	819
Additional paid-in-capital	42,440,215	42,809,711
Retained earnings (deficit) accumulated in the development stage	1,394,423	(84,852)

Total stockholders' equity	43,835,564	42,725,785

Total liabilities and stockholders' equity	$54,672,826	$53,243,467

See Notes to the Financial Statements

F - 4

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Statements of Operations

	Year Ended July 31, 2007	Period from inception (August 1, 2005) to July 31, 2006	Period from inception (August 1, 2005) to July 31, 2007

Revenue	$-	$-	$-

Operating expenses:
Professional fees	128,981	30,603	159,584
Delaware franchise tax (Note 4)	65,795	78,042	143,837
Other general and administrative expenses (Note 5)	206,235	6,821	213,056

Loss from operations	(401,011)	(115,466)	(516,477)

Interest Income	1,880,286	30,614	1,910,900

Income (loss) before provision for income taxes	1,479,275	(84,852)	1,394,423

Provision for income taxes (Note 4)	-	-	-

Net income (loss) for the period	$1,479,275	$(84,852)	$1,394,423

Accretion of Trust Fund relating to Class B common stock subject to possible conversion	(369,496)	(5,853)	(375,349)

Net income (loss) attributable to other Class B stockholders
and common stockholders	$1,109,779	$(90,705)	$1,019,074

Class B common shares outstanding subject to possible conversion	2,046,176	-

Net income per Class B common share subject to possible
conversion, basic and diluted	$0.18	$-

Weighted average number of shares outstanding, basic and diluted	9,254,924	363,388

Net income (loss) per share, basic and diluted	$0.12	$(0.25)

See Notes to the Financial Statements

F - 5

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Statement of Stockholders' Equity

	Common Stock		Common Stock, Class B		Additional Paid -In Capital	Deficit accumulated in the development stage	Total
	Shares	Amount	Shares	Amount

Balance, August 1, 2005 (inception)	-	$-	-	$-	$-	$-	$-

Issuance of Common Stock to initial
stockholder	100	-	-	-	500	-	500

Issuance of 4,950,000 Warrants at $0.05 Per Warrant	-	-	-	-	247,500	-	247,500

Sale of 532,500 Series A Units, 5,118,000
Series B Units through public offering
net of underwriters' discount and offering
expenses and net of proceeds of 10,333,190
allocable to 2,046,176 shares of common
stock, Class B subject to possible conversion	1,065,000	107	8,189,824	819	42,567,464	-	42,568,390

Proceeds from sale of underwriters' purchase option	-	-	-	-	100		100

Accretion relating to Class B common stock
subject to possible conversion					(5,853)		(5,853)

Net loss for the period	-	-	-	-	-	(84,852)	(84,852)

Balance, July 31, 2006	1,065,100	107	8,189,824	819	42,809,711	(84,852)	42,725,785

Accretion relating to Class B common stock subject to possible conversion					(369,496)		(369,496)

Net income for the period						1,479,275	1,479,275

Balance, July 31, 2007	1,065,100	$107	8,189,824	$819	$42,440,215	$1,394,423	$43,835,564

See Notes to the Financial Statements

F - 6

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Statements of Cash Flows

	For the year ended July 31, 2007	Period from inception (August 1, 2005) to July 31, 2006	Period from inception (August 1, 2005) to July 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) for the period	$1,479,275	$(84,852)	$1,394,423
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on maturity of Securities held in Trust Fund	(1,696,631)	-	(1,696,631)
Changes in operating assets and liabilities:
Increase in interest receivable in trust	(122,496)	(29,277)	(151,773)
Increase in accounts receivable - interest	(1,025)	-	(1,025)
Increase in prepaid expenses	(2,347)	(5,394)	(7,741)
Increase in accrued expenses	100,944	33,631	134,575

Net cash used in operating activities	(242,280)	(85,892)	(328,172)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Securities held in trust	(630,479,876)	(51,691,800)	(682,171,676)
Maturity of Securities held in trust	630,479,876	-	630,479,876

Net cash used in investing activities	-	(51,691,800)	(51,691,800)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholder	-	500	500
Proceeds from issuance of warrants	-	247,500	247,500
Proceeds from sale of underwriters' purchase option	-	100	100
Portion of net proceeds from sale of Series B units
through public offering allocable to shares of
common stock, Class B subject to possible
conversion	-	10,327,338	10,327,338
Net proceeds from sale of Series A and B units through public
offering allocable to stockholders' equity	(150,860)	42,719,250	42,568,390

Net cash (used in) provided by financing activities	(150,860)	53,294,688	53,143,828

Net increase in cash and cash equivalents	(393,140)	1,516,996	1,123,856

Cash and cash equivalents
Beginning of period	1,516,996	-	-

End of period	$1,123,856	$1,516,996	$1,123,856

Supplemental disclosure of cash flow activities:

Cash paid for income taxes	$-	$-	$-

Cash paid for interest	$-	$-	$-

Supplemental disclosure of non-cash financing activities:
Accrued registration costs	$-	$150,860	$-

Fair value of underwriter purchase option included in offering costs	$-	$641,202	$641,202

Accretion of Trust Fund relating to Class B common stock subject to possible conversion	$(369,496)	$(5,853)	$(375,349)

See Notes to the Financial Statements

F - 7

NOTE 1 - ORGANIZATION AND BUSINESS OPERATIONS

Israel Growth Partners Acquisition Corp. (the "Company") was incorporated in Delaware on August 1, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business which has operations or facilities located in Israel, or which is a company operating outside of Israel which the Company's management believes would benefit from establishing operations or facilities in Israel (a "Target Business"). All activity from inception (August 1, 2005) through July 31, 2007 related to the Company's formation and capital raising activities. The Company has selected July 31 as its year end.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises".

The registration statement for the Company's initial public Offering ("Offering") was declared effective on July 11, 2006. The Company consummated the Offering of 500,000 series A Units (Note 2) and 4,600,000 Series B Units (Note 2) on July 18, 2006. On July 26, 2006, the Company consummated the closing of an additional 32,500 Series A Units and 518,000 Series B Units which were subject to an over-allotment option granted to the underwriters. The Offering generated total net proceeds of approximately $52.9 million of which $51.7 million was placed in trust. The Company's management has broad authority with respect to the application of the proceeds of the Offering although substantially all of the proceeds of the Offering are intended to be applied generally toward consummating a merger, capital stock exchange, asset acquisition or other similar transaction with a Target Business (a "Business Combination"). An amount of $53,540,204 including accrued interest of $151,773 is being held in an interest-bearing trust account ("Trust Fund") to be returned to the holders of Class B common stock if a Business Combination is not contracted in 18 months, or consummated in 24 months, subsequent to the Offering (the "Target Business Acquisition Period"). In the event there is no Business Combination, the Company will dissolve and any remaining net assets, after the distribution of the Trust Fund to Class B stockholders, will be distributed to the holders of common stock sold in the Offering.

Both the common stock and the Class B common stock have one vote per share. However, the Class B stockholders may, and the common stockholders may not, vote in connection with a Business Combination. Further, should a Business Combination not be consummated during the Target Business Acquisition Period, in the event it receives stockholder approval for its plan of dissolution, the Company's Trust Fund would be distributed pro-rata to all of the Class B common stockholders and their Class B common shares would be cancelled and returned to the status of authorized but unissued shares.

Common stockholders will not receive any of the proceeds from the Trust Fund should a Business Combination not be consummated.

The Company, after signing a definitive agreement for a Business Combination, is obliged to submit such transaction for approval by a majority of the Class B common stockholders of the Company. Class B stockholders that vote against such proposed Business Combination are, under certain conditions, entitled to convert their shares into a pro-rata distribution from the Trust Fund (the "Conversion Right"). The actual per-share conversion price will be equal to the amount in the Trust Fund (inclusive of any interest thereon) as of two business days prior to the proposed Business Combination, divided by the number of Class B shares sold in the Offering, or approximately $5.23 per share based on the value of the Trust Fund as of July 31, 2007. As a result of the Conversion Right, $10,702,687 (including accretion of $375,349) relating to 2,046,176 shares of Class B Common Stock subject to possible conversion, has been classified in temporary equity as Common Stock, Class B subject to possible conversion on the accompanying balance sheet as of July 31, 2007. In the event that holders of a majority of the outstanding shares of Class B common stock vote for the approval of the Business Combination and the holders owning 20% or more of the outstanding Class B common stock do no exercise their Conversion Rights, the Business Combination may then be consummated. Upon completion of such Business Combination and the payment of any Conversion Rights (and related cancellation of Class B common stock), the remaining shares of Class B common stock would be converted to common stock.

F - 8

NOTE 2 - OFFERING

In the Offering, effective July 11, 2006, the Company sold to the public an aggregate of 532,500 Series A Units (the "Series A Units" or a "Series A Unit") and 5,118,000 Series B Units (the "Series B Units" or a "Series B Unit") at a price of $8.50 and $10.10 per unit, respectively. Proceeds from the Offering, totaled approximately $52.9 million, which was net of approximately $3.3 million in underwriting expenses and other registration costs incurred through July 26, 2006. Each Series A Unit consists of two shares of the Company's common stock, and ten Class Z Warrants (each a "Class Z Warrant"). Each Series B Unit consists of two shares of the Company's Class B common stock, and two Class W Warrants (each a "Class W Warrant").

Each Class W Warrant included in the units sold in the Offering entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00, subject to adjustment in certain circumstances, commencing on the later of (a) July 11, 2007 and (b) the completion of a Business Combination. The Class W Warrants will expire on July 10, 2011 or earlier upon redemption. Each Class Z Warrant included in the units sold in the Offering entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00, subject to adjustment in certain circumstances, commencing on the later of (a) July 11, 2007 and (b) the completion of a Business Combination. The Class Z Warrants will expire on July 10, 2013 or earlier upon redemption. The Company may redeem the outstanding Class W Warrants and/or Class Z Warrants with the prior consent of HCFP/Brenner Securities LLC ("HCFP"), the representative of the underwriters of the Offering, in whole or in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days' prior written notice of redemption, and if, and only if, the last sale price of the Company's common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and a Class Z Warrant, respectively, for any 20 trading days within any 30 trading day period ending three business days before the Company sent the notice of redemption.

The Company has also sold to certain of the underwriters for an aggregate of $100, an option (the "Underwriter's Purchase Option" or "UPO") to purchase up to a total of 25,000 additional Series A Units and/or 230,000 additional Series B Units (see Note 7).

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS - Included in cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

CONCENTRATION OF CREDIT RISK - Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

INVESTMENTS - Investments held in the Trust Fund consist of municipal money fund securities with maturities of up to 30 days. Such securities generate current income which is exempt from federal income tax and therefore no provision for income taxes is required for the period ended July 31, 2007.

INCOME TAXES - Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based in enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

NET LOSS PER SHARE - Net loss per share is computed based on the weighted average number of shares of common stock and Class B common stock outstanding.

F - 9

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Basic net income per Class B share subject to possible conversion is calculated by dividing the accretion relating to the Class B common stock during the period by the 2,046,176 shares subject to conversion. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding warrants to purchase common stock and the UPO is antidilutive, they have been excluded from the Company’s computation of diluted net income per share. Therefore, basic and diluted loss per share were the same for the period from inception (August 1, 2005) to July 31, 2007.

FAIR VALUE OF FINANCIAL INSTRUMENTS - The fair values of the Company's assets and liabilities that qualify as financial instruments under SFAS No. 107 approximate their carrying amounts presented in the accompanying balance sheets at July 31, 2007.

The company accounts for derivative instruments in accordance with SFAS No.133 "Accounting for Derivative instruments and Hedging Activities," As amended, ("SFAS 133") which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments imbedded in other financial instruments or contracts and requires recognition of all derivatives on the balance sheet at fair value. Accounting for the changes in the fair value of the derivative instruments depends on whether the derivatives qualify as hedge relationships and the types of the relationships designated are based on the exposures hedged. Changes in the fair value of the derivative instruments which are not designated as hedges are recognized in earnings as other income (loss).

USE OF ESTIMATES - The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS – In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. Adoption of FIN48 is not expected to have a material impact on the Company’s financial statements.

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 4 - TAXES

Income Taxes

Significant components of the Company's future tax assets are as follows:

Tax effect of the operating loss carryforward	$147,000
Other deferred tax assets	$3,000
Less valuation allowance	$(150,000)

Totals	$-

F - 10

Management has recorded a full valuation allowance against its deferred tax assets because it believes it is not more likely than not that sufficient taxable income will be realized during the carry-forward period to utilize the deferred tax asset. Realization of the future tax benefits is dependent upon many factors, including the Company’s ability to generate taxable income within the loss carry-forward period, which runs through 2027.

Other

Included in operating expenses for are $65,795, $78,042 and $143,837 for Delaware franchise tax for the year ended July 31, 2007, the period from inception (August 1, 2005) through July 31, 2006 and the period from inception (August 1, 2005) through July 31, 2007, respectively.

NOTE 5 - COMMITMENTS

Administrative Services

Commencing on July 11, 2006, the effective date of the Offering, the Company is obligated to pay an affiliate of the Company’s chief financial officer, $7,500 per month for office, secretarial and administrative services. Included in other general and administrative expenses in the accompanying Statements of Operations are amount of $90,000, $5,081 and $95,081 for such services for the year ended July 31, 2007, the period from inception (August 1, 2005) through July 31, 2006 and the period from inception (August 1, 2005) through July 31, 2007, respectively.

Financial Advisory Services

HCFP has been engaged by the Company to act as the Company’s non-exclusive investment banker in connection with a proposed Business Combination. For assisting the Company in structuring and negotiating the terms of a Business Combination, the Company will pay HCFP a cash transaction fee of $1,500,000 upon consummation of a Business Combination.

Solicitation Services

The Company has engaged HCFP, on a non-exclusive basis, to act as its agent for the solicitation of the exercise of the Company’s Class W Warrants and Class Z Warrants. In consideration for solicitation services, the Company will pay HCFP a commission equal to 5% of the exercise price for each Class W Warrant and Class Z Warrant exercised after July 10, 2007 if the exercise is solicited by HCFP. No solicitation services have been provided to date.

NOTE 6 - CAPITAL STOCK

Preferred Stock

The Company is authorized to issue up to 5,000 shares of Preferred Stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock and Class B Common Stock

The Company is authorized to issue 40,000,000 shares of common stock and 12,000,000 shares of Class B common stock. As of July 31, 2007, there are 1,065,100 shares of the Company’s common stock issued and outstanding and 10,236,000 shares of the Company’s Class B stock issued and outstanding, including 2,046,176 Class B common shares subject to possible conversion.

As of July 31, 2007, there are 6,967,900 and 1,304,000 authorized but unissued shares of the Company’s common stock and the Company’s Class B common stock, respectively, available for future issuance, after appropriate reserves for the issuance of common stock in connection with the Class W Warrants and Class Z Warrants, the Underwriters Purchase Option and the officer’s and director’s Class W Warrants and Class Z Warrants.

F - 11

The Company currently has no commitments to issue any shares of common stock other than as described herein; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination. To the extent that additional shares of common stock are issued, dilution to the interests of the Company’s stockholders who participated in the Offering will occur.

NOTE 7 – WARRANTS AND OPTION TO PURCHASE COMMON STOCK

Warrants

In August 2005, the Company sold and issued Class W Warrants to purchase 2,475,000 shares of the Company’s common stock, and Class Z Warrants to purchase 2,475,000 shares of the Company’s common stock to its initial securityholders, for an aggregate purchase price of $247,500, or $0.05 per warrant.

The Class W and Class Z Warrants outstanding prior to the offering are also subject to a registration rights agreement. On January 31, 2006, the Company and the initial securityholders entered into a registration rights agreement and a letter agreement which revised the terms of the Company’s obligations under the warrant and registration rights agreement to clarify that the Company will only deliver unregistered common shares on the exercise of the warrants.

The Class W Warrants and Class Z Warrants outstanding prior to the Offering may be exercised with cash on or prior to their respective expiration dates. Although the Company’s initial securityholders may make a written demand that the Company file a registration statement, the Company is only required to use its best efforts to cause the registration statement to be declared effective and, once effective, only to use its best efforts to maintain its effectiveness. Accordingly, the Company’s obligation is merely to use its best efforts in connection with the registration rights agreement and upon exercise of the warrants, the Company can satisfy its obligation by delivering unregistered shares of common stock.

Prior to entering into to the registration rights agreement and the letter agreement on January 31, 2006, the Company accounted for the Class W and Class Z Warrants issued to the initial securityholders as liabilities in accordance with the guidance of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Accordingly, the Company recorded the fair value of the warrants of $247,500 as a non-current liability on its balance sheet from the date of issuance through January 31, 2006. As a result of entering into the registration rights agreement, the warrants no longer are accounted for as liabilities and are classified in stockholder’s equity. For the period from inception (August 1, 2005) to July 31, 2007, no income (loss) was recorded related to recording the derivative to market value as there was no change in the fair value of such securities. The Company determined the fair value of the Class W and Class Z Warrants issued in August 2005 based on the aggregate purchase price paid to the Company of $247,500, or $0.05 per Warrant.

On January 31, 2006, the date of reclassification of the Warrants from liability to equity, the Company estimated that the fair value of the Class W and Class Z Warrants was still $0.05 per Warrant. The determination to value the Warrants at $0.05 was based on the cash purchase price paid in August 2005 by the holders, the fact that the Warrants were not publicly traded, the inherent price of $0.05 per Warrant contained in the Series A and Series B Units which were sold in the Offering, and an evaluation of the differences in the rights and privileges of the Warrants sold and issued in August 2005 versus the Warrants which were sold in the Offering.

Each Class W Warrant issued in the Offering and to the initial securityholders is exercisable with cash for one share of common stock. Except as set forth below, the Class W Warrants entitle the holder to purchase shares at $5.00 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the Business Combination and (b) July 10, 2007 and ending July 10, 2011. As of July 31, 2007 there were 12,711,000 Class W Warrants outstanding.

F - 12

Each Class Z Warrant issued in the Offering and to the initial securityholders is exercisable with cash for one share of common stock. Except as set forth below, the Class Z warrants entitle the holder to purchase shares at $5.00 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the Business Combination and (b) July 10, 2007 and ending July 10, 2013. As of July 31, 2007 there were 7,800,000 Class Z Warrants outstanding.

The Class W Warrants and Class Z Warrants outstanding prior to the Offering, all of which are held by the Company’s initial securityholders or their affiliates, shall not be redeemable by the Company as long as such warrants continue to be held by such securityholders or their affiliates. Except as set forth in the preceding sentence, the Company may redeem the Class W Warrants and/or Class Z Warrants with the prior consent of HCFP, in whole or in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and Class Z Warrant, respectively, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption (the “Measurement Period”). In addition, the Company may not redeem the Class W Warrants and/or the Class Z Warrants unless the shares of common stock underlying such warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for redemption.

The Class W and Class  Z Warrants issued in the Offering will not be exercisable unless a registration statement covering the securities underlying the warrants is effective or an exemption from registration is available. Accordingly if the warrants are not able to be exercised such warrants may expire worthless. The Company has no obligation to net cash settle the exercise of the warrants.

The holders of Class W Warrants and Class Z Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock. As the proceeds from the exercise of the Class W Warrants and Class Z Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company’s financial condition or results of operations prior to a Business Combination.

F - 13

Underwriter Purchase Option

In connection with the Offering, the Company has issued to certain of the underwriters the UPO for $100 to purchase up to 25,000 Series A Units at an exercise price of $14.025 per unit and/or up to 230,000 Series B Units at an exercise price of $16.665 per unit. The Series A Units and Series B Units underlying the UPO will be exercisable in whole or in part, solely at HCFP’s discretion, commencing on the later of (a) completion of a Business Combination and (b) July 10, 2007 and ending July 10, 2011. The fair value of the UPO, inclusive of the receipt of the $100 cash payment, has been accounted as an expense of the Offering resulting in a charge directly to stockholders’ equity with a corresponding credit to additional paid-in-capital. The Company computed the fair value of the 25,000 Series A Units and 230,000 Series B Units underlying the UPO was approximately $641,000 using a Black-Scholes option-pricing model. The fair value of the UPO granted was estimated as of the date of grant using the following assumptions: (1) expected volatility of 38.419%, (2) risk-free interest rate of 5.10% and (3) contractual life of 5 years. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the UPO and the underlying warrants and the market price of the units and underlying securities) to exercise the UPO without the payment of any cash. Each of the Series A Units and Series B Units included in the UPO are identical to the Series A Units and Series B Units sold in the Offering, except that the exercise price of the Class W Warrants underlying the Series B Units and the Class Z Warrants underlying the Series A Units will be $5.50 per share and the Class Z Warrants underlying the Series A Units shall only be exercisable until the fifth anniversary of the Offering.

        During the registration process for the offering, the Company amended the form of UPO to clarify that the Company has no obligation to net cash settle the exercise of the UPO or the warrants underlying the UPO. The holder of the UPO will not be entitled to exercise the UPO or the warrants underlying the UPO unless a registration statement covering the securities underlying the UPO is effective or an exemption from registration is available. If the holder is unable to exercise the UPO or underlying warrants, the UPO or warrants, as applicable, will expire worthless.

F - 14

IGPAC QUARTERLY FINANCIAL STATEMENTS FOR THE QUARTERLY PERIOD ENDED JANUARY 31, 2008

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)

INDEX

Condensed Financial Statements:

Condensed Balance Sheets as of January 31, 2008 (unaudited)
and July 31, 2007 (audited)	F-2

Condensed Statements of Operations, for the three months ended
January 31, 2008 and 2007, for the six months ended
January 31, 2008 and 2007, for the period from inception (August 1, 2005)
to January 31, 2007, and for the period from inception
(August 1, 2005) to January 31, 2008 (Unaudited)	F-3

Condensed Statement of Stockholders' Equity for the
period from inception (August 1, 2005) to July 31, 2007
and the six months ended January 31, 2008 (unaudited)	F-4

Condensed Statements of Cash Flows, the six months ended
January 31, 2008 and 2007 for the period from inception
(August 1, 2005) to January 31, 2007, and for the period from inception
(August 1, 2005) to January 31, 2008 (Unaudited)	F-5

Notes to Unaudited Condensed Financial Statements	F-6 - F-14

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Balance Sheets

	As of January 31, 2008 (Unaudited)	As of July 31, 2007 (Audited)

ASSETS

Current Assets:
Cash and cash equivalents	$874,685	$1,123,856
Investments held in Trust
including interest receivable of $129,973, and $151,773 (Note 1)	54,451,041	53,540,204
Interest receivable	-	1,025
Prepaid expenses	35,256	7,741

Total assets	$55,360,982	$54,672,826

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accrued expenses	210,464	134,575

Total current liabilities	210,464	134,575

Common stock, Class B subject to possible conversion,
( 2,046,176 shares at conversion value) (Note 1)	10,884,763	10,702,687

Commitments (Note 4)

Stockholders' Equity (Notes 2, 5 and 6)
40,000,000 shares authorized, 1,065,100 shares
issued and outstanding	107	107
Common stock, Class B, par value $.0001 per share,
12,000,000 shares authorized, 8,189,824 shares issued
and outstanding (excluding 2,046,176 shares subject to
possible conversion)	819	819
Additional paid-in-capital	42,258,139	42,440,215
Retained earnings accumulated in the development stage	2,006,690	1,394,423

Total stockholders' equity	44,265,755	43,835,564

Total liabilities and stockholders' equity	$55,360,982	$54,672,826

See Notes to Unaudited Condensed Financial Statements

F - 2

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Statement of Operations
(unaudited)

	For the three months ended		For the six months ended		Period from inception (August 1, 2005) to	Period from inception (August 1, 2005) to
	January 31, 2008	January 31, 2007	January 31, 2008	January 31, 2007	January 31, 2007	January 31, 2008

Revenue	$-	$-	$-	$-	$-	$-

Operating expenses:
Professional fees	141,061	38,658	223,852	73,475	104,078	383,436
Delaware franchise tax	16,068	14,855	9,533	34,469	112,511	153,370
Other general and administrative expenses (Note 4)	43,956	49,784	85,950	105,369	112,190	299,006

Loss from operations	(201,085)	(103,297)	(319,335)	(213,313)	(328,779)	(835,812)

Interest Income	441,171	470,110	931,602	927,034	957,648	2,842,502

Income before provision for income taxes	240,086	366,813	612,267	713,721	628,869	2,006,690

Provision for income taxes	-	-	-	-	-	-

Net income for the period	$240,086	$366,813	$612,267	$713,721	$628,869	$2,006,690

Accretion of Trust Fund relating to Class B
common stock subject to possible conversion	(86,471)	(90,930)	(182,076)	(184,570)	(190,423)	(557,425)

Net income attributable to other Class B stockholders
and common stockholders	$153,615	$275,883	$430,191	$529,151	$438,446	$1,449,265

Class B common shares outstanding
subject to possible conversion	2,046,176	2,046,176	2,046,176	2,046,176

Net income per Class B common share subject to
possible conversion, basic and diluted	$0.04	$0.04	$0.09	$0.09

Weighted average number of shares outstanding, basic and diluted	9,254,924	9,254,924	9,254,924	9,254,924

Net income per share, basic and diluted	$0.02	$0.03	$0.05	$0.06

See Notes to Unaudited Condensed Financial Statements

F - 3

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Statement of Stockholders' Equity for the period
from inception (August 1, 2005) to July 31, 2007 and for the six months ended January 31, 2008

	Common Stock		Common Stock, Class B		Additional Paid -In Capital	Deficit accumulated in the development stage	Total
	Shares	Amount	Shares	Amount

Balance, August 1, 2005 (inception)	-	$-	-	$-	$-	$-	$-

Issuance of Common Stock to initial
stockholder	100	-	-	-	500	-	500

Issuance of 4,950,000 Warrants
at $0.05 Per Warrant	-	-	-	-	247,500	-	247,500

Sale of 532,500 Series A Units, 5,118,000
Series B Units through public offering
net of underwriters' discount and offering
expenses and net of proceeds of 10,333,190
allocable to 2,046,176 shares of common stock,
Class B subject to possible conversion	1,065,000	107	8,189,824	819	42,567,464	-	42,568,390

Proceeds from sale of underwriters'
purchase option	-	-	-	-	100		100

Accretion relating to Class B common stock
subject to possible conversion					(5,853)		(5,853)

Net loss for the period	-	-	-	-	-	(84,852)	(84,852)

Balance, July 31, 2006	1,065,100	107	8,189,824	819	42,809,711	(84,852)	42,725,785

Accretion relating to Class B common stock
subject to possible conversion					(369,496)		(369,496)

Net income for the period						1,479,275	1,479,275

Balance, July 31, 2007	1,065,100	$107	8,189,824	$819	$42,440,215	$1,394,423	$43,835,564

Accretion relating to Class B common stock
subject to possible conversion (audited)					(182,076)		(182,076)

Net income for the period (unaudited)						612,267	612,267

Balance, January 31, 2008	1,065,100	$107	8,189,824	$819	$42,258,139	$2,006,690	$44,265,755

See Notes to Unaudited Condensed Financial Statements

F - 4

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Statement of Cash Flows
(unaudited)

	For the six months ended	For the six months ended	Period from inception (August 1, 2005) to	Period from inception (August 1, 2005) to
	January 31, 2008	January 31, 2007	January 31, 2007	January 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the period	$612,267	713,721	$628,869	$2,006,690
Adjustments to reconcile net income to net cash used in operating activities:
Gain on maturity of Securities held in Trust Fund	(932,637)	(775,840)	(775,840)	(2,629,268)
Changes in operating assets and liabilities:
Decrease in interest receivable in trust	21,800.00	(118,197)	(147,474)	(129,973)
Decrease in accounts receivable - interest	1,025	-	-	-
Increase in prepaid expenses	(27,515)	(43,721)	(49,115)	(35,256)
Increase in accrued expenses	75,889	53,534	87,165	210,464

Net cash used in operating activities	(249,171)	(170,503)	(256,395)	(577,343)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Securities held in trust	(323,606,143)	(312,527,414)	(364,219,214)	(1,005,777,819)
Maturity of Securities held in trust	323,606,143	312,527,414	312,527,414	954,086,019

Net cash used in investing activities	-	-	(51,691,800)	(51,691,800)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholder	-	-	500	500
Proceeds from issuance of warrants	-	-	247,500	247,500
Proceeds from sale of underwriters' purchase option	-	-	100	100
Deferred registration costs	-	-	-
Portion of net proceeds from sale of Series B units
through public offering allocable to shares of
common stock, Class B subject to possible
conversion	-	-	10,327,338	10,327,338
Net proceeds from sale of Series A and B units through public
offering allocable to stockholders' equity	-	(150,860)	42,568,390	42,568,390

Net cash (used in) provided by financing activities	-	(150,860)	53,143,828	53,143,828

Net increase in cash and cash equivalents	(249,171)	(321,363)	1,195,633	874,685

Cash and cash equivalents
Beginning of period	1,123,856	1,516,996	-	-

End of period	$874,685	$1,195,633	$1,195,633	$874,685

Supplemental disclosure of cash flow activities:

Cash paid for income taxes	$-	-	$-	$-

Cash paid for interest	$-	-	$-	$-

Supplemental disclosure of non-cash financing activities:
Accrued registration costs	$-	-	$-	$-

Fair value of underwriter purchase option included in offering costs	$-	-	$641,202	$641,202

Accretion of Trust Fund relating to Class B common stock subject to possible conversion	$(182,076)	(184,570)	$(190,423)	$(557,425)

See Notes to Unaudited Condensed Financial Statements

F - 5

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Israel Growth Partners Acquisition Corp. (the “Company”) was incorporated in Delaware on August 1, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business which has operations or facilities located in Israel, or which is a company operating outside of Israel which the Company’s management believes would benefit from establishing operations or facilities in Israel (a “Target Business”). All activity from inception (August 1, 2005) through January 31, 2008 related to the Company’s formation and capital raising activities. The Company has selected July 31 as its year end.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”.

The registration statement for the Company’s initial public Offering (“Offering”) was declared effective on July 11, 2006. The Company consummated the Offering of 500,000 series A Units (Note 2) and 4,600,000 Series B Units (Note 2) on July 18, 2006. On July 26, 2006, the Company consummated the closing of an additional 32,500 Series A Units and 518,000 Series B Units which were subject to an over-allotment option granted to the underwriters. The Offering generated total net proceeds of approximately $52.9 million of which $51.7 million was placed in trust. The Company’s management has broad authority with respect to the application of the proceeds of the Offering although substantially all of the proceeds of the Offering are intended to be applied generally toward consummating a merger, capital stock exchange, asset acquisition or other similar transaction with a Target Business (a “Business Combination”). An amount of $54,451,041 including accrued interest of $129,973 is being held in an interest-bearing trust account (“Trust Fund”) to be returned to the holders of Class B common stock if a Business Combination is not contracted in 18 months, or consummated in 24 months, subsequent to the Offering (the “Target Business Acquisition Period”). In the event there is no Business Combination, the Company will dissolve and any remaining net assets, after the distribution of the Trust Fund to Class B stockholders, will be distributed to the holders of common stock sold in the Offering.

Both the common stock and the Class B common stock have one vote per share. However, the Class B stockholders may, and the common stockholders may not, vote in connection with a Business Combination. Further, should a Business Combination not be consummated during the Target Business Acquisition Period, in the event it receives stockholder approval for its plan of dissolution, the Company’s Trust Fund would be distributed pro-rata to all of the Class B common stockholders and their Class B common shares would be cancelled and returned to the status of authorized but unissued shares.

F - 6

Common stockholders will not receive any of the proceeds from the Trust Fund should a Business Combination not be consummated.

The Company, after signing a definitive agreement for a Business Combination, is obliged to submit such transaction for approval by a majority of the Class B common stockholders of the Company. Class B stockholders that vote against such proposed Business Combination are, under certain conditions, entitled to convert their shares into a pro-rata distribution from the Trust Fund (the “Conversion Right”). The actual per-share conversion price will be equal to the amount in the Trust Fund (inclusive of any interest thereon) as of two business days prior to the proposed Business Combination, divided by the number of Class B shares sold in the Offering, or approximately $5.32 per share based on the value of the Trust Fund as of January 31, 2008. As a result of the Conversion Right, $10,884,763 (including accretion of $557,425) relating to 2,046,176 shares of Class B Common Stock subject to possible conversion, has been classified in temporary equity as Common Stock, Class B subject to possible conversion on the accompanying balance sheet as of January 31, 2008. In the event that holders of a majority of the outstanding shares of Class B common stock vote for the approval of the Business Combination and the holders owning 20% or more of the outstanding Class B common stock do not exercise their Conversion Rights, the Business Combination may then be consummated. Upon completion of such Business Combination and the payment of any Conversion Rights (and related cancellation of Class B common stock), the remaining shares of Class B common stock would be converted to common stock.

NOTE 2 – OFFERING

In the Offering, effective July 11, 2006, the Company sold to the public an aggregate of 532,500 Series A Units (the “Series A Units” or a “Series A Unit”) and 5,118,000 Series B Units (the “Series B Units” or a “Series B Unit”) at a price of $8.50 and $10.10 per unit, respectively. Proceeds from the Offering, totaled approximately $52.9 million, which was net of approximately $3.3 million in underwriting expenses and other registration costs incurred through July 26, 2006. Each Series A Unit consists of two shares of the Company’s common stock, and ten Class Z Warrants (each a “Class Z Warrant”). Each Series B Unit consists of two shares of the Company’s Class B common stock, and two Class W Warrants (each a “Class W Warrant”).

Each Class W Warrant included in the units sold in the Offering entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00, subject to adjustment in certain circumstances, commencing on the later of (a) July 11, 2007 and (b) the completion of a Business Combination. The Class W Warrants will expire on July 10, 2011 or earlier upon redemption. Each Class Z Warrant included in the units sold in the Offering entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00, subject to adjustment in certain circumstances, commencing on the later of (a) July 11, 2007 and (b) the completion of a Business Combination. The Class Z Warrants will expire on July 10, 2013 or earlier upon redemption. The Company may redeem the outstanding Class W Warrants and/or Class Z Warrants with the prior consent of HCFP/Brenner Securities LLC (“HCFP”), the representative of the underwriters of the Offering, in whole or in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and a Class Z Warrant, respectively, for any 20 trading days within any 30 trading day period ending three business days before the Company sent the notice of redemption.

F - 7

The Company has also sold to certain of the underwriters for an aggregate of $100, an option (the “Underwriter’s Purchase Option” or “UPO”) to purchase up to a total of 25,000 additional Series A Units and/or 230,000 additional Series B Units (see Note 6).

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS – The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the Company’s audited financial statements and footnotes thereto for the year ended to July 31, 2007 included in the Company’s Form 10-K filed on October 9, 2007. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The financial statements reflect all adjustments (consisting primarily of normal recurring adjustments) that are, in the opinion of management necessary for a fair presentation of the Company’s financial position and results of operations. The operating results for the six months ended January 31, 2008 are not necessarily indicative of the results to be expected for any other interim period of any future year.

CASH AND CASH EQUIVALENTS – Included in cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

CONCENTRATION OF CREDIT RISK – Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

INVESTMENTS HELD IN TRUST – Investments held in the Trust Fund consist of municipal money fund securities with maturities of up to 30 days. Such securities generate current income which is exempt from federal income tax and therefore no provision for income taxes is required for the period ended January 31, 2008.

F - 8

INCOME TAXES – Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based in enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Franchise taxes incurred in the State of Delaware are included in general and administrative expenses.

NET INCOME PER SHARE – Net income per share is computed based on the weighted average number of shares of common stock and Class B common stock outstanding.

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Basic net income per share is calculated by dividing net income attributable to (1) common and Class B stockholders and (2) Class B common stockholders subject to possible conversion by their number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding warrants to purchase common stock and the UPO are antidilutive, as their exercise prices are greater than the average market price of common stock during the period, they have been excluded from the Company’s computation of net income per share. Therefore, basic and diluted income per share were the same for the period from inception (August 1, 2005) through January 31, 2008.

FAIR VALUE OF FINANCIAL INSTRUMENTS – The fair values of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 approximate their carrying amounts presented in the accompanying condensed balance sheets at July 31, 2007 and January 31, 2008.

USE OF ESTIMATES – The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

F - 9

NEW ACCOUNTING PRONOUNCEMENTS – In July 2007, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN48 does not impact on the Company’s financial statements.

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 4 – COMMITMENTS

Administrative Services

Commencing on July 11, 2006, the effective date of the Offering, the Company is obligated to pay an affiliate of the Company’s chief financial officer, $7,500 per month for office, secretarial and administrative services. An amount of $22,500 for the three months ended January 31, 2008 and $45,000 for the six months ended January 31, 2008 is included in general and administrative expenses on the accompanying condensed statements of operations and $140,081 for period from Inception (August 1, 2005) to January 31, 2008.

Financial Advisory Services

HCFP has been engaged by the Company to act as the Company’s non-exclusive investment banker in connection with a proposed Business Combination. For assisting the Company in structuring and negotiating the terms of a Business Combination, the Company will pay HCFP a cash transaction fee of $1,500,000 upon consummation of a Business Combination.

In January 2008, the Company entered into an engagement agreement with Deutsche Bank AG, or Deutsche Bank, pursuant to which Deutsche Bank would provide the Company with certain services in connection with a business combination. Pursuant to the engagement agreement, in the event of the successful consummation of a business acquisition, the Company will pay Deutsche Bank a flat fee of Euro 1 million. The Company is currently in discussions with Deutsche Bank in connection with the reduced scope of its services and the final amount due to Deutsche Bank in the event of the consummation of a business combination.

F - 10

Solicitation Services

The Company has engaged HCFP, on a non-exclusive basis, to act as its agent for the solicitation of the exercise of the Company’s Class W Warrants and Class Z Warrants. In consideration for solicitation services, the Company will pay HCFP a commission equal to 5% of the exercise price for each Class W Warrant and Class Z Warrant exercised after July 10, 2007 if the exercise is solicited by HCFP. No solicitation services were provided during the six months ended January 31, 2008.

NOTE 5 – CAPITAL STOCK

Preferred Stock

The Company is authorized to issue up to 5,000 shares of Preferred Stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock and Class B Common Stock

The Company is authorized to issue 40,000,000 shares of common stock and 12,000,000 shares of Class B common stock. As of January 31, 2008, there are 1,065,100 shares of the Company’s common stock issued and outstanding and 10,236,000 shares of the Company’s Class B stock issued and outstanding, including 2,046,176 Class B common shares subject to possible conversion.

As of January 31, 2008, there are 6,967,900 and 1,304,000 authorized but unissued shares of the Company’s common stock and the Company’s Class B common stock, respectively, available for future issuance, after appropriate reserves for the issuance of common stock in connection with the Class W Warrants and Class Z Warrants, the Underwriters Purchase Option and the officer’s and director’s Class W Warrants and Class Z Warrants.

The Company currently has no commitments to issue any shares of common stock other than as described herein; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination. To the extent that additional shares of common stock are issued, dilution to the interests of the Company’s stockholders who participated in the Offering will occur.

NOTE 6 – WARRANTS AND OPTION TO PURCHASE COMMON STOCK

Warrants

In August 2005, the Company sold and issued Class W Warrants to purchase 2,475,000 shares of the Company’s common stock, and Class Z Warrants to purchase 2,475,000 shares of the Company’s common stock to its initial securityholders, for an aggregate purchase price of $247,500, or $0.05 per warrant.

F - 11

The Class W and Class Z Warrants outstanding prior to the offering are also subject to a registration rights agreement. On January 31, 2006, the Company and the initial securityholders entered into a registration rights agreement and a letter agreement which revised the terms of the Company’s obligations under the warrant and registration rights agreement to clarify that the Company will only deliver unregistered common shares on the exercise of the warrants.

The Class W Warrants and Class Z Warrants outstanding prior to the Offering may be exercised with cash on or prior to their respective expiration dates. Although the Company’s initial securityholders may make a written demand that the Company file a registration statement, the Company is only required to use its best efforts to cause the registration statement to be declared effective and, once effective, only to use its best efforts to maintain its effectiveness. Accordingly, the Company’s obligation is merely to use its best efforts in connection with the registration rights agreement and upon exercise of the warrants, the Company can satisfy its obligation by delivering unregistered shares of common stock.

Prior to entering into to the registration rights agreement and the letter agreement on January 31, 2006, the Company accounted for the Class W and Class Z Warrants issued to the initial securityholders as liabilities in accordance with the guidance of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Accordingly, the Company recorded the fair value of the warrants of $247,500 as a non-current liability on its balance sheet from the date of issuance through January 31, 2006. As a result of entering into the registration rights agreement, the warrants no longer are accounted for as liabilities and are classified in stockholder’s equity. For the period from inception (August 1, 2005) to January 31, 2008 no income (loss) was recorded related to recording the derivative to market value as there was no change in the fair value of such securities. The Company determined the fair value of the Class W and Class Z Warrants issued in August 2005 based on the aggregate purchase price paid to the Company of $247,500, or $0.05 per Warrant.

On January 31, 2006, the date of reclassification of the Warrants from liability to equity, the Company estimated that the fair value of the Class W and Class Z Warrants was still $0.05 per Warrant. The determination to value the Warrants at $0.05 was based on the cash purchase price paid in August 2005 by the holders, the fact that the Warrants were not publicly traded, the inherent price of $0.05 per Warrant contained in the Series A and Series B Units which were sold in the Offering, and an evaluation of the differences in the rights and privileges of the Warrants sold and issued in August 2005 versus the Warrants which were sold in the Offering.

Each Class W Warrant issued in the Offering and to the initial securityholders is exercisable with cash for one share of common stock. Except as set forth below, the Class W Warrants entitle the holder to purchase shares at $5.00 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the Business Combination and (b) July 10, 2007 and ending July 10, 2011. As of January 31, 2008 there were 12,711,000 Class W Warrants outstanding.

F - 12

Each Class Z Warrant issued in the Offering and to the initial securityholders is exercisable with cash for one share of common stock. Except as set forth below, the Class Z warrants entitle the holder to purchase shares at $5.00 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the Business Combination and (b) July 10, 2007 and ending July 10, 2013. As of January 31, 2008 there were 7,800,000 Class Z Warrants outstanding.

The Class W Warrants and Class Z Warrants outstanding prior to the Offering, all of which are held by the Company’s initial securityholders or their affiliates, shall not be redeemable by the Company as long as such warrants continue to be held by such securityholders or their affiliates. Except as set forth in the preceding sentence, the Company may redeem the Class W Warrants and/or Class Z Warrants with the prior consent of HCFP, in whole or in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and Class Z Warrant, respectively, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption (the “Measurement Period”). In addition, the Company may not redeem the Class W Warrants and/or the Class Z Warrants unless the shares of common stock underlying such warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for redemption.

The Class W and Class Z Warrants issued in the Offering will not be exercisable unless a registration statement covering the securities underlying the warrants is effective or an exemption from registration is available. Accordingly if the warrants are not able to be exercised such warrants may expire worthless. The Company has no obligation to net cash settle the exercise of the warrants.

The holders of Class W Warrants and Class Z Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock. As the proceeds from the exercise of the Class W Warrants and Class Z Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company’s financial condition or results of operations prior to a Business Combination.

F - 13

Underwriter Purchase Option

In connection with the Offering, the Company has issued to certain of the underwriters the UPO for $100 to purchase up to 25,000 Series A Units at an exercise price of $14.025 per unit and/or up to 230,000 Series B Units at an exercise price of $16.665 per unit. The Series A Units and Series B Units underlying the UPO will be exercisable in whole or in part, solely at HCFP’s discretion, commencing on the later of (a) completion of a Business Combination and (b) July 10, 2007 and ending July 10, 2011. The fair value of the UPO, inclusive of the receipt of the $100 cash payment, has been accounted as an expense of the Offering resulting in a charge directly to stockholders’ equity with a corresponding credit to additional paid-in-capital. The Company computed the fair value of the 25,000 Series A Units and 230,000 Series B Units underlying the UPO was approximately $641,000 using a Black-Scholes option-pricing model. The fair value of the UPO granted was estimated as of the date of grant using the following assumptions: (1) expected volatility of 38.419%, (2) risk-free interest rate of 5.10% and (3) contractual life of 5 years. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the UPO and the underlying warrants and the market price of the units and underlying securities) to exercise the UPO without the payment of any cash. Each of the Series A Units and Series B Units included in the UPO are identical to the Series A Units and Series B Units sold in the Offering, except that the exercise price of the Class W Warrants underlying the Series B Units and the Class Z Warrants underlying the Series A Units will be $5.50 per share and the Class Z Warrants underlying the Series A Units shall only be exercisable until the fifth anniversary of the Offering.

During the registration process for the offering, the Company amended the form of UPO to clarify that the Company has no obligation to net cash settle the exercise of the UPO or the warrants underlying the UPO. The holder of the UPO will not be entitled to exercise the UPO or the warrants underlying the UPO unless a registration statement covering the securities underlying the UPO is effective or an exemption from registration is available. If the holder is unable to exercise the UPO or underlying warrants, the UPO or warrants, as applicable, will expire worthless.

F - 14

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)

INDEX

Condensed Financial Statements:

Condensed Balance Sheets as of April 30, 2008 (unaudited) and July 31, 2007 (audited)	F-2

Condensed Statements of Operations, for the three months ended
April 30, 2008 and 2007, for the nine months ended
April 30, 2008 and 2007, for the period from inception (August 1, 2005)
to April 30, 2007, and for the period from inception
(August 1, 2005) to April 30, 2008 (Unaudited)	F-3

Condensed Statement of Stockholders' Equity for the period from inception (August 1, 2005) to July 31, 2007 and the nine months ended April 30, 2008 (unaudited)	F-4

Condensed Statements of Cash Flows, the nine months ended
April 30, 2008 and 2007 for the period from inception
(August 1, 2005) to April 30, 2007, and for the period from inception
(August 1, 2005) to April 30, 2008 (Unaudited)	F-5

Notes to Unaudited Condensed Financial Statements	F-6 - F-12

F - 1

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Balance Sheets

	As of April 30, 2008 (Unaudited)	As of July 31, 2007 (Audited)

ASSETS

Current Assets:

Cash and cash equivalents	$638,692	$1,123,856
Investments held in Trust
including interest receivable of $95,209, and $151,773 (Note 1)	54,766,502	53,540,204
Interest receivable	-	1,025
Prepaid expenses	19,568	7,741

Total assets	$55,424,762	$54,672,826

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accrued expenses	351,779	134,575

Total current liabilities	351,779	134,575

Common stock, Class B subject to possible conversion,
( 2,046,176 shares at conversion value) (Note 1)	10,947,824	10,702,687

Commitments (Note 4)

Stockholders' Equity (Notes 2, 5 and 6)
40,000,000 shares authorized, 1,065,100 shares
issued and outstanding	107	107
Common stock, Class B, par value $.0001 per share,
12,000,000 shares authorized, 8,189,824 shares issued
and outstanding (excluding 2,046,176 shares subject to
possible conversion)	819	819
Additional paid-in-capital	42,195,078	42,440,215
Retained earnings accumulated in the development stage	1,929,155	1,394,423

Total stockholders' equity	44,125,159	43,835,564

Total liabilities and stockholders' equity	$55,424,762	$54,672,826

See Notes to Unaudited Condensed Financial Statements

F - 2

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Statement of Operations
(unaudited)

	For the three months ended		For the nine months ended		Period from inception (August 1, 2005) to	Period from inception (August 1, 2005) to
	April 30, 2008	April 30, 2007	April 30, 2008	April 30, 2007	April 30, 2008	April 30, 2007

Revenue	$-	$-	$-	$-	$-	$-

Operating expenses:
Professional fees	316,418	24,921	540,270	98,394	699,854	128,997
Delaware franchise tax	15,781	15,240	25,314	49,709	169,151	127,751
Other general and administrative expenses (Note 4)	65,686	46,319	151,635	151,767	364,692	158,588

Loss from operations	(397,885)	(86,480)	(717,219)	(299,870)	(1,233,697)	(415,336)

Interest Income	320,349	461,348	1,251,951	1,388,460	3,162,851	1,419,074

Income (loss) before provision for income taxes	(77,536)	374,868	534,732	1,088,590	1,929,154	1,003,738
Provision for income taxes	-	-	-	-	-	-

Net income (loss) for the period	$(77,536)	$374,868	$534,732	$1,088,590	$1,929,154	$1,003,738

Accretion of Trust Fund relating to Class B
common stock subject to possible conversion	(63,061)	(83,671)	(245,137)	(268,241)	(620,486)	(274,094)

Net income (loss) attributable to other Class B stockholders
and common stockholders	$(140,597)	$291,197	$289,595	$820,349	$1,308,668	$729,644

Weighted average Class B common shares outstanding
subject to possible conversion	2,046,176	2,046,176	2,046,176	2,046,176

Net income per Class B common share subject to possible
conversion, basic and diluted	$0.03	$0.04	$0.12	$0.13

Weighted average number of shares outstanding, basic and diluted	9,254,924	9,254,924	9,254,924	9,254,924

Net income (loss) per share, basic and diluted	$(0.02)	$0.03	$0.03	$0.09

See Notes to Unaudited Condensed Financial Statements

F - 3

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Statement of Stockholders' Equity for the period
from inception (August 1, 2005) to April 30, 2008

	Common Stock		Common Stock, Class B		Additional Paid -In Capital	Deficit accumulated in the development stage	Total
	Shares	Amount	Shares	Amount

Balance, August 1, 2005 (inception)	-	$-	-	$-	$-	$-	$-

Issuance of Common Stock to initial
stockholder	100	-	-	-	500	-	500

Issuance of 4,950,000 Warrants
at $0.05 Per Warrant	-	-	-	-	247,500	-	247,500

Sale of 532,500 Series A Units, 5,118,000
Series B Units through public offering
net of underwriters' discount and
offering expenses and net of proceeds
of 10,333,190 allocable to
2,046,176 shares of common stock,
Class B subject to possible conversion	1,065,000	107	8,189,824	819	42,567,464	-	42,568,390

Proceeds from sale of underwriters'
purchase option	-	-	-	-	100		100

Accretion relating to Class B common
stock subject to possible conversion					(5,853)		(5,853)

Net loss for the period	-	-	-	-	-	(84,852)	(84,852)

Balance, July 31, 2006	1,065,100	107	8,189,824	819	42,809,711	(84,852)	42,725,785

Accretion relating to Class B common
stock subject to possible conversion					(369,496)		(369,496)

Net income for the period						1,479,275	1,479,275

Balance, July 31, 2007	1,065,100	$107	8,189,824	$819	$42,440,215	$1,394,423	$43,835,564

Accretion relating to Class B common
stock subject to possible conversion					(245,137)		(245,137)

Net income for the period (unaudited)						534,732	534,732

Balance, April 30, 2008	1,065,100	$107	8,189,824	$819	$42,195,078	$1,929,155	$44,125,159

See Notes to Unaudited Condensed Financial Statements

F - 4

Israel Growth Partners Acquisition Corp.
(a corporation in the development stage)
Condensed Statement of Cash Flows
(unaudited)

	For the nine months ended	For the nine months ended	Period from inception (August 1, 2005) to	Period from inception (August 1, 2005) to
	April 30, 2008	April 30, 2007	April 30, 2008	April 30, 2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net income for the period	$534,732	$1,088,590	$1,929,156	$1,003,738
Adjustments to reconcile net income to net cash used in operating activities:
Gain on maturity of Securities held in Trust Fund	(1,282,862)	(1,221,237)	(2,979,493)	(1,221,237)
Changes in operating assets and liabilities:
Decrease (increase) in interest receivable in trust	56,564	(120,640)	(95,209)	(149,917)
Decrease in accounts receivable - interest	1,025	-	-	-
Increase in prepaid expenses	(11,827)	(23,035)	(19,569)	(28,429)
Increase in accrued expenses	217,204	64,686	351,779	98,317

Net cash used in operating activities	(485,164)	(211,636)	(813,336)	(297,528)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Securities held in trust	(487,273,649)	(470,805,706)	(1,169,445,325)	(522,497,506)
Maturity of Securities held in trust	487,273,649	470,805,706	1,117,753,525	470,805,706

Net cash used in investing activities	-	-	(51,691,800)	(51,691,800)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholder	-	-	500	500
Proceeds from issuance of warrants	-	-	247,500	247,500
Proceeds from sale of underwriters' purchase option	-	-	100	100
Portion of net proceeds from sale of Series B units
through public offering allocable to shares of
common stock, Class B subject to possible
conversion	-	-	10,327,338	10,327,338
Net proceeds from sale of Series A and B units through public
offering allocable to stockholders' equity	-	(150,860)	42,568,390	42,568,390

Net cash (used in) provided by financing activities	-	(150,860)	53,143,828	53,143,828

Net increase (decrease) in cash and cash equivalents	(485,164)	(362,496)	638,692	1,154,500

Cash and cash equivalents
Beginning of period	1,123,856	1,516,996	-	-

End of period	$638,692	$1,154,500	$638,692	$1,154,500

Supplemental disclosure of non-cash financing activities:
Fair value of underwriter purchase option included in offering costs	$-	$-	$641,202	$641,202

Accretion of Trust Fund relating to Class B common stock subject to possible coversion	$(245,137)	$(268,241)	$(620,486)	$(274,094)

See Notes to Unaudited Condensed Financial Statements

F - 5

NOTE 1 – ORGANIZATION AND BUSINESS OPERATIONS

Israel Growth Partners Acquisition Corp. (the “Company”) was incorporated in Delaware on August 1, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business which has operations or facilities located in Israel, or which is a company operating outside of Israel which the Company’s management believes would benefit from establishing operations or facilities in Israel (a “Target Business”). All activity from inception (August 1, 2005) through April 30, 2008 related to the Company’s formation and capital raising activities. The Company has selected July 31 as its year end.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”.

The registration statement for the Company’s initial public Offering (“Offering”) was declared effective on July 11, 2006. The Company consummated the Offering of 500,000 series A Units (Note 2) and 4,600,000 Series B Units (Note 2) on July 18, 2006. On July 26, 2006, the Company consummated the closing of an additional 32,500 Series A Units and 518,000 Series B Units which were subject to an over-allotment option granted to the underwriters. The Offering generated total net proceeds of approximately $52.9 million of which $51.7 million was placed in trust. The Company’s management has broad authority with respect to the application of the proceeds of the Offering although substantially all of the proceeds of the Offering are intended to be applied generally toward consummating a merger, capital stock exchange, asset acquisition or other similar transaction with a Target Business (a “Business Combination”). An amount of $54,766,502 including accrued interest of $95,209 is being held in an interest-bearing trust account (“Trust Fund”) to be returned to the holders of Class B common stock if a Business Combination is not contracted in 18 months, or consummated in 24 months, subsequent to the Offering (the “Target Business Acquisition Period”). In the event there is no Business Combination, the Company will dissolve and any remaining net assets, after the distribution of the Trust Fund to Class B stockholders, will be distributed to the holders of common stock sold in the Offering.

Both the common stock and the Class B common stock have one vote per share. However, the Class B stockholders may, and the common stockholders may not, vote in connection with a Business Combination. Further, should a Business Combination not be consummated during the Target Business Acquisition Period, in the event it receives stockholder approval for its plan of dissolution, the Company’s Trust Fund would be distributed pro-rata to all of the Class B common stockholders and their Class B common shares would be cancelled and returned to the status of authorized but unissued shares.

Common stockholders will not receive any of the proceeds from the Trust Fund should a Business Combination not be consummated.

The Company, after signing a definitive agreement for a Business Combination, is obliged to submit such transaction for approval by a majority of the Class B common stockholders of the Company. Class B stockholders that vote against such proposed Business Combination are, under certain conditions, entitled to convert their shares into a pro-rata distribution from the Trust Fund (the “Conversion Right”). The actual per-share conversion price will be equal to the amount in the Trust Fund (inclusive of any interest thereon) as of two business days prior to the proposed Business Combination, divided by the number of Class B shares sold in the Offering, or approximately $5.35 per share based on the value of the Trust Fund as of April 30, 2008. As a result of the Conversion Right, $10,947,824 (including accretion of $620,486) relating to 2,046,176 shares of Class B Common Stock subject to possible conversion, has been classified in temporary equity as Common Stock, Class B subject to possible conversion on the accompanying balance sheet as of April 30, 2008. In the event that holders of a majority of the outstanding shares of Class B common stock vote for the approval of the Business Combination and the holders owning 20% or more of the outstanding Class B common stock do not exercise their Conversion Rights, the Business Combination may then be consummated. Upon completion of such Business Combination and the payment of any Conversion Rights (and related cancellation of Class B common stock), the remaining shares of Class B common stock would be converted to common stock.

F - 6

NOTE 2 – OFFERING

In the Offering, effective July 11, 2006, the Company sold to the public an aggregate of 532,500 Series A Units (the “Series A Units” or a “Series A Unit”) and 5,118,000 Series B Units (the “Series B Units” or a “Series B Unit”) at a price of $8.50 and $10.10 per unit, respectively. Proceeds from the Offering, totaled approximately $52.9 million, which was net of approximately $3.3 million in underwriting expenses and other registration costs incurred through July 26, 2006. Each Series A Unit consists of two shares of the Company’s common stock, and ten Class Z Warrants (each a “Class Z Warrant”). Each Series B Unit consists of two shares of the Company’s Class B common stock, and two Class W Warrants (each a “Class W Warrant”).

Each Class W Warrant included in the units sold in the Offering entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00, subject to adjustment in certain circumstances, commencing on the later of (a) July 11, 2007 and (b) the completion of a Business Combination. The Class W Warrants will expire on July 10, 2011 or earlier upon redemption. Each Class Z Warrant included in the units sold in the Offering entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00, subject to adjustment in certain circumstances, commencing on the later of (a) July 11, 2007 and (b) the completion of a Business Combination. The Class Z Warrants will expire on July 10, 2013 or earlier upon redemption. The Company may redeem the outstanding Class W Warrants and/or Class Z Warrants with the prior consent of HCFP/Brenner Securities LLC (“HCFP”), the representative of the underwriters of the Offering, in whole or in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and a Class Z Warrant, respectively, for any 20 trading days within any 30 trading day period ending three business days before the Company sent the notice of redemption.

The Company has also sold to certain of the underwriters for an aggregate of $100, an option (the “Underwriter’s Purchase Option” or “UPO”) to purchase up to a total of 25,000 additional Series A Units and/or 230,000 additional Series B Units (see Note 6).

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL STATEMENTS – The accompanying unaudited condensed financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the Company’s audited financial statements and footnotes thereto for the year ended to July 31, 2007 included in the Company’s Form 10-K filed on October 9, 2007. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. The financial statements reflect all adjustments (consisting primarily of normal recurring adjustments) that are, in the opinion of management necessary for a fair presentation of the Company’s financial position and results of operations. The operating results for the nine months ended April 30, 2008 are not necessarily indicative of the results to be expected for any other interim period of any future year.

F - 7

CASH AND CASH EQUIVALENTS – Included in cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

CONCENTRATION OF CREDIT RISK – Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

INVESTMENTS HELD IN TRUST – Investments held in the Trust Fund consist of municipal money fund securities with maturities of up to 30 days. Such securities generate current income which is exempt from federal income tax and therefore no provision for income taxes is required for the period ended April 30, 2008.

INCOME TAXES – Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based in enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Franchise taxes incurred in the State of Delaware are included in general and administrative expenses.

NET INCOME PER SHARE – Net income per share is computed based on the weighted average number of shares of common stock and Class B common stock outstanding.

Basic earnings (loss) per share is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Basic net income per share is calculated by dividing net income attributable to (1) common and Class B stockholders and (2) Class B common stockholders subject to possible conversion by their weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding warrants to purchase common stock and the UPO are antidilutive, as their exercise prices are greater than the average market price of common stock during the period, they have been excluded from the Company’s computation of net income per share. Therefore, basic and diluted income per share were the same for the period from inception (August 1, 2005) through April 30, 2008.

FAIR VALUE OF FINANCIAL INSTRUMENTS – The fair values of the Company’s assets and liabilities that qualify as financial instruments under SFAS No. 107 approximate their carrying amounts presented in the accompanying condensed balance sheets at July 31, 2007 and April 30, 2008.

USE OF ESTIMATES – The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS – In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements “SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. The Company will evaluate the potential impact, if any, of the adoption of SFAS No. 157 on its financial position, results of operations and cash flows.

F - 8

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to elect to measure many financial instruments and certain other items at fair value. Upon adoption of SFAS No. 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at initial recognition of the asset or liability or upon a remeasurement event that gives rise to new-basis accounting. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be carried at fair value nor does it eliminate disclosure requirements included in other accounting standards. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007 and may be adopted earlier but only if the adoption is in the first quarter of the fiscal year. The company is considering whether to adopt SFAS No. 159.

In July 2007, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in an income tax return. FIN 48 also provides guidance in derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN48 does not impact on the Company’s financial statements.

In December 2007, the FASB issued SFAS 141 (revised 2007), Business Combinations,(“SFAS 141(R)”). SFAS 141(R) retains the fundamental requirements of the original pronouncement requiring that the purchase method be used for all business combinations, but also provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired and liabilities assumed arising from contingencies, the capitalization of in-process research and development at fair value, and the expensing of acquisition-related costs as incurred. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. In the event that the Company completes acquisitions subsequent to its adoption of SFAS 141 (R), the application of its provisions will likely have a material impact on the Company’s results of operations, although the Company is not currently able to estimate that impact.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51. SFAS 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning after December 15, 2008, and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements are applied prospectively. The Company does not expect the adoption of SFAS 160 to have a material impact on its financial condition or results of operations.

The Company does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 4 – COMMITMENTS

Administrative Services

Commencing on July 11, 2006, the effective date of the Offering, the Company is obligated to pay an affiliate of the Company’s chief financial officer, $7,500 per month for office, secretarial and administrative services. An amount of $22,500 for the three months ended April 30, 2008 and $67,500 for the nine months ended April 30, 2008 is included in general and administrative expenses on the accompanying condensed statements of operations and $162,581 for period from Inception (August 1, 2005) to April 30, 2008.

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Financial Advisory Services

HCFP has been engaged by the Company to act as the Company’s non-exclusive investment banker in connection with a proposed Business Combination. For assisting the Company in structuring and negotiating the terms of a Business Combination, the Company will pay HCFP a cash transaction fee of $1,500,000 upon consummation of a Business Combination.

Solicitation Services

The Company has engaged HCFP, on a non-exclusive basis, to act as its agent for the solicitation of the exercise of the Company’s Class W Warrants and Class Z Warrants. In consideration for solicitation services, the Company will pay HCFP a commission equal to 5% of the exercise price for each Class W Warrant and Class Z Warrant exercised after July 10, 2007 if the exercise is solicited by HCFP. No solicitation services were provided during the three months ended April 30, 2008.

NOTE 5 – CAPITAL STOCK

Preferred Stock

The Company is authorized to issue up to 5,000 shares of Preferred Stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock and Class B Common Stock

The Company is authorized to issue 40,000,000 shares of common stock and 12,000,000 shares of Class B common stock. As of April 30, 2008, there are 1,065,100 shares of the Company’s common stock issued and outstanding and 10,236,000 shares of the Company’s Class B stock issued and outstanding, including 2,046,176 Class B common shares subject to possible conversion.

As of April 30, 2008, there are 6,967,900 and 1,304,000 authorized but unissued shares of the Company’s common stock and the Company’s Class B common stock, respectively, available for future issuance, after appropriate reserves for the issuance of common stock in connection with the Class W Warrants and Class Z Warrants, the Underwriters Purchase Option and the officer’s and director’s Class W Warrants and Class Z Warrants.

The Company currently has no commitments to issue any shares of common stock other than as described herein; however, the Company will, in all likelihood, issue a substantial number of additional shares in connection with a Business Combination. To the extent that additional shares of common stock are issued, dilution to the interests of the Company’s stockholders who participated in the Offering will occur.

NOTE 6 – WARRANTS AND OPTION TO PURCHASE COMMON STOCK

Warrants

In August 2005, the Company sold and issued Class W Warrants to purchase 2,475,000 shares of the Company’s common stock, and Class Z Warrants to purchase 2,475,000 shares of the Company’s common stock to its initial securityholders, for an aggregate purchase price of $247,500, or $0.05 per warrant.

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The Class W and Class Z Warrants outstanding prior to the offering are also subject to a registration rights agreement. On January 31, 2006, the Company and the initial security holders entered into a registration rights agreement and a letter agreement which revised the terms of the Company’s obligations under the warrant and registration rights agreement to clarify that the Company will only deliver unregistered common shares on the exercise of the warrants.

The Class W Warrants and Class Z Warrants outstanding prior to the Offering may be exercised with cash on or prior to their respective expiration dates. Although the Company’s initial security holders may make a written demand that the Company file a registration statement, the Company is only required to use its best efforts to cause the registration statement to be declared effective and, once effective, only to use its best efforts to maintain its effectiveness. Accordingly, the Company’s obligation is merely to use its best efforts in connection with the registration rights agreement and upon exercise of the warrants, the Company can satisfy its obligation by delivering unregistered shares of common stock.

Prior to entering into to the registration rights agreement and the letter agreement on January 31, 2006, the Company accounted for the Class W and Class Z Warrants issued to the initial security holders as liabilities in accordance with the guidance of EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Accordingly, the Company recorded the fair value of the warrants of $247,500 as a non-current liability on its balance sheet from the date of issuance through January 31, 2006. As a result of entering into the registration rights agreement, the warrants no longer are accounted for as liabilities and are classified in stockholder’s equity. For the period from inception (August 1, 2005) to April 30, 2008, no income (loss) was recorded related to recording the derivative to market value as there was no change in the fair value of such securities. The Company determined the fair value of the Class W and Class Z Warrants issued in August 2005 based on the aggregate purchase price paid to the Company of $247,500, or $0.05 per Warrant.

On January 31, 2006, the date of reclassification of the Warrants from liability to equity, the Company estimated that the fair value of the Class W and Class Z Warrants was still $0.05 per Warrant. The determination to value the Warrants at $0.05 was based on the cash purchase price paid in August 2005 by the holders, the fact that the Warrants were not publicly traded, the inherent price of $0.05 per Warrant contained in the Series A and Series B Units which were sold in the Offering, and an evaluation of the differences in the rights and privileges of the Warrants sold and issued in August 2005 versus the Warrants which were sold in the Offering.

Each Class W Warrant issued in the Offering and to the initial securityholders is exercisable with cash for one share of common stock. Except as set forth below, the Class W Warrants entitle the holder to purchase shares at $5.00 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the Business Combination and (b) July 10, 2007 and ending July 10, 2011. As of April 30, 2008 there were 12,711,000 Class W Warrants outstanding.

Each Class Z Warrant issued in the Offering and to the initial securityholders is exercisable with cash for one share of common stock. Except as set forth below, the Class Z warrants entitle the holder to purchase shares at $5.00 per share, subject to adjustment in the event of stock dividends and splits, reclassifications, combinations and similar events for a period commencing on the later of: (a) completion of the Business Combination and (b) July 10, 2007 and ending July 10, 2013. As of April 30, 2008 there were 7,800,000 Class Z Warrants outstanding.

The Class W Warrants and Class Z Warrants outstanding prior to the Offering, all of which are held by the Company’s initial securityholders or their affiliates, shall not be redeemable by the Company as long as such warrants continue to be held by such securityholders or their affiliates. Except as set forth in the preceding sentence, the Company may redeem the Class W Warrants and/or Class Z Warrants with the prior consent of HCFP, in whole or in part, at a price of $.05 per warrant at any time after the warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sale price of the Company’s common stock equals or exceeds $7.50 per share and $8.75 per share, for a Class W Warrant and Class Z Warrant, respectively, for any 20 trading days within a 30 trading day period ending three business days before the Company sent the notice of redemption (the “Measurement Period”). In addition, the Company may not redeem the Class W Warrants and/or the Class Z Warrants unless the shares of common stock underlying such warrants are covered by an effective registration statement from the beginning of the measurement period through the date fixed for redemption.

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The Class W and Class Z Warrants issued in the Offering will not be exercisable unless a registration statement covering the securities underlying the warrants is effective or an exemption from registration is available. Accordingly if the warrants are not able to be exercised such warrants may expire worthless. The Company has no obligation to net cash settle the exercise of the warrants.

The holders of Class W Warrants and Class Z Warrants do not have the rights or privileges of holders of the Company’s common stock or any voting rights until such holders exercise their respective warrants and receive shares of the Company’s common stock. As the proceeds from the exercise of the Class W Warrants and Class Z Warrants will not be received until after the completion of a Business Combination, the expected proceeds from exercise will not have any effect on the Company’s financial condition or results of operations prior to a Business Combination.

Underwriter Purchase Option

In connection with the Offering, the Company has issued to certain of the underwriters the UPO for $100 to purchase up to 25,000 Series A Units at an exercise price of $14.025 per unit and/or up to 230,000 Series B Units at an exercise price of $16.665 per unit. The Series A Units and Series B Units underlying the UPO will be exercisable in whole or in part, solely at HCFP’s discretion, commencing on the later of (a) completion of a Business Combination and (b) July 10, 2007 and ending July 10, 2011. The fair value of the UPO, inclusive of the receipt of the $100 cash payment, has been accounted as an expense of the Offering resulting in a charge directly to stockholders’ equity with a corresponding credit to additional paid-in-capital. The Company computed the fair value of the 25,000 Series A Units and 230,000 Series B Units underlying the UPO was approximately $641,000 using a Black-Scholes option-pricing model. The fair value of the UPO granted was estimated as of the date of grant using the following assumptions: (1) expected volatility of 38.419%, (2) risk-free interest rate of 5.10% and (3) contractual life of 5 years. The UPO may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the UPO (the difference between the exercise prices of the UPO and the underlying warrants and the market price of the units and underlying securities) to exercise the UPO without the payment of any cash. Each of the Series A Units and Series B Units included in the UPO are identical to the Series A Units and Series B Units sold in the Offering, except that the exercise price of the Class W Warrants underlying the Series B Units and the Class Z Warrants underlying the Series A Units will be $5.50 per share and the Class Z Warrants underlying the Series A Units shall only be exercisable until the fifth anniversary of the Offering.

During the registration process for the offering, the Company amended the form of UPO to clarify that the Company has no obligation to net cash settle the exercise of the UPO or the warrants underlying the UPO. The holder of the UPO will not be entitled to exercise the UPO or the warrants underlying the UPO unless a registration statement covering the securities underlying the UPO is effective or an exemption from registration is available. If the holder is unable to exercise the UPO or underlying warrants, the UPO or warrants, as applicable, will expire worthless.

NOTE 7 – RECENT SIGNIFICANT EVENTS

On March 6, the Company entered into a merger agreement with Negevtech Ltd., an Israeli company.

The merger, as set forth in the merger agreement, is subject to several conditions, including (a) the approval of the Company’s class B common stockholders and will only occur upon such approval if holders of less than 20% of the outstanding class B common stock shares exercise their conversion rights, (b) the approval of the Company’s common and class B common stock, voting together as a single class, and (c) the effectiveness of a registration on Form F-4 pursuant to which Negevtech’s ordinary shares shall be eligible for trading on the Over-the-Counter Bulletin Board (or shall have been listed for trading on NASDAQ). Negevtech is currently in the process of its application for effectiveness of its registration on Form F-4 to register its ordinary shares to be issued to IGPAC stockholders in the merger under the rules and regulations of the SEC. If approved by the required votes of the Company’s stockholders, and the remaining conditions in connection with the merger are satisfied, the transaction is expected to close in the third quarter of 2008. There can be no assurance that conditions to the merger will be satisfied and that the transaction will be approved by the Company’s stockholders.

F - 12

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. indemnification of Directors and Officers

        The laws of Israel set forth the following provision for the indemnification of members of the Board of Directors and officers of an Israeli corporation:

        The Israeli Companies Law provides that a company cannot exculpate an officeholder (which is defined under the Israeli Companies Law to include a director, general manager, managing director, chief executive officer, executive vice president, vice president, other managers directly subordinate to the general manager and any other person fulfilling or assuming any of the foregoing positions or responsibilities without regard to such person’s title) from liability with respect to a breach of his or her duty of loyalty. However, the Israeli Companies Law allows companies to exculpate in advance an officeholder from his or her liability to the company, in whole or in part, with respect to a breach of his or her duty of care, except for a breach by a director of his or her duty of care with respect to dividends or other distributions to shareholders.

        Negevtech’s articles of association provide that Negevtech may, to the maximum extent permitted by law, exempt and release an officer of Negevtech, including in advance, from and against all his or her liability for damages due to a breach of his or her duty of care to Negevtech. Furthermore, Negevtech’s articles of association provide that the directors of Negevtech are released and exempt from all liability due to the breach of his duty of care to the maximum extent permitted by law with respect to any such breach which has been or may be committed.

        Under the Israeli Companies Law, a company is entitled to indemnify any officer, if the articles of association of the company permit such an indemnification, as a result of a liability or an expense imposed on him or her or expended by him or her as a result of any action performed by the officer in his or her capacity as officer of Negevtech in respect of any of the following: (a) monetary liability imposed on the officer in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court; (b) reasonable litigation expenses, including legal fees, paid for by the officer as a result of an investigation or proceeding conducted against such officer by an authority authorized to conduct such investigation or proceeding, and which investigation or proceeding (i) concluded without the filing of an indictment against such officer and without there having been a financial obligation imposed against such officer in lieu of a criminal proceeding, or (ii) concluded without the filing of an indictment against such officer but with there having been a financial obligation imposed against such officer in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; (c) reasonable litigation expenses, including legal fees, paid for by the officer, or which the officer is obligated to pay under a court order, in a proceeding brought against the officer by the company, or on its behalf, or by another person, or in a criminal proceeding in which the officer is acquitted, or in a criminal proceeding in which the officer was convicted of an offense that does not require proof of criminal intent.

        Under the Israeli Companies law, a company may indemnify (i) prospectively, provided that such indemnification is limited to the types of events, which, in the opinion of the board of directors, could have been foreseen in light of the company’s operations at the time that the indemnification obligation was given, and to the amount or criteria determined by the board of directors as reasonable under the circumstances of the case; or (ii) retroactively.

        Negevtech’s articles of association provide that the company may indemnify its officers to the fullest extent permitted by law.

        Under the Israeli Companies Law, a company may purchase insurance to cover the liability of any officer, if the articles of association permit such insurance as a result of any of the following acts or omissions performed by the officer in his or her capacity as an officer of the company: (a) breach of a duty of care vis-à-vis the company or vis-à-vis another person; (b) breach of a loyalty duty vis-à-vis the company, provided that the officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the company; or (c) financial liability which shall be imposed upon said officer in favor of another person as a result of any action which was performed by said officer

        Negevtech’s articles of association provide that the Company may indemnify its officers as aforesaid, as well as in any other circumstances with respect to which the company may insure the officer.

        Pursuant to the Israeli Companies Law, indemnification of, exculpation of and procurement of insurance coverage for, officeholders in a public company must be approved by the audit committee, the board of directors and, if the officeholder is a director, by the company’s shareholders.

        The Israeli Companies Law provides that a company may not exculpate or indemnify an officeholder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of any of the following: (a) a breach by the officeholder of his or her duty of loyalty unless, with respect to insurance and indemnification, the officeholder acted in good faith and had a reasonable basis to believe that the act would not cause the company harm; (b) a breach by the officeholder of his or her duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences, except if such breach is done only with negligence; (c) any act or omission done with the intent to derive an illegal personal gain; or (d) a fine or monetary settlement imposed upon the officeholder.

        Negevtech’s Articles of Association allows it to exempt, indemnify and insure its officeholders to the fullest extent permitted by the Companies Law. Negevtech’s directors and officers are currently covered by a directors and officers’ liability insurance policy with coverage of up to $5 million. As of the date of this prospectus/proxy statement, no claims for directors and officers’ liability insurance have been filed under this policy and Negevtech is not aware of any pending or threatened litigation or proceeding involving any of its directors or officers in which indemnification is sought.

        Negevtech has entered into Indemnification and Release Letters with each of its directors undertaking to indemnify them and to release them to the fullest extent permitted by law, including with respect to liabilities resulting from this proposed merger to the extent that these liabilities are not covered by insurance. The aggregate amount of indemnification undertaking of Negevtech towards all indemnified officeholders amounts to $10 million in the aggregate.

        The U.S. Securities and Exchange Commission is in the opinion that indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

        For a period of five years after the closing of the merger, Negevtech has undertaken to maintain in effect policies ensuring the liability of IGPAC’s directors and officers insurance with respect to matters existing or occurring prior to the closing of the merger (including acts or omissions occurring in connection with the approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement).

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Merger (attached as Annex 1 to the proxy statement/prospectus that is part of this Registration Statement).

3.1	Articles of Association of Negevtech as amended and restated as of December 13, 2007. **

3.2	Form of Articles of Association of Negevtech to be effective as of the closing of the Merger.

3.3	Memorandum of Association of Negevtech (translation from Hebrew) **

4.1	Form of Registration Rights Agreement (attached as Annex 4 to the proxy statement/prospectus that is part of this Registration Statement).

4.2	Negevtech 2001 Share Option Plan. **

4.3	Negevtech 2002 Share Option Plan. **

4.4.	Form of Option Agreement under Negevtech 2001 Share Option Plan. **

4.5	Form of Option Agreement under Negevtech 2002 Share Option Plan. **

4.6	Amended and Restated Shareholders Rights Agreement as of July 20, 2007. **

4.7	Form of Warrant Agreement between American Stock Transfer & Trust Company and IGPAC.**

4.8	Negevtech 2008 Equity Remuneration Plan

5.1	Form of Opinion of Tulchinsky Stern Marciano Cohen & Co., Negevtech's counsel, regarding the legality of the ordinary shares of Negevtech.

9.1	Form of Voting Agreement between IGPAC and certain shareholders of Negevtech (attached as Annex 5 to the proxy statement/prospectus that is part of this Registration Statement).

10.1	Forms of Negevtech Shareholders Letters of Undertaking (attached as Annex 2 to the proxy statement/prospectus that is part of this Registration Statement).

10.2.	Forms of Lock-up Agreements (attached as Annex 3 to the proxy statement/prospectus that is part of this Registration Statement).

10.3	Convertible Loan Agreement between Negevtech and certain of its Shareholders as amended June 5, 2008.

10.4	Loan Agreement between Negevtech and Plenus III entities.

10.5	Loan Agreement between Negevtech and Kreos Capital II Limited. †

10.6	A summary of the terms of Negevtech Lease Agreement with respect to office space in Israel (translated from Hebrew) **

10.7	Debenture between Negevtech and Bank Leumi Le-Israel B.M. dated December 22, 2004

10.8	Debenture between Negevtech and Bank Leumi Le-Israel B.M. dated March 2, 2005

10.9	Indemnification and Release letter between Negevtech and Meir Barel. **

10.10	Indemnification and Release letter between Negevtech and Eran Gersht. **

10.11	Indemnification and Release letter between Negevtech and Bart Markus. **

10.12	Form of Indemnification and Release Letter to be adopted by Negevtech

10.13	Indemnification and Release letter between Negevtech and Eddy Shalev. **

10.14	Indemnification and Release letter between Negevtech and Aaron Mankovski. **

10.15	Indemnification and Release letter between Negevtech and Jaron Lotan. **

10.16	Negevtech’s Series A-1 Preferred Share Purchase Agreement dated July 20, 2007. †

10.17	Negevtech’s Series BB-4 Preferred Share Purchase Agreement dated September 26, 2006. †

10.18	Negevtech’s Series BB Rights Notice dated May 31, 2006.

10.19	Negevtech’s Series BB Preferred Share Purchase Agreement dated March 22, 2006. †

10.20	Engagement Letter between Negevtech and Stifel, Nicolaus and Company, Incorporated

21	List of Significant Subsidiaries of Negevtech. **

23.1	Consent of Kesselman & Kesselman, CPA a member of PricewaterhouseCoopers International Limited with respect to Negevtech.

23.2	Consent of BDO Ziv Haft with respect to IGPAC.

23.3	Consent of BDO Seidman, LLP for the inclusion of its report dated October 24, 2006.

23.4	Consent of Giza Singer Even Ltd. with respect to IGPAC.**

24.1	Power of Attorney (included on signature page)

99.1	Form of proxy card for the special meeting of stockholders of IGPAC. **

99.2	Form of Chairman’s letter to the stockholders of IGPAC (included in the proxy statement/prospectus that is part of this Registration Statement).

99.3	Form of Notice of Special Meeting of stockholders of IGPAC (included in the proxy statement/prospectus that is part of this Registration Statement).

99.4	Form of Ordinary Share Certificate of Negevtech. **

99.5	Agreement to furnish to SEC all exhibits and schedules to Agreement and Plan of Merger dated March 6, 2008. **

**	Previously Filed.

†	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.

Item 22. Undertakings

        The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	to include any prospectus required by section 10(a)(3) of the Securities Act;

b.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

A.	Paragraphs (1)(a) and (1)(b) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.	Paragraphs (1)(a), (1)(b) and (1)(c) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.	The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

6.	The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.	The undersigned Registrant hereby undertake (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the U.S. for purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

8.	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

9.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

10.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

11.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, Israel, on June 20, 2008.

NEGEVTECH LTD. By: /s/ Dr. Rivka Sherman —————————————— Name: Dr. Rivka Sherman Title: President & Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Rivka Sherman and Oz Desheh, and each of them, in his/her individual capacity, as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

By: /s/ Dr. Rivka Sherman ——————————————	President & Chief Executive Officer (Principal Executive Officer)	June 20, 2008
Name: Dr. Rivka Sherman

By: /s/ Oz Desheh ——————————————	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 20, 2008
Name: Oz Desheh

* ——————————————	Chairman of the Board of Directors	June 20, 2008
Name: Jaron Lotan

* ——————————————	Director	June 20, 2008
Name: Meir Barel

* ——————————————	Director	June 20, 2008
Name: Bart Markus

* ——————————————	Director	June 20, 2008
Name: Eran Gersht

* ——————————————	Director	June 20, 2008
Name: Eddy Shalev

* ——————————————	Director	June 20, 2008
Name: Aaron Mankovski

AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the undersigned on this 20th day of June, 2008.

By: /s/ Glyn Davies
——————————————
Name: Glyn Davies
Title: Corporate Vice President, Marketing and Sales & President, Negevtech Inc. (U.S.A.)
Negevtech, Inc.
Authorized Representative in the United States

*By: /s/ Oz Desheh —————————————— Name: Oz Desheh Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger (attached as Annex 1 to the proxy statement/prospectus that is part of this Registration Statement).

3.1	Articles of Association of Negevtech as amended and restated as of December 13, 2007. **

3.2	Form of Articles of Association of Negevtech to be effective as of the closing of the Merger.

3.3	Memorandum of Association of Negevtech (translation from Hebrew). **

4.1	Form of Registration Rights Agreement (attached as Annex 4 to the proxy statement/prospectus that is part of this Registration Statement).

4.2	Negevtech 2001 Share Option Plan. **

4.3	Negevtech 2002 Share Option Plan. **

4.4.	Form of Option Agreement under Negevtech 2001 Share Option Plan. **

4.5	Form of Option Agreement under Negevtech 2002 Share Option Plan. **

4.6	Amended and Restated Shareholders Rights Agreement as of July 20, 2007. **

4.7	Form of Warrant Agreement between American Stock Transfer & Trust Company and IGPAC. **

4.8	Negevtech 2008 Equity Remuneration Plan

5.1	Form of Opinion of Tulchinsky Stern Marciano Cohen & Co., Negevtech's counsel, regarding the legality of the ordinary shares of Negevtech.

9.1	Form of Voting Agreement between IGPAC and certain shareholders of Negevtech (attached as Annex 5 to the proxy statement/prospectus that is part of this Registration Statement).

10.1	Forms of Negevtech Amended and Restated Shareholders Letter Agreement (attached as Annex 2 to the proxy statement/prospectus that is part of this Registration Statement).

10.2.	Forms of Lock-up Agreements (attached as Annex 3 to the proxy statement/prospectus that is part of this Registration Statement).

10.3	Amended and Restated Convertible Loan Agreement between Negevtech and certain of its Shareholders.

10.4	Loan Agreement between Negevtech and Plenus III entities. **

10.5	Loan Agreement between Negevtech and Kreos Capital II Limited. ** †

10.6	A summary of the terms of Negevtech Lease Agreement with respect to office space in Israel (translated from Hebrew). **

10.7	Debenture between Negevtech and Bank Leumi Le-Israel B.M. dated December 22, 2004

10.8	Debenture between Negevtech and Bank Leumi Le-Israel B.M. dated March 2, 2005

10.9	Indemnification and Release letter between Negevtech and Meir Barel. **

10.10	Indemnification and Release letter between Negevtech and Eran Gersht. **

10.11	Indemnification and Release letter between Negevtech and Bart Markus.**

10.12	Form of Indemnification and Release Letter to be adopted by Negevtech

10.13	Indemnification and Release letter between Negevtech and Eddy Shalev. **

10.14	Indemnification and Release letter between Negevtech and Aaron Mankovski. **

10.15	Indemnification and Release letter between Negevtech and Jaron Lotan. **

10.16	Negevtech’s Series A-1 Preferred Share Purchase Agreement dated July 20, 2007. †

10.17	Negevtech’s Series BB-4 Preferred Share Purchase Agreement dated September 26, 2006. †

10.18	Negevtech’s Series BB Rights Notice dated May 31, 2006.

10.19	Negevtech’s Series BB Preferred Share Purchase Agreement dated March 22, 2006. †

10.20	Engagement Letter between Negevtech and Stifel, Nicolaus and Company, Incorporated

21	List of Significant Subsidiaries of Negevtech. **

23.1	Consent of Kesselman & Kesselman, CPA a member of PricewaterhouseCoopers International Limited with respect to Negevtech.

23.2	Consent of BDO Ziv Haft with respect to IGPAC.

23.3	Consent of BDO Seidman, LLP for the inclusion of its report dated October 24, 2006.

23.4	Consent of Giza Singer Even Ltd. with respect to IGPAC.**

24.1	Power of Attorney (included on signature page).

99.1	Form of proxy card for the special meeting of stockholders of IGPAC.**

99.2	Form of Chairman’s letter to the stockholders of IGPAC (included in the proxy statement/prospectus that is part of this Registration Statement).

99.3	Form of Notice of Special Meeting of stockholders of IGPAC (included in the proxy statement/prospectus that is part of this Registration Statement).

99.4	Form of Ordinary Share Certificate of Negevtech. **

99.5	Agreement to furnish to SEC all exhibits and schedules to Agreement and Plan of Merger dated March 6, 2008. **

**	Previously Filed.

†	Pursuant to a request for confidential treatment, portions of the Exhibit have been redacted from the publicly filed document and have been furnished separately to the SEC as required by Rule 406 under the Securities Act.